Form 10-K405, Exhibit 13
period 1997-12-31
ROSLYN BANCORP INC
filed 1998-03-31
CIK 1020828

                                  EXHIBIT 13

                                 ANNUAL REPORT

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY



The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.



At December 31,                                            1997       1996         1995         1994       1993
------------------------------------------------------------------------------------------------------------------
                                                                         (Dollars in thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets                                            $3,601,079  $3,617,953  $1,598,270  $1,438,337  $1,344,390
Money market investments                                         -   1,114,240      10,000      25,000      25,000
Debt securities (1):
  Held-to-maturity/held-for-investment                       1,930       1,930       1,930     466,204     530,802
  Available-for-sale                                       208,841     318,034     260,553           -           -
Equity securities (1):
  Held-for-investment                                            -           -           -           -      66,298
  Available-for-sale                                       285,352     168,862     118,778      89,787           -
Mortgage-backed and mortgage related
  securities, net (1):
   Held-to-maturity/held-for-investment                    200,193     276,632     347,213     411,341     399,417
   Available-for-sale                                    1,856,633   1,159,411     413,485      50,711           -
Loans held-for-sale, net                                    15,283      14,134      17,151           -       8,105
Loans receivable held for
  investment, net (2)                                      954,291     488,890     365,265     342,091     264,667
Deposits                                                 1,942,245   1,955,535   1,328,945   1,219,481   1,141,528
Roslyn Bancorp, Inc. non-depository
  stock subscriptions                                            -   1,356,911           -           -           -
Borrowed funds                                             966,451       1,829       1,647           -           -
Stockholders' equity (3)                                   628,335     249,349     226,413     193,066     176,380

------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                             1997        1996        1995        1994        1993
------------------------------------------------------------------------------------------------------------------
                                                               (Dollars in thousands, except per share amounts)
SELECTED OPERATING DATA:
Interest income                                          $224,964    $140,473     $109,737     $93,282     $94,819
Interest expense                                          126,414      78,759       59,298      40,353      39,698
------------------------------------------------------------------------------------------------------------------
Net interest income before provision for
  possible loan losses                                     98,550      61,714       50,439      52,929      55,121
Provision for possible loan losses                            600       2,000          600         600       6,860
------------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for possible loan losses                                 97,950      59,714       49,839      52,329      48,261
Non-interest income                                        12,075       8,409        6,297       3,127       6,714
Non-interest expense (4)                                   60,562      38,051       28,908      26,016      26,229
------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative
  effect of changes in accounting principles               49,463      30,072       27,228      29,440      28,746
Provision for income taxes                                 16,073       9,438        8,510      10,018      10,586
------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of changes
  in accounting principles                                 33,390      20,634       18,718      19,422      18,160
Cumulative effect of changes in accounting
  principles (5)                                                -           -            -           -       5,983
==================================================================================================================
Net income                                                $33,390     $20,634      $18,718     $19,422     $24,143
==================================================================================================================
Basic and diluted earnings per share                      $  0.83       N/A          N/A         N/A         N/A
==================================================================================================================
                                                                                                     (Continued)

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY
(Continued)



At or For the Years Ended December 31,                        1997         1996        1995        1994      1993 (17)
---------------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in thousands)
SELECTED FINANCIAL RATIOS AND OTHER DATA (6):
PERFORMANCE RATIOS (7):
Return on average assets                                       1.29%        1.03%       1.21%       1.39%      1.35%
Return on average stockholders' equity                         6.57 (15)    8.97        8.82       10.27      10.85
Average stockholders' equity to average assets                19.22        11.45       13.69       13.56      12.48
Stockholders' equity to total assets at end of year           17.45         6.89       14.17       13.42      13.12
Net interest rate spread (8)                                   2.20         2.69        2.71        3.45       3.81
Net interest margin (9)                                        3.20         3.19        3.37        3.93       4.26
Average interest-earning assets to average
  interest-bearing liabilities                               124.39       112.29      116.55      116.11     114.72
Operating expenses to average assets                           1.49         1.84        1.89        1.87       1.83
Net interest income to operating expenses                    208.75       168.42      174.80      205.55     227.10
Efficiency ratio (10)                                         43.77        51.66       51.30       45.98      41.47

CASH BASIS PERFORMANCE RATIOS (11):
Return on average assets                                       1.65%        1.05%       1.22%       1.40%      1.36%
Return on average stockholders' equity                         8.42 (16)    9.17        8.94       10.33      10.91
Operating expenses to average assets                           1.32         1.84        1.89        1.87       1.83
Net interest income to operating expense                     237.00       168.42      174.80      205.55     227.10
Efficiency ratio                                              38.55        51.66       51.30       45.98      41.47

REGULATORY CAPITAL RATIOS:
Leverage capital                                              12.32%        8.70%      13.19%      13.57%     13.07%
Total risk-based capital                                       27.60        19.75       29.79       27.01      30.95

ASSET QUALITY RATIOS AND DATA:
Total non-performing loans (12)                              $6,480       $8,740     $12,173     $25,055    $31,343
Real estate owned, net                                          157        1,698       6,047       3,359      2,613
Total non-performing assets (13)                              6,637       10,438      18,220      28,414     33,956
Non-performing loans as a percent of loans (12) (14)           0.66%        1.71%       3.13%       6.82%     10.84%
Non-performing assets as a percent of total assets (13)        0.18         0.29        1.14        1.98       2.53
Allowance for possible loan losses as a percent
  of loans (2) (14)                                            2.46         4.55        6.01        6.84       8.47
Allowance for possible loan losses as a percent
  of total non-performing loans (2) (12)                     370.82       266.82      191.82      100.28      78.17

OTHER DATA:
Number of full service customer facilities                      8            8           6           6          6
Number of mortgage origination offices                         11            8           6           -          -

                                                                                         (footnotes on next page)

(1) The Bank adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994, and reclassified securities having a market value of $658.3 million from its held-to-maturity portfolio to its available-for-sale portfolio in November 1995 pursuant to a Financial Accounting Standards Board (FASB) interpretation of SFAS No. 115. Prior to the adoption of SFAS No. 115, securities were carried at amortized cost, as adjusted for amortization of premiums and accretion of discounts over the remaining terms of the securities from the dates of purchase.
(2) All loans receivable held for investment are presented net of the Bank's allowance for possible loan losses which at December 31, 1997, 1996, 1995, 1994 and 1993 were $24.0 million, $23.3 million, $23.4 million, $25.1 million and $24.5 million, respectively.
(3)  The amounts prior to December 31, 1997 represent retained earnings only.
(4) Included in 1997 is a $12.7 million charitable contribution to The Roslyn Savings Foundation and a $4.6 million pre-tax charge for a settlement agreement, including professional fees related thereto, with the New York State Banking Department regarding certain loan and origination fee practices by RFI, the Bank's mortgage banking subsidiary.
(5) Reflects the net cumulative effect of the Bank's adoption of SFAS No. 106, "Employer's Accounting for Post-retirement Benefits Other than Pensions" and SFAS No. 109, "Accounting for Income Taxes."
(6) Asset Quality and Regulatory Capital Ratios are end of year ratios. With the exception of end of year ratios, all ratios are based on average monthly balances during the indicated year.
(7) All performance ratios for the year ended December 31, 1997 exclude the $7.4 million after-tax effect of the shares contributed to The Roslyn Savings Foundation concurrent with the conversion.
(8) The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities and includes the effect of the Bank's payment of a special interest payment which has generally ranged from 10% to 25% of the interest paid on savings and NOW accounts.
(9) The net interest margin represents net interest income as a percent of average interest-earning assets and includes the effect of the Bank's payment of a special interest payment which has generally ranged from 10% to 25% of the interest paid on savings and NOW accounts.
(10) The efficiency ratio represents the ratio of operating expenses, excluding the amortization of goodwill, divided by the sum of net interest income and non-interest income.
(11) Excluding non-cash charges related to the establishment of The Roslyn Savings Foundation, goodwill amortization and amortization relating to certain employee stock benefit plans.
(12) Non-performing loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the Bank's policy to generally cease accruing interest on all loans 90 days or more past due.
(13) Non-performing assets consist of non-performing loans and real estate owned, net.
(14) Loans include loans receivable held for investment, net, excluding the allowance for possible loan losses.
(15) The ratio shown assumes that the conversion was completed on January 1, 1997. The actual return on average stockholders' equity based on the January 10, 1997 conversion date was 6.70%.
(16) The ratio shown assumes that the conversion was completed on January 1, 1997. The actual return on average stockholders' equity based on the January 10, 1997 conversion date was 8.59%.
(17) Does not include the net effect of accounting changes due to the implementation of SFAS Nos. 106 and 109.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
--------------------------------------------------------------------------
OPERATIONS
----------

GENERAL

Roslyn Bancorp, Inc. (the Company) was incorporated on July 26, 1996, and is the holding company for The Roslyn Savings Bank and its subsidiaries (the Bank). On May 29, 1996, the then Board of Trustees of the Bank adopted a Plan of Conversion, which was subsequently amended on July 30, 1996 and September 30, 1996, to convert the Bank from a New York State chartered mutual savings bank to a New York State chartered stock savings bank with the concurrent formation of a holding company (the Conversion). The Conversion was completed on January 10, 1997, with the issuance by the Company of 42,371,359 shares of its common stock in a public offering which resulted in $410.7 million of net proceeds, of which $205.3 million was utilized to acquire all of the outstanding stock of the Bank.

Concurrent with the close of the stock offering, an additional 1,271,100 shares of authorized but unissued shares of common stock were donated by the Company to The Roslyn Savings Foundation (the Foundation), a private foundation dedicated to charitable purposes within the Bank's local community. The Company recognized a one-time charge of $12.7 million, the full amount of the contribution made to the Foundation, in the first quarter of 1997. The contribution to the Foundation is fully tax deductible, subject to an annual limitation based upon the Company's annual taxable income.

Additionally, in connection with the Conversion, the Bank established an Employee Stock Ownership Plan (ESOP). The ESOP purchased, primarily through a $53.8 million loan from the Company and an initial $1.0 million contribution from the Bank, approximately 8% of the outstanding shares of common stock, or 3,491,397 shares, on the open market.

The Company conducts business primarily through its ownership of the Bank and its subsidiaries. The Bank operates its eight full service banking locations in Nassau and Suffolk Counties on Long Island and eleven mortgage origination offices of Residential First, Inc. (RFI), a wholly-owned subsidiary of the Bank, in New York, New Jersey and Connecticut. On August 1, 1995, the Bank acquired through RFI, certain assets and liabilities, including the loan origination business and the loan servicing portfolio, of Residential Mortgage Banking, Inc., a mortgage banking company which primarily operated in New York and New Jersey counties in and surrounding the New York City metropolitan area and in Albany, New York. The acquisition was accounted for under the purchase method of accounting. Accordingly, the information contained in this section regarding periods subsequent to July 31, 1995 reflects the consolidated operations of the Bank and its subsidiaries, inclusive of its mortgage banking subsidiary.

The Company's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and security portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Company's provision for possible loan losses, real estate operations expense, security and loan sale activities and loan servicing activities. The Company's non-interest expense principally consists of compensation and benefits, occupancy and equipment expense, federal deposit insurance premiums and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

The Company had no operations prior to January 10, 1997 and, accordingly, the results of operations prior to that date reflect only those of the Bank.

At the annual shareholder meeting on July 22, 1997, the shareholders approved The Roslyn Bancorp, Inc. 1997 Stock-Based Incentive Plan (Incentive Plan or
SBIP). The Incentive Plan authorizes the granting of options to purchase common stock, option-related awards and awards of common stock (collectively, Awards). Subject to certain adjustments to prevent dilution of Awards to participants, the maximum number of shares reserved for Awards denominated in common stock under the Incentive Plan is 6,108,444 shares. The maximum number of shares reserved for purchase pursuant to the exercise of options and option-related Awards which may be granted under the Incentive Plan is 4,364,246 shares, and will primarily vest over a five year period and which must be exercised no more than ten years from the date of grant. The maximum number of the shares reserved for the award of shares of common stock is 1,744,198 shares, and will primarily vest over a five year period. All officers, other employees and outside directors of the Company and its affiliates, including the Bank and its subsidiaries, are eligible to receive Awards under the Incentive Plan. The Incentive Plan will be administered by a committee of non-employee directors of the Company. Authorized but unissued shares, or shares previously issued and reacquired by the Company, may be used to satisfy the Awards under the Incentive Plan.

On February 17, 1998, the Company announced a settlement with the New York State Banking Department (NYSBD) regarding certain practices relating to origination and loan fees (overage fees) paid by certain borrowers of RFI. Under the terms of the settlement agreement, the Company will establish a $3.0 million fund to provide compensation to certain borrowers who allegedly paid an "overage fee" for their RFI mortgage loans. Any money remaining in the fund will go to further the Company's community development initiatives. The charge for the settlement, and the costs related thereto, was fully accrued at December 31, 1997 by the Company and totaled $4.6 million. The expense is included in other general and administrative expenses in the Company's statement of income for the year ended December 31, 1997. In the settlement agreement, the Company denies that RFI had engaged in any unfair overage practices. The Company agreed to accept the conditions of the settlement because it believed that the cost of contesting the allegations in the courts would have been in excess of the settlement amount.

MANAGEMENT STRATEGY

In recent years, the Bank's operating strategy concentrated on maintaining profitability by primarily investing in mortgage loans and mortgage-backed and mortgage related securities. Since 1993, the Bank has decreased its emphasis on investments in U.S. Government securities and increased its emphasis on building its mortgage-backed and mortgage related securities and loan portfolios. The increase in the loan portfolio relates to the restructuring of the lending department, hiring experienced commercial real estate loan personnel and revising its underwriting policies and procedures. More recently, the Bank has increased its emphasis on mortgage banking activities and developed a resource for developing its one- to four-family loan portfolio. The Company's current operating strategy consists primarily of: (i) building its loan portfolio by retaining a portion of one- to four-family loans originated and placing emphasis on the origination of high quality commercial real estate loans to selected real estate developers operating in the Bank's primary market area; (ii) investing funds not utilized for loan originations and purchases in shorter-term debt securities and mortgage-backed and mortgage related securities and preferred stock of corporate issuers; (iii) increasing fee income and building its loan servicing portfolio through its mortgage banking operations whereby it sells, generally on a servicing retained basis, most longer-term fixed-rate one- to four-family mortgage loans originated as a means of increasing servicing fee income; (iv) attracting and retaining deposit accounts by paying competitive rates on its deposit products and opening new branches; and (v) maintaining a lower expense ratio by efficiently utilizing personnel and branch facilities to service its customers.

MANAGEMENT OF INTEREST RATE RISK

The principal objectives of the Company's interest rate risk management are to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company's Board of Directors reviews the Company's interest rate risk position on a monthly basis. The Company's Board of Directors has established an Asset/Liability Committee comprised of the Company's senior management under the direction of the Board of Directors. Senior management is responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the Company's net interest margin, the market value of the portfolio and the effect that changes in interest rates will have on the Company's portfolio and the Company's exposure limits.

In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of fixed-rate mortgage loans having terms to maturity of not more than fifteen years, adjustable-rate loans and consumer loans consisting primarily of home equity loans and second mortgage loans; (2) selling substantially all 30-year fixed-rate mortgage loans to the secondary market without recourse and on a servicing retained basis (except for such loans with interest rates of 8% or greater, which the Bank retains in its loan portfolio); and (3) investing in shorter-term and, to a lesser extent, adjustable-rate securities which may generally bear lower yields as compared to longer-term investments, but which better position the Company for increases in market interest rates. In recent years, the Company has attempted to shorten the maturities of its interest-earning assets by increasing its investment in shorter-term investments to better match the maturities of its deposit accounts, in particular its certificates of deposit that mature in one year or less, which, at December 31, 1997, totaled $892.4 million, or 31.0% of total interest-bearing liabilities. These strategies may adversely impact net interest income due to lower initial yields on these investments in comparison to longer-term fixed-rate investments and whole loans. However, management believes that reducing its exposure to interest rate fluctuations will enhance long-term profitability.

GAP ANALYSIS

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At December 31, 1997, the Company's one-year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, was negative 7.19%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a negative gap position would be in a worse position to invest in higher yielding assets which, consequently, may result in the cost of its interest-bearing liabilities increasing at a rate faster than its yield on interest-earning assets than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap would tend to have its interest-bearing liabilities repricing downward at a faster rate than its interest-earning assets as compared to an institution with a positive gap which, consequently, may tend to positively affect the growth of its net interest income. Given the Company's existing liquidity position and its ability to sell securities from its available-for-sale portfolio, management of the Company believes that its negative gap position will have no material adverse effect on its liquidity position. If interest rates decrease, there will be a corresponding effect on the Company's interest rate margin and corresponding operating results.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the Gap Table). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 1997, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a one year period and subsequent annual time intervals. Prepayment assumptions ranging from 7.50% to 29.76% per year were applied to the real estate loan portfolio, dependent upon the loan type and coupon. Mortgage-backed and mortgage related securities were assumed to prepay at rates between 6.84% and 44.64% annually. Savings accounts were assumed to decay at 21.06%, 5.00%, 5.00%, 5.00%, 5.00% and 58.95%, Super NOW and NOW accounts and money market accounts were assumed to decay at 20.00%, 5.00%, 5.00%, 5.00%, 5.00% and 60.00%, for the periods of up to one year, one to two years, two to three years, three to four years, four to five years, and over five years, respectively. Prepayment and deposit decay rates can have a significant impact on the Company's estimated gap. While the Company believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity.

                                                               AT DECEMBER 31, 1997
                             ---------------------------------------------------------------------------------------
                                                ONE          TWO        THREE        FOUR        OVER
                                  UP TO       TO TWO      TO THREE     TO FOUR     TO FIVE       FIVE
                                ONE YEAR       YEARS        YEARS       YEARS       YEARS       YEARS       TOTAL
                             ------------   -----------  -----------  ----------  ---------- ----------- -----------
                                                              (Dollars in thousands)
INTEREST-EARNING ASSETS (1):
 Debt and equity
   securities (2)              $  153,213    $  32,458    $   3,838    $ 43,508    $  8,261    $254,845   $  496,123
 Mortgage-backed and
   mortgage related
   securities (2)                 976,182      352,111      238,377     149,823      97,973     242,360    2,056,826
 Real estate loans,
   net (3) (4)                    198,666      115,988       67,283     228,591      51,351     319,281      981,160
 Consumer and student
   loans (4)                        4,309          334          308         282          86         644        5,963
                                ---------    ---------    ---------    --------    --------    --------   ----------

   Total interest-earning
     assets                     1,332,370      500,891      309,806     422,204     157,671     817,130    3,540,072
                                ---------    ---------    ---------    --------    --------    --------   ----------

INTEREST-BEARING LIABILITIES:
 Money market accounts              9,869        2,467        2,467       2,467       2,467      29,607       49,344
 Savings accounts                  98,792       23,426       23,426      23,426      23,426     276,432      468,928
 Super NOW and NOW
   accounts                        17,344        4,336        4,336       4,336       4,336      52,033       86,721
 Certificates of deposit          892,391      215,437       68,465      61,556      43,140      22,283    1,303,272
 Borrowed funds                   573,012      258,439      105,000      30,000           -           -      966,451
                               ----------    ---------    ---------    --------    --------    --------   ----------
   Total interest-bearing
      liabilities               1,591,408      504,105      203,694     121,785      73,369     380,355    2,874,716
                               ----------    ---------    ---------    --------    --------    --------   ----------
 Interest sensitivity
   gap (5)                     $ (259,038)   $  (3,214)   $ 106,112    $300,419    $ 84,302    $436,775   $  665,356
                               ==========    =========    =========    ========    ========    ========   ==========
 Cumulative interest
   sensitivity gap             $ (259,038)   $(262,252)   $(156,140)   $144,279    $228,581    $665,356
                               ==========    =========    =========    ========    ========    ========
 Cumulative interest
   sensitivity
   gap as a percentage
   of total assets                  (7.19)%      (7.28)%     (4.34)%       4.01%       6.35%      18.48%
 Cumulative net interest-
   earning assets as a
   percentage
   of cumulative
   interest-bearing
   liabilities                      83.72%       87.49%       93.21%     105.96%     109.16%     123.15%

(1) Interest-earning assets are included in the period in which the balances are expected to be re-deployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments, and contractual maturities.
(2) Debt and equity and mortgage-backed and mortgage related securities are shown at their respective carrying values. Equity securities includes callable preferred stock, the maturities of which have been assumed to be the date on which they are initially callable.
(3) For the purpose of the gap analysis, the allowance for possible loan losses and non-performing loans have been excluded.
(4) Loans held-for-sale are included in the "Up to One Year" category.
(5) Interest sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage (ARM) loans, have features which limit adjustments to interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. Finally, the ability of borrowers to service their ARM loans may decrease in the event of an interest rate increase. The table reflects the estimates of management as to periods to repricing at particular points in time. Among the factors considered, management monitors both current trends and its historical repricing experience with respect to particular or similar products. For example, the Bank has a number of deposit accounts, including passbook savings, Super NOW and NOW accounts and money market accounts which, subject to certain regulatory exceptions not relevant here, may be withdrawn at any time. The Bank, based upon its historical experience, assumes that while all customers in these account categories could withdraw their funds on any given day, they will not do so, even if market interest rates were to change. As a result, different assumptions may be used at different points in time.

The Company's interest rate sensitivity is also monitored by management through the use of a model which internally generates estimates of the change in net portfolio value (NPV) over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. For purposes of the NPV table, prepayment speeds similar to those used in the Gap Table were used, reinvestment rates were those in effect for similar products currently being offered and rates on core deposits were modified to reflect recent trends. The following table sets forth the Company's NPV as of December 31, 1997, as calculated by the Company.


    CHANGE IN                                                                              NPV AS % OF PORTFOLIO
 INTEREST RATES                         NET PORTFOLIO VALUE                                   VALUE OF ASSETS
 IN BASIS POINTS      ----------------------------------------------------------   --------------------------------------
  (RATE SHOCK)           AMOUNT              $ CHANGE             % CHANGE            NPV RATIO            % CHANGE
--------------------- -----------------  -------------------  ------------------   -----------------   ------------------
                                        (Dollars in thousands)
   200                     $660,703           $(130,646)            (16.51)%              19.45%               6.34%
   100                      731,712             (59,637)             (7.54)               20.78                2.93
  Static                    791,349                   -                  -                21.82                   -
  (100)                     799,116               7,767               0.98                21.71               (1.49)
  (200)                     787,353              (3,996)             (0.50)               21.11               (2.82)

As in the case with the Gap Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.

ANALYSIS OF NET INTEREST INCOME

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

The following table sets forth certain information regarding the Company's consolidated statements of financial condition and its consolidated statements of income for the years indicated, and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the years indicated. Such yields and costs are derived by dividing income or expense, by the average balance of interest-earning assets or interest-bearing liabilities, respectively. Average balances are derived from daily balances and include non-performing loans. The yields and costs include fees which are considered adjustments to yields.

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                         -----------------------------------------------------------------------------
                                                        1997                                      1996
                                         ----------------------------------         ----------------------------------
                                           AVERAGE                AVERAGE             AVERAGE                AVERAGE
                                           BALANCE    INTEREST   YIELD/COST           BALANCE    INTEREST   YIELD/COST
                                         ----------   --------   ----------         ----------   --------   ----------
                                                                      (Dollars in thousands)
ASSETS:
Interest-earning assets (1):
 Federal funds sold, repurchase
    agreements and short-term deposits   $   75,718   $  4,190       5.53%          $  151,160   $  7,960         5.27%
 Debt and equity securities                 510,842     33,153       6.49              453,051     31,087         6.86
 Mortgage-backed and mortgage
   related securities, net                1,772,744    126,148       7.12              901,575     62,432         6.92
 Real estate loans, net (2)                 714,294     61,091       8.55              424,356     38,644         9.11
 Consumer and student loans                   4,229        382       9.03                4,244        350         8.25
                                         ----------   --------                      ----------   --------
     Total interest-earning assets        3,077,827    224,964       7.31            1,934,386    140,473         7.26
                                                      --------                                   --------
Non-interest-earnings assets                 83,605                                     75,372
                                         ----------                                 ----------
     Total assets                        $3,161,432                                 $2,009,758
                                         ==========                                 ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
 Deposits:
   Money market accounts                 $   52,916      1,427       2.70           $   64,046      1,854         2.89
   Savings accounts (3) (4)                 445,716     13,545       3.04              480,171     14,812         3.08
   Super NOW and NOW accounts (4) (5)        78,974      2,841       3.60               45,990      1,361         2.96
   Certificates of deposit                1,213,478     69,982       5.77              911,216     51,305         5.63
                                         ----------    -------                      ----------    -------
     Total deposits                       1,791,084     87,795       4.90            1,501,423     69,332         4.62
 Borrowed funds                             630,352     37,278       5.91              102,408      5,794         5.66
 Non-depository stock subscriptions          52,903      1,341       2.53              118,884      3,633         3.06
                                         ----------    -------                      ----------    -------
     Total interest-bearing liabilities   2,474,339    126,414       5.11            1,722,715     78,759         4.57
                                                       -------                                    -------
Non-interest-bearing liabilities             79,319                                     56,906
                                         ----------                                 ----------
     Total liabilities                    2,553,658                                  1,779,621
Stockholders' equity                        607,774                                    230,137
                                         ----------                                 ----------
     Total liabilities and
       stockholders' equity              $3,161,432                                 $2,009,758
                                         ==========                                 ==========
Net interest income/interest rate
 spread (6)                                            $98,550       2.20%                        $61,714         2.69%
                                                       =======     =======                        =======       =======
Net interest margin (7)                                              3.20%                                        3.19%
                                                                   =======                                      =======
Ratio of interest-earning assets to
 interest-bearing liabilities                                      124.39%                                      112.29%
                                                                   =======                                      =======

                                           FOR THE YEARS ENDED DECEMBER 31,
                                           --------------------------------
                                                         1995
                                           --------------------------------
                                            AVERAGE               AVERAGE
                                            BALANCE    INTEREST  YIELD/COST
                                           ----------  --------  ----------
                                               (Dollars in thousands)
ASSETS:
Interest-earning assets (1):
 Federal funds sold, repurchase
    agreements and short-term deposits     $   30,568  $  1,819        5.95%
 Debt and equity securities                   560,663    36,594        6.53
 Mortgage-backed and mortgage
   related securities, net                    545,642    37,086        6.80
 Real estate loans, net (2)                   350,802    33,341        9.50
 Consumer and student loans                     9,816       897        9.14
                                           ----------  --------
     Total interest-earning assets          1,497,491   109,737        7.33
                                                       --------
Non-interest-earnings assets                   53,237
                                           ----------
     Total assets                          $1,550,728
                                           ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
 Deposits:
   Money market accounts                   $   69,237     2,007        2.90
   Savings accounts (3) (4)                   480,572    15,317        3.19
   Super NOW and NOW accounts (4) (5)          33,135       837        2.53
   Certificates of deposit                    677,510    39,583        5.84
                                           ----------   -------
     Total deposits                         1,260,454    57,744        4.58
 Borrowed funds                                24,345     1,554        6.38
 Non-depository stock subscriptions                 -         -           -
                                           ----------   -------
     Total interest-bearing liabilities     1,284,799    59,298        4.62
                                                        -------
Non-interest-bearing liabilities               53,610
                                           ----------
     Total liabilities                      1,338,409
Stockholders' equity                          212,319
                                           ----------
     Total liabilities and
       stockholders' equity                $1,550,728
                                           ==========
Net interest income/interest rate
 spread (6)                                             $50,439        2.71%
                                                        =======      =======
Net interest margin (7)                                                3.37%
Ratio of interest-earning assets to                                  =======
 interest-bearing liabilities                                        116.55%
                                                                     =======

(1) Includes related assets available-for-sale and unamortized discounts and premiums.
(2) Amount is net of deferred loan fees, deferred mortgage interest, unamortized discounts, net and allowance for possible loan losses and includes loans held-for-sale, net and non-performing loans.
(3) Savings accounts include mortgagors' escrow deposits.
(4) The average cost of savings and Super NOW and NOW accounts for the years above reflect the payment of a special interest payment of approximately 25% of interest paid on savings and NOW accounts. Such payments resulted in additional cost on savings accounts of 48 basis points, 59 basis points and 61 basis points for the years ended December 31, 1997, 1996 and 1995, respectively, and additional cost on NOW accounts of 18 basis points, 35 basis points and 49 basis points for the years ended December 31, 1997, 1996 and 1995, respectively.
(5) The Super NOW account product was originated during the year ended December 31, 1997. The amounts shown for the years ended December 31, 1996 and 1995 include NOW accounts only.
(6) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(7) Net interest margin represents net interest income divided by average interest-earning assets.

RATE/VOLUME ANALYSIS


The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.


                                                 YEAR ENDED DECEMBER 31, 1997          YEAR ENDED DECEMBER 31, 1996
                                                         COMPARED TO                           COMPARED TO
                                                 YEAR ENDED DECEMBER 31, 1996          YEAR ENDED DECEMBER 31, 1995
                                             ------------------------------------  -------------------------------------
                                                INCREASE (DECREASE)                   INCREASE (DECREASE)
                                                     DUE TO                                DUE TO
                                             -----------------------               ------------------------
                                               VOLUME       RATE          NET        VOLUME        RATE          NET
                                             ----------- -----------  -----------  -----------  -----------  -----------
                                                                           (In thousands)
INTEREST-EARNING ASSETS (1):
  Federal funds sold, repurchase agreements
    and short-term deposits                  $    (4,146) $      376  $    (3,770) $     6,372  $      (231) $     6,141
  Debt and equity securities                       3,808      (1,742)       2,066       (7,288)       1,781       (5,507)
  Mortgage-backed and mortgage related
    securities, net                               61,866       1,850       63,716       24,678          668       25,346
  Real estate loans, net                          24,954      (2,507)      22,447        6,723       (1,420)       5,303
  Consumer and student loans                          (1)         33           32         (467)         (80)        (547)
                                             -----------  ----------  -----------  -----------  -----------  -----------
     Total interest-earning assets                86,481      (1,990)      84,491       30,018          718       30,736
                                             -----------  ----------  -----------  -----------  -----------  -----------
INTEREST-BEARING LIABILITIES:
  Money market accounts                             (310)       (117)        (427)        (146)          (7)        (153)
  Savings accounts (2)                            (1,073)       (194)      (1,267)         (12)        (493)        (505)
  Super NOW and NOW accounts                       1,137         343        1,480          365          159          524
  Certificates of deposit                         17,374       1,303       18,677       13,192       (1,470)      11,722
  Non-depository stock subscriptions              (2,292)          -       (2,292)       3,633            -        3,633
  Borrowed funds                                  31,217         267       31,484        4,434         (194)       4,240
                                             -----------  ----------  -----------  -----------  -----------  -----------
     Total interest-bearing liabilities           46,053       1,602       47,655       21,466       (2,005)      19,461
                                             -----------  ----------  -----------  -----------  -----------  -----------
Net change in net interest income            $    40,428  $   (3,592) $    36,836  $     8,552  $     2,723  $    11,275
                                             ===========  ==========  ===========  ===========  ===========  ===========

(1) Includes assets available-for-sale.
(2) Includes mortgagors' escrow deposits.

COMPARISON OF FINANCIAL CONDITION FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

GENERAL

Total assets at December 31, 1997 were $3.60 billion, a decrease of $16.9 million from $3.62 billion at December 31, 1996. Although total assets at December 31, 1997 and 1996 remained relatively consistent, the components thereof dramatically changed, primarily due to the January 10, 1997 conversion of the Bank to a stock institution whereby the Company retained net proceeds of $410.7 million and returned $1.08 billion of non-depository stock subscriptions to subscribers. The return of non-depository stock subscriptions held at December 31, 1996 was offset by current year increases in the investment and loan portfolios funded primarily by the net conversion proceeds, along with the Company's leveraging strategy.

Exclusive of the effect of the $1.08 billion of non-depository stock subscriptions returned to subscribers, total assets increased $1.06 billion, or 41.81%, primarily due to a $704.5 million increase in securities available-for-sale and a $462.6 million increase in real estate loans held for investment, net. Mortgage-backed and mortgage related securities available-for-sale increased by $697.2 million, or 60.1%, from $1.16 billion at December 31, 1996 to $1.86 billion at December 31, 1997. Debt and equity securities available-for-sale at December 31, 1997 totaled $494.2 million, an increase of $7.3 million, or 1.5%, compared to $486.9 million at December 31, 1996. Securities held-to-maturity, net decreased $76.5 million, or 27.4%, to $202.1 million at December 31, 1997 from $278.6 million at December 31, 1996. These changes in the securities portfolios reflect the effects of securities purchases, securities repayments and maturities, and in the case of the available-for-sale securities portfolio, the effects of securities sales and changes in the estimated fair values of the securities. At December 31, 1997, the securities available-for-sale portfolio had net unrealized gains of $57.4 million as compared to $24.8 million at December 31, 1996.

Real estate loans held for investment, net at December 31, 1997 were $973.6 million, an increase of $462.6 million, or 90.5%, from $511.0 million at December 31, 1996, primarily due to the origination of $479.5 million in commercial real estate, construction and development and one- to four-family residential real estate loans and from the purchase of $303.4 million of one- to four-family residential real estate loans.

Real estate owned, net at December 31, 1997 was $157,000, a decrease of $1.5 million, or 90.8%, from $1.7 million at December 31, 1996. The decrease was primarily attributable to the sale of several real estate owned properties during the year end December 31, 1997.

Funding for the Company's asset growth was generated through a combination of borrowings, cash flows and recent deposit growth. Since December 31, 1996, total deposits decreased by $13.3 million, or 0.7%, to $1.94 billion at December 31, 1997. However, after giving effect to the $145.3 million of deposits that were transferred to stockholders' equity as part of the Conversion, deposits have increased by $132.0 million, or 7.3%. At December 31, 1997 total deposits increased $66.3 million, or 3.5% from the previous quarter ended September 30, 1997.

Borrowed funds at December 31, 1997 were $966.5 million, as compared to $1.8 million at December 31, 1996. The $964.7 million increase was principally due to management's decision to adopt a leveraging strategy utilizing borrowings, primarily in the form of reverse-repurchase agreements, to fund asset growth and, to a lesser extent, fund first quarter deposit outflows.

Total stockholders' equity increased $379.0 million to $628.3 million at December 31, 1997 from $249.3 million at December 31, 1996. The increase is primarily due to the transfer of $410.7 million of net conversion proceeds from the initial public offering that was completed on January 10, 1997, earnings for the year ended December 31, 1997 totaling $33.4 million and the increase in net unrealized gain on securities available-for-sale, net of taxes of $18.7 million. The increase in net unrealized gain on securities available-for-sale from

December 31, 1996 to December 31, 1997 resulted primarily from the appreciation in equity securities coupled with the larger aggregate principal balance of the investment portfolio. This increase in total stockholders' equity was partially offset by the unallocated and unearned shares of common stock held by the ESOP and SBIP of $52.0 million and $37.5 million, respectively, and the $7.2 million of dividends paid to shareholders. Additionally, concurrent with the close of the stock offering, the Company donated 1,271,100 shares of common stock to the Foundation which increased stockholders' equity by $12.7 million.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

GENERAL

The Company reported net income of $33.4 million for the year ended December 31, 1997, or $0.83 per share, as compared to net income of $20.6 million for the year ended December 31, 1996. Net income for the year ended December 31, 1997 includes a $7.4 million after-tax non-recurring charge relating to the funding of the Foundation and a $2.7 million after-tax charge for a settlement agreement, including professional fees related thereto, with the NYSBD regarding certain loan and origination fee practices by RFI, the Bank's mortgage banking subsidiary. The Company's net income excluding such charges would have been $43.4 million, or $1.08 per share, for the year ended December 31, 1997, representing a $22.8 million, or 110.4%, increase in net income from the prior year.

INTEREST INCOME

Interest income increased to $225.0 million for the year ended December 31, 1997, an increase of $84.5 million, or 60.1%, from $140.5 million for the prior year. The increase was attributable to the growth in average interest-earning assets to $3.08 billion for the year ended December 31, 1997, from $1.93 billion for the prior year. The increase in average interest-earning assets was principally attributable to growth of $871.2 million in average mortgage-backed and mortgage related securities, $289.9 million growth in average real estate loans, net and $57.8 million growth in average debt and equity securities.
These increases were principally the result of the deployment of the conversion proceeds and the Company's leveraging strategy. Additionally, the growth was attributable to a $289.7 million increase in average interest-bearing deposits over the comparable 1996 period. Interest income on mortgage-backed and mortgage related securities increased $63.7 million, from $62.4 million for the year ended December 31, 1996 to $126.1 million for the same period in 1997 principally due to an increase of 96.6% in the average balance of these securities. Additionally contributing to the increase was an increase in the average yield on these securities of 20 basis points from 6.92% for the year ended December 31, 1996 to 7.12% for the year ended December 31, 1997. The yield increases were due to increases in maturity terms for new purchases and the upward repricing of securities purchased in prior periods.

Interest income on real estate loans increased $22.5 million, or 58.1%, to $61.1 million for the year ended December 31, 1997, from $38.6 million for the same period in 1996. The increase was a result of the growth in the average balance of loans outstanding primarily due to increased originations of one- to four-family, construction and development, and commercial real estate loans and the purchase of $303.4 million of one- to four-family residential real estate loans. Further contributing to the increase in interest income for the year ended December 31, 1997 compared to the same period in 1996 was a 25.9% decrease in non-performing loans, from $8.7 million at December 31, 1996 to $6.5 million at December 31, 1997. The increase was partially offset by a 56 basis point decrease in the average yield on real estate loans, net from 9.11% for the year ended December 31, 1996 to 8.55% for the current year, principally due to an increased concentration of relatively lower yielding one- to four-family residential real estate loans within the loan portfolio mix.

INTEREST EXPENSE

Interest expense for the year ended December 31, 1997, was $126.4 million, compared to $78.8 million for the year ended December 31, 1996, an increase of $47.6 million, or 60.5%. The increase is related to a $751.6 million, or 43.6%, increase in the average balance of interest-bearing liabilities from $1.72 billion in 1996 to $2.47 billion in 1997. This increase reflects a $289.7 million increase in the average balance of interest-bearing deposits and a 28 basis point increase in the average rate paid on total interest-bearing deposits for the year ended December 31, 1997 compared to the prior year due to an increase in the average balance of relatively higher costing certificates of deposit. The average balance of certificates of deposit increased due to management's strategy of funding asset growth by offering competitive rates, and through the acquisition of $150.0 million of brokered deposits of which $50.0 million was purchased during the year ended December 31, 1997 and $100.0 million was purchased during the year ended December 31, 1996. As of December 31, 1997, $149.8 million of brokered deposits remain outstanding. The effect of the higher average deposit balance primarily resulted in an increase in interest expense on certificates of deposit of $18.7 million, or 36.4%, from $51.3 million for the year ended December 31, 1996 to $70.0 million for the year ended December 31, 1997.

Interest expense on borrowed funds increased $31.5 million, from $5.8 million for the year ended December 31, 1996 to $37.3 million for the year ended December 31, 1997, primarily due to an increase of $528.0 million in the average balance of borrowed funds, from $102.4 million for the 1996 period to $630.4 million for the comparable period in 1997. Borrowed funds, principally reverse-repurchase agreements, have been reinvested in investment securities, real estate loans and residential whole loans as part of a strategy to leverage the Company's capital position and improve its return on equity.

NET INTEREST INCOME

Net interest income before provision for possible loan losses was $98.6 million for the year ended December 31, 1997, an increase of $36.9 million, or 59.7%, from $61.7 million for the year ended December 31, 1996. The increase in net interest income before provision for possible loan losses was attributable to the growth in average interest-earning assets to $3.08 billion for the year ended December 31, 1997 from $1.93 billion for the year ended December 31, 1996. The growth in interest-earning assets was principally the result of the deployment of the January 10, 1997 conversion proceeds, deposit growth and the Company's leveraging strategy which was utilized to increase both the investment securities and real estate loan portfolios. Interest-bearing liabilities increased $751.6 million, or 43.6%, to $2.47 billion for the 1997 period from $1.72 billion for the 1996 period. The substantial growth in average interest-earning assets enabled the Company to significantly increase net interest income and offset the negative impact of the flattening of the yield curve and the inherent margin compression from leveraging. For the year ended December 31, 1997, the Company's net interest margin of 3.20% remained consistent with the comparable 1996 period of 3.19%, despite a 49 basis point decline in the net interest spread to 2.20% from 2.69% in 1996. The decline in the net interest spread was primarily a result of a 56 basis point decrease in real estate loan yields, a 28 basis point increase in total deposit costs and the Company's increased leverage position.

PROVISION FOR POSSIBLE LOAN LOSSES

The provision for possible loan losses totaled $600,000 for the year ended December 31, 1997 as compared to $2.0 million for the year ended December 31, 1996. The provision for possible loan losses for the year ended December 31, 1997 reflects management's qualitative assessment of the loan portfolio, net charge-offs and collection of delinquent loans. The decrease resulted from management's assessment of the loan portfolio, the level of the Company's allowance for possible loan losses and its assessment of the local economy and market conditions. At December 31, 1997 and 1996, the allowance for possible loan losses amounted to $24.0 million and $23.3 million, respectively, and the ratio of such allowance to non-performing loans was 370.82% at December 31, 1997 as compared to 266.82% at December 31, 1996. Management assesses the adequacy of the allowance for possible loan losses based on evaluating known and inherent risks in the loan portfolio and upon management's continuing analysis of the factors underlying the quality of the loan portfolio. While management believes that, based on information currently available, the allowance for possible loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurance can be given that the level of allowance for possible loan losses will be sufficient to cover future possible loan losses incurred by the Company or that future adjustments to the allowance for possible loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for possible loan losses. Management may in the future increase its level of allowance for possible loan losses as a percentage of total loans and non-performing loans in the event it increases the level of commercial real estate, multi-family, construction and development or consumer lending as a percentage of its total loan portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for possible loan losses. Such agencies may require the Company to provide additions to the allowance for possible loans losses based upon judgments different from management.

NON-INTEREST INCOME

Non-interest income increased $3.7 million, or 43.6%, to $12.1 million for the year ended December 31, 1997 as compared to $8.4 million for the prior year. The increase was primarily the result of an increase of $1.4 million in loan servicing and fee income and a $3.6 million increase in gains on securities, partially offset by a $1.4 million decrease in net gains on loan sales. The increases are reflective of management's investment strategy of periodically recognizing profits from its available-for-sale securities portfolio during favorable market conditions and from the increase in the loan servicing portfolio and related loan fees. These increases were partially offset by the decrease in net gains on sales of loans which was primarily attributable to unfavorable market conditions in the secondary market during the first nine months of 1997.

NON-INTEREST EXPENSE

Non-interest expense totaled $60.6 million for the year ended December 31, 1997 as compared to $38.1 million for the year ended December 31, 1996, an increase of $22.5 million, or 59.2%. Non-interest expense for the 1997 period principally increased due to an increase in general and administrative expense, and the one-time $12.7 million pre-tax charge associated with funding the Foundation, offset in part by a $417,000 decrease in losses on real estate operations.

General and administrative expense totaled $47.2 million for the year ended December 31, 1997, as compared to $37.0 million for the comparable period in 1996, an increase of $10.2 million, or 27.6%. The increase was primarily attributable to an increase in compensation and employee benefits, from $20.7 million for the year ended December 31, 1996 to $26.8 million for the year ended December 31, 1997. Increases in the current year's compensation and employee benefits expense due to the Company's stock-related benefit plans were offset in part by actuarial cost reductions relating to the retirement plan and a one-time return of reserves from a former health insurance trust. The Company does not anticipate these cost savings to re-occur in 1998. Additionally, general and administrative expenses increased due to $4.6 million of pre-tax charges for a settlement agreement including professional fees related thereto with the NYSBD regarding certain loan and origination fee practices by RFI, the Bank's mortgage banking subsidiary (see Note 19 of Notes to Consolidated Financial Statements). To a lesser extent, the increase was also related to the establishment of additional branch and mortgage origination offices.

INCOME TAXES

Total income tax expense increased $6.7 million, from $9.4 million recorded during the year ended December 31, 1996 to $16.1 million during the year ended December 31, 1997. The effective income tax rates were 32.49% for the 1997 year as compared to 31.38% for the 1996 year (see Note 12 of Notes to Consolidated Financial Statements).

The Company's contribution of common stock to the Foundation is tax deductible, subject to a limitation based on 10% of the Company's annual taxable income. The Company, however, is able to carry forward any unused portion of the deduction for five years following the year in which the contribution was made. Based on the Company's estimate of annual taxable income for the current year and for the next successive five years (the carry forward period), the Company recognized a tax benefit of $5.3 million on the $12.7 million charitable donation.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

GENERAL

Net income for the year ended December 31, 1996 was $20.6 million, an increase of $1.9 million, or 10.2%, from $18.7 million for the year ended December 31, 1995. Net income for the years ended December 31, 1996 and 1995 represents a return on average assets of 1.03% and 1.21%, respectively, and return on average equity of 8.97% and 8.82%, respectively. The increase in net income was due primarily to an $11.3 million increase in net interest income which, for the most part, resulted from an increase in the average balance of interest-earning assets. The growth in interest-earning assets was primarily due to the significant increase in the Bank's money market investments, mortgage-backed securities and real estate loan portfolios. These increases resulted from the core operating activities of the Bank and the temporary receipt during the latter part of the year of stock subscription escrow funds received in connection with the offering of Roslyn Bancorp, Inc. common stock. The increases were partially offset by a $1.4 million increase in the provision for possible loan losses and a $9.1 million increase in non-interest expense primarily due to compensation and employee benefit costs associated with a full year's operation of RFI and staffing and other costs associated with operating the Bank's two new branch offices in 1996.

INTEREST INCOME

Interest income amounted to $140.5 million for the year ended December 31, 1996, representing an increase of $30.7 million, or 28.0%, from the same period in 1995. The increase was the result of a $436.9 million increase in average interest-earning assets. The growth in interest-earning assets was due to significant increases in the Bank's money market investments, mortgage-backed and mortgage related securities and real estate loan portfolios. These increases resulted from both the core operating activities of the Bank, the temporary receipt during the latter part of the year of stock subscription escrow funds received in connection with the offering of Roslyn Bancorp, Inc. common stock and the post-conversion return of escrow funds related to unsatisfied common stock subscription orders. Although average interest-earning assets increased, the average yield on interest-earning assets decreased by 7 basis points. The decrease is due to the Bank's short-term liquidity position during the last quarter of 1996. Short-term liquidity was required to be maintained at year end 1996 due to the then pending offering of Roslyn Bancorp, Inc. common stock. Interest income on mortgage-backed and mortgage related securities increased $25.3 million, or 68.3%, from $37.1 million for the year ended December 31, 1995 to $62.4 million for the same period in 1996, primarily due to an increase of $355.9 million, or 65.2%, in the average balance of these securities and an increase in the average yield on these securities of 12 basis points from 6.80% for 1995 to 6.92% for 1996. These yield increases were due to the increased interest rate environment for new purchases and the upward repricing of securities purchased in prior periods.

Interest income on real estate loans increased $5.3 million, or 15.9%, for the year ended December 31, 1996 to $38.6 million as compared to the same period in 1995. The increase was a result of growth in the average balance of loans outstanding primarily due to increased origination of one- to four-family and commercial real estate loans. Further contributing to the increase in interest income for the period was a 28.2% decrease in non-performing loans, from $12.2 million at December 31, 1995 to $8.7 million at December 31, 1996. The increase was partially offset by a 39 basis point decrease in the average yield on real estate loans from 9.50% for 1995 to 9.11% for 1996. Interest income on consumer and student loans decreased $547,000 from $897,000 for the year ended December 31, 1995 to $350,000 for the same period in 1996, principally due to the sale in April 1995 of $21.5 million of student loans to the Student Loan Marketing Association.

INTEREST EXPENSE

Interest expense for the year ended December 31, 1996 was $78.8 million as compared to $59.3 million for the year ended December 31, 1995, an increase of $19.5 million, or 32.8%. This increase reflects a $241.0 million increase in the average balance of interest-bearing deposits in the 1996 period compared to the 1995 period, a 4 basis point increase in the average rate paid on such liabilities over the same period due to a substantial increase in the average balance of certificates of deposit and a one-time $3.6 million expense relating to interest on stock subscription escrow funds received in connection with the offering of Roslyn Bancorp, Inc. common stock. The increase in average interest-bearing deposits was primarily attributable to an increase in the average balance of certificates of deposit to $911.2 million for the year ended December 31, 1996 from $677.5 million for the year ended December 31, 1995. Certificates of deposit increased during this period due to management's strategy of funding its asset growth by offering competitive rates, the acquisition of $100.0 million of brokered deposits and, to a lesser extent, the November 1996 opening of the Bank's two new branch offices. The effect of the higher average balance primarily resulted in an increase of $11.7 million in interest expense on certificates of deposit in 1996 as compared to 1995. Interest expense on savings and money market accounts decreased $658,000 to $16.7 million for the year ended December 31, 1996 from the same period a year earlier.

Interest expense on borrowed funds increased $4.2 million, or 272.8%, to $5.8 million for the year ended December 31, 1996 as compared to $1.6 million in 1995. The increase was primarily attributable to a $78.1 million increase in the average balance of borrowed funds to $102.4 million which was offset by a 72 basis point reduction in the average rate paid on borrowed funds to 5.66% for the year ended December 31, 1996 as compared to the comparable period for 1995. The increase in borrowed funds in 1996 reflects management's decision to increase its utilization of reverse-repurchase agreements to fund the purchase of investment securities during periods when such agreements are cost effective as a source of funds. During the first three quarters of 1996, the Bank funded the purchase of a significant portion of the increase in its debt and equity and mortgage-backed and mortgage related securities available-for-sale portfolio by entering into various reverse-repurchase agreements with nationally recognized securities brokerage firms.

PROVISION FOR POSSIBLE LOAN LOSSES

The Bank's provision for possible loan losses increased by $1.4 million, or 233.3%, from $600,000 for the year ended December 31, 1995, to $2.0 million for the year ended December 31, 1996. The increase in the provision was due primarily to management's assessment of charge-off activity, particularly commercial real estate and construction and development loan charge-offs relating to six loans which totaled $2.1 million during the year ended December 31, 1996. The events leading to such charge-offs associated with such loans were generally attributable to events occurring in 1996 which resulted in the Bank reevaluating such loans or obtaining updated appraisals on the properties securing such loans. The increased provision also reflects management's assessment of its continuation of the origination of commercial real estate and construction and development loans, which amounted to 39.0% and 40.9% of gross loans at December 31, 1996 and 1995, respectively. Such loans generally bear a greater degree of risk as compared to one- to four-family loans. At December 31, 1996, the Bank's allowance for possible loan losses as a percentage of total non-performing loans was 266.82%, compared to 191.82% at December 31, 1995, due to the increase in the provision and a decrease in non-performing loans from $12.2 million at December 31, 1995 to $8.7 million at December 31, 1996. At December 31, 1996, the Bank's allowance for possible loan losses as a percentage of loans, net, excluding loans held-for-sale was 4.55%.

NON-INTEREST INCOME

Non-interest income is composed of fee income for bank services and profits from the sale of assets. Non-interest income totaled $8.4 million for the year ended December 31, 1996 as compared to $6.3 million for the prior year, primarily reflecting a $2.0 million increase in net gains on sales of loans and a $1.3 million increase in loan servicing and fee income. The increases are reflective of the Bank's establishment of RFI in August 1995. During 1996, the Bank, through RFI, increased the level of originations and sales of residential one-to four-family loans and the outstanding balance of loans serviced for others. One- to four-family originations increased $146.1 million for the year ended December 31, 1996 to $299.3 million from $153.2 million for the same period in 1995. For the same period, loan sales were $222.0 million and $134.1 million, respectively. At December 31, 1996 the Bank was servicing $795.0 million of loans for others compared to $704.8 million at December 31, 1995, resulting in loan servicing and fee income of $5.0 million for the year ended December 31, 1996 as compared to $3.7 million for the same period in 1995. Non-interest income was also affected by net losses on securities totaling $804,000 during 1996 as compared to net gains of $486,000 in 1995.

NON-INTEREST EXPENSE

Non-interest expense increased by $9.2 million, or 31.6%, from $28.9 million for the year ended December 31, 1995 to $38.1 million for the year ended December 31, 1996, primarily due to increases in general and administrative expenses. General and administrative expenses totaled $37.0 million for the year ended December 31, 1996 as compared to $29.4 million for the year ended December 31, 1995. The $7.6 million increase in general and administrative expenses is primarily attributable to an increase in compensation and employee benefit expenses related to a full year of operations of RFI coupled with staffing and other costs associated with the November 1996 opening of the Bank's two new branch offices. Other significant changes in the Bank's operating expenses included a $1.4 million decrease in deposit insurance premiums paid to the Federal Deposit Insurance Corporation (FDIC) resulting from the FDIC's decision to lower the insurance premiums paid by the Bank Insurance Fund (BIF) insured institutions to the legal minimum effective January 1, 1996. Other non-interest expenses increased $2.3 million to $9.4 million for the year ended December 31, 1996 compared to $7.1 million for the year ended December 31, 1995 primarily due to an increase in professional fees of $318,000, and other non-interest expenses associated with RFI of $1.0 million primarily related to mortgage recording taxes and certain general and administration expenses. Non-interest expense was also affected by net losses on real estate operations, net totaling $589,000 as compared to net gains of $714,000 in 1995. In addition, non-interest expenses increased as a result of the renovation of a new administrative office and the opening of two new branch offices in late 1996.

INCOME TAXES

Total income tax expense increased $928,000, or 10.9%, from $8.5 million for the year ended December 31, 1995 to $9.4 million for the same period in 1996. The effective tax rate was 31.38% for the year ended December 31, 1996 as compared to 31.25% for the same period in 1995.

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary sources of funds are deposits, proceeds from the principal and interest payments on loans, mortgage-backed and mortgage related and debt and equity securities, and to a lesser extent, proceeds from the sale of residential mortgage loans in the secondary market. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments and mortgage loan sales are greatly influenced by general interest rates, economic conditions and competition.

The primary investing activities of the Company are the origination of both one- to four-family and commercial real estate loans and the purchase of mortgage-backed and mortgage related and debt and equity securities. During the years ended December 31, 1997 and 1996, the Bank originated and purchased mortgage loans in the amount of $802.0 million and $437.1 million, respectively. Purchases of mortgage-backed and mortgage related and debt and equity securities totaled $1.5 billion and $1.2 billion during the years ended December 31, 1997 and 1996, respectively. These activities were funded primarily by principal repayments on loans and mortgage-backed and mortgage related securities and by the Company's increased borrowed funds position during the year ended December 31, 1997. Loan sales provided additional liquidity to the Company, totaling $212.2 million and $222.0 million for the years ended December 31, 1997 and 1996, respectively.

The Company closely monitors its liquidity position on a daily basis. Excess short-term liquidity is invested in overnight federal funds sold. In the event that the Bank should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of reverse-repurchase agreements. At December 31, 1997, the Company had $965.1 million in reverse-repurchase agreements outstanding, whereas, at December 31, 1996 there were no reverse-repurchase agreements outstanding. The aforementioned is primarily attributable to management's decision to utilize borrowings, primarily in the form of reverse-repurchase agreements, to fund a significant portion of its asset growth.

At December 31, 1997 the Company had outstanding loan commitments to advance approximately $231.5 million for mortgage loans, primarily all of which were fixed-rate commercial and residential real estate loans. Management of the Company anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit that are scheduled to mature in one year or less from December 31, 1997 totaled $892.4 million. Based upon prior experience and the Company's current pricing strategy, management believes that a significant portion of such deposits will remain with the Company.

The Company's most liquid assets are cash and cash equivalents, short-term securities, securities available-for-sale and securities held-to-maturity due within one year. The levels of these assets are dependent on the Company's operating, financing, lending, and investment activities during any given period. At December 31, 1997, the Bank had $22.4 million in cash and cash equivalents and no short-term repurchase agreements outstanding whereas, at December 31, 1996 the Bank had $624.6 million in cash and cash equivalents and $501.7 million in short-term repurchase agreements outstanding. The decrease in cash and cash equivalents and short-term repurchase agreements was primarily due to the Bank's temporarily high liquidity position at December 31, 1996 due to the receipt of stock subscriptions held in escrow relating to the Conversion.

Tangible stockholders' equity (stockholders' equity less the excess of cost over fair value of net assets acquired (goodwill)) totaled $625.4 million at December 31, 1997 as compared to $246.0 million at December 31, 1996. This increase reflects the change in the Company's stockholders' equity noted in the Comparison of Financial Condition section of Management's Discussion and Analysis of Financial Condition and Results of Operations, plus the reduction in the balance of goodwill. Tangible equity is a critical measure of a company's ability to repurchase stock, pay dividends and support greater asset and franchise growth. The Company is subject to various capital requirements which affect its classification for safety and soundness purposes, as well as for
deposit insurance purposes.   These requirements utilize tangible equity as a
base component, not equity, as defined by generally accepted accounting principles (GAAP). Although reported earnings and return on equity are traditional measures of a company's performance, management believes that the growth in tangible equity, or "cash earnings" is also a significant measure of a company's performance. Cash earnings represent the amount by which tangible equity changes each period due to operating results. Cash earnings include reported earnings plus the non-cash charges related to the establishment of the Foundation, amortization for the allocation of ESOP and SBIP stock as well as the amortization of goodwill. These items have either been previously charged to equity, as in the case of ESOP and SBIP charges through contra-equity accounts, or do not affect tangible equity, such as the market appreciation of allocated ESOP shares, for which the operating charge is offset by a credit to additional paid-in-capital, and goodwill amortization for which the related intangible asset has already been deducted in the calculation of tangible equity.

Management believes that cash earnings and cash returns on average stockholders' equity reflects the Company's ability to generate tangible capital that can be leveraged for future growth. For the year ended December 31, 1997, cash earnings totaled $52.2 million, or $18.8 million more than reported earnings, representing a cash return on average stockholders' equity of 8.42%. Management also believes that since cash earnings represent the Company's tangible capital growth, various other performance measures should also be analyzed utilizing cash earnings. Additionally, the cash operating expense to average assets and cash efficiency ratios decreased to 1.32% and 38.55%, respectively, for the year ended December 31, 1997 from 1.84% and 51.66% for the year ended December 31, 1996.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

COMPUTER ISSUES FOR THE YEAR 2000

Many existing computer programs use only two digits to identify a year in the date field. These programs were designed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. The Company primarily utilizes a third party vendor and such vendor's proprietary software to process its electronic data. The third party data processing vendor is modifying, upgrading or replacing its computer software applications and systems as necessary to permit correct recording of year dates for 2000 and later years. The vendor has engaged a consultant to review its year 2000 issues and has implemented a year 2000 compliance program. It has also initiated a compliance testing program to ensure that all changes are adequately tested.

RFI utilizes a combination of purchased and contract based software, as well as the services of a third party vendor. RFI is also in the process of assessing the impact of these products and services on its internal processes, and has identified compliant alternatives where necessary.

The Company does not expect that the cost of its year 2000 compliance program will be material to its financial condition or results of operations and believes that it will be able to satisfy such compliance program by the end of 1998 without any material disruption in its operations. Although the Company has requested status information from its major suppliers and software vendors, in the event that any significant vendor does not timely achieve year 2000 compliance, the Company's business or operations could be adversely affected.

PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

In addition to historical information, this Annual Report includes certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

IMPACT OF NEW ACCOUNTING STANDARDS

For discussion regarding the impact of new accounting standards, refer to Note 1 of Notes to Consolidated Financial Statements.

                             ROSLYN BANCORP, INC.
                Consolidated Statements of Financial Condition
                          December 31, 1997 and 1996
                     (In thousands, except share amounts)

                     Assets                                   1997          1996
                     ------                               ----------    ----------
Cash and cash equivalents:
  Cash and cash items                                     $    2,516    $    2,284
  Due from banks                                              19,850         9,786
  Money market investments                                         -     1,114,240
                                                          ----------    ----------
                                                              22,366     1,126,310
Debt and equity securities, net:
  Held-to-maturity (estimated fair value of $2,026
    and $2,067, respectively)                                  1,930         1,930
  Available-for-sale                                         494,193       486,896
Mortgage-backed and mortgage related securities, net:
  Held-to-maturity (estimated fair value of $200,445
    and $276,046, respectively)                              200,193       276,632
  Available-for-sale                                       1,856,633     1,159,411
                                                          ----------    ----------
                                                           2,552,949     1,924,869

Loans held-for-sale, net                                      15,283        14,134
Loans receivable held for investment, net:
  Real estate loans, net                                     973,634       510,969
  Consumer                                                     4,686         1,241
                                                          ----------    ----------
                                                             978,320       512,210
  Less allowance for possible loan losses                    (24,029)      (23,320)
                                                          ----------    ----------
                                                             954,291       488,890

Banking house and equipment, net                              17,033        17,235
Accrued interest receivable                                   21,237        18,665
Mortgage servicing rights, net                                 9,155         8,695
Excess of cost over fair value of net assets acquired          2,906         3,375
Real estate owned, net                                           157         1,698
Deferred tax asset, net                                            -         5,022
Other assets                                                   5,702         9,060
                                                          ----------    ----------

       Total assets                                       $3,601,079    $3,617,953
                                                          ==========    ==========

                                                                     (Continued)

                              ROSLYN BANCORP, INC.
           Consolidated Statements of Financial Condition, Continued
                           December 31, 1997 and 1996
                      (In thousands, except share amounts)

                Liabilities and Stockholders' Equity                         1997          1996
                ------------------------------------                      ----------    ----------
Liabilities:
  Deposits:
    Savings accounts                                                      $  468,928    $  646,650
    Certificates of deposit                                                1,303,272     1,128,053
    Money market accounts                                                     49,344        75,157
    Demand deposit accounts                                                  120,701       105,675
                                                                          ----------    ----------

          Total deposits                                                   1,942,245     1,955,535
                                                                          ----------    ----------

  Official checks outstanding                                                  1,199             -
  Borrowed funds:
    Reverse-repurchase agreements                                            965,119             -
    Other borrowings                                                           1,332         1,829
  Accrued dividends and interest on deposits                                  10,375         6,636
  Mortgagors' escrow and security deposits                                    20,222        17,725
  Accrued taxes payable                                                        9,478        12,185
  Deferred tax liability, net                                                  1,742             -
  Non-depository stock subscriptions                                               -     1,356,911
  Accrued expenses and other liabilities                                      21,032        17,783
                                                                          ----------    ----------

          Total liabilities                                                2,972,744     3,368,604
                                                                          ----------    ----------

Stockholders' equity:
    Preferred stock, $.01 par value, 10,000,000 shares
        authorized; none issued                                                    -             -
    Common stock, $.01 par value, 100,000,000 shares authorized;
        43,642,459 shares issued and outstanding at December 31, 1997            436             -
    Additional paid-in-capital                                               423,411             -
    Retained earnings - substantially restricted                             261,120       235,154
    Unallocated common stock held by Employee Stock Ownership Plan (ESOP)    (52,012)            -
    Unearned common stock held by Stock-Based Incentive Plan (SBIP)          (37,511)            -
    Net unrealized gain on securities available-for-sale, net of tax          32,891        14,195
                                                                          ----------    ----------

          Total stockholders' equity                                         628,335       249,349
                                                                          ----------    ----------

          Total liabilities and stockholders' equity                      $3,601,079    $3,617,953
                                                                          ==========    ==========

See accompanying notes to consolidated financial statements.

                              ROSLYN BANCORP, INC.
                       Consolidated Statements of Income
                  Years Ended December 31, 1997, 1996 and 1995
                    (In thousands, except per share amounts)

                                                                   1997      1996       1995
                                                                 --------  --------   --------
Interest income:
    Federal funds sold and short-term deposits                   $  4,190  $  7,960   $  1,819
    Debt and equity securities                                     33,153    31,087     36,594
    Mortgage-backed and mortgage related securities               126,148    62,432     37,086
    Real estate loans                                              61,091    38,644     33,341
    Consumer and student loans                                        382       350        897
                                                                 --------  --------   --------
          Total interest income                                   224,964   140,473    109,737
                                                                 --------  --------   --------
Interest expense:
    Deposits                                                       89,136    72,965     57,744
    Borrowed funds                                                 37,278     5,794      1,554
                                                                 --------  --------   --------
          Total interest expense                                  126,414    78,759     59,298
                                                                 --------  --------   --------
Net interest income before provision for possible loan losses      98,550    61,714     50,439
Provision for possible loan losses                                    600     2,000        600
                                                                 --------  --------   --------
Net interest income after provision for possible loan losses       97,950    59,714     49,839
                                                                 --------  --------   --------
Non-interest income:
    Loan servicing and fee income                                   6,430     5,002      3,729
    Net gains on sales of loans                                     2,489     3,858      1,827
    Net gains (losses) on securities                                2,757      (804)       486
    Other non-interest income                                         399       353        255
                                                                 --------  --------   --------
          Total non-interest income                                12,075     8,409      6,297
                                                                 --------  --------   --------
Non-interest expense:
    General and administrative expenses:
          Compensation and employee benefits                       26,806    20,703     15,815
          Occupancy and equipment                                   3,789     4,378      3,288
          Deposit insurance premiums                                  274         2      1,430
          Advertising and promotion                                 2,363     2,508      1,708
          Other non-interest expenses                              13,978     9,402      7,115
                                                                 --------  --------   --------
              Total general and administrative expenses            47,210    36,993     29,356
    Real estate operations, net                                       172       589       (714)
    Amortization of excess of cost over fair value
      of net assets acquired                                          469       469        266
    Charitable contribution to The Roslyn
      Savings Foundation                                           12,711         -          -
                                                                 --------  --------   --------
          Total non-interest expense                               60,562    38,051     28,908
                                                                 --------  --------   --------
    Income before income taxes                                     49,463    30,072     27,228
    Provision for income taxes                                     16,073     9,438      8,510
                                                                 --------  --------   --------

    Net income                                                   $ 33,390  $ 20,634   $ 18,718
                                                                 ========  ========   ========

    Basic and diluted earnings per share                            $0.83       N/A        N/A
                                                                 ========  ========   ========

See accompanying notes to consolidated financial statements.

                              ROSLYN BANCORP, INC.
          Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended December 31, 1997, 1996 and 1995
                      (In thousands, except share amounts)

                                                                                                                NET
                                                                                                             UNREALIZED
                                                                                UNALLOCATED                 GAIN (LOSS)
                                                                    RETAINED       COMMON      UNEARNED    ON SECURITIES
                                                     ADDITIONAL    EARNINGS-       STOCK        COMMON       AVAILABLE-
                                             COMMON   PAID-IN-   SUBSTANTIALLY    HELD BY        STOCK     FOR-SALE, NET
                                             STOCK    CAPITAL      RESTRICTED       ESOP     HELD BY SBIP      OF TAX       TOTAL
                                             ------  ----------  -------------  -----------  ------------  -------------  ---------
BALANCE AT DECEMBER 31, 1994                 $    -  $        -  $     195,802  $         -  $          -  $      (2,736) $ 193,066

Net income                                        -           -         18,718            -             -              -     18,718
Net unrealized gain on securities
    transferred from held-to-maturity to
    available-for-sale, net of tax                -           -              -            -             -          5,484      5,484
Change in net unrealized loss on
    securities available-for-sale,
    net of tax                                    -           -              -            -             -          9,145      9,145
                                             ------  ----------  -------------  -----------  ------------  -------------  ---------
BALANCE AT DECEMBER 31, 1995                      -           -        214,520            -             -         11,893    226,413
                                             ------  ----------  -------------  -----------  ------------  -------------  ---------

Net income                                        -           -         20,634            -             -              -     20,634
Change in net unrealized gain on
    securities available-for-sale,
    net of tax                                    -           -              -            -             -          2,302      2,302
                                             ------  ----------  -------------  -----------  ------------  -------------  ---------
BALANCE AT DECEMBER 31, 1996                      -           -        235,154            -             -         14,195    249,349
                                             ------  ----------  -------------  -----------  ------------  -------------  ---------

Net income                                        -           -         33,390            -             -              -     33,390
Issuance of 42,371,359 shares of $0.01
   par value common stock in the initial
   public offering at $10.00 per share          423     410,227              -            -             -              -    410,650
Issuance of 1,271,100 shares of $0.01
   par value common stock to The Roslyn
   Savings Foundation at $10.00 per share        13      12,699              -            -             -              -     12,712
Open market purchases of common stock             -           -              -      (54,805)      (41,374)             -    (96,179)
Allocation from shares purchased with
   1996 contribution                              -           -              -        1,000             -              -      1,000
Allocation from shares purchased with
   loan to ESOP                                   -         485              -        1,793             -              -      2,278
Amortization of SBIP stock awards                 -           -           (186)           -         3,863              -      3,677
Change in net unrealized gain on
   securities available-for-sale, net of
   tax                                            -           -              -            -             -         18,696     18,696
Cash dividends declared on common stock           -           -         (7,238)           -             -              -     (7,238)
                                             ------  ----------  -------------  -----------  ------------  -------------  ---------
BALANCE AT DECEMBER 31, 1997                 $  436  $  423,411  $     261,120  $   (52,012) $    (37,511) $      32,891  $ 628,335
                                             ======  ==========  =============  ===========  ============  =============  =========



See accompanying notes to consolidated financial statements.

                             ROSLYN BANCORP, INC.
                     Consolidated Statements of Cash Flows
                 Years Ended December 31, 1997, 1996 and 1995
                                (In thousands)


                                                                               1997       1996       1995
                                                                             -------    -------   --------
Cash flows from operating activities:
    Net income                                                               $33,390    $20,634   $ 18,718
    Adjustments to reconcile net income to net cash
      provided by operating activities:
         Charitable contribution of Roslyn Bancorp, Inc.
           common stock to The Roslyn Savings Foundation                      12,711          -          -
         Provision for possible loan losses                                      600      2,000        600
         Provision for possible losses on real estate owned                        -        350          -
         Originated mortgage servicing rights, net of amortization              (460)      (398)      (246)
         Amortization of excess of cost over fair value of net
           assets acquired                                                       469        469        266
         Depreciation and amortization                                         1,533      1,904      1,327
         Accretion of discounts, net of amortization of premiums              (5,343)    (1,242)       962
         Amortization of premium on callable preferred stock                     805        705      1,297
         Employee Stock Ownership Plan expense                                 2,035      1,000          -
         Stock-Based Incentive Plan expense                                    3,594          -          -
         Proceeds from sales of loans held-for-sale, net of originations
           and purchases                                                       1,664      6,122      6,307
         Gains on sales of loans                                              (2,489)    (3,858)    (1,827)
         Net (gains) losses on securities                                     (2,757)       804       (486)
         Net gains on sales of real estate owned                                (155)      (121)    (1,113)
         (Increase) decrease in deferred income taxes                         (7,178)       627        578
         Changes in assets and liabilities (net of effects from the purchase of assets and liabilities of RMBI):
               (Increase) decrease in accrued interest receivable             (2,572)    (7,102)     2,452
               Decrease (increase) in other assets                             3,358     (5,978)      (167)
               Increase in official checks outstanding                         1,199          -          -
               Increase in accrued dividends and interest on deposits          3,739      5,635        512
               (Decrease) increase in accrued taxes payable                   (2,707)     3,918       (796)
               Increase in accrued expenses and other liabilities              3,603        842      6,165
               Net increase in unearned income                                 5,925        227        187
               Other, net                                                        323          -       (241)
                                                                             -------    -------   --------

                   Net cash provided by operating activities                  51,287     26,538     34,495
                                                                             -------    -------   --------

Cash flows from investing activities:
    Purchase of assets and liabilities of RMBI                                     -          -    (12,220)
    Proceeds from sales and redemptions of debt and equity securities
      held-to-maturity                                                             -          -    278,779
    Proceeds from sales and repayments of mortgage-backed
      and mortgage related securities held-to-maturity                        76,895     71,368     91,987

                                                                     (Continued)

                              ROSLYN BANCORP, INC.
                Consolidated Statements of Cash Flows, Continued
                  Years Ended December 31, 1997, 1996 and 1995
                                 (In thousands)

                                                                        1997          1996         1995
                                                                    -----------   -----------   ---------
Cash flows from investing activities (continued):
    Purchases of mortgage-backed and mortgage related
      securities held-to-maturity                                             -             -    (240,702)
    Purchases of debt and equity securities held-to-maturity                  -             -    (176,308)
    Proceeds from sales and repayments of debt, equity,
      mortgage-backed and mortgage related securities
      available-for-sale                                                863,732       355,873     171,617
    Purchases of debt, equity, mortgage-backed and
      mortgage related securities available-for-sale                 (1,528,784)   (1,206,397)   (225,523)
    Loan originations and purchases, net of principal repayments       (472,649)     (126,096)    (80,698)
    Proceeds from sales of loans                                              -             -      28,008
    Purchases of banking house and equipment, net                        (1,331)       (6,716)     (1,708)
    Proceeds from sales of real estate owned                              1,755         5,139       5,580
                                                                    -----------   -----------   ---------

                  Net cash used in investing activities              (1,060,382)     (906,829)   (161,188)
                                                                    -----------   -----------   ---------

Cash flows from financing activities:
    (Decrease) increase in demand deposit, money market,
      and savings accounts                                             (188,509)      248,312    (122,874)
    Increase in certificates of deposit                                 175,219       378,278     232,338
    Increase in borrowed funds                                          964,622           182       1,647
    Increase in mortgagors' escrow and security deposits                  2,497         1,647       9,594
    Net proceeds of common stock issuance                               410,650             -           -
    Loan to ESOP for open market purchase of common stock               (53,805)            -           -
    Open market purchase of common stock for SBIP                       (41,374)            -           -
    Cash dividends paid on common stock                                  (7,238)            -           -
    (Decrease) increase in non-depository stock subscriptions        (1,356,911)    1,356,911           -
                                                                    -----------   -----------   ---------

                  Net cash (used) provided by financing activities      (94,849)    1,985,330     120,705
                                                                    -----------   -----------   ---------

Net (decrease) increase in cash and cash equivalents                 (1,103,944)    1,105,039      (5,988)

Cash and cash equivalents at beginning of year                        1,126,310        21,271      27,259
                                                                    -----------   -----------   ---------

Cash and cash equivalents at end of year                            $    22,366   $ 1,126,310   $  21,271
                                                                    ===========   ===========   =========

                                                                             (Continued)

                              ROSLYN BANCORP, INC.
                Consolidated Statements of Cash Flows, Continued
                  Years Ended December 31, 1997, 1996 and 1995
                                 (In thousands)

(Continued)

                                                                1997       1996      1995
                                                               --------  --------  ---------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
   Interest on deposits and borrowed funds                     $122,675   $73,124   $ 58,786
                                                               ========  ========  =========

   Income taxes                                                $ 25,431   $ 4,848   $  8,888
                                                               ========  ========  =========

  Non-cash investing activities:
   Additions to real estate owned, net                         $     82   $   997   $  6,964
                                                               ========  ========  =========

  Transfer of securities from held-to-maturity to
   available-for-sale                                          $      -   $     -   $648,705
                                                               ========  ========  =========

  Fair value of assets acquired from RMBI:
     Loans held-for-sale                                                            $ 22,571
     Mortgage servicing rights                                                         8,051
     Excess of cost over fair value of net assets acquired                             3,469
     Other assets                                                                        628
                                                                                   ---------

                                                                                      34,719
                                                                                   ---------
  Liabilities assumed from RMBI:
     Borrowed funds                                                                   22,061
     Other                                                                               438
                                                                                   ---------

                                                                                      22,499
                                                                                   ---------

  Cash paid in acquisition                                                          $ 12,220
                                                                                   =========

See accompanying notes to consolidated financial statements.

                             ROSLYN BANCORP, INC.
                  Notes to Consolidated Financial Statements
                       December 31, 1997, 1996 and 1995

(1)  Summary of Significant Accounting Policies and Related Matters
     --------------------------------------------------------------

Roslyn Bancorp, Inc. was organized under Delaware law as the savings and loan holding company for The Roslyn Savings Bank and its subsidiaries (the Bank) in connection with the Bank's conversion from a New York State chartered mutual savings bank to a New York State chartered stock savings bank on January 10, 1997. See Note 2 for a further discussion of the conversion. The following is a summary of significant accounting policies of Roslyn Bancorp, Inc. and its wholly-owned subsidiary (collectively, the Company).

The Company's business consists primarily of the business activities of the Bank, which activities include attracting deposits from the general public and originating residential property loans (one- to four-family home mortgage, cooperative apartment and multi-family property loans). The Bank also makes commercial real estate loans and consumer loans. The Bank is subject to competition from other financial institutions. Deposits at the Bank are insured up to applicable limits by the Bank Insurance Fund (BIF) of the Federal Deposit Insurance Corporation (FDIC). The Bank is subject to comprehensive regulation, examination and supervision by the New York State Banking Department (NYSBD) and the FDIC.

(a)  Principles of Consolidation and Basis of Financial Statement Presentation
     -------------------------------------------------------------------------

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP) and include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation. When necessary, certain reclassifications have been made to prior year amounts to conform to the current year presentation.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and results of operations for the periods then ended. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change in the near term relate to the determination of the allowance for possible loan losses.

Management believes that the allowance for possible loan losses is adequate. In connection with the determination of the allowance for possible loan losses, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on unanticipated changes in economic conditions, particularly in the New York Metropolitan area. In addition, the NYSBD and the FDIC, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses.
Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

(b)  Cash and Cash Equivalents
     -------------------------

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and money market investments, which are generally sold for one to three day periods. Money market investments consist of federal funds sold and, at December 31, 1996, repurchase agreements of $501.7 million.

(c)  Debt, Equity, Mortgage-Backed and Mortgage Related Securities
     -------------------------------------------------------------

In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company is required to report debt, readily-marketable equity, mortgage-backed and mortgage related securities in one of the following categories: (i) "held-to-maturity" (management has a positive intent and ability to hold to maturity) which are to be reported at amortized cost adjusted, in the case of debt securities, for the amortization of premiums and accretion of discounts; (ii) "trading" (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and (iii) "available-for-sale" (all other debt, equity, mortgage-backed and mortgage related securities) which are to be reported at fair value, with unrealized gains and losses reported net of tax as a separate component of stockholders' equity. The Company determines the appropriate classification of each security, as either "trading," "held-to-maturity" or "available-for-sale," at the time of purchase.

Premiums and discounts on debt, mortgage-backed and mortgage related securities are amortized to expense and accreted to income over the estimated life of the respective security using the interest method. Premiums paid on certain callable preferred stock are amortized against income over the period to the call date. Gains and losses on the sales of securities are recognized on realization.

(d)  Loans Held-for-Sale and Loans Receivable
     ----------------------------------------

Loans receivable are stated at unpaid principal balances, including negative escrow, less unearned discounts, deferred mortgage interest and net deferred loan origination fees.

Purchased loans are recorded at cost. Related premiums or discounts on mortgage and other loans purchased are amortized to expense or accreted to income using the interest method over the estimated life of the loans.

Loans held-for-sale are carried at the aggregate lower of cost or market value as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate loan basis.

The Company places loans, including impaired loans, on non-accrual status when they become past due 90 days. All interest previously accrued and not collected is reversed against interest income, and income is subsequently recognized only to the extent cash is received until, in management's judgment, a return to accrual status is warranted. Loans are generally returned to accrual status when principal and interest payments are current, full collectibility of principal and interest is reasonably assured and a consistent record of performance, generally six months, has been demonstrated.

In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and the amendment there of, SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," the Company considers a loan impaired when, based upon current information and events, it is probable that it will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. Loans individually reviewed for impairment by the Company within the scope of SFAS 114 are limited to loans modified in a troubled debt restructuring (TDR) and commercial and multi-family first mortgage loans. SFAS 114 generally does not apply to those smaller-balance homogeneous loans that are collectively evaluated for impairment, which for the Company, include one-to four-family first mortgage loans, student loans and consumer loans, other than those modified in a TDR. The measurement value of the Company's impaired loans is based on the fair value of the underlying collateral. The Company identifies and measures impaired loans in conjunction with its review of the adequacy of its allowance for possible loan losses. Specific factors utilized in the identification of impaired loans include, but are not limited to, delinquency status, loan-to-value ratio, the condition of the underlying collateral, credit history and debt coverage.

Cash receipts on non-accrual loans, including impaired loans, are generally applied to principal and interest in accordance with the contractual terms of the loan. If full payment of principal is not expected, the Company will either defer the recognition of interest until the loan performs according to its original terms or apply all of the principal and interest payments received as a reduction of the carrying value of the loan.

The Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," effective January 1, 1997 (see Note 1(m)). This statement provides accounting and reporting standards for transfers and servicing of a financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. This statement supersedes SFAS No. 76, "Extinguishment of Debt," SFAS No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse," and SFAS No. 122, "Accounting for Mortgage Servicing Rights," and amends SFAS 115 and SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." The statement requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however acquired. For mortgage servicing rights (MSRs) that are created through the origination of mortgage loans, and where the loans are subsequently sold or securitized with servicing rights retained, the statement requires that the total cost of the mortgage loans should be allocated to the mortgage servicing rights and the loans based on their relative fair values. The statement also requires the assessment of capitalized mortgage servicing rights for impairment to be based on the current fair value of those rights and recognized through a valuation allowance.

Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. MSRs are amortized as a reduction to loan servicing fee income using the interest method over the estimated remaining life of the underlying mortgage loans. MSRs are carried at fair value and impairment, if any, is recognized through a valuation allowance.

A substantial portion of the Company's loans are secured by real estate in the New York Metropolitan area. Accordingly, the ultimate collectibility of such a loan portfolio is susceptible to changes in market conditions in the New York Metropolitan area.

(e)  Allowance for Possible Loan Losses
     ----------------------------------

The allowance for possible loan losses is based on a periodic analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for possible loan losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors such as the Company's loan growth, prior loss experience, present and potential risks of the loan portfolio and current economic conditions. Provisions for possible loan losses are charged to operations. Loans, including impaired loans, are charged-off against the allowance for possible loan losses when the collectibility of loan principal is unlikely. Recoveries of loans previously charged-off are credited to the allowance.

(f)  Commitment and Loan Origination Fees
     ------------------------------------

The Company defers certain loan origination and commitment fees net of certain origination costs and amortizes them as an adjustment of the loan's yield over the term of the related loan using the interest method.

(g)  Banking House and Equipment
     ---------------------------

Land is carried at cost and banking houses are carried at cost, less allowance for depreciation computed on the straight-line method over a twenty-five to fifty year period. Leasehold improvements are stated at cost, less accumulated amortization. Amortization is computed on the straight-line method over the terms of the respective lease or the life of the improvement, whichever is shorter. Furniture, fixtures and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method on the estimated service lives over a three to ten year period.

(h)  Real Estate Owned
     -----------------

Real estate acquired through foreclosure or deed-in-lieu of foreclosure are reported at the lower of cost or fair value at the acquisition date, and subsequently at the lower of its new cost or fair value less estimated selling costs. Cost represents the unpaid loan balance at the acquisition date plus expenses, when appropriate, incurred to bring the property to a salable condition. The Company maintains an allowance for subsequent declines in a property's carrying value. Certain costs relating to holding the properties, and gains or losses resulting from the disposition of properties are recognized in the current period's operations.

(i)  Income Taxes
     ------------

Under the asset and liability method of SFAS No. 109, "Accounting for Income Taxes," deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(j)  Summary of Retirement Benefits Accounting
     -----------------------------------------

The Company's retirement plan is non-contributory and covers substantially all eligible employees. The plan conforms to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Company's policy is to accrue for all pension costs and to fund the maximum amount allowable for tax purposes. Actuarial gains and losses that arise from changes in assumptions concerning future events used in estimating pension costs are amortized over a period that reflects the long-range nature of pension expense. The Company accounts for post-retirement benefits pursuant to SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions," whereby the cost of providing those benefits to an employee, and the employee's beneficiaries and covered dependents, are accrued during the years that the employee renders the necessary service.

(k)  Stock-Based Compensation
     ------------------------

In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company adheres to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), in accounting for its stock-based compensation plans and discloses in the footnotes to the financial statements pro-forma net income and earnings per share (EPS) information as if the fair value based method had been adopted.

Deferred compensation for the Stock-Based Incentive Plan (SBIP) awards is recorded as a reduction of stockholders' equity and is calculated as the cost of the shares purchased by the Company and contributed to the plan. Compensation expense is recognized over the vesting period of actual stock awards based upon the fair value of the shares at the award date. The excess of the cost of the shares over the fair value at the award date is treated as an adjustment of retained earnings.

Compensation expense for the Employee Stock Ownership Plan (ESOP) is recorded at an amount equal to the shares allocated by the ESOP multiplied by the average fair market value of the shares during the year. The Company recognizes compensation expense ratably over the year for the ESOP shares to be allocated each

December 31st, based upon the Company's current estimate of the number of shares expected to be allocated by the ESOP during each calendar year. The difference between the average fair market value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in-capital.

(l)  Earnings Per Share
     ------------------

The Company adopted SFAS No. 128, "Earnings Per Share," effective December 15, 1997. This statement establishes standards for computing and presenting EPS for entities with publicly held common stock or potential common stock. The statement simplifies the computations of EPS that were previously found in APB Opinion No. 15, "Earnings Per Share," and replaces primary EPS with basic EPS and fully diluted EPS with diluted EPS. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. This statement requires a reconciliation of the numerator and denominator of the two EPS calculations and the restatement of all prior period EPS data presented after adoption. See Note 16 for reconciliation of basic and diluted EPS. The Company has not presented EPS for the periods prior to 1997 as shares of common stock had not yet been issued.

(m)  Recently Issued Accounting Pronouncements
     -----------------------------------------

In December 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." The FASB was made aware that the volume and variety of certain transactions and the related changes to information systems and accounting processes that are necessary to comply with the requirements of SFAS 125 would make it extremely difficult, if not impossible, for some affected enterprises to apply the transfer and collateral provisions of SFAS 125 to those transactions as soon as January 1, 1997. As a result, SFAS 127 defers for one year the effective date (a) of paragraph 15 of SFAS 125 and (b) for repurchase agreement, dollar-roll, securities lending and similar transactions, of paragraphs 9-12 and 237(b) of SFAS 125. The adoption of the deferred provisions of SFAS 125, as amended by SFAS 127, is not expected to have a material effect in the Company's results of operations.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods provided for comparative purposes. The statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement requires that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as net income plus all other comprehensive income which includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. This statement will be effective for the Company's fiscal 1998 periods. Management is still assessing the impact of SFAS 130 on its financial statements.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. The Company is still assessing the impact of SFAS 131 on its financial statements.

(2)  Conversion to Stock Form of Ownership
     -------------------------------------

On May 29, 1996, the then Board of Trustees of the Bank adopted a Plan of Conversion, which was subsequently amended on July 30, 1996 and September 30, 1996, to convert the Bank from a state chartered mutual savings bank to a state chartered capital stock savings bank with the concurrent formation of a holding company, Roslyn Bancorp, Inc., subject to approval by regulatory authorities and depositors of the Bank.

On January 10, 1997, the Bank completed the conversion and the Company completed the issuance and sale of 42,371,359 shares of its common stock (the Conversion), at a price of $10.00 per share, through an initial public offering (IPO), with the Bank's eligible depositors receiving all of the shares. The Company also contributed 1,271,100 shares of its common stock, from authorized but unissued shares, to The Roslyn Savings Foundation (the Foundation) immediately following the Conversion. The Company received gross proceeds from the Conversion of $423.7 million, before the reduction from gross proceeds of $13.1 million for estimated IPO related expenses. On the date of the Conversion, $145.3 million of deposits and $278.4 million of non-depository stock subscriptions funds were transferred to stockholders' equity, and $1.08 billion of non-depository stock subscriptions funds were subsequently returned to subscribers; also subsequent to the Conversion, the ESOP purchased, through a $53.8 million loan from the Company and the initial $1.0 million contribution from the Bank, 3,491,397 shares of common stock on the open market.

The Bank established a liquidation account, as of the date of Conversion, in the amount of $222.2 million, equal to its retained earnings as of the date of the latest consolidated statement of financial condition appearing in the final prospectus. The liquidation account is maintained for the benefit of eligible pre-Conversion account holders who continue to maintain their accounts at the Bank after the date of Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled, under New York State Law, to receive a distribution from the liquidation account in an amount equal to their current adjusted account balances for all such depositors then holding qualifying deposits in the Bank.

Subsequent to the Conversion, the Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholder's equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements or would reduce the Bank's capital level below the then aggregate balance required for the liquidation account. The Company, unlike the Bank, is not subject to the same restrictions regarding the declaration or payment of dividends to its' shareholders, although the source of the Company's dividends may depend upon the Bank's ability to pay dividends. The Company is subject to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of its net assets over its stated capital or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

The Company established the Foundation in connection with the Conversion. The amount of shares the Company contributed to the Foundation equaled 3.0% of the total amount of common stock issued in the Conversion. The Foundation was formed as a complement to the Bank's existing community activities and is dedicated to community activities and the promotion of charitable causes.

The Foundation has received approval from the Internal Revenue Service to be recognized as a tax-exempt organization and is classified as a private foundation. The contribution of common stock to the Foundation by the Company will be tax deductible, subject to an annual limitation based on 10% of the Company's annual taxable income. The Company, however, will be able to carry forward any unused portion of the deduction for a five year period following the contribution. The Company recognized a $12.7 million expense for the full amount of the contribution to the Foundation, offset in part by the $5.3 million corresponding tax benefit, during the first quarter of 1997.

(3)  Debt and Equity Securities
     --------------------------

Investments in debt and equity securities, net at December 31, 1997 and 1996 are summarized as follows:

                                                                            December 31, 1997
                                                              -----------------------------------------------
                                                                           Gross        Gross       Estimated
                                                              Amortized  Unrealized   Unrealized      Fair
                                                                 Cost       Gain        Loss          Value
                                                              ---------  ----------   ----------    ---------
                                                                              (In thousands)
Held-to-maturity:
  Debt securities:
        State, county and municipal                            $  1,930     $    96        $   -     $  2,026
                                                               ========     =======        =====     ========
 Available-for-sale:
    Debt securities:
        United States Government - direct
          and guaranteed                                       $ 75,499     $ 2,476        $   -     $ 77,975
        United States Government agencies                       125,097         384            -      125,481
        Other                                                     5,365          20            -        5,385
                                                               --------     -------        -----     --------

   Total debt securities available-for-sale                     205,961       2,880            -      208,841
                                                               --------     -------        -----     --------
   Equity securities:
      Preferred and common stock                                243,864      30,560         (171)     274,253
      Other                                                       9,720       1,409          (30)      11,099
                                                               --------     -------        -----     --------

   Total equity securities available-for-sale                   253,584      31,969         (201)     285,352
                                                               --------     -------        -----     --------

   Total debt and equity securities available-for-sale         $459,545     $34,849        $(201)    $494,193
                                                               ========     =======        =====     ========

                                                                              December 31, 1996
                                                              -------------------------------------------------
                                                                            Gross          Gross      Estimated
                                                              Amortized   Unrealized     Unrealized     Fair
                                                                Cost        Gain            Loss        Value
                                                              ---------   ----------     ----------   ---------
                                                                                (In thousands)
Held-to-maturity:
  Debt securities:
       State, county and municipal                             $  1,930      $   137          $   -    $  2,067
                                                               ========      =======          =====    ========
Available-for-sale:
  Debt securities:
       United States Government - direct
         and guaranteed                                        $175,440      $ 3,819          $   -    $179,259
       United States Government agencies                        124,709          161           (493)    124,377
       Other                                                     14,207          198             (7)     14,398
                                                               --------      -------          -----    --------

  Total debt securities available-for-sale                      314,356        4,178           (500)    318,034
                                                               --------      -------          -----    --------

  Equity securities:
     Preferred and common stock                                 155,284       13,100            (20)    168,364
     Other                                                          488           10              -         498
                                                               --------      -------          -----    --------

  Total equity securities available-for-sale                    155,772       13,110            (20)    168,862
                                                               --------      -------          -----    --------

  Total debt and equity securities available-for-sale          $470,128      $17,288          $(520)   $486,896
                                                               ========      =======          =====    ========

Sales of investments in debt and equity securities are summarized as follows:

                                                                  Years Ended December 31,
                                                                ------------------------------
                                                                  1997       1996       1995
                                                                --------   --------   --------
                                                                        (In thousands)
Proceeds from sales:
   Equity securities                                            $ 58,312   $35,758    $ 11,077
   Debt securities                                               233,759         -     172,099

Gross gains:
   Equity securities                                               1,752        92         189
   Debt securities                                                   264         -         159

Gross losses:
   Equity securities                                                  43        23          74
   Debt securities                                                     -         -         231

During the years ended December 31, 1997, 1996 and 1995, sales of investments in debt securities were from both the "held-to-maturity" and "available-for-sale" portfolios and the sales of investments in equity securities were from the "available-for-sale" portfolio. Investments in debt securities referred to as being "sold" from the "held-to-maturity" portfolio were either called or sold within 90 days of the maturity date.

Other securities losses of $461,000 were recorded during the year ended December 31, 1995, principally related to the Company's investment in Nationar, a failed bank service institution. Additionally, charged against interest income on debt and equity securities are the amortized premiums relating to the Company's investments in certain callable preferred stocks in the amounts of $1.2 million, $705,000 and $1.2 million for the years ended December 31, 1997, 1996 and 1995, respectively.

The maturities of the investments in debt securities at December 31, 1997 and 1996 are as follows:

                                                                    At December 31, 1997
                                          ---------------------------------------------------------------------
                                               Available-for-Sale                       Held-to-Maturity
                                          -------------------------------     ---------------------------------
                                            Amortized         Estimated         Amortized          Estimated
                                              Cost            Fair Value          Cost             Fair Value
                                          -------------     -------------     -------------       -------------
                                                                     (In thousands)
Within 1 year                                $ 34,781          $ 35,094           $  735              $  751
After 1 year through 5 years                   60,893            63,085            1,195               1,275
After 5 years through 10 years                 10,640            10,644                -                   -
Over 10 years                                  99,647           100,018                -                   -
                                             --------          --------           ------              ------
                                             $205,961          $208,841           $1,930              $2,026
                                             ========          ========           ======              ======

                                                                     At December, 31 1996
                                          ----------------------------------------------------------------------
                                               Available-for-Sale                        Held-to-Maturity
                                          ------------------------------         -------------------------------
                                            Amortized      Estimated              Amortized         Estimated
                                              Cost         Fair Value               Cost            Fair Value
                                          -------------  ---------------         -------------    --------------
                                                                      (In thousands)
Within 1 year                                  $ 57,886         $ 58,317                $    -            $    -
After 1 year through 5 years                    245,214          248,605                 1,930             2,067
After 5 years through 10 years                   11,256           11,112                     -                 -
Over 10 years                                         -                -                     -                 -
                                               --------         --------                ------            ------
                                               $314,356         $318,034                $1,930            $2,067
                                               ========         ========                ======            ======

Included in available-for-sale debt securities at December 31, 1997 and 1996 are callable step-up notes which were issued by U.S. Government agencies. The amortized cost, which approximates fair value, of these notes aggregated $35.0 million and $63.4 million at December 31, 1997 and 1996, respectively. These notes represent general U.S. Government agency obligations that provide for annual fixed rate step-ups of interest and are callable at par after one year and in six month intervals thereafter. The weighted average rate of the notes was 6.86% and 6.55% at December 31, 1997 and 1996, respectively.

(4)  Mortgage-Backed and Mortgage Related Securities
     -----------------------------------------------

Mortgage-backed and mortgage related securities at December 31, 1997 and 1996 are summarized as follows:

                                                                               December 31, 1997
                                                        ----------------------------------------------------------------
                                                                           Gross             Gross           Estimated
                                                         Amortized       Unrealized        Unrealized           Fair
                                                            Cost            Gain              Loss             Value
                                                        -------------  --------------   ----------------  --------------
                                                                                 (In thousands)
Held-to-maturity:
   Whole loan private collateralized
     mortgage obligations, net                             $  200,193         $   990              $(738)     $  200,445
                                                           ==========         =======              =====      ==========

Available-for-sale:
   GNMA pass-through securities, net                       $   14,291         $ 1,420              $   -      $   15,711
   FHLMC pass-through securities, net                         250,206           2,947                  -         253,153
   GNMA adjustable rate mortgage
     pass-through securities, net                             442,037           7,223                  -         449,260
   Whole loan private collateralized
     mortgage obligations, net                                640,467           5,019               (170)        645,316
   Agency collateralized mortgage obligations, net            486,860           6,452               (119)        493,193
                                                           ----------         -------              -----      ----------
   Mortgage-backed and mortgage related
     securities available-for-sale, net                    $1,833,861         $23,061              $(289)     $1,856,633
                                                           ==========         =======              =====      ==========

                                                                              December 31, 1996
                                                            -------------------------------------------------------
                                                                              Gross          Gross       Estimated
                                                            Amortized      Unrealized     Unrealized       Fair
                                                               Cost           Gain           Loss          Value
                                                            ----------     ----------     ----------     ----------
                                                                                 (In thousands)
Held-to-maturity:
   Whole loan private collateralized
     mortgage obligations, net                              $  276,632     $        -     $     (586)    $  276,046
                                                            ==========     ==========     ==========     ==========
Available-for-sale:
   GNMA pass-through securities, net                        $   18,737     $    1,767     $        -     $   20,504
   FNMA pass-through securities, net                             6,443              -           (180)         6,263
   FHLMC pass-through securities, net                          220,800            536         (1,072)       220,264
   GNMA adjustable rate mortgage
     pass-through securities, net                              268,801          3,631              -        272,432
   Whole loan private collateralized
     mortgage obligations, net                                 276,500          2,136           (603)       278,033
   Agency collateralized mortgage obligations, net             360,115          2,678           (878)       361,915
                                                            ----------     ----------     ----------     ----------
   Mortgage-backed and mortgage related
     securities available-for-sale, net                     $1,151,396     $   10,748     $   (2,733)    $1,159,411
                                                            ==========     ==========     ==========     ==========


Included in the Company's available-for-sale and held-to-maturity securities portfolios are mortgage-backed and mortgage related securities which, except for collateralized mortgage obligations (CMOs), represent participating interests in pools of first mortgage loans.

Sales of investments in mortgage-backed and mortgage related securities are summarized as follows:

                                                          Years Ended December 31,
                                                   --------------------------------------
                                                      1997          1996         1995
                                                   ----------    ----------    ----------
                                                               (In thousands)
Proceeds from sales                                $  295,123    $   89,400    $   48,463
Gross gains                                               853            50           904
Gross losses                                               69           923             -

During the years ended December 31, 1997, 1996 and 1995, sales of mortgage-backed and mortgage related securities were from the "available-for-sale" portfolio.

The contractual maturities of the investments in mortgage-backed and mortgage related securities, net at December 31, 1997 and 1996 are as follows:

                                                                         At December 31, 1997
                                                 ---------------------------------------------------------------
                                                      Available-for-Sale                  Held-to-Maturity
                                                 ----------------------------        ---------------------------
                                                 Amortized         Estimated         Amortized         Estimated
                                                    Cost           Fair Value           Cost          Fair Value
                                                 ----------        ----------        ----------       ----------
                                                                          (In thousands)
Within 1 year                                    $   62,089        $   62,960        $        -       $        -
After 1 year through 5 years                          1,207             1,242             6,744            6,709
After 5 years through 10 years                       18,051            18,515             2,992            2,999
Over 10 years                                     1,752,514         1,773,916           190,457          190,737
                                                 ----------        ----------        ----------       ----------
                                                 $1,833,861        $1,856,633        $  200,193       $  200,445
                                                 ==========        ==========        ==========       ==========

                                                                        At December 31, 1996
                                                 ---------------------------------------------------------------
                                                       Available-for-Sale                 Held-to-Maturity
                                                 ----------------------------        ---------------------------
                                                 Amortized         Estimated          Amortized         Estimated
                                                    Cost           Fair Value           Cost          Fair Value
                                                 ----------        ----------        ----------       ----------
                                                                          (In thousands)
Within 1 year                                   $   30,010        $   29,989         $        -       $        -
After 1 year through 5 years                         1,065             1,104              8,964            8,864
After 5 years through 10 years                      25,645            25,984              8,996            8,937
Over 10 years                                    1,094,676         1,102,334            258,672          258,245
                                                ----------        ----------         ----------       ----------
                                                $1,151,396        $1,159,411         $  276,632       $  276,046
                                                ==========        ==========         ==========       ==========

Expected maturities differ from contractual obligations since borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed and mortgage related securities is based on their weighted average maturities.

(5)  Loans Held-for-Sale, Net and Loans Receivable Held for Investment, Net
     ----------------------------------------------------------------------

Loans held-for-sale, net at December 31, 1997 and 1996 are summarized as follows:

                                     1997      1996
                                    -------   -------
                                     (In thousands)
One- to four-family loans, net      $13,987   $12,558
Student loans                         1,296     1,576
                                    -------   -------

 Total loans held-for-sale, net     $15,283   $14,134
                                    =======   =======

The Company originates most fixed rate loans for immediate sale to the Federal National Mortgage Association (FNMA) or other investors. Generally, the sale of such loans is arranged at the time the loan application is received through investor commitments.

In addition, student loans are sold to the Student Loan Marketing Association generally during the grace period of the loan, before principal repayment begins. During the years ended December 31, 1997, 1996 and 1995, the

Company sold approximately $2.8 million, $3.7 million and $21.5 million, respectively, of student loans, recording aggregate net gains of $30,000, $38,000 and $496,000, respectively.

Loans receivable held for investment, net at December 31, 1997 and 1996 are summarized as follows:

                                                                        1997             1996
                                                                      --------         --------
                                                                           (In thousands)
Real estate loans, net:
  One- to four-family                                                 $619,970         $250,815
  Multi-family                                                          44,006           46,576
  Home equity and second mortgage                                       16,974            9,506
  Commercial real estate                                               248,607          168,797
  Construction and development                                          52,269           37,459
                                                                      --------         --------
     Total real estate loans                                           981,826          513,153
Less:
  Net unamortized discount and deferred income                          (6,670)          (1,267)
  Net deferred loan origination fees                                    (1,522)            (917)
                                                                      --------         --------
     Total real estate loans, net                                      973,634          510,969
Other loans:
  Consumer                                                               4,686            1,241
Less allowance for possible loan losses                                (24,029)         (23,320)
                                                                      --------         --------
     Loans receivable held for investment, net                        $954,291         $488,890
                                                                      ========         ========

The principal balance of non-accrual loans approximated $6.2 million, $7.1 million and $9.2 million at December 31, 1997, 1996 and 1995, respectively. Interest income that would have been recorded if the loans had been performing in accordance with their original terms aggregated approximately $630,000, $720,000 and $1.2 million during the years ended December 31, 1997, 1996 and 1995, respectively. No interest income has been recorded relating to non-accrual loans during the years ended December 31, 1997, 1996 and 1995.

The principal balance of restructured loans that have not complied with the terms of their restructuring agreement for a satisfactory period of time (normally six months) was $280,000, $1.6 million and $2.6 million at December 31, 1997, 1996 and 1995, respectively. Interest income that would have been recorded if the loans had been performing in accordance with their original terms aggregated approximately $30,000, $172,000 and $266,000 during the years ended December 31, 1997, 1996 and 1995, respectively. Interest income recorded for restructured loans amounted to $235,000, $118,000 and $38,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Additionally, restructured loans totaling $1.4 million, $2.3 million and $750,000 have complied with the terms of the restructuring agreement for a satisfactory period and were returned to the performing loan portfolio during the years ended December 31, 1997, 1996 and 1995, respectively.

Loans in arrears three months or more were as follows at:

                               Amount   % of loans
                               -------  -----------
                              (Dollar in thousands)
          December 31, 1997     $4,519        0.46%
                                ======        ====
          December 31, 1996     $6,467        1.26%
                                ======        ====
          December 31, 1995     $8,766        2.26%
                                ======        ====

The Company has entered into various agreements to service loans for others. At December 31, 1997 and 1996, 7,444 loans and 6,803 loans, respectively, with a total balance of $866.3 million and $795.0 million, respectively, were being serviced for others. The Company has not retained a participation in these loans.

The right to service loans for others is generally obtained by either the sale of loans with servicing retained, the open market purchase of mortgage servicing rights or the creation of mortgage servicing rights pursuant to SFAS 125 (collectively referred to as mortgage servicing rights).

During the years ended December 31, 1997, 1996 and 1995, the Company sold without recourse approximately $134.9 million, $152.0 million and $70.4 million, respectively, of whole loans with servicing retained. Service fee income of $2.5 million, $2.2 million and $888,000 is included in loan servicing and fee income, net in the accompanying consolidated statements of income for the years ended December 31, 1997, 1996 and 1995, respectively.

In connection with the 1995 acquisition of certain assets and liabilities of Residential Mortgage Banking, Inc. (RMBI) (see Note 9), the Company recorded MSRs with a fair value of $8.1 million. No servicing rights were purchased prior thereto. In addition, the Company capitalized MSRs in the amount of $2.3 million, $1.8 million and $690,000, respectively, during the years ended December 31, 1997, 1996 and 1995.

Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. Mortgage servicing rights are amortized as a reduction to loan servicing and fee income on the interest method over the estimated remaining life of the underlying mortgage loans. MSRs are carried at fair value and impairment, if any, is recognized through a valuation allowance. For the years ended December 31, 1997, 1996 and 1995, no impairment existed in the MSRs and, as a result, there was no valuation allowance required. See Note 15 for risk characteristics and assumptions used to estimate fair value.

MSR activity for the years ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                                         1997            1996              1995
                                                       -------          -------           ------
                                                                    (In thousands)
Balance at beginning of year                           $ 8,695          $ 8,297         $      -
   Acquired in acquisition                                   -                -            8,051
   Originated mortgage servicing rights                  2,289            1,821              690
   Less:
       Amortization                                     (1,829)          (1,423)            (444)
                                                       -------          -------           ------
Balance at end of year                                 $ 9,155          $ 8,695           $8,297
                                                       =======          =======           ======

(6)  Allowance for Possible Loan Losses
     ----------------------------------

Impaired loans and related allowances for possible loan losses have been identified and calculated in accordance with the provisions of SFAS 114. The total allowance for possible loan losses has been determined in accordance with the provisions of SFAS 5. As such, the Company has provided amounts for anticipated losses that exceed the immediately identified losses associated with loans that have been deemed impaired. Provisions have been made and established accordingly, based upon experience and expectations, for losses associated with the general population of loans, specific industry and loan types, including residential and consumer loans which are not generally subject to the provisions of SFAS 114.

The Company's recorded investment in impaired loans at December 31, 1997 and 1996 was $2.8 million and $4.4 million, respectively. The Company did not maintain a related allowance for these loans. The Company's average recorded investment in impaired loans for the years ended December 31, 1997, 1996 and 1995 was $5.3 million, $5.0 million and $5.1 million, respectively. Interest income recognized on impaired loans, which was not materially different from cash-basis interest income, amounted to $568,000, $206,000 and $378,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

The following is a summary of the activity in the allowance for possible loan losses account:

                                                      Years Ended December 31,
                                               ---------------------------------------
                                                1997             1996            1995
                                               -------         -------         -------
                                                           (In thousands)
Balance at beginning of year                   $23,320         $23,350         $25,127
Provisions for loan losses                         600           2,000             600
Charge-offs                                        (91)         (2,127)         (2,510)
Recoveries                                         200              97             133
                                               -------         -------         -------
Balance at end of year                         $24,029         $23,320         $23,350
                                               =======         =======         =======


(7)  Banking House and Equipment
     ---------------------------

A summary of banking house and equipment at cost, net of accumulated depreciation and amortization, and land at cost at December 31, 1997 and 1996 is as follows:

                                                              1997           1996
                                                            -------        -------
                                                                (In thousands)
Land                                                        $ 3,008        $ 3,008
Banking house                                                13,545         13,332
Furniture, fixtures and equipment                             6,402          5,294
                                                            -------        -------
                                                             22,955         21,634
Accumulated depreciation and amortization                    (5,922)        (4,399)
                                                            -------        -------
                                                            $17,033        $17,235
                                                            =======        =======

Depreciation and amortization of banking house and equipment of approximately $1.5 million, $1.9 million and $1.3 million was included in occupancy and equipment expense for the years ended December 31, 1997, 1996 and 1995, respectively.

(8)  Accrued Interest Receivable
     ---------------------------

Accrued interest receivable at December 31, 1997 and 1996 is summarized as follows:

                                                              1997           1996
                                                             -------        -------
                                                                 (In thousands)
Loans                                                        $ 6,777        $ 3,682
Mortgage-backed and mortgage related securities               11,867          8,395
Debt and equity securities                                     2,593          5,362
Money market investments                                           -          1,226
                                                             -------        -------
                                                             $21,237        $18,665
                                                             =======        =======

(9)  Excess of Cost Over Fair Value of Net Assets Acquired
     -----------------------------------------------------

The Bank acquired in 1995, through a wholly-owned subsidiary now known as Residential First, Inc. (RFI), certain assets and liabilities, including the loan origination business and the $623.0 million loan servicing portfolio (the acquisition), of RMBI, a mortgage banking firm which operated in New York and New Jersey.

The acquisition was funded by the Bank, and was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the assets and liabilities acquired based on their estimated fair values as of August 1, 1995, including $8.1 million relating to the value of the loan servicing portfolio acquired. The consideration paid exceeded the estimated fair value of the net assets acquired (goodwill) by $3.5 million. This amount was recorded as goodwill and is being amortized over 10 years. The Company will assess the recoverability of this intangible asset by determining whether the amortization of the goodwill over its remaining life can be recovered through future operating cash flows of RFI. The unamortized balance of goodwill relating to the RMBI acquisition was $2.6 million and $3.0 million as of December 31, 1997 and 1996, respectively.

Previously, the Company purchased certain assets and assumed the deposit liabilities of a bank branch. The acquisition was accounted for under the purchase method of accounting and, accordingly, all of the acquired assets and assumed liabilities were adjusted to and recorded at their fair market value. The goodwill generated from the acquisition amounted to $855,000 and is being amortized on a straight-line basis over seven years. The unamortized balance of the goodwill as of December 31, 1997 and 1996 was $275,000 and $397,000, respectively.

(10) Deposits
     --------

Savings and time deposit account balances (excluding demand deposit accounts) are summarized as follows:

                                             At December 31, 1997                   At December 31, 1996
                                      -------------------------------        ------------------------------
                                        Weighted                               Weighted
                                      Average Rate           Amount          Average Rate          Amount
                                      ------------         ----------        ------------        ----------
                                                              (Dollars in thousands)
Type of account:
Savings accounts                           2.93%           $  468,928              2.58%         $  646,650
Certificates of deposit                    5.88             1,303,272              5.73           1,128,053
Money market accounts                      2.63                49,344              2.97              75,157
                                                           ----------                            ----------
                                                           $1,821,544                            $1,849,860
                                                           ==========                            ==========

Scheduled maturities of certificates of deposit are as follows:

                                                                             At December 31, 1997
                                                        -----------------------------------------------------------
                                                            Weighted
                                                          Average Rate            Amount               Percent
                                                        ----------------      ---------------      ----------------
                                                                           (Dollars in thousands)
1 year or less                                                  5.62%           $  892,391                68.47%
Greater than 1 year through 2 years                             6.14               215,437                16.53
Greater than 2 years through 3 years                            6.54                68,465                 5.26
Greater than 3 years through 4 years                            6.37                61,556                 4.72
Greater than 4 years through 5 years                            6.33                43,140                 3.31
Over 5 years                                                    6.58                22,283                 1.71
                                                                                ----------               ------
                                                                                $1,303,272               100.00%
                                                                                ==========               ======


                                                                             At December 31, 1996
                                                        -----------------------------------------------------------
                                                            Weighted
                                                          Average Rate            Amount                Percent
                                                        ----------------      ---------------      ----------------
                                                                          (Dollars in thousands)
1 year or less                                               5.45%              $  774,110               68.62%
Greater than 1 year through 2 years                          5.97                  144,936               12.85
Greater than 2 years through 3 years                         6.46                   96,177                8.52
Greater than 3 years through 4 years                         6.85                   38,299                3.40
Greater than 4 years through 5 years                         6.52                   61,043                5.41
Over 5 years                                                 6.48                   13,488                1.20
                                                                                ----------              ------
                                                                                $1,128,053              100.00%
                                                                                ==========              ======


Certificates of deposit in excess of $100,000 were approximately $191.8 million and $163.1 million at December 31, 1997 and 1996, respectively. Additionally, included in certificates of deposit at December 31, 1997 and 1996 were brokered deposits totaling $149.8 million and $100.0 million, respectively.

Demand deposits are summarized as follows:

                                                            December 31, 1997                    December 31, 1996
                                                       ----------------------------         ---------------------------
                                                       Weighted                              Weighted
                                                        Average                               Average
                                                         Rate              Amount              Rate            Amount
                                                       ---------          ---------         ---------         ---------
Type of account:                                                         (Dollars in thousands)
Personal                                                       -           $ 33,980               -            $ 29,516
Super NOW and NOW                                           3.54%            86,721            3.09%             76,159
                                                                           --------                            --------
                                                                           $120,701                            $105,675
                                                                           ========                            ========

The FDIC insures deposits of account holders up to $100,000 per insured depositor. To provide for this insurance, the Company must pay a risk-based annual assessment which considers the financial soundness of the institution and capitalization level (see Note 18). At December 31, 1997 and 1996, the Company was assessed at the FDIC's lowest assessment level, as a well capitalized institution. For the years ended December 31, 1997 and 1996, the Company paid $274,000 and $2,000, respectively, in FDIC insurance premiums, the statutory minimum.

Interest expense on deposit balances for the years ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                             1997          1996           1995
                                           -------        -------        -------
                                                     (In thousands)
Savings accounts                           $14,886        $18,445        $15,317
Money market accounts                        1,427          1,854          2,007
Super NOW and NOW                            2,841          1,361            837
Certificates of deposit                     69,982         51,305         39,583
                                           -------        -------        -------
                                           $89,136        $72,965        $57,744
                                           =======        =======        =======

Included in interest expense on savings accounts for the years ended December 31, 1997 and 1996 is $1.3 million and $3.6 million, respectively, of interest expense on non-depository stock subscriptions.

(11)  Borrowed Funds
      --------------

Borrowed funds at December 31, 1997 and 1996 are summarized as follows:

                                                       1997                             1996
                                             ------------------------          ------------------------
                                                             Weighted                          Weighted
                                                              Average                           Average
                                             Balance           Rate            Balance           Rate
                                             --------        --------          --------        --------
                                                                (Dollars in thousands)
Reverse-repurchase agreements                $965,119            6.05%          $    -               -%
FNMA warehouse line of credit                   1,332            6.70            1,829            6.87
                                             --------                           ------
                                             $966,451                           $1,829
                                             ========                           ======

From time to time, the Company enters into sales of securities under agreements to repurchase (reverse-repurchase agreements). Fixed-coupon reverse-repurchase agreements are treated as financing transactions and the obligations to repurchase are reflected as a liability in the consolidated financial statements. The dollar amount of securities underlying the agreements remains in the asset account. The securities underlying the agreements are delivered to the dealer with whom each transaction is executed. The dealers, who may sell, loan or otherwise dispose of such securities to other parties in the normal course of their business, agree to resell to the Company the same securities at the maturities of the agreements. The Company retains the right of substitution of collateral throughout the terms of the agreements.

At December 31, 1997, all outstanding reverse-repurchase agreements had original contractual maturities ranging from 7 days to 5 years. The securities underlying the reverse-repurchase agreements were secured by available-for-sale U.S. Treasury notes, Government agency notes and mortgage-backed securities, except as noted below. The following is a summary of information relating to these reverse-repurchase agreements:

                                                                      At or For the Years Ended December 31,
                                                                --------------------------------------------------
                                                                    1997                1996               1995
                                                                ------------        ------------       -----------
                                                                              (Dollars in thousands)
Book value of collateral (including accrued interest):
  U.S. Treasury notes                                              $   5,030           $       -         $       -
  Government agency notes                                             15,559                   -                 -
  Mortgage-backed securities:
     Available-for-sale                                              984,644                   -                 -
     Held-to-maturity                                                 15,584                   -                 -

Estimated fair value of collateral
   (including accrued interest):
  U.S. Treasury notes                                                  5,111                   -                 -
  Government agency notes                                             15,600                   -                 -
  Mortgage-backed securities:
     Available-for-sale                                              995,999                   -                 -
     Held-to-maturity                                                 15,669                   -                 -

Average balance of outstanding agreements
  during the year                                                  $ 629,224           $ 100,159         $  22,292
                                                                ============        ============       ===========
Maximum balance of outstanding agreements
  at any month end during the year                                  $995,861            $212,296           $40,850
                                                                ============        ============       ===========
Average interest rate for the year                                      5.90%               5.58%             6.42%
                                                                ============        ============       ===========

The contractual maturities of the outstanding reverse-repurchase agreements were December 31, 1997 were as follows:

                                                  Balance
                                                 ---------
                                               (In thousands)
                   1998                          $ 501,680
                   1999                            137,139
                   2000                            175,000
                   2001                             30,000
                   2002                            121,300
                                                 ---------
                                                 $ 965,119
                                                 =========

Included in the 1998 maturity category above is $82.5 million and $48.6 million of reverse-repurchase agreements with contractual maturities of 7 days and 35 days, respectively, which are collateralized by available-for-sale mortgage-backed securities with a book value (including accrued interest) of $84.5 million and $50.3 million, respectively, and an estimated fair value (including accrued interest) of $86.5 million and $50.3 million, respectively.

At December 31, 1997 and 1996, the Company had $1.3 million and $1.8 million, respectively, of outstanding secured notes payable to FNMA under a warehouse line of credit. The line of credit is secured by $1.3 million and $1.8 million of mortgage loans held-for-sale as of December 31, 1997 and 1996, respectively. The outstanding notes had an interest rate of 6.70% and 6.87%, at December 31, 1997 and 1996, respectively. The notes are repaid as the related mortgage loans are sold or collected.

Interest expense on borrowings for the years ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                    1997         1996         1995
                                  --------      -------      -------
                                            (In thousands)
Reverse-repurchase agreements     $ 37,133      $ 5,586      $ 1,431
FNMA warehouse line of credit          145          208          123
                                  --------      -------      -------
                                  $ 37,278      $ 5,794      $ 1,554
                                  ========      =======      =======

(12)  Income Taxes
      ------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                                 1997         1996
                                                               --------     --------
                                                                   (In thousands)
Deferred tax assets:
  Mortgages and other loans receivable, primarily due
    to allowance for loan losses and deferred loan fees        $ 10,209     $  9,497
  Real estate owned, primarily due to allowance for losses          526          958
  Post-retirement benefits                                        1,467        1,363
  Non-accrual loan interest                                       1,142          927
  Employee bonus and fringe benefits                              2,774        2,161
  ESOP and SBIP                                                   1,998            -
  Charitable contributions                                        2,989            -
  Loss carryforward                                                 380            -
  Correspondent reserve                                             522          490
  Callable preferred stock                                          832          644
  Amortization of purchased mortgage servicing rights               551          271
  Mark to market on mortgage loans held-for-sale                    179          351
  Other                                                             649          263
                                                               --------     --------
       Total gross deferred tax assets                           24,218       16,925
                                                               --------     --------
Deferred tax liabilities:
  Net unrealized gain on available-for-sale securities          (24,530)     (10,588)
  Originated mortgage servicing rights                           (1,430)      (1,244)
  Other                                                               -          (71)
                                                               --------     --------
       Total gross deferred tax liabilities                     (25,960)     (11,903)
                                                               --------     --------
       Net deferred tax (liability) asset                      $ (1,742)    $  5,022
                                                               ========     ========

Management believes that it is more likely than not that the consolidated results of future operations of the Company will generate sufficient taxable income to realize the deferred tax assets of the Company. Therefore, a valuation allowance against the gross deferred tax assets is not considered necessary.

Provisions for income taxes are comprised of the following amounts:

                             Years Ended December 31,
                         --------------------------------
                            1997        1996       1995
                         ---------    -------    --------
                                   (In thousands)
Current:
  Federal                 $ 19,168    $ 6,053    $ 5,771
  State and local            4,083      2,758      2,161
                          --------    -------    -------
                            23,251      8,811      7,932
                          --------    -------    -------

Deferred:
  Federal                   (5,486)       458        406
  State and local           (1,692)       169        172
                          --------    -------    -------
                            (7,178)       627        578
                          --------    -------    -------
                          $ 16,073    $ 9,438    $ 8,510
                          ========    =======    =======

Total provision for income taxes differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to income before income tax expense as a result of the following:

                                                                             Years Ended December 31,
                                                                       ------------------------------------
                                                                          1997          1996         1995
                                                                       ---------      --------     --------
                                                                                  (In thousands)
Expected income tax expense at statutory Federal tax rate               $ 17,312      $ 10,525     $ 9,530
State and local taxes, net of Federal income tax benefit                   1,554         2,049       1,743
Dividend received deduction                                               (2,956)       (2,513)     (1,992)
Tax exempt income                                                              -             -         (70)
ESOP                                                                         168             -           -
Reversal of prior year taxes                                                (100)         (675)       (750)
Other, net                                                                    95            52          49
                                                                        --------      --------     -------
                                                                        $ 16,073      $  9,438     $ 8,510
                                                                        ========      ========     =======

The Company's stockholders' equity includes approximately $10.3 million at December 31, 1997 and 1996 which has been segregated for Federal income tax purposes as a bad debt reserve. The use of this amount for purposes other than to absorb losses on loans may result in taxable income for Federal income taxes at the then current tax rate. Under section 593 of the Internal Revenue Code (the Code), thrift institutions such as the Bank, which met certain definitional tests, primarily relating to their assets and the nature of their business, were permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions were, within specified limitations, deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, was, prior to January 1, 1996, computed using an amount based on the Bank's actual loss experience (the Experience Method), or the percentage equal to 8% of the Bank's taxable income (the PTI Method), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted additions to the non-qualifying reserve. Similar deductions for additions to the Bank's bad debt reserve were permitted under the New York State Bank Franchise Tax, however, for purposes of these taxes, the effective allowable percentage under the PTI Method was 32% rather than 8%.

Under the Small Business Job Protection Act of 1996 (the 1996 Act), which was enacted in August 1996, section 593 of the Code was amended and the Bank, as a "large bank" (one with assets having an adjusted basis of more than $500 million), is no longer permitted to make additions to its tax bad debt reserve, is permitted to deduct bad debts only as they occur and is required to recapture (that is, take into taxable income) over a multi-year period, beginning with the Bank's taxable year beginning on January 1, 1996, the excess of the balance of its bad debt reserves (other than the supplemental reserve) as of December 31, 1995 over the balance of such reserves as of December 31, 1987. At December 31, 1995 the balance of the Bank's federal bad debt reserves equaled the balance of such amount at December 31, 1987. The New York State tax law has been amended to prevent a similar recapture of the Bank's bad debt reserve, and to permit the continued future use of the bad debt reserve methods, for purposes of determining the Bank's New York State tax liability, in either case, so long as the Bank continues to satisfy the New York State definitional test related to its assets and nature of business, which are similar to the former federal income tax test described above.

(13)  Employee Benefit Plans
      ----------------------

Pension Plan - The Bank's noncontributory pension plan with The RSI Retirement Trust covers substantially all full-time employees. The following table depicts the components of the net pension expense for the years ended December 31, 1997, 1996 and 1995:

                                                          1997          1996          1995
                                                        -------       -------       -------
                                                                   (In thousands)
Service cost                                            $   589       $   463       $   384
Interest cost                                               875           845           822
Actual return on assets                                  (2,939)       (1,667)       (2,044)
Amortization of unrecognized transition asset               (50)         (115)         (115)
Amortization of unrecognized loss                             -            11             -
Amortization of unrecognized past service liability           5             5             5
Deferred investment gain                                  1,942           790         1,233
                                                        -------       -------       -------
                                                        $   422       $   332       $   285
                                                        =======       =======       =======

The following table sets forth the Bank's defined benefit plan's funded status at September 30, 1997 and 1996 (the latest valuation dates) as determined by the plan's actuary:

                                                                       1997            1996
                                                                     --------        --------
                                                                          (In thousands)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
    of $10,523 and $9,351 in 1997 and 1996, respectively             $ 10,898        $  9,887
                                                                     ========        ========
  Projected benefit obligation for services rendered                 $(14,948)       $(11,801)
  Market value of plan assets                                          15,617          13,389
                                                                     --------        --------
  Plan assets greater than projected benefit obligation                   669           1,588
  Amount contributed during fourth quarter                                 25               -
  Unrecognized net transition asset being amortized
    over 10.40 years                                                        -             (49)
  Unrecognized net gain                                                   (49)           (577)
  Unrecognized past service liability                                      25              30
                                                                     --------        --------
     Prepaid pension expense                                         $    670        $    992
                                                                     ========        ========
  Assumed rate of return on assets                                       8.00%       $   8.00%
                                                                     ========        ========
  Assumed rate of compensation increase                                  5.00%           5.50%
                                                                     ========        ========
  Assumed discount rate                                                  7.25%           7.75%
                                                                     ========        ========

The projected benefit obligation represents the obligation to plan members for services already rendered and then increases that obligation for future compensation levels.

Supplemental Plan - The former chief executive officer is covered by a supplemental executive retirement plan with The RSI Retirement Trust. The actuarial present value of the accumulated benefit obligation at December 31, 1997 and 1996 was $627,000 and $637,000, respectively. Included in the employee benefit expense for the years ended December 31, 1997, 1996 and 1995 was $47,000, $45,000 and $55,000, respectively, related to this obligation.

Benefit Restoration Plan - The Benefit Restoration Plan provides benefits for any highly compensated employee whose benefits are restricted under the Bank's defined benefit and defined contribution plans. The actuarial present value of the accumulated benefit obligation at December 31, 1997 and 1996 was $800,000 and $483,000, respectively. Included in employee benefit expense for the years ended December 31, 1997, 1996 and 1995 was $166,000, $160,000 and $168,000,
respectively, related to this obligation.

401(k) Plan - The Bank has a defined contribution and thrift savings plan under
Section 401(k) of the Internal Revenue Code. All regular, full-time employees are eligible for voluntary participation after one or more years of continuous service. The plan is effectuated through a trust established by the Bank. The Bank makes matching contributions of 6% of the participant's eligible compensation in the form of cash. Commencing on January 10, 1997, eligible participants in the ESOP are no longer eligible for the 401(k) matching contribution. The Bank made cash contributions of $51,000, $322,000 and $255,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

Employee Stock Ownership Plan - In connection with the Conversion, the Bank established an ESOP. The ESOP is a tax qualified retirement plan designed to invest primarily in the Company's common stock. All full-time employees of the Bank who have completed one year of service with the Bank will be eligible to participate in the ESOP. The ESOP utilized funds borrowed from the Company totaling $53.8 million, and the initial $1.0 million contribution from the Bank made in 1996, to purchase approximately 8%, or 3,491,397 shares of the Company's common stock issued in the Conversion. The loan to the ESOP will be primarily repaid with contributions from the Bank to the ESOP over a period not to exceed 30 years. Under the terms of the ESOP, the Bank makes contributions to the ESOP sufficient to cover all payments of principal and interest as they become due. For the year ended December 31, 1997, the Bank made contributions of $4.3 million to the ESOP. The ESOP utilized the contributions, along with the dividends received on the unallocated ESOP shares, which totaled $617,000, to repay $454,000 of principal and $4.4 million of interest on the loan. At December 31, 1997, the loan had an outstanding balance of $53.4 million and an interest rate of 8.25%.

Shares purchased with the loan proceeds are held in a suspense account by the trustee of the plan for future allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation as described in the plan. The number of shares released to participants will be determined based upon the percentage of principal and interest payments made during the year divided by the total remaining principal and interest payments including the current year's payment. Participants will vest in the shares allocated to their respective accounts over a period not to exceed 5 years. Any forfeited shares are allocated to the then remaining participants in the same proportion as contributions. At December 31, 1997, approximately 177,961 shares have been allocated to participants and 3,313,436 shares remain unallocated. Included in the shares allocated to participants during the year ended December 31, 1997, 20,117 shares were allocated utilizing the matching contribution formula under the 401(k) plan. The Company recognizes compensation expense attributable to the ESOP ratably over the year based upon the estimated number of ESOP shares to be allocated each December 31st. For the years ended December 31, 1997 and 1996, the Company recognized $2.0 million and $1.0 million, respectively, as compensation expense.

The trustee for the ESOP must vote all allocated shares held in the ESOP trust in accordance with the instructions of the participants. Unallocated shares held by the ESOP trust are voted by the trustee in a manner calculated to most accurately reflect the results of the allocated ESOP shares voted, subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Management Supplemental Executive Retirement Plan - The Management Supplemental Executive Retirement Plan (MSERP) provides benefits to certain officers and highly compensated employees whose benefits are limited under the ESOP allocation procedure if they retire prior to the complete repayment of the ESOP loan. Benefits under the MSERP vest in 20% annual increments over a five year period commencing as of the date of a participant's participation in the MSERP. The actuarial present value of the accumulated benefit obligation at December 31, 1997 was $685,000. The Company has not recorded any expense relating to the MSERP for the year ended December 31, 1997.

Stock-Based Incentive Plan - At the annual shareholder meeting on July 22, 1997 the shareholders approved The Roslyn Bancorp, Inc. 1997 Stock-Based Incentive Plan (Incentive Plan). The Incentive Plan authorizes the granting of options to purchase the Company's common stock, option-related awards and awards of the Company's common stock (collectively, Awards). Subject to certain adjustments to prevent dilution of Awards to participants, the maximum number of shares reserved for Awards denominated in common stock under the Incentive Plan is 6,108,444 shares. The maximum number of shares reserved for purchase pursuant to the exercise of options and option-related Awards which may be granted under the Incentive Plan is 4,364,246 shares, and will primarily vest over a five year period and which must be exercised no more than ten years from the date of grant. The maximum number of the shares reserved for the award of shares of the Company's common stock is 1,744,198 shares, and will primarily vest over a five year period. All officers, other employees and outside directors of the Company and its affiliates, including the Bank and its subsidiaries, are eligible to receive Awards under the Incentive Plan. The Incentive Plan will be administered by a committee of non-employee directors of the Company (the Committee). Authorized but unissued shares, or shares previously issued and reacquired by the Company, may be used to satisfy the Awards under the Incentive Plan. Each option and award may become 100% exercisable/granted upon the occurrence of a change in control of the Company, or upon death, disability or retirement of the optionee.

The Company contributed $41.4 million, during the third quarter of 1997, to the Incentive Plan to enable the Incentive Plan to purchase 1,744,198 shares of the Company's common stock to be awarded. This contribution represents deferred compensation which is initially recorded as a reduction to stockholders' equity and ratably charged to compensation expense over the vesting period of the awards. The Committee established September 2, 1997 as the Incentive Plans effective grant date and 1,512,507 shares, reserved as noted above, were awarded to outside directors, officers and employees of the Bank. Upon the achievement of certain defined performance targets, 148,900 of the aforementioned shares will vest. For the year ended December 31, 1997, compensation expense attributable to stock awards under the Incentive Plan was approximately $3.6 million.

Options granted under this plan are either non-statutory stock options or incentive stock options. Each option entitles the holder to purchase one share of the Company's common stock at an exercise price equal to the fair market value on the date of grant. There was no compensation expense attributable to these options as the Company used the intrinsic value based method of accounting as the $22.50 exercise price equaled the common stock price at the grant date. All options expire no later than ten years following the date of grant. Option transactions for the year ended December 31, 1997 are shown below:

                                                                                             Weighted
                                                                           Number             Average
                                                                         of Shares        Exercise Price
                                                                        ----------        --------------
Options outstanding at December 31, 1996                                         -             $       -
Granted                                                                  3,883,388                 22.50
Forfeited                                                                   (3,882)                22.50
Exercised                                                                        -                     -
                                                                         ---------                ------
Options outstanding at December 31, 1997                                 3,879,506             $   22.50
                                                                         =========                ======

The exercise price on all options granted for the year ended December 31, 1997 and outstanding at December 31, 1997 is $22.50. The weighted average remaining contractual life for options outstanding at December 31, 1997 is 9.67 years. None of the granted options are exercisable at December 31, 1997.

In accordance with SFAS 123, the Company used the Black-Scholes option pricing model with the following weighted average assumptions to value the options granted as follows:

                                              At December 31, 1997
                                              --------------------
  Dividend yield                                    1.74%
  Expected volatility                              22.50%
  Risk-free interest rate                           5.61%
  Expected option lives                            4 years

On a pro forma basis, had compensation expense for the Company's stock-based compensation plan been determined based on the fair value at the grant date for awards made under the plan, consistent with SFAS 123, the Company's net income and earnings per share for the year ended December 31, 1997 would have been reduced as follows:

                                                    1997
                                              ----------------
                                    (In thousands, except per share data)
Net income:
  As reported                                     $33,390
  Pro forma                                        31,906

Basic earnings per share:
  As reported                                     $  0.83
  Pro forma                                          0.79

Diluted earnings per share:
  As reported                                     $  0.83
  Pro forma                                          0.79

The effects of applying SFAS 123, for either recognizing or disclosing compensation cost under such pronouncement, may not be representative of the effect on reported net income for future periods.

(14)  Post-employment Health Care and Life Insurance Benefits
      -------------------------------------------------------

The Bank currently provides health care and life insurance benefits for retirees and their eligible dependents. The coverage provided depends upon the date they retired.

The cost of the Bank's post-retirement health care and life insurance benefits is recognized in the consolidated financial statements during the employee's active working career.

The status of the plan, which is unfunded, at December 31, 1997 and 1996 is as follows:

                                                                          1997         1996
                                                                         ------       ------
                                                                           (In thousands)
Accumulated post-retirement benefit obligation                           $3,485       $3,693
Unrecognized net gain                                                       601          205
Unrecognized past service liability                                        (539)        (589)
                                                                         ------       ------
Accrued post-retirement benefit cost recognized in the
  consolidated statements of financial condition                         $3,547       $3,309
                                                                         ======       ======

Net periodic post-retirement benefit cost included in compensation and employee benefits in the accompanying consolidated statements of income for the years ended December 31, 1997, 1996 and 1995 is comprised of the following components:

                                                                     1997     1996     1995
                                                                    -----    -----    -----
                                                                         (In thousands)
Service cost-benefits earned during the year                        $ 106    $  86    $  40
Interest cost on accumulated post-retirement
  benefit obligation, net of amortization                             248      321      228
                                                                    -----    -----    -----

                                                                    $ 354    $ 407    $ 268
                                                                    =====    =====    =====

For measurement purposes, an 8.0% annual rate of increase in the per capita cost of covered benefits (health care cost trend rate) was assumed for 1997; with the rate assumed to gradually decrease to 5.0% by the year 2006 and remain at that level thereafter. This rate assumption has a significant effect on the estimate of the accumulated post-retirement benefit obligation and aggregate service and interest cost components of net periodic post-retirement benefit cost. A 1% point increase in the health care cost trend rate would increase the accumulated post-retirement benefit obligation by 2.5% as of December 31, 1997 while the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for the year ended December 31, 1997 would increase 2.4%. The discount rate used in determining the accumulated post-retirement benefit obligation was 7.25% and 7.75%, respectively, at December 31, 1997 and 1996.

(15)  Disclosures About Fair Value of Financial Instruments
      -----------------------------------------------------

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires the Company to disclose the fair value of its on- and off-balance sheet financial instruments. A financial instrument is defined in SFAS 107 as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver or receive cash or another financial instrument from a second entity on potentially favorable or unfavorable terms. SFAS 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The following table represents the carrying amounts and fair values of the Company's financial instruments:

                                                                     At December 31, 1997
                                                            -----------------------------------
                                                               Carrying            Estimated
                                                                Amount             Fair Value
                                                            -----------------   ---------------
                                                                       (In thousands)
Financial assets:
  Cash and cash equivalents                                     $   22,366        $   22,366
  Debt and equity securities, net:
     Held-to-maturity                                                1,930             2,026
     Available-for-sale                                            494,193           494,193
  Mortgage-backed and mortgage related securities, net:
     Held-to-maturity                                              200,193           200,445
     Available-for-sale                                          1,856,633         1,856,633
  Loans held-for-sale, net                                          15,283            15,498
  Loans receivable held for investment, net                        954,291           984,117
  Accrued interest receivable                                       21,237            21,237
  Mortgage servicing rights, net                                     9,155            12,641
Financial liabilities:
  Deposit liabilities:
     Certificates of deposit                                     1,303,272         1,312,899
     Deposits, excluding certificates of deposit                   638,973           638,973
  Borrowed funds                                                   966,451           966,029
  Accrued dividends and interest on deposits                        10,375            10,375

                                                                        At December 31, 1996
                                                         ----------------------------------------------
                                                              Carrying                  Estimated
                                                               Amount                   Fair Value
                                                         -------------------      ---------------------
                                                                       (In thousands)
Financial assets:
  Cash and cash equivalents                                    $1,126,310                 $1,126,310
  Debt and equity securities, net:
     Held-to-maturity                                               1,930                      2,067
     Available-for-sale                                           486,896                    486,896
  Mortgage-backed and mortgage related securities, net:
     Held-to-maturity                                             276,632                    276,046
     Available-for-sale                                         1,159,411                  1,159,411
  Loans held-for-sale, net                                         14,134                     14,203
  Loans receivable held for investment, net                       488,890                    491,139
  Accrued interest receivable                                      18,665                     18,665
  Mortgage servicing rights, net                                    8,695                     10,583
Financial liabilities:
  Deposit liabilities:
     Certificates of deposit                                    1,128,053                  1,132,452
     Deposits, excluding certificates of deposit                  827,482                    827,482
  Non-depository stock subscriptions                            1,356,911                  1,356,911
  Borrowed funds                                                    1,829                      1,829
  Accrued dividends and interest on deposits                        6,636                      6,636

The carrying amounts in the table are included in the consolidated statements of condition under the indicated captions. The following summarizes the major methods and assumptions used in estimating the fair values of the financial instruments:

Cash and cash equivalents - The carrying amounts for cash and cash equivalents
-------------------------
approximate fair value as they mature in 30 days or less and do not present unanticipated credit concerns.

Securities - The fair values of securities are estimated based on bid quotations
----------
received from security dealers or from prices obtained from firms specializing in providing security pricing services.

Loans held-for-sale, net - Fair value is estimated based on current prices
------------------------
established in the secondary market or, for those loans committed to be sold, based upon the price established in the commitment.

Loans receivable held for investment, net - Fair values are estimated for
-----------------------------------------
portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial real estate and residential mortgage. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories. For performing residential mortgage loans, fair values are estimated by discounting contractual cash flows through the estimated maturity using discount rates and prepayment estimates based on secondary market sources adjusted to reflect differences in servicing and credit costs. The estimated fair value of remaining performing loans is calculated by discounting scheduled cash flows using estimated market discount rates that reflect the credit and interest rate risks inherent in the loan. Fair values for non-performing real estate loans are based on recent appraisals.

Accrued interest receivable - The fair value of the accrued interest receivable
---------------------------
is estimated to be the book value.

Mortgage servicing rights, net - Mortgage servicing rights are valued based upon
------------------------------
the Company's stratification of the mortgage servicing portfolio.
Stratification is based upon the predominate risk characteristics of the underlying loans, including, but not limited to, interest rate, loan type and the frequency of value of interest rate adjustments in the case of adjustable rate mortgage loans. Each strata is then discounted to reflect the present value of the future cash flows utilizing current market assumptions regarding discount rates, prepayment speeds, delinquency rates, and other factors.

Deposit liabilities - All deposits, except certificates of deposit, are subject
-------------------
to rate changes at any time, and therefore are considered to be carried at estimated fair value. The fair value of certificates of deposit is estimated by computing the present value of contractual future cash flows for each certificate. The present value rate utilized was the rate offered by the Company at each date presented on certificates with an initial maturity equal to the remaining term to maturity of the existing certificates.

Non-depository stock subscriptions - Non-depository stock subscriptions were
----------------------------------
subject to rate change at any time, and therefore were considered to be carried at estimated fair value.

Borrowed funds - The estimated fair value of borrowed funds is based on the
--------------
discounted value of contractual cash flows using interest rates currently in effect for borrowings with similar maturities and collateral requirements.

Accrued dividends and interest on deposits - The fair values of the accrued
------------------------------------------
dividends and interest on deposit balances are estimated to be their book value.

Limitations - SFAS 107 requires disclosures of the estimated fair value of
-----------
financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering a one-time sale of the Company's entire holdings of a particular financial instrument nor the resultant tax ramifications or transaction costs. Since no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company conducts a mortgage servicing activity that contributes fee income annually. The mortgage servicing activity is not considered a financial instrument, and as such its value has not been incorporated into the fair value estimates. Other significant assets of the Company that are not considered financial assets include banking house and equipment and deferred tax assets. In addition, the tax ramifications related to the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered.

Commitments - The fair value of commitments is estimated using the fees
-----------
currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments and commitments to sell loans at specified prices, fair value also considers the difference between current levels of interest rates and the committed rates.

(16)  Earnings Per Share Reconciliation
      ---------------------------------

The following table is the reconciliation of basic and diluted EPS as required under SFAS 128 at December 31, 1997:

                                                                Income          Shares        Per Share
                                                              (Numerator)    (Denominator)     Amounts
                                                              -----------    -------------    ---------
                                                         (In thousands, except share and per share amounts)
Net income                                                        $33,390
                                                                  =======
Basic EPS:
  Income available to common stockholders                         $33,390       40,159,931        $0.83
Effect of dilutive securities:
  Options                                                               -                -            -
                                                                  -------       ----------        -----
Diluted EPS:
  Income available to common stockholders                         $33,390       40,159,931        $0.83
                                                                  =======       ==========        =====

Options to purchase 3,879,506 shares of the Company's common stock at $22.50 per share were outstanding at December 31, 1997 but were not included in the computation of diluted EPS because the assumed exercise would be anti-dilutive.

(17)  Commitments and Contingencies
      -----------------------------

In the normal course of the Company's business, there are outstanding various commitments and contingent liabilities that have not been reflected in the consolidated statements of financial condition. In the opinion of management, the financial position of the Company will not be affected materially as a result of such commitments and contingent liabilities (see Note 19).

In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the financial position, results of operations and liquidity of the Company will not be affected materially by the outcome of such legal proceedings.

At December 31, 1997 and 1996, respectively, there were outstanding loan commitments by the Company to advance approximately $231.5 million and $226.9 million for mortgage loans, primarily all of which were fixed rate commercial and residential real estate loans.

At December 31, 1997 and 1996, the Company had no available lines of credit with banks or any other institutions, except as noted in Note 11.

In the normal course of its mortgage banking activities, the Company enters into both optional and mandatory commitments to sell packages of mortgage loans that it originates. The Company commits to sell the loans at specified prices in a future period, generally ranging from 30 to 120 days from the date of commitment, directly to FNMA and other agencies or via pass-through certificates guaranteed by these agencies. Market risk is associated with these financial instruments which results from movements in interest rates and is reflected by gains or losses on the sale of the mortgage loan packages determined by the difference between the price of the packaged loans and the price guaranteed in the commitment.

The Company has unfilled mandatory delivery commitments with investors totaling approximately $23.5 million and $26.8 million at December 31, 1997 and 1996, respectively. The Company also had optional delivery commitments of approximately $2.0 million at December 1996. No optional delivery commitments were outstanding at December 31, 1997.

The Company's future minimum rental payments required under non-cancelable operating leases for office space and equipment as of December 31, 1997 are as follows:

         Years Ending December 31,                           Amounts
         --------------------------                      --------------
                                                         (In thousands)
         1998                                                $  451
         1999                                                   353
         2000                                                   304
         2001                                                   284
         2002                                                   146
         Thereafter                                             278
                                                             ------
                                                             $1,816
                                                             ======

Total rent expense for the years ended December 31, 1997, 1996 and 1995 was $512,000, $492,000 and $155,000, respectively.

(18)  Regulatory Capital
      ------------------

The Company and Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the institutions' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action
(PCA), the institution must meet specific capital guidelines that involve quantitative measures of the institution's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The institution's capital amount and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the institution to maintain minimum amounts and ratios (set forth in the table) of total and Tier I (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, at December 31, 1997, that the Company and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for PCA. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios of 10%, 6% and 5%, respectively. There are no conditions or events since that notification that management believes have changed the Bank's category.

The actual capital amounts and ratios are presented in the following table for the years ended:

                                                               December 31, 1997
                                                  -------------------------------------------
                                                           Bank                 Company
                                                  ---------------------  --------------------
                                                              Percent                Percent
                                                   Amount    of Assets    Amount    of Assets
                                                  --------   ---------   --------   ---------
                                                            (Dollars in thousands)
GAAP capital (to total assets)                    $407,372       11.31%  $628,335       17.45%
                                                  ========       =====   ========       =====
Leverage capital
(to adjusted average assets):
  Actual level                                    $375,901       12.32%  $592,538       18.87%
                                                  ========       =====   ========       =====

  Capital adequacy requirement                    $ 91,558        3.00%  $ 94,192        3.00%
                                                  ========       =====   ========       =====
  Requirement to be well capitalized
    under PCA provisions                          $152,596        5.00%       N/A         N/A
                                                  ========       =====   ========       =====
Tier I capital (to risk-weighted assets):
  Actual level                                    $375,901       26.34%  $592,538       37.55%
                                                  ========       =====   ========       =====

  Capital adequacy requirement                    $ 57,078        4.00%  $ 63,121        4.00%
                                                  ========       =====   ========       =====
  Requirement to be well
    capitalized under PCA provisions              $ 85,617        6.00%       N/A         N/A
                                                  ========       =====   ========       =====
Total capital (to risk-weighted assets):
  Actual level                                    $393,814       27.60%  $612,317       38.80%
                                                  ========       =====   ========       =====

  Capital adequacy requirement                    $114,157        8.00%  $126,243        8.00%
                                                  ========       =====   ========       =====

  Requirement to be well
    capitalized under PCA provisions              $142,696       10.00%       N/A         N/A
                                                  ========       =====   ========       =====

                                                                          December 31, 1996
                                                                        ----------------------
                                                                                Bank
                                                                        ----------------------
                                                                                      Percent
                                                                         Amount      of Assets
                                                                        --------     ---------
                                                                        (Dollars in thousands)
GAAP capital (to total assets)                                          $249,349          6.89%
                                                                        ========         =====
Leverage capital (to adjusted average assets):
  Actual Level                                                          $233,294          8.70%
                                                                        ========         =====

  Capital adequacy requirement                                          $ 80,458          3.00%
                                                                        ========         =====

  Requirement to be well capitalized under PCA provisions               $134,097          5.00%
                                                                        ========         =====
Tier I capital (to risk-weighted assets):
  Actual level                                                          $233,294         18.50%
                                                                        ========         =====

  Capital adequacy requirement                                          $ 50,453          4.00%
                                                                        ========         =====

  Requirement to be well capitalized under PCA provisions               $ 75,680          6.00%
                                                                        ========         =====

Total capital (to risk-weighted assets):
  Actual level                                                          $249,154         19.75%
                                                                        ========         =====

  Capital adequacy requirement                                          $100,907          8.00%
                                                                        ========         =====

  Requirement to be well capitalized under PCA provisions               $126,134         10.00%
                                                                        ========         =====

(19)  Subsequent Events
      -----------------

On January 13, 1998, the Board of Directors announced the Company's initial stock repurchase plan. The plan authorizes the repurchase of 5%, or approximately 2.2 million shares of the outstanding shares, of the Company's common stock. The repurchases will occur over the course of 1998 at management's discretion.

On February 17, 1998, the Company announced a settlement with the NYSBD regarding certain practices relating to origination and loan fees (overage fees) paid by certain borrowers of RFI. Under terms of the settlement agreement, the Company will establish a $3.0 million fund to provide compensation to certain borrowers who allegedly paid an overage fee for their RFI mortgage loans. Any money remaining in the fund will go to further the Company's community development initiatives. The charge for the settlement, and the costs related thereto, was fully accrued at December 31, 1997 by the Company and totaled $4.6 million. The expense is included in other general and administrative expenses in the Company's statement of income for the year ended December 31, 1997.

(20)  Parent-Only Financial Information
      ---------------------------------

The earnings of the Bank are recognized by Roslyn Bancorp, Inc. (the Holding Company) using the equity method of accounting. Accordingly, undistributed earnings of the Bank are recorded as increases in the Holding Company's investment in the Bank. The following are the condensed financial statements of the Holding Company as of and for the year ended December 31, 1997 (although the Holding Company did not commence operations until the Conversion on January 10, 1997, the full year results have been presented).

Condensed Statement of Financial Condition
------------------------------------------

                                                   December 31, 1997
                                                   ------------------
Assets                                               (In thousands)
------
Cash and cash equivalents                                   $    220
Investment in equity securities, net:
  Available-for-sale                                         153,492
Investment in subsidiary                                     407,372
ESOP loan receivable                                          53,352
Receivable from subsidiary                                    28,237
Other assets                                                     709
                                                            --------
     Total assets                                           $643,382
                                                            ========

Liabilities and Stockholders' Equity
------------------------------------

Liabilities                                                 $ 15,047
Total stockholders' equity                                   628,335
                                                            --------
     Total liabilities and stockholders' equity             $643,382
                                                            ========

Condensed Statement of Income
-----------------------------

The condensed statement of income for the year ended December 31, 1997 is as follows:

                                                                                     1997
                                                                                --------------
                                                                                (In thousands)
Dividends received from subsidiary                                              $        7,856
Interest income - securities                                                             4,175
Interest income - ESOP loan receivable                                                   4,439
                                                                                --------------
                                                                                        16,470
Charitable donation                                                                    (12,711)
Other operating expenses                                                                  (228)
                                                                                --------------
Income before income taxes and equity
  in undistributed earnings of subsidiary                                                3,531
Income tax benefit                                                                       2,922
                                                                                --------------
Income before equity in undistributed earnings
  of subsidiary                                                                          6,453
Equity in undistributed earnings of subsidiary                                          26,937
                                                                                --------------
Net income                                                                      $       33,390
                                                                                ==============

Condensed Statement of Cash Flows
---------------------------------

The condensed statement of cash flows for the year ended December 31, 1997 is as follows:

                                                           1997
                                                      -------------
                                                      (In thousands)
Operating activities
  Net income                                              $  33,390
  Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
  Equity in the undistributed earnings of subsidiary        (26,937)
  Charitable contribution of common stock                    12,711
  Increase in receivable from subsidiary                    (28,237)
  Increase in other assets                                     (709)
  Amortization of premium on callable
   preferred stock                                              303
  Increase in liabilities                                    11,690
                                                          ---------

    Net cash provided by operating activities                 2,211
                                                          ---------

Investing activities:
  Purchases of equity securities                           (152,445)
  Proceeds from calls of equity securities
    available-for-sale                                        6,201
  Investment in subsidiary                                 (205,807)
  Funding of ESOP loan receivable, net of payments          (53,352)
                                                          ---------

    Net cash used in investing activities                  (405,403)
                                                          ---------

Financing activities:
  Net proceeds of common stock issuance                     410,650
  Cash dividends paid on common stock                        (7,238)
                                                          ---------
    Net cash provided by financing activities               403,412
                                                          ---------
  Net increase in cash and cash equivalents                     220
  Cash and cash equivalents at beginning of year                  -
                                                          ---------
  Cash and cash equivalents at end of year                $     220
                                                          =========

Selected Quarterly Financial Data (Unaudited)

The following table is a summary of operations by quarter for the years ended December 31, 1997 and 1996.

                                                                            For the Quarter Ended
                                             -----------------------------------------------------------------------------------
                                                                    (In thousands, except per share data)

                                              12/31/97   9/30/97   6/30/97    3/31/97    12/31/96    9/30/96   6/30/96   3/31/96
                                             ---------  --------  --------   --------   ---------   --------  --------  --------
Interest income............................  $  62,378  $ 59,333  $ 53,203   $ 50,050   $  45,272   $ 34,173  $ 31,221  $ 29,807
Interest expense...........................     37,795    34,336    28,868     25,415      26,359     19,535    17,113    15,752
                                             ---------  --------  --------   --------   ---------   --------  --------  --------
Net interest income before provision for
  possible loan losses.....................     24,583    24,997    24,335     24,635      18,913     14,638    14,108    14,055
Provision for possible loan losses.........        150       150       150        150       1,300        300       300       100
                                             ---------  --------  --------   --------   ---------   --------  --------  --------
Net interest income after provision for
  possible loan losses.....................     24,433    24,847    24,185     24,485      17,613     14,338    13,808    13,955
                                             ---------  --------  --------   --------   ---------   --------  --------  --------

Non-interest income:
  Loan servicing and fee income............      1,625     1,547     1,532      1,726       1,086      1,210     1,525     1,181
  Net gains on sales of loans..............        700       592       524        673         819      1,071     1,258       710
  Net gains (losses) on securities.........      1,491       923        (6)       349        (901)        42        20        35
  Other non-interest income................        232        36        89         42          57         19        37       240
                                             ---------  --------  --------   --------   ---------   --------  --------  --------
     Total non-interest income.............      4,048     3,098     2,139      2,790       1,061      2,342     2,840     2,166
                                             ---------  --------  --------   --------   ---------   --------  --------  --------
Non-interest expense:
  General and administrative
    expenses...............................     14,235    11,161    10,307     11,507      11,817      8,957     7,982     8,237
  Real estate operations, net..............        118        17        93        (56)         25        233       256        75
  Amortization of excess of cost over
    fair value of net assets acquired......        117       117       117        118         117        117       117       118
  Charitable contribution to The Roslyn
    Savings Foundation.....................          -         -         -     12,711           -          -         -         -
                                             ---------  --------  --------   --------   ---------   --------  --------  --------
     Total non-interest expense............     14,470    11,295    10,517     24,280      11,959      9,307     8,355     8,430
                                             ---------  --------  --------   --------   ---------   --------  --------  --------

Income before provision for
  income taxes.............................     14,011    16,650    15,807      2,995       6,715      7,373     8,293     7,691
Provision for income taxes.................      4,586     5,616     5,340        531       1,671      2,702     2,818     2,247
                                             ---------  --------  --------   --------   ---------   --------  --------  --------
Net income.................................  $   9,425  $ 11,034  $ 10,467   $  2,464   $   5,044   $  4,671  $  5,475  $  5,444
                                             =========  ========  ========   ========   =========   ========  ========  ========

Basic and diluted earnings per share.......  $    0.24  $   0.28  $   0.26   $   0.06      N/A         N/A       N/A       N/A
                                             =========  ========  ========   ========   =========   ========  ========  ========

Independent Auditors' Report



The Board of Directors
Roslyn Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Roslyn Bancorp, Inc. and subsidiary (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.



Jericho, New York
January 28, 1998