Form 10-K405/A, Exhibit 13
period 1997-12-31
ROSLYN BANCORP INC
filed 1998-11-16
CIK 1020828

                                 EXHIBIT 13.1

                                 ANNUAL REPORT

                                 (as amended)

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


YEAR 2000 COMPLIANCE

The "Year 2000" Problem, as it is generally referred to, concerns the inability of certain computer hardware and software systems and associated applications to correctly recognize and process dates beyond December 31, 1999. Many computer programs were developed using only six digits to define the date field in their programs. Computer programs used by the Company, its suppliers or outside service providers that have date-sensitive software may recognize "00" as the year 1900, rather than the year 2000. Due to the nature of financial information, calculations that rely on the integrity of the date field for the correct processing of information could be significantly misstated, if corrective action is not timely taken.

State of Readiness

The Company has implemented a detailed Year 2000 Plan, according to the guidelines of the FFIEC, to evaluate the Year 2000 compliance of its computer systems and the equipment which supports the operation of the Company. The Company initiated formal communications with all of its service providers, vendors, major fund providers, major borrowers and companies with which it has material investments, to determine the extent to which it may be vulnerable to the inability of those parties to remediate their own Year 2000 issues.

The Company's vendor relationships cover a wide range of services which may or may not be subject to a contractual agreement. Where a contractual relationship exists between the Company and a provider of services, and the Company is exposed due to a failure on the part of the vendor to provide the service, whether due to Year 2000 or some other issue, the vendor would necessarily be subject to a breach of contract suit. In order to minimize the risk of material loss or disruption of the Company's business due to an issue involving date sensitive processing, the Company has not only required of all of these vendors their written assurances that they are proactively addressing Year 2000 issues within their operations, but the Company is also requesting and taking advantage of opportunities to test and verify these claims.

Like many financial institutions, the Company relies upon computers for the daily conduct of its business and for data processing generally. The Company utilizes a combination of in house and service bureau applications, with the bulk of customer account processing being handled by a leading national vendor of data processing services for financial institutions. The Company has received written assurances that this service provider has completed its internal remediation of programs, and has substantially completed its remediation of issues related to interdependencies with other parties. The vendor has provided the Company with a Year 2000 compliant version of its system. The Company will participate in testing of both direct and indirect services commencing in November, 1998, and continuing through the first quarter of 1999.

The Company does not anticipate that there will be any significant or material condition which will impact this service provider's ability to deliver accurate data processing services before, during and after the transition to the new millennium, therefore no formal contingency plans exist at this time. However, results of system tests conducted by the Company and by other users of this service provider will be carefully monitored to ensure that all issues have been identified and successfully remediated.

Another national provider of data processing operations services the Company's residential mortgage loans. This vendor has also provided written assurances that it is meeting its objectives to be Year 2000 compliant by December 31, 1998. Should the vendor fail to demonstrate its ability to provide Year 2000 compliant service by March 31, 1999, the Company may invoke a contingency plan to move its servicing portfolio to an alternative, compliant vendor.

In addition to its outsourced systems, the Company relies on in-house, computer based financial accounting and mortgage origination systems. The Company is in the process of installing new software for both of these applications. The new systems have been certified by their respective vendors to be Year 2000 compliant. Language to that effect was included in the service contracts executed with the system vendors. Both of these revisions were planned around the business needs of the Company, not the ability or inability of the installed software to accommodate Year 2000 processing. Nevertheless, these mission critical system replacements are Year 2000 compliant, and therefore address that issue.

The balance of the Company's internal processing is supported by PC based systems, using industry standard software to run non-mission critical applications. Any software program or application which was not supported by the vendor, or which required an update to achieve Year 2000 capability, has been identified for replacement or upgrade. Equipment which contains embedded chips or microprocessors has also been tested and scheduled for upgrade or replacement where necessary. All such system enhancements are expected to be completed by first quarter of 1999. The cost to remediate these systems is immaterial, and is being expensed in the period in which it occurs. The majority of the related expense is to be charged to the Company's 1998 operating results.

The Company believes it has developed an effective plan to address the Year 2000 problem and that, based on the available information, its Year 2000 transition will not have a material effect on its business, operations or financial results. However, the Company has no control over the progress of third parties in addressing their own Year 2000 issues. If the necessary changes are not effected or are not completed in a timely manner, or if unanticipated problems arise, there may be a material impact on the Company's financial condition and results of operations.

Cost to Address the Company's Year 2000 Issues

The Company's costs to achieve Year 2000 compliance are not expected to have a material financial impact on the Company. The Company intends to fund such costs from its current operations. However, as stated above, there can be no assurance that all such costs have been identified, or that there may not be some unforeseen cost which may have a material adverse effect on the Company's financial condition and results of operations.

Risks of Year 2000 Issues

To date, the Company has not identified any system which presents a material risk of failing to be Year 2000 compliant in a timely manner, or for which a suitable alternative cannot be implemented. However, as the Company progresses with its Year 2000 transition, systems or equipment may be identified which present a material risk of business interruption. Such disruption may include the inability to process customer accounting transactions, including deposits, withdrawals, loan payments and disbursements; the inability to reconcile and record daily activity; the inability to process loan applications or to track delinquencies; the inability to generate checks or to clear funds. In addition, if any of the Company's major borrowers should fail to achieve Year 2000 compliance, and should they experience a disruption of their own businesses, their ability to meet their obligations to the Company may be seriously impaired. To mitigate credit risk in the case of large borrowers, the Company currently includes a clause relating to the borrower's Year 2000 awareness and preparedness in its loan commitment documents. In addition, 100% of all borrowers whose loans exceed $500,000 have been contacted to survey their Year 2000 readiness in order to anticipate any potential exposure. The dollar value of loans for which borrowers were surveyed equates to 70% of the permanent and construction loan portfolio in total. Roslyn has not contacted its largest dollar deposit customers to determine their readiness for Year 2000.

To the extent that the risks posed by the Year 2000 problem are pervasive in data processing and telecommunication services worldwide, or to the extent that disruption of a power utility prevents the Company from gaining access to its systems, the Company cannot predict with certainty that it will remain materially unaffected by issues related to the Year 2000 problem, which are beyond the Company's control.

Contingency Plans

The Company is in the process of developing two types of contingency plans. Remediation plans will identify components of mission critical applications which are judged, at some point prior to December 31, 1999, to be at risk of failure to achieve complete renovation, validation and implementation. Business Interruption Plans will ensure that the Company has sufficiently planned for unanticipated system failures at critical production dates before, on and after January 1, 2000.

Remediation Planning

The Company expects to complete its Year 2000 transition and to have thoroughly tested its systems prior to any date of potential disruption. However, the Company is developing Year 2000 remediation plans for mission critical systems which are not already identified as compliant. If the results of testing of the Company's systems are not satisfactory, contingency plans will be invoked within sufficient time to assure successful implementation of a compliant alternative.

Business Interruption Plan

These plans would be invoked if unanticipated Year 2000 problems occur in production, similar to Disaster Recovery Plans. Essentially, they require that resources are planned for deployment to ensure that such an interruption does not threaten the viability of the Company. The Company will modify its current Business Resumption Plan to specifically address the special circumstances of a disruption due to a Year 2000 related component failure.

The discussion above contains certain forward-looking statements. Actual results may differ materially from the Company's expectations due to the nature and uncertainty of circumstances surrounding the Year 2000 problem. The Company may fail to identify systems that are not Year 2000 compliant, or the Company or other parties may fail to meet the dates and goals set above. If so, the extent and nature of efforts to then address those contingencies, to repair or replace the affected systems, the Company's ability to obtain qualified personnel, consultants or other resources and the success of those efforts cannot be stated with any degree to certainty.

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

                              ROSLYN BANCORP, INC.
                       Consolidated Statements of Income
                  Years Ended December 31, 1997, 1996 and 1995
                    (In thousands, except per share amounts)

                                                                   1997      1996       1995
                                                                 --------  --------   --------
Interest income:
    Federal funds sold and short-term deposits                   $  4,190  $  7,960   $  1,819
    Debt and equity securities                                     33,153    31,087     36,594
    Mortgage-backed and mortgage related securities               126,148    62,432     37,086
    Real estate loans                                              61,091    38,644     33,341
    Consumer and student loans                                        382       350        897
                                                                 --------  --------   --------
          Total interest income                                   224,964   140,473    109,737
                                                                 --------  --------   --------
Interest expense:
    Deposits                                                       89,136    72,965     57,744
    Borrowed funds                                                 37,278     5,794      1,554
                                                                 --------  --------   --------
          Total interest expense                                  126,414    78,759     59,298
                                                                 --------  --------   --------
Net interest income before provision for possible loan losses      98,550    61,714     50,439
Provision for possible loan losses                                    600     2,000        600
                                                                 --------  --------   --------
Net interest income after provision for possible loan losses       97,950    59,714     49,839
                                                                 --------  --------   --------
Non-interest income:
    Loan servicing and fee income                                   6,430     5,002      3,729
    Net gains on sales of loans                                     2,489     3,858      1,827
    Net gains (losses) on securities                                2,757      (804)       486
    Other non-interest income                                         399       353        255
                                                                 --------  --------   --------
          Total non-interest income                                12,075     8,409      6,297
                                                                 --------  --------   --------
Non-interest expense:
    General and administrative expenses:
          Compensation and employee benefits                       26,806    20,703     15,815
          Occupancy and equipment                                   3,789     4,378      3,288
          Deposit insurance premiums                                  274         2      1,430
          Advertising and promotion                                 2,363     2,508      1,708
          Other non-interest expenses                               9,218     9,402      7,115
                                                                 --------  --------   --------
              Total general and administrative expenses            42,530    36,993     29,356
    Real estate operations, net                                       172       589       (714)
    Amortization of excess of cost over fair value
      of net assets acquired                                          469       469        266
    Charitable contribution to The Roslyn
      Savings Foundation                                           12,711         -          -
    NYSBD Settlement                                                4,620         -          -
                                                                 --------  --------   --------
          Total non-interest expense                               60,562    38,051     28,908
                                                                 --------  --------   --------
    Income before income taxes                                     49,463    30,072     27,228
    Provision for income taxes                                     16,073     9,438      8,510
                                                                 --------  --------   --------

    Net income                                                   $ 33,390  $ 20,634   $ 18,718
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

                                                                            For the Quarter Ended
                                             -----------------------------------------------------------------------------------
                                                                    (In thousands, except per share data)

                                              12/31/97   9/30/97   6/30/97    3/31/97    12/31/96    9/30/96   6/30/96   3/31/96
                                             ---------  --------  --------   --------   ---------   --------  --------  --------
Interest income............................  $  62,378  $ 59,333  $ 53,203   $ 50,050   $  45,272   $ 34,173  $ 31,221  $ 29,807
Interest expense...........................     37,795    34,336    28,868     25,415      26,359     19,535    17,113    15,752
                                             ---------  --------  --------   --------   ---------   --------  --------  --------
Net interest income before provision for
  possible loan losses.....................     24,583    24,997    24,335     24,635      18,913     14,638    14,108    14,055
Provision for possible loan losses.........        150       150       150        150       1,300        300       300       100
                                             ---------  --------  --------   --------   ---------   --------  --------  --------
Net interest income after provision for
  possible loan losses.....................     24,433    24,847    24,185     24,485      17,613     14,338    13,808    13,955
                                             ---------  --------  --------   --------   ---------   --------  --------  --------

Non-interest income:
  Loan servicing and fee income............      1,625     1,547     1,532      1,726       1,086      1,210     1,525     1,181
  Net gains on sales of loans..............        700       592       524        673         819      1,071     1,258       710
  Net gains (losses) on securities.........      1,491       923        (6)       349        (901)        42        20        35
  Other non-interest income................        232        36        89         42          57         19        37       240
                                             ---------  --------  --------   --------   ---------   --------  --------  --------
     Total non-interest income.............      4,048     3,098     2,139      2,790       1,061      2,342     2,840     2,166
                                             ---------  --------  --------   --------   ---------   --------  --------  --------
Non-interest expense:
  General and administrative
    expenses...............................      9,555    11,161    10,307     11,507      11,817      8,957     7,982     8,237
  Real estate operations, net..............        118        17        93        (56)         25        233       256        75
  Amortization of excess of cost over
    fair value of net assets acquired......        117       117       117        118         117        117       117       118
  Charitable contribution to The Roslyn
    Savings Foundation.....................          -         -         -     12,711           -          -         -         -
  NYSBD Settlement.........................      4,680         -         -          -           -          -         -         -
                                             ---------  --------  --------   --------   ---------   --------  --------  --------
     Total non-interest expense............     14,470    11,295    10,517     24,280      11,959      9,307     8,355     8,430
                                             ---------  --------  --------   --------   ---------   --------  --------  --------

Income before provision for
  income taxes.............................     14,011    16,650    15,807      2,995       6,715      7,373     8,293     7,691
Provision for income taxes.................      4,586     5,616     5,340        531       1,671      2,702     2,818     2,247
                                             ---------  --------  --------   --------   ---------   --------  --------  --------
Net income.................................  $   9,425  $ 11,034  $ 10,467   $  2,464   $   5,044   $  4,671  $  5,475  $  5,444
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


/s/ KPMG PEAT MARWICK LLP
Jericho, New York
January 28, 1998