Form 10-K, Exhibit 13
period 1998-12-31
ROSLYN BANCORP INC
filed 1999-03-31
CIK 1020828

                                  Exhibit 13

Selected Consolidated Financial and Other Data of the Company

The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.


At December 31,                   1998          1997          1996         1995       1994
---------------------------------------------------------------------------------------------
                             (Dollars in thousands)
Selected Financial Condition
 Data:
Total assets                   $3,735,032    $3,601,079    $3,617,953  $1,598,270  $1,438,337
Money market investments           38,000             -     1,114,240      10,000      25,000
Debt securities, net (1):
  Held-to-maturity                    715         1,930         1,930       1,930     466,204
  Available-for-sale              163,279       208,841       318,034     260,553           -
Equity securities (1):
  Available-for-sale              449,981       285,352       168,862     118,778      89,787
Mortgage-backed and mortgage
 related
 securities, net (1):
  Held-to-maturity                 68,071       200,193       276,632     347,213     411,341
  Available-for-sale            1,622,023     1,856,633     1,159,411     413,485      50,711
Loans held-for-sale, net           81,276        15,283        14,134      17,151           -
Loans receivable held for
 investment, net (2)            1,190,977       954,291       488,890     365,265     342,091
Deposits                        2,070,831     1,942,245     1,955,535   1,328,945   1,219,481
Roslyn Bancorp, Inc.
 non-depository
 stock subscriptions                    -             -     1,356,911           -           -
Borrowed funds                    959,469       966,451         1,829       1,647           -
Stockholders' equity (3)          598,898       628,335       249,349     226,413     193,066


For the Years Ended
 December 31,                      1998          1997          1996      1995         1994
---------------------------------------------------------------------------------------------------------------------
                                         (Dollars in thousands, except per share amounts)
Selected Operating Data:
Interest income                  $258,917      $224,964      $140,473    $109,737     $ 93,282
Interest expense                  157,335       126,414        78,759      59,298       40,353
---------------------------------------------------------------------------------------------------------------------
Net interest income before
 provision for
 possible loan losses             101,582        98,550        61,714      50,439       52,929
Provision for possible
 loan losses                          750           600         2,000         600          600
---------------------------------------------------------------------------------------------------------------------
Net interest income after
 provision for
 possible loan losses             100,832        97,950        59,714      49,839       52,329
Non-interest income (4)            19,322         9,248         5,192       5,903        3,283
Non-interest expense (4)(5)        44,721        57,735        34,834      28,514       26,172
---------------------------------------------------------------------------------------------------------------------
Income before provision
 for income taxes                  75,433        49,463        30,072      27,228       29,440
Provision for income taxes         23,029        16,073         9,438       8,510       10,018
---------------------------------------------------------------------------------------------------------------------
Net income                       $ 52,404      $ 33,390      $ 20,634    $ 18,718     $ 19,422
---------------------------------------------------------------------------------------------------------------------
Basic and diluted earnings
 per share                       $   1.36      $   0.83          N/A         N/A          N/A
---------------------------------------------------------------------------------------------------------------------

                                                        (Continued on next page)


Selected Consolidated Financial and Other Data of the Company
(Continued)

At December 31,                                1998          1997        1996        1995         1994
----------------------------------------------------------------------------------------------------------------
Selected Financial Ratios and Other Data (6):
Performance Ratios (7):
Return on average assets                       1.40%         1.29%       1.03%       1.21%        1.39%
Return on average stockholders' equity         8.75          6.57 (15)   8.97        8.82        10.27
Average stockholders' equity to average
 assets                                       16.04         19.22       11.45       13.69        13.56
Stockholders' equity to total assets at
 year end                                     16.03         17.45        6.89       14.17        13.42
Net interest rate spread (8)                   1.91          2.20        2.69        2.71         3.45
Net interest margin (9)                        2.78          3.20        3.19        3.37         3.93
Average interest-earning assets to average
 interest-bearing liabilities                120.29        124.39      112.29      116.55       116.11
Operating expenses to average assets (4)       1.18          1.41        1.71        1.82         1.87
Net interest income to operating
 expenses (4)                                229.56        221.19      179.58      178.56       203.18
Efficiency ratio (4) (10)                     39.15         42.33       50.30       51.23        46.52

Cash Basis Performance Ratios (11):
Return on average assets                       1.65%         1.65%       1.05%       1.22%        1.40%
Return on average stockholders' equity        10.26          8.42 (16)   9.17        8.94        10.33
Operating expenses to average assets (4)       0.95          1.23        1.71        1.82         1.87
Net interest income to operating
 expense (4)                                 285.04        253.17      179.58      178.56       203.18
Efficiency ratio (4) (10)                     31.53         36.98       50.30       51.23        46.52

Regulatory Capital Ratios (Bank only):
Leverage capital                              11.52%        12.32%       8.70%      13.19%       13.57%
Total risk-based capital                      24.38         27.60       19.75       29.79        27.01

Asset Quality Ratios and Data:
Total non-performing loans (12)           $   6,112   $     6,480   $   8,740   $  12,173   $   25,055
Real estate owned, net                          532           157       1,698       6,047        3,359
Total non-performing assets (13)              6,644         6,637      10,438      18,220       28,414
Non-performing loans as a percent of
 loans (12) (14)                               0.50%         0.66%       1.71%       3.13%        6.82%
Non-performing assets as a percent of
 total assets (13)                             0.18          0.18        0.29        1.14         1.98
Allowance for possible loan losses as a
 percent of loans (2) (14)                     2.04          2.46        4.55        6.01         6.84
Allowance for possible loan losses as a
 percent of total non-performing
 loans (2) (12)                              405.42        370.82      266.82      191.82       100.28

Other Data:
Number of full service customer
 facilities                                      10             8           8           6            6
Number of mortgage origination offices           14            11           8           6            -

(footnotes on next page)

(1) The Bank adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994, and reclassified securities having a market value of $658.3 million from its held-to-maturity portfolio to its available-for-sale portfolio in November 1995 pursuant to a Financial Accounting Standards Board (FASB) interpretation of SFAS No. 115. Prior to the adoption of SFAS No. 115, securities were carried at amortized cost, as adjusted for amortization of premiums and accretion of discounts over the remaining terms of the securities from the dates of purchase.
(2) All loans receivable held for investment are presented net of the Bank's allowance for possible loan losses which at December 31, 1998, 1997, 1996, 1995, and 1994 were $24.8 million, $24.0 million, $23.3 million, $23.4 million and $25.1 million, respectively.
(3)  The amounts prior to December 31, 1997 represent retained earnings only.
(4) Certain reclassifications were made to the 1997, 1996, 1995 and 1994 amounts to conform to the 1998 presentation.
(5) Included in 1997 is a $12.7 million charitable contribution to The Roslyn Savings Foundation and a $4.6 million pre-tax charge for a settlement agreement, including professional fees related thereto, with the New York State Banking Department regarding certain loan and origination fee practices by the Bank's mortgage banking subsidiary.
(6) Asset Quality and Regulatory Capital Ratios are end of year ratios. With the exception of end of year ratios, all ratios are based on average monthly balances during the indicated year.
(7) All performance ratios for the year ended December 31, 1997 exclude the $7.4 million after-tax effect of the shares contributed to The Roslyn Savings Foundation concurrent with the conversion.
(8) The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities and includes the effect of the Bank's payment of a special interest payment which has generally ranged from 10% to 25% of the interest paid on savings and NOW accounts.
(9) The net interest margin represents net interest income as a percent of average interest-earning assets and includes the effect of the Bank's payment of a special interest payment which has generally ranged from 10% to 25% of the interest paid on savings and NOW accounts.
(10) The efficiency ratio represents the ratio of operating expenses, excluding the amortization of goodwill, divided by the sum of net interest income and non-interest income, adjusted by securities gains or losses, net real estate operations activity and servicing impairment provisions.
(11) Excluding non-cash charges related to the establishment of The Roslyn Savings Foundation, goodwill amortization and amortization relating to certain employee stock benefit plans.
(12) Non-performing loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the Bank's policy to generally cease accruing interest on all loans 90 days or more past due.
(13) Non-performing assets consist of non-performing loans and real estate owned, net.
(14) Loans include loans receivable held for investment, net, excluding the allowance for possible loan losses.
(15) The ratio shown assumes that the conversion was completed on January 1, 1997. The actual return on average stockholders' equity based on the January 10, 1997 conversion date was 6.70%.
(16) The ratio shown assumes that the conversion was completed on January 1, 1997. The actual cash basis return on average stockholders' equity based on the January 10, 1997 conversion date was 8.59%.

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

Concurrent with the close of the stock offering, an additional 1,271,100 shares of authorized but unissued shares of common stock were donated by the Company to The Roslyn Savings Foundation (the Foundation), a private foundation dedicated to charitable purposes within the Bank's local communities. The Company recognized a one-time charge of $12.7 million, the full amount of the contribution made to the Foundation, in the first quarter of 1997. The contribution to the Foundation is fully tax deductible, subject to an annual limitation based upon the Company's annual taxable income.

Additionally, in connection with the Conversion, the Bank established an Employee Stock Ownership Plan (the ESOP). The ESOP purchased, primarily through a $53.8 million loan from the Company and an initial $1.0 million contribution from the Bank, approximately 8% of the outstanding shares of common stock, or 3,491,397 shares, on the open market.

On February 16, 1999, a merger between T R Financial Corp., a Delaware company, and the Company was completed with the Company as the surviving corporation.
The transaction will be treated as a tax-free reorganization and accounted for using the pooling-of-interests method of accounting. As part of this merger, on February 16, 1999, T R Financial Corp.'s wholly-owned subsidiary, Roosevelt Savings Bank, a New York State chartered stock savings bank, was merged into the Bank. The combined bank retained the Roslyn name, and has $7.8 billion in assets, more than $4.2 billion in deposits and 25 full-service banking locations in Kings, Queens, Nassau and Suffolk Counties on Long Island, New York.

Pursuant to the merger agreement, each share of T R Financial Corp. common stock was converted into the Company's stock at a fixed exchange ratio of 2.05. As a result, 17,347,768 shares of T R Financial Corp. common stock were exchanged for 35,528,785 shares of the Company's common stock and a total of 1,746,876 T R Financial Options were converted into options to purchase a maximum of 3,581,096 shares of the Company's common stock at exercise prices ranging from $2.20 to $17.32 depending on the exercise price of the underlying T R Financial Stock Option. Additionally under the agreement, five former officers and directors of T R Financial Corp. have joined the Boards of Directors of the Company and the Bank. (See Note 2 to Consolidated Financial Statements).

The Company conducts business primarily through its ownership of the Bank and its subsidiaries. The Bank operates its 25 full service banking locations in Kings, Queens, Nassau and Suffolk Counties on Long Island and fourteen mortgage origination offices of Roslyn National Mortgage Corp. (RNMC), a wholly-owned subsidiary of the Bank, in New York, New Jersey, Connecticut, Tennessee, Delaware, Pennsylvania, Virginia and Maryland. On August 1, 1995, the Bank acquired through RNMC (formerly Residential First, Inc. (RFI)), certain assets and liabilities, including the loan origination business and the loan servicing portfolio of Residential Mortgage Banking, Inc., a mortgage banking company which primarily operated in New York and New Jersey counties in and surrounding the New York City metropolitan area and in Albany, New York. The acquisition was accounted for under the purchase method of accounting. Accordingly, the information contained in this section regarding periods subsequent to July 31, 1995 reflects the consolidated operations of the Bank and its subsidiaries, inclusive of its mortgage banking subsidiary.

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

At the annual shareholder meeting on July 22, 1997, the shareholders approved The Roslyn Bancorp, Inc. 1997 Stock-Based Incentive Plan (Incentive Plan or
SBIP). The Incentive Plan authorizes the granting of options to purchase common stock, option-related awards and awards of common stock (collectively, Awards). Subject to certain adjustments to prevent dilution of Awards to participants, the maximum number of shares reserved for Awards denominated in common stock under the Incentive Plan is 6,108,444 shares. The maximum number of shares reserved for purchase pursuant to the exercise of options and option-related Awards which may be granted under the Incentive Plan is 4,364,246 shares, and will primarily vest over a five year period and which must be exercised no more than ten years from the date of grant. The maximum number of the shares reserved for the award of shares of common stock is 1,744,198 shares, and will primarily vest over a five year period. All officers, other employees and outside directors of the Company and its affiliates, including the Bank and its subsidiaries, are eligible to receive Awards under the Incentive Plan. The Incentive Plan is administered by a committee of non-employee directors of the Company. Authorized but unissued shares, or shares previously issued and reacquired by the Company, may be used to satisfy the Awards under the Incentive Plan. See Note 14 of Notes to Consolidated Financial Statements for information regarding awards made under the Incentive Plan.

On February 17, 1998, the Company announced a settlement with the New York State Banking Department (NYSBD) regarding certain practices relating to origination and loan fees (overage fees) paid by certain borrowers of RFI. Under the terms of the settlement agreement, the Company established a $3.0 million fund to provide compensation to certain borrowers who allegedly paid an overage fee for their RFI mortgage loans. Any money remaining in the fund will go to further the Company's community development initiatives. The charge for the settlement, and the costs related thereto, were fully accrued at December 31, 1997 by the Company and totaled $4.7 million. The expense is included in non-interest expense in the Company's statement of income for the year ended December 31, 1997. In the settlement agreement, the Company denies that RFI had engaged in any unfair overage practices. The Company agreed to accept the conditions of the settlement because it believed that the cost of contesting the allegations in the courts would have been in excess of the settlement amount.

Management Strategy

In recent years, the Bank's operating strategy concentrated on maintaining profitability by primarily investing in mortgage loans and mortgage-backed and mortgage related securities. Since 1993, the Bank has decreased its emphasis on investments in U.S. Government securities and increased its emphasis on building its mortgage-backed and mortgage related securities and loan portfolios. The increase in the loan portfolio relates to the restructuring of the lending department, hiring experienced commercial real estate loan personnel and revising its underwriting policies and procedures. More recently, the Bank has increased its emphasis on mortgage banking activities and developed a resource for generating one- to four-family loans for its own portfolio and for sale into the secondary market. The Company's current operating strategy consists primarily of: (i) building its loan portfolio by retaining a portion of one- to four-family loans originated and placing emphasis on the origination of high quality commercial real estate loans to selected real estate developers operating in the Bank's primary market area;
(ii) investing funds not utilized for loan originations and purchases in shorter-term debt securities and mortgage-backed and mortgage related securities and preferred stock of corporate issuers; (iii) increasing fee income and building its loan servicing portfolio through its mortgage banking operations which sells, generally on a servicing retained basis, most longer-term fixed-rate and adjustable-rate one- to four-family mortgage loans originated; (iv) attracting and retaining deposit accounts by paying competitive rates on its deposit products and opening new branches; and (v) maintaining a lower expense ratio by efficiently utilizing personnel and branch facilities to service its customers.


Management of Interest Rate Risk

The principal objectives of the Company's interest rate risk management are to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company's Board of Directors reviews the Company's interest rate risk position on a monthly basis. The Company's Board of Directors has established an Asset/Liability Committee comprised of the Company's senior management under the direction of the Board of Directors. Senior management is responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the Company's net interest margin, the market value of the portfolio of investments and loans and the effect that changes in interest rates will have on the Company's portfolio and exposure limits.

In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of fixed-rate mortgage loans having terms to maturity of not more than fifteen years, adjustable-rate loans and consumer loans consisting primarily of home equity loans and second mortgage loans; (2) selling substantially all 30-year fixed-rate mortgage loans to the secondary market without recourse and on a servicing retained basis; and (3) investing in shorter-term and, to a lesser extent, adjustable-rate securities which may generally bear lower yields as compared to longer-term investments, but which better position the Company for increases in market interest rates. In recent years, the Company has attempted to shorten the maturities of its interest-earning assets by increasing its investment in shorter-term investments to better match the maturities of its deposit accounts, in particular its certificates of deposit that mature in one year or less, which, at December 31, 1998, totaled $1.02 billion, or 34.21%, of total interest-bearing liabilities. These strategies may adversely impact net interest income due to lower initial yields on these investments in comparison to longer-term fixed-rate investments and whole loans. However, management believes that reducing its exposure to interest rate fluctuations will enhance long-term profitability.

Gap Analysis

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's "interest rate sensitivity gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At December 31, 1998, the Company's one-year gap position was negative 0.38%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a negative gap position would be in a worse position to invest in higher yielding assets which, consequently, may result in the cost of its interest-bearing liabilities increasing at a rate faster than its yield on interest-earning assets than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap would tend to have its interest-bearing liabilities repricing downward at a faster rate than its interest-earning assets as compared to an institution with a positive gap which, consequently, may tend to positively affect the growth of its net interest income. Given the Company's existing liquidity position and its ability to sell securities from its available-for-sale portfolio, management of the Company believes that its negative gap position will have no material adverse effect on its liquidity position. If interest rates decrease, there will be a corresponding effect on the Company's interest rate margin and corresponding operating results.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the Gap Table). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 1998, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a one year period and subsequent annual time intervals. Prepayment assumptions ranging from 8.28% to 50.22% per year were applied to the real estate loan portfolio, dependent upon the loan type and coupon. Mortgage-backed and mortgage related securities were assumed to prepay at rates between 9.42% and 50.52% annually. Savings accounts were assumed to decay at 21.10%, 5.00%, 5.00%, 5.00%, 5.00% and 58.90%, Super
NOW and NOW accounts and money market accounts were assumed to decay at 20.00%, 5.00%, 5.00%, 5.00%, 5.00% and 60.00%, for the periods of up to one year, one to two years, two to three years, three to four years, four to five years, and over five years, respectively. Prepayment and deposit decay rates can have a significant impact on the Company's estimated gap. While the Company believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity.

                                                                   At December 31, 1998
                              ------------------------------------------------------------------------------------------
                                               One          Two         Three        Four         Over
                                 Up to        to Two      to Three     to Four      to Five       Five
                               One Year       Years        Years        Years        Years        Years        Total
                              ------------  -----------  -----------  ----------- ------------  -----------  -----------
                                                                 (Dollars in thousands)
Interest-earning assets (1):
  Federal funds sold         $    38,000   $         -  $         -  $        -   $        -   $        -   $    38,000
  Debt and equity
    securities, net (2)          160,704        10,567       83,618      17,595            -      341,491       613,975
  Mortgage-backed and
    mortgage related
    securities, net (2)          908,823       283,018      144,540      97,620       58,521      197,572     1,690,094
  Real estate loans,
    net (3) (4)                  369,353       103,373      232,962     125,556      103,920      344,366     1,279,530
  Consumer and student
    loans (4)                      9,761           379          379         316           21          534        11,390
                              ------------  -----------  -----------  -----------  -----------  -----------  -----------
      Total interest-
       earning assets          1,486,641       397,337      461,499     241,087      162,462      883,963     3,632,989
                              ------------  -----------  -----------  -----------  -----------  -----------  -----------

Interest-bearing
 liabilities:
  Money market accounts           21,627         5,407        5,407       5,407        5,406       64,880       108,134
  Savings accounts               100,629        23,808       23,808      23,808       23,808      280,937       476,798
  Super NOW and NOW
    accounts                      17,595         4,399        4,399       4,399        4,399       52,784        87,975
  Certificates of deposit      1,017,750       155,361       76,595      44,159       21,438       26,683     1,341,986
  Borrowed funds                 343,169       175,000      230,000     121,300       90,000            -       959,469
                              ------------  -----------  -----------  -----------  -----------  -----------  -----------
      Total interest-
       bearing liabilities     1,500,770       363,975      340,209     199,073      145,051      425,284     2,974,362
                              ------------  -----------  -----------  -----------  -----------  -----------  -----------
  Interest sensitivity
    gap (5)                  $   (14,129)  $    33,362  $   121,290  $   42,014   $   17,411   $  458,679   $   658,627
                              ============  ===========  ===========  ===========  ===========  ===========  ===========
  Cumulative interest
    sensitivity gap          $   (14,129)  $    19,233  $   140,523  $  182,537   $  199,948   $  658,627
                              ============  ===========  ===========  ===========  ===========  ===========
  Cumulative interest
    sensitivity gap as a
    percentage of total
    assets                         (0.38)%        0.51%        3.76%       4.89%        5.35%       17.63%
  Cumulative net interest-
    earning assets as a
    percentage of cumulative
    interest-bearing
    liabilities                    99.06%       101.03%      106.37%     107.59%      107.84%      122.14%


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

(4)   Loans held-for-sale, net are included in the "Up to One Year" category.

(5) Interest sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage (ARM) loans, have features which limit adjustments to interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. Finally, the ability of borrowers to service their ARM loans may decrease in the event of an interest rate increase. The table reflects the estimates of management as to periods to repricing at particular points in time. Among the factors considered, management monitors both current trends and its historical repricing experience with respect to particular or similar products. For example, the Bank has a number of deposit accounts, including passbook savings, Super NOW and NOW accounts and money market accounts which, subject to certain regulatory exceptions, may be withdrawn at any time. The Bank, based upon its historical experience, assumes that while all customers in these account categories could withdraw their funds on any given day, they will not do so, even if market interest rates were to change. As a result, different assumptions may be used at different points in time.

The Company's interest rate sensitivity is also monitored by management through the use of a model which internally generates estimates of the change in net portfolio value (NPV) over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. For purposes of the NPV table, prepayment assumptions similar to those used in the Gap Table were used, reinvestment rates were those in effect for similar products currently being offered and rates on core deposits were modified to reflect recent trends. The following table sets forth the Company's NPV as of December 31, 1998, as calculated by the Company.


  Change in                                           NVP as % of Portfolio
Interest Rates            Net Portfolio Value             Value of Assets
in Basis Points    -------------------------------   ------------------------
 (Rate Shock)      Amount     $ Change   % Change    NPV Ratio   % Change (1)
---------------    ------     --------   ---------   ---------   ------------
                          (Dollars in thousands)
300             $  514,395  $ (228,954)    (30.80)%    15.15%        10.05%
200                607,319    (136,030)    (18.30)     17.18          6.35
100                694,723     (48,626)     (6.54)     18.92          2.71
Static             743,349           -          -      19.70             -
(100)              752,180       8,831       1.19      19.58         (1.78)
(200)              755,992      12,643       1.70      19.34         (3.56)
(300)              762,859      19,510       2.62      19.15         (5.55)

(1) Based on the portfolio value of the Company's assets assuming no change in interest rates.

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

                                                                          For the Years Ended December 31,
                                              --------------------------------------------------------------------------------------
                                                               1998                                           1997
                                              ----------------------------------------       ---------------------------------------
                                               Average                     Average            Average                      Average
                                               Balance       Interest      Yield/Cost         Balance      Interest       Yield/Cost
                                              ----------     ----------    -----------       ----------    ----------     ----------
                                                                             (Dollars in thousands)
Assets:
Interest-earning assets (1):
  Federal funds sold, repurchase
     agreements and short-term deposits    $    30,199     $    1,617         5.35%       $    75,718   $      4,190         5.53%
  Debt and equity securities, net              601,711         37,019         6.15            510,842         33,153         6.49
  Mortgage-backed and
     mortgage related securities, net        1,836,128        124,314         6.77          1,772,744        126,148         7.12
  Real estate loans, net (2)                 1,177,213         95,219         8.09            714,294         61,091         8.55
  Consumer and student loans                     8,034            748         9.31              4,229            382         9.03
                                           -----------     ----------                     -----------   ------------
     Total interest-earning assets           3,653,285        258,917         7.09          3,077,827        224,964         7.31
                                                           ----------                                   ------------
Non-interest-earning assets                     80,899                                         83,605
                                           -----------                                    -----------
     Total assets                          $ 3,734,184                                    $ 3,161,432
                                           ===========                                    ===========
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
  Deposits:
     Money market accounts                 $    67,915          2,243         3.30        $    52,916          1,427         2.70
     Savings accounts (3) (4)                  503,354         14,679         2.92            445,716         13,545         3.04
     Super NOW and NOW accounts (4) (5)         87,304          2,804         3.21             78,974          2,841         3.60
     Certificates of deposit                 1,344,776         76,602         5.70          1,213,478         69,982         5.77
                                           -----------     ----------                     -----------   ------------
       Total deposits                        2,003,349         96,328         4.81          1,791,084         87,795         4.90
  Borrowed funds                             1,033,810         61,007         5.90            630,352         37,278         5.91
  Non-depository stock subscriptions                 -              -            -             52,903          1,341         2.53
                                           -----------     ----------                     -----------   ------------
       Total interest-bearing liabilities    3,037,159        157,335         5.18          2,474,339        126,414         5.11
                                                           ----------                                   ------------
Non-interest-bearing liabilities                97,970                                         79,319
                                           -----------                                    -----------
       Total liabilities                     3,135,129                                      2,553,658
Stockholders' equity                           599,055                                        607,774
                                           -----------                                    -----------
       Total liabilities and stockholders'
         equity                            $ 3,734,184                                    $ 3,161,432
                                           ===========                                    ===========
Net interest income/interest
 rate spread (6)                                           $  101,582         1.91%                     $     98,550         2.20%
                                                           ==========      =======                      ============     ========
Net interest margin (7)                                                       2.78%                                          3.20%
                                                                           =======                                       ========
Ratio of interest-earning assets to
  interest-bearing liabilities                                              120.29%                                        124.39%
                                                                           =======                                       ========
                                               For the Years Ended December 31,
                                          ------------------------------------------
                                                            1996
                                          ------------------------------------------
                                            Average                        Average
                                            Balance      Interest         Yield/Cost
                                          ----------    ----------        ----------
                                                     (Dollars in thousands)
Assets:
Interest-earning assets (1):
  Federal funds sold, repurchase
     agreements and short-term deposits   $  151,160  $     7,960            5.27%
  Debt and equity securities, net            453,051       31,087            6.86
  Mortgage-backed and
     mortgage related securities, net        901,575       62,432            6.92
  Real estate loans, net (2)                 424,356       38,644            9.11
  Consumer and student loans                   4,244          350            8.25
                                          ----------  -----------
     Total interest-earning assets         1,934,386      140,473            7.26
                                                      -----------
Non-interest-earning assets                   75,372
                                          ----------
     Total assets                         $2,009,758
                                          ==========
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
  Deposits:
     Money market accounts                $   64,046        1,854            2.89
     Savings accounts (3) (4)                480,171       14,812            3.08
     Super NOW and NOW accounts (4) (5)       45,990        1,361            2.96
     Certificates of deposit                 911,216       51,305            5.63
                                          ----------  -----------
       Total deposits                      1,501,423       69,332            4.62
  Borrowed funds                             102,408        5,794            5.66
  Non-depository stock subscriptions         118,884        3,633            3.06
                                          ----------  -----------
       Total interest-bearing liabilities  1,722,715       78,759            4.57
                                                      -----------
Non-interest-bearing liabilities              56,906
                                          ----------
       Total liabilities                   1,779,621
Stockholders' equity                         230,137
                                          ----------
       Total liabilities and stockholders'
         equity                           $2,009,758
                                          ==========
Net interest income/interest                          $    61,714            2.69%
 rate spread (6)                                      ===========      ==========
Net interest margin (7)                                                     3.19%
                                                                       ==========
Ratio of interest-earning assets to
  interest-bearing liabilities                                             112.29%
                                                                       ==========

(1) Includes related assets available-for-sale and unamortized discounts and premiums.

(2) Amount is net of deferred loan fees, deferred mortgage interest, unamortized discounts, net and allowance for possible loan losses and includes loans held-for-sale, net and non-performing loans.

(3)   Savings accounts include mortgagors' escrow deposits.

(4) The average cost of savings and Super NOW and NOW accounts above reflect the payment of a special interest payment of approximately 15% for the year ended December 31, 1998 and 25% for the years ended December 31, 1997 and 1996, of interest paid on savings and NOW accounts. Such payments resulted in additional cost on savings accounts of 18 basis points, 48 basis points and 59 basis points for the years ended December 31, 1998, 1997 and 1996, respectively, and additional cost on NOW accounts of 8 basis points, 18 basis points and 35 basis points for the years ended December 31, 1998, 1997 and 1996, respectively.

(5) The Super NOW account product was originated during the year ended December 31, 1997. The amounts shown for the year ended December 31, 1996 include NOW accounts only.

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

                                              Year Ended December 31, 1998                    Year Ended December 31, 1997
                                                      Compared to                                      Compared to
                                              Year Ended December 31, 1997                    Year Ended December 31, 1996
                                          ---------------------------------------    ------------------------------------------
                                          Increase (Decrease) Due to                  Increase (Decrease) Due to
                                          --------------------------                 ---------------------------
                                            Volume       Rate            Net           Volume          Rate            Net
                                          -----------  -----------    -----------    -----------    ------------    -----------
                                                                                   (In thousands)
Interest-earning assets (1):
    Federal funds sold, repurchase
       agreements and short-term
       deposits                            $  (2,441)   $   (132)      $ (2,573)      $  (4,146)     $     376       $  (3,770)
    Debt and equity securities, net            5,464      (1,598)         3,866           3,808         (1,742)          2,066
    Mortgage-backed and mortgage
      related securities, net                  5,122      (6,956)        (1,834)         61,866          1,850          63,716
    Real estate loans, net                    37,247      (3,119)        34,128          24,954         (2,507)         22,447
    Consumer and student loans                   354          12            366              (1)            33              32
                                           -----------  -----------    ----------     -----------    ------------    -----------
       Total interest-earning assets          45,746     (11,793)        33,953          86,481         (1,990)         84,491
                                           -----------  -----------    ----------     -----------    ------------    -----------
Interest-bearing liabilities:
    Money market accounts                        455         361            816            (310)          (117)           (427)
    Savings accounts (2)                       1,649        (515)         1,134          (1,073)          (194)         (1,267)
    Super NOW and NOW accounts                 2,273      (2,310)           (37)          1,137            343           1,480
    Certificates of deposit                    7,467        (847)         6,620          17,374          1,303          18,677
    Non-depository stock subscriptions        (1,341)          -         (1,341)         (2,292)             -          (2,292)
    Borrowed funds                            23,809         (80)        23,729          31,217            267          31,484
                                           -----------  -----------    ----------     -----------    ------------    -----------
       Total interest-bearing
        liabilities                           34,312      (3,391)        30,921          46,053          1,602          47,655
                                           -----------  -----------    ----------     -----------    ------------    -----------
Net change in net interest income          $  11,434    $ (8,402)      $  3,032       $  40,428      $  (3,592)      $  36,836
                                           ===========  ===========    ==========     ===========    ============    ===========


(1)   Includes assets available-for-sale.

(2)   Includes mortgagors' escrow deposits.

Comparison of Financial Condition For the Years Ended December 31, 1998 and December 31, 1997

General

Total assets at December 31, 1998 were $3.74 billion, an increase of $134.0 million from $3.60 billion at December 31, 1997. The increase in total assets is primarily due to increases in debt and equity securities available-for-sale and real estate loan portfolios, offset by decreases in the mortgage-backed and mortgage related securities available-for-sale and held-to-maturity portfolios.

Mortgage-backed and mortgage related securities available-for-sale, net decreased by $234.6 million, or 12.6%, from $1.86 billion at December 31, 1997 to $1.62 billion at December 31, 1998. Debt and equity securities available-for-sale, net at December 31, 1998 totaled $613.3 million, an increase of $119.1 million, or 24.1%, compared to $494.2 million at December 31, 1997. Total securities held-to-maturity, net decreased $133.3 million, or 66.0%, to $68.8 million at December 31, 1998 from $202.1 million at December 31, 1997. These changes in the securities portfolios reflect the effects of securities purchases, securities repayments and maturities, and in the case of the available-for-sale securities portfolio, the effects of securities sales and changes in the estimated fair values of the securities. At December 31, 1998, the securities available-for-sale portfolio had net unrealized gains of $25.7 million as compared to $ 57.4 million at December 31, 1997.

Real estate loans held for investment, net at December 31, 1998 were $1.21 billion, an increase of $231.7 million, or 23.8%, from $973.6 million at December 31, 1997, primarily due to the origination of $1.24 billion in commercial real estate, construction and development, home equity and one- to four-family residential real estate loans and from the purchase of $7.8 million of one- to four-family residential real estate loans.

Real estate owned, net at December 31, 1998 was $532,000, an increase of $375,000, from $157,000 at December 31, 1997. The increase is due primarily to management's assessment of the allowance for declines in the carrying values of real estate owned properties.

Funding for the Company's asset growth was generated through a combination of borrowings, cash flows and recent deposit growth. Since December 31, 1997, total deposits increased by $128.6 million, or 6.6%, to $2.07 billion at December 31, 1998, primarily due to growth in core deposit products. Borrowed funds decreased $7.0 million to $959.5 million at December 31, 1998 as compared to $966.5 million at December 31, 1997. Management has consistently applied its leveraging strategy to utilize borrowings, primarily in the form of reverse-repurchase agreements, to fund and sustain asset growth.

Stockholders' equity decreased $29.4 million to $598.9 million at December 31, 1998 from $628.3 million at December 31, 1997. This decrease was principally due to the repurchase of 2,242,500 shares of the Company's common stock and dividends declared of $14.4 million during the year ended December 31, 1998, and a decrease of $18.5 million in net unrealized gains on securities available-for-sale, net of taxes, to $14.4 million. Offsetting these decreases are the earnings of $52.4 million for the 1998 year, and the amortization of unallocated and unearned shares of common stock held by the Company's stock-related benefit plans of $9.2 million. The Company's stock repurchase program was suspended, in connection with the acquisition of T R Financial Corp., on May 26, 1998.

Comparison of Operating Results for the Years Ended December 31, 1998 and December 31, 1997

General

The Company reported net income of $52.4 million for the year ended December 31, 1998, or $1.36 per share, as compared to net income of $33.4 million, or $0.83 per share, for the year ended December 31, 1997. Net income for the year ended December 31, 1997 included a $7.4 million, after-tax, non-recurring charge relating to the funding of the Foundation and a $2.7 million after-tax charge for a settlement agreement, including professional fees related thereto, with the NYSBD regarding certain loan and origination fee practices by the Bank's mortgage banking subsidiary. The Company's net income excluding such charges would have been $43.4 million, or $1.08 per share, for the year ended December 31, 1997, which when compared to the net income for the year ended December 31, 1998, increased by $9.0 million, or 20.7%, from the prior year.

Interest Income

Interest income increased to $258.9 million for the year ended December 31, 1998, an increase of $33.9 million, or 15.1%, from $225.0 million for the prior year. The increase was attributable to the growth in average interest-earning assets to $3.65 billion for the year ended December 31, 1998, from $3.08 billion for the prior year. The increase in average interest-earning assets was principally attributable to growth of $63.4 million in average mortgage-backed and mortgage related securities, $462.9 million growth in average real estate loans, net and $90.9 million growth in average debt and equity securities. These increases were principally the result of the Company's leveraging strategy. Interest income on mortgage-backed and mortgage related securities decreased $1.8 million, from $126.1 million for the year ended December 31, 1997 to $124.3 million for the same period in 1998 principally due to the run-off experienced relating to the higher yielding securities. This contributed to the decrease in the average yield on these securities of 35 basis points from 7.12% for the year ended December 31, 1997 to 6.77% for the year ended December 31, 1998.

Interest income on real estate loans increased $34.1 million, or 55.9%, to $95.2 million for the year ended December 31, 1998, from $61.1 million for the same period in 1997. The increase was a result of the growth in the average balance of loans outstanding primarily due to increased originations of one- to four-family, construction and development, home equity and commercial real estate loans. Further contributing to the increase in interest income for the year ended December 31, 1998 compared to the same period in 1997 was a 5.7% decrease in non-performing loans, from $6.5 million at December 31, 1997 to $6.1 million at December 31, 1998. The increase was partially offset by a 46 basis point decrease in the average yield on real estate loans, net from 8.55% for the year ended December 31, 1997 to 8.09% for the current year, principally due to an increased concentration of relatively lower yielding one- to four-family residential real estate loans within the loan portfolio mix.

Interest Expense

Interest expense for the year ended December 31, 1998, was $157.3 million, compared to $126.4 million for the year ended December 31, 1997, an increase of $30.9 million, or 24.5%. The increase was related to a $562.8 million, or 22.7%, increase in the average balance of interest-bearing liabilities from $2.47 billion in 1997 to $3.04 billion in 1998. This increase reflects a $212.3 million increase in the average balance of interest-bearing deposits, partially offset by a 9 basis point decrease in the average rate paid on total interest-bearing deposits for the year ended December 31, 1998 compared to the prior year. The average balance of certificates of deposit increased $131.3 million due to the offering of competitive rates. As of December 31, 1997, the Company had $149.8 million of brokered deposits outstanding as compared to $129.7 million as of December 31, 1998. The effect of the higher average deposit balance primarily resulted in an increase in interest expense on certificates of deposit of $6.6 million, or 9.5%, from $70.0 million for the year ended December 31, 1997 to $76.6 million for the year ended December 31, 1998.

Interest expense on borrowed funds increased $23.7 million, from $37.3 million for the year ended December 31, 1997 to $61.0 million for the year ended December 31, 1998, primarily due to an increase of $403.5 million in the average balance of borrowed funds, from $630.4 million for the 1997 period to $1.03 billion for the comparable period in 1998. Borrowed funds, principally reverse-repurchase agreements, have been reinvested in investment securities, real estate loans, a treasury share repurchase program and residential whole loans as part of a strategy to leverage the Company's capital position and improve its return on equity.

Net Interest Income

Net interest income before provision for possible loan losses was $101.6 million for the year ended December 31, 1998, an increase of $3.0 million, or 3.1%, from $98.6 million for the year ended December 31, 1997. The increase in net interest income before provision for possible loan losses was attributable to the growth in average interest-earning assets to $3.65 billion for the year ended December 31, 1998 from $3.08 billion for the year ended December 31, 1997. The growth in interest-earning assets was principally the result of the deployment of the January 10, 1997 conversion proceeds, deposit growth and the Company's leveraging strategy which was utilized to increase both the investment securities and real estate loan portfolios. Interest-bearing liabilities increased $562.8 million, or 22.7%, to $3.04 billion for the 1998 period from $2.47 billion for the 1997 period. The substantial growth in average interest-earning assets enabled the Company to significantly increase net interest income and offset the negative impact of the flattening of the yield curve and the inherent margin compression from leveraging. For the year ended December 31, 1998, the Company's net interest margin decreased to 2.78% compared with 3.20% for the comparable 1997 period, primarily due to a 29 basis point decline in the net interest spread to 1.91% from 2.20% in 1997. The decline in the net interest spread was primarily a result of a 46 basis point decrease in the yield on real estate loans, offset by a 9 basis point decline in total deposit yield.

Provision for Possible Loan Losses

The provision for possible loan losses totaled $750,000 for the year ended December 31, 1998 as compared to $600,000 for the year ended December 31, 1997. The provision for possible loan losses for the year ended December 31, 1998 reflects management's qualitative assessment of the loan portfolio, net charge-offs and collection of delinquent loans. At December 31, 1998 and 1997, the allowance for possible loan losses amounted to $24.8 million and $24.0 million, respectively, and the ratio of such allowance to non-performing loans was 405.42% at December 31, 1998 as compared to 370.82% at December 31, 1997. Management assesses the adequacy of the allowance for possible loan losses based on evaluating known and inherent risks in the loan portfolio and upon management's continuing analysis of the factors underlying the quality of the loan portfolio. While management believes that, based on information currently available, the allowance for possible loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurance can be given that the level of allowance for possible loan losses will be sufficient to cover future possible loan losses incurred by the Company or that future adjustments to the allowance for possible loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for possible loan losses. Management may in the future increase its level of allowance for possible loan losses as a percentage of total loans and non-performing loans in the event it increases the level of commercial real estate, multi-family, construction and development or consumer lending as a percentage of its total loan portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for possible loan losses. Such agencies may require the Company to provide additions to the allowance for possible loan losses based upon judgments different from management.

Non-Interest Income

Non-interest income increased $10.1 million, or 108.9%, to $19.3 million for the year ended December 31, 1998 as compared to $9.2 million for the prior year.
The increase was primarily the result of an increase of $4.6 million in mortgage banking operations, a $4.4 million increase in net gains on sales of securities, and a $1.0 million increase in real estate operations, net. These increases were offset by a $516,000 decrease in other non-interest income. The increases are reflective of management's investment strategy of periodically recognizing profits from its available-for-sale securities portfolio during favorable market conditions, increased gains related to the increased sale of loans into the secondary market and from the increase in the loan servicing portfolio and related loan fees.

Non-Interest Expense

Non-interest expense totaled $44.7 million for the year ended December 31, 1998 as compared to $57.7 million for the year ended December 31, 1997, a decrease of $13.0 million, or 22.5%. The 1997 expense includes the one-time $12.7 million pre-tax charge associated with funding the Foundation and a $4.7 million charge related to the settlement of asserted claims. Notwithstanding such one-time charges, non-interest expense increased $4.4 million.

General and administrative expenses totaled $44.3 million for the year ended December 31, 1998, as compared to $39.9 million for the comparable period in 1997, an increase of $4.4 million. The increase was primarily attributable to a $5.5 million increase in compensation and employee benefits, primarily due to the cost associated with a full year of the stock-based incentive plans, and additional commissions and compensation costs associated with the increased loan origination volume. The increase is also related to increases of $503,000 in occupancy and equipment expenses and $39,000 in advertising and promotion expenses due to retail and mortgage origination office expansion. Partially offsetting these increases are a decrease of $574,000 in deposit insurance premiums and a decrease of $1.1 million in other non-interest expenses, principally relating to a reduction in professional fee expenses.

Income Taxes

Total income tax expense increased $6.9 million, from $16.1 million recorded during the year ended December 31, 1997 to $23.0 million during the year ended December 31, 1998. The effective income tax rates were 30.53% for the 1998 year as compared to 32.49% for the 1997 year (see Note 13 of Notes to Consolidated Financial Statements).

The Company's contribution of common stock to the Foundation is tax deductible, subject to a limitation based on 10% of the Company's annual taxable income.
The Company, however, is able to carry forward any unused portion of the deduction for five years following the year in which the contribution was made. Based on the Company's estimate of annual taxable income for the current year and for the next successive four years (the carry forward period), the Company recognized a tax benefit of $5.3 million in 1997 on the $12.7 million charitable donation.

Comparison of Operating Results for the Years Ended December 31, 1997 and December 31, 1996

General

The Company reported net income of $33.4 million for the year ended December 31, 1997, or $0.83 per share, as compared to net income of $20.6 million for the year ended December 31, 1996. Net income for the year ended December 31, 1997 includes a $7.4 million after-tax non-recurring charge relating to the funding of the Foundation and a $2.7 million after-tax charge for a settlement agreement, including professional fees related thereto, with the NYSBD regarding certain loan and origination fee practices by the Bank's mortgage banking subsidiary. The Company's net income excluding such charges would have been $43.4 million, or $1.08 per share, for the year ended December 31, 1997, representing a $22.8 million, or 110.4%, increase in net income from the prior year.

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

Provision for Possible Loan Losses

The provision for possible loan losses totaled $600,000 for the year ended December 31, 1997 as compared to $2.0 million for the year ended December 31, 1996. The provision for possible loan losses for the year ended December 31, 1997 reflects management's qualitative assessment of the loan portfolio, net charge-offs and collection of deliquent loans. The decrease resulted from management's assessment of the loan portfolio, the level of the Company's allowance for possible loan losses and its assessment of the local economy and market conditions. At December 31, 1997 and 1996, the allowance for possible loan losses amounted to $24.0 million and $23.3 million, respectively, and the ratio of such allowance to non-performing loans was 370.82% at December 31, 1997 as compared to 266.82% at December 31, 1996.

Non-Interest Income

Non-interest income increased $4.1 million, or 78.1%, to $9.2 million for the year ended December 31, 1997 as compared to $5.2 million for the prior year.
The increase was primarily the result of an increase of $3.6 million in gains on securities, a $417,000 increase in real estate operations, net and a $360,000 increase in fees and service charges, partially offset by a $772,000 decrease in mortgage banking operations. The increases are reflective of management's investment strategy of periodically recognizing profits from its available-for-sale securities portfolio during favorable market conditions. The decrease in mortgage banking operations includes a decrease in net gains on sales of loans which was primarily attributable to unfavorable market conditions in the secondary market during the first nine months of 1997.

Non-Interest Expense

Non-interest expense totaled $57.7 million for the year ended December 31, 1997 as compared to $34.8 million for the year ended December 31, 1996, an increase of $22.9 million, or 65.7%. Non-interest expense for the 1997 period principally increased due to an increase in general and administrative expense, the one-time $12.7 million pre-tax charge associated with funding the Foundation, and a $4.7 million of pre-tax charges for a settlement agreement including professional fees related thereto with the NYSBD regarding certain loan and origination fee practices by the Bank's mortgage banking subsidiary.

General and administrative expense totaled $39.9 million for the year ended December 31, 1997, as compared to $34.4 million for the comparable period in 1996, an increase of $5.5 million, or 16.0%. The increase was primarily attributable to an increase in compensation and employee benefits, from $18.4 million for the year ended December 31, 1996 to $24.5 million for the year ended December 31, 1997. Increases in the current year's compensation and employee benefits expense, due to the Company's stock-related benefit plans, were offset in part by actuarial cost reductions relating to the retirement plan and a one-time return of reserves from a former health insurance trust. The Company does not anticipate these cost savings to recur in 1998. Additionally, general and administrative expenses increased due to an increase in deposit insurance premiums of $272,000. These increases were offset by decreases in occupancy and equipment, advertising and promotion and other non-interest expenses totaling $840,000. To a lesser extent, the increase was also related to the establishment of additional branch and mortgage origination offices.

Income Taxes

Total income tax expense increased $6.7 million, from $9.4 million recorded during the year ended December 31, 1996 to $16.1 million during the year ended December 31, 1997. The effective income tax rates were 32.49% for the 1997 year as compared to 31.38% for the 1996 year (see Note 13 of Notes to Consolidated Financial Statements).

The Company's contribution for common stock to the Foundation is tax deductible, subject to a limitation based on 10% of the Company's annual taxable income.
The Company, however, is able to carry forward any unused portion of the deduction for five years following the year in which the contribution was made. Based on the Company's estimate of annual taxable income for the current year and for the next successive five years (the carry forward period), the Company recognized a tax benefit of $5.3 million on the $12.7 million charitable donation.

Liquidity and Capital Resources

The Company's primary sources of funds are deposits, proceeds from the principal and interest payments on loans, mortgage-backed and mortgage related and debt and equity securities, borrowed funds, and to a lesser extent, proceeds from the sale of residential mortgage loans in the secondary market. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments and mortgage loan sales are greatly influenced by general interest rates, economic conditions and competition.

The primary investing activities of the Company are the origination of both one- to four-family and commercial real estate loans and the purchase of mortgage-backed and mortgage related and debt and equity securities. During the years ended December 31, 1998 and 1997, the Bank originated and purchased mortgage loans in the amount of $1.25 billion and $802.0 million, respectively.
Purchases of mortgage-backed and mortgage related and debt and equity securities available-for-sale totaled $1.93 billion and $1.53 billion during the years ended December 31, 1998 and 1997, respectively. These activities were funded primarily by principal repayments on loans and mortgage-backed and mortgage related securities, deposit growth and by the Company's increased borrowed funds position during the year ended December 31, 1997. Loan sales provided additional liquidity to the Company, totaling $679.2 million and $212.2 million for the years ended December 31, 1998 and 1997, respectively.

The Company closely monitors its liquidity position on a daily basis. Excess short-term liquidity is invested in overnight federal funds sold. In the event that the Bank should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of reverse-repurchase agreements. At December 31, 1998, the Company had $959.3 million in reverse-repurchase agreements outstanding, as compared to $965.1 million at December 31, 1997. The aforementioned is primarily attributable to management's decision to utilize borrowings, primarily in the form of reverse-repurchase agreements, to fund a significant portion of its asset growth.

At December 31, 1998, the Company had outstanding loan commitments to advance approximately $325.5 million for mortgage loans, primarily all of which were fixed-rate commercial and residential real estate loans. Management of the Company anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit that are scheduled to mature in one year or less from December 31, 1998 totaled $1.02 billion. Based upon prior experience and the Company's current pricing strategy, management believes that a significant portion of such deposits will remain with the Company.

The Company's most liquid assets are cash and cash equivalents, short-term securities, securities available-for-sale and securities held-to-maturity due within one year. The levels of these assets are dependent on the Company's operating, financing, lending, and investment activities during any given period. At December 31, 1998, the Bank had $76.3 million in cash and cash equivalents and no short-term repurchase agreements outstanding whereas, at December 31, 1997 the Bank had $22.4 million in cash and cash equivalents and no short-term repurchase agreements outstanding.

Tangible stockholders' equity (stockholders' equity less the excess of cost over fair value of net assets acquired (goodwill)), totaled $596.4 million at December 31, 1998 as compared to $625.4 million at December 31, 1997. This decrease reflects the change in the Company's stockholders' equity noted in the Comparison of Financial Condition section of Management's Discussion and Analysis of Financial Condition and Results of Operations, and the reduction in the balance of goodwill. Tangible equity is a critical measure of a company's ability to repurchase stock, pay dividends and support greater asset and franchise growth. The Company is subject to various capital requirements which affect its classification for safety and soundness purposes, as well as for deposit insurance purposes. These requirements utilize tangible equity as a base component, not equity, as defined by generally accepted accounting principles
(GAAP). Although reported earnings and return on equity are traditional measures of a company's performance, management believes that the growth in tangible equity, or "cash earnings," is also a significant measure of a company's performance. Cash earnings represent the amount by which tangible equity changes each period due to operating results. Cash earnings include reported earnings plus the non-cash charges related to the establishment of the Foundation, amortization for the allocation of ESOP and SBIP stock as well as the amortization of goodwill. These items have either been previously charged to equity, as in the case of ESOP and SBIP charges through contra-equity accounts, or do not affect tangible equity, such as the market appreciation of allocated ESOP shares, for which the operating charge is offset by a credit to additional paid-in-capital, and goodwill amortization for which the related intangible asset has already been deducted in the calculation of tangible equity.

Management believes that cash earnings and cash returns on average stockholders' equity reflects the Company's ability to generate tangible capital that can be leveraged for future growth. For the year ended December 31, 1998, cash earnings totaled $61.5 million, or $9.1 million more than reported earnings, representing a cash return on average stockholders' equity of 10.26%. Management also believes that since cash earnings represent the Company's tangible capital growth, various other performance measures should also be analyzed utilizing cash earnings. Additionally, the cash operating expense to average assets and cash efficiency ratios decreased to 0.95% and 31.53%, respectively, for the year ended December 31, 1998 from 1.23% and 36.98% for the year ended December 31, 1997.


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

Year 2000 Compliance

The "Year 2000 Problem", as it is generally referred to, concerns the inability of certain computer hardware and software systems and associated applications to correctly recognize and process dates beyond December 31, 1999. Many computer programs were developed using only six digits to define the date field in their programs. Computer programs used by the Company, its suppliers or outside service providers that have date-sensitive software may recognize "00" as the year 1900, rather than the year 2000. Due to the nature of financial information, calculations that rely on the integrity of the date field for the correct processing of information could be significantly misstated, if corrective action is not timely taken.

State of Readiness

The Company has implemented a detailed Year 2000 Plan, according to the guidelines of the Federal Financial Institutions Examination Council, to evaluate the Year 2000 compliance of its computer systems and the equipment which supports the operation of the Company. As a New York State chartered savings institution, the Bank is subject to review by both the NYSBD and the Federal Deposit Insurance Corporation (FDIC). The FDIC has completed two tier II Year 2000 examinations of the Bank's remediation progress.

Beginning in 1997, the Company initiated formal communications with all of its service providers, vendors, major fund providers, major borrowers and companies with which it has material investments, to determine the extent to which it may be vulnerable to the inability of those parties to remediate their own Year 2000 issues. The Company's vendor relationships cover a wide range of services which may or may not be subject to a contractual agreement. Where a contractual relationship exists between the Company and a provider of services, and the Company suffers harm to its operations due to a failure on the part of the vendor to provide the service, whether due to Year 2000 or some other issue, the vendor would be subject to a breach of contract suit. In order to minimize the risk of material loss or disruption of the Company's business due to an issue involving date sensitive processing, the Company has not only required of all of these vendors their written assurances that they are proactively addressing Year 2000 issues within their operations, but the Company is also requesting and taking advantage of opportunities to test and verify these claims.

Like many financial institutions, the Company relies upon computers for the daily conduct of its business and for data processing generally. The Company utilizes a combination of in-house and service bureau applications, with the bulk of customer account processing being handled by leading national vendors of data processing services for financial institutions. The Company has received written assurances that these service providers have completed their internal remediation of programs, and have substantially completed the remediation of issues related to interdependencies with other parties. The Company will participate both directly and indirectly in the testing of these servicers and other third party dependencies which commenced in November 1998, and will continue through the end of the second quarter of 1999.

The Company does not anticipate that there will be any significant or material condition which will impact these service providers in their ability to deliver accurate data processing services before, during and after the transition to the new millennium, therefore no formal contingency plans exist at this time. However, results of system tests conducted by the Company and by other users of this service providers will be carefully monitored to ensure that all issues have been identified and successfully remediated.

In addition to its outsourced systems, the Company relies on in-house, computer based financial accounting and mortgage origination systems. The Company has recently installed a new general ledger and financial accounting system, and anticipates upgrading the mortgage origination system by mid 1999. The new systems have been certified by their respective vendors to be Year 2000 compliant. Language to that effect was included in the service contracts executed with the system vendors. Both of these revisions were planned around the business needs of the Company, not the ability or inability of the installed software to accommodate Year 2000 processing. Nevertheless, these mission critical system replacements are Year 2000 compliant.

The balance of the Company's internal processing is supported by PC based systems, using industry standard software to run non-mission critical applications. Any software program or application which was not supported by the vendor, or which required an update to achieve Year 2000 capability, has been identified for replacement or upgrade. Equipment which contains embedded chips or microprocessors has also been tested and scheduled for upgrade or replacement where necessary. All such system enhancements are expected to be completed by the end of the first quarter of 1999. The cost to remediate these systems is immaterial, and is being expensed in the period in which it occurs.

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

Cost to Address the Company's Year 2000 Issues

The Company's costs to achieve Year 2000 compliance are not expected to have a material financial impact on the Company. The Company's expenses related to Year 2000 issues for 1998 were $60,000 and anticipates the expenses for 1999 to be approximately $80,000. The Company intends to fund such costs from its current operations. However, as stated above, there can be no assurance that all such costs have been identified, or that there may not be some unforeseen cost which may have a material adverse effect on the Company's financial condition and results of operations.

Risks of Year 2000 Issues

To date, the Company has not identified any system which presents a material risk of failing to be Year 2000 compliant in a timely manner, or for which a suitable alternative cannot be implemented. However, as the Company progresses with its Year 2000 transition, systems or equipment may be identified which present a material risk of business interruption. Such disruption may include the inability to process customer account transactions, including deposits, withdrawals, loan payments and disbursements; the inability to reconcile and record daily activity; the inability to process loan applications or to track delinquencies; the inability to generate checks or to clear funds. In addition, if any of the Company's major borrowers should fail to achieve Year 2000 compliance, and should they experience a disruption of their own businesses, their ability to meet their obligations to the Company may be seriously impaired. To mitigate credit risk in the case of large borrowers, the Company currently includes a clause relating to the borrower's Year 2000 awareness and preparedness in its loan commitment documents. In addition, 100% of all borrowers whose loans exceed $500,000 have been contacted to survey their Year 2000 readiness in order to anticipate any potential exposure. The dollar value of loans for which borrowers were surveyed equates to 70% of the permanent and construction loan portfolio.

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

Contingency Plans

The Company is in the process of developing two types of contingency plans. The Remediation Plans will identify components of mission critical applications which are judged, at some point prior to December 31, 1999, to be at risk of failure to achieve complete renovation, validation and implementation. Business Interruption Plans will ensure that the Company has sufficiently planned for unanticipated system failures at critical production dates before, on and after January 1, 2000.

Remediation Plan:  The Company expects to complete its Year 2000 transition and
----------------
to have thoroughly tested its systems prior to any date of potential disruption. However, the Company is developing Year 2000 remediation plans for mission critical systems which are not already identified as compliant. If the results of testing of the Company's systems are not satisfactory, contingency plans will be invoked within sufficient time to assure successful implementation of a compliant alternative.

Business Interruption Plans:  These plans would be invoked if unanticipated Year
----------------------------
2000 problems disrupt production, similar to Disaster Recovery Plans. Essentially, they require that resources are planned for deployment to ensure that such an interruption does not threaten the viability of the Company. The Company will modify its current Business Resumption Plan to specifically address the special circumstances of a disruption due to a Year 2000 related component failure.

The discussion above contains certain forward-looking statements. Actual results may differ materially from the Company's expectations due to the nature and uncertainty of circumstances surrounding the Year 2000 problem. The Company may fail to identify systems that are not Year 2000 compliant, or the Company or other parties may fail to meet the dates and goals set above. If so, the extent and nature of efforts to then address those contingencies, to repair or replace the affected systems, the Company's ability to obtain qualified personnel, consultants or other resources and the success of those efforts cannot be stated with any degree of certainty.

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

                             ROSLYN BANCORP, INC.
                Consolidated Statements of Financial Condition
                          December 31, 1998 and 1997
                     (In thousands, except share amounts)


                 Assets                       1998           1997
                 ------                   ------------   ------------
Cash and cash equivalents:
       Cash and cash items                 $     3,159    $     2,516
       Due from banks                           35,161         19,850
       Money market investments                 38,000              -
                                          ------------   ------------
                                                76,320         22,366
Debt and equity securities, net:

       Held-to-maturity (estimated fair
        value of $755 and $2,026,
        respectively)                              715          1,930
       Available-for-sale                      613,260        494,193
Mortgage-backed and mortgage related
 securities, net:
       Held-to-maturity (estimated fair
        value of $68,416 and $200,445,
        respectively)                           68,071        200,193
       Available-for-sale                    1,622,023      1,856,633
                                          ------------   ------------
                                             2,304,069      2,552,949

Loans held-for-sale, net                        81,276         15,283
Loans receivable held for investment,
 net:
       Real estate loans, net                1,205,354        973,634
       Consumer loans                           10,402          4,686
                                          ------------   ------------
                                             1,215,756        978,320
       Less allowance for possible loan
        losses                                 (24,779)       (24,029)
                                          ------------   ------------
                                             1,190,977        954,291

Banking house and equipment, net                20,237         17,033
Accrued interest receivable                     22,352         21,225
Mortgage servicing rights, net                  13,537          9,155
Excess of cost over fair value of net
 assets acquired                                 2,449          2,906
Real estate owned, net                             532            157
Deferred tax asset, net                          4,499              -
Other assets                                    18,784          5,714
                                          ------------   ------------
              Total assets                 $ 3,735,032    $ 3,601,079
                                          ============   ============

                                                        (continued on next page)

                             ROSLYN BANCORP, INC.
           Consolidated Statements of Financial Condition, Continued
                          December 31, 1998 and 1997
                     (In thousands, except share amounts)


  Liabilities and Stockholders' Equity        1998           1997
  ------------------------------------    ------------   ------------
Liabilities:
 Deposits:
  Savings accounts                         $   476,798    $   468,928
  Certificates of deposit                    1,341,986      1,303,272
  Money market accounts                        108,134         49,344
  Demand deposit accounts                      143,913        120,701
                                          ------------   ------------
   Total deposits                            2,070,831      1,942,245
                                          ------------   ------------
  Official checks outstanding                   11,053          1,199
  Borrowed funds:
  Reverse-repurchase agreements                959,319        965,119
  Other borrowings                                 150          1,332
  Accrued dividends and interest
   on deposits                                  13,219         10,375
  Mortgagors' escrow and security
   deposits                                     47,115         20,222
  Accrued taxes payable                         14,822          9,478
  Deferred tax liability, net                        -          1,742
  Accrued expenses and other
   liabilities                                  19,625         21,032
                                          ------------   ------------
   Total liabilities                         3,136,134      2,972,744
                                          ------------   ------------
Commitments and contingencies                        -              -
Stockholders' equity:
 Preferred stock, $0.01 par
  value, 10,000,000 shares
  authorized; none issued                      -              -
 Common stock, $0.01 par value,
  100,000,000 shares authorized;
  43,642,459 shares issued;
  41,399,959 and 43,642,459
  shares outstanding, respectively           436            436
 Additional paid-in-capital              424,150        423,411
 Retained earnings -
  substantially restricted               299,041        261,120
 Accumulated other comprehensive
  income:
   Net unrealized gain on
    securities available-
    for-sale, net of tax                  14,426         32,891
 Unallocated common stock held by
  Employee Stock Ownership Plan
  (ESOP)                                 (50,218)       (52,012)
 Unearned common stock held by
  Stock-Based Incentive Plan
  (SBIP)                                 (30,766)       (37,511)

 Treasury stock, at cost
  (2,242,500 shares)                     (58,171)             -
                                    ------------   ------------
   Total stockholders'
    equity                               598,898        628,335
                                    ------------   ------------
   Total liabilities and
    stockholders' equity             $ 3,735,032    $ 3,601,079
                                    ============   ============

See accompanying notes to consolidated financial statements.

                             ROSLYN BANCORP, INC.
                      Consolidated Statements of Income
                 Years Ended December 31, 1998, 1997 and 1996
                   (In thousands, except per share amounts)

                                        1998         1997         1996
                                     ----------   ----------   ----------
Interest income:
 Federal funds sold and
  short-term deposits                $   1,617   $    4,190   $    7,960
 Debt and equity securities             37,019       33,153       31,087
 Mortgage-backed and mortgage
  related securities                   124,314      126,148       62,432
 Real estate loans                      95,219       61,091       38,644
 Consumer and student loans                748          382          350
                                    ----------   ----------   ----------
    Total interest income              258,917      224,964      140,473
                                    ----------   ----------   ----------
Interest expense:
 Deposits                               96,328       89,136       72,965
 Borrowed funds                         61,007       37,278        5,794
                                    ----------   ----------   ----------
    Total interest expense             157,335      126,414       78,759
                                    ----------   ----------   ----------
Net interest income before provision
 for possible loan losses              101,582       98,550       61,714
Provision for possible loan losses         750          600        2,000
                                    ----------   ----------   ----------
Net interest income after provision
 for possible loan losses              100,832       97,950       59,714
                                    ----------   ----------   ----------
Non-interest income:
 Fees and service charges                2,799        2,286        1,926
 Mortgage banking operations             8,126        3,508        4,280
 Net gains (losses) on securities        7,175        2,757         (804)
 Real estate operations, net               869         (172)        (589)
 Other non-interest income                 353          869          379
                                    ----------   ----------   ----------
    Total non-interest income           19,322        9,248        5,192
                                    ----------   ----------   ----------
Non-interest expense:
 General and administrative
  expenses:
     Compensation and employee
      benefits                           30,014       24,496       18,418
     Occupancy and equipment              4,292        3,789        4,378
     Deposit insurance premiums            (300)         274            2
     Advertising and promotion            2,402        2,363        2,508
     Other non-interest expenses          7,842        8,953        9,059
                                     ----------   ----------   ----------
       Total general and
        administrative expenses          44,250       39,875       34,365
 Amortization of excess of cost
   over fair value of net
    assets acquired                         471          469          469
 Settlement of asserted claims                -        4,680            -
 Charitable contribution to The
     Roslyn Savings Foundation                -       12,711            -
                                     ----------   ----------   ----------
         Total non-interest expense      44,721       57,735       34,834
                                     ----------   ----------   ----------
 Income before income taxes              75,433       49,463       30,072
 Provision for income taxes              23,029       16,073        9,438
                                     ----------   ----------   ----------
  Net income                          $  52,404   $   33,390   $   20,634
                                     ==========   ==========   ==========
  Basic and diluted earnings per
   share                              $    1.36   $     0.83      N/A
                                     ==========   ==========   ==========
  Dividends per common share          $   0.375   $    0.180      N/A
                                     ==========   ==========   ==========

See accompanying notes to consolidated financial statements.

                             ROSLYN BANCORP, INC.
          Consolidated Statements of Changes in Stockholders' Equity
                 Years Ended December 31, 1998, 1997 and 1996
                     (In thousands, except share amounts)

                                                                                                                        Unearned
                                                                              Retained     Accumulated    Unallocated   Common
                                                                Additional   Earnings-        Other          Common     Stock
                                                      Common     Paid-in-   Substantially Comprehensive    Stock Held   Held by
                                                      Stock      Capital     Restricted       Income        by ESOP      SBIP
                                                     --------  -----------  ------------  --------------  ------------  ----------
Balance at December 31, 1995                        $    -    $         -  $    214,520  $     11,893    $        -    $       -

Comprehensive income:
  Net income                                             -              -        20,634             -             -            -
  Other comprehensive income, net of tax:
     Net unrealized gain on certain securities,
         net of reclassification adjustment (1)          -              -             -         2,302             -            -

Comprehensive income                                     -              -             -             -             -            -
                                                     --------  -----------  ------------  --------------  ------------  ----------
Balance at December 31, 1996                             -              -       235,154        14,195             -            -
                                                     --------  -----------  ------------  --------------  ------------  ----------

Comprehensive income:
  Net income                                             -              -        33,390             -             -            -
  Other comprehensive income, net of tax:
     Net unrealized gain on certain securities,
       net of reclassification adjustment (1)            -              -             -        18,696             -            -

Comprehensive income

Issuance of  42,371,359  shares of common stock in
 the initial public offering                           423        410,227             -             -             -            -
Issuance of  1,271,100  shares of common  stock to
The Roslyn Savings Foundation                           13         12,699             -             -             -            -
Open market purchases of common stock                    -              -             -             -       (54,805)     (41,374)
Allocation from shares purchased with 1996
 contribution                                            -              -             -             -         1,000            -
Allocation from shares purchased with loan to ESOP       -            485             -             -         1,793            -
Amortization of SBIP stock awards                        -              -          (186)            -             -        3,863
Cash dividends declared on common stock                  -              -        (7,238)            -             -            -
                                                     --------  -----------  ------------  --------------  ------------  ----------
Balance at December 31, 1997                           436        423,411       261,120        32,891       (52,012)     (37,511)
                                                     --------  -----------  ------------  --------------  ------------  ----------

Comprehensive income:
  Net income                                             -              -        52,404             -             -            -
  Other comprehensive income, net of tax:
     Net unrealized loss on certain securities,
     net of reclassification adjustment (1)              -              -             -       (18,465)            -            -

Comprehensive income

Allocation of ESOP stock                                 -            635             -             -         1,794            -
Amortization of SBIP stock awards                        -            104           (67)            -             -        6,745
Cash dividends declared on common stock                  -              -       (14,416)            -             -            -
Common stock acquired, at cost                           -              -             -             -             -            -
                                                     --------  -----------  ------------  --------------  ------------  ----------
Balance at December 31, 1998                        $  436    $   424,150  $    299,041  $     14,426    $  (50,218)   $ (30,766)
                                                     ========  ===========  ============  ==============  ============  ==========


                                                      Treasury
                                                       Stock,
                                                      at cost      Total
                                                     ----------  ----------
Balance at December 31, 1995                         $      -    $226,413

Comprehensive income:
  Net income                                                -      20,634
  Other comprehensive income, net of tax:
     Net unrealized gain on certain securities,
         net of reclassification adjustment (1)             -       2,302
                                                                  ----------
Comprehensive income                                        -      22,936
                                                      ----------  ----------
Balance at December 31, 1996                                -     249,349
                                                      ----------  ----------

Comprehensive income:
  Net income                                                -      33,390
  Other comprehensive income, net of tax:
     Net unrealized gain on certain securities,
       net of reclassification adjustment (1)               -      18,696
                                                                  ----------
Comprehensive income                                               52,086
                                                                  ----------
Issuance of  42,371,359  shares of common stock in
 the initial public offering                                -     410,650
Issuance of  1,271,100  shares of common  stock to
 The Roslyn Savings Foundation                              -      12,712
Open market purchases of common stock                       -     (96,179)
Allocation from shares purchased with 1996
 contribution                                               -       1,000
Allocation from shares purchased with loan to ESOP          -       2,278
Amortization of SBIP stock awards                           -       3,677
Cash dividends declared on common stock                     -      (7,238)
                                                      ----------  ----------
Balance at December 31, 1997                                -     628,335
                                                      ----------  ----------

Comprehensive income:
  Net income                                                -      52,404
  Other comprehensive income, net of tax:
     Net unrealized loss on certain securities,
      net of reclassification adjustment (1)                -     (18,465)
                                                                  ----------
Comprehensive income                                               33,939
                                                                  ----------
Allocation of ESOP stock                                    -       2,429
Amortization of SBIP stock awards                           -       6,782
Cash dividends declared on common stock                     -     (14,416)
Common stock acquired, at cost                        (58,171)    (58,171)
                                                      ==========  ==========
Balance at December 31, 1998                        $ (58,171)   $598,898
                                                      ==========  ==========

                                                                                        1998            1997            1996
                                                                                     -----------     -----------     -----------
                                                                                                   (In thousands)
(1)  Disclosure of reclassification amount, net of tax for the years ended:
       Net unrealized (depreciation) appreciation arising during the year          $    (14,434)  $     20,245    $      1,850
       Less: Reclassification adjustment for net gains (losses) included in net
        income                                                                            4,031          1,549            (452)
                                                                                      -----------     -----------     -----------
       Net unrealized (loss) gain on certain securities                            $    (18,465)  $     18,696    $      2,302
                                                                                      ===========     ===========     ===========

See accompanying notes to consolidated financial statements.

                              ROSLYN BANCORP, INC.
                     Consolidated Statements of Cash Flows
                  Years Ended December 31, 1998, 1997 and 1996

                                               1998        1997       1996
                                             ---------   ---------  ---------
                                                      (In thousands)
Cash flows from operating
 activities:
   Net income                              $   52,404   $ 33,390   $  20,634
   Adjustments to reconcile net
    income to net cash
    provided by (used in)
    operating activities:
     Charitable
      contribution of
      Roslyn Bancorp,  Inc.
      common stock to The
      Roslyn Savings
      Foundation                                    -     12,711           -
     Provision for
      possible loan losses                        750        600       2,000
     (Recovery of)
      provision for
      possible losses on
      real estate owned                          (830)         -         350
     Originated mortgage
      servicing rights,
      net of amortization and
      valuation adjustment                     (4,382)      (460)       (398)
     Amortization of
      excess of cost over
      fair value of net
      assets acquired                             471        469         469
     Depreciation and
      amortization                              1,752      1,533       1,904
     Accretion of discounts,
      net of amortization of
      premiums                                (13,453)    (5,343)     (1,242)
     Amortization of premium on
      callable and trust
      preferred stock                             786        805         705
     ESOP expense                               2,204      2,035       1,000
     SBIP expense                               6,334      3,594           -
     Proceeds from sales
      of loans held-for-sale,
      net of originations and
      purchases                               (56,631)     2,674       6,544
     Gains on sales of loans                   (4,400)    (2,489)     (3,858)
     Net (gains) losses on
      securities                               (7,175)    (2,757)        804
     Net gains on sales of
      real estate owned                          (186)      (155)       (121)
     Deferred income taxes                      7,036     (7,178)        627
     Changes in assets and
      liabilities:
       Increase in accrued                     (1,127)    (2,560)     (7,102)
        interest receivable
       (Increase) decrease
        in other assets                       (13,070)     3,346      (5,978)
       Increase in official
        checks outstanding                      9,854      1,199           -
       Increase in accrued
        dividends and
        interest on deposits                    2,844      3,739       5,635
       Increase (decrease)
        in accrued taxes payable                5,344     (2,707)      3,918
       (Decrease) increase
        in accrued expenses
        and other liabilities                    (801)     3,603         842
       Net (decrease) increase
        in unearned income                     (4,134)     5,925         227
       Other, net                                 569        323           -
                                           ----------   --------   ---------
        Net cash (used in)
         provided by operating
         activities                           (15,841)    52,297      26,960
                                           ----------   --------   ---------

Cash flows from investing
 activities:
   Proceeds from repayments of
    mortgage-backed and mortgage
    related securities
    held-to-maturity                          132,466     76,895      71,368
   Proceeds from sales and
    repayments of debt, equity,
    mortgage-backed and
    mortgage related securities
    available-for-sale                      2,036,427    863,732     355,873

                             ROSLYN BANCORP, INC.
               Consolidated Statements of Cash Flows, Continued
                 Years Ended December 31, 1998, 1997 and 1996

                                                1998            1997            1996
                                          -------------   -------------   -------------
                                                           (In thousands)
Cash flows from investing activities:
 Purchases of debt, equity,
  mortgage-backed and mortgage
  related securities
  available-for-sale                      $  (1,931,913)  $  (1,528,784)  $  (1,206,397)
 Loan originations and purchases,
  net of principal
  repayments                                   (312,070)       (473,659)       (126,518)
 Proceeds from sales of loans held
  for investment                                 73,154               -               -
 Purchases of banking house and
  equipment, net                                 (4,957)         (1,331)         (6,716)
 Proceeds from sales of real estate
  owned                                             778           1,755           5,139
                                          -------------   -------------   -------------
         Net cash used in investing
          activities                             (6,115)     (1,061,392)       (907,251)
                                          -------------   -------------   -------------
Cash flows from financing activities:
  Increase (decrease) in demand
   deposit, money market,
   and savings accounts                          89,872        (188,509)        248,312
  Increase in certificates of deposit            38,714         175,219         378,278
  (Decrease) increase in borrowed
   funds                                         (6,982)        964,622             182
  Increase in mortgagors' escrow and
   security deposits                             26,893           2,497           1,647
  Net proceeds of common stock
   issuance                                           -         410,650               -
  Loan to ESOP for open market
   purchase of common stock                           -         (53,805)              -
  Open market purchase of common
   stock for SBIP                                     -         (41,374)              -
  Cash dividends paid on common stock           (14,416)         (7,238)              -
  Cost to repurchase common stock               (58,171)              -               -

  (Decrease) increase in
   non-depository stock subscriptions                 -      (1,356,911)      1,356,911
                                          -------------   -------------   -------------
          Net cash provided by
           (used in) financing activities        75,910         (94,849)      1,985,330
                                          -------------   -------------   -------------

Net increase (decrease) in cash and
 cash equivalents                                53,954      (1,103,944)      1,105,039
Cash and cash equivalents at beginning
 of year                                         22,366       1,126,310          21,271
                                          -------------   -------------   -------------
Cash and cash equivalents at end of year  $      76,320   $      22,366   $   1,126,310
                                          =============   =============   =============

Supplemental disclosures of cash flow
 information:
     Cash paid during the year for:
      Interest on deposits and
       borrowed funds                     $     154,491   $     122,675   $      73,124
                                          =============   =============   =============
      Income taxes                        $      10,564   $      25,431   $       4,848
                                          =============   =============   =============
     Non-cash investing activities:
      Additions to real estate
       owned, net                         $         137   $          82   $         997
                                          =============   =============   =============

See accompanying notes to consolidated financial statements.

                              ROSLYN BANCORP, INC.
                   Notes to Consolidated Financial Statements
                        December 31, 1998, 1997 and 1996

(1) Summary of Significant Accounting Policies and Related Matters
    --------------------------------------------------------------

Roslyn Bancorp, Inc. was organized under Delaware law as the savings and loan holding company for The Roslyn Savings Bank and its subsidiaries (the Bank) in connection with the Bank's conversion from a New York State chartered mutual savings bank to a New York State chartered stock savings bank on January 10, 1997. See Note 3 for a further discussion of the conversion. The following is a summary of significant accounting policies of Roslyn Bancorp, Inc. and its wholly-owned subsidiary (collectively, the Company).

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

(c) Debt, Equity, Mortgage-Backed and Mortgage Related Securities
    -------------------------------------------------------------

In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company is required to report debt, readily-marketable equity, mortgage-backed and mortgage related securities in one of the following categories: (i) "held-to-maturity" (management has a positive intent and ability to hold to maturity) which are to be reported at amortized cost adjusted, in the case of debt securities, for the amortization of premiums and accretion of discounts; (ii) "trading" (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and (iii) "available-for-sale" (all other debt, equity, mortgage-backed and mortgage related securities) which are to be reported at fair value, with unrealized gains and losses reported net of tax as accumulated other comprehensive income, a separate component of stockholders' equity. The Company determines the appropriate classification of each security, as either "trading," "held-to-maturity" or "available-for-sale," at the time of purchase.

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

In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and the amendment thereof, SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," the Company considers a loan impaired when, based upon current information and events, it is probable that it will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. Loans individually reviewed for impairment by the Company within the scope of SFAS No. 114 are limited to loans modified in a troubled debt restructuring (TDR) and commercial and multi-family first mortgage loans. SFAS No. 114 generally does not apply to those smaller-balance homogeneous loans that are collectively evaluated for impairment, which for the Company, include one- to four-family first mortgage loans, student loans and consumer loans, other than those modified in a TDR. The measurement value of the Company's impaired loans is based on the fair value of the underlying collateral. The Company identifies and measures impaired loans in conjunction with its review of the adequacy of its allowance for possible loan losses. Specific factors utilized in the identification of impaired loans include, but are not limited to, delinquency status, loan-to-value ratio, the condition of the underlying collateral, credit history and debt coverage.

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

The Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," effective January 1, 1997. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial component approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The statement requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however acquired. For mortgage servicing rights (MSRs) that are created through the origination of mortgage loans, and where the loans are subsequently sold or securitized with servicing rights retained, the statement requires that the total cost of the mortgage loans should be allocated to the mortgage servicing rights and the loans based on their relative fair values. The statement also requires the assessment of capitalized mortgage servicing rights for impairment to be based on the current fair value of those rights and recognized through a valuation allowance.

Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. MSRs are amortized as a reduction to loan servicing fee income using the interest method over the estimated remaining life of the underlying mortgage loans. MSRs are carried at fair value and impairment, if any, is recognized through a valuation allowance.

Income from mortgage banking operations is comprised of the gains or losses generated from the sale of mortgage loans into the secondary market, including all fees and mortgage servicing rights related thereto, and servicing fee income and the amortization of servicing rights relating to servicing loans for others.

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

(f) Commitment and Loan Origination Fees
    ------------------------------------

The Company defers certain loan origination and commitment fees, net of certain origination costs, and amortizes them as an adjustment of the loan's yield over the term of the related loan using the interest method. When a loan is sold, the remaining net unamortized fee is taken into income.

(g) Banking House and Equipment
    ---------------------------

Land is carried at cost and banking houses are carried at cost, less an allowance for depreciation computed on the straight-line method over a twenty-five to fifty year period. Leasehold improvements are stated at cost, less accumulated amortization. Amortization is computed on the straight-line method over the terms of the respective lease or the life of the improvement, whichever is shorter. Furniture, fixtures and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method on the estimated service lives over a three to ten year period.

(h) Real Estate Owned
    -----------------

Real estate acquired through foreclosure or deed-in-lieu of foreclosure are reported at the lower of cost or fair value at the acquisition date, and subsequently at the lower of its new cost or fair value less estimated selling costs. Cost represents the unpaid loan balance at the acquisition date plus expenses, when appropriate, incurred to bring the property to a salable condition. The Company maintains an allowance for subsequent declines in a property's carrying value. Certain costs relating to holding the properties, and gains or losses resulting from the disposition of properties are recognized in current period operations.

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

Deferred compensation for the Stock-Based Incentive Plan (SBIP) awards is recorded as a reduction of stockholders' equity and is calculated as the cost of the shares purchased by the Company and contributed to the plan. Compensation expense is recognized over the vesting period of actual stock awards based upon the fair value of the shares at the award date. The excess of the cost of the shares over the fair value at the award date is treated as an adjustment of stockholders' equity.

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

(l) Earnings Per Share
    ------------------

Pursuant to SFAS No. 128, "Earnings Per Share," basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. This statement requires a reconciliation of the numerator and denominator of the two EPS calculations (see Note 17). The Company has not presented EPS for the periods prior to 1997 as shares of common stock had not yet been issued.

(m) Treasury Stock
    --------------

Common stock shares repurchased are recorded as treasury stock at cost.

(n) Comprehensive Income
    --------------------

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and displaying of comprehensive income and its components in a full set of general-purpose financial statements. The Company adopted the provisions of SFAS No. 130 during the quarter ended March 31, 1998 to give effect to this pronouncement. Under existing accounting standards, other comprehensive income is separately classified into foreign currency items, minimum pension liability adjustments and unrealized gains and losses on available-for-sale securities. Only the last of these items, however, is currently applicable to the Company. Comprehensive income is reported by the Company in the Consolidated Statements of Changes in Stockholders' Equity.

(o) Operating Segments
    ------------------

The FASB also issued in June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which established standards for the way public business enterprises, selected information about operating segments in interim reporting. This statement also established standards for related disclosures about products, services, geographic areas and major customers. SFAS No. 131 is effective for annual reporting periods beginning after December 15, 1997 and requires interim periods to be presented in the second year of application. In adopting SFAS No. 131, the Company has determined that, using the definitions contained in the statement, all of its activities constitute only one reportable operating segment.

(p)  Recently Issued Accounting Pronouncements
     -----------------------------------------

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and its specific designation as follows:

a. For a derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged.

b. For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings.

c. For a derivative designated as hedging the foreign currency exposure of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income as part of the cumulative translation adjustment. The accounting for a fair value hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of an unrecognized firm commitment or an available-for-sale security.

d. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

This Statement amends SFAS No. 52, "Foreign Currency Translation," to permit special accounting for a hedge of a foreign currency forecasted transaction with a derivative. It supersedes SFAS No. 80, "Accounting for Futures Contracts," SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." It amends SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," to include in SFAS No. 107 the disclosure provisions about concentrations of credit risk from SFAS No. 105.

SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this statement should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this statement. The Company has not yet determined the impact of SFAS No. 133 on its financial statements.

(2) Acquisition of T R Financial Corp.
    ----------------------------------

On May 25, 1998, the Company entered into an agreement and plan of merger with T R Financial Corp., the parent company of Roosevelt Savings Bank (Roosevelt) whereby it would acquire T R Financial Corp. in a stock-for-stock exchange (Merger). Under the terms of the agreement, each share of T R Financial Corp. common stock will be converted into the Company's common stock at a fixed exchange ratio of 2.05. The transaction will be treated as a tax-free reorganization and accounted for using the pooling-of-interests method of accounting. At December 31, 1998, included in other assets was $4.1 million of merger-related expenses incurred which will be expensed upon consummation of the Merger. Following the receipt of all required regulatory approvals and certain other customary closing conditions, the transaction closed on February 16, 1999, with the issuance of 35,528,785 shares of the Company common stock. T R Financial Corp. had (unaudited) total assets of $4.09 billion, deposits of $2.15 billion, and stockholders' equity of $274.0 million at December 31, 1998. Roosevelt operated 15 branch offices throughout Kings, Queens, Nassau, and Suffolk counties of New York.

The following table sets forth certain selected condensed financial information for the Company and T R Financial Corp. on an unaudited pro forma combined basis as if the Merger had been effective for the years indicated, and accounted for using the pooling-of-interests method of accounting. The unaudited pro forma condensed combined selected financial information is presented for informational purposes only and is not necessarily indicative of the combined results of operations that would have occurred if the Merger had been consummated for these years.

                               For the Years Ended December 31,
                               --------------------------------
                                1998        1997        1996
                            -----------  ----------   --------
                        (Dollars in thousands, except share amounts)
                                         (Unaudited)

Interest income              $  546,744  $  480,376  $ 358,877
Interest expense                344,183     290,180    215,929
                             ----------  ----------  ---------
Net interest income             202,561     190,196    142,948
Provision for possible
 loan losses                      1,500       1,400      3,400
                             ----------  ----------  ---------
Net interest income after
 provision for possible
 loan losses                    201,061     188,796    139,548
                             ----------  ----------  ---------
Non-interest income              36,425      22,183     21,111
Non-interest expense             90,541     103,548     77,897
                             ----------  ----------  ---------
Income before provision
 for income taxes               146,945     107,431     82,762
Provision for income taxes       51,402      39,313     31,613
                             ----------  ----------  ---------
Net income                   $   95,543  $   68,118  $  51,149
                             ==========  ==========  =========
Basic earnings per common
 share                       $     1.32  $     0.92        N/A
                             ==========  ==========  =========
Diluted earnings per
 common share                $     1.29  $     0.89        N/A
                             ==========  ==========  =========

The Company suspended its stock repurchase program on May 26, 1998 in connection with the acquisition of T R Financial Corp. Prior to that date, the Company had repurchased 2,242,500 shares in 1998.

(3) Conversion to Stock Form of Ownership
    -------------------------------------

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

On January 10, 1997, the Bank completed the conversion and the Company completed the issuance and sale of 42,371,359 shares of its common stock (the Conversion), at a price of $10.00 per share, through an initial public offering (IPO), with the Bank's eligible depositors receiving all of the shares. The Company also contributed 1,271,100 shares of its common stock, from authorized but unissued shares, to The Roslyn Savings Foundation (the Foundation) immediately following the Conversion. The Company received gross proceeds from the Conversion of $423.7 million, before the reduction of $13.1 million for estimated IPO related expenses. On the date of the Conversion, $145.3 million of deposits and $278.4 million of non-depository stock subscriptions funds were transferred to stockholders' equity, and $1.08 billion of non-depository stock subscriptions funds were subsequently returned to subscribers; also subsequent to the Conversion, the ESOP purchased, through a $53.8 million loan from the Company and the initial $1.0 million contribution from the Bank, 3,491,397 shares of common stock on the open market.

The Bank established a liquidation account, as of the date of Conversion, in the amount of $222.2 million, equal to its retained earnings as of the date of the latest consolidated statement of financial condition appearing in the final prospectus. The liquidation account is maintained for the benefit of eligible pre-Conversion account holders who continue to maintain their accounts at the Bank after the date of Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. As of December 31, 1998, the balance in the liquidation account was approximately $79.7 million. In the event of a complete liquidation, each eligible account holder will be entitled, under New York State Law, to receive a distribution from the liquidation account in an amount equal to their current adjusted account balances for all such depositors then holding qualifying deposits in the Bank.

Subsequent to the Conversion, the Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholder's equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements or would reduce the Bank's capital level below the then aggregate balance required for the liquidation account. The Company, unlike the Bank, is not subject to the same restrictions regarding the declaration or payment of dividends to its shareholders, although the source of the Company's dividends may depend upon the Bank's ability to pay dividends. The Company is subject to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of its net assets over its stated capital or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

The Company established the Foundation in connection with the Conversion. The amount of shares the Company contributed to the Foundation was equal to 3.0% of the total amount of its common stock issued in the Conversion. The Foundation was formed as a complement to the Bank's existing community activities and is dedicated to community activities and the promotion of charitable causes.

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

(4) Debt and Equity Securities
    --------------------------

Investments in debt and equity securities, net at December 31, 1998 and 1997 are summarized as follows:

                                                                        December 31, 1998
                                                    ---------------------------------------------------------
                                                                       Gross           Gross        Estimated
                                                    Amortized        Unrealized     Unrealized        Fair
                                                      Cost              Gain           Loss           Value
                                                    ---------        ----------     ----------      ---------
                                                                            (In thousands)
Held-to-maturity:
     Debt securities:
       State, county and municipal                    $    715         $    40       $      -       $    755
                                                      ========         =======       ========       ========
Available-for-sale:
     Debt securities:
       United States Government -
        direct  and guaranteed                        $ 45,333         $ 2,549       $      -       $ 47,882
       United States Government agencies               114,849             548              -        115,397
                                                      --------         -------       --------       --------
     Total debt securities
      available-for-sale                               160,182           3,097              -        163,279
                                                      --------         -------       --------       --------
     Equity securities:
       Preferred and common stock                      270,325          30,360        (11,610)       289,075
       Trust preferreds                                147,131             868         (3,272)       144,727
       Other                                            14,883           1,351            (55)        16,179
                                                      --------         -------       --------       --------
     Total equity securities available-
      for-sale                                         432,339          32,579        (14,937)       449,981
                                                      --------         -------       --------       --------
      Total debt and equity securities
       available-for-sale                             $592,521         $35,676       $(14,937)      $613,260
                                                      ========         =======       ========       ========


                                                                       December 31, 1997
                                                    ---------------------------------------------------------
                                                                       Gross           Gross        Estimated
                                                    Amortized        Unrealized     Unrealized        Fair
                                                      Cost              Gain           Loss           Value
                                                    ---------        ----------     ----------      ---------
                                                                            (In thousands)
Held-to-maturity:
 Debt securities:
  State, county and municipal                         $  1,930         $    96          $   -       $  2,026
                                                      ========         =======          =====       ========
Available-for-sale:
 Debt securities:
  United States Government - direct
    and guaranteed                                    $ 75,499         $ 2,476          $   -       $ 77,975
 United State Government agencies                      125,097             384              -        125,481
 Other                                                   5,365              20              -          5,385
                                                      --------         -------          -----       --------
 Total debt securities
  available-for-sale                                   205,961           2,880              -        208,841
                                                      --------         -------          -----       --------
 Equity securities:
   Preferred and common stock                          243,864          30,560           (171)       274,253
   Other                                                 9,720           1,409            (30)        11,099
                                                      --------         -------          -----       --------
 Total equity securities available-
    for-sale                                           253,584          31,969           (201)       285,352
                                                      --------         -------          -----       --------
 Total debt and equity securities
    available-for-sale                                $459,545         $34,849          $(201)      $494,193
                                                      ========         =======          =====       ========

 Sales of investments in debt and equity securities are summarized as follows:

                                   Years Ended December 31,
                             ----------------------------------
                                 1998        1997        1996
                             ----------  ----------  ----------
                                      (In thousands)
 Proceeds from sales:
  Equity securities          $  202,499  $   58,312  $  35,758
  Debt securities               166,663     233,759          -

 Gross gains:
  Equity securities               6,435       1,752         92
  Debt securities                   426         264          -

 Gross losses:
  Equity securities                 312          43         23
  Debt securities                    19           -          -

During the years ended December 31, 1998, 1997 and 1996, sales of investments in debt securities were from both the "held-to-maturity" and "available-for-sale" portfolios and the sales of investments in equity securities were from the "available-for-sale" portfolio. Investments in debt securities referred to as being "sold" from the "held-to-maturity" portfolio were either called or sold within 90 days of the maturity date.

Interest income on debt and equity securities also includes the amortized premiums relating to the Company's investments in certain callable preferred stocks in the amounts of $559,000, $1.2 million and $705,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

The maturities of the investments in debt securities at December 31, 1998 and 1997 are as follows:

                                                 At December 31, 1998
                                   ------------------------------------------------
                                      Available-for-Sale        Held-to-Maturity
                                   ------------------------------------------------
                                   Amortized    Estimated     Amortized  Estimated
                                      Cost      Fair Value       Cost    Fair Value
                                   ---------    ----------    ---------  ----------
                                                     (In thousands)
Within 1 year                     $  4,992     $  5,030          $415       $428
After 1 year through 5 years        40,341       42,852           300        327
Over 10 years                      114,849      115,397             -          -
                                  --------     --------          ----       ----
                                  $160,182     $163,279          $715       $755
                                  ========     ========          ====       ====

                                                 At December 31, 1997
                                   ------------------------------------------------
                                      Available-for-Sale        Held-to-Maturity
                                   ------------------------------------------------
                                   Amortized    Estimated     Amortized  Estimated
                                      Cost      Fair Value       Cost    Fair Value
                                   ---------    ----------    ---------  ----------
                                                     (In thousands)
Within 1 year                     $ 34,781     $ 35,094          $  735     $  751
After 1 year through 5 years        60,893       63,085           1,195      1,275
After 5 years through 10 years      10,640       10,644               -          -
Over 10 years                       99,647      100,018               -          -
                                  --------     --------          ------     ------
                                  $205,961     $208,841          $1,930     $2,026
                                  ========     ========          ======     ======

Included in available-for-sale debt securities at December 31, 1997 are callable step-up notes which were issued by U.S. Government agencies. The amortized cost, which approximates fair value, of these notes aggregated $35.0 million at December 31, 1997. These notes represent general U.S. Government agency obligations that provide for annual fixed rate step-ups of interest and are callable at par after one year and in six month intervals thereafter. The weighted average rate of these notes was 6.86% at December 31, 1997. At December 31, 1998, there were no step-up notes.

(5) Mortgage-Backed and Mortgage Related Securities
    -----------------------------------------------

Mortgage-backed and mortgage related securities at December 31, 1998 and 1997 are summarized as follows:

                                                                       December 31, 1998
                                                    ---------------------------------------------------------
                                                                       Gross           Gross        Estimated
                                                    Amortized        Unrealized     Unrealized        Fair
                                                      Cost              Gain           Loss           Value
                                                    ---------        ----------     ----------      ---------
                                                                            (In thousands)
Held-to-maturity:
     Whole loan private collateralized
       mortgage obligations, net                    $   68,071       $  430         $   (85)        $   68,416
                                                    ==========       ======         =======         ==========
Available-for-sale:
     GNMA pass-through securities, net              $   34,191       $1,036         $  (120)        $   35,107
     FNMA pass-through securities, net                   2,004            -              (3)             2,001
     GNMA adjustable rate mortgage
        pass-through securities, net                   352,245        4,405               -            356,650
     Whole loan private collateralized
        mortgage obligations, net                      674,727        1,508            (576)           675,659
     Agency collateralized mortgage
       obligations, net                                553,917          850          (2,161)           552,606
                                                    ----------      -------         -------         ----------
     Mortgage-backed and mortgage related
       securities available-for-sale, net           $1,617,084       $7,799         $(2,860)        $1,622,023
                                                    ==========       ======         =======         ==========

                                                                       December 31, 1997
                                                    ---------------------------------------------------------
                                                                       Gross           Gross        Estimated
                                                    Amortized        Unrealized     Unrealized        Fair
                                                      Cost              Gain           Loss           Value
                                                    ---------        ----------     ----------      ---------
                                                                            (In thousands)
Held-to-maturity:
 Whole loan private collateralized
  mortgage obligations, net                         $  200,193       $   990        $  (738)        $  200,445
                                                    ==========       =======        =======         ==========
Available-for-sale:
 GNMA pass-through securities, net                  $   14,291       $ 1,420        $     -         $   15,711
 FHLMC pass-through securities, net                    250,206         2,947              -            253,153
 GNMA adjustable rate mortgage pass-
  through securities, net                              442,037         7,223              -            449,260
 Whole loan private collateralized
  mortgage obligations, net                            640,467         5,019           (170)           645,316
 Agency collateralized mortgage
  obligations, net                                     486,860         6,452           (119)           493,193
                                                    ----------       -------        -------         ----------
 Mortgage-backed and mortgage related
  securities available-for-sale, net                $1,833,861       $23,061        $  (289)        $1,856,633
                                                    ==========       =======        =======         ==========

Included in the Company's "available-for-sale" and "held-to-maturity" securities portfolios are mortgage-backed and mortgage related securities which, except for collateralized mortgage obligations (CMOs), represent participating interests in pools of first mortgage loans.

Sales of investments in mortgage-backed and mortgage related securities are summarized as follows:

                            Years Ended December 31,
                       ----------------------------------
                          1998        1997        1996
                       ----------  ----------  ----------
                                 (In thousands)
Proceeds from sales    $  641,020  $  295,123  $89,400
Gross gains                   645         853       50
Gross losses                    -          69      923

During the years ended December 31, 1998, 1997 and 1996, sales of mortgage-backed and mortgage related securities were from the "available-for-sale" portfolio.

The contractual maturities of the investments in mortgage-backed and mortgage related securities, net at December 31, 1998 and 1997 are as follows:

                                                 At December 31, 1998
                                   ------------------------------------------------
                                      Available-for-Sale        Held-to-Maturity
                                   ------------------------------------------------
                                   Amortized    Estimated     Amortized  Estimated
                                      Cost      Fair Value       Cost    Fair Value
                                   ---------    ----------    ---------  ----------
                                                     (In thousands)
Within 1 year                     $      674   $      674        $     -    $     -
After 1 year through 5 years           2,945        3,001            117        117
After 5 years through 10 years        13,750       13,948          6,209      6,229
Over 10 years                      1,599,715    1,604,400         61,745     62,070
                                  ----------   ----------        -------    -------
                                  $1,617,084   $1,622,023        $68,071    $68,416
                                  ==========   ==========        =======    =======
                                                 At December 31, 1997
                                   ------------------------------------------------
                                      Available-for-Sale        Held-to-Maturity
                                   ------------------------------------------------
                                   Amortized    Estimated     Amortized  Estimated
                                      Cost      Fair Value       Cost    Fair Value
                                   ---------    ----------    ---------  ----------
                                                     (In thousands)
Within 1 year                     $   62,089   $   62,960      $      -   $      -
After 1 year through 5 years           1,207        1,242         6,744      6,709
After 5 years through 10 years        18,051       18,515         2,992      2,999
Over 10 years                      1,752,514    1,773,916       190,457    190,737
                                  ----------   ----------      --------   --------
                                  $1,833,861   $1,856,633      $200,193   $200,445
                                  ==========   ==========      ========   ========

Expected maturities differ from contractual obligations since borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed and mortgage related securities is based on their weighted average maturities.

(6) Loans Held-for-Sale, Net and Loans Receivable Held for Investment, Net
    ----------------------------------------------------------------------

Loans held-for-sale, net at December 31, 1998 and 1997 are summarized as follows:

                                          1998       1997
                                       ---------  ---------
                                           (In thousands)
One- to four-family loans, net         $  79,991  $  13,987
Student loans                              1,285      1,296
                                       ---------  ---------
     Total loans held-for-sale, net    $  81,276  $  15,283
                                       =========  =========

The Company originates most fixed rate and adjustable rate loans for immediate sale to the Federal National Mortgage Association (FNMA) or other investors. Generally, the sale of such loans is arranged at the time the loan application is received through investor commitments.

In addition, student loans are sold to the Student Loan Marketing Association generally during the grace period of the loan, before principal repayment begins. During the years ended December 31, 1998, 1997 and 1996, the Company sold approximately $2.5 million, $2.8 million and $3.7 million, respectively, of student loans, recording aggregate net gains of $41,000, $30,000 and $38,000, respectively.

Loans receivable held for investment, net at December 31, 1998 and 1997 are summarized as follows:

                                              1998           1997
                                          ------------   ------------
                                                 (In thousands)
Real estate loans, net:
     One- to four-family                  $    755,373   $    619,970
     Multi-family                               49,576         44,006
     Home equity and second mortgage            47,832         16,974
     Commercial real estate                    273,017        248,607
     Construction and development               83,433         52,269
                                          ------------   ------------
       Total real estate loans               1,209,231        981,826

     Less:
       Net unamortized discount and
        deferred income                         (4,596)        (6,670)
       Net deferred loan origination
        costs (fees)                               719         (1,522)
                                          ------------   ------------
          Total real estate loans, net       1,205,354        973,634

Other loans:
     Consumer                                   10,402          4,686
Less allowance for possible loan
 losses                                        (24,779)       (24,029)
                                          ------------   ------------
          Loans receivable held for
           investment, net                $  1,190,977   $    954,291
                                          ============   ============

The principal balance of non-accrual loans approximated $5.8 million, $6.5 million and $8.7 million at December 31, 1998, 1997 and 1996, respectively. Interest income that would have been recorded if the loans had been performing in accordance with their original terms aggregated approximately $577,000, $630,000 and $720,000 during the years ended December 31, 1998, 1997 and 1996, respectively.

The principal balance of restructured loans, which are included in nonaccrual loans, that have not complied with the terms of their restructuring agreement for a satisfactory period of time (normally six months) was $909,000, $280,000 and $1.6 million at December 31, 1998, 1997 and 1996, respectively. Interest income that would have been recorded if the loans had been performing in accordance with their original terms aggregated approximately $76,000, $30,000 and $172,000 during the years ended December 31, 1998, 1997 and 1996, respectively. Interest income recorded for restructured loans amounted to $433,000, $235,000 and $118,000 for the years ended December 31, 1998, 1997 and
1996, respectively. Additionally, restructured loans totaling $4.1 million, $1.4 million and $2.3 million have complied with the terms of the restructuring agreement for a satisfactory period and were returned to the performing loan portfolio during the years ended December 31, 1998, 1997 and 1996, respectively.

Loans in arrears three months or more were as follows at:

                                  Amount     % of loans
                                  ------     ----------
                               (Dollars in thousands)
          December 31, 1998       $4,687        0.39%
                                  ======        ====
          December 31, 1997       $4,519        0.46%
                                  ======        ====
          December 31, 1996       $6,467        1.26%
                                  ======        ====

The Company has entered into various agreements to service loans for others. At December 31, 1998 and 1997, 8,011 loans and 7,444 loans, respectively, with a total balance of $1.03 billion and $866.3 million, respectively, were being serviced for others. The Company has not retained a participation in these loans.

The right to service loans for others is generally obtained by either the sale of loans with servicing retained, the open market purchase of mortgage servicing rights or the creation of mortgage servicing rights pursuant to SFAS No. 125 (collectively referred to as mortgage servicing rights).

During the years ended December 31, 1998, 1997 and 1996, the Company sold without recourse approximately $343.2 million, $134.9 million and $152.0 million, respectively, of whole loans with servicing retained. Service fee income of $3.0 million, $2.5 million and $2.2 million is included, net, in mortgage banking operation in the accompanying consolidated statements of income for the years ended December 31, 1998, 1997 and 1996, respectively.

In connection with the 1995 acquisition of certain assets and liabilities of Residential Mortgage Banking, Inc. (RMBI) (see Note 10), the Company recorded MSRs with a fair value of $8.1 million. No servicing rights were purchased prior thereto. In addition, the Company capitalized MSRs in the amount of $6.6 million, $2.3 million and $1.8 million, respectively, during the years ended December 31, 1998, 1997 and 1996.

Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. Mortgage servicing rights are amortized as a reduction to service fee income on the interest method over the estimated remaining life of the underlying mortgage loans. MSRs are carried at fair value and impairment, if any, is recognized through a valuation allowance. For the years ended December 31, 1998 and 1997, the valuation allowance for impairment totaled $117,000 and $13,000, respectively. For the year ended December 31, 1996, no impairment existed in the MSRs and, as a result, no valuation allowance was required. See Note 16 for risk characteristics and assumptions used to estimate fair value.

MSR activity for the years ended December 31, 1998, 1997 and 1996 is summarized as follows:

                                           1998       1997         1996
                                        ---------   ---------   ---------
                                                  (In thousands)
Balance at beginning of year            $   9,155   $   8,695   $   8,297
Originated mortgage servicing rights        6,613       2,289       1,821
Less:
     Amortization                          (2,114)     (1,816)     (1,423)
     Reserve for impairment                  (117)        (13)          -
                                        ---------   ---------   ---------
Balance at end of year                  $  13,537   $   9,155   $   8,695
                                        =========   =========   =========

(7)  Allowance for Possible Loan Losses
     ----------------------------------

Impaired loans and related allowances for possible loan losses have been identified and calculated in accordance with the provisions of SFAS No. 114. The total allowance for possible loan losses has been determined in accordance with the provisions of SFAS No. 5. As such, the Company has provided amounts for anticipated losses that exceed the immediately identified losses associated with loans that have been deemed impaired. Provisions have been made and established accordingly, based upon experience and expectations, for losses associated with the general population of loans, specific industry and loan types, including residential and consumer loans which are not generally subject to the provisions of SFAS No. 114.

The Company's recorded investment in impaired loans at December 31, 1998 and 1997 was $1.2 million and $2.8 million, respectively. The Company did not maintain a related allowance for these loans. The Company's average recorded investment in impaired loans for the years ended December 31, 1998, 1997 and 1996 was $1.6 million, $5.3 million and $5.0 million, respectively. Interest income recognized on impaired loans, which was not materially different from cash-basis interest income, amounted to $289,000, $568,000 and $206,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

The following is a summary of the activity in the allowance for possible loan losses account:

                                     Years Ended December 31,
                                --------------------------------
                                  1998        1997        1996
                                ---------  ---------   ---------
                                         (In thousands)
Balance at beginning of year    $  24,029  $  23,320   $  23,350
Provisions for loan losses            750        600       2,000
Charge-offs                             -        (91)     (2,127)
Recoveries                              -        200          97
                                ---------  ---------   ---------
Balance at end of year          $  24,779  $  24,029   $  23,320
                                =========  =========   =========

(8)  Banking House and Equipment
     ---------------------------

A summary of banking house and equipment at cost, net of accumulated depreciation and amortization, and land at cost at December 31, 1998 and 1997 is as follows:

                                             1998        1997
                                          ---------   ---------
                                              (In thousands)
Land                                      $   3,327   $   3,008
Banking house                                14,342      13,545
Furniture, fixtures and equipment            10,038       6,402
                                          ---------   ---------
                                             27,707      22,955
Accumulated depreciation and
 amortization                                (7,470)     (5,922)
                                          ---------   ---------
                                          $  20,237   $  17,033
                                          =========   =========

Depreciation and amortization of banking house and equipment of approximately $1.8 million, $1.5 million and $1.9 million was included in occupancy and equipment expense for the years ended December 31, 1998, 1997 and 1996, respectively.

(9)   Accrued Interest Receivable
      ---------------------------

Accrued interest receivable at December 31, 1998 and 1997 is summarized as follows:


                                                             1998                   1997
                                                      --------------------  ---------------------
                                                                     (In thousands)
  Loans                                               $         9,710       $       6,765
  Mortgage-backed and mortgage related securities               9,374              11,867
  Debt and equity securities                                    3,268               2,593
                                                      --------------------  ---------------------
                                                      $        22,352       $      21,225
                                                      ====================  =====================

(10)  Excess of Cost Over Fair Value of Net Assets Acquired
      -----------------------------------------------------

The Bank acquired in 1995, through a wholly-owned subsidiary now known as Roslyn National Mortgage Corp. (RNMC), certain assets and liabilities, including the loan origination business and the $623.0 million loan servicing portfolio (the acquisition), of RMBI, a mortgage banking firm which operated in New York and New Jersey.

The acquisition was funded by the Bank, and was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the assets and liabilities acquired based on their estimated fair values as of August 1, 1995, including $8.1 million relating to the value of the loan servicing portfolio acquired. The consideration paid exceeded the estimated fair value of the net assets acquired (goodwill) by $3.5 million. This amount was recorded as goodwill and is being amortized over 10 years. The Company will assess the recoverability of this intangible asset by determining whether the amortization of the goodwill over its remaining life can be recovered through future operating cash flows of RNMC. The unamortized balance of goodwill relating to the RMBI acquisition was $2.3 million and $2.6 million as of December 31, 1998 and 1997, respectively.

Previously, the Company purchased certain assets and assumed the deposit liabilities of a bank branch. The acquisition was accounted for under the purchase method of accounting and, accordingly, all of the acquired assets and assumed liabilities were adjusted to and recorded at their fair market value. The goodwill generated from the acquisition amounted to $855,000 and is being amortized on a straight-line basis over seven years. The unamortized balance of the goodwill as of December 31, 1998 and 1997 was $153,000 and $275,000, respectively.

In April 1998, RNMC purchased certain assets of a mortgage origination office. The acquisition was accounted for under the purchase method of accounting. The goodwill generated from the acquisition amounted to $15,000 and is being amortized on a straight-line basis over five years. The unamortized balance of the goodwill as of December 31, 1998 was $13,000.

(11)  Deposits
      --------

Savings and time deposit account balances (excluding demand deposit accounts) are summarized as follows:

                                           At December 31, 1998              At December 31, 1997
                                    -------------------------------- ------------------------------
                                      Weighted                         Weighted
                                    Average Rate         Amount      Average Rate        Amount
                                   --------------    -------------- --------------  ---------------
                                                        (Dollars in thousands)
    Type of account:
         Savings accounts                 2.54%       $   476,798       2.93%      $    468,928
         Certificates of deposit          5.35          1,341,986       5.88          1,303,272
         Money market accounts            3.69            108,134       2.63             49,344
                                                      --------------               --------------
                                                      $ 1,926,918                  $  1,821,544
                                                      ==============               ==============


Scheduled maturities of certificates of deposit are as follows:

                                                                  At December 31, 1998
                                           ------------------------------------------------------------
                                                Weighted
                                              Average Rate          Amount                  Percent
                                           ----------------    ------------------     -----------------
                                                                   (Dollars in thousands)
    1 year or less                                5.20%        $    1,017,750                    75.84%
    Greater than 1 year through 2 years           5.67                155,361                    11.58
    Greater than 2 years through 3 years          6.10                 76,595                     5.71
    Greater than 3 years through 4 years          6.15                 44,159                     3.29
    Greater than 4 years through 5 years          5.65                 21,438                     1.60
    Over 5 years                                  6.36                 26,683                     1.98
                                                               -------------------    -----------------
                                                               $    1,341,986                   100.00%
                                                               ===================    =================
                                                                      At December 31, 1997
                                           ------------------------------------------------------------
                                              Weighted
                                            Average Rate            Amount                Percent
                                           ---------------     -------------------    -----------------
                                                                  (Dollars in thousands)
    1 year or less                                5.62%        $      892,391                    68.47%
    Greater than 1 year through 2 years           6.14                215,437                    16.53
    Greater than 2 years through 3 years          6.54                 68,465                     5.26
    Greater than 3 years through 4 years          6.37                 61,556                     4.72
    Greater than 4 years through 5 years          6.33                 43,140                     3.31
    Over 5 years                                  6.58                 22,283                     1.71
                                                               -------------------    ------------------
                                                               $    1,303,272                   100.00%
                                                               ===================    ==================


Certificates of deposit in excess of $100,000 were approximately $229.1 million and $191.8 million at December 31, 1998 and 1997, respectively. Additionally, included in certificates of deposit at December 31, 1998 and 1997 were brokered deposits totaling $129.7 million and $149.8 million, respectively.








Demand deposits are summarized as follows:

                                     December 31, 1998               December 31, 1997
                                ---------------------------    -----------------------------
                                 Weighted                         Weighted
                                  Average                          Average
                                   Rate            Amount           Rate           Amount
                                ------------    ------------    ------------    ------------
                                                   (Dollars in thousands)
    Type of account:
         Personal                       -       $   55,938              -       $    33,980
         Super NOW and NOW           2.59%          87,975          3.54%            86,721
                                                ------------                    ------------
                                                $  143,913                      $   120,701
                                                ============                    ============

      The FDIC insures deposits of account holders up to $100,000 per insured depositor. To provide for this insurance, the Company must pay a risk-based annual assessment which considers the financial soundness of the institution and capitalization level (see Note 19). At December 31, 1998 and 1997, the Company was assessed at the FDIC's lowest assessment level, as a well capitalized institution. For the years ended December 31, 1998 and 1997, the Company was refunded $300,000 and paid $274,000, respectively, in FDIC insurance premiums.

      Interest expense on deposit balances for the years ended December 31, 1998, 1997 and 1996 is summarized as follows:

                                        1998             1997              1996
                                   ---------------  ----------------  ----------------
                                                 (Dollars in thousands)
    Savings accounts               $      14,679    $     14,886      $     18,445
    Money market accounts                  2,243           1,427             1,854
    Super NOW and NOW                      2,804           2,841             1,361
    Certificates of deposit               76,602          69,982            51,305
                                   ---------------  ----------------  ----------------
                                   $      96,328    $     89,136      $     72,965
                                   ===============  ================  ================

      Included in interest expense on savings accounts for the years ended December 31, 1997 and 1996 is $1.3 million and $3.6 million, respectively, of interest expense on non-depository stock subscriptions.

   (12)  Borrowed Funds
         --------------

      Borrowed funds at December 31, 1998 and 1997 are summarized as follows:

                                              1998                           1997
                                    -------------------------      ------------------------
                                                    Weighted                     Weighted
                                                    Average                      Average
                                       Balance        Rate           Balance       Rate
                                    ------------  -----------      ----------- ------------
                                                      (Dollars in thousands)
    Reverse-repurchase agreements   $  959,319           5.62%     $  965,119          6.05%
    FNMA warehouse line of credit          150           6.05           1,332          6.70
                                    ------------                   ------------
                                    $  959,469                     $  966,451
                                    ============                   ============

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

At December 31, 1998 and 1997, all outstanding reverse-repurchase agreements had original contractual maturities ranging from 7 days to 5 years. The securities underlying the reverse-repurchase agreements were secured by available-for-sale U.S. Treasury notes, Government agency notes and mortgage-backed securities, except as noted below. The following is a summary of information relating to these reverse-repurchase agreements:

                                                             At or For the Years Ended December 31,
                                                             --------------------------------------
                                                                 1998        1997         1996
                                                             -----------  ----------  -----------
                                                                     (Dollars in thousands)
   Book value of collateral (including accrued interest):
       U.S. Treasury notes                                  $      5,048  $   5,030    $       -
       Government agency notes                                    86,325     15,559            -
       Mortgage-backed securities:
          Available-for-sale                                     918,992    984,644            -
          Held-to-maturity                                         2,461     15,584            -

   Estimated fair value of collateral (including accrued
    interest):
       U.S. Treasury notes                                         5,085      5,111            -
       Government agency notes                                    86,584     15,600            -
       Mortgage-backed securities:
          Available-for-sale                                     920,837    995,999            -
          Held-to-maturity                                         2,461     15,669            -

   Average balance of outstanding agreements
     during the year                                        $  1,031,254  $ 629,224    $ 100,159
                                                            ============  =========    =========
   Maximum balance of outstanding agreements
     at any month end during the year                       $  1,141,847  $ 995,861   $  212,296
                                                            ============  =========   ==========
   Average interest rate for the year                               5.90%      5.90%        5.58%
                                                            ============  =========   ==========

The contractual maturities of the outstanding reverse-repurchase agreements at December 31, 1998 were as follows:

                                           Balance
                                     --------------------
                                        (In thousands)
                  1999                $     343,019
                  2000                      175,000
                  2001                      230,000
                  2002                      121,300
                  2003                       90,000
                                     --------------------
                                      $     959,319
                                     ====================

Included in the 1999 maturity category above is $46.6 million, $65.0 million and $94.3 million of reverse-repurchase agreements with contractual maturities of 26 days, 57 days and 84 days, respectively, which are collateralized by available-for-sale mortgage-backed securities with a book value (including accrued interest) of $50.2 million, $69.6 million and $100.5 million, respectively, and an estimated fair value (including accrued interest) of $50.2 million, $69.6 million and $99.4 million, respectively. All remaining reverse-repurchase agreements have contractual maturities in excess of 90 days, which are collateralized by U.S. Treasury notes, government agency notes and mortgage-backed securities available-for-sale and mortgage-backed securities held-to-maturity with book values (including accrued interest receivable) of $5.0 million, $86.3 million, $698.7 million and $2.5 million, respectively, and estimated fair values (including accrued interest receivable) of $5.1 million, $86.6 million, $701.6 million and $2.5 million, respectively.

At December 31, 1998 and 1997, the Company had $150,000 and $1.3 million, respectively, of outstanding secured notes payable to FNMA under a warehouse line of credit. The line of credit is secured by $150,000 and $1.3 million of mortgage loans held-for-sale as of December 31, 1998 and 1997, respectively. The outstanding notes had an interest rate of 6.05% and 6.70%, at December 31, 1998 and 1997, respectively. The notes are repaid as the related mortgage loans are sold or collected.

Interest expense on borrowings for the years ended December 31, 1998, 1997 and 1996 is summarized as follows:

                                          1998                 1997                1996
                                      -------------     ----------------    ----------------
                                                        (In thousands)
    Reverse-repurchase agreements     $   60,864        $         37,133    $         5,586
    FNMA warehouse line of credit            143                     145                208
                                      -------------     ----------------    ----------------
                                      $   61,007        $         37,278    $         5,794
                                      =============     ================    ================

   (13)  Income Taxes
         ------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

                                                                         1998         1997
                                                                    -------------  ----------
                                                                          (In thousands)
    Deferred tax assets:
        Mortgages and other loans receivable, primarily due to
           allowance for loan losses and deferred loan fees         $   10,369     $  10,209
        Real estate owned, primarily due to allowance for losses           243           526
        Post-retirement benefits                                         1,593         1,467
        Non-accrual loan interest                                          602         1,142
        Employee bonus and fringe benefits                               1,900         2,774
        ESOP and SBIP                                                    3,090         1,998
        Charitable contributions                                           623         2,989
        Loss carryforward                                                    -           380
        Correspondent reserve                                              349           522
        Callable preferred stock                                           198           832
        Amortization of purchased mortgage servicing rights                 50           551
        Depreciation of fixed assets                                       601           271
        Mark to market on mortgage loans held-for-sale                     271           179
        Other                                                                -           378
                                                                    -------------  ----------
             Total gross deferred tax assets                            19,889        24,218
                                                                    -------------  ----------

    Deferred tax liabilities:
        Net unrealized gain on available-for-sale securities           (11,253)      (24,530)
        Originated mortgage servicing rights                            (3,573)       (1,430)
        Other                                                             (564)            -
                                                                    -------------  ----------
             Total gross deferred tax liabilities                      (15,390)      (25,960)
                                                                    -------------  ----------

             Net deferred tax asset (liability)                     $    4,499     $  (1,742)
                                                                    =============  ==========


Management believes that it is more likely than not that the consolidated results of future operations of the Company will generate sufficient taxable income to realize the deferred tax assets of the Company. Therefore, a valuation allowance against the gross deferred tax assets is not considered necessary.

Provisions for income taxes are comprised of the following amounts:

                                         Years Ended December 31,
                                  ------------------------------------
                                      1998        1997        1996
                                  -----------  -----------  ----------
                                              (In thousands)
    Current:
             Federal              $  14,556    $  19,168    $  6,053
             State and local          1,437        4,083       2,758
                                  -----------  -----------  ----------
                                     15,993       23,251       8,811
                                  -----------  -----------  ----------

    Deferred:
             Federal                  5,286       (5,486)        458
             State and local          1,750       (1,692)        169
                                  -----------  -----------  ----------
                                      7,036       (7,178)        627
                                  -----------  -----------  ----------
                                  $  23,029    $  16,073    $  9,438
                                  ===========  ===========  ==========

Total provision for income taxes differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to income before income tax expense as a result of the following:

                                                                     Years Ended December 31,
                                                                   ----------------------------
                                                                     1998      1997      1996
                                                                   --------  --------  --------
                                                                          (In thousands)
    Expected income tax expense at statutory Federal tax rate     $ 26,402  $ 17,312  $ 10,525
    State and local taxes, net of Federal income tax benefit         2,072     1,554     2,049
    Dividend received deduction                                     (3,998)   (2,956)   (2,513)
    Tax adjustment for prior year                                   (1,200)        -         -
    Other, net                                                        (247)      163      (623)
                                                                  --------- --------- ---------
                                                                  $ 23,029  $ 16,073  $  9,438
                                                                  ========= ========= =========

The Company's stockholders' equity includes approximately $10.3 million at December 31, 1998 and 1997, which has been segregated for Federal income tax purposes as a bad debt reserve. The use of this amount for purposes other than to absorb losses on loans may result in taxable income for Federal income taxes at the then current tax rate. Under section 593 of the Internal Revenue Code (the Code), thrift institutions such as the Bank, which met certain definitional tests, primarily relating to their assets and the nature of their business, were permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions were, within specified limitations, deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, was, prior to January 1, 1996, computed using an amount based on the Bank's actual loss experience (the Experience Method), or the percentage equal to 8% of the Bank's taxable income (the PTI Method), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted additions to the non-qualifying reserve. Similar deductions for additions to the Bank's bad debt reserve were permitted under the New York State Bank Franchise Tax, however, for purposes of these taxes, the effective allowable percentage under the PTI Method was 32% rather than 8%.

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

(14)  Employee Benefit Plans
      ----------------------

Pension Plan - The Bank's noncontributory pension plan with the RSI Retirement Trust covers substantially all full-time employees. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132, which is effective for fiscal years beginning after December 15, 1997, standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures no longer deemed useful. The disclosures which follow have been prepared in accordance with SFAS No. 132. As required by SFAS No. 132, disclosures for prior years have been restated. The following table depicts the components of the net pension expense for the years ended December 31, 1998, 1997 and 1996:

                                                                    1998     1997      1996
                                                                  --------  -------  ---------
                                                                          (In thousands)
    Service cost                                                 $    896  $   589  $     463
    Interest cost                                                   1,062      875        845
    Actual return on assets                                        (1,332)    (997)    (1,667)
    Amortization of unrecognized transition asset                       -      (50)      (115)
    Amortization of unrecognized loss                                   -        -         11
    Amortization of unrecognized past service liability                 5        5          5
    Deferred investment gain                                            -        -        790
                                                                 --------  -------  ---------
                                                                 $    631  $   422  $     332
                                                                 ========  =======  =========

The assumptions used by the Company relating to the plan for the years ended December 31, 1998 and 1997 were as follows:

                                               1998       1997
                                             --------  ---------
    Assumed rate of return on assets             8.50%      8.00%
                                             ========  =========

    Assumed rate of compensation increase        4.50%      5.00%
                                             ========  =========

    Assumed discount rate                        6.50%      7.25%
                                             ========  =========

The following table provides details of the changes in the actuarial present value of the benefit obligation and fair value of plan assets for the above plan for each of the years shown and a reconciliation, at the end of each year shown, of the funded status of the plan with the net amount recognized in the consolidated statement of financial condition.

                                                                     1998      1997
                                                                   --------  --------
                                                                      (In thousands)
      Change in benefit obligation during the year:
           Benefit obligation at beginning of the year            $ 14,948  $ 11,801
           Service cost                                                896       588
           Interest cost                                             1,062       874
           Actuarial loss                                            1,411     2,470
           Annuity payments                                           (555)     (550)
           Settlements                                                 (29)     (235)
                                                                  --------  --------
               Benefit obligation at end of year                    17,733    14,948
                                                                  --------  --------
      Change in fair value of plan assets during the year:
           Fair value of plan assets at beginning of the year       15,617    13,389
           Actual return on plan assets                               (369)    2,938
           Employer contributions                                      585        75
           Annuity payments                                           (555)     (550)
           Settlements                                                 (29)     (235)
                                                                  --------  --------
               Fair value of plan assets at the end of the year     15,249    15,617
                                                                  --------  --------
      Funded status at the end of the year                          (2,484)      669
      Unrecognized actuarial loss (gain)                             3,061       (49)
      Contribution                                                      92        25
      Unrecognized past service liability                               21        25
                                                                  --------  --------
      Net prepaid pension expense at the end of the year          $    690  $    670
                                                                  ========  ========

Supplemental Plan - The former chief executive officer is covered by a supplemental executive retirement plan with the RSI Retirement Trust. The actuarial present value of the accumulated benefit obligation at December 31, 1998 and 1997 was $626,000 and $627,000, respectively. Included in the employee benefit expense for the years ended December 31, 1998, 1997 and 1996 was $42,000, $47,000 and $45,000, respectively, related to this obligation.

Benefit Restoration Plan - The Benefit Restoration Plan provides benefits for any highly compensated employee whose benefits are restricted under the Bank's defined benefit and defined contribution plans. The actuarial present value of the accumulated benefit obligation at December 31, 1998 and 1997 was $1.3 million and $800,000, respectively. Included in employee benefit expense for the years ended December 31, 1998, 1997 and 1996 was $280,000, $166,000 and
$160,000, respectively, related to this obligation.

401(k) Plan - The Bank has a defined contribution and thrift savings plan under
Section 401(k) of the Internal Revenue Code. All regular, full-time employees are eligible for voluntary participation after one or more years of continuous service. The plan is effectuated through a trust established by the Bank. The Bank makes matching contributions of 6% of the participant's eligible compensation in the form of cash. Commencing on January 10, 1997, eligible participants in the ESOP were no longer eligible for the 401(k) matching contribution. The Bank made cash contributions of $80,000, $51,000 and $322,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

Employee Stock Ownership Plan - In connection with the Conversion, the Bank established an ESOP. The ESOP is a tax qualified retirement plan designed to invest primarily in the Company's common stock. All full-time employees of the Bank who have completed one year of service with the Bank are eligible to participate in the ESOP. The ESOP utilized funds borrowed from the Company totaling $53.8 million, and a $1.0 million contribution from the Bank made in 1996, to purchase approximately 8%, or 3,491,397 shares, of the Company's common stock issued in the Conversion. The loan to the ESOP will be primarily repaid with contributions from the Bank to the ESOP over a period not to exceed 30 years. Under the terms of the ESOP, the Bank makes contributions to the ESOP sufficient to cover all payments of principal and interest as they become due. For the years ended December 31, 1998 and 1997, the Bank made contributions of $3.8 million and $4.3 million, respectively, to the ESOP. The ESOP utilized the contributions, along with the dividends received on the unallocated ESOP shares, which totaled $1.2 million and $617,000, to repay $470,000 and $454,000 of principal and $4.5 million and $4.4 million of interest on the loan in 1998 and 1997, respectively. At December 31, 1998 and 1997, the loan had an outstanding balance of $52.9 million and $53.4 million and an interest rate of 7.75% and 8.25%, respectively.

Shares purchased with the loan proceeds are held in a suspense account by the trustee of the plan for future allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation as described in the plan. The number of shares released to participants is determined based upon the percentage of principal and interest payments made during the year divided by the total remaining principal and interest payments including the current year's payment. Participants will vest in the shares allocated to their respective accounts over a period not to exceed 5 years. Any forfeited shares are allocated to the then remaining participants in the same proportion as contributions. For the years ended December 31, 1998 and 1997, approximately 292,218 shares and 177,961 shares have been allocated to participants and 3,199,179 shares and 3,313,436 shares remained unallocated, respectively. Included in the shares allocated to participants during the years ended December 31, 1998 and 1997, were approximately 21,000 shares and 19,934 shares, respectively, allocated utilizing the matching contribution formula under the 401(k) plan. The Company recognizes compensation expense attributable to the ESOP ratably over the year based upon the estimated number of ESOP shares to be allocated each December 31st. For the years ended December 31, 1998, 1997 and 1996, the Company recognized $2.2 million, $2.0 million and $1.0 million, respectively, as compensation expense.

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

Management Supplemental Executive Retirement Plan - The Management Supplemental Executive Retirement Plan (MSERP) provides benefits to certain officers and highly compensated employees whose benefits are limited under the ESOP allocation procedure if they retire prior to the complete repayment of the ESOP loan. Benefits under the MSERP vest in 20% annual increments over a five year period commencing as of the date of a participant's participation in the MSERP. The actuarial present value of the accumulated benefit obligation at December 31, 1998 and 1997 was $1.6 million and $685,000, respectively. The Company recorded an expense of $148,000 relating to the MSERP for the year ended December 31, 1998. No expense related to the MSERP was recorded for the year ended December 31, 1997.

Stock-Based Incentive Plan - At the annual shareholder meeting on July 22, 1997 the shareholders approved The Roslyn Bancorp, Inc. 1997 Stock-Based Incentive Plan (Incentive Plan). The Incentive Plan authorizes the granting of options to purchase the Company's common stock, option-related awards and awards of the Company's common stock (collectively, Awards). Subject to certain adjustments to prevent dilution of Awards to participants, the maximum number of shares reserved for Awards denominated in common stock under the Incentive Plan is 6,108,444 shares. The maximum number of shares reserved for purchase pursuant to the exercise of options and option-related Awards which may be granted under the Incentive Plan is 4,364,246 shares, and will primarily vest over a five year period and which must be exercised no more than ten years from the date of grant. The maximum number of the shares reserved for the award of shares of the Company's common stock is 1,744,198 shares, and will primarily vest over a five year period. All officers, other employees and outside directors of the Company and its affiliates, including the Bank and its subsidiaries, are eligible to receive Awards under the Incentive Plan. The Incentive Plan is administered by a committee of non-employee directors of the Company (the Committee). Authorized but unissued shares, or shares previously issued and reacquired by the Company, may be used to satisfy the Awards under the Incentive Plan. Each option may become fully exercisable and each award may become fully vested upon the occurrence of a change in control of the Company, or upon death, disability or retirement of the optionee.

The Company contributed $41.4 million, during the third quarter of 1997, to the Incentive Plan to enable the Incentive Plan to purchase 1,744,198 shares of the Company's common stock to be awarded. This contribution represents deferred compensation which is initially recorded as a reduction to stockholders' equity and ratably charged to compensation expense over the vesting period of the awards. The Committee established September 2, 1997 as the Incentive Plan's effective grant date and 1,512,507 shares were awarded at a price of $22.50 per share to outside directors, officers and employees of the Bank. During the year ended December 31, 1998, the Company granted additional stock awards of 91,409 shares, with prices ranging from $21.69 to $27.75 per share, and 24,673 shares were forfeited. During the year ended December 31, 1998, plan participants vested in 328,377 shares. The total outstanding unvested stock awards amounted to 1,250,866 shares at December 31, 1998. Upon the achievement of certain defined performance targets, 99,255 of the aforementioned shares will vest. For the years ended December 31, 1998 and 1997, compensation expense attributable to stock awards under the Incentive Plan was approximately $6.4 million and $3.6 million, respectively.

Options granted under this plan are either non-statutory stock options or incentive stock options. Each option entitles the holder to purchase one share of the Company's common stock at an exercise price equal to the fair market value on the date of grant. There was no compensation expense attributable to these options as the Company used the intrinsic value based method of accounting as the exercise price equaled the common stock price at the grant date. All options expire no later than ten years following the date of grant. Option transactions for the years ended December 31, 1998 and 1997 are shown below:

                                                                    Weighted
                                                   Number           Average
                                                  of Shares      Exercise Price
                                               ----------------  --------------
   Options outstanding at December 31, 1996               -          -
   Granted                                        3,883,388     $   22.50
   Forfeited                                         (3,882)        22.50
                                               ----------------
   Options outstanding at December 31, 1997       3,879,506         22.50
   Granted                                          496,000         21.93
   Forfeited                                       (190,113)        22.44
                                               ----------------
   Options outstanding at December 31, 1998       4,185,393         22.44
                                               ================

The following table summarizes information about stock options outstanding at December 31, 1998:


                                 Options Outstanding
                        ---------------------------------
                                             Weighted
                           Number of          Average          Options
    Exercise Price          Shares             Life          Exercisable
  --------------------  ----------------   --------------   ---------------

 $      15.250                 10,000           9.79                    -
        18.125                 25,000           9.98                    -
        21.688                 80,000           9.19                    -
        22.000                300,000           9.14                    -
        22.500              3,722,893           8.68              741,979
        22.625                 23,500           9.43                    -
        23.000                  1,500           9.24                    -
        27.875                 22,500           9.33                    -
                        ----------------                    ---------------
                            4,185,393           8.74              741,979
                        ================                    ===============

In accordance with SFAS No. 123, the Company used the Black-Scholes option pricing model with the following weighted average assumptions to value the options granted as follows:

                                             At December 31,
                                      -------------------------------
                                           1998             1997
                                      -------------     -------------
            Dividend  yield                    2.10%             1.74%
            Expected volatility               22.50%            22.50%
            Risk-free interest rate            4.54%             5.61%
            Expected option lives        3.60 years           4 years

On a pro forma basis, had compensation expense for the Company's stock-based compensation plan been determined based on the fair value at the grant date for awards made under the plan, consistent with SFAS No. 123, the Company's net income and earnings per share for the years ended December 31, 1998 and 1997 would have been reduced as follows:

                                            1998      1997
                                          --------  --------
                                (In thousands, except per share data)
       Net income:
                As reported              $ 52,404  $ 33,390
                Pro forma                  47,434    31,906

       Basic earnings per share:
                As reported              $   1.36  $   0.83
                Pro forma                    1.23      0.79

       Diluted earnings per share:
                As reported              $   1.36  $   0.83
                Pro forma                    1.23      0.79

The effects of applying SFAS No. 123, for either recognizing or disclosing compensation cost under such pronouncement, may not be representative of the effect on reported net income for future periods.

(15)  Post-retirement Health Care and Life Insurance Benefits
      -------------------------------------------------------

The Bank currently provides health care and life insurance benefits for retirees and their eligible dependents. The coverage provided depends upon the date they retired. The cost of the Bank's post-retirement health care and life insurance benefits is recognized in the consolidated financial statements during the employee's active working career. The disclosures which follow have been prepared in accordance with SFAS No. 132. As required by SFAS No. 132, disclosures for prior years have been restated. Net periodic post-retirement benefit cost included in compensation and employee benefits in the accompanying consolidated statements of income for the years ended December 31, 1998, 1997 and 1996 is comprised of the following components:

                                                                       1998    1997    1996
                                                                     -------  ------  -------
                                                                          (In thousands)
   Service cost-benefits earned during the year                     $   123  $  106  $    86
   Interest cost on accumulated post-retirement benefit obligation      230     232      271
   Amortization of unrecognized gain                                    (36)    (34)       -
   Amortization of unrecognized past service liability                   50      50       50
                                                                    -------  ------  -------
                                                                    $   367  $  354  $   407
                                                                    =======  ======  =======

The assumptions used by the Company relating to the plan for the years ended December 31, 1998 and 1997 were as follows:

                                                1998       1997
                                              --------   --------
    Assumed ultimate medical trend                5.00%      5.00%
                                              ========   ========

    Assumed current medical trend                 6.50%      7.00%
                                              ========   ========

    Assumed salary scale for life insurance       4.50%      5.00%
                                              ========   ========

    Assumed discount rate                         6.50%      7.25%
                                              ========   ========

For measurement purposes, the annual rate of increase in the per capita cost of covered benefits (health care cost trend rates) will have a significant effect on the estimate of the accumulated post-retirement benefit obligation and the aggregate service and interest cost components of the net periodic post-retirement benefit cost. Increasing the annual health care trend rates by 1.0% in each year would increase both the accumulated post-retirement benefit obligation by $144,000 and the aggregated related service and interest cost by $13,000 at December 31, 1998. A 1.0% decrease in the assumed health care trend rates would decrease both the accumulated post-retirement benefit obligation by $177,000 and the aggregate related service and interest cost by $15,000 at December 31, 1998.

The following table provides details of the changes in the benefit obligation and fair value of plan assets for the above plans for each of the years shown and a reconciliation, at the end of each year shown, of the funded status of the plans with the net amount recognized in the consolidated statement of financial condition.

                                                                       1998           1997
                                                                   -------------  ------------
                                                                          (In thousands)
    Change in benefit obligation during the year:
         Benefit obligation at beginning of the year               $    3,485     $    3,693
         Service cost                                                     123            106
         Interest cost                                                    230            232
         Actuarial gain                                                  (209)          (430)
         Premiums/claims paid                                            (105)          (116)
         Termination benefits                                             306              -
                                                                   -------------  ------------
             Benefit obligation at end of year                          3,830          3,485
                                                                   -------------  ------------
    Change in fair value of plan assets during the year:
         Fair value of plan assets at beginning of the year                 -              -
         Employer contributions                                           105            116
         Premiums/claims paid                                            (105)          (116)
                                                                   -------------  ------------
             Fair value of plan assets at the end of the year               -              -
                                                                   -------------  ------------
    Funded status at the end of the year                               (3,830)         3,485
    Unrecognized actuarial gain                                          (774)           601
    Unrecognized past service liability                                   489            539
                                                                   -------------  ------------
    Accrued post-retirement benefit cost at the end of the year    $   (4,115)    $   (3,547)
                                                                   =============  ============

(16)  Disclosures About Fair Value of Financial Instruments
      -----------------------------------------------------

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires the Company to disclose the fair value of its on- and off-balance sheet financial instruments. A financial instrument is defined in SFAS No. 107 as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver or receive cash or another financial instrument from a second entity on potentially favorable or unfavorable terms. SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The following table represents the carrying amounts and fair values of the Company's financial instruments:


                                                                      At December 31, 1998
                                                                  ---------------------------
                                                                   Carrying       Estimated
                                                                    Amount        Fair Value
                                                                  -----------  --------------
                                                                         (In thousands)
    Financial assets:
        Cash and cash equivalents                                $    76,320  $      76,320
        Debt and equity securities, net:
           Held-to-maturity                                              715            755
           Available-for-sale                                        613,260        613,260

        Mortgage-backed and mortgage related securities, net:
           Held-to-maturity                                           68,071         68,416
           Available-for-sale                                      1,622,023      1,622,023
        Loans held-for-sale, net                                      81,276         81,873
        Loans receivable held for investment, net                  1,190,977      1,226,766
        Accrued interest receivable                                   22,352         22,352
        Mortgage servicing rights, net                                13,537         13,537
    Financial liabilities:
        Deposit liabilities:
           Certificates of deposit                                 1,341,986      1,351,888
           Deposits, excluding certificates of deposit               728,845        728,845
        Borrowed funds                                               959,469        967,762
        Accrued dividends and interest on deposits                    13,219         13,219

                                                                     At December 31, 1997
                                                                  --------------------------
                                                                    Carrying     Estimated
                                                                     Amount      Fair Value
                                                                  -----------  -------------
                                                                        (In thousands)
    Financial assets:
        Cash and cash equivalents                              $      22,366  $      22,366
        Debt and equity securities, net:
           Held-to-maturity                                            1,930          2,026
           Available-for-sale                                        494,193        494,193

        Mortgage-backed and mortgage related securities, net:
           Held-to-maturity                                          200,193        200,445
           Available-for-sale                                      1,856,633      1,856,633
        Loans held-for-sale, net                                      15,283         15,498
        Loans receivable held for investment, net                    954,291        984,117
        Accrued interest receivable                                   21,225         21,225
        Mortgage servicing rights, net                                 9,155         12,641
    Financial liabilities:
        Deposit liabilities:
           Certificates of deposit                                 1,303,272      1,312,899
           Deposits, excluding certificates of deposit               638,973        638,973
        Borrowed funds                                               966,451        966,029
        Accrued dividends and interest on deposits                    10,375         10,375

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

Accrued interest receivable - The fair value of the accrued interest receivable
---------------------------
is estimated to be the book value since it is currently due.

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

Deposit liabilities - All deposits, except certificates of deposit, are subject
-------------------
to rate changes at any time, and therefore are considered to be carried at estimated fair value. The fair value of certificates of deposit are estimated by computing the present value of contractual future cash flows for each certificate. The present value rate utilized is the rate offered by the Company at each date presented on certificates with an initial maturity equal to the remaining term to maturity of the existing certificates.

Borrowed funds - The estimated fair value of borrowed funds is based on the
--------------
discounted value of contractual cash flows using interest rates currently in effect for borrowings with similar maturities and collateral requirements.

Accrued dividends and interest on deposits - The fair values of the accrued
------------------------------------------
dividends and interest on deposit balances are estimated to be their book value since they are currently payable.

Limitations - SFAS No. 107 requires disclosures of the estimated fair value of
-----------
financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering a one-time sale of the Company's entire holdings of a particular financial instrument nor the resultant tax ramifications or transaction costs. Since no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company conducts a mortgage servicing activity that contributes fee income annually. The mortgage servicing activity is not considered a financial instrument and as such its value has not been incorporated into the fair value estimates. Other significant assets of the Company that are not considered financial assets include banking house and equipment and deferred tax assets. In addition, the tax ramifications related to the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered.

Commitments - The fair value of commitments is estimated using the fees
-----------
currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments and commitments to sell loans at specified prices, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments did not result in an unrealized gain or loss at December 31, 1998 and 1997.

(17)  Earnings Per Share Reconciliation
      ---------------------------------

The following table is the reconciliation of basic and diluted EPS as required under SFAS No. 128 for the years ended December 31, 1998 and 1997:

                                                                      1998
                                                  ------------------------------------------
                                                    Income          Shares       Per Share
                                                  (Numerator)    (Denominator)    Amounts
                                                  ------------   -------------  ------------
                                             (In thousands, except share and per share amounts)
  Net income                                      $   52,404
                                                  ============
  Basic EPS:
      Income available to common stockholders     $   52,404       38,436,760   $  1.36
  Effect of dilutive securities:
      Options                                              -            6,178      -
                                                  ------------   -------------  ------------
  Diluted EPS:
      Income available to common stockholders     $   52,404       38,442,938   $  1.36
                                                  ============   =============  ============
                                                                      1997
                                                 ---------------------------------------------
                                                   Income            Shares        Per Share
                                                 (Numerator)      (Denominator)     Amounts
                                                 ------------    --------------  -------------
                                               (In thousands, except share and per share amounts)
 Net income                                      $  33,390
                                                 ============
 Basic EPS:
     Income available to common stockholders     $  33,390         40,159,931    $  0.83
 Effect of dilutive securities:
     Options                                             -                  -       -
                                                 ------------    --------------  -------------
 Diluted EPS:
     Income available to common stockholders     $  33,390         40,159,931    $  0.83
                                                 ============    ==============  =============

(18) Commitments and Contingencies
     -----------------------------

In the normal course of the Company's business, there are outstanding various commitments and contingent liabilities that have not been reflected in the consolidated statements of financial condition. In the opinion of management, the financial position of the Company will not be affected materially as a result of such commitments and contingent liabilities.

In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the financial position, results of operations and liquidity of the Company will not be affected materially by the outcome of such legal proceedings.

On February 17, 1998, the Company announced a settlement with the NYSBD regarding certain practices relating to origination and loan fees (overage fees) paid by certain borrowers of its mortgage banking subsidiary. Under terms of the settlement agreement, the Company established a $3.0 million fund to provide compensation to certain borrowers who allegedly paid an overage fee for their mortgage loans obtained from its mortgage banking subsidiary. Any money remaining in the fund will go to further the Company's community development initiatives. The charge for the settlement, and the costs related thereto, was fully accrued at December 31, 1997 by the Company and totaled $4.7 million.

At December 31, 1998 and 1997, respectively, there were outstanding loan commitments by the Company to advance approximately $325.5 million and $231.5 million for mortgage loans, primarily all of which were fixed rate commercial and residential real estate loans.

At December 31, 1998 and 1997, the Company had no available lines of credit with banks or any other institutions, except as noted in Note 12.

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

The Company has unfilled mandatory delivery commitments with investors totaling approximately $112.3 million and $23.5 million at December 31, 1998 and 1997, respectively.

The Company's future minimum rental payments required under non-cancelable operating leases for office space and equipment as of December 31, 1998 are as follows:


              Years Ending December 31,               Amounts
         ----------------------------------     --------------------
                                                  (In thousands)
                    1999                       $        1,714
                    2000                                1,799
                    2001                                1,768
                    2002                                1,791
                    2003                                1,691
                    Thereafter                          8,069
                                               --------------------
                                               $       16,832
                                               ====================

Total rent expense for the years ended December 31, 1998, 1997 and 1996 was $788,000, $512,000 and $492,000, respectively.

(19) Regulatory Capital
     ------------------

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

Quantitative measures established by regulation to ensure capital adequacy require the institution to maintain minimum amounts and ratios (set forth in the table) of total and Tier I (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, at December 31, 1998, that the Company and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for PCA. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios of 10%, 6% and 5%, respectively. There are no conditions or events since that notification that management believes have changed the Bank's category.

The actual capital amounts and ratios are presented in the following table for the years ended:

                                                                        December 31, 1998
                                                       --------------------------------------------------
                                                                  Bank                     Company
                                                       ----------------------      ----------------------
                                                                     Percent                   Percent of
                                                          Amount    of Assets        Amount      Assets
                                                       ----------   ---------      ----------  ----------
                                                                       (Dollars in thousands)
     GAAP capital (to total assets)                    $  437,511       12.06%    $ 598,898       16.03%
                                                       ==========   =========     =========      ======
     Leverage capital (to adjusted average assets):
         Actual level                                  $  416,164       11.52%    $ 582,148       15.66%
                                                       ==========   =========     =========      ======

         Capital adequacy requirement                  $  108,397        3.00%    $ 111,537        3.00%
                                                       ==========   =========     =========      ======

         Requirement to be well capitalized under
           PCA provisions                              $  180,662        5.00%          N/A         N/A
                                                       ==========   =========     =========      ======

     Tier I capital (to risk-weighted assets):
         Actual level                                  $  416,164       23.13%    $ 582,148       30.47%
                                                       ==========   =========     =========      ======

         Capital adequacy requirement                  $   71,960        4.00%    $  76,410        4.00%
                                                       ==========   =========     =========      ======

         Requirement to be well capitalized under
           PCA provisions                              $  107,940        6.00%          N/A         N/A
                                                       ==========   =========     =========      ======

     Total capital (to risk-weighted assets):
         Actual level                                  $  438,680       24.38%    $ 606,037       31.73%
                                                       ==========   =========     =========      ======

         Capital adequacy requirement                  $  143,919        8.00%    $ 152,820        8.00%
                                                       ==========   =========     =========      ======

         Requirement to be well capitalized under
           PCA provision                               $  179,899       10.00%          N/A         N/A
                                                       ==========   =========     =========      ======

                                                                                     December 31, 1997
                                                         -------------------------------------------------------------------
                                                                    Bank                                  Company
                                                         ---------------------------            ----------------------------
                                                                             Percent                                Percent
                                                                               of                                     of
                                                              Amount         Assets                 Amount          Assets
                                                         ------------      ----------            ------------    ------------
                                                                                     (Dollars in thousands)
  GAAP capital (to total assets)                         $     407,372          11.31%          $   628,335             17.45%
                                                         =============     ==========           ===========      ============

  Leverage capital (to adjusted average assets):
       Actual Level                                      $     375,901          12.32%          $   592,538             18.87%
                                                         =============     ==========           ===========      ============

       Capital adequacy requirement                      $      91,558           3.00%          $    94,192              3.00%
                                                         =============     ==========           ===========      ============

       Requirement to be well capitalized under PCA
         provisions                                      $     152,596           5.00%                  N/A               N/A
                                                         =============     ==========           ===========      ============

  Tier I capital (to risk-weighted assets):
       Actual level                                      $     375,901          26.34%          $   592,538             37.55%
                                                         =============     ==========           ===========      ============

       Capital adequacy requirement                      $      57,078           4.00%          $    63,121              4.00%
                                                         =============     ==========           ===========      ============

       Requirement to be well capitalized under PCA
         provisions                                      $      85,617           6.00%                  N/A               N/A
                                                         =============     ==========           ===========      ============

  Total capital (to risk-weighted assets):
       Actual level                                      $     393,814          27.60%          $   612,317             38.80%
                                                         =============     ==========           ===========      ============

       Capital adequacy requirement                      $     114,157           8.00%          $   126,243              8.00%
                                                         =============     ==========           ===========      ============

       Requirement to be well capitalized under PCA
         provisions                                      $     142,696          10.00%                  N/A               N/A
                                                         =============     ==========           ===========      ============

(20) Parent-Only Financial Information
     ---------------------------------

The earnings of the Bank are recognized by Roslyn Bancorp, Inc. (the Holding Company) using the equity method of accounting. Accordingly, undistributed earnings of the Bank are recorded as increases in the Holding Company's investment in the Bank. The following are the condensed financial statements of the Holding Company as of and for the years ended December 31, 1998 and 1997 (although the Holding Company did not commence operations until the Conversion on January 10, 1997, the full year results have been presented).

Condensed Statements of Financial Condition
-------------------------------------------

                                                                              1998                    1997
                                                                     -----------------       ----------------
                                                                                      (In thousands)
     Assets
     ------
     Cash and cash equivalents                                       $             773       $            220
     Investment in equity securities, net:
         Available-for-sale                                                    353,173                153,492
     Investment in subsidiary                                                  437,511                407,372
     ESOP loan receivable                                                       52,882                 53,352
     Receivable from subsidiary                                                 33,380                 28,237
     Deferred tax asset, net                                                     5,318                    709
     Accrued interest receivable                                                 2,211                      -
     Other assets                                                                1,691                      -
                                                                     -----------------       ----------------
            Total assets                                             $         886,939       $        643,382
                                                                     =================       ================

     Liabilities and Stockholders' Equity
     ------------------------------------
     Accrued interest payable                                        $           3,763       $              -
     Payable to subsidiary                                                     251,456                      -
     Accrued taxes payable                                                      32,822                 15,005
     Other liabilities                                                               -                     42
     Total stockholders' equity                                                598,898                628,335
                                                                     -----------------       ----------------
            Total liabilities and stockholders' equity               $         886,939       $        643,382
                                                                     =================       ================

Condensed Statements of Income
------------------------------

The condensed statements of income for the years ended December 31, 1998 and 1997 are as follows:

                                                                                     1998                    1997
                                                                             ----------------       ----------------
                                                                                            (In thousands)
     Dividends received from subsidiary                                      $        14,416        $          7,856
     Interest income - securities                                                     16,890                   4,175
     Interest income - ESOP loan receivable                                            4,535                   4,439
     Gain on sale of securities                                                        3,136                       -
     Other income                                                                         24                       -
                                                                             ---------------        ----------------
                                                                                      39,001                  16,470
     Interest expense - borrowings from subsidiary                                   (15,230)                      -
     Charitable donation                                                                   -                 (12,711)
     Other operating expenses                                                           (603)                   (228)
                                                                             ---------------        ----------------
     Income before income taxes and equity in undistributed
        earnings of subsidiary                                                        23,168                   3,531
     Income tax (expense) benefit                                                     (1,263)                  2,922
                                                                             ---------------        ----------------
     Income  before equity in undistributed earnings of subsidiary                    21,905                   6,453
     Equity in undistributed earnings of subsidiary                                   30,499                  26,937
                                                                             ---------------        ----------------
     Net income                                                              $        52,404        $         33,390
                                                                             ===============        ================

Condensed Statements of Cash Flows
----------------------------------

The condensed statements of cash flows for the years ended December 31, 1998 and 1997 are as follows:

                                                                                        1998                 1997
                                                                                   ----------------    ----------------
   Operating activities:                                                                       (In thousands)
        Net income                                                               $         52,404     $         33,390
        Adjustments to reconcile net income to net cash provided (used) by operating activities:
            Equity in the undistributed earnings of subsidiary                            (30,499)             (26,937)
            Amortization of premiums and discounts, net                                      (737)                 303
            Charitable contribution of common stock                                             -               12,711
            Increase in receivable from subsidiary                                         (5,143)             (28,237)
            Deferred taxes                                                                  3,177                 (709)
            Increase in other assets                                                       (1,691)                   -
            Increase in accrued interest receivable                                        (2,211)                   -
            Net gains on sale of securities                                                (3,136)                   -
            Increase in accrued interest payable                                            3,763                    -
            Increase in accrued taxes payable                                              17,817               15,005
            Decrease in other liabilities                                                     (42)              (3,315)
                                                                                 ----------------     ----------------
                Net cash provided by operating activities                                  33,702                2,211
                                                                                 ----------------     ----------------

   Investing activities:
        Purchases of equity securities                                                   (367,821)            (152,445)
        Proceeds from sales and calls of securities available-for-sale                    155,333                6,201
        Investment in subsidiary                                                                -             (205,807)
        Funding of ESOP loan receivable                                                         -              (53,806)
        Principal payment on ESOP loan receivable                                             470                  454
                                                                                 ----------------     ----------------
                Net cash used in investing activities                                    (212,018)            (405,403)
                                                                                 ----------------     ----------------

   Financing activities:
        Purchase of treasury stock                                                        (58,171)                   -
        Net proceeds of common stock issuance                                                   -              410,650
        Increase in payable to subsidiary                                                 251,456                    -
        Cash dividends paid on common stock                                               (14,416)              (7,238)
                                                                                 ----------------     ----------------
                Net cash provided by financing activities                                 178,869              403,412
                                                                                 ----------------     ----------------
        Net increase in cash and cash equivalents                                             553                  220
        Cash and cash equivalents at beginning of year                                        220                    -
                                                                                 ----------------     ----------------
        Cash and cash equivalents at end of year                                 $            773     $            220
                                                                                 ================     ================

(21)  Subsequent Events (Unaudited)
      -----------------------------

In January 1999, the Company announced a restructuring program that will reduce compensation related expenses company-wide under an Enhanced Retirement Program (the Program). Under the Program, approximately ten percent of the Bank's full-time employees opted for early retirement. Separations under the Program became effective on January 29, 1999, and were unrelated to the transaction with T R Financial Corp. A restructuring charge of approximately $5.9 million will be taken in the first quarter of 1999, to provide for compensation related benefits granted in connection with the Program. Annual cost savings from the restructuring, are expected to be approximately $1.6 million, and will commence immediately with the Program's effective separation date.

(22)  Selected Quarterly Financial Data (Unaudited)
      ---------------------------------------------

The following table is a summary of operations by quarter for the years ended December 31, 1998 and 1997.

                               12/31/98     9/30/98     6/30/98     3/31/98    12/31/97     9/30/97    6/30/97     3/31/97
                              ----------  ----------  ----------  ----------  ----------  ----------  ---------  ----------
                                                        (In thousands, except per share data)
Interest income              $  64,587   $  65,436   $  64,816   $  64,078   $  62,378   $  59,333   $  53,203  $  50,050
Interest expense                38,398      41,167      40,243      37,527      37,795      34,336      28,868     25,415
                             ----------  ----------  ----------  ----------  ----------  ----------  ---------  ----------
Net interest income before
  provision for possible
  loan losses                   26,189      24,269      24,573      26,551      24,583      24,997      24,335     24,635
Provision for possible loan
  losses                             -         150         300         300         150         150         150        150
                             ----------  ----------  ----------  ----------  ----------  ----------  ---------  ----------

Net interest income after
  provision for possible
  loan losses                   26,189      24,119      24,273      26,251      24,433      24,847      24,185     24,485
                             ----------  ----------  ----------  ----------  ----------  ----------  ---------  ----------

Non-interest income:
  Fees and service charges         786         871         581         561         469         539         751        527
  Mortgage banking
    operations                   2,121       2,988       1,702       1,315         998         868         748        894
  Net gains (losses) on
    securities                   1,231       2,192       1,087       2,665       1,491         923          (6)       349
  Real estate operations,
    net                            103         216         269         281        (118)        (17)        (93)        56
  Other non-interest income         23          24          55         251         233          36          92        508
                             ----------  ----------  ----------  ----------  ----------  ----------  ---------  ----------
       Total non-interest
         income                  4,264       6,291       3,694       5,073       3,073       2,349       1,492      2,334
                             ----------  ----------  ----------  ----------  ----------  ----------  ---------  ----------

Non-interest expense:
  General and administrative
    expenses                    11,862      11,061      10,175      11,152       9,378       9,749       9,753     10,995
  Amortization of excess of
    cost over fair value of
    net assets acquired            118         118         118         117         117         117         117        118
  Settlement of asserted
     claims                          -           -           -           -       4,000         680           -          -
  Charitable contribution
    to The Roslyn Savings
    Foundation                       -           -           -           -           -           -           -     12,711
                             ----------  ----------  ----------  ----------  ----------  ----------  ---------  ----------

       Total non-interest
         expense                11,980      11,179      10,293      11,269      13,495      10,546       9,870     23,824
                             ----------  ----------  ----------  ----------  ----------  ----------  ---------  ----------

Income before provision for
  income taxes                  18,473      19,231      17,674      20,055      14,011      16,650      15,807      2,995
Provision for income taxes       5,032       5,897       5,371       6,729       4,586       5,616       5,340        531
                             ----------  ----------  ----------  ----------  ----------  ----------  ---------  ----------
Net income                   $  13,441   $  13,334   $  12,303   $  13,326   $   9,425   $  11,034   $  10,467  $   2,464
                             ==========  ==========  ==========  ==========  ==========  ==========  =========  ==========
Basic and diluted earnings
  per share                  $    0.35   $    0.35   $    0.32   $   0.34    $   0.24    $     0.28  $    0.26  $    0.06
                             ==========  ==========  ==========  ==========  ==========  ==========  =========  =========

Independent Auditors' Report



The Board of Directors
Roslyn Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Roslyn Bancorp, Inc. and subsidiary (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.



/s/ KPMG L.L.P.
Melville, New York
January 26, 1999, except for Note 2
   which is as of February 16, 1999.

Market Price of Common Stock

Roslyn Bancorp, Inc. common stock is traded on the NASDAQ national market under the symbol "RSLN." The following table shows the reported high, low and closing sales price of the Company's common stock during the periods indicated in 1998 and 1997. The Company's common stock began trading on January 10, 1997.

                                          1998                                            1997
                        ------------------------------------------     -------------------------------------------
                           High            Low          Closing           High            Low           Closing
                        -----------    ------------    -----------     -----------     -----------     -----------
1st Quarter         $     24.5000   $   20.1562     $   23.5000    $    18.6250    $    15.0000    $     16.3125
2nd Quarter               30.5000       20.8750         22.3125         22.8750         15.8750          22.8750
3rd Quarter               22.6250       13.7500         16.1250         24.3125         21.4375          22.2500
4th Quarter               21.5000       13.3125         21.5000         24.2500         20.9375          23.2500

As of February 5, 1999, the Company had approximately 9,384 shareholders of record, not including the number of persons or entities holding stock in nominee or street name through various brokers and banks. There were 41,399,959 shares of common stock outstanding at December 31, 1998.

The following schedule summarizes the cash dividends paid per common share for 1998.


         Record                    Dividend                Dividend Paid
          Date                   Payment Date                Per Share
--------------------------  ------------------------  ------------------------
March 2, 1998               March 12, 1998                   $  0.080
June 2, 1998                June 12, 1998                       0.085
September 1, 1998           September 14, 1998                  0.100
December 2, 1998            December 14, 1998                   0.110