Form 10-K, Exhibit 13
period 1999-12-31
ROSLYN BANCORP INC
filed 2000-03-30
CIK 1020828

                                                                    EXHIBIT 13.0

Selected Consolidated Financial and Other Data of the Company

The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report. On February 16, 1999, T R Financial Corp. was merged with and into the Company. The merger was accounted for as a pooling-of-interests. The financial results presented have been restated to include T R Financial Corp. See Note 2 to "Notes to Consolidated Financial Statements."

At December 31,                                              1999            1998          1997          1996          1995
------------------------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in thousands)
Selected Financial Condition Data:
Total assets                                              $7,725,183      $7,799,719    $7,429,374    $6,877,580    $4,502,893
Money market investments                                      30,800          38,079            75     1,114,240        10,000
Debt securities, net (1):
      Held-to-maturity                                             -          26,965        44,022        55,562       100,722
      Available-for-sale                                     340,655         349,778       487,711       633,819       554,360
Equity securities (1):
      Available-for-sale                                     388,546         445,584       298,968       190,523       129,125
Mortgage-backed and mortgage related
   securities, net (1):
      Held-to-maturity                                             -       1,250,266     1,377,401     1,231,932     1,104,044
      Available-for-sale                                   2,801,284       1,795,833     2,024,729     1,263,812       640,327
Loans held-for-sale, net                                      62,852          81,725        17,014        16,783        20,180
Loans receivable held for investment, net (2)              3,808,307       3,583,742     3,000,539     2,188,053     1,772,544
Deposits                                                   4,045,612       4,218,982     4,144,598     4,299,048     3,367,286
Roslyn Bancorp, Inc. non-depository
   stock subscriptions                                             -               -             -     1,356,911             -
Borrowed funds                                             2,844,541       2,527,847     2,265,029       639,664       596,210
Stockholders' equity (3)                                     637,659         853,366       854,545       453,387       426,097


For the Years Ended December 31,                                1999            1998          1997          1996          1995
------------------------------------------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands, except per share amounts)
Selected Operating Data:

Interest income                                           $  527,766      $  546,744    $  480,376    $  358,877    $  304,427
Interest expense                                             315,194         343,804       289,679       215,533       183,169
------------------------------------------------------------------------------------------------------------------------------
Net interest income before provision for
   loan losses                                               212,572         202,940       190,697       143,344       121,258
Provision for loan losses                                          -           1,500         1,400         3,400         3,650
------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
   loan losses                                               212,572         201,440       189,297       139,944       117,608
Non-interest income (4)                                       26,888          35,696        21,353        19,665        16,238
Non-interest expense (4) (5)                                 171,941          90,191       103,219        76,847        68,883
------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes and
   extraordinary item                                         67,519         146,945       107,431        82,762        64,963
Provision for income taxes                                    43,657          51,402        39,313        31,613        25,320
------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary item                              23,862          95,543        68,118        51,149        39,643
Extraordinary item, net of tax - prepayment penalty
   on debt extinguishment                                     (4,236)              -             -             -             -
------------------------------------------------------------------------------------------------------------------------------
Net income                                                $   19,626      $   95,543    $   68,118    $   51,149    $   39,643
==============================================================================================================================
Basic earnings per share                                  $     0.27      $     1.32    $     0.92           N/A           N/A
==============================================================================================================================
Diluted earnings per share                                $     0.27      $     1.29    $     0.89           N/A           N/A
==============================================================================================================================

                                                     (Continued on next page)

         Selected Consolidated Financial and Other Data of the Company
                                  (Continued)

                   At December 31,                                 1999        1998        1997           1996       1995
----------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios and Other Data (6):
Performance Ratios Excluding Merger Related Items and
 Special Charges (7) (8):
Return on average assets                                            1.39%       1.22%        1.12%        1.01%       0.92%
Return on average stockholders' equity                             13.89       11.20         9.13 (15)   12.17        9.70
Average stockholders' equity to average assets                      9.97       10.90        12.31         8.31        9.51
Stockholders' equity to total assets                                8.25       10.94        11.50         6.59        9.46
Net interest rate spread (9)                                        2.27        2.07         2.27         2.50        2.43
Net interest margin (10)                                            2.82        2.66         2.92         2.92        2.91
Average interest-earning assets to average
   interest-bearing liabilities                                   113.23      113.18       114.77       109.54      111.08
Operating expenses to average assets (4)                            0.99        1.15         1.34         1.51        1.60
Net interest income to operating expenses (4)                     278.61      226.19       211.79       187.68      176.72
Efficiency ratio (4) (11)                                          32.46       40.79        44.17        48.55       51.90
Dividend payout ratio                                             190.74       58.91        51.12            -           -

Cash Basis Performance Ratios Excluding Merger
 Related Items and Special Charges (7) (8) (12):
Return on average assets                                            1.50%       1.43%        1.45%        1.10%       1.01%
Return on average stockholders' equity                             15.07       13.15        11.76 (16)   13.21       10.65
Operating expenses to average assets (4)                            0.88        0.94         1.10         1.43        1.51
Net interest income to operating expenses (4)                     313.82      276.01       257.43       197.85      186.58
Efficiency ratio (4) (11)                                          28.82       33.43        36.34        46.05       49.16

Asset Quality Ratios and Data:
Total non-performing loans (13)                                  $18,963     $22,074      $20,225      $21,369     $30,875
Real estate owned, net                                                 -       1,176        1,197        4,962      12,594
Total non-performing assets (14)                                  18,963      23,250       21,422       26,331      43,469
Non-performing loans as a percent of loans (13)                     0.49%       0.61%        0.67%        0.96%       1.71%
Non-performing assets as a percent of total assets (14)             0.25        0.30         0.29         0.38        0.97
Allowance for loan losses as a percent of loans (2)                 1.04        1.11         1.28         1.69        2.02
Allowance for loan losses as a percent
   of total non-performing loans (2) (13)                         211.75      182.15       192.56       176.38      118.60

Other Data:
   Number of full service customer facilities                         25          25           23           23          21
   Number of mortgage origination offices                             11          14           11            8           6

(footnotes on next page)

(1) Includes securities having a fair value of $949.3 million that were transferred from held-to-maturity to available-for-sale in 1995, pursuant to a Financial Accounting Standards Board (FASB) interpretation of the Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Also in 1995, securities having an amortized cost of $105.5 million were transferred from available-for-sale to held-to-maturity. In 1999, securities having an amortized cost of $1.27 billion were transferred from held-to-maturity to available-for-sale.
(2) All loans receivable held for investment are presented net of the allowance for loan losses which, at December 31, 1999, 1998, 1997, 1996, and 1995 were $40.2 million, $40.2 million, $38.9 million, $37.7 million and $36.6 million, respectively.
(3) The amounts prior to December 31, 1997 represent retained earnings of The Roslyn Savings Bank and stockholders' equity of T R Financial Corp.
(4) Certain reclassifications were made to the 1998, 1997, 1996 and 1995 amounts to conform to the 1999 presentation.
(5) Included in 1997 is a $12.7 million charitable contribution to The Roslyn Savings Foundation and a $4.6 million pre-tax charge for a settlement agreement, including professional fees related thereto, with the New York State Banking Department regarding certain loan and origination fee practices by the Bank's mortgage banking subsidiary. Included in 1999 is $89.2 million of merger related costs and a $5.9 million restructuring charge.
(6) Asset quality ratios are end of year ratios, with the exception of all ratios that are based on average balances during the indicated year.
(7) All performance ratios for the year ended December 31, 1997 exclude the $7.4 million after-tax effect of the shares contributed to The Roslyn Savings Foundation concurrent with the conversion.
(8) Excludes, net of tax, merger related costs associated with acquisition of T R Financial Corp., a restructuring charge in connection with an early retirement program for Roslyn Savings Bank employees, and extraordinary charges related to financial liability repositioning.
(9) The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities and includes the effect of the Bank's payment of a special interest payment which has generally ranged from 5% to 25% of the interest paid on savings and NOW accounts. Prior to 1999, such payment was not made to T R Financial accounts.
(10) The net interest margin represents net interest income as a percent of average interest-earning assets and includes the effect of the Bank's payment of a special interest payment which has generally ranged from 5% to 25% of the interest paid on savings and NOW accounts. Prior to 1999, such payment was not made to T R Financial accounts.
(11) The efficiency ratio represents the ratio of operating expenses, excluding the amortization of goodwill, divided by the sum of net interest income and non-interest income, adjusted by securities gains or losses, net real estate operations activity and servicing impairment provisions.
(12) Excluding non-cash charges related to the establishment of The Roslyn Savings Foundation, goodwill amortization and amortization relating to certain employee stock benefit plans.
(13) Non-performing loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the Bank's policy to generally cease accruing interest on all loans 90 days or more past due.
(14) Non-performing assets consist of non-performing loans and real estate owned, net.
(15) The ratio shown assumes that the conversion was completed on January 1, 1997. The actual return on average stockholders' equity based on the January 10, 1997 conversion date was 9.30%.
(16) The ratio shown assumes that the conversion was completed on January 1, 1997. The actual cash basis return on average stockholders' equity based on the January 10, 1997 conversion date was 11.98%.

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

After the close of business on February 16, 1999, T R Financial Corp., a Delaware company, merged with and into the Company and T R Financial Corp.'s subsidiary, Roosevelt Savings Bank, a New York State chartered stock savings bank, merged with and into the Bank (the Merger). All subsidiaries of Roosevelt Savings Bank became subsidiaries of the Bank. The acquisition was accounted for as a pooling-of-interests, and accordingly, all historical financial information for the Company has been restated to include T R Financial Corp.'s historical information for the earliest period presented. Previously reported balances of T R Financial Corp. have been reclassified to conform to the Company's presentation and restated to give effect to the Merger. When necessary, certain reclassifications have been made to prior period amounts to conform to the current period presentation.

Pursuant to the merger agreement, each share of T R Financial Corp. common stock was converted into the Company's stock at a fixed exchange ratio of 2.05 shares of Roslyn Bancorp, Inc. common stock for each share of T R Financial Corp. held. As a result, 17,347,768 shares of T R Financial Corp. common stock were exchanged for 35,528,785 shares of the Company's common stock and a total of 1,746,880 T R Financial stock options were converted into options to purchase a maximum of 3,581,103 shares of the Company's common stock at exercise prices ranging from $2.20 to $17.32 depending on the exercise price of the underlying
T R Financial stock option. Additionally under the agreement, five former officers and directors of T R Financial Corp. joined the Boards of Directors of the Company and the Bank.

The Company conducts business primarily through its ownership of the Bank and its subsidiaries. The Bank operates its 25 full service banking locations in Kings, Queens, Nassau and Suffolk Counties in New York and 11 mortgage origination offices of Roslyn National Mortgage Corp. (RNMC), a wholly-owned subsidiary of the Bank, in New York, New Jersey, Delaware, Pennsylvania, Virginia, Maryland, Tennessee and Alabama. On August 1, 1995, the Bank acquired through RNMC (formerly Residential First, Inc. (RFI)), certain assets and liabilities, including the loan origination business and the loan servicing portfolio of Residential Mortgage Banking, Inc., a mortgage banking company which primarily operated in the New York and New Jersey counties in and surrounding the New York City metropolitan area and in Albany, New York. The acquisition was accounted for under the purchase method of accounting.

The Company's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and security portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Company's provision for loan losses, real estate operations expense, security and loan sale activities and loan servicing activities. The Company's non-interest expense principally consists of compensation and benefits, occupancy and equipment expense, federal deposit insurance premiums and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

At the annual shareholder meeting on July 22, 1997, the shareholders approved The Roslyn Bancorp, Inc. 1997 Stock-Based Incentive Plan (Incentive Plan or
SBIP). The Incentive Plan authorizes the granting of options to purchase common stock, option-related awards and awards of common stock (collectively, Awards). Subject to certain adjustments to prevent dilution of Awards to participants, the maximum number of shares reserved for Awards denominated in common stock under the Incentive Plan is 6,108,444 shares. The maximum number of shares reserved for purchase pursuant to the exercise of options and option-related Awards which may be granted under the Incentive Plan is 4,364,246 shares, and will primarily vest over a five year period and which must be exercised no more than ten years from the date of grant. The maximum number of the shares reserved for the award of shares of common stock is 1,744,198 shares, and will primarily vest over a five year period. All officers, other employees and outside directors of the Company and its affiliates, including the Bank and its subsidiaries, are eligible to receive Awards under the Incentive Plan. The Incentive Plan is administered by a committee of non-employee directors of the Company. Authorized but unissued shares, or shares previously issued and reacquired by the Company, may be used to satisfy the Awards under the Incentive Plan. See Note 14 of "Notes to Consolidated Financial Statements" for information regarding Awards made under the Incentive Plan.

On February 17, 1998, the Company announced a settlement with the New York State Banking Department (NYSBD) regarding certain practices relating to origination and loan fees (overage fees) paid by certain borrowers of RFI. Under the terms of the settlement agreement, the Company established a $3.0 million fund to provide compensation to certain borrowers who allegedly paid an overage fee for their RFI mortgage loans. Any money remaining in the fund will go to further the Company's community development initiatives. The charge for the settlement, and the costs related thereto, were fully accrued at December 31, 1997 by the Company and totaled $4.7 million. The expense is included in non-interest expense in the Company's consolidated statement of income for the year ended December 31, 1997. In the settlement agreement, the Company denied that RFI had engaged in any unfair overage practices. The Company agreed to accept the conditions of the settlement because it believed that the cost of contesting the allegations in the courts would have been in excess of the settlement amount.

Management Strategy

The Bank's operating strategy continues to focus on the origination of mortgage loans and the efficient use of personnel and technological resources. The Bank has reduced its previous emphasis on investing in mortgage-backed and mortgage related securities, in favor of investing in better yielding one- to four-family loans during 1999. The increase in the portfolio also relates to the Bank's continued emphasis on mortgage banking activities as a source for generating one- to four-family loans for its portfolio and for sale into the secondary market. The Company's current operating strategy consists primarily of:
(i) building its loan portfolio by retaining a higher percentage of one- to four-family loans originated and placing emphasis on the origination of high quality commercial real estate loans to selected real estate developers operating in the Bank's primary market area and the origination of consumer loans; (ii) investing funds not utilized for loan originations and purchases in shorter-term debt securities and mortgage-backed and mortgage related securities and preferred stock of corporate issuers; (iii) increasing fee income and building the loan servicing portfolio through its mortgage banking operations which sells, generally on a servicing retained basis, a portion of longer-term fixed-rate and adjustable-rate one- to four-family mortgage loans originated;
(iv) attracting and retaining core deposit accounts by offering competitive deposit products and opening new branches; and (v) maintaining a lower expense ratio by efficiently utilizing personnel, branch facilities and alternative delivery channels (telephone banking, internet, and ATMs) to service its customers.

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

Currently, the Company has utilized the following strategies to manage interest rate risk: (i) increasing low-cost core deposits through expanded product offerings and its branch network while reducing the portfolio of high-cost time deposits; (ii) investing in short-term fixed-rate and adjustable-rate mortgage loans which may generally bear lower yields as compared to longer-term investments, but reduces the Company's exposure to increases in market interest rates; and (iii) utilization of borrowings to fund and sustain asset growth while maintaining market spreads. In recent years, the Company has attempted to shorten the maturities of its interest-earning assets by increasing its investment in shorter-term investments to better match the maturities of its deposit accounts, in particular its certificates of deposits that mature in one year or less, which, at December 31, 1999, totaled $1.88 billion, or 27.9%, of total interest-bearing liabilities. These strategies may adversely impact net interest income due to lower initial yields on these investments in comparison to longer-term fixed-rate investments and whole loans. However, management believes that reducing its exposure to interest rate fluctuations will enhance long-term profitability.

Gap Analysis

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's "interest rate sensitivity gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At December 31, 1999, the Company's one-year gap position was negative 22.72%. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. During a period of rising interest rates, an institution with a negative gap position would be in a worse position to invest in higher yielding assets which, consequently, may result in the cost of its interest-bearing liabilities increasing at a rate faster than its yield on interest-earning assets than if it had a positive gap. Accordingly, during a period of falling interest rates, an institution with a negative gap would tend to have its interest-bearing liabilities repricing downward at a faster rate than its interest-earning assets as compared to an institution with a positive gap which, consequently, may
                                                                               6
tend to positively affect the growth of its net interest income. The Company's December 31, 1999 cumulative one-year gap position reflects the classification of available-for-sale securities within repricing periods based on their contractual maturities adjusted for estimated prepayments, if any. If those securities at December 31, 1999 were classified within the one-year maturity or repricing category, net interest-earning assets would have exceeded interest-bearing liabilities maturing or repricing within the same period by $984.9 million, representing a positive cumulative one-year gap position of 12.69%. The available-for-sale securities may or may not be sold, subject to management's discretion. Given the Company's existing liquidity position and its ability to sell securities from its available-for-sale portfolio, management of the Company believes that its negative gap position will have no material adverse effect on its liquidity position.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the Gap Table). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The Gap Table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 1999, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a one year period and subsequent annual time intervals. Prepayment assumptions ranging from 6.00% to 18.00% per year were applied to the real estate loan portfolio, dependent upon the loan type and coupon. Mortgage-backed and mortgage related securities were assumed to prepay at rates between 11.00% and 20.00% annually. Savings accounts were assumed to decay at 21.00%, 5.00%, 5.00%, 5.00%, 5.00% and 59.00%, Super
NOW and NOW accounts and money market accounts were assumed to decay at 20.00%, 5.00%, 5.00%, 5.00%, 5.00% and 60.00%, for the periods of up to one year, one to two years, two to three years, three to four years, four to five years, and over five years, respectively. Prepayment and deposit decay rates can have a significant impact on the Company's estimated gap. While the Company believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity.

In addition to the foregoing, callable features of certain assets and liabilities may cause actual experience to vary from that indicated. Included in the Gap Table are $345.5 million of callable securities at their estimated fair value, classified according to their maturity dates, which are within the over five years maturity category. Of such securities, $198.4 million are callable with in one year and the remaining are callable over five years. Also included in the Gap Table are $836.3 million of callable borrowings, classified according to their maturity dates, which are primarily due within three years. Of such borrowings, $576.3 million are callable within one year.

The Company's negative gap position primarily reflects the effect of the callable borrowings acquired from T R Financial Corp. as part of the Merger. These borrowings are included in the "Up to One Year" category of the Gap Table below. The majority of these borrowings were "called" during the fourth quarter of 1999 and were rolled-over into other short-term borrowings with maturities less than one year. Management's decision to utilize short-term borrowings as the calls occurred was based upon the interest rate environment experienced during the fourth quarter of 1999.

                                                                     At December 31, 1999
                                     --------------------------------------------------------------------------------------------
                                                          One            Two            Three           Four            Over
                                         Up to          to Two         to Three        to Four         to Five          Five
                                        One Year         Years          Years           Years           Years           Years
                                     -------------   ------------   -------------  ---------------  ------------   --------------
                                                                           (Dollars in thousands)
Interest-earning Assets (1):
 Federal funds sold                    $    30,800    $         -     $        -      $         -     $        -      $        -
 Debt and equity
   securities, net (2)                      27,303         41,997           1,888             333              -         685,709
 Mortgage-backed and
   mortgage related
   securities, net (2)                     791,455        585,855         400,819         277,091        193,963         552,101
 Real estate loans,
   net (3) (4)                             919,469        345,614         399,430         337,297        328,386       1,458,712
 Consumer loans, net (4)                    44,922         31,296          26,720             505              -               -
                                       ------------   ------------    ------------    -------------    ----------     ------------
   Total interest-earning
     Assets                              1,813,949      1,004,762         828,857         615,226        522,349       2,696,522
                                       ------------   ------------    ------------    -------------    ----------     ------------

Interest-bearing Liabilities:
 Money market accounts                      45,752         11,438          11,438          11,438         11,438         137,256
 Savings accounts                          192,227         45,768          45,768          45,768         45,768         540,070
 Super NOW and NOW
   Accounts                                 28,927          7,232           7,232           7,232          7,232          86,779
 Certificates of deposit                 1,879,132        453,453         153,703          43,177         55,008          20,981
 Borrowed funds                          1,422,782        553,481         452,800          95,000        100,000         220,478
                                       ------------   ------------    ------------    -------------    ----------     ------------
   Total interest-bearing
      Liabilities                        3,568,820      1,071,372         670,941         202,615        219,446       1,005,564
                                       ------------   ------------    ------------    -------------    ----------     ------------
 Interest sensitivity
   gap (5)                             $(1,754,871)   $   (66,610)    $   157,916     $   412,611      $ 302,903      $1,690,958
                                       ============   ============    ============    =============    ==========     ============
 Cumulative interest
   sensitivity gap                     $(1,754,871)   $(1,821,481)    $(1,663,565)    $(1,250,954)     $(948,051)     $  742,907
                                       ============   ============    ============    =============    ==========     ============
 Cumulative interest
   sensitivity gap as a
   percentage of
   total assets                             (22.72)%       (23.58)%        (21.53)%        (16.19)%       (12.27)%          9.62%
 Cumulative net interest-
   earning assets as a
   percentage of cumulative
   interest-bearing liabilities              50.83%         60.75%          68.68%          77.31%         83.46%         111.02%

                                           At December 31, 1999
                                           --------------------
                                                    Total
                                              --------------
Interest-earning Assets (1):
 Federal funds sold                              $   30,800
 Debt and equity
   securities, net (2)                              757,230
 Mortgage-backed and
   mortgage related
   securities, net (2)                            2,801,284
 Real estate loans,
   net (3) (4)                                    3,788,908
 Consumer loans, net (4)                            103,443
                                                 -----------
   Total interest-earning
     Assets                                       7,481,665
                                                 -----------

Interest-bearing Liabilities:
 Money market accounts                              228,760
 Savings accounts                                   915,369
 Super NOW and NOW
   Accounts                                         144,634
 Certificates of deposit                          2,605,454
 Borrowed funds                                   2,844,541
                                                 -----------
   Total interest-bearing
      Liabilities                                 6,738,758
                                                 -----------
 Interest sensitivity
   gap (5)                                       $  742,907
                                                 ===========

(1) Interest-earning assets are included in the period in which the balances are expected to be re-deployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments, and contractual maturities.
(2) Debt, equity, mortgage-backed and mortgage related securities, net are shown at their respective carrying values. Included in debt and equity securities, net is $28.0 million of Federal Home Loan Bank (FHLB) stock included in the "Over Five Years" category.
(3) For the purpose of the gap analysis, the allowance for loan losses and non-accrual loans have been excluded.
(4) Loans held-for-sale, net are included in the "Up to One Year" category.
(5) Interest sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

Certain shortcomings are inherent in the method of analysis presented in the preceding table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage (ARM) loans, have features which limit adjustments to interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. Finally, the ability of borrowers to service their ARM loans may decrease in the event of an interest rate increase. The Gap Table reflects the estimates of management as to periods to repricing at particular points in time. Among the factors considered, management monitors both current trends and its historical repricing experience with respect to particular or similar products. For example, the Bank has a number of deposit accounts, including passbook savings, Super NOW and NOW and money market which, subject to certain regulatory exceptions, may be withdrawn at any time. The Bank, based upon its historical experience, assumes that while all customers in these account categories could withdraw their funds on any given day, they will not do so, even if market interest rates were to change.
As a result, different assumptions may be used at different points in time.

The Company's interest rate sensitivity is also monitored by management through the use of a model which internally generates estimates of the change in net portfolio value (NPV) over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. For purposes of the NPV table, prepayment assumptions similar to those used in the Gap Table were used, reinvestment rates were those in effect for similar products currently being offered and rates on core deposits were modified to reflect recent trends. The following table sets forth the Company's NPV as of December 31, 1999, as calculated by the Company.

    Change in
 Interest Rates                                                                           NPV as Percentage of Portfolio
    in Basis                              Net Portfolio Value                                     Value of Assets
     Points         -------------------------------------------------------------      ------------------------------------
  (Rate Shock)          Amount               $ Change              % Change             NPV Ratio           % Change (1)
---------------     -----------------     -----------------      ----------------      --------------      ----------------
                                                 (Dollars in thousands)
     200               $177,073              $(413,677)              (70.03)%               2.62%              (68.55)%
     100                370,050               (220,700)              (37.36)                5.36               (35.66)
    Static              590,750                      -                    -                 8.34                    -
    (100)               704,570                113,820                19.27                 9.80                17.61
    (200)               762,005                171,255                28.99                10.40                24.83

(1) Based on the portfolio value of the Company's assets assuming no change in interest rates.

As in the case with the Gap Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.

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

                                                                For the Years Ended December 31,
                                                          ------------------------------------------
                                                                               1999
                                                          ------------------------------------------
                                                            Average                         Average
                                                            Balance          Interest      Yield/Cost
                                                          -----------      ------------    ----------
                                                                     (Dollars in thousands)
Assets:
Interest-earning assets (1):
 Federal funds sold, repurchase agreements
  and short-term deposits                                  $   33,522      $    1,647           4.91%
 Debt and equity securities, net (2)                          759,118          51,577           6.79
 Mortgage-backed and
    mortgage related securities, net (2)                    3,034,138         199,553           6.58
 Real estate loans, net (3)                                 3,593,731         266,818           7.42
 Consumer loans, net                                          107,350           8,171           7.61
                                                           ----------      ----------
   Total interest-earning assets                            7,527,859         527,766           7.01
                                                                           ----------
Non-interest-earning assets                                   157,523
                                                           ----------
   Total assets                                            $7,685,382
                                                           ==========
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
 Deposits:
  Money market accounts                                    $  171,720           6,567           3.82
  Savings accounts (4) (5)                                    992,385          21,791           2.20
  Super NOW and NOW accounts (5)                              150,247           3,208           2.14
  Certificates of deposit                                   2,781,650         141,882           5.10
                                                           ----------      ----------
   Total deposits                                           4,096,002         173,448           4.23
 Borrowed funds                                             2,552,557         141,746           5.55
 Non-depository stock subscriptions                                 -               -              -
                                                           ----------      ----------
   Total interest-bearing liabilities                       6,648,559         315,194           4.74
                                                                           ----------
Non-interest-bearing liabilities                              270,456
                                                           ----------
   Total liabilities                                        6,919,015
Stockholders' equity                                          766,367
                                                           ----------
   Total liabilities and stockholders'
     equity                                                $7,685,382
                                                           ==========
Net interest income/interest rate spread (6)                               $  212,572           2.27%
                                                                           ==========     ==========

Net interest margin (7)                                                                         2.82%
                                                                                          ==========
Ratio of interest-earning assets to
  interest-bearing liabilities                                                                113.23%
                                                                                          ==========
                                                     For the Years Ended December 31,
                                                 --------------------------------------
                                                                   1998
                                                 --------------------------------------
                                                    Average                    Average
                                                    Balance      Interest    Yield/Cost
                                                 -----------   -----------  -----------
                                                          (Dollars in thousands)
Assets:
Interest-earning assets (1):
 Federal funds sold, repurchase agreements
  and short-term deposits                        $    32,536  $     1,733          5.33%

 Debt and equity securities, net (2)                 902,213       56,611          6.27
 Mortgage-backed and
    mortgage related securities, net (2)           3,257,403      225,029          6.91
 Real estate loans, net (3)                        3,352,938      257,535          7.68
 Consumer loans, net                                  77,455        5,836          7.53
                                                 -----------   ----------
   Total interest-earning assets                 $ 7,622,545      546,744          7.17
                                                               ----------
Non-interest-earning assets                          203,803
                                                 -----------
   Total assets                                  $ 7,826,348
                                                 ===========
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
 Deposits:
  Money market accounts                          $    82,114        2,537          3.09
  Savings accounts (4) (5)                         1,071,426       28,498          2.66
  Super NOW and NOW accounts (5)                     159,950        4,568          2.86
  Certificates of deposit                          2,791,556      155,466          5.57
                                                 -----------   ----------
   Total deposits                                  4,105,046      191,069          4.65
 Borrowed funds                                    2,629,871      152,735          5.81
 Non-depository stock subscriptions                        -            -             -
                                                 -----------   ----------
   Total interest-bearing liabilities              6,734,917      343,804          5.10
                                                               ----------
Non-interest-bearing liabilities                     238,012
                                                 -----------
   Total liabilities                               6,972,929
Stockholders' equity                                 853,419
                                                 -----------
   Total liabilities and stockholders'
     equity                                      $ 7,826,348
                                                 ===========
Net interest income/interest rate spread (6)                   $  202,940          2.07%
                                                               ==========      ========

Net interest margin (7)                                                            2.66%
                                                                               ========
Ratio of interest-earning assets to
  interest-bearing liabilities                                                   113.18%
                                                                               ========
                                                  For the Years Ended December 31,
                                              ---------------------------------------
                                                                 1997
                                               --------------------------------------
                                                  Average                    Average
                                                  Balance      Interest    Yield/Cost
                                               -----------   -----------  -----------
                                                       (Dollars in thousands)

Assets:
Interest-earning assets (1):
 Federal funds sold, repurchase agreements
  and short-term deposits                      $    91,593   $    5,072          5.54%
 Debt and equity securities, net (2)               916,565       58,679          6.40
 Mortgage-backed and
    mortgage related securities, net (2)         2,939,853      214,374          7.29
 Real estate loans, net (3)                      2,494,898      195,918          7.85
 Consumer loans, net                                85,582        6,333          7.40
                                               -----------   ----------
   Total interest-earning assets                 6,528,491      480,376          7.36
                                                             ----------
Non-interest-earning assets                        186,580
                                               -----------
   Total assets                                $ 6,715,071
                                               ===========
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
 Deposits:
  Money market accounts                        $    70,733        1,816          2.57
  Savings accounts (4) (5)                       1,080,232       32,227          2.98
  Super NOW and NOW accounts (5)                   148,145        4,846          3.27
  Certificates of deposit                        2,801,963      159,447          5.69
                                               -----------   ----------
   Total deposits                                4,101,073      198,336          4.84
 Borrowed funds                                  1,534,212       90,002          5.87
 Non-depository stock subscriptions                 52,903        1,341          2.53
                                               -----------   ----------
   Total interest-bearing liabilities            5,688,188      289,679          5.09
                                                             ----------
Non-interest-bearing liabilities                   200,106
                                               -----------
   Total liabilities                             5,888,294
Stockholders' equity                               826,777
                                               -----------
   Total liabilities and stockholders'
     equity                                    $ 6,715,071
                                               ===========
Net interest income/interest rate spread (6)                 $  190,697          2.27%
                                                             ==========    ==========
Net interest margin (7)                                                          2.92%
                                                                           ==========
Ratio of interest-earning assets to
  interest-bearing liabilities                                                 114.77%
                                                                           ==========

(1) Includes related assets available-for-sale and unamortized discounts and premiums.
(2) Includes at amortized cost, securities available-for-sale, securities held-to-maturity net, and in the case of debt and equity securities, net, FHLB stock. Excludes net unrealized depreciation/appreciation in available-for-sale securities.
(3) Amount is net of deferred loan fees, deferred mortgage interest, unamortized discounts, and allowance for loan losses and includes loans held-for-sale, net and non-performing loans.
(4) Savings accounts include mortgagors' escrow deposits.
(5) The average cost of savings and Super NOW and NOW accounts reflect the payment of a special interest payment of approximately 5%, 15% and 25% for the years ended December 31, 1999, 1998 and 1997, respectively, of interest paid on savings and NOW accounts. Such payments resulted in additional cost on savings accounts of 4 basis points, 18 basis points and 48 basis points for the years ended December 31, 1999, 1998 and 1997, respectively, and additional cost on NOW accounts of 2 basis points, 8 basis points and 18 basis points for the years ended December 31, 1999, 1998 and 1997, respectively. Prior to 1999, such payments were not made to T R Financial accounts.
(6) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(7) Net interest margin represents net interest income divided by average interest-earning assets.

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

                                                     Year Ended December 31, 1999                 Year Ended December 31, 1998
                                                              Compared to                                  Compared to
                                                     Year Ended December 31, 1998                 Year Ended December 31, 1997
                                             ------------------------------------------    ----------------------------------------
                                                 Increase (Decrease) Due to                     Increase (Decrease) Due to
                                             ------------------------------------------    ----------------------------------------
                                                 Volume             Rate           Net          Volume         Rate          Net
                                             ------------       -----------   ----------   -------------   -----------    --------
                                                                                  (In thousands)
Interest-earning assets (1):
 Federal funds sold, repurchase
   agreements and short-term deposits        $         56      $      (142)   $     (86)   $    (3,154)    $      (185)   $ (3,339)
 Debt and equity securities, net                  (10,535)           5,501       (5,034)          (900)         (1,168)     (2,068)
 Mortgage-backed and mortgage
   related securities, net                        (14,988)         (10,488)     (25,476)        20,593          (9,938)     10,655
 Real estate loans, net                            17,342           (8,059)       9,283         65,758          (4,141)     61,617
 Consumer loans, net                                2,238               97        2,335           (610)            113        (497)
                                             ------------      -----------    ---------    -----------     -----------    --------
   Total interest-earning assets                   (5,887)         (13,091)     (18,978)        81,687         (15,319)     66,368
                                             ------------      -----------    ---------    -----------     -----------    --------

Interest-bearing liabilities:
 Money market accounts                              3,309              721        4,030            319             402         721
 Savings accounts (2)                              (1,993)          (4,714)      (6,707)          (263)         (3,466)     (3,729)
 Super NOW and NOW accounts                          (272)          (1,088)      (1,360)           485            (763)       (278)
 Certificates of deposit                             (594)         (12,990)     (13,584)          (596)         (3,385)     (3,981)
 Non-depository stock subscriptions                     -                -            -         (1,341)              -      (1,341)
 Borrowed funds                                    (4,411)          (6,578)     (10,989)        63,644            (911)     62,733
                                             ------------      -----------    ---------    -----------     -----------    --------
   Total interest-bearing liabilities              (3,961)         (24,649)     (28,610)        62,248          (8,123)     54,125
                                             ------------      -----------    ---------    -----------     -----------    --------
Net change in net interest income            $     (1,926)     $    11,558    $   9,632    $    19,439     $    (7,196)   $ 12,243
                                             ============      ===========    =========    ===========     ===========    ========

(1) Includes assets available-for-sale.
(2) Includes mortgagors' escrow deposits.

Comparison of Financial Condition For the Years Ended December 31, 1999 and December 31, 1998

General

Total assets at December 31, 1999 were $7.73 billion, a decrease of $74.5 million, or 0.96%, from $7.80 billion at December 31, 1998. The decrease in total assets is primarily due to decreases in debt, equity, mortgage-backed and mortgage related securities offset by an increase in the loans held for investment portfolio.

Mortgage-backed and mortgage related securities available-for-sale, net increased by $1.00 billion, or 56.0%, from $1.80 billion at December 31, 1998 to $2.80 billion at December 31, 1999. Debt and equity securities available-for-sale, net at December 31, 1999 totaled $729.2 million, a decrease of $66.2 million, or 8.3%, compared to $795.4 million at December 31, 1998. Total securities held-to-maturity, net decreased $1.28 billion, or 100.0%, to zero at December 31, 1999 from $1.28 billion at December 31, 1998. Changes in the securities portfolios reflect the effect of the portfolio restructure that occurred subsequent to the February 16, 1999 merger between T R Financial Corp. and Roslyn Bancorp, Inc. Additionally contributing to the changes were securities purchases, securities repayments and maturities, and in the case of the available-for-sale securities portfolio, the effects of securities sales and changes in the estimated fair values of the securities. At December 31, 1999, the securities available-for-sale portfolio had a net unrealized loss of $189.4 million as compared to a net unrealized gain of $26.0 million at December 31, 1998.

Loans held for investment, net at December 31, 1999 were $3.81 billion, an increase of $224.6 million, or 6.3%, from $3.58 billion at December 31, 1998, primarily due to the origination of $1.70 billion in commercial real estate, multi-family, construction and development, home equity and one- to four-family residential real estate loans.

Total liabilities at December 31, 1999 were $7.09 billion, an increase of $141.2 million, or 2.0%, from $6.95 billion at December 31, 1998. The overall increase in total liabilities was principally due to a $316.7 million, or 12.5%, increase in borrowed funds from $2.53 billion at December 31, 1998 to $2.84 billion at December 31, 1999. Management has consistently applied its leveraging strategy to utilize borrowings, primarily in the form of reverse-repurchase agreements and Federal Home Loan Bank borrowings, to fund and sustain asset growth. The increase in borrowed funds was partially offset by a decrease in total deposits.

Total deposits decreased $173.4 million, or 4.1%, from $4.22 billion at December 31, 1998 to $4.05 billion at December 31, 1999. The decrease in total deposits resulted from management's continuing strategy of increasing core deposits and decreasing its portfolio of high-cost time deposits. Certificates of deposit decreased $230.1 million, or 8.1%, from $2.84 billion at December 31, 1998 to $2.61 billion at December 31, 1999. Core deposits increased $56.8 million, or 4.1%, from $1.38 billion at December 31, 1998 to $1.44 billion at December 31, 1999.

Total stockholders' equity decreased $215.7 million, or 25.3%, to $637.7 million at December 31, 1999 from $853.4 million at December 31, 1998. The decrease was primarily due to dividends paid of $37.2 million for the year ended December 31, 1999, a $123.3 million decrease in net unrealized gain on securities available-for-sale, net of tax, and was partially offset by income of $19.6 million for the year ended December 31, 1999. The net income for the year ended December 31, 1999, was lowered due to the inclusion of the merger related costs associated with the acquisition of T R Financial Corp. of $79.2 million, net of tax, and the restructuring charge in connection with the early retirement program for employees totaling $3.4 million, net of tax. Partially offsetting the decreases were the amortization of unallocated and unearned shares of common stock held by the Company's stock-related benefit plans of $22.0 million for the year ended December 31, 1999, and the impact of stock option exercises.

Comparison of Operating Results For the Years Ended December 31, 1999 and December 31, 1998

General

The Company reported net income of $19.6 million for the year ended December 31, 1999, or basic and diluted earning per share of $0.27, as compared to net income of $95.5 million, or basic and diluted earnings per share of $1.32 and $1.29, respectively, for the year ended December 31, 1998. The year ended December 31, 1999 includes $79.2 million, net of tax, of merger related costs associated with the acquisition and $3.4 million, net of tax, of restructuring charges relating to the January 1999 early retirement program. Additionally, an extraordinary item of $4.2 million, net of tax, was incurred during the year ended December 31, 1999, related to prepayment penalties incurred in recasting the Company's borrowed fund position. The Company incurred these penalties in order to take advantage of favorable market conditions, while increasing spreads and reducing its exposure to interest rate risk, and thus restructure its securities and borrowed funds position.

Interest Income

Interest income decreased to $527.8 million for the year ended December 31, 1999, a decrease of $18.9 million, or 3.5%, from $546.7 million for the prior year. The decrease was attributable to a decrease in average interest-earning assets to $7.53 billion for the year ended December 31, 1999, from $7.62 billion for the prior year. The decrease in average interest-earning assets was primarily attributable to a decrease of $223.3 million in the average balance of mortgage-backed and mortgage related securities, net and a $143.1 million decline in the average balance of debt and equity securities, net. These increases were partially offset by a $240.8 million increase in average real estate loans, net.

Interest income on mortgage-backed and mortgage related securities decreased $25.4 million, or 11.3%, to $199.6 million for the year ended December 31, 1999, from $225.0 million for the same period in 1998. The decrease was a result of a $223.3 million reduction in the average balance of mortgage-backed and mortgage related securities from $3.26 billion for the year ended December 31, 1998 to $3.03 billion for the year ended December 31, 1999, due to management's strategy of repositioning the balance sheet to assist in the Company's financial liability restructuring. The decrease was also due to a 33 basis point decline in the average yield on mortgage-backed and mortgage related securities from 6.91% for the year ended December 31, 1998 to 6.58% for the same period in 1999. Interest income on debt and equity securities, net, decreased $5.0 million, or 8.9%, to $51.6 million for the year ended December 31, 1999 from $56.6 million for the same period in 1998. The decrease was the result of a decline in the average balance of debt and equity securities, net, offset by a 52 basis point increase in the average yield on debt and equity securities, net, from 6.27% for the year ended December 31, 1998 to 6.79% for the same period in 1999.

Interest income on real estate loans increased $9.3 million, or 3.6%, to $266.8 million for the year ended December 31, 1999, from $257.5 million for the same period in 1998. The increase was a result of the growth in the average balance of loans outstanding, primarily due to management's continued emphasis on the origination of one- to four-family loans. The increase in interest income on real estate loans for the year ended December 31, 1999, as compared to the same period in 1998, was offset by a 26 basis point decrease in the average yield on real estate loans, net, from 7.68% for the year ended December 31, 1998 to 7.42% for the same period in 1999. The decline in the yield was principally due to the concentration of lower yielding one- to four-family real estate and home equity loans within the loan portfolio mix.

Interest income on consumer loans, which includes student loans, increased $2.4 million, or 40.0%, to $8.2 million for the year ended December 31, 1999, from $5.8 million for the same period in 1998. The increase was a result of the growth in the average balance of consumer and student loans outstanding and the increase of 8 basis points in the average yield on consumer and student loans from 7.53% for the year ended December 31, 1998 to 7.61% for the same period in 1999.

Interest Expense

Interest expense for the year ended December 31, 1999, was $315.2 million, compared to $343.8 million for the year ended December 31, 1998, a decrease of $28.6 million, or 8.3%. The decrease was related to a $86.4 million, or 1.3%, decrease in the average balance of interest-bearing liabilities from $6.73 billion in 1998 to $6.65 billion in 1999. This decrease reflects a $77.3 million decrease in the average balance of borrowed funds and a $9.0 million decrease in the average balance of total interest-bearing deposits for the year ended December 31, 1999 as compared to the prior year.

The decrease in interest-bearing deposits is primarily due to a decrease in savings and Super NOW and NOW accounts, offset by an increase in the average balance of higher yielding money market accounts. The increase in money market accounts was achieved by introducing new deposit products and the growth in deposits from recent de-novo branches. The effect of the lower average deposit balance was coupled with a 42 basis point decrease in the average cost of deposits from 4.65% for the year ended December 31, 1998, to 4.23% for the corresponding 1999 period, resulted in a decrease of $17.6 million in interest expense on deposits for the year ended December 31, 1999 as compared to the same period in 1998.

The average balance of borrowed funds decreased $77.3 million, from $2.63 billion for the year ended December 31, 1998 to $2.55 billion for the year ended December 31, 1999. This decrease, combined with a 26 basis point decrease in the average cost of borrowings, resulted in a $11.0 million decrease in interest expense on borrowed funds, from $152.7 million for the year ended December 31, 1998 to $141.7 million for the year ended December 31, 1999. The decrease in borrowings is part of the Company's wholesale leveraging strategy.

Net Interest Income

Net interest income before provision for loan losses was $212.6 million for the year ended December 31, 1999, an increase of $9.7 million, or 4.7%, from $202.9 million for the year ended December 31, 1998. The increase in net interest income was attributable to increases in the net interest rate spread and margin of 20 and 16 basis points, respectively, for the year ended December 31, 1999 as compared to the year ended December 31, 1998. The increase in net interest income was accomplished despite a decrease in average interest-earning assets of $94.7 million for the year ended December 31, 1999 as compared to the corresponding 1998 period. The interest rate spread and margin for the year ended December 31, 1999 was 2.27% and 2.82%, respectively, and 2.07% and 2.66%, respectively, for the same period in 1998. The increase in these ratios is primarily reflective of the Company's balance sheet repositioning and a decline in deposit costs as certificates renewed at lower rates during most of 1999, coupled with an overall increase in lower cost core accounts.

Provision for Loan Losses

The Company had no provision for loan losses for the year ended December 31, 1999 as compared to $1.5 million for the year ended December 31, 1998. The lack of a provision for loan losses for the year ended December 31, 1999, reflects management's qualitative and quantitative assessment of the loan portfolio, net charge-offs and collection of delinquent loans. At December 31, 1999 and 1998 the allowance for loan losses amounted to $40.2 million, and the ratio of such allowance to total non-performing loans was 211.75% and 182.15%, respectively. Included in non-performing loans at December 31, 1999 were $10.5 million of Federal Housing Administration (FHA) and Veterans Administration (VA) government guaranteed loans, which are backed by the FHA and VA, respectively. Excluding these loans, non-performing assets totaled $8.5 million at December 31, 1999, resulting in a non-performing loan coverage ratio of 473.9%. Management assesses the level and adequacy of the allowance for loan losses based on an evaluation of known and inherent risks in the loan portfolio and upon continuing analysis of the factors underlying the quality of the loan portfolio.

The Company's formalized process for assessing the adequacy of the allowance for loan losses, and the resultant need, if any, for periodic provisions to the allowance charged to income, entails both individual loan analyses and loan pool analyses. The individual loan analyses are periodically performed on individually significant loans, or when otherwise deemed necessary, and primarily encompasses multi-family, commercial real estate and construction and development loans. The result of these individual analyses is the allocation of the overall allowance to specific allowances for individual loans, for both loans considered impaired and non-impaired.

The loan pool analyses are performed on the balance of the portfolio, primarily the one- to four-family residential and consumer loans. The pools consist of aggregations of homogeneous loans having similar credit risk characteristics. Examples of pools defined by the Company for this purpose are Company-originated, fixed-rate residential loans; Company-originated, adjustable-rate residential loans; purchased, fixed-rate residential loans; outside-serviced residential loans; residential second mortgage loans; participations in conventional first mortgages; residential construction loans; commercial construction loans, etc. For each such defined pool, there is a set of sub-pools based upon delinquency status: current, 30-59 days, 60-89 days, 90-119 days and 120+ days (the latter two sub-pools are considered to be "classified" by the Company). For each sub-pool, the Company has developed a range of allowance necessary to adequately provide for probable losses inherent in that pool of loans. These ranges are based upon a number of factors including the risk characteristics of the pool, actual loss and migration experience, expected loss and migration experience considering current economic conditions, industry norms and the relative seasoning of the pool. The ranges of allowance developed by the Company are applied to the outstanding principal balance of the loans in each sub-pool; as a result, further specific and general allocations of the overall allowance are made (the allocations for the classified sub-pools are considered specific and the allocations for the non-classified sub-pools are considered general).

The Company's overall allowance also contains an unallocated amount which is supplemental to the results of the aforementioned process and takes into consideration known and expected trends that are likely to affect the creditworthiness of the loan portfolio as a whole such as, national and local economic conditions, unemployment conditions in the local lending area and the timeliness of court foreclosures proceedings in the Company's local and other lending areas.

Between December 31, 1999 and 1998, the loan portfolio, net of unearned income, increased by $205.6 million to $3.91 billion from $3.71 billion. At those dates, one- to four-family residential first mortgage loans were $2.96 billion and $2.81 billion, respectively, or 75.8% and 75.8%, respectively, of loans, net of unearned income. The relatively riskier multi-family, commercial real estate, construction and development, and home equity and second mortgage loans aggregated $825.6 million and $785.3 million, respectively, at those dates, or 21.1% and 21.2%, respectively, of loans, net of unearned income. Consumer and student loans and automobile leases, net amounted to $103.5 million and $97.7 million, or 2.6% and 2.6%, of loans, net of unearned income at December 31, 1999 and December 31, 1998, respectively. Non-performing loans at December 31, 1999 and 1998 were $19.0 million and $22.1 million, respectively, of which $2.4 million and $2.8 million, respectively, were commercial real estate loans. The allowance for loan losses as a percent of loans was 1.04% and 1.11% at December 31, 1999 and 1998, respectively.

The quantitative information cited in the above paragraph indicates a continuing trend over the last several years: (1) an increase in absolute dollars in the relatively less risky one- to four-family residential first mortgage loans; (2) an increase in absolute dollars, and a slight decrease in relative dollars, in the relatively riskier loans (as previously defined); and (3) a decrease in absolute dollars in non-performing loans. The application of the Company's formalized process for assessing the adequacy of the allowance for loan losses to the loan portfolio, undergoing the changes cited during the last several years, has resulted in a relatively flat absolute dollar level of the allowance for loan losses. Management continues to believe the reported allowance for loan losses is both appropriate in the Company's current operating environment and adequate to provide for probable losses inherent in the loan portfolio.

Non-interest Income

Non-interest income decreased $8.8 million, or 24.7%, to $26.9 million for the year ended December 31, 1999 as compared to $35.7 million for the prior year. The decrease was primarily the result of a $15.4 million decrease in net gains on sales of securities and a $846,000 decrease in fees and service charges. These decreases were partially offset by a $6.9 million increase in mortgage banking operations for the year ended December 31, 1999 as compared to the 1998 comparable period. The decrease in net gains on securities was due to management's investment strategy of periodically recognizing profits from its available-for-sale securities portfolio during favorable market conditions. The increase in mortgage banking operations income, which includes gains from the sale of loans, was primarily due to an increased level of loan production, favorable market conditions in the secondary market and the recently enacted loan securitization program. Included in other non-interest income for the year ended December 31, 1999 is a $1.6 million gain from the sale of an excess operating facility, a previously consolidated branch building, and an excess parcel of Bank property. These gains further allowed management to continue its ability to restructure its mortgage-backed securities portfolio without compromising net income.

Non-interest Expense

Non-interest expense totaled $171.9 million for the year ended December 31, 1999, as compared to $90.2 million for the year ended December 31, 1998, an increase of $81.7 million, or 90.6%. The increase in non-interest expense was primarily attributable to merger related costs associated with the acquisition of T R Financial Corp. totaling $89.2 million and a restructuring charge in connection with an early retirement program for employees totaling $5.9 million during the first quarter of 1999. The aforementioned merger related costs were comprised of $16.9 million of transaction costs, $39.9 million of severance and other compensation costs, $24.6 million of ESOP amortization costs and $7.8 million of costs associated with combining operations.

General and administrative expenses totaled $76.3 million for the year ended December 31, 1999, as compared to $89.7 million for the comparable period in 1998, a decrease of $13.4 million, or 15.0%. The decrease primarily reflects cost savings achieved in connection with the acquisition of T R Financial Corp., principally relating to reductions in compensation and certain employee benefit plan expenses and the elimination of other redundant charges. The decrease in general and administrative expenses also reflects a decrease in advertising and promotion expense for the year ended December 31, 1999 of $695,000 due to the consolidation of advertising campaigns between the former T R Financial Corp. and Roslyn Bancorp, Inc. Partially offsetting these decreases is an increase of $659,000 in deposit insurance premiums and an increase of $2.8 million in other non-interest expenses.

Income Taxes

Total income tax expense decreased $7.7 million, or 15.1% from $51.4 million recorded during the year ended December 31, 1998 to $43.7 million during the year ended December 31, 1999. As a percentage of income before provision for income taxes, the provision for income taxes increased from 34.98% in 1998 to 64.66% in 1999. The effective tax rate for the year ended December 31, 1999 has been negatively impacted by the merger related costs, which were deemed to be non-taxable.

Comparison of Operating Results For the Years Ended December 31, 1998 and December 31, 1997

General

The Company reported net income of $95.5 million for the year ended December 31, 1998, or basic and diluted earnings per share of $1.32 and $1.29, respectively, as compared to net income of $68.1 million for the year ended December 31, 1997, or basic and diluted earnings per share of $0.92 and $0.89, respectively. Net income for the year ended December 31, 1997 includes a $7.4 million after-tax non-recurring charge relating to the funding of the Foundation and a $2.7 million after-tax charge for a settlement agreement, including professional fees related thereto, with the NYSBD regarding certain loan and origination fee practices by the Bank's mortgage banking subsidiary. The Company's net income, excluding such charges, would have been $78.1 million, or $1.06 per basic share and $1.02 per diluted share, for the year ended December 31, 1997.

Interest Income

Interest income increased to $546.7 million for the year ended December 31, 1998, an increase of $66.3 million, or 13.8%, from $480.4 million for the prior year. The increase was attributable to the growth in average interest-earning assets to $7.62 billion for the year ended December 31, 1998, from $6.53 billion for the prior year. The increase in average interest-earning assets was principally attributable to growth of $317.6 million in average mortgage-backed and mortgage related securities, net and $858.0 million growth in average real estate loans, net. Interest income on mortgage-backed and mortgage related securities increased $10.6 million, from $214.4 million for the year ended December 31, 1997 to $225.0 million for the same period in 1998, primarily due to an increase of 10.8% in the average balance of these securities.

Interest income on real estate loans increased $61.6 million, or 31.5%, to $257.5 million for the year ended December 31, 1998, from $195.9 million for the same period in 1997. The increase was a result of the growth in the average balance of loans outstanding, primarily due to increased originations of one- to four-family residential real estate loans. The increase was partially offset by a 17 basis point decrease in the average yield on real estate loans, net from 7.85% for the year ended December 31, 1997 to 7.68% at December 31, 1998, principally due to an increased concentration in relatively lower yielding one- to four-family residential real estate loans within the loan portfolio mix.

Interest Expense

Interest expense for the year ended December 31, 1998, was $343.8 million, compared to $289.7 million for the year ended December 31, 1997, an increase of $54.1 million, or 18.7%. The increase is related to a $1.04 billion, or 18.4%, increase in the average balance of interest-bearing liabilities from $5.69 billion in 1997 to $6.73 billion in 1998. This increase primarily reflects a $1.10 billion increase in the average balance of borrowed funds. As a result of this increase, interest expense on borrowed funds increased $62.7 million, from $90.0 million for the year ended December 31, 1997 to $152.7 million for the year ended December 31, 1998. Borrowed funds, principally reverse-repurchase agreements, have been reinvested in securities, real estate loans and residential whole loans as part of a strategy to leverage the Company's capital position and improve its return on equity.

Partially off-setting the increase in interest expense on borrowed funds was a $7.2 million decrease in interest expense on interest-bearing deposits from $198.3 million for the year ended December 31, 1997 to $191.1 million for the 1998 comparable period. This decrease reflects the change in the deposit mix from higher yielding certificates of deposits to lower costing money market, Super NOW and NOW accounts. Additionally, there was a $52.9 million decrease in the average balance of non-depository stock subscriptions during the 1998 period.

Net Interest Income

Net interest income before provision for loan losses increased $12.2 million, or 6.4%, to $202.9 million for the year ended December 31, 1998, from $190.7 million for the same period in 1997. This increase is the result, in part, of a $1.09 billion increase in the average balance of interest-earning assets to $7.62 billion, offset by a $1.05 billion increase in the average balance of interest-bearing liabilities to $6.73 billion for the year ended December 31, 1998, as compared to the comparable prior year period. As a result of these increases in average balances and a related decrease in the yield associated with the earning assets, the net interest rate spread and margin for the year ended December 31, 1998 decreased to 2.07% and 2.66%, respectively from 2.27% and 2.92%, respectively, for the same period in 1997.

Provision For Loan Losses

The provision for loan losses totaled $1.5 million for the year ended December 31, 1998, as compared to $1.4 million for the year ended December 31, 1997. The provision for loan losses for the year ended December 31, 1998 reflects management's qualitative assessment of the loan portfolio, net charge-offs and collection of delinquent loans. The increase resulted from management's assessment of the loan portfolio, the level of the Company's allowance for loan losses and its assessment of the local economy and market conditions. At December 31, 1998 and 1997, the allowance for loan losses amounted to $40.2 million and $38.9 million, respectively, and the ratio of such allowance to non-performing loans was 182.15% and 192.56%, respectively.

Non-interest Income

Non-interest income increased $14.3 million, or 67.2%, to $35.7 million for the year ended December 31, 1998, as compared to $21.4 million for the prior year. The increase was primarily the result of an increase of $9.8 million in gains on securities and an increase of $4.6 million in mortgage banking operations income, partially offset by a $498,000 decrease in fees and service charges.
The increase in gains on securities is reflective of management's investment strategy of periodically recognizing profits from its available-for-sale securities portfolio during favorable market conditions. The increase in mortgage banking operations includes an increase in net gains on sales of loans, which was primarily attributable to increased level of loan production and favorable market conditions in the secondary market.

Non-interest Expense

Non-interest expense totaled $90.2 million for the year ended December 31, 1998, as compared to $103.2 million for the year ended December 31, 1997, a decrease of $13.0 million, or 12.6%. Non-interest expense for the 1998 period principally decreased due to a decrease in the one-time $12.7 million pre-tax charge associated with funding the Foundation, and $4.7 million of pre-tax charges for a settlement agreement including professional fees related thereto with the NYSBD regarding certain loan and origination fee practices by the Bank's mortgage banking subsidiary, included in the 1997 period.

General and administrative expense totaled $89.7 million for the year ended December 31, 1998, as compared to $85.4 million for the comparable period in 1997, an increase of $4.3 million, or 5.1%. The increase was primarily attributable to an increase in compensation and employee benefits, from $53.1 million for the year ended December 31, 1997 to $61.9 million for the year ended December 31, 1998. The increase in the 1998 compensation and employee benefits expense was due, in part, to higher costs associated with the Company's stock-related incentive plans. Additionally, the increase in general and administrative expenses was due to an increase in occupancy and equipment costs, due to retail and mortgage origination office expansion. These increases were offset by decreases in advertising and promotion, other non-interest expenses and deposit insurance premiums which totaled $4.6 million. The decrease in other non-interest expenses was due to lower professional fees and generally lower levels of operating expenses.

Income Taxes

Total income tax expense increased $12.1 million, from $39.3 million recorded during the year ended December 31, 1997 to $51.4 million during the year ended December 31, 1998. The effective income tax rates were 34.98% for the 1998 year as compared to 36.59% for the 1997 year (see Note 13 of "Notes to Consolidated Financial Statements").

The Company's contribution of common stock to the Foundation in 1997 was tax deductible, subject to a limitation based on 10% of the Company's annual taxable income. The Company, however, is able to carry forward any unused portion of the deduction for five years following the year in which the contribution was made. Based on the Company's estimate of annual taxable income for 1997 and for the next successive five years (the carry forward period), the Company recognized a tax benefit of $5.3 million on the $12.7 million charitable donation.

Liquidity and Capital Resources

The Company's primary sources of funds are deposits, reverse-repurchase agreements, FHLB borrowings, and proceeds from the principal and interest payments on loans and mortgage-backed securities. While maturities and scheduled amortization of loans and investments are predictable sources of funds, deposit flows, prepayment of mortgage loans and mortgage-backed securities are greatly influenced by general interest rates, economic conditions and competition.

The primary investing activities of the Company are the origination of both one- to four-family and commercial real estate loans and the purchase of mortgage-backed, mortgage related, debt and equity securities. During the years ended December 31, 1999 and 1998, the Bank originated and purchased mortgage loans in the amount of $1.77 billion and $1.93 billion, respectively. Purchases of mortgage-backed, mortgage related, debt and equity securities available-for-sale totaled $2.08 billion and $2.13 billion during the years ended December 31, 1999 and 1998, respectively. These activities were funded primarily by principal repayments on loans and mortgage-backed and mortgage related securities and by the Company's deposit and borrowed funds position during the years ended December 31, 1999 and 1998. Loan sales provided additional liquidity to the Company, totaling $817.8 million and $688.1 million for the years ended December 31, 1999 and 1998, respectively.

The Company closely monitors its liquidity position on a daily basis. Excess short-term liquidity is invested in overnight federal funds sold. In the event that the Bank should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of reverse-repurchase agreements and FHLB borrowings. At December 31, 1999, the Company had $2.45 billion in reverse-repurchase agreements outstanding, as compared to $2.09 billion at December 31, 1998. The aforementioned is primarily attributable to management's decision to utilize borrowings, primarily in the form of reverse-repurchase agreements, to fund a significant portion of its asset growth.

At December 31, 1999, the Company had outstanding loan commitments to advance approximately $438.1 million for mortgage loans, primarily all of which were fixed-rate commercial and residential real estate loans. Management of the Company anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit that are scheduled to mature in one year or less from December 31, 1999 totaled $1.88 billion. Based upon prior experience, and the Company's current pricing strategy, management believes that a significant portion of such deposits will remain with the Company.

The Company's most liquid assets are cash and cash equivalents, short-term securities and securities available-for-sale. The levels of these assets are dependent on the Company's operating, financing, lending, and investment activities during any given period. At December 31, 1999 and 1998, the Company had $78.8 million and $94.2 million, respectively, in cash and cash equivalents. The Company had no short-term repurchase agreements outstanding at December 31, 1999 and 1998.

Tangible stockholders' equity (stockholders' equity less the excess of cost over fair value of net assets acquired (goodwill), totaled $634.4 million at December 31, 1999, as compared to $850.9 million at December 31, 1998. This decrease reflects the change in the Company's stockholders' equity noted in the Comparison of Financial Condition section of Management's Discussion and Analysis of Financial Condition and Results of Operations, partially offset by an increase in goodwill. Tangible equity is a critical measure of a company's ability to repurchase stock, pay dividends and support greater asset and franchise growth. The Company is subject to various capital requirements which affect its classification for safety and soundness purposes, as well as for deposit insurance purposes. These requirements utilize tangible equity as a base component, not equity, as defined by generally accepted accounting principles (GAAP). Although reported earnings and return on equity are traditional measures of a company's performance, management believes that the growth in tangible equity, or "cash earnings," is also a significant measure of a company's performance. Cash earnings represent the amount by which tangible equity changes each period due to operating results. Cash earnings include reported earnings plus the non-cash charges related to the establishment of the Foundation, amortization for the allocation of ESOP and SBIP stock, as well as the amortization of goodwill. These items have either been previously charged to equity, as in the case of ESOP and SBIP charges through contra-equity accounts, or do not affect tangible equity, such as the market appreciation of allocated ESOP shares, for which the operating charge is offset by a credit to additional paid-in-capital, and goodwill amortization for which the related intangible asset has already been deducted in the calculation of tangible equity.

Management believes that cash earnings and cash returns on average stockholders' equity reflects the Company's ability to generate tangible capital that can be leveraged for future growth. For the year ended December 31, 1999, cash earnings, excluding merger related items and special charges totaled $115.5 million, or $9.1 million more than reported earnings, excluding merger related items and special charges, representing a cash return on average stockholders' equity of 15.07%. Management also believes that since cash earnings represent the Company's tangible capital growth, various other performance measures should also be analyzed utilizing cash earnings. Additionally, the cash operating expense to average assets and cash efficiency ratios decreased to 0.88% and 28.82%, respectively, for the year ended December 31, 1999, from 0.94% and 33.43%, respectively, for the year ended December 31, 1998.

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

Year 2000 Compliance

As of March 1, 2000, the Company has experienced no disruptions or problems regarding the Year 2000 (Y2K) rollover. As part of the Company's Y2K plan, on January 1, 2000, the Company tested and sampled internal systems, including its primary third-party data processor, telecommunications systems, automated teller machines and related third party vendors supporting these machines, various third party software applications and the Company's ability to interface with its corespondent banks, such as the Chase Manhattan Bank and the Federal Reserve Bank. All testing completed on January 1, 2000, indicated all systems were operating as normal. Through March 1, 2000, all of the Company's internal hardware and software continue to operate as normal, and to date, to the Company's knowledge, all vendors utilized by the Company in its daily operations are operating normally and have not indicated any Y2K related problems.

The Company will continue to monitor and oversee all internal operations and be in contact with its vendors regarding Y2K related issues. Based on the successful transition through the January, 2000 rollover period and the previously conducted testing, the Company does not anticipate any significant Y2K problems to arise. In addition, none of the Company's major commercial borrowers reported any Y2K problems.

The Company's expenditures for the Y2K effort total approximately $374,000 through December 31, 1999, including $314,000 for fiscal 1999.

Private Securities Litigation Reform Act Safe Harbor Statement

In addition to historical information, this Annual Report includes certain forward-looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

Impact of New Accounting Standards

For discussion regarding the impact of new accounting standards, refer to Note 1 of "Notes to Consolidated Financial Statements."

Recent Legislation

Recent legislation designed to modernize the regulation of the financial services industry expands the ability of bank holding companies to affiliate with other types of financial services companies such as insurance companies and investment banking companies. However, the legislation provides that companies that acquire control of a single savings association after May 4, 1999 (or that filed an application for that purpose after that date) are not entitled to the unrestricted activities formerly allowed for a unitary savings and loan holding company. Rather, these companies will have authority to engage in the activities permitted "a financial holding company" under the new legislation, including insurance and securities-related activities, and the activities currently permitted for multiple savings and loan holding companies, but generally not in commercial activities. The authority for unrestricted activities is grandfathered for unitary savings and loan holding companies, such as the Company, that existed prior to May 4, 1999. However, the authority for unrestricted activities would not apply to any company that acquired the Company.

                             ROSLYN BANCORP, INC.
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                     (In thousands, except share amounts)

                                                                                            December 31, 1999    December 31, 1998
                                                                                            -----------------    -----------------
                                                ASSETS
                                                ------
Cash and cash equivalents:
 Cash and cash items                                                                        $           8,937    $           8,403
 Due from banks                                                                                        39,112               47,706
 Money market investments                                                                              30,800               38,079
                                                                                            -----------------    -----------------
                                                                                                       78,849               94,188
Debt and equity securities, net:
 Held-to-maturity (estimated fair value of $27,148 in 1998)                                                 -               26,965
 Available-for-sale                                                                                   729,201              795,362
Mortgage-backed and mortgage related securities, net:
 Held-to-maturity (estimated fair value of $1,268,461 in 1998)                                              -            1,250,266
 Available-for-sale                                                                                 2,801,284            1,795,833
                                                                                            -----------------    -----------------
                                                                                                    3,530,485            3,868,426
Federal Home Loan Bank of New York stock, at cost                                                      28,029               40,029
Loans held-for-sale, net                                                                               62,852               81,725
Loans receivable held for investment, net:
 Real estate loans, net                                                                             3,746,711            3,527,944
 Consumer loans, net                                                                                  101,751               96,005
                                                                                            -----------------    -----------------
                                                                                                    3,848,462            3,623,949
 Less allowance for loan losses                                                                       (40,155)             (40,207)
                                                                                            -----------------    -----------------
                                                                                                    3,808,307            3,583,742
Banking house and equipment, net                                                                       30,790               32,170
Accrued interest receivable                                                                            42,763               47,103
Mortgage servicing rights, net                                                                         17,953               13,779
Excess of cost over fair value of net assets acquired, net                                              3,215                2,449
Real estate owned, net                                                                                      -                1,176
Deferred tax asset, net                                                                                97,156                5,308
Other assets                                                                                           24,784               29,624
                                                                                            -----------------    -----------------
  Total assets                                                                              $       7,725,183    $       7,799,719
                                                                                            =================    =================

                             LIABILITIES AND STOCKHOLDERS' EQUITY
                             ------------------------------------
Liabilities:
 Deposits:
  Savings accounts                                                                           $        915,369    $         971,138
  Certificates of deposit                                                                           2,605,454            2,835,578
  Money market accounts                                                                               228,760              120,930
  Demand deposit accounts                                                                             296,029              291,336
                                                                                            -----------------    -----------------
   Total deposits                                                                                   4,045,612            4,218,982
 Official checks outstanding                                                                           25,758               22,472
 Borrowed funds:
  Reverse-repurchase agreements                                                                     2,449,345            2,094,319
  Other borrowings                                                                                    395,196              433,528
 Accrued interest and dividends                                                                        28,924               28,808
 Mortgagors' escrow and security deposits                                                              59,465               72,044
 Accrued taxes payable                                                                                 15,905               34,012
 Accrued expenses and other liabilities                                                                67,319               42,188
                                                                                            -----------------    -----------------
  Total liabilities                                                                                 7,087,524            6,946,353
                                                                                            -----------------    -----------------
Commitments and contingencies
Stockholders' equity:
 Preferred stock, $0.01 par value, 10,000,000 shares authorized; none issued                                -                    -
 Common stock, $0.01 par value, 200,000,000 shares authorized; 79,212,903 and 89,196,513 shares issued; 71,551,008 and 76,186,346 shares outstanding
  at December 31, 1999 and 1998, respectively                                                             792                  892

 Additional paid-in-capital                                                                           492,311              529,012
 Retained earnings - substantially restricted                                                         478,891              512,184
 Accumulated other comprehensive (loss)/income:
  Net unrealized (loss)/gain on securities available-for-sale, net of tax                            (109,557)              13,745
 Unallocated common stock held by Employee Stock Ownership Plan Employee
  Stock Ownership Plan (ESOP)                                                                         (48,425)             (53,831)
 Unearned common stock held by Stock-Based Incentive Plan Stock-Based
  Incentive Plan (SBIP)                                                                               (20,894)             (30,818)
 Common stock held by Supplemental Executive Retirement Plan and Trust
      (SERP), at cost (347,895 and 273,575 shares at December 31, 1999
      and 1998, respectively)                                                                          (4,191)              (2,158)
 Treasury stock, at cost (7,314,000 and 12,736,592 shares at December 31,
  1999 and 1998, respectively)                                                                       (151,268)            (115,660)
                                                                                            -----------------    -----------------
  Total stockholders' equity                                                                          637,659              853,366
                                                                                            -----------------    -----------------
  Total liabilities and stockholders' equity                                                $       7,725,183    $       7,799,719
                                                                                            =================    =================

See accompanying notes to consolidated financial statements.

                             ROSLYN BANCORP, INC.

                       Consolidated Statements of Income

                 Years Ended December 31, 1999, 1998 and 1997

                   (In thousands, except per share amounts)

                                                                                    1999         1998         1997
                                                                                  ---------    ---------    ---------
Interest income:
  Federal funds sold and short-term deposits                                      $   1,647    $   1,733    $   5,072
  Debt and equity securities                                                         51,577       56,611       58,679
  Mortgage-backed and mortgage related securities                                   199,553      225,029      214,374
  Real estate loans                                                                 266,818      257,535      195,918
  Consumer loans                                                                      8,171        5,836        6,333
                                                                                  ---------    ---------    ---------
     Total interest income                                                          527,766      546,744      480,376
                                                                                  ---------    ---------    ---------

Interest expense:
  Deposits                                                                          173,448      191,069      199,677
  Borrowed funds                                                                    141,746      152,735       90,002
                                                                                  ---------    ---------    ---------
     Total interest expense                                                         315,194      343,804      289,679
                                                                                  ---------    ---------    ---------

Net interest income before provision for loan losses                                212,572      202,940      190,697
Provision for loan losses                                                                 -        1,500        1,400
                                                                                  ---------    ---------    ---------
Net interest income after provision for loan losses                                 212,572      201,440      189,297
                                                                                  ---------    ---------    ---------
Non-interest income:
  Fees and service charges                                                            6,458        7,304        7,802
  Mortgage banking operations                                                        15,668        8,752        4,112
  Net gains on securities                                                             2,738       18,105        8,310
  Other non-interest income                                                           2,024        1,535        1,129
                                                                                  ---------    ---------    ---------
     Total non-interest income                                                       26,888       35,696       21,353
                                                                                  ---------    ---------    ---------

Non-interest expense:
  General and administrative expenses:
     Compensation and employee benefits                                              44,869       61,910       53,146
     Occupancy and equipment                                                         10,151        9,254        9,050
     Deposit insurance premiums                                                         648          (11)         578
     Advertising and promotion                                                        3,408        4,103        4,841
     Other non-interest expenses                                                     17,222       14,464       17,744
                                                                                  ---------    ---------    ---------
       Total general and administrative expenses                                     76,298       89,720       85,359
  Amortization of excess of cost over fair value of net
     assets acquired                                                                    493          471          469
  Merger related costs                                                               89,247            -            -
  Restructuring charge                                                                5,903            -            -
  Settlement of asserted claims                                                           -            -        4,680
  Charitable contribution to The Roslyn Savings Foundation                                -            -       12,711
                                                                                  ---------    ---------    ---------
     Total non-interest expense                                                     171,941       90,191      103,219
                                                                                  ---------    ---------    ---------
  Income before provision for income taxes and extraordinary item                    67,519      146,945      107,431
  Provision for income taxes                                                         43,657       51,402       39,313
                                                                                  ---------    ---------    ---------

  Income before extraordinary item                                                   23,862       95,543       68,118
  Extraordinary item, net of tax - prepayment penalty on debt extinguishment         (4,236)           -            -
                                                                                  ---------    ---------    ---------
  Net income                                                                      $  19,626    $  95,543    $  68,118
                                                                                  =========    =========    =========

Basic earnings per share:
  Income before extraordinary item                                                $    0.33    $    1.32    $    0.92
  Extraordinary item, net of tax                                                      (0.06)           -            -
                                                                                  ---------    ---------    ---------
  Net income per share                                                            $    0.27    $    1.32    $    0.92
                                                                                  =========    =========    =========

Diluted earnings per share:
  Income before extraordinary item                                                $    0.33    $    1.29    $    0.89
  Extraordinary item, net of tax                                                      (0.06)           -            -
                                                                                  ---------    ---------    ---------
  Net income per share                                                            $    0.27    $    1.29    $    0.89
                                                                                  =========    =========    =========

See accompanying notes to consolidated financial statements.

                             ROSLYN BANCORP, INC.
          Consolidated Statements of Changes in Stockholders' Equity
                 Years Ended December 31, 1999, 1998 and 1997
                     (In thousands, except share amounts)

                                                                                           Retained          Accumulated
                                                                         Additional        earnings-            other
                                                             Common       paid-in-       substantially      comprehensive
                                                             stock        capital         restricted        income (loss)
                                                            --------    ------------    ---------------    ---------------
Balance at December 31, 1996                                $  227      $  104,880      $    392,870       $     12,694

Comprehensive income:
 Net income                                                      -               -            68,118                  -
 Other comprehensive income, net of tax:
  Net unrealized gain on certain securities,
    net of reclassification adjustment (1) (2)                   -               -                 -             25,254

 Comprehensive income

Adjustments to stockholders' equity to effect the merger
 with T R Financial Corp.                                       (3)        (11,087)                -             (1,808)
Issuance of 42,371,359 shares of common stock in the
 initial public offering                                       423         410,227                 -                  -
Issuance of 1,271,100 shares of common stock to The
 Roslyn Savings Foundation                                      13          12,699                 -                  -
Common stock acquired, at cost                                   -             504                 -                  -
Exercise of stock options and related tax benefit                -               -              (399)                 -
Allocation from shares purchased with 1996 contribution          -               -                 -                  -
Allocation of ESOP stock and related tax benefit                 -           6,063                 -                  -
Amortization of SBIP stock awards                                -               -              (186)                 -
Cash dividends declared on common stock                          -               -           (16,218)                 -
Sale of shares held in SBIP trust to treasury stock              -               -                 -                  -
                                                            --------    ------------    ---------------    ---------------
Balance at December 31, 1997                                   660         523,286           444,185             36,140
                                                            --------    ------------    ---------------    ---------------

Comprehensive income:
 Net income                                                      -               -            95,543                  -
 Other comprehensive loss, net of tax:
  Net unrealized loss on certain securities, net of
    reclassification adjustment (1) (2)                          -               -                 -            (21,862)

 Comprehensive income

Adjustments to stockholders' equity to effect the merger
 with T R Financial Corp.                                      232          (5,079  )              -               (533)
Common stock acquired, at cost                                   -             933                 -                  -
Exercise of stock options and related tax benefit                -              44              (307)                 -
Allocation of ESOP stock and related tax benefit                 -           9,724                 -                  -
Amortization of SBIP stock awards                                -             104               (67)                 -
Cash dividends declared on common stock                          -               -           (27,170)                 -
                                                            --------    ------------    ---------------    ---------------
Balance at December 31, 1998                                   892         529,012           512,184             13,745
                                                            --------    ------------    ---------------    ---------------

                                                                                     Unearned         Common
                                                                Unallocated           common        stock held      Treasury
                                                                common stock        stock held      by SERP, at      stock,
                                                                held by ESOP         by SBIP           cost          at cost
                                                             ------------------   ---------------   ------------   -----------
Balance at December 31, 1996                                   $  (5,650)          $   (346)         $  (721)      $  (50,567)

Comprehensive income:
 Net income                                                            -                  -                -                -
 Other comprehensive income, net of tax:
  Net unrealized gain on certain securities,
    net of reclassification adjustment (1) (2)                         -                  -                -                -

 Comprehensive income

Adjustments to stockholders' equity to effect the merger
 with T R Financial Corp.                                              -                  -                -           (1,863)
Issuance of 42,371,359 shares of common stock in the
 initial public offering                                               -                  -                -                -
Issuance of 1,271,100 shares of common stock to The
 Roslyn Savings Foundation                                             -                  -                -                -
Common stock acquired, at cost                                   (54,805)           (41,374)            (504)          (3,174)
Exercise of stock options and related tax benefit                      -                  -                -            1,333
Allocation from shares purchased with 1996 contribution            1,000                  -                -                -
Allocation of ESOP stock and related tax benefit                   2,839                  -                -                -
Amortization of SBIP stock awards                                      -              3,966                -                -
Cash dividends declared on common stock                                -                  -                -                -
Sale of shares held in SBIP trust to treasury stock                    -                140                -                -
                                                       -----------------     --------------      -----------       ----------
Balance at December 31, 1997                                     (56,616)           (37,614)          (1,225)         (54,271)
                                                       -----------------     --------------      -----------       ----------

Comprehensive income:
 Net income                                                            -                  -                -                -
 Other comprehensive loss, net of tax:
  Net unrealized loss on certain securities, net of
    reclassification adjustment (1) (2)                                -                  -                -                -

 Comprehensive income

Adjustments to stockholders' equity to effect the merger
 with T R Financial Corp.                                              -                  -                -              642
Common stock acquired, at cost                                         -                  -             (933)         (63,406)
Exercise of stock options and related tax benefit                      -                  -                -            1,375
Allocation of ESOP stock and related tax benefit                   2,785                  -                -                -
Amortization of SBIP stock awards                                      -              6,796                -                -
Cash dividends declared on common stock                                -                  -                -                -
                                                       -----------------     --------------      -----------       ----------
Balance at December 31, 1998                                     (53,831)           (30,818)          (2,158)        (115,660)
                                                       -----------------     --------------      -----------       ----------

                                                               Total
                                                             ----------
Balance at December 31, 1996                                 $  453,387

Comprehensive income:
 Net income                                                      68,118
 Other comprehensive income, net of tax:
  Net unrealized gain on certain securities,
    net of reclassification adjustment (1) (2)                   25,254
                                                             ----------
 Comprehensive income                                            93,372
                                                             ----------

Adjustments to stockholders' equity to effect the merger
 with T R Financial Corp.                                       (14,761)
Issuance of 42,371,359 shares of common stock in the
 initial public offering                                        410,650
Issuance of 1,271,100 shares of common stock to The
 Roslyn Savings Foundation                                       12,712
Common stock acquired, at cost                                  (99,353)
Exercise of stock options and related tax benefit                   934
Allocation from shares purchased with 1996 contribution           1,000
Allocation of ESOP stock and related tax benefit                  8,902
Amortization of SBIP stock awards                                 3,780
Cash dividends declared on common stock                         (16,218)
Sale of shares held in SBIP trust to treasury stock                 140
                                                             ----------
Balance at December 31, 1997                                    854,545
                                                             ----------

Comprehensive income:                                            95,543
 Net income
 Other comprehensive loss, net of tax:
  Net unrealized loss on certain securities, net of
    reclassification adjustment (1) (2)                         (21,862)
                                                             ----------
 Comprehensive income                                            73,681
                                                             ----------

Adjustments to stockholders' equity to effect the merger
 with T R Financial Corp.                                        (4,738)
Common stock acquired, at cost                                  (63,406)
Exercise of stock options and related tax benefit                 1,112
Allocation of ESOP stock and related tax benefit                 12,509
Amortization of SBIP stock awards                                 6,833
Cash dividends declared on common stock                         (27,170)
                                                             ----------
Balance at December 31, 1998                                    853,366
                                                             ----------

See accompanying notes to consolidated financial statements.

                             ROSLYN BANCORP, INC.
          Consolidated Statements of Changes in Stockholders' Equity
             Years Ended December 31, 1999, 1998 and 1997 (con't)
                     (In thousands, except share amounts)

                                                                                     Retained         Accumulated
                                                                    Additional       earnings-           other       Unallocated
                                                         Common      paid-in-      substantially     comprehensive   common stock
                                                          stock      capital         restricted         income       held by ESOP
                                                         ------     ----------     -------------     -------------   ------------
Comprehensive loss:
 Net income                                                                               19,626
 Other comprehensive loss, net of tax:
  Net unrealized loss on certain securities,
   net of reclassification adjustment (1) (2)                                                           (124,794)

 Comprehensive loss

Adjustments to stockholders' equity to effect the
 merger with T R Financial Corp.                           (100)       (47,768)               --           1,492          3,613
Common stock acquired for options exercised
Exercise of stock options and related tax benefit            --             62           (15,012)
Allocation of ESOP stock and related tax benefit             --         11,001                                --          1,793
Amortization of SBIP stock awards                            --              4              (666)             --             --
Cash dividends declared on common stock                                     --           (37,241)             --             --
Common stock acquired, at cost
                                                          -----      ---------         ---------      ----------      ---------
Balance at December 31, 1999                              $ 792      $ 492,311         $ 478,891      $ (109,557)     $ (48,425)
                                                          =====      =========         =========      ==========      =========

                                                                Unearned        Common
                                                                 common       stock held      Treasury
                                                               stock held    by SERP, at        stock
                                                                 by SBIP         cost          at cost       Total
                                                               ----------    -----------      --------     ----------
Comprehensive loss:
 Net income                                                                                                   19,626
 Other comprehensive loss, net of tax:
  Net unrealized loss on certain securities,
   net of reclassification adjustment (1) (2)                                                               (124,794)
                                                                                                           ---------
 Comprehensive loss                                                                                         (105,168)
                                                                                                           ---------
Adjustments to stockholders' equity to effect the
 merger with T R Financial Corp.                                       52        2,158          56,268        15,715
Common stock acquired for options exercised                            --           --         (27,207)      (27,207)
Exercise of stock options and related tax benefit                      --           --          27,207        12,257
Allocation of ESOP stock and related tax benefit                                                              12,794
Amortization of SBIP stock awards                                   9,872           --              --         9,210
Cash dividends declared on common stock                                                                      (37,241)
Common stock acquired, at cost                                                  (4,191)        (91,876)      (96,067)
                                                                 --------      -------       ---------     ---------
Balance at December 31, 1999                                     $(20,894)     $(4,191)      $(151,268)    $ 637,659
                                                                 ========      =======       =========     =========

(1)  Disclosure of reclassification amount, net of tax, for the years ended:          1999         1998         1997
                                                                                   ----------    ---------    --------
       Net unrealized (depreciation) appreciation arising during the year          $ (123,209)   $ (11,332)   $ 30,055
       Less:  Reclassification adjustment for net gains included in net income          1,585       10,530       4,801
                                                                                   ----------    ---------    --------
       Net unrealized (loss) gain on certain securities                            $ (124,794)   $ (21,862)   $ 25,254
                                                                                   ==========    =========    ========

(2) The tax benefit (expense) relating to the net unrealized (loss) gain on certain securities, net of reclassification adjustment for the years ended December 31, 1999, 1998 and 1997 was $90.7 million, $15.7 million and $(18.5)
million, respectively.

See accompanying notes to consolidated financial statements.

                             ROSLYN BANCORP, INC.

                     Consolidated Statements of Cash Flows

                 Years Ended December 31, 1999, 1998 and 1997

                                (In thousands)

                                                                                             1999           1998          1997
                                                                                         ------------   ------------  ------------
Cash flows from operating activities:
Net income                                                                               $     19,626   $     95,543  $     68,118
Adjustments to reconcile net income to net cash provided by operating activities:
  Charitable contribution of Roslyn Bancorp, Inc. common stock to The Roslyn
   Savings Foundation                                                                               -              -        12,711
  Provision for loan losses                                                                         -          1,500         1,400
  (Recovery of) provision for other real estate owned losses                                     (300)          (830)            4
  Originated mortgage servicing rights, net of amortization and valuation
   adjustment                                                                                  (4,174)        (4,480)         (604)
  Amortization of excess of cost over fair value of net assets acquired                           493            471           469
  Depreciation and amortization                                                                 3,452          3,793         3,614
  Amortization of premiums in excess of (less than) accretion of discounts                      5,277         (5,478)       (2,321)
  ESOP and SBIP expense, net                                                                   21,457         16,118        11,283
  Originations and purchases of loans held-for-sale, net of sales and
   securitizations                                                                             35,861        (56,631)        2,674
  Gains on sales of loans                                                                     (17,309)        (4,680)       (2,647)
  Net gains on securities                                                                      (2,738)       (18,105)       (8,303)
  Net gains on sales of real estate owned                                                          (2)          (337)         (542)
  Merger related costs and restructuring charges                                               41,000              -             -
  Income taxes deferred and tax benefits attributable to stock plans                            6,473         15,594        (6,113)
  Changes in assets and liabilities:
     Decrease (increase) in accrued interest receivable                                         4,340         (1,540)       (5,381)
     Decrease (increase) in other assets                                                        7,238        (17,678)        7,878
     Increase (decrease) in official checks outstanding                                         3,286         (6,716)        4,937
     Increase in accrued interest and dividends                                                   116          5,347         9,714
     (Decrease) increase in accrued taxes payable                                             (18,107)         8,914        12,913
     (Decrease) increase in accrued expenses and other liabilities                            (17,324)        (1,290)        2,705
     Net (decrease) increase in unearned income                                                (3,948)        (1,640)        6,754
     Increase in other, net                                                                       547            641           452
                                                                                         ------------   ------------  ------------
     Net cash provided by operating activities                                                 85,264         28,516       119,715
                                                                                         ------------   ------------  ------------
Cash flows from investing activities:
  Proceeds from calls and repayments of debt and mortgage-backed and mortgage
       related securities held-to-maturity and redemption of FHLB capital stock                21,125        578,794       242,638
  Proceeds from sales and repayments of debt, equity, mortgage-backed and
       mortgage related securities available-for-sale                                       2,197,502      2,356,754     1,134,973
  Purchases of securities held-to-maturity and FHLB capital stock                              (9,125)      (465,461)     (389,277)
  Purchases of debt, equity, mortgage-backed and mortgage related securities
   available-for sale                                                                      (2,077,462)    (2,131,541)   (1,806,796)
  Loan originations and purchases in excess of principal repayments                          (220,596)      (670,283)     (832,785)
  Proceeds from sales of loans held for investment                                                  -         82,096        10,002
  Purchases of banking house and equipment, net                                                (2,072)        (5,289)       (3,734)
  Proceeds from sales of other real estate owned                                                1,762          2,397         5,848
  Excess of cost over fair value of net assets acquired                                        (1,259)           (15)            -
                                                                                         ------------   ------------  ------------
     Net cash used in investing activities                                                    (90,125)      (252,548)   (1,639,131)
                                                                                         ------------   ------------  ------------
Cash flows from financing activities:
  Increase (decrease) in demand deposit, money market and savings
   accounts                                                                                    56,754        (16,206)     (156,583)
  (Decrease) increase in certificates of deposit                                             (230,124)        90,590         2,133
  Increase in borrowed funds                                                                  316,694        262,818     1,625,365
  (Decrease) increase in mortgagors' escrow and security deposits                             (12,579)        29,809         4,494
  Net proceeds of common stock issuance                                                             -              -       410,650
  Loan to ESOP for open market purchase of common stock                                             -              -       (53,805)
  Open market purchase of common stock for SBIP                                                     -              -       (41,374)
  Net cash (used in) proceeds from exercise of stock options                                  (19,756)         1,112           934
  Cash dividends paid on common stock                                                         (37,241)       (27,170)      (16,218)
  Costs to repurchase common stock                                                            (91,876)       (63,406)       (3,034)
  Proceeds from re-issuance of treasury stock                                                   7,650              -             -
  Decrease in non-depository stock subscriptions                                                    -              -    (1,356,911)
                                                                                         ------------   ------------  ------------
     Net cash (used in) provided by financing activities                                      (10,478)       277,547       415,651
                                                                                         ------------   ------------  ------------
  Net (decrease) increase in cash and cash equivalents                                        (15,339)        53,515    (1,103,765)
  Cash and cash equivalents at beginning of year                                               94,188         40,673     1,144,438
                                                                                         ------------   ------------  ------------
  Cash and cash equivalents at end of year                                               $     78,849   $     94,188  $     40,673
                                                                                         ============   ============  ============

Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Interest on deposits and borrowed funds                                                $    315,078   $    265,001  $    193,301
                                                                                         ============   ============  ============
  Income taxes                                                                           $     56,078   $     12,740  $     29,633
                                                                                         ============   ============  ============

Non-cash investing activities:
  Additions to real estate owned, net                                                    $        141   $      1,209  $      1,568
                                                                                         ============   ============  ============
  Transfer of securities from held-to-maturity to available-
   for-sale, at amortized cost                                                           $  1,269,280   $          -  $          -
                                                                                         ============   ============  ============

See accompanying notes to consolidated financial statements.

                             ROSLYN BANCORP, INC.

                  Notes to Consolidated Financial Statements

                       December 31, 1999, 1998 and 1997

     (1) Summary of Significant Accounting Policies and Related Matters
         --------------------------------------------------------------

     Roslyn Bancorp, Inc. was organized under Delaware law as the savings and loan holding company for The Roslyn Savings Bank and its subsidiaries (the
     Bank) in connection with the Bank's conversion from a New York State chartered mutual savings bank to a New York State chartered stock savings bank on January 10, 1997. See Note 3 for a further discussion of the conversion. The following is a summary of significant accounting policies of Roslyn Bancorp, Inc. and it's wholly-owned subsidiaries (collectively, the Company).

     After the close of business on February 16, 1999, T R Financial Corp., a Delaware company, merged with and into the Company and T R Financial Corp.'s subsidiary, Roosevelt Savings Bank, a New York State chartered stock savings bank, merged with and into the Bank (the Merger). All subsidiaries of Roosevelt Savings Bank became subsidiaries of the Bank. The acquisition was accounted for as a pooling-of-interests, and accordingly, all historical financial information for the Company has been restated to include T R Financial Corp.'s historical information for the earliest period presented. Previously reported balances of T R Financial Corp. have been reclassified to conform to the Company's presentation and restated to give effect to the Merger. See Note 2 for further discussion of the Merger.

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

     (a) Principles of Consolidation and Basis of Financial Statement
         ------------------------------------------------------------
     Presentation
     ------------

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP) and include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. When necessary, certain reclassifications have been made to prior year amounts to conform to the current year presentation.

     In preparing the consolidated financial statements, management is required to make estimates and new assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and disclosure of contingent assets and liabilities and results of operations for the periods then ended. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change in the near term relate to the determination of the allowance for loan losses.

     Management believes that the allowance for loan losses is adequate. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on unanticipated changes in economic conditions, particularly in the New York Metropolitan area. In addition, the NYSBD and the FDIC, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

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

     (c)  Debt, Equity, Mortgage-Backed and Mortgage Related Securities
          -------------------------------------------------------------

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company is required to report debt, readily-marketable equity, mortgage-backed and mortgage related securities in one of the following categories: (i) "held-to-maturity" (management has a positive intent and ability to hold to maturity) which are to be reported at amortized cost adjusted, in the case of debt securities, for the amortization of premiums and accretion of discounts; (ii) "trading" (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and (iii) "available-for-sale" (all other debt, equity, mortgage-backed and mortgage related securities) which are to be reported at fair value, with unrealized gains and losses reported net of tax as accumulated other comprehensive income, a separate component of stockholders' equity. The Company determines the appropriate classification of each security, as either "trading," "held-to-maturity" or "available-for-sale" at the time of purchase.

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

     The Company places loans, including impaired loans, on non-accrual status when they become past due 90 days. All interest previously accrued and not collected is reversed against interest income, and income is subsequently recognized only to the extent cash is received until, in management's judgment, a return to accrual status is warranted. Loans are generally returned to accrual status when principal and interest payments are current, full collectibility of principal and interest is reasonably assured and a consistent record of performance has been demonstrated.

     In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and the amendment thereof, SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," the Company considers a loan impaired when, based upon current information and events, it is probable that it will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. Loans individually reviewed for impairment by the Company within the scope of SFAS No. 114 are limited to loans modified in a troubled debt restructuring (TDR) and commercial and multi-family first mortgage loans. SFAS No. 114 generally does not apply to those smaller-balance homogeneous loans that are collectively evaluated for impairment, which for the Company, include one- to four-family first mortgage loans, student loans and consumer loans, other than those modified in a TDR. The measurement value of the Company's impaired loans is based on the fair value of the underlying collateral. The Company identifies and measures impaired loans in conjunction with its review of the adequacy of its allowance for loan losses. Specific factors utilized in the identification of impaired loans include, but are not limited to, delinquency status, loan-to-value ratio, the condition of the underlying collateral, credit history and debt coverage.

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

     Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. MSRs are amortized as a reduction to loan servicing fee income using the interest method over the estimated remaining life of the underlying mortgage loans. MSRs are carried at the lower of allocated cost or fair value. The Company estimates the fair value of its MSRs internally, based on a proprietary valuation model. The value of MSRs is based upon the Company's stratification of the mortgage servicing portfolio, considering the predominant risk characteristics of the underlying loans, including estimates of the cost of servicing per loan, discount rate, float rate, inflation rate, ancillary income per loan, prepayment speeds and default rates. Each strata is then discounted to reflect the present value of the expected future cash flows utilizing current market assumptions. Impairment, if any, is recognized through a valuation allowance.

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

     (e)  Allowance for Loan Losses
          -------------------------

     The allowance for loan losses is based on a periodic analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for loan losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors such as the Company's loan growth, prior loss experience, present and potential risks of the loan portfolio and current economic conditions. Provisions for loan losses are charged to operations. Loans, including impaired loans, are charged-off against the allowance for loan losses when the collectibility of loan principal is unlikely. Recoveries of loans previously charged-off are credited to the allowance.

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

     (g)  Banking House and Equipment
          ---------------------------

     Land is carried at cost and banking houses are carried at cost, less an allowance for depreciation computed on the straight-line method over a twenty five to fifty year period. Leasehold improvements are stated at cost, less accumulated amortization. Amortization is computed on the straight-line method over the terms of the respective lease or the life of the improvement, whichever is shorter. Furniture, fixtures and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method on the estimated service lives over a three to ten year period.

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

     (j)  Summary of Retirement Benefits
          ------------------------------

     The Company's retirement plan is non-contributory and covers substantially all eligible employees. The plan conforms to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). The Company's policy is to accrue for all pension costs and to fund the maximum amount allowable for tax purposes. Actuarial gains and losses that arise from changes in assumptions concerning future events used in estimating pension costs are amortized over a period that reflects the long-range nature of pension expense. The Company accounts for post-retirement benefits pursuant to SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions," whereby the cost of providing those benefits to an employee, and the employee's beneficiaries and covered dependents, are accrued during the years that the employee renders the necessary service.

     (k)  Stock-Based Compensation
          ------------------------

     In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company adheres to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock-based compensation plans and discloses in the footnotes to the financial statements pro-forma net income and earnings per share (EPS) information as if the fair value based method had been adopted.

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

     (o)  Operating Segments
          ------------------

     The FASB also issued in June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which established standards for the way public business enterprises are to report information about operating segments in interim reporting. This statement also established standards for related disclosures about products, services, geographic areas and major customers. SFAS No. 131 is effective for annual reporting periods beginning after December 15, 1997 and requires interim periods to be presented in the second year of application. In adopting SFAS No. 131, the Company determined that, using the definitions contained in the statement, all of its activities constitute only one reportable operating segment.

     (p)  New Accounting Pronouncements
          -----------------------------

     In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133-an amendment of FASB Statement No. 133." This statement delays the effective date for one year of SFAS No. 133, to fiscal years beginning after June 15, 2000. SFAS No.'s 133 and 137 apply to quarterly and annual financial statements. The Company does not believe that there will be a material impact on its financial condition or results of operations upon the adoption of SFAS No. 133.

     (2)  Acquisition of T R Financial Corp.
          ----------------------------------

     On February 16, 1999, a merger between T R Financial Corp., a Delaware company, and the Company was completed with the Company as the surviving corporation. The transaction was treated as a tax-free reorganization and accounted for using the pooling-of-interests method of accounting. As part of the Merger, T R Financial Corp.'s wholly-owned subsidiary, Roosevelt Savings Bank, a New York State chartered stock savings bank, was merged into the Bank.

     Pursuant to the merger agreement, each share of T R Financial Corp. common stock was converted into shares of the Company's common stock at a fixed exchange ratio of 2.05 shares of Roslyn Bancorp, Inc. common stock for each share of T R Financial Corp. common stock held. As a result, 17,347,768 shares of T R Financial Corp. common stock were exchanged for 35,528,785 shares of the Company's common stock, and a total of 1,746,880 T R Financial Corp. stock options were converted into options to purchase a maximum of 3,581,103 shares of the Company's common stock at exercise prices ranging from $2.20 to $17.32 depending on the exercise price of the underlying T R Financial Corp. stock option. Additionally, under the agreement, five former directors of T R Financial Corp. joined the Boards of Directors of the Company and the Bank.

     Merger related costs associated with the acquisition of T R Financial Corp. was comprised of $16.9 million of transaction costs, $39.9 million of severance and other compensation costs, $24.6 million of ESOP amortization costs and $6.5 million of costs associated with combining operations. At December 31, 1999 $16.0 million of such costs, primarily relating to the T R Financial Corp. ESOP, remains in other liabilities on the accompanying consolidated statements of financial condition.

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

     The Bank established a liquidation account, as of the date of Conversion, in the amount of $222.2 million, equal to its retained earnings as of the date of the latest consolidated statement of financial condition appearing in the final prospectus. The liquidation account is maintained for the benefit of eligible pre-Conversion account holders who continue to maintain their accounts at the Bank after the date of Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. As of December 31, 1999, the balance in the liquidation account was approximately $50.2 million, which includes the eligible account holder's interest from T R Financial Corp.'s IPO on June 29, 1993. In the event of a complete liquidation, each eligible account holder will be entitled, under New York State Law, to receive a distribution from the liquidation account in an amount equal to their current adjusted account balances for all such depositors then holding qualifying deposits in the Bank.

     Subsequent to the Conversion (including T R Financial Corp.'s conversion on June 29, 1993), the Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholder's equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements or would reduce the Bank's capital level below the then aggregate balance required for the liquidation account. The Company, unlike the Bank, is not subject to the same restrictions regarding the declaration or payment of dividends to its shareholders, although the source of the Company's dividends may depend upon the Bank's ability to pay dividends. The Company is subject to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of its net assets over its stated capital or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

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

(4)  Debt and Equity Securities
     --------------------------

Investments in debt and equity securities, net at December 31, 1999 and 1998 are summarized as follows:

                                                                               At December 31, 1999
                                                            --------------------------------------------------------
                                                                              Gross           Gross       Estimated
                                                             Amortized     Unrealized     Unrealized        Fair
Available-for-sale:                                            Cost           Gain           Loss           Value
                                                           ------------  -------------  --------------  ------------
                                                                                  (In thousands)
 Debt securities:
   United States Government - direct and guaranteed        $     67,192  $         688  $           -   $     67,880
   United States Government agencies                            287,642             55        (19,755)       267,942
   State, county and municipal                                    4,762             71              -          4,833
                                                           ------------  -------------  -------------   ------------
 Total debt securities available-for-sale                       359,596            814        (19,755)       340,655
                                                           ------------  -------------  -------------   ------------

 Equity securities:
   Preferred and common stock                                   227,854          8,685        (33,786)       202,753
   Trust preferreds                                             194,604              -        (25,564)       169,040
   Other                                                         16,541          1,070           (858)        16,753
                                                           ------------  -------------  -------------   ------------
 Total equity securities available-for-sale                     438,999          9,755        (60,208)       388,546
                                                           ------------  -------------  -------------   ------------

 Total debt and equity securities available-for-sale       $    798,595  $      10,569  $     (79,963)  $    729,201
                                                           ============  =============  =============   ============

                                                                               At December 31, 1998
                                                            --------------------------------------------------------
                                                                              Gross          Gross        Estimated
                                                             Amortized     Unrealized     Unrealized        Fair
                                                               Cost           Gain           Loss           Value
                                                           ------------  -------------  --------------  ------------
Held-to-maturity:                                                                 (In thousands)
 Debt securities:
    Public utility                                         $        800  $           1  $          (5)  $        796
    State, county and municipal                                   5,551            262             (4)         5,809
    Industrial, financial corporation and other                  20,614             11            (82)        20,543
                                                           ------------  -------------  -------------   ------------
    Total debt securities held-to-maturity                 $     26,965  $         274  $         (91)  $     27,148
                                                           ============  =============  =============   ============
Available-for-sale:
 Debt securities:
    United States Government - direct and guaranteed       $    187,250  $       4,429  $         (10)  $    191,669
    United States Government agencies                           154,353            666            (33)       154,986
    Industrial, financial corporation and other                   3,003            120              -          3,123
                                                           ------------  -------------  -------------   ------------

    Total debt securities available-for-sale                    344,606          5,215            (43)       349,778
                                                           ------------  -------------  -------------   ------------
 Equity securities:
    Preferred and common stock                                  268,860         27,931        (12,112)       284,679
    Trust preferreds                                            147,131            868         (3,272)       144,727
    Other                                                        14,883          1,350            (55)        16,178
                                                           ------------  -------------  -------------   ------------

    Total equity securities available-for-sale                  430,874         30,149        (15,439)       445,584
                                                           ------------  -------------  -------------   ------------

    Total debt and equity securities available-for sale    $    775,480  $      35,364  $     (15,482)  $    795,362
                                                           ============  =============  =============   ============

Sales of investments in debt and equity securities are summarized as follows:

                                                                  Years Ended December 31,
                                            -----------------------------------------------------------------
                                                   1999                   1998                    1997
                                            -----------------        ---------------      -------------------
                                                                      (In thousands)
     Proceeds from sales:
         Equity securities                  $          71,091        $      232,574       $           107,264
         Debt securities                              213,693               366,480                   414,000

     Gross gains:
         Equity securities                             15,036                15,688                     7,593
         Debt securities                                  839                 2,039                       624

     Gross losses:
         Equity securities                              1,534                   312                        48
         Debt securities                                  351                    41                       101

During the years ended December 31, 1999, 1998 and 1997, sales of investments in debt securities were from both the "held-to-maturity" and "available-for-sale" portfolios and the sales of investments in equity securities were from the "available-for-sale" portfolio. Investments in debt securities referred to as being "sold" from the "held-to-maturity" portfolio were either called or sold within 90 days of the maturity date.

Interest income on debt and equity securities also includes the amortized premiums relating to the Company's investments in certain callable preferred stocks in the amounts of approximately $23,000, $559,000 and $1.2 million for the years ended December 31, 1999, 1998 and 1997, respectively.

The maturities of the investments in debt securities at December 31, 1999 and 1998 are as follows:

                                                           At December 31, 1999
                                             ----------------------------------------------
                                                            Available-for-Sale
                                             ----------------------------------------------
                                                  Amortized                 Estimated
                                                    Cost                    Fair Value
                                             -------------------       --------------------
                                                            (In thousands)
         Within 1 year                       $            27,270       $             27,303
         After 1 year through 5 years                     43,510                     44,218
         After 5 years through 10
          years                                           25,035                     24,161
         Over 10 years                                   263,781                    244,973
                                             -------------------       --------------------
                                             $           359,596       $            340,655
                                             ===================       ====================

                                                                       At December 31, 1998
                                       -----------------------------------------------------------------------------------
                                                  Available-for-Sale                          Held-to-Maturity
                                       --------------------------------------    -----------------------------------------
                                          Amortized             Estimated            Amortized             Estimated
                                             Cost               Fair Value              Cost               Fair Value
                                       ----------------     -----------------    -----------------    --------------------
                                                                          (In thousands)
 Within 1 year                         $         67,536     $          68,052    $          20,618    $             20,637
 After 1 year through 5 years                   138,277               142,208                4,774                   4,842
 After 5 years through 10 years                   1,003                 1,097                  385                     384
 Over 10 years                                  137,790               138,421                1,188                   1,285
                                       ----------------     -----------------    -----------------    --------------------
                                       $        344,606     $         349,778    $          26,965    $             27,148
                                       ================     =================    =================    ====================

 (5) Mortgage-Backed and Mortgage Related Securities
     -----------------------------------------------

 Mortgage-backed and mortgage related securities, net at December 31, 1999 and 1998 are summarized as follows:

                                                                                At December 31, 1999
                                                 --------------------------------------------------------------------------------
                                                                            Gross                Gross               Estimated
                                                    Amortized            Unrealized           Unrealized               Fair
                                                       Cost                  Gain                Loss                 Value
                                                 ----------------     ----------------     -----------------     ----------------
                                                                                   (In thousands)
Available-for-sale:
  GNMA pass-through securities, net              $        638,855     $          1,227     $        (18,877)     $        621,205
  FNMA pass-through securities, net                       177,003                    7               (4,341)              172,669
  FHLMC pass-through securities, net                      171,591                2,271                 (281)              173,581
  GNMA adjustable-rate mortgage
   pass-through securities, net                           174,480                1,517                    -               175,997
  FNMA adjustable-rate mortgage
    pass- through securities, net                          63,148                    -                    -                63,148
  Whole loan private collateralized
    mortgage obligations, net                             536,320                   15              (22,395)              513,940
  Agency collateralized mortgage
    obligations, net                                    1,159,882                   57              (79,195)            1,080,744
                                                 ----------------     ----------------     ----------------      ----------------
  Total mortgage-backed and
     mortgage related securities
     available-for-sale, net                     $      2,921,279     $          5,094     $       (125,089)     $      2,801,284
                                                 ================     ================     ================      ================

                                                                                At December 31, 1998
                                                 --------------------------------------------------------------------------------
                                                                            Gross                 Gross              Estimated
                                                     Amortized            Unrealized           Unrealized               Fair
                                                        Cost                 Gain                 Loss                 Value
                                                 ----------------     ----------------     -----------------     ----------------
                                                                                   (In thousands)
Held-to-maturity:
 GNMA pass-through securities, net               $      1,045,918     $         15,542     $           (784)     $      1,060,676
 FNMA pass-through securities, net                         67,500                  644                  (62)               68,082
 FHLMC pass-through securities, net                        65,864                2,381                    -                68,245
 Whole loan private collateralized
    mortgage obligations, net                              68,071                  430                  (85)               68,416
 Agency collateralized mortgage
    obligations, net                                        2,913                  129                    -                 3,042
                                                 ----------------     ----------------     ----------------      ----------------
 Total mortgage-backed and mortgage
    related securities held-to-maturity,
    net                                          $      1,250,266     $         19,126     $           (931)     $      1,268,461
                                                 ================     ================     ================      ================

Available-for-sale:
 GNMA pass-through securities, net               $        202,288     $          2,253     $           (216)     $        204,325
 FNMA pass-through securities, net                          3,135                   11                   (4)                3,142
 FHLMC pass-through securities, net                         3,431                   20                    -                 3,451
 GNMA adjustable-rate mortgage
    pass-through securities, net                          352,245                4,405                    -               356,650
 Whole loan private collateralized
  mortgage obligations, net                               674,727                1,508                 (576)              675,659
 Agency collateralized mortgage
    obligations, net                                      553,917                  850               (2,161)              552,606
                                                 ----------------     ----------------     ----------------      ----------------
 Total mortgage-backed and mortgage
    related securities
    available-for-sale, net                      $      1,789,743     $          9,047     $         (2,957)     $      1,795,833
                                                 ================     ================     ================      ================

   Included in the Company's "available-for-sale" and "held-to-maturity" securities portfolios are mortgage-backed and mortgage related securities which, except for collateralized mortgage obligations (CMOs), represent participating interests in pools of first mortgage loans.

   Sales of investments in mortgage-backed and mortgage related securities are summarized as follows:

                                                                         Years Ended December 31,
                                                    ---------------------------------------------------------------
                                                           1999                   1998                   1997
                                                    -----------------     ------------------     ------------------
                                                                             (In thousands)
     Proceeds from sales                            $         479,198     $          645,370     $          317,349
     Gross gains                                                  936                    731                    956
     Gross losses                                              12,188                      -                    714

   During the years ended December 31, 1999, 1998 and 1997, sales of mortgage-backed and mortgage related securities were from the "available-for-sale" portfolio.

The contractual maturities of the investments in mortgage-backed and mortgage related securities, net at December 31, 1999 and 1998 are as follows:

                                                                         At December 31, 1999
                                                               ---------------------------------------
                                                                          Available-for-Sale
                                                               ---------------------------------------
                                                                   Amortized             Estimated
                                                                     Cost                Fair Value
                                                               -----------------      ----------------
                                                                            (In thousands)
          Within 1 year                                        $               -      $              -
          After 1 year through 5 years                                     2,160                 2,183
          After 5 years through 10 years                                  62,607                61,993
          Over 10 years                                                2,856,512             2,737,108
                                                               -----------------      ----------------
                                                               $       2,921,279      $      2,801,284
                                                               =================      ================



                                                                         At December 31, 1998
                                         -----------------------------------------------------------------------------------
                                                    Available-for-Sale                           Held-to-Maturity
                                         ---------------------------------------     ---------------------------------------
                                              Amortized             Estimated             Amortized            Estimated
                                                Cost               Fair Value               Cost               Fair Value
                                          -----------------     -----------------     -----------------     ----------------
                                                                            (In thousands)
Within 1 year                             $            674      $            674      $          3,012      $          3,022
After 1 year through 5 years                         2,945                 3,001                 2,550                 2,540
After 5 years through 10 years                      13,750                13,948                 8,894                 9,007
Over 10 years                                    1,772,374             1,778,210             1,235,810             1,253,892
                                          -----------------     -----------------     -----------------     ----------------
                                          $      1,789,743      $      1,795,833      $      1,250,266      $      1,268,461
                                         =================     =================     =================     =================

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

(6) Loans Held-for-Sale, Net and Loans Receivable Held for Investment, Net
    ----------------------------------------------------------------------

Loans held-for-sale, net at December 31, 1999 and 1998 are summarized as follows:

                                                             1999                    1998
                                                      -----------------       -----------------
                                                                    (In thousands)
 One- to four-family loans, net                       $          61,064       $          79,991
 Student loans                                                    1,788                   1,734
                                                      -----------------       -----------------
         Total loans held-for-sale, net               $          62,852       $          81,725
                                                      =================       =================

The Company originates most fixed rate and adjustable-rate loans for immediate sale to the Federal National Mortgage Association (FNMA) or other investors. Generally, the sale of such loans is arranged at the time the loan application is received through investor commitments. In addition, student loans are sold to the Student Loan Marketing Association generally during the grace period of the loan, before principal repayment begins. During the years ended December 31, 1999, 1998 and 1997, the Company recorded aggregate net gains of $49,000, $90,000 and $65,000, respectively, on sales of student loans.

Loans receivable held for investment, net at December 31, 1999 and 1998 are summarized as follows:

                                                                         1999                        1998
                                                                  ----------------------     ----------------------
                                                                                    (In thousands)

Real estate loans:
  One- to four-family                                             $           2,903,771      $           2,730,004
  Multi-family                                                                   89,161                     84,575
  Home equity and second mortgage                                               139,191                    114,915
  Commercial real estate                                                        489,504                    484,260
  Construction and development                                                  107,781                    101,545
                                                                  ---------------------      ---------------------
     Total real estate loans                                                  3,729,408                  3,515,299

  Less:
     Net unamortized discount and deferred income                                (3,496)                    (4,601)
     Net deferred loan origination costs                                         20,799                     17,246
                                                                  ---------------------      ---------------------
         Total real estate loans, net                                         3,746,711                  3,527,944

Consumer loans, net:
  Consumer                                                                       21,947                     16,219
  Automobile leases, net                                                         79,804                     79,786
                                                                  ---------------------      ---------------------
     Total consumer loans, net                                                  101,751                     96,005
Less allowance for loan losses                                                  (40,155)                   (40,207)
                                                                  ---------------------      ---------------------
     Loans receivable held for investment, net                    $           3,808,307      $           3,583,742
                                                                  =====================      =====================

The principal balance of non-accrual loans was $19.0 million, $18.7 million and $18.9 million at December 31, 1999, 1998 and 1997, respectively. Interest income that would have been recorded if the loans had been performing in accordance with their original terms aggregated approximately $2.5 million, $1.5 million and $1.8 million during the years ended December 31, 1999, 1998 and 1997, respectively.

The principal balance of restructured loans that have not complied with the terms of their restructuring agreement for a satisfactory period of time was $1.2 million, $909,000 and $280,000 at December 31, 1999, 1998 and 1997,
respectively. Interest income that would have been recorded if the loans had been performing in accordance with their original terms aggregated approximately $107,000, $76,000 and $30,000 during the years ended December 31, 1999, 1998 and
1997, respectively. Interest income recorded for restructured loans amounted to $671,000, $433,000 and $235,000 for the years ended December 31, 1999, 1998 and
1997, respectively. Additionally, restructured loans totaling $7.6 million, $4.1 million and $1.4 million have complied with the terms of the restructuring agreement for a satisfactory period and were returned to the performing loan portfolio during the years ended December 31, 1999, 1998 and 1997, respectively.

Loans in arrears three months or more were as follows at:

                                  Amount           Percent of Loans
                                  ------           ----------------
                           (Dollars in thousands)

         December 31, 1999       $ 18,963                0.49%
                                 ========                ====
         December 31, 1998       $ 20,649                0.57%
                                 ========                ====
         December 31, 1997       $ 18,264                0.60%
                                 ========                ====

The Company has entered into various agreements to service loans for others. At December 31, 1999 and 1998, 15,209 loans and 9,645 loans, respectively, with a total balance of $1.31 billion and $1.14 billion, respectively, were being serviced for others. The Company has not retained a participation in these loans.

The right to service loans for others is generally obtained by either the sale of loans with servicing retained, the open market purchase of MSRs or the creation of MSRs pursuant to SFAS No. 125 (collectively referred to as mortgage servicing rights).

During the years ended December 31, 1999, 1998 and 1997, the Company sold without recourse approximately $815.9 million, $351.9 million and $144.7 million, respectively, of whole loans with servicing retained. Service fee income of $4.3 million, $3.4 million and $3.0 million is included, net, in mortgage banking operations in the accompanying consolidated statements of income for the years ended December 31, 1999, 1998 and 1997, respectively.

In connection with the 1995 acquisition of certain assets and liabilities of Residential Mortgage Banking, Inc. (RMBI) (see Note 10), the Company recorded MSRs with a fair value of $8.1 million. No servicing rights were purchased prior thereto. In addition, the Company capitalized MSRs in the amount of $6.7 million, $6.8 million and $2.4 million during the years ended December 31, 1999, 1998 and 1997, respectively.

Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. MSRs are amortized as a reduction to service fee income on the interest method over the estimated remaining life of the underlying mortgage loans. For the years ended December 31, 1999 and 1998, the valuation allowance for impairment totaled $117,000 and for the year ended December 31, 1997 such allowance was $13,000.

MSR activity for the years ended December 31, 1999, 1998 and 1997 is summarized as follows:

                                                          1999                   1998                   1997
                                                    ------------------     ------------------     ------------------
                                                                             (In thousands)
     Balance at beginning of year                   $          13,896      $           9,312      $           8,695
     Originated mortgage servicing rights                       6,681                  6,751                  2,444
     Less:
          Amortization                                         (2,507)                (2,167)                (1,827)
                                                    -----------------      -----------------      -----------------
                                                               18,070                 13,896                  9,312
     Valuation allowance for impairment                          (117)                  (117)                   (13)
                                                    -----------------      -----------------      -----------------
     Balance at end of year                         $          17,953      $          13,779      $           9,299
                                                    =================      =================      =================

(7)  Allowance for Loan Losses
     -------------------------

Impaired loans and related allowances for loan losses have been identified and calculated in accordance with the provisions of SFAS No. 114. The total allowance for loan losses has been determined in accordance with the provisions of SFAS No. 5. As such, the Company has provided amounts for anticipated losses that exceed the immediately identified losses associated with loans that have been deemed impaired. Provisions have been made and established accordingly, based upon experience and expectations, for losses associated with the general population of loans, specific industry and loan types, including residential and consumer loans which are not generally subject to the provisions of SFAS No. 114.

The Company's recorded investment in impaired loans at December 31, 1999 and 1998 was $4.5 million and $4.9 million, respectively. The Company did not maintain a related allowance for these loans. The Company's average recorded investment in impaired loans for the years ended December 31, 1999, 1998 and 1997 was $4.5 million, $5.3 million and $13.8 million, respectively. Interest income recognized on impaired loans, which was not materially different from cash-basis interest income, amounted to $36,000, $325,000 and $653,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

The following is a summary of the activity in the allowance for loan losses account:

                                                                                 Years Ended December 31,
                                                            ----------------------------------------------------------------
                                                                   1999                   1998                   1997
                                                            ------------------     ------------------     ------------------
                                                                                     (In thousands)
Balance at beginning of year                                $          40,207      $          38,946      $          37,690
Provisions for loan losses                                                  -                  1,500                  1,400
Charge-offs                                                              (195)                  (702)                  (683)
Recoveries                                                                143                    463                    539
                                                            -----------------      -----------------      -----------------
Balance at end of year                                      $          40,155      $          40,207      $          38,946
                                                            =================      =================      =================

(8) Banking House and Equipment
    ---------------------------

A summary of banking house and equipment at cost, net of accumulated depreciation and amortization, and land at cost at December 31, 1999 and 1998 is as follows:

                                                                            1999                       1998
                                                                   ----------------------     ----------------------
                                                                                     (In thousands)
Land                                                               $               2,727      $               3,327
Banking house                                                                     29,712                     30,434
Furniture, fixtures and equipment                                                 17,814                     17,543
                                                                   ---------------------      ---------------------
                                                                                  50,253                     51,304
Accumulated depreciation and amortization                                        (19,463)                   (19,134)
                                                                   ---------------------      ---------------------
                                                                   $              30,790      $              32,170
                                                                   =====================      =====================

Depreciation and amortization of banking house and equipment of approximately $3.5 million, $3.8 million and $3.6 million was included in occupancy and equipment expense for the years ended December 31, 1999, 1998 and 1997, respectively.

(9)  Accrued Interest Receivable
     ---------------------------

Accrued interest receivable at December 31, 1999 and 1998 is summarized as follows:

                                                                             1999                      1998
                                                                     ----------------------    ----------------------
                                                                                      (In thousands)
Loans                                                                $              19,027     $              22,542
Mortgage-backed and mortgage related securities                                     16,612                    17,946
Debt and equity securities                                                           7,124                     6,615
                                                                     ---------------------     ---------------------
                                                                     $              42,763     $              47,103
                                                                     =====================     =====================

(10) Excess of Cost Over Fair Value of Net Assets Acquired, Net
     ----------------------------------------------------------

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

This amount was recorded as goodwill and is being amortized over ten years. The Company will assess the recoverability of this intangible asset by determining whether the amortization of the goodwill over its remaining life can be recovered through future operating cash flows of RNMC. The unamortized balance of goodwill relating to the RMBI acquisition was $2.0 million and $2.3 million as of December 31, 1999 and 1998, respectively.

In November 1999, the Company purchased certain assets and assumed the deposit liabilities of a bank branch, located in Brooklyn, New York. The acquisition was accounted for under the purchase method of accounting and, accordingly, all of the acquired assets and assumed liabilities were adjusted to and recorded at their fair market value. The goodwill generated from the acquisition amounted to $1.3 million and is being amortized on a straight-line basis over ten years. The unamortized balance of the goodwill as of December 31, 1999 was $1.2 million.

(11)  Deposits
      --------

Savings and time deposit account balances (excluding demand deposit accounts) are summarized as follows:

                                                  At December 31, 1999                            At December 31, 1998
                                       -----------------------------------------        ---------------------------------------
                                            Weighted                                        Weighted
                                          Average Rate               Amount               Average Rate             Amount
                                       ------------------       ----------------        -----------------     -----------------
                                                                         (Dollars in thousands)
     Type of account:
       Savings accounts                      2.02%              $    915,369                 2.38%            $    971,138
       Certificates of deposit               5.31                  2,605,454                 5.36                2,835,578
       Money market accounts                 4.08                    228,760                 3.51                  120,930
                                                               -------------                                 -------------
                                                               $   3,749,583                                 $   3,927,646
                                                               =============                                 =============

Scheduled maturities of certificates of deposit are as follows:

                                                                                     At December 31, 1999
                                                                 -----------------------------------------------------------
                                                                     Weighted
                                                                      Average
                                                                        Rate                Amount              Percent
                                                                 ----------------       ---------------    -----------------
                                                                                    (Dollars in thousands)
     1 year or less                                                         5.12%       $     1,879,132               72.12%
     Greater than 1 year through 2 years                                    5.82                453,453               17.40
     Greater than 2 years through 3 years                                   6.03                153,703                5.90
     Greater than 3 years through 4 years                                   5.78                 43,177                1.66
     Greater than 4 years through 5 years                                   5.85                 55,008                2.11
     Over 5 years                                                           5.96                 20,981                0.81
                                                                                        ---------------    ----------------
                                                                                        $     2,605,454              100.00%
                                                                                        ===============    ================

                                                                                     At December 31, 1998
                                                                 ----------------------------------------------------------
                                                                     Weighted
                                                                      Average
                                                                        Rate                 Amount             Percent
                                                                 ----------------       ---------------    -----------------
                                                                                    (Dollars in thousands)
     1 year or less                                                         5.22%       $     2,244,502               79.16%
     Greater than 1 year through 2 years                                    5.70                337,459               11.90
     Greater than 2 years through 3 years                                   6.23                115,793                4.08
     Greater than 3 years through 4 years                                   6.25                 62,427                2.20
     Greater than 4 years through 5 years                                   5.77                 39,164                1.38
     Over 5 years                                                           6.36                 36,233                1.28
                                                                                        ---------------    ----------------
                                                                                        $     2,835,578              100.00%
                                                                                        ===============    ================

Certificates of deposit in excess of $100,000 were approximately $490.9 million and $408.6 million at December 31, 1999 and 1998, respectively. Additionally, included in certificates of deposit at December 31, 1999 and 1998 were brokered deposits totaling $94.6 million and $129.7 million, respectively.

Demand deposits are summarized as follows:

                                        At December 31, 1999                     At December 31, 1998
                                 ---------------------------------        ---------------------------------
                                    Weighted                                Weighted
                                  Average Rate             Amount          Average Rate             Amount
                                 --------------           --------        --------------           --------
                                                            (Dollars in thousands)
Type of account:
  Personal                               -                $151,395                -                $130,573
  Super NOW and NOW                   1.94%                144,634             2.40%                160,763
                                                          --------                                 --------
                                                          $296,029                                 $291,336
                                                          ========                                 ========

The FDIC insures deposits of account holders up to $100,000 per insured depositor. To provide for this insurance, the Company must pay a risk-based annual assessment, which considers the financial soundness of the institution and capitalization level (see Note 19). At December 31, 1999 and 1998, the Company was assessed at the FDIC's lowest assessment level, as a well capitalized institution. For the years ended December 31, 1999 and 1998, the Company paid $648,000 and was refunded $11,000, respectively, in FDIC insurance premiums.

Interest expense on deposit balances for the years ended December 31, 1999, 1998 and 1997 is summarized as follows:

                                                                1999                  1998               1997
                                                           --------------        --------------    -----------------
                                                                                 (In thousands)
     Savings accounts                                      $       21,791        $       28,498    $          33,568
     Money market accounts                                          6,567                 2,537                1,816
     Super NOW and NOW                                              3,208                 4,568                4,846
     Certificates of deposit                                      141,882               155,466              159,447
                                                           --------------        --------------    -----------------
                                                           $      173,448        $      191,069    $         199,677
                                                           ==============        ==============    =================

Included in interest expense on savings accounts for the year ended December 31, 1997 is $1.3 million of interest expense on non-depository stock subscriptions.

(12) Borrowed Funds
     --------------

Borrowed funds at December 31, 1999 and 1998 are summarized as follows:

                                                                1999                                           1998
                                              -------------------------------------         ----------------------------------------
                                                                        Weighted                                       Weighted
                                                                         Average                                        Average
                                                   Balance                Rate                    Balance                 Rate
                                              ---------------       ----------------         ----------------     ------------------
                                                                            (Dollars in thousands)
     Reverse-repurchase agreements            $     2,449,345             5.66%              $      2,094,319             5.63%
     Other borrowed funds                             395,196             5.19                        433,528             5.72
                                              ---------------                                ----------------
                                              $     2,844,541                                $      2,527,847
                                              ===============                                ================

From time to time, the Company enters into sales of securities under agreements to repurchase (reverse-repurchase agreements). Fixed-coupon reverse-repurchase agreements are treated as financing transactions and the obligations to repurchase are reflected as a liability in the consolidated statements of financial condition. The dollar amount of securities underlying the agreements remains in the asset account. The securities underlying the agreements are delivered to the dealer with whom each transaction is executed. The dealers, who may sell, loan or otherwise dispose of such securities to other parties in the normal course of their business, agree to resell to the Company the same securities at the maturities of the agreements. The Company retains the right of substitution of collateral throughout the terms of the agreements.

At December 31, 1999 and 1998, all outstanding reverse-repurchase agreements had original contractual maturities ranging from ten days to ten years. The securities underlying the reverse-repurchase agreements were secured by available-for-sale U.S. Treasury notes, Government agency notes and mortgage-backed securities, except as noted below. The following is a summary of information relating to these reverse-repurchase agreements:

                                                                     At or For the Years Ended December 31,
                                                         -------------------------------------------------------------
                                                               1999                   1998                  1997
                                                         ---------------        ---------------      -----------------
                                                                             (Dollars in thousands)
   Book value of collateral (including
     accrued interest):
    U.S. Treasury notes                                  $       55,725         $       51,946       $        101,001
    Government agency notes                                     202,800                102,710                 15,559
    Mortgage-backed securities:
      Available-for-sale                                      2,355,193                984,669              1,009,928
      Held-to-maturity                                                -              1,059,125                751,174

   Estimated fair value of collateral
     (including accrued interest):
    U.S. Treasury notes                                          56,216                 52,609                100,067
    Government agency notes                                     186,679                102,957                 15,600
    Mortgage-backed securities:
      Available-for-sale                                      2,251,720                983,197              1,022,230
      Held-to-maturity                                                -              1,027,703                757,977

   Average balance of outstanding
     agreements during the year                          $    2,305,473         $    2,100,206       $      1,030,796
                                                         ==============         ==============       ================

   Maximum balance of outstanding agree-
     ments at any month end during the year              $    2,594,268         $    2,341,847       $      1,802,861
                                                         ==============         ==============       ================
   Average interest rate for the year                              5.70%                  5.81%                  5.90%
                                                         ==============         ==============       ================

The contractual maturities of the outstanding reverse-repurchase agreements at December 31, 1999 were as follows:

                                                   Balance
                                              ----------------
                                               (In thousands)
              2000                          $     1,069,664
              2001                                  548,881
              2002                                  445,800
              2003                                   90,000
              2004                                  100,000
              2005                                   25,000
              2006                                       --
              2007                                   25,000
              2008                                  145,000
                                            ---------------
                                            $     2,449,345
                                            ===============

Included in the 2000 maturity category above is $50.0 million, $31.5 million, $50.0 million, $70.0 million, $49.6 million and $50.0 million of reverse-repurchase agreements with contractual maturities of 10 days, 20 days, 28 days, 59 days, 74 days and 86 days, respectively, which are collateralized by available-for-sale mortgage-backed securities and U.S. Treasury notes with a book value (including accrued interest) of $58.1 million, $30.4 million, $83.9 million, $51.6 million, $52.6 million and $58.3 million, respectively, and an estimated fair value (including accrued interest) of $53.3 million, $30.8 million, $80.2 million, $48.4 million, $51.0 million and $52.0 million, respectively. All remaining reverse-repurchase agreements have contractual maturities in excess of 90 days, which are collateralized by U.S. Treasury notes, government agency notes and mortgage-backed securities available-for-sale with book values (including accrued interest) of $25.4 million, $202.8 million and $2.05 billion, respectively, and estimated fair values (including accrued interest) of $25.4 million, $186.7 million and $1.97 billion, respectively.

At December 31, 1998, the Company had $150,000 of outstanding secured notes payable to FNMA under a warehouse line of credit. The line of credit was secured by $150,000 of mortgage loans held-for-sale as of December 31, 1998. The outstanding notes had an interest rate of 6.05%, at December 31, 1998. The note was repaid as the related mortgage loans were sold or collected. At December 31, 1999, the Company had no outstanding balances under this agreement.

The Bank maintains a $100.0 million overnight line of credit with the Federal Home Loan Bank (FHLB). Included in other borrowed funds at December 31, 1999 is $100.0 million of borrowings drawn under this line at an interest rate of 4.60%. At December 31, 1998, such borrowings under this line of credit were $5.0 million at an interest rate of 5.13%. In addition, the Bank may access funds through a $100.0 million one month facility from the FHLB of which $85.0 million at an interest rate of 4.10% was outstanding and included in other borrowed funds at December 31, 1999. Additionally, included in other borrowings at December 31, 1999 were FHLB advances of $75.0 million, which have fixed interest rates between 5.52% and 5.73%, for five years and which rate may become convertible by the FHLB in 2002, and quarterly thereafter. FHLB advances and FHLB overnight line of credit borrowings are secured under an assignment arrangement of eligible collateral, primarily mortgage loans, in an amount equal to 110% of outstanding advances.

Subsequent to the Merger, the Company restructured $427.1 million of reverse-repurchase agreements and $118.1 million of FHLB borrowings. These borrowed funds had maturities between less than one year and four years and a weighted average rate of 5.98%. The borrowings were then replaced with new funds with a weighted average rate of 4.98% and maturities between less than one year and four years. As a result, for the year ended December 31, 1999, the Company incurred a prepayment penalty of $7.2 million ($4.2 million, net of tax). The prepayment penalty is reflected as an extraordinary item in the Company's consolidated statements of income.

Interest expense on borrowings for the years ended December 31, 1999, 1998 and 1997 is summarized as follows:

                                                                   1999                  1998                 1997
                                                            -----------------     -----------------     -----------------
                                                                                    (In thousands)
Reverse-repurchase agreements                               $         131,467     $         122,094     $          60,829
Other borrowed funds                                                   10,279                30,641                29,173
                                                            -----------------     -----------------     -----------------
                                                            $         141,746     $         152,735     $          90,002
                                                            =================     =================     =================

(13) Income Taxes
     ------------

Total provision for income taxes differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to income before income tax expense as a result of the following:

                                                                     Years Ended December 31,
                                                                ---------------------------------
                                                                  1999        1998        1997
                                                                ---------   ---------   ---------
                                                                         (In thousands)
Expected income tax expense at statutory Federal tax rate       $ 23,632    $ 51,431    $ 37,601
State and local taxes, net of Federal income tax benefit           3,302       4,112       3,185
Merger related costs                                              22,893           -           -
Dividend received deduction                                       (3,278)     (4,156)     (3,142)
ESOP expense                                                           -       2,288       1,577
Change in valuation allowance                                     (1,600)          -           -
Other, net                                                        (1,292)     (2,273)         92
                                                                --------    --------    --------
                                                                $ 43,657    $ 51,402    $ 39,313
                                                                ========    ========    ========

Provisions for income taxes are comprised of the following amounts:

                                                                           Years Ended December 31,
                                                                       -------------------------------
                                                                         1999       1998        1997
                                                                       --------   --------   ---------
                                                                                (In thousands)
     Current:
               Federal                                                 $ 32,402   $ 35,106   $ 40,154
               State and local                                            4,027      3,775      6,697
                                                                       --------   --------   --------
                                                                         36,429     38,881     46,851
                                                                       --------   --------   --------
     Deferred:
               Federal                                                    6,172     10,156     (5,754)
               State and local                                            1,056      2,365     (1,784)
                                                                       --------   --------   --------
                                                                          7,228     12,521     (7,538)
                                                                       --------   --------   --------
                                                                       $ 43,657   $ 51,402   $ 39,313
                                                                       ========   ========   ========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below:

                                                                                  1999                  1998
                                                                            -----------------     -----------------
                                                                                        (In thousands)
Deferred tax assets:
 Allowance for loan loss                                                    $          19,756     $          16,230
 Post-retirement benefits                                                               6,884                 5,664
 Non-qualified deferred compensation                                                    4,664                 4,315
 Qualified retirement plans                                                             5,970                 2,239
 Charitable contributions                                                                   -                   623
 Amortization of intangibles                                                            1,288                   354
 Depreciation of fixed assets                                                           1,588                  (250)
 Mark to market adjustment                                                                863                   745
 Merger related expenses                                                                  780                     -
 Net unrealized loss on available-for-sale securities                                  79,832                     -
 Other                                                                                    944                 1,789
                                                                            -----------------     -----------------

 Total gross deferred tax assets                                                      122,569                31,709
 Less:  Valuation allowance                                                                 -                (1,600)
                                                                            -----------------     -----------------

 Total net deferred tax assets                                                        122,569                30,109
                                                                            -----------------     -----------------

Deferred tax liabilities:
 Net unrealized gain on available-for-sale securities                                       -               (10,819)
 Originated mortgage servicing rights                                                  (6,893)               (3,678)
 Real Estate Investment Trust dividends                                                (6,127)               (1,136)
 Net deferred origination costs                                                       (12,241)               (9,082)
 Other                                                                                   (152)                  (86)
                                                                            -----------------     -----------------

 Total gross deferred tax liabilities                                                 (25,413)              (24,801)
                                                                            -----------------     -----------------

 Net deferred tax assets                                                    $          97,156     $           5,308
                                                                            =================     =================

At December 31, 1998, the Company had a $1.6 million valuation allowance against its deferred tax assets for state and local taxes. At December 31, 1999, management believed that it is more likely than not that the consolidated results of future operations of the Company will generate sufficient taxable income to realize the deferred tax assets of the Company. Therefore, a valuation allowance against the gross deferred tax assets is not considered necessary.

The Company's stockholders' equity includes approximately $18.9 million and $19.6 million at December 31, 1999 and 1998, respectively, which has been segregated for Federal income tax purposes as a bad debt reserve. The use of this amount for purposes other than to absorb losses on loans may result in taxable income for Federal income taxes at the then current tax rate. Under section 593 of the Internal Revenue Code (Code), thrift institutions such as the Bank, which met certain definitional tests, primarily relating to their assets and the nature of their business, were permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions were, within specified limitations, deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, was, prior to January 1, 1996, computed using an amount based on the Bank's actual loss experience "Experience Method", or the percentage equal to 8% of the Bank's taxable income "PTI Method", computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted additions to the non-qualifying reserve. Similar deductions for additions to the Bank's bad debt reserve were permitted under the New York State Bank Franchise Tax and the New York City Bank Corporation Tax, however, for purposes of these taxes, the effective allowable percentage under the PTI Method was 32% rather than 8%.

Under the Small Business Job Protection Act of 1996 (1996 Act), which was enacted in August 1996, section 593 of the Code was amended and the Bank, as a "large bank" (one with assets having an adjusted basis of more than $500 million), is no longer permitted to make additions to its tax bad debt reserve, is permitted to deduct bad debts only as they occur and is required to recapture (that is, take into taxable income) over a multi-year period, beginning with the Bank's taxable year beginning on January 1, 1996, the excess of the balance of its bad debt reserves (other than the supplemental reserve) as of December 31, 1995 over the balance of such reserves as of December 31, 1987. However, such recapture requirements are suspended for each of the two successive taxable years beginning January 1, 1996 in which the Bank originates a minimum amount of certain residential loans based upon the average of the principal amounts of such loans made by the Bank during its six taxable years preceding January 1, 1996. At December 31, 1995 the balance of the Bank's federal bad debt reserves were approximately $19.9 million which exceeded the balance of such amount at December 31, 1987 by approximately $2.1 million. The New York State tax law has been amended during 1996 to prevent a similar recapture of the Bank's bad debt reserve, and to permit the continued future use of the bad debt reserve methods, for purposes of determining the Bank's New York State tax liability, in either case, so long as the Bank continues to satisfy the New York State definitional test related to its assets and nature of business, which are similar to the former federal income tax test described above. Similar amendments to the New York City tax law were made in March 1997.

(14) Employee Benefit Plans
     ----------------------

Pension Plan - The Bank's noncontributory pension plan with the RSI Retirement Trust covers substantially all full-time employees. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132, which is effective for fiscal years beginning after December 15, 1997, standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures no longer deemed useful. The disclosures which follow have been prepared in accordance with SFAS No. 132. As required by SFAS No. 132, disclosures for prior years have been restated. The following table depicts the components of the net pension expense for the years ended December 31, 1999, 1998 and 1997:

                                                                1999                   1998                  1997
                                                       --------------------    ------------------    -------------------
                                                                                 (In thousands)
Service cost                                           $             2,025     $           1,797     $            1,384
Interest cost                                                        2,683                 2,405                  2,153
Actual return on assets                                             (3,548)               (3,281)                (5,066)
Amortization of unrecognized transition asset                            -                     -                   (122)
Amortization of unrecognized loss                                      128                     -                      -
Amortization of unrecognized past service liability                     (7)                   (8)                    (8)
Curtailment credit                                                  (1,477)                    -                      -
Settlement credit                                                      (19)                    -                      -
Special termination benefits charge                                  1,639                     -                      -
Deferred investment gain                                                 -                     -                  2,428
                                                       -------------------     -----------------     ------------------
                                                       $             1,424     $             913     $              769
                                                       ===================     =================     ==================

 The assumptions used by the Company relating to the plan for the years ended December 31, 1999, 1998 and 1997 were as follows:

                                                     1999                        1998                        1997
                                                  ----------           -----------------------     -----------------------
                                                                         Roslyn         T R          Roslyn         T R
                                                                       ---------     ---------     ---------     ---------
   Assumed rate of return on assets                     9.50%               8.50%         9.00%         8.00%         9.00%
                                                  ==========           =========     =========     =========     =========

   Assumed rate of compensation increase                4.50%               4.50%         4.50%         5.00%         5.00%
                                                  ==========           =========     =========     =========     =========

   Assumed discount rate                                7.75%               6.50%         6.50%         7.25%         7.25%
                                                  ==========           =========     =========     =========     =========

The following table provides details of the changes in the actuarial present value of the benefit obligation and fair value of plan assets for the above plan for each of the years shown and a reconciliation, at the end of each year shown, of the funded status of the plan with the net amount recognized in the consolidated statement of financial condition.

                                                                                  1999                  1998
                                                                            -----------------     -----------------
                                                                                          (In thousands)
Change in benefit obligation during the year:
  Benefit obligation at beginning of the year                               $          39,796     $          33,958
  Service cost                                                                          2,025                 1,797
  Interest cost                                                                         2,683                 2,405
  Actuarial (gain) loss                                                                (1,421)                3,089
  Annuity payments                                                                     (1,804)               (1,424)
  Settlements                                                                          (2,884)                  (29)
  Curtailment                                                                          (1,457)                    -
                                                                            -----------------     -----------------
     Benefit obligation at end of year                                                 36,938                39,796
                                                                            -----------------     -----------------

                                                                                   1999                  1998
                                                                             -----------------     -----------------
                                                                                          (In thousands)
 Change in fair value of plan assets during the year:
   Fair value of plan assets at beginning of the year                                   36,407                37,664
   Actual return on plan assets                                                          6,212                  (389)
   Employer contributions                                                                1,331                   585
   Annuity payments                                                                     (1,804)               (1,424)
   Settlements                                                                          (2,884)                  (29)
                                                                             -----------------     -----------------
      Fair value of plan assets at the end of the year                                  39,262                36,407
                                                                             -----------------     -----------------
 Funded status at the end of the year                                                    2,324                (3,389)
 Unrecognized actuarial (gain) loss                                                       (319)                5,513
 Contribution                                                                              413                    92
 Unrecognized past service liability                                                        (9)                  (37)
                                                                             -----------------     -----------------
 Net prepaid pension expense at the end of the year                          $           2,409     $           2,179
                                                                             =================     =================

Supplemental Plan - The former chief executive officer is covered by a supplemental executive retirement plan with the RSI Retirement Trust. The actuarial present value of the accumulated benefit obligation at December 31, 1999 and 1998 was $567,000 and $626,000, respectively. Included in the employee benefit expense for the years ended December 31, 1999, 1998 and 1997 was $43,000, $42,000 and $47,000, respectively, related to this obligation.

Pursuant to the Merger, the Company assumed a non-qualified SERP for certain former executives of T R Financial Corp. The actuarial present value of the accumulated benefit obligation at December 31, 1999 and 1998 was $1.7 million and $1.4 million, respectively. At December 31, 1999 and 1998, the SERP maintains $1.7 million and $1.3 million, respectively, of trust held assets. Trust held assets at December 31, 1999 and 1998 include $4.2 million and $2.2 million, respectively, of the Company's common stock, at cost. This represents 347,895 and 273,575 shares of common stock at December 31, 1999 and 1998, respectively, the cost of which is reflected as contra-equity and additional paid-in-capital in the accompanying consolidated statements of financial condition. Included in the employee benefit expense for the years ended December 31, 1999, 1998 and 1997 was $2.4 million, $1.4 million and $988,000, respectively, related to this obligation.

Benefit Restoration Plan - The Benefit Restoration Plan provides benefits for any highly compensated employee whose benefits are restricted under the Bank's defined benefit and defined contribution plans. The actuarial present value of the accumulated benefit obligation at December 31, 1999 and 1998 was $1.7 million and $1.3 million, respectively. Included in employee benefit expense for the years ended December 31, 1999, 1998 and 1997 was $169,000, $280,000 and
$166,000, respectively, related to this obligation.

401(k) Plan - The Bank has a defined contribution and thrift savings plan under
Section 401(k) of the Internal Revenue Code. All regular, full-time employees are eligible for voluntary participation after one or more years of continuous service. The plan is effectuated through a trust established by the Bank. The Bank makes matching contributions of 6% of the participant's eligible compensation in the form of cash. Commencing on January 10, 1997, eligible participants in the ESOP were no longer eligible for the 401(k) matching contribution. The Bank made cash contributions of $98,000, $478,000 and $394,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Pursuant to the Merger, on October 1, 1999, The Roosevelt Savings Bank Salary Reduction Plan in RSI Retirement Trust (Roosevelt 401(k) Plan) merged with The Roslyn Savings Bank 401(k) Plan in RSI Retirement Trust. Effective October 1, 1999, contribution amounts and percentages under the Roosevelt 401(k) Plan were terminated and/or modified to conform with the Company's.

Employee Stock Ownership Plan - In connection with the Conversion, the Bank established an ESOP. The ESOP is a tax qualified retirement plan designed to invest primarily in the Company's common stock. All full-time employees of the Bank who have completed one year of service with the Bank are eligible to participate in the ESOP. The ESOP utilized funds borrowed from the Company totaling $53.8 million, and a $1.0 million contribution from the Bank made in 1996, to purchase approximately 8%, or 3,491,397 shares, of the Company's common stock issued in the Conversion. The loan to the ESOP will be primarily repaid with contributions from the Bank to the ESOP over a period not to exceed 30 years. Under the terms of the ESOP, the Bank makes contributions to the ESOP sufficient to cover all payments of principal and interest as they become due. For the years ended December 31, 1999, 1998 and 1997, the Bank made contributions of $3.0 million, $3.8 million and $4.3 million, respectively, to the ESOP. The ESOP utilized the contributions, along with the dividends received on the unallocated ESOP shares, which totaled $1.6 million, $1.2 million and $617,000, to repay $578,000, $470,000 and $454,000 of principal and $4.1 million, $4.5 million and $4.4 million of interest on the loan in 1999, 1998 and 1997, respectively. At December 31, 1999 and 1998, the loan had an outstanding balance of $52.3 million and $52.9 million, respectively, and an interest rate of 8.50% and 7.75%, respectively.

Shares purchased with the loan proceeds are held in a suspense account by the trustee of the plan for future allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation as described in the plan. The number of shares released to participants is determined based upon the percentage of principal and interest payments made during the year divided by the total remaining principal and interest payments including the current year's payment. Participants will vest in the shares allocated to their respective accounts over a period not to exceed five years. Any forfeited shares are allocated to the then remaining participants in the same proportion as contributions. As of December 31, 1999, 1998 and 1997 406,474 shares, 292,218 shares and 177,961, respectively, shares, respectively, have been allocated to participants and 3,084,922 shares, 3,199,179 shares and 3,313,436 shares remained unallocated, respectively. Included in the shares allocated to participants during the years ended December 31, 1999, 1998 and 1997, were approximately 26,000 shares, 21,000 shares and 20,000 shares, respectively, allocated utilizing the matching contribution formula under the 401(k) plan. The Company recognizes compensation expense attributable to the ESOP ratably over the year based upon the estimated number of ESOP shares to be allocated each December 31st. For the years ended December 31, 1999, 1998, and 1997, the Company recognized $1.9 million, $2.2 million and $2.0 million, respectively, as compensation expense.

Pursuant to the Merger, T R Financial Corp.'s ESOP was terminated. T R Financial Corp.'s ESOP loan of approximately $4.5 million was paid off on March 30, 1999, through the sale of approximately 244,000 shares of the Company's common stock at $17.57 per share and $189,000 of dividends on unallocated shares. The remaining 1,401,658 shares held by the T R Financial Corp. ESOP trustee were released for allocation to the former T R Financial Corp. employees. A non-cash charge to equity of $24.6 million was recorded by the Company, which represents the allocation of the shares to the former employees of T R Financial Corp. at the sale price associated with the sold shares. T R Financial Corp. recognized expense relating to the T R Financial Corp. ESOP on the basis of the shares allocated to participant accounts multiplied by the average fair value of the T R Financial Corp. common stock during the period. Accordingly, compensation and employee benefits in the accompanying consolidated statements of income for the years ended December 31, 1998 and 1997 include $7.5 million and $5.6 million, respectively, of expense relating to the benefits provided under the T R Financial Corp. ESOP.

The trustee for the ESOP must vote all allocated shares held in the ESOP trust in accordance with the instructions of the participants. Unallocated shares held by the ESOP trust are voted by the trustee in a manner calculated to most accurately reflect the results of the allocated ESOP shares voted, subject to the requirements of ERISA.

Management Supplemental Executive Retirement Plan - The Management Supplemental Executive Retirement Plan (MSERP) provides benefits to certain officers and highly compensated employees whose benefits are limited under the ESOP allocation procedure if they retire prior to the complete repayment of the ESOP loan. Benefits under the MSERP vest in 20% annual increments over a five year period commencing as of the date of a participant's participation in the MSERP. The actuarial present value of the accumulated benefit obligation at December 31, 1999 and 1998 was $749,000 and $1.6 million, respectively. The Company recorded an expense of $234,000 and $148,000 relating to the MSERP for the years ended December 31, 1999 and 1998, respectively. No expense related to the MSERP was recorded for the year ended December 31, 1997.

Stock-Based Incentive Plan - At the annual shareholder meeting on July 22, 1997 the shareholders approved The Roslyn Bancorp, Inc. 1997 Stock-Based Incentive Plan (Incentive Plan). The Incentive Plan authorizes the granting of options to purchase the Company's common stock, option-related awards and awards of the Company's common stock (collectively, Awards). Subject to certain adjustments to prevent dilution of Awards to participants, the maximum number of shares reserved for Awards denominated in common stock under the Incentive Plan is 6,108,444 shares. The maximum number of shares reserved for purchase pursuant to the exercise of options and option-related Awards which may be granted under the Incentive Plan is 4,364,246 shares, and will primarily vest over a five year period and which must be exercised no more than ten years from the date of grant. The maximum number of the shares reserved for the award of shares of the Company's common stock is 1,744,198 shares, and will primarily vest over a five-year period. All officers, other employees and outside directors of the Company and its affiliates, including the Bank and its subsidiaries, are eligible to receive Awards under the Incentive Plan. The Incentive Plan is administered by a committee of non-employee directors of the Company (the Committee). Authorized but unissued shares, or shares previously issued and reacquired by the Company, may be used to satisfy the Awards under the Incentive Plan. Each option may become fully exercisable and each award may become fully vested upon the occurrence of a change in control of the Company, or upon death, disability or retirement of the optionee.

The Company contributed $41.4 million, during the third quarter of 1997, to the Incentive Plan to enable the Incentive Plan to purchase 1,744,198 shares of the Company's common stock to be awarded. This contribution represents deferred compensation which is initially recorded as a reduction to stockholders' equity and ratably charged to compensation expense over the vesting period of the awards. The Committee established September 2, 1997 as the Incentive Plan's initial effective grant date and 1,512,507 shares were awarded at a price of $22.50 per share to outside directors, officers and certain employees of the Bank. During the year ended December 31, 1999, the Company granted additional stock awards of 49,000 shares, with prices ranging from $17.31 to $20.69 per share, and 31,692 shares were forfeited. During the year ended December 31, 1999, plan participants vested in 406,259 shares. The total outstanding unvested stock awards amounted to 861,915 shares at December 31, 1999. Upon the achievement of certain defined performance targets, 85,069 of the aforementioned shares will vest. For the years ended December 31, 1999, 1998 and 1997, compensation expense attributable to stock awards under the Incentive Plan was approximately $6.5 million, $6.4 million and $3.6 million, respectively.

Pursuant to the Merger, T R Financial Corp.'s Recognition and Retention Plan
(RRP) was terminated. The remaining 23,739 unallocated T R Financial Corp. shares were retired as of the merger date. Included in the compensation and employee benefits expense for the years ended December 31, 1998 and 1997 was $51,000 and $103,000, respectively, attributable to the RRP.

The T R Financial Corp. 1993 Incentive Stock Option Plan (ISO) initially reserved 2,184,998 shares of T R Financial Corp. common stock for officers and employees and outside directors of Roosevelt Savings Bank. The ISO was subsequently amended and additional 2,576,550 shares of T R Financial common stock were reserved for issuance. The 1,746,880 T R Financial Corp. stock options outstanding as of the date of the Merger were converted into 3,581,103 options to purchase the Company's common stock at exercise prices ranging from $2.20 to $17.32.

Options granted under both the Incentive Plan and ISO are either non-statutory stock options or incentive stock options. Each option entitles the holder to purchase one share of the Company's common stock at an exercise price equal to the fair market value on the date of grant. There was no compensation expense attributable to these options as the Company used the intrinsic value based method of accounting as the exercise price equaled the common stock price at the grant date. All options expire no later than ten years following the date of grant. Option transactions for the years ended December 31, 1999 and 1998 are shown below:


                                                                                                      Weighted
                                                                               Number                  Average
                                                                             of Shares             Exercise Price
                                                                         -----------------      -------------------
   Options outstanding at December 31, 1997                                      7,371,863          $   13.35
   Granted                                                                       1,031,952              18.14
   Exercised                                                                      (437,898)              2.59
   Forfeited                                                                      (191,163)             22.33
                                                                         -----------------
   Options outstanding at December 31, 1998                                      7,774,754              14.37
   Granted                                                                         103,000              18.35
   Exercised                                                                    (1,451,499)              4.08
   Forfeited                                                                      (206,432)             22.38
                                                                         -----------------
   Options outstanding at December 31, 1999                                      6,219,823              16.57
                                                                         =================

The following table summarizes information about stock options outstanding at December 31, 1999:

                                              Options Outstanding
    ---------------------------------------------------------------------------------------------------
                               Weighted                                 Weighted
          Range of         Average Exercise        Number of             Average              Options
       Exercise Prices          Price               Shares                Life              Exercisable
    ---------------------------------------------------------------------------------------------------
      $ 2.20 -  2.20           $ 2.20              1,381,521              3.49              1,381,521
        8.23 -  8.41             8.25                354,440              5.79                354,440
       14.39 - 15.25            14.41                367,621              8.09                359,621
       17.32 - 18.13            17.70                145,280              8.95                 49,280
       19.94 - 22.00            21.83                327,000              8.28                 60,000
       22.50 - 22.50            22.50              3,605,461              7.67              1,440,384
       22.63 - 22.63            22.63                 23,500              8.42                  4,700
       27.88 - 27.88            27.88                 15,000              8.32                  3,000
                                                   ---------                                ---------
                                                   6,219,823              6.71              3,652,946
                                                   =========                                =========

In accordance with FAS No. 123, the Company used the Black-Scholes option pricing model with the following weighted average assumptions to value the options granted as follows:
                                               1999                    1998                            1997
                                             -------          ------------------------      ------------------------
                                                               Roslyn           T R          Roslyn          T R
                                                              -------         -------       --------        -------
Dividend yield                                  2.50%            2.10%           2.10%         1.74%           2.90%
                                             =======          =======         =======       =======         =======

Expected volatility                            28.89%           22.50%          29.10%        22.50%          21.60%
                                             =======          =======         =======       =======         =======

Risk-free interest rate                         6.13%            4.54%           4.54%         5.61%           6.45%
                                             =======          =======         =======       =======         =======

Expected option lives                           2.67yrs.         3.60yrs.        0.97yrs.      4.00yrs.        7.56yrs.
                                             =======          =======         =======       =======         =======

 On a pro forma basis, had compensation expense for the Company's stock-based compensation plan been determined based on the fair value at the grant date for awards made under the plan, consistent with SFAS No. 123, the Company's net income and earnings per share for the years ended December 31, 1999, 1998 and 1997 would have been reduced as follows:

                                              1999                  1998                   1997
                                           ---------              --------               --------
                                                    (In thousands, except per share data)
   Net income:
         As reported                       $  19,626              $ 95,543               $ 68,118
         Pro forma                            15,430                89,110                 66,259

   Basic earnings per share:
         As reported                       $    0.27              $   1.32               $   0.92
         Pro forma                              0.21                  1.23                   0.90

   Diluted earnings per share:
         As reported                       $    0.27              $   1.29               $   0.89
         Pro forma                              0.21                  1.20                   0.87

 The per share weighted average fair value of stock options granted during the years ended December 31, 1999, 1998 and 1997, was $5.93, $8.41 and $6.47,
 respectively.

 The effects of applying SFAS No. 123, for either recognizing or disclosing compensation cost under such pronouncement, may not be representative of the effect on reported net income for future periods.

 (15) Post-retirement Health Care and Life Insurance Benefits
      -------------------------------------------------------

 The Bank currently provides health care and life insurance benefits for retirees and their eligible dependents. The coverage provided depends upon the date they retired. The cost of the Bank's post-retirement health care and life insurance benefits is recognized in the consolidated financial statements during the employee's active working career. The disclosures which follow have been prepared in accordance with SFAS No. 132. As required by SFAS No. 132, disclosures for prior years have been restated. Net periodic post-retirement benefit cost included in compensation and employee benefits in the accompanying consolidated statements of income for the years ended December 31, 1999, 1998 and 1997 is comprised of the following components:

                                                             1999                  1998                   1997
                                                        --------------       ----------------      ------------------
                                                                                (In thousands)
 Service cost-benefits earned during the year           $          369       $            326      $              300
 Interest cost on accumulated post-retirement
  benefit obligation                                               885                    868                     802

 Amortization of unrecognized loss                                  11                     59                      81
 Amortization of unrecognized past service liability              (115)                  (160)                   (319)
                                                        --------------       ----------------      ------------------
                                                        $        1,150       $          1,093      $              864
                                                        ==============       ================      ==================

     The assumptions used by the Company relating to the plan for the years ended December 31, 1999, 1998 and 1997 were as follows:

                                                         1999                          1998                          1997
                                              ------------------------     -------------------------     --------------------------
                                                Roslyn         T R           Roslyn           T R          Roslyn          T R
                                              ----------     --------      -----------     ---------     ----------     ----------
   Assumed ultimate medical trend                   5.00%        5.00%            5.00%         5.00%          5.00%          5.00%
                                              ==========     ========      ===========     =========     ==========     ==========

   Assumed current medical trend                    6.50%        6.50%            6.50%         7.00%          7.00%          9.00%
                                              ==========     ========      ===========     =========     ==========     ==========

   Assumed salary scale for life insurance          4.50%        5.50%            4.50%         4.00%          5.00%          4.00%
                                              ==========     ========      ===========     =========     ==========     ==========

   Assumed discount rate                            7.75%        8.00%            6.50%         6.75%          7.25%          7.00%
                                              ==========     ========      ===========     =========     ==========     ==========

For measurement purposes, the annual rate of increase in the per capita cost of covered benefits (health care cost trend rates) will have a significant effect on the estimate of the accumulated post-retirement benefit obligation and the aggregate service and interest cost components of the net periodic post-retirement benefit cost. Increasing the annual health care trend rates by 1.0% in each year would increase both the accumulated post-retirement benefit obligation by $701,000 and the aggregated related service and interest cost by $153,000 at December 31, 1999. A 1.0% decrease in the assumed health care trend rates would decrease both the accumulated post-retirement benefit obligation by $635,000 and the aggregate related service and interest cost by $130,000 at December 31, 1999.

The following table provides details of the changes in the benefit obligation and fair value of plan assets for the above plans for each of the years shown and a reconciliation, at the end of each year shown, of the funded status of the plans with the net amount recognized in the consolidated statement of financial condition:

                                                                               1999                   1998
                                                                        ----------------      ------------------
                                                                                      (In thousands)
Change in benefit obligation during the year:
  Benefit obligation at beginning of the year                           $         13,799      $           12,818
  Service cost                                                                       369                     326
  Interest cost                                                                      885                     868
  Actuarial (gain) loss                                                           (5,504)                     29
  Premiums/claims paid                                                              (429)                   (548)
  Termination benefits                                                                 -                     306
  Curtailment                                                                     (1,086)                      -
                                                                        ----------------      ------------------
     Benefit obligation at end of year                                             8,034                  13,799
                                                                        ----------------      ------------------
Change in fair value of plan assets during the year:
  Fair value of plan assets at beginning of the year                                   -                       -
  Employer contributions                                                             429                     548
  Premiums/claims paid                                                              (429)                   (548)
                                                                        ----------------      ------------------
     Fair value of plan assets at the end of the year                                  -                       -
                                                                        ----------------      ------------------
Funded status at the end of the year                                              (8,034)                (13,799)
Unrecognized actuarial (gain) loss                                                (5,203)                  1,398
Unrecognized past service liability                                                  (94)                   (661)
                                                                        ----------------      ------------------
Accrued post-retirement benefit cost at the end of the year             $        (13,331)     $          (13,062)
                                                                        ================      ==================

(16) Disclosures About Fair Value of Financial Instruments
     -----------------------------------------------------

The Company, under SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," is required to disclose the fair value of its on- and off-balance sheet financial instruments. A financial instrument is defined in SFAS No. 107 as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver or receive cash or another financial instrument from a second entity on potentially favorable or unfavorable terms. SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The following table represents the carrying amounts and fair values of the Company's financial instruments:

                                                                                 At December 31, 1999
                                                                 ---------------------------------------------------
                                                                         Carrying                    Estimated
                                                                          Amount                    Fair Value
                                                                 -----------------------     -----------------------
                                                                                    (In thousands)
Financial assets:
 Cash and cash equivalents                                       $          78,849           $          78,849
 Debt and equity securities, net:
   Available-for-sale                                                      729,201                     729,201
 Mortgage-backed and mortgage related securities, net:
   Available-for-sale                                                    2,801,284                   2,801,284
 Federal Home Loan Bank of New York stock                                   28,029                      28,029
 Loans held-for-sale, net                                                   62,852                      62,852
 Loans receivable held for investment, net                               3,808,307                   3,794,404
 Accrued interest receivable                                                42,763                      42,763
 Mortgage servicing rights, net                                             17,953                      22,450

Financial liabilities:
 Deposit liabilities:
   Certificates of deposit                                               2,605,454                   2,600,985
   Deposits, excluding certificates of deposit                           1,440,158                   1,440,158
 Borrowed funds                                                          2,844,541                   2,804,272
 Accrued interest and dividends                                             28,924                      28,924


                                                                                 At December 31, 1998
                                                                 ---------------------------------------------------
                                                                         Carrying                    Estimated
                                                                          Amount                    Fair Value
                                                                 -----------------------     -----------------------
                                                                                    (In thousands)
Financial assets:
 Cash and cash equivalents                                       $          94,188           $          94,188
 Debt and equity securities, net:
   Held-to-maturity                                                         26,965                      27,148
   Available-for-sale                                                      795,362                     795,362
 Mortgage-backed and mortgage related securities, net:
   Held-to-maturity                                                      1,250,266                   1,268,461
   Available-for-sale                                                    1,795,833                   1,795,833
 Federal Home Loan Bank of New York stock                                   40,029                      40,029
   Loans held-for-sale, net                                                 81,725                      82,322
   Loans receivable held for investment, net                             3,583,742                   3,629,830
   Accrued interest receivable                                              47,103                      47,103
   Mortgage servicing rights, net                                           13,779                      13,797

Financial liabilities:
 Deposit liabilities:
   Certificates of deposit                                               2,835,578                   2,855,367
   Deposits, excluding certificates of deposit                           1,383,404                   1,383,404
 Borrowed funds                                                          2,527,847                   2,566,440
 Accrued interest and dividends                                             28,808                      28,808

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

Mortgage servicing rights, net - Mortgage servicing rights are valued based
------------------------------
upon the Company's stratification of the mortgage servicing portfolio. Based upon the Company's stratification of the mortgage servicing portfolio, considering the predominant risk characteristics of the underlying loans, including estimates of the cost of servicing per loan, discount rate, float rate, inflation rate, ancillary income per loan, prepayment speeds and default rates. Each strata is then discounted to reflect the present value of the expected future cash flows utilizing current market assumptions. Impairment, if any, is recognized through a valuation allowance.

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

Accrued interest and dividends on deposits  - The fair values of the accrued
------------------------------------------
interest and dividends on deposit balances are estimated to be their book value since they are currently payable.

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

Commitments - The fair value of commitments is estimated using the fees
-----------
currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments and commitments to sell loans at specified prices, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments did not result in an unrealized gain or loss at December 31, 1999 and 1998.

(17) Earnings Per Share Reconciliation
     ---------------------------------

The following table is the reconciliation of basic and diluted EPS as required under SFAS No. 128 for the years ended December 31, 1999, 1998 and 1997:

                                                                                       1999
                                                        ----------------------------------------------------------------
                                                               Income                 Shares               Per Share
                                                             (Numerator)           (Denominator)            Amounts
                                                        ------------------     ------------------     ------------------
                                                                (In thousands, except share and per share amounts)
Net income                                              $         19,626
                                                        ==================
Basic EPS:
 Income available to common stockholders                $         19,626              72,052,030     $            0.27
Effect of dilutive securities:
 Options                                                               -                 859,951                     -
                                                        ------------------     ------------------     ------------------
Diluted EPS:
 Income available to common stockholders                $         19,626              72,911,981     $            0.27
                                                        ==================     ==================     ==================

                                                                                        1998
                                                       -------------------------------------------------------------------
                                                               Income                  Shares                Per Share
                                                            (Numerator)            (Denominator)              Amounts
                                                       -------------------     -------------------     -------------------
                                                                (In thousands, except share and per share amounts)
Net income                                             $       95,543
                                                       ===================
Basic EPS:
 Income available to common stockholders               $       95,543                72,601,103        $        1.32
Effect of dilutive securities:
 Options                                                            -                 1,641,180                (0.03)
                                                       -------------------     -------------------     -------------------
Diluted EPS:
 Income available to common stockholders               $       95,543                74,242,283        $        1.29
                                                       ===================     ===================     ===================

                                                                                        1997
                                                       -------------------------------------------------------------------
                                                               Income                  Shares                Per Share
                                                            (Numerator)            (Denominator)              Amounts
                                                       -------------------     -------------------     -------------------
                                                                (In thousands, except share and per share amounts)
Net income                                             $       68,118
                                                       ===================
Basic EPS:
 Income available to common stockholders               $       68,118                73,866,416        $         0.92
Effect of dilutive securities:
 Options                                                            -                 2,649,500                 (0.03)
                                                       -------------------     -------------------     -------------------
Diluted EPS:
 Income available to common stockholders               $       68,118                76,515,916        $         0.89
                                                       ===================     ===================     ===================

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

At December 31, 1999 and 1998 there were outstanding loan commitments by the Company to advance approximately $438.1 million and $422.9 million, respectively, for mortgage loans, primarily all of which were fixed rate commercial and residential real estate loans.

At December 31, 1999 and 1998, the Company had no available lines of credit with banks or any other institutions, except as noted in Note 12.

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

The Company has unfilled mandatory delivery commitments with investors totaling approximately $73.3 million and $112.3 million at December 31, 1999 and 1998, respectively.

The Company's future minimum rental payments required under non-cancelable operating leases for office space and equipment as of December 31, 1999 are as follows:

                         Years Ending December 31,                 Amounts
                       -----------------------------           -----------------
                                                                 (In thousands)
                                  2000                         $       4,162
                                  2001                                 4,032
                                  2002                                 3,888
                                  2003                                 3,672
                                  2004                                 3,225
                                  Thereafter                          26,902
                                                               -----------------
                                                               $      45,881
                                                               =================

Total rent expense for the years ended December 31, 1999, 1998 and 1997 was $2.5 million, $1.2 million and $949,000, respectively.

(19) Regulatory Capital
     ------------------

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the institutions' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action (PCA), the institution must meet specific capital guidelines that involve quantitative measures of the institution's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The institution's capital amount and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the institution to maintain minimum amounts and ratios (set forth in the table) of total and Tier I (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, at December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for PCA. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios of 10%, 6% and 5%, respectively. There are no conditions or events since that notification that management believes have changed the Bank's category.

The actual capital amounts and ratios are presented in the following table for the years ended:

                                                                                 December 31,
                                                             --------------------------------------------------
                                                                     1999                        1998
                                                             ----------------------      ----------------------
                                                                           Percent                   Percent of
                                                               Amount     Of Assets        Amount      Assets
                                                             ---------  -----------      ---------  -----------
                                                                              (Dollars in thousands)
GAAP capital (to total assets)                               $ 457,950         6.06%     $ 701,240         9.10%
                                                             =========  ===========      =========  ===========
Leverage capital  (to adjusted average assets):
 Actual level                                                $ 533,941         6.93%     $ 678,359         8.61%
                                                             =========  ===========      =========  ===========

 Capital adequacy requirement                                $ 231,185         3.00%     $ 236,367         3.00%
                                                             =========  ===========      =========  ===========

 Requirement to be well capitalized under
   PCA provisions                                            $ 385,308         5.00%     $ 393,945         5.00%
                                                             =========  ===========      =========  ===========

Tier I capital (to risk-weighted assets):
 Actual level                                                $ 533,941        15.27%     $ 678,359        20.38%
                                                             =========  ===========      =========  ===========

 Capital adequacy requirement                                $ 139,866         4.00%     $ 133,143         4.00%
                                                             =========  ===========      =========  ===========

 Requirement to be well capitalized under
   PCA provisions                                            $ 209,800         6.00%     $ 199,715         6.00%
                                                             =========  ===========      =========  ===========

Total capital (to risk-weighted assets):
 Actual level                                                $ 574,096        16.42%     $ 716,303        21.52%
                                                             =========  ===========      =========  ===========

 Capital adequacy requirement                                $ 279,733         8.00%     $ 266,286         8.00%
                                                             =========  ===========      =========  ===========

 Requirement to be well capitalized under
   PCA provision                                             $ 349,666        10.00%     $ 322,858        10.00%
                                                             =========  ===========      =========  ===========

(20) Parent-Only Financial Information
     ---------------------------------

The earnings of the subsidiaries (primarily the Bank) are recognized by Roslyn Bancorp, Inc. (the Holding Company) using the equity method of accounting. Accordingly, undistributed earnings of the subsidiaries are recorded as increases in the Holding Company's investment in subsidiaries. The following are the condensed financial statements of the Holding Company as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998 and 1997 (although the Holding Company did not commence operations until the Conversion on January 10, 1997, the full year results have been presented):

Condensed Statements of Financial Condition
-------------------------------------------

                                                                     1999               1998
                                                               ---------------    ----------------
                                                                           (In thousands)
Assets
------
Cash and cash equivalents                                      $        355       $       2,862
Securities available-for-sale, net:
 United States Government obligations                                     -               2,020
 Mortgage-backed and mortgage related securities, net                   409               4,371
 Equity securities                                                  187,232             333,387
                                                               ---------------    ----------------
   Total securities available-for-sale                              187,641             339,778
                                                               ---------------    ----------------
Investment in subsidiaries                                          458,249             701,240
ESOP loan receivable                                                 52,303              52,882
Receivable from subsidiary                                                -              33,409
Deferred tax asset, net                                              22,124               6,913
Accrued interest receivable                                           3,279               2,251
Income taxes receivable                                               1,487                   -
Other assets                                                          4,453               2,547
                                                               ---------------    ----------------
   Total assets                                                $    729,891       $   1,141,882
                                                               ===============    ================

Liabilities and Stockholders' Equity
------------------------------------

Accrued interest payable                                       $        387       $       3,763
Payable to subsidiary                                                50,501             251,456
Accrued taxes payable                                                     -              33,045
Other liabilities                                                    41,344                 252
Total stockholders' equity                                          637,659             853,366
                                                               ---------------    ----------------
   Total liabilities and stockholders' equity                  $    729,891       $   1,141,882
                                                               ===============    ================


Condensed Statements of Income
------------------------------

The condensed statements of income for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                                                   1999         1998         1997
                                                              ----------    ---------    ---------
                                                                          (In thousands)
 Dividends received from subsidiary                           $ 213,288     $ 27,916     $ 16,856
 Interest income - securities                                    22,816       17,922        5,451
 Interest income - ESOP loan receivable                           4,204        4,535        4,439
 Net gain on sale of securities                                     756        3,136            -
 Other income                                                         -           29            3
                                                              ----------    ---------    ---------
                                                                241,064       53,538       26,749
                                                              ----------    ---------    ---------
 Interest expense - borrowings from subsidiary                  (21,407)     (15,230)           -
 Charitable donation                                                  -            -      (12,711)
 Other operating expenses                                          (964)      (1,309)      (1,358)
 Merger related costs                                           (39,637)           -            -
                                                              ----------    ---------    ---------
 Income before income taxes and equity in (overdistributed)
     undistributed earnings of subsidiaries                     179,056       36,999       12,680
 Income tax benefit (expense)                                       607       (1,388)       2,859
                                                              ----------    ---------    ---------
 Income  before equity in (overdistributed) undistributed
  earnings of subsidiaries                                      179,663       35,611       15,539

 Equity in (overdistributed) undistributed earnings of
  subsidiaries                                                 (160,037)      59,932       52,579
                                                             ----------    ---------    ---------
 Net income                                                  $   19,626     $ 95,543     $ 68,118
                                                              ==========    =========    =========

Condensed Statements of Cash Flows
----------------------------------

The condensed statements of cash flows for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                                                       1999          1998          1997
                                                                   ----------    ----------    ----------
                                                                               (In thousands)
Operating activities:
     Net income                                                   $   19,626    $   95,543    $   68,118
     Adjustments to reconcile net income to net cash
       provided by operating activities:
       Equity in overdistributed (undistributed) earnings of
         subsidiaries                                                160,037       (59,932)      (52,579)
       Amortization of premiums and discounts, net                       276          (704)          333
       Charitable contribution of common stock                             -             -        12,711
       Decrease (increase) in receivable from subsidiaries                29        (3,425)      (27,135)
       Deferred taxes                                                  8,360         3,177          (709)
       (Increase) decrease in other assets                            (3,393)       (2,391)           43
       (Increase) decrease in accrued interest receivable             (1,028)       (2,201)           24
       Net gains on sale of securities                                  (756)       (3,136)            -
       (Decrease) increase in accrued interest payable                (3,376)        3,763             -
       (Decrease) increase in accrued taxes payable                  (24,092)       17,949        15,035
       Increase (decrease) in other liabilities                       36,917          (139)       (3,241)
                                                                  ----------    ----------    ----------
       Net cash provided by operating activities                     192,600        48,504        12,600
                                                                  ----------    ----------    ----------

   Investing activities:
     Purchases of securities                                         (37,663)     (367,821)     (155,442)
     Proceeds from sales and repayments of securities
           available-for-sale                                        184,464       156,954         9,064
     Investment in subsidiary                                           (309)            -      (205,807)
     Funding of ESOP loan receivable                                       -             -       (53,806)
     Principal payment on ESOP loan receivable                           579           470           454
                                                                  ----------    ----------    ----------
       Net cash provided by (used in) investing activities           147,071      (210,397)     (405,537)
                                                                  ----------    ----------    ----------

   Financing activities:
     Purchase of treasury stock                                      (91,876)      (63,406)       (3,589)
     Net proceeds of common stock issuance                                 -             -       410,650
     (Decrease) increase in payable to subsidiary                   (200,955)      251,456             -
     Net cash (used in) proceeds from exercise of stock options      (19,756)        1,112           934
     Proceeds from re-issuance of treasury stock                       7,650             -             -
     Cash dividends paid on common stock                             (37,241)      (27,170)      (16,218)
                                                                  ----------    ----------    ----------
       Net cash (used in) provided by financing activities          (342,178)      161,992       391,777
                                                                  ----------    ----------    ----------
     Net (decrease) increase in cash and cash equivalents             (2,507)           99        (1,160)
     Cash and cash equivalents at beginning of year                    2,862         2,763         3,923
                                                                  ----------    ----------    ----------
     Cash and cash equivalents at end of year                     $      355    $    2,862    $    2,763
                                                                  ==========    ==========    ==========

 Selected Quarterly Financial Data (Unaudited)

     The following table is a summary of operations by quarter for the years ended December 31, 1999 and 1998:

                                   12/31/99      9/30/99      6/30/99      3/31/99      12/31/98     9/30/98     6/30/98     3/31/98
                                  ---------    ---------    ---------    ---------    ----------   ---------   ---------   ---------
                                                                 (In thousands, except per share data)
Interest income                   $ 136,640    $ 133,414    $ 128,130    $ 129,582    $  136,818   $ 139,430   $ 137,045   $ 133,451
Interest expense                     81,438       79,238       76,526       77,992        85,572      89,637      86,878      81,717
                                  ---------    ---------    ---------    ---------    ----------   ---------   ---------   ---------
Net interest income before
  provision for  loan losses         55,202       54,176       51,604       51,590        51,246      49,793      50,167      51,734
Provision for loan losses                 -            -            -            -             -         400         550         550
                                  ---------    ---------    ---------    ---------    ----------   ---------   ---------   ---------
Net interest income after
  provision for loan losses          55,202       54,176       51,604       51,590        51,246      49,393      49,617      51,184
                                  ---------    ---------    ---------    ---------    ----------   ---------   ---------   ---------

Non-interest income:
   Fees and service charges           1,815        1,703        1,590        1,350         1,731       2,055       1,611       1,907
   Mortgage banking
     operations                       3,306        5,635        3,510        3,217         2,183       3,114       1,776       1,679
   Net (loss)/gain on securities       (703)          42        1,214        2,185         4,170       5,225       4,441       4,269
   Other non-interest income            743          (29)         902          408           401         263         273         598
                                  ---------    ---------    ---------    ---------    ----------   ---------   ---------   ---------
     Total non-interest income        5,161        7,351        7,216        7,160         8,485      10,657       8,101       8,453
                                  ---------    ---------    ---------    ---------    ----------   ---------   ---------   ---------

Non-interest expense:
   General and administrative
     expenses                        19,300       19,153       18,994       18,851        22,864      21,683      21,925      23,248
   Amortization of excess of
     cost over fair value of
     net assets acquired                139          118          118          118           118         118         118         117
   Merger related costs                   -            -        1,260       87,987             -           -           -           -
   Restructuring charge                   -            -            -        5,903             -           -           -           -
                                  ---------    ---------    ---------    ---------    ----------   ---------   ---------   ---------
     Total non-interest expense      19,439       19,271       20,372      112,859        22,982      21,801      22,043      23,365
                                  ---------    ---------    ---------    ---------    ----------   ---------   ---------   ---------

Income/(loss) before provision
 for income taxes and
 extraordinary item                  40,924       42,256       38,448      (54,109)       36,749      38,249      35,675      36,272
Provision for income taxes           14,465       14,665       12,870        1,657        12,225      13,356      12,608      13,213
                                  ---------    ---------    ---------    ---------    ----------   ---------   ---------   ---------
Income/(loss) before
 extraordinary item                  26,459       27,591       25,578      (55,766)       24,524      24,893      23,067      23,059
Extraordinary item, net of tax-
    prepayment penalty on debt
    extinguishment                        -            -       (1,320)      (2,916)            -           -           -           -
                                  ---------    ---------    ---------    ---------    ----------   ---------   ---------   ---------
Net income/(loss)                 $  26,459    $  27,591    $  24,258    $ (58,682)   $   24,524   $  24,893   $  23,067   $  23,059
                                  =========    =========    =========    =========    ==========   =========   =========   =========

Basic earnings/(loss) per share:
  Income/(loss) before
    extraordinary item            $    0.38    $    0.38    $    0.35    $   (0.78)   $     0.34   $    0.34   $    0.32   $    0.31
  Extraordinary item, net of tax          -            -        (0.02)       (0.04)            -           -           -           -
                                  ---------    ---------    ---------    ---------    ----------   ---------   ---------   ---------
  Net income/(loss) per share     $    0.38    $    0.38    $    0.33    $   (0.82)   $     0.34   $    0.34   $    0.32   $    0.31
                                  =========    =========    =========    =========    ==========   =========   =========   =========

Diluted earnings/(loss) per
 share:
  Income/(loss) before
    extraordinary item            $    0.38    $    0.37    $    0.34    $   (0.78)   $     0.33   $    0.34   $    0.31   $    0.31
  Extraordinary item, net of tax          -            -        (0.02)       (0.04)            -           -           -           -
                                  ---------    ---------    ---------    ---------    ----------   ---------   ---------   ---------
  Net income/(loss) per share     $    0.38    $    0.37    $    0.32    $   (0.82)   $     0.33   $    0.34   $    0.31   $    0.31
                                  =========    =========    =========    =========    ==========   =========   =========   =========

     Independent Auditors' Report


     To the Board of Directors and Stockholders of Roslyn Bancorp, Inc.

     We have audited the accompanying consolidated statements of financial condition of Roslyn Bancorp, Inc. and subsidiaries (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended


     December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Roslyn Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

     /s/ KPMG LLP

     Melville, New York
     January 25, 2000

Market Price of Common Stock

Roslyn Bancorp, Inc. common stock is traded on the Nasdaq National Market under the symbol "RSLN." The following table shows the reported high, low and closing sales price of the Company's common stock during the periods indicated in 1999 and 1998.

                                         1999                                               1998
                   -----------------------------------------------    ----------------------------------------------
                        High             Low             Closing           High             Low            Closing
                   ------------     ------------     -------------    ------------     ------------     ------------
1st Quarter        $  22.0625       $  16.2500       $   16.8750      $  24.5000       $  20.1562       $  23.5000
2nd Quarter           19.0625          16.6250           17.1875         30.5000          20.8750          22.3125
3rd Quarter           18.0000          16.1250           17.8750         22.6250          13.7500          16.1250
4th Quarter           20.0000          16.9688           18.5000         21.5000          13.3125          21.5000

As of March 14, 2000, the Company had approximately 8,765 shareholders of record, not including the number of persons or entities holding stock in nominee or street name through various brokers and banks. There were 71,551,008 shares of common stock outstanding at December 31, 1999.

The following schedule summarizes the cash dividends paid per common share for 1999 and 1998:

            Record                    Dividend                Dividend Paid
             Date                   Payment Date                Per Share
     ---------------------    -----------------------   ------------------------
     March 2, 1998            March 12, 1998                     $0.080
     June 2, 1998             June 12, 1998                       0.085
     September 1, 1998        September 14, 1998                  0.100
     December 2, 1998         December 14, 1998                   0.110
     March 2, 1999            March 12, 1999                      0.115
     June 2, 1999             June 12, 1999                       0.125
     September 1, 1999        September 13, 1999                  0.135
     December 3, 1999         December 10, 1999                   0.140