Form 10-K405, Exhibit 13
period 2000-12-31
ROSLYN BANCORP INC
filed 2001-03-30
CIK 1020828

                                                                      Exhibit 13

Selected Consolidated Financial and Other Data of the Company

The selected consolidated financial and other data of Roslyn Bancorp Inc. and subsidiaries (collectively, the Company) set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report. On February 16, 1999, T R Financial Corp. was merged with and into the Company (the Merger). The Merger was accounted for as a pooling-of-interests. The financial results presented have been restated to include T R Financial Corp. See Note 2 of Notes to Consolidated Financial Statements.

------------------------------------------------------------------------------------------------------------------------------------
At December 31,                                                  2000           1999           1998           1997           1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      (Dollars in thousands)
Selected Financial Condition Data:

Total assets                                                  $7,664,269     $7,725,183     $7,799,719     $7,429,374     $6,877,580
Money market investments                                          19,800         30,800         38,079             75      1,114,240
Debt securities, net (1):
         Held-to-maturity                                             --             --         26,965         44,022         55,562
         Available-for-sale                                      711,744        340,655        349,778        487,711        633,819
Equity securities:
         Available-for-sale                                      374,967        388,546        445,584        298,968        190,523
Mortgage-backed and mortgage related
     securities, net (1):
         Held-to-maturity                                             --             --      1,250,266      1,377,401      1,231,932
         Available-for-sale                                    2,089,983      2,801,284      1,795,833      2,024,729      1,263,812
Loans held-for-sale, net                                             822         62,852         81,725         17,014         16,783
Loans receivable held for investment, net (2)                  4,046,332      3,808,307      3,583,742      3,000,539      2,188,053
Deposits                                                       4,076,781      4,045,612      4,218,982      4,144,598      4,299,048
Roslyn Bancorp, Inc. non-depository
     stock subscriptions                                              --             --             --             --      1,356,911
Borrowed funds                                                 2,855,025      2,844,541      2,527,847      2,265,029        639,664
Stockholders' equity (3)                                         580,714        637,659        853,366        854,545        453,387

------------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                     2000          1999           1998         1997          1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands, except per share amounts)
Selected Operating Data:

Interest income                                                   $ 539,822     $ 527,766      $ 546,744     $ 480,376     $ 358,877
Interest expense                                                    342,131       315,194        343,804       289,679       215,533
------------------------------------------------------------------------------------------------------------------------------------
Net interest income before provision for
     loan losses                                                    197,691       212,572        202,940       190,697       143,344
Provision for loan losses                                             1,000            --          1,500         1,400         3,400
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
     loan losses                                                    196,691       212,572        201,440       189,297       139,944
Non-interest income (4)                                               6,218        25,618         34,912        21,353        19,665
Non-interest expense (4)(5)                                          81,622       170,671         89,407       103,219        76,847
------------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes and
     extraordinary item                                             121,287        67,519        146,945       107,431        82,762
Provision for income taxes                                           31,388        43,657         51,402        39,313        31,613
------------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary item                                     89,899        23,862         95,543        68,118        51,149
Extraordinary item, net of tax - prepayment penalty
     on debt extinguishment                                              --        (4,236)            --            --            --
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                        $  89,899     $  19,626      $  95,543     $  68,118     $  51,149
====================================================================================================================================
Basic earnings per share                                          $    1.44     $    0.27      $    1.32     $    0.92           N/A
====================================================================================================================================
Diluted earnings per share                                        $    1.42     $    0.27      $    1.29     $    0.89           N/A
====================================================================================================================================

                                                        (Continued on next page)

          Selected Consolidated Financial and Other Data of the Company
                                   (Continued)

------------------------------------------------------------------------------------------------------------------------------------
At December 31,                                                    2000           1999         1998          1997            1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        (Dollars in thousands)
Selected Financial Ratios and Other Data (6):

Performance Ratios Excluding Restructuring
   and Merger Related Charges (7)(8):
    Return on average assets                                        1.30%         1.39%         1.22%         1.12%            1.01%
    Return on average stockholders' equity                         17.11         13.89         11.20          9.13(15)        12.17
    Average stockholders' equity to average assets                  7.61          9.97         10.90         12.31             8.31
    Stockholders' equity to total assets                            7.58          8.25         10.94         11.50             6.59
    Net interest rate spread (9)                                    2.20          2.27          2.07          2.27             2.50
    Net interest margin (10)                                        2.69          2.82          2.66          2.92             2.92
    Average interest-earning assets to average
       interest-bearing liabilities                               110.53        113.23        113.18        114.77           109.54
    Operating expenses to average assets (4)                        0.92          0.98          1.15          1.34             1.51
    Net interest income to operating expenses (4)                 285.85        282.69        226.19        211.79           187.68
    Efficiency ratio (4)(11)                                       31.56         32.14         40.79         44.17            48.55
    Dividend payout ratio                                          42.96        190.74         58.91         51.12               --

Cash Basis Performance Ratios Excluding Restructuring
  and Merger Related Charges (7)(8)(12):
    Return on average assets                                        1.40%         1.50%         1.43%         1.45%            1.10%
    Return on average stockholders' equity                         18.45         15.07         13.15         11.76(16)        13.21
    Operating expenses to average assets (4)                        0.83          0.87          0.94          1.10             1.43
    Net interest income to operating expenses (4)                 319.38        319.01        276.01        257.43           197.85
    Efficiency ratio (4)(11)                                       28.24         28.48         33.43         36.34            46.05

Asset Quality Ratios and Data:
    Total non-performing loans (13)                           $    9,780    $   18,963    $   22,074    $   20,225       $   21,369
    Real estate owned, net                                           293            --         1,176         1,197            4,962
    Total non-performing assets (14)                              10,073        18,963        23,250        21,422           26,331
    Non-performing loans as a percent of loans (13)                 0.24%         0.49%         0.61%         0.67%            0.96%
    Non-performing assets as a percent of total assets (14)         0.13          0.25          0.30          0.29             0.38
    Allowance for loan losses as a percent of loans (2)             0.99          1.04          1.11          1.28             1.69
    Allowance for loan losses as a percent
       of total non-performing loans (2)(13)                      414.36        211.75        182.15        192.56           176.38

Other Data:
    Number of customer service facilities                             27            25            25            23               23

(footnotes on next page)

(1) Includes securities having an amortized cost of $1.27 billion that were transferred from held-to-maturity to available-for-sale in 1999.
(2) All loans receivable held for investment are presented net of the allowance for loan losses, which, at December 31, 2000, 1999, 1998, 1997, and 1996 were $40.5 million, $40.2 million, $40.2 million, $38.9 million and $37.7 million, respectively.
(3) The amount for December 31, 1996 represents the retained earnings of The Roslyn Savings Bank and subsidiaries (the Bank) and stockholders' equity of T R Financial Corp.
(4) Certain reclassifications were made to the 1999, 1998, 1997 and 1996 amounts to conform to the 2000 presentation.
(5) Included in 2000 is a $12.0 million restructuring charge relating to the divestiture of Roslyn National Mortgage Corporation (RNMC). Included in 1999 is $89.2 million of merger related costs and a $5.9 million restructuring charge. Included in 1997 is a $12.7 million charitable contribution to The Roslyn Savings Foundation and a $4.6 million pre-tax charge for a settlement agreement, including professional fees related thereto, with the New York State Banking Department regarding certain loan and origination fee practices by the Bank's mortgage banking subsidiary.
(6) Asset quality ratios are end of year ratios, with the exception of all ratios that are based on average balances during the indicated year.
(7) All performance ratios for the year ended December 31, 1997 exclude the $7.4 million after-tax effect of the shares contributed to The Roslyn Savings Foundation.
(8) Excludes, net of tax, a year-end 2000 restructuring charge related to the divestiture of RNMC, 1999 merger related costs associated with the acquisition of T R Financial Corp., a 1999 restructuring charge in connection with an early retirement program for Bank employees and 1999 extraordinary charges related to financial liability repositioning.
(9) The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. The weighted average cost also includes the effect of the Bank's payment of a special interest payment which ranged from 5% to 25% of the interest paid on savings and NOW accounts for the years ended December 31, 1999 and prior. Additionally, such special interest payment was not paid on T R Financial Corp. accounts. No such special interest payment was paid in 2000.
(10) The net interest margin represents net interest income as a percent of average interest-earning assets. Net interest income also includes the effect of the Bank's payment of a special interest payment which ranged from 5% to 25% of the interest paid on savings and NOW accounts for the years ended December 31, 1999 and prior. Additionally, such special interest payment was not paid on T R Financial Corp. accounts. No such special interest payment was paid in 2000.
(11) The efficiency ratio represents the ratio of general and administrative expenses, divided by the sum of net interest income and non-interest income, adjusted by securities gains or losses, sales of fixed assets and servicing impairment provisions.
(12) Excludes non-cash charges related to the establishment of The Roslyn Savings Foundation, goodwill amortization and amortization relating to certain employee stock benefit plans.
(13) Non-performing loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the Bank's policy generally to cease accruing interest on all loans 90 days or more past due.
(14) Non-performing assets consist of non-performing loans and real estate owned, net.
(15) The ratio shown assumes that the conversion was completed on January 1, 1997. The actual return on average stockholders' equity based on the January 10, 1997 conversion date was 9.30%.
(16) The ratio shown assumes that the conversion was completed on January 1, 1997. The actual cash basis return on average stockholders' equity based on the January 10, 1997 conversion date was 11.98%.

Management's Discussion and Analysis of Financial Condition and Results of
--------------------------------------------------------------------------
Operations
----------

Private Securities Litigation Reform Act Safe Harbor Statement

Statements contained in this Annual Report which are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend", and "potential." Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company include, but are not limited to, changes in: interest rates; general economic conditions; monetary and fiscal policies of the U. S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; demand for loan products; deposit flows; real estate values; the level of defaults; losses and prepayments on loans held by the Company in portfolio or sold in the secondary markets; demand for financial services in the Company's market area; completion and delivery of residential housing units being sold in connection with the Hamlet on Olde Oyster Bay joint venture real estate project; competition; changes in accounting principles, policies, practices or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The forward-looking statements are made as of the date of this Annual Report, and, except as required by applicable law,the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Annual Report.

General

Roslyn Bancorp, Inc., incorporated on July 26, 1996, is the holding company for The Roslyn Savings Bank and its subsidiaries (collectively, the Bank). On May 29, 1996, the then Board of Trustees of the Bank adopted a Plan of Conversion, which was subsequently amended on July 30, 1996 and September 30, 1996, to convert the Bank from a New York State chartered mutual savings bank to a New York State chartered stock savings bank with the concurrent formation of a holding company (the Conversion). The Conversion was completed on January 10, 1997, with the issuance by Roslyn Bancorp, Inc. of 42,371,359 shares of its common stock in a public offering which resulted in $410.7 million of net proceeds, of which $205.3 million was utilized to acquire all of the outstanding stock of the Bank.

Concurrent with the close of the stock offering, an additional 1,271,100 shares of authorized but unissued shares of common stock were donated by Roslyn Bancorp, Inc. to The Roslyn Savings Foundation (the Foundation), a private foundation dedicated to charitable purposes within the Bank's local communities. Roslyn Bancorp, Inc. recognized a one-time charge of $12.7 million, the full amount of the contribution made to the Foundation, in the first quarter of 1997. The contribution to the Foundation is fully tax deductible, subject to an annual limitation based upon the Company's annual taxable income.

Additionally, in connection with the Conversion, the Bank established an Employee Stock Ownership Plan (the ESOP). The ESOP purchased, primarily through a $53.8 million loan from Roslyn Bancorp, Inc. and an initial

$1.0 million contribution from the Bank, approximately 8% of the outstanding shares of common stock, or 3,491,397 shares, on the open market.

On August 28, 2000, Roslyn Bancorp, Inc. announced strategic initiatives and plans to discontinue the residential mortgage banking business through the divestiture of its subsidiary, Roslyn National Mortgage Corporation (RNMC). In connection with this strategy, the Bank sold off part of the residential origination capabilities of RNMC to a third party mortgage company during the fourth quarter of 2000. The Company recorded a pre-tax restructuring charge of $12.0 million in the third quarter of 2000 related to the divestiture of RNMC. See Note 3 of Notes to Consolidated Financial Statements.

After the close of business on February 16, 1999, T R Financial Corp., a Delaware company, merged with and into the Company and T R Financial Corp.'s subsidiary, Roosevelt Savings Bank, a New York State chartered stock savings bank, merged with and into the Bank . All subsidiaries of Roosevelt Savings Bank became subsidiaries of the Bank. The acquisition was accounted for as a pooling-of-interests, and accordingly, all historical financial information for the Company has been restated to include T R Financial Corp.'s historical information for the earliest period presented. Previously reported balances of T R Financial Corp. have been reclassified to conform to the Company's presentation and restated to give effect to the Merger. See Note 2 of Notes to Consolidated Financial Statements.

The Company conducts business primarily through its ownership of the Bank. The Bank operates 27 banking locations in Kings, Queens, Nassau and Suffolk Counties in New York. The Bank no longer operates through mortgage origination offices, subsequent to the 2000 divestiture of its former mortgage banking subsidiary, RNMC.

The Company's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and security portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Company's provision for loan losses, real estate operations expense, security and loan sale activities and, to a lesser extent, loan servicing activities. The Company's non-interest expense principally consists of compensation and benefits, occupancy and equipment expense, federal deposit insurance premiums and other expenses. Results of operations are also affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

When necessary, certain reclassifications have been made to prior period amounts to conform to the current period presentation.

Management Strategy

The Company's general operating strategy focuses on the origination of mortgage, construction and other loans and the efficient use of personnel and technological resources. During 2000, the Company continued to operate under a balance sheet repositioning and optimization strategy instituted during the latter half of 1999. This strategy entails selling lower yielding securities and using the proceeds to invest in higher yielding assets, repay short-term borrowings and repurchase treasury stock. In addition, during the last half of 2000 the Company reduced its previous emphasis on investing in one-to four-family loans, through the divestiture of its mortgage banking subsidiary, in favor of investing in higher margin business lines including construction, commercial and multi-family real estate loans, as well as consumer and business loans. The Company's current operating strategy consists primarily of: (1) the origination of construction and commercial and multi-family real estate loans to selected real estate developers operating in the Bank's primary market area and the origination of consumer and business loans; (2) investing funds, not utilized for loan originations, in the purchase of United States Government Agency securities, mortgage-backed and mortgage related securities, preferred stock of corporate issuers and to repurchase the Company's common stock; (3) increasing fee income by attracting and retaining core deposit accounts through the expansion of the Company's de novo branch strategy, increased product offerings and the sale of alternative investment products; and (4) maintaining a lower expense ratio by efficiently utilizing personnel, branch facilities and alternative delivery channels (telephone banking, internet and ATMs) to service its customers.

Management of Interest Rate Risk

The principal objectives of the Company's interest rate risk management are to evaluate the interest rate risk inherent in certain balance sheet accounts, to maintain an appropriate level of risk given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and to manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company's Board of Directors reviews the Company's interest rate risk position on a monthly basis. The Company's Board of Directors has established an Asset/Liability Committee comprised of the Company's senior management under the direction of the Board of Directors. Senior management is responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the Company's net interest margin, the market value of the portfolio of investments and loans and the effect that changes in interest rates may have on the Company's portfolio and exposure limits.

The Company has utilized the following strategies to manage interest rate risk:
(1) retaining low-cost core deposits through expanded product offerings and branch network; (2) focusing on higher margin business lines by expanding construction, commercial real estate and consumer lending and business banking; and (3) utilization of short and medium term borrowings and time deposits to fund and sustain asset growth while maintaining market spreads. In reaction to the recent interest rate environment, the Company has attempted to shorten the maturities of its interest-earning assets by increasing its investment in shorter-term investments. This will better match the maturities of its deposit accounts, in particular its certificates of deposits that mature in one year or less, which, at December 31, 2000, totaled $2.25 billion, or 33.2%, of total interest-bearing liabilities. Management believes that reducing its exposure to interest rate fluctuations in this manner will enhance long-term profitability.

Gap Analysis

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's "interest rate sensitivity gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At December 31, 2000, the Company's one-year gap position was negative 16.45%. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. During a period of rising interest rates, an institution with a negative gap position would be in a worse position to invest in higher yielding assets which, consequently, may result in the cost of its interest-bearing liabilities increasing at a rate faster than its yield on interest-earning assets, as opposed to if it had a positive gap. Accordingly, during a period of falling interest rates, an institution with a negative gap would tend to have its interest-bearing liabilities repricing downward at a faster rate than its interest-earning assets as compared to an institution with a positive gap which, consequently, may tend to positively affect the growth of its net interest income. The Company's December 31, 2000 cumulative one-year gap position reflects the classification of available-for-sale securities within repricing periods based on their contractual maturities adjusted for estimated callable features and prepayments, if any. If those available-for-sale securities at December 31, 2000 were classified within the one-year maturity or repricing category, net interest-earning assets would have exceeded interest-bearing liabilities maturing or repricing within the same period by $803.3 million, representing a positive cumulative one-year gap position of 10.48%. Available-for-sale securities may or may not be sold, subject to management's discretion. Given the Company's existing liquidity position and its ability to sell securities from its available-for-sale portfolio, management of the Company believes that its negative gap position will have no material adverse effect on its liquidity position.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at

December 31, 2000, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the Gap Table). Except as stated, the amount of assets and liabilities shown which reprice or mature during a particular period was determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The Gap Table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 2000, on the basis of contractual maturities, anticipated prepayments, callable features and scheduled rate adjustments within a one year period and subsequent annual time intervals. Prepayment assumptions ranging from 6% to 20% per year were applied to the real estate loan portfolio, dependent upon the loan type and coupon. Mortgage-backed and mortgage related securities were assumed to prepay at rates between 8% and 18% annually, dependent upon the type and pass-through rate. Money market accounts were assumed to decay at 17%, 9%, 6%, 4%, 4% and 60%, savings accounts were assumed to decay at 9%, 8%, 7%, 7%, 6% and 63%, and Super NOW and NOW accounts were assumed to decay at 4%, 4%, 4%, 4%, 4% and 80%, for the categories of up to one year, one to two years, two to three years, three to four years, four to five years, and over five years, respectively. Prepayment and deposit decay rates can have a significant impact on the Company's estimated gap. While the Company believes such assumptions are reasonable, there can be no assurance that assumed prepayment and decay rates will approximate actual future real estate loan and mortgage-backed and mortgage related securities prepayments and deposit withdrawal activity.

In addition to the foregoing, callable features of certain assets and liabilities may cause actual experience to vary from that indicated. Included in the Gap Table are $725.5 million of callable securities at their estimated fair value, classified according to their callable or maturity dates. Of such securities, $583.7 million have been classified in the "Up to One Year" category, $137.4 million have been classified in the "Over Five Years" category and $4.4 million have been deemed not likely to be called and have been classified according to their maturity date. Also included in the Gap Table are $1.37 billion of callable borrowings, classified according to their maturity date, except for $50.0 million of such borrowings which have been classified in the "Up to One Year" category. If all callable borrowings at December 31, 2000 were classified according to their first call date, the Company's one-year gap position would have been negative 28.65%.

The Company's negative gap position at December 31, 2000 primarily reflects the effect of short-term certificates of deposit and borrowed funds, as well as a decrease in prepayment rates. This effect was partially offset by callable securities classified in the "Up to One Year" category. Management's decision to utilize shorter term borrowings was based upon the current interest rate environment. In addition, the high concentration of certificates of deposit maturing in the "Up to One Year" category reflects management's strategy of reducing its reliance on high-cost, longer-term time deposits in favor of lower-cost, shorter-term time deposits.

                                                                               At December 31, 2000
                                      ----------------------------------------------------------------------------------------------
                                                          One            Two            Three            Four            Over
                                         Up to           to Two        to Three        to Four          to Five          Five
                                       One Year          Years           Years          Years            Years           Years
                                      -----------     -----------     -----------     -----------     -----------     -----------
                                                                              (Dollars in thousands)
Interest-earning assets (1):
     Federal funds sold               $    19,800     $        --     $        --     $        --      $       --     $        --
     Debt and equity
       securities, net (2)                640,012           1,416             291              --           1,456         518,782
     Mortgage-backed and
       mortgage related
       securities, net (2)                547,551         263,525         217,018         179,049         148,000         734,840
     Real estate loans,
       net (3)                            877,924         489,638         421,362         397,046         368,940       1,418,383
     Consumer and other loans,
       net (3)(4)                          66,419          34,972           1,383           1,055              --             776
                                      -----------     -----------     -----------     -----------     -----------     -----------
           Total interest-earning
             assets                     2,151,706         789,551         640,054         577,150         518,396       2,672,781
                                      -----------     -----------     -----------     -----------     -----------     -----------

Interest-bearing liabilities:
     Money market accounts                 43,111          22,523          14,307          10,656           8,773         151,298
     Savings accounts                      73,034          66,615          60,762          55,424          50,556         525,645
     Super NOW and NOW
       accounts                             7,851           7,537           7,235           6,946           6,668         160,030
     Certificates of deposit            2,253,983         251,058          51,144          62,233          12,172          17,277
     Borrowed funds                     1,034,811         529,403           5,000          50,000          25,000       1,210,811
                                      -----------     -----------     -----------     -----------     -----------     -----------
           Total interest-bearing
              liabilities               3,412,790         877,136         138,448         185,259         103,169       2,065,061
                                      -----------     -----------     -----------     -----------     -----------     -----------
     Interest sensitivity gap (5)     $(1,261,084)    $   (87,585)    $   501,606     $   391,891     $   415,227     $   607,720
                                      ===========     ===========     ===========     ===========     ===========     ===========
     Cumulative interest
       sensitivity gap                $(1,261,084)    $(1,348,669)    $  (847,063)    $  (455,172)    $   (39,945)    $   567,775
                                      ===========     ===========     ===========     ===========     ===========     ===========
     Cumulative interest
       sensitivity gap as a
       percentage of total assets          (16.45)%        (17.60)%        (11.05)%         (5.94)%         (0.52)%          7.41%
     Cumulative net interest-
       earning assets as a
       percentage of cumulative
       interest-bearing liabilities         63.05%          68.56%          80.87%          90.13%          99.15%         108.37%

                                      ------------


                                           Total
                                       -----------

Interest-earning assets (1):
     Federal funds sold                $    19,800
     Debt and equity
       securities, net (2)               1,161,957
     Mortgage-backed and
       mortgage related
       securities, net (2)               2,089,983
     Real estate loans,
       net (3)                           3,973,293
     Consumer and other loans,
       net (3)(4)                          104,605
                                       -----------
           Total interest-earning
             assets                      7,349,638
                                       -----------

Interest-bearing liabilities:
     Money market accounts                 250,668
     Savings accounts                      832,036
     Super NOW and NOW
       accounts                            196,267
     Certificates of deposit             2,647,867
     Borrowed funds                      2,855,025
                                       -----------
           Total interest-bearing
              liabilities                6,781,863
                                       -----------
     Interest sensitivity gap (5)      $   567,775
                                       ===========

(1) Interest-earning assets are included in the period in which the balances are expected to be re-deployed and/or reprice as a result of anticipated prepayments and call dates, scheduled rate adjustments and contractual maturities.
(2) Debt, equity, mortgage-backed and mortgage related securities, net, are shown at their respective carrying values. Included in debt and equity securities, net, is $75.2 million of Federal Home Loan Bank (FHLB) stock.
(3) For the purpose of the gap analysis, the allowance for loan losses and non-accrual loans have been excluded.
(4)   Loans held-for-sale, net, are included in the "Up to One Year" category.
(5) The interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.

Certain shortcomings are inherent in the method of analysis presented in the preceding table. For example, although certain assets and liabilities may have similar maturities or repricing periods, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage (ARM) loans, have features which limit adjustments to interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. Finally, the ability of borrowers to service their ARM loans may decrease in the event of an interest rate increase. The Gap Table reflects the estimates of management as to periods to repricing at particular points in time. Among the factors considered, management monitors both its current trends and historical repricing experience with respect to particular or similar products. For example, the Bank has a number of deposit accounts, including passbook savings, Super NOW and NOW and money market accounts which, subject to certain regulatory exceptions, may be withdrawn at any time. The Bank, based upon its historical experience, assumes that while all customers in these account categories could withdraw their funds on any given day, they will not do so, even if market interest rates were to change. As a result, different assumptions may be used at different points in time.

The Company's interest rate sensitivity is also monitored by management through the use of a model which generates estimates of the change in net portfolio value (NPV) over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. For purposes of the NPV table, prepayment assumptions similar to those used in the Gap Table were used, reinvestment rates were those in effect for similar products currently being offered and rates on core deposits were modified to reflect recent trends. The following table sets forth the Company's NPV as of December 31, 2000:

         Change in                                                          NPV as a Percentage of Portfolio
        Interest Rates                 Net Portfolio Value                           Value of Assets
       in Basis Points     -------------------------------------------      -------------------------------
        (Rate Shock)       Amount           $ Change          % Change         NPV Ratio      % Change (1)
        ------------       ------           --------          --------      -------------     -------------
                                      (Dollars in thousands)
            200           $492,958          $(76,063)          (13.37)%          6.69%         (10.22)%
            100            556,782           (12,239)           (2.15)           7.42           (0.37)
           Static          569,021                --              --             7.45              --
           (100)           592,283            23,262            4.09             7.55            1.36
           (200)           548,228           (20,793)          (3.65)            6.85           (7.97)

(1) Based on the portfolio value of the Company's assets assuming no change in interest rates.

As in the case with the Gap Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV requires the making of certain assumptions, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and may not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and may differ from actual results.

Analysis of Net Interest Income

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

The following table sets forth certain information regarding the Company's consolidated average statements of financial condition and the average yields on interest-earning assets and average costs of interest-bearing liabilities for the years indicated. Such yields or costs are derived by dividing income or expense, by the average balance of interest-earning assets or interest-bearing liabilities, respectively. Average balances are derived from daily balances and include non-performing loans. The yields and costs include fees, which are considered adjustments to yields and costs.

                                                                           For the Years Ended December 31,
                                                        ------------------------------------------------------------------------
                                                                       2000                                1999
                                                        --------------------------------    ---------------------------------
                                                                                  Average                             Average
                                                         Average                   Yield/     Average                  Yield/
                                                         Balance      Interest      Cost      Balance     Interest      Cost
                                                        ----------   ----------     ----    ----------   ----------     ----
                                                                                     (Dollars in thousands)
Assets:
     Interest-earning assets (1):
         Federal funds sold and short-term deposits     $   19,580   $    1,214     6.20%   $   33,522   $    1,647     4.91%
         Debt and equity securities, net (2)               905,930       69,204     7.64       759,118       51,577     6.79
         Mortgage-backed and
              mortgage related securities, net (2)       2,393,562      164,839     6.89     3,034,138      199,553     6.58
         Real estate loans, net (3)                      3,922,989      295,620     7.54     3,593,731      266,818     7.42
         Consumer and other loans, net                     108,225        8,945     8.27       107,350        8,171     7.61
                                                        ----------   ----------             ----------   ----------
                  Total interest-earning assets          7,350,286      539,822     7.34     7,527,859      527,766     7.01
                                                                     ----------                          ----------
     Non-interest-earning assets (4)                       135,460                             157,523
                                                        ----------                          ----------
                  Total assets                          $7,485,746                          $7,685,382
                                                        ==========                          ==========
Liabilities and Stockholders' Equity:
     Interest-bearing liabilities:
         Interest-bearing deposits:
              Money market accounts                     $  239,525       10,512     4.39    $  171,720        6,567     3.82
              Savings accounts (5) (6)                     925,293       17,571     1.90       992,385       21,791     2.20
              Super NOW and NOW accounts (6)               168,708        3,130     1.86       150,247        3,208     2.14
              Certificates of deposit                    2,554,147      143,799     5.63     2,781,650      141,882     5.10
                                                        ----------   ----------             ----------   ----------
                  Total interest-bearing deposits        3,887,673      175,012     4.50     4,096,002      173,448     4.23
         Borrowed funds                                  2,762,551      167,119     6.05     2,552,557      141,746     5.55
                                                        ----------   ----------             ----------   ----------
                  Total interest-bearing liabilities     6,650,224      342,131     5.14     6,648,559      315,194     4.74
                                                                     ----------                          ----------
     Non-interest-bearing liabilities                      265,750                             270,456
                                                        ----------                          ----------
                  Total liabilities                      6,915,974                           6,919,015
     Stockholders' equity                                  569,772                             766,367
                                                        ----------                          ----------
                  Total liabilities and stockholders'
                       equity                           $7,485,746                          $7,685,382
                                                        ==========                          ==========
     Net interest income/interest rate spread (7) (8)                $  197,691     2.20%                $  212,572     2.27%
                                                                     ==========   ======                 ==========  =======
     Net interest margin (8) (9)                                                    2.69%                               2.82%
                                                                                  ======                             =======
     Ratio of interest-earning assets to
         interest-bearing liabilities                                             110.53%                             113.23%
                                                                                  ======                             ========

                                                         For the Years Ended December 31,
                                                        ---------------------------------
                                                                    1998
                                                         --------------------------------
                                                                                   Average
                                                                       Average      Yield/
                                                           Balance     Interest      Cost
                                                         ----------   ----------     ----
                                                               (Dollars in thousands)
Assets:
     Interest-earning assets (1):
         Federal funds sold and short-term deposits      $   32,536   $    1,733     5.33%
         Debt and equity securities, net (2)                902,213       56,611     6.27
         Mortgage-backed and
              mortgage related securities, net (2)        3,257,403      225,029     6.91
         Real estate loans, net (3)                       3,352,938      257,535     7.68
         Consumer and other loans, net                       77,455        5,836     7.53
                                                         ----------   ----------
                  Total interest-earning assets           7,622,545      546,744     7.17
                                                                      ----------
     Non-interest-earning assets (4)                        203,803
                                                         ----------
                  Total assets                           $7,826,348
                                                         ==========
Liabilities and Stockholders' Equity:
     Interest-bearing liabilities:
         Interest-bearing deposits:
              Money market accounts                      $   82,114        2,537     3.09
              Savings accounts (5) (6)                    1,071,426       28,498     2.66
              Super NOW and NOW accounts (6)                159,950        4,568     2.86
              Certificates of deposit                     2,791,556      155,466     5.57
                                                         ----------   ----------
                  Total interest-bearing deposits         4,105,046      191,069     4.65
         Borrowed funds                                   2,629,871      152,735     5.81
                                                         ----------   ----------
                  Total interest-bearing liabilities      6,734,917      343,804     5.10
                                                                      ----------
     Non-interest-bearing liabilities                       238,012
                                                         ----------
                  Total liabilities                       6,972,929
     Stockholders' equity                                   853,419
                                                         ----------
                  Total liabilities and stockholders'
                       equity                            $7,826,348
                                                         ==========
     Net interest income/interest rate spread (7) (8)                 $  202,940     2.07%
                                                                      ==========   ======
     Net interest margin (8) (9)                                                     2.66%
                                                                                   ======
     Ratio of interest-earning assets to
         interest-bearing liabilities                                              113.18%
                                                                                   ======

(1) Includes related assets available-for-sale and unamortized discounts and premiums.
(2) Includes at amortized cost, securities available-for-sale, net, securities held-to-maturity, net, (1998 only) and in the case of debt and equity securities, net, FHLB stock. Excludes net unrealized depreciation/appreciation in available-for-sale securities.
(3) Amount is net of deferred loan fees, deferred mortgage interest, unamortized discounts and allowance for loan losses and includes loans held-for-sale, net, and non-performing loans.
(4) Included in non-interest-earning assets for the year ended December 31, 2000 is Bank Owned Life Insurance (BOLI) with an average balance of $65.5 million and income of $4.7 million. The result of reclassifying the BOLI asset into interest-earning assets and the associated income from other income to interest income for the year ended December 31, 2000 on the net interest rate spread, net interest margin and the ratio of interest-earning assets to interest-bearing liabilities would be 2.20%, 2.73% and 111.51%, respectively.
(5)   Savings accounts include mortgagors' escrow deposits.
(6) The average cost of savings and Super NOW and NOW accounts reflect the payment of a special interest payment of approximately 5% and 15% for the years ended December 31, 1999 and 1998, respectively, of interest paid on savings and NOW accounts. Such payments resulted in additional cost on savings accounts of 4 basis points and 18 basis points for the years ended December 31, 1999 and 1998, respectively, and additional cost on NOW accounts of 2 basis points and 8 basis points for the years ended December 31, 1999 and 1998, respectively. Prior to 1999, such payments were not paid on T R Financial Corp. accounts and no such special payments were paid in 2000.
(7) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(8) On a tax equivalent basis, including BOLI, the net interest rate spread and margin for the years ended December 31, 2000, 1999 and 1998 were 2.34%, 2.38% and 2.18%, respectively, and 2.87%, 2.93% and 2.77%, respectively.
(9) Net interest margin represents net interest income divided by average interest-earning assets.

Rate/Volume Analysis

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (1) changes attributable to changes in volume (changes in volume multiplied by prior rate); (2) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and rate.

                                                     Year Ended December 31, 2000                Year Ended December 31, 1999
                                                               Compared to                               Compared to
                                                     Year Ended December 31, 1999                Year Ended December 31, 1998
                                                ----------------------------------------   ----------------------------------------
                                                Increase (Decrease) Due to                 Increase (Decrease) Due to
                                                --------------------------                 --------------------------
                                                   Volume          Rate           Net         Volume          Rate           Net
                                                  --------       --------       --------     --------       --------       --------
                                                                                 (In thousands)
Interest-earning assets (1):
       Federal funds sold and short-term
        deposits                                  $ (1,176)      $    743       $   (433)    $     56       $   (142)      $    (86)
       Debt and equity securities, net              10,701          6,926         17,627      (10,535)         5,501         (5,034)
       Mortgage-backed and mortgage
          related securities, net                  (44,686)         9,972        (34,714)     (14,988)       (10,488)       (25,476)
       Real estate loans, net                       24,481          4,321         28,802       17,342         (8,059)         9,283
       Consumer and other loans, net                    66            708            774        2,238             97          2,335
                                                  --------       --------       --------     --------       --------       --------
          Total interest-earning assets            (10,614)        22,670         12,056       (5,887)       (13,091)       (18,978)
                                                  --------       --------       --------     --------       --------       --------

Interest-bearing liabilities:
       Money market accounts                         2,863          1,082          3,945        3,309            721          4,030
       Savings accounts (2)                         (1,399)        (2,821)        (4,220)      (1,993)        (4,714)        (6,707)
       Super NOW and NOW accounts                    1,202         (1,280)           (78)        (272)        (1,088)        (1,360)
       Certificates of deposit                      (7,083)         9,000          1,917         (594)       (12,990)       (13,584)
       Borrowed funds                               12,111         13,262         25,373       (4,411)        (6,578)       (10,989)
                                                  --------       --------       --------     --------       --------       --------
          Total interest-bearing liabilities         7,694         19,243         26,937       (3,961)       (24,649)       (28,610)
                                                  --------       --------       --------     --------       --------       --------
Net change in net interest income                 $(18,308)      $  3,427       $(14,881)    $ (1,926)      $ 11,558       $  9,632
                                                  ========       ========       ========     ========       ========       ========

(1)   Includes assets available-for-sale.
(2)   Includes mortgagors' escrow deposits.

Comparison of Financial Condition For the Years Ended December 31, 2000 and December 31, 1999

General

Total assets at December 31, 2000 were $7.66 billion, a decrease of $60.9 million, or 0.8%, from $7.73 billion at December 31, 1999. The decrease in total assets is primarily due to decreases in securities available-for-sale, net, loans held-for-sale and deferred tax asset, net, partially offset by increases in loans held for investment, net, and other assets.

Total securities available-for-sale, net, decreased by $353.8 million, or 10.0%, from $3.53 billion at December 31, 1999 to $3.18 billion at December 31, 2000. Securities available-for-sale decreased principally as a result of management's strategy of repositioning its securities portfolio through the sale of $619.2 million of lower yielding securities during 2000. Partially offsetting the aforementioned strategy was an increase in the estimated fair values of the securities. At December 31, 2000, the securities available-for-sale portfolio had a net unrealized loss of $76.6 million as compared to a net unrealized loss of $189.4 million at December 31, 1999. The increase in the estimated fair values of the securities was also the primary effect for the decrease in deferred tax asset, net. Deferred tax asset, net, decreased $49.6 million, or 51.0%, to $47.6 million at December 31, 2000 from $97.2 million at December 31, 1999.

Loans held for investment, net, at December 31, 2000 were $4.05 billion, an increase of $238.0 million, or 6.3%, from $3.81 billion at December 31, 1999, primarily due to the origination of $1.13 billion in commercial real estate, multi-family, construction and development, home equity and one- to four-family residential real estate loans. Also contributing to the increase in total assets was a $110.2 million, or 240.0%, increase in other assets from $46.0 million at December 31, 1999 to $156.2 million at December 31, 2000. This increase was primarily due to the Bank's $100.0 million second quarter 2000 investment in Bank Owned Life Insurance (BOLI). In addition during the third quarter of 2000, the Company made a $25.0 million capital contribution to a joint venture for the development of a residential community in Oyster Bay, New York.

Total liabilities at December 31, 2000 were $7.08 billion, a decrease of $4.0 million, or 0.1%, from $7.09 billion at December 31, 1999. The overall decrease in total liabilities reflects a decrease in mortgagors' escrow and security deposits of $25.8 million, or 43.4%, and a decrease in accrued expenses and other liabilities of $24.3 million, or 36.1%. The decrease in mortgagors' escrow and security deposits was due to the sales of loans held-for-sale and mortgage servicing rights during 2000. The decrease in accrued expenses and other liabilities was primarily due to the decrease in accrued merger costs related to the T R Financial Corp. acquisition, as well as, a decrease in liabilities associated with the divestiture of RNMC. Partially offsetting these decreases are increases in borrowed funds of $10.5 million, or 0.4%, and deposits of $31.2 million, or 0.8%. The Company utilizes borrowings, primarily in the form of reverse-repurchase agreements and Federal Home Loan Bank (FHLB) borrowings, to fund and sustain asset growth.

Total deposits increased $31.2 million, or 0.8%, from $4.05 billion at December 31, 1999 to $4.08 billion at December 31, 2000. Demand deposits increased $50.2 million, or 17.0%, from $296.0 million to $346.2 million. This increase reflects the results of the Bank's free checking campaign. In addition, money market accounts also increased $21.9 million, or 9.6%. This increase resulted from the introduction of new product offerings. Certificates of deposit increased $42.4 million, or 1.6%, from $2.61 billion at December 31, 1999 to $2.65 billion at December 31, 2000. Partially offsetting these increases was an $83.3 million, or 9.1%, decrease in savings accounts.

Total stockholders' equity decreased $57.0 million, or 8.9%, to $580.7 million at December 31, 2000 from $637.7 million at December 31, 1999. The decrease was due to the Company's purchase of $190.2 million of treasury stock and Supplemental Executive Retirement Plan and Trust (SERP) stock, dividends paid of $38.0 million and the $4.9 million effect of stock options exercised for the year ended December 31, 2000. Items that offset these decreases were net income for the year ended December 31, 2000 of $89.9 million, the effect of the distribution of Employee Stock Ownership Plan (ESOP) and SERP stock of $13.8 million, amortization of unallocated and unearned shares of common stock held by the Company's stock-related benefit plans of $7.3 million and a decrease in the net unrealized loss on securities available-for-sale from December 31, 1999 of $65.1 million.

Comparison of Operating Results for the Years Ended December 31, 2000 and December 31, 1999

General

The Company reported net income of $89.9 million for the year ended December 31, 2000, or basic and diluted earnings per share of $1.44 and $1.42, respectively, as compared to net income of $19.6 million, or basic and diluted earnings per share of $0.27 for the year ended December 31, 1999. The year ended December 31, 2000 includes a $7.6 million, after tax, restructuring charge relating to the divestiture of the Bank's wholly-owned mortgage banking subsidiary, RNMC. The year ended December 31, 1999 includes $79.2 million, net of tax, of merger related costs associated with the T R Financial Corp. acquisition and $3.4 million, net of tax, of restructuring charges relating to the January 1999 early retirement program. Additionally, an extraordinary item of $4.2 million, net of tax, was incurred during the year ended December 31, 1999, related to prepayment penalties incurred in recasting the Company's borrowed fund position.

Interest Income

Interest income increased to $539.8 million for the year ended December 31, 2000, an increase of $12.0 million, or 2.3%, from $527.8 million for the prior year. This increase was primarily attributable to an increase in average yield on interest-earning assets of 33 basis points from 7.01% for the year ending December 31, 1999 to 7.34% for the year ended December 31, 2000. Average interest-earning assets decreased $177.6 million, or 2.4%, to $7.35 billion for the year ended December 31, 2000 from $7.53 billion for the prior year. The decrease in average interest-earning assets was primarily attributable to a decrease of $640.6 million in the average balance of mortgage-backed and mortgage related securities, net. This decrease was partially offset by a $329.3 million increase in average real estate loans, net, a $146.8 million increase in average debt and equity securities, net, and a $875,000 increase in average consumer and other loans, net.

Interest income on mortgage-backed and mortgage related securities, net, decreased $34.8 million, or 17.4%, to $164.8 million for the year ended December 31, 2000 from $199.6 million for the same period in 1999. The decrease was a result of a $640.6 million reduction in the average balance of mortgage-backed and mortgage related securities, net, from $3.03 billion for the year ended December 31, 1999 to $2.39 billion for the year ended December 31, 2000. The decrease in average balance relates to management's strategy of repositioning the securities portfolio to improve the Company's interest rate risk profile, enhance core margin and spreads and provide the liquidity necessary to execute its capital management programs. The decrease was partially offset by a 31 basis point rise in the average yield on mortgage-backed and mortgage related securities from 6.58% for the year ended December 31, 1999 to 6.89% for the same period in 2000.

Interest income on real estate loans, net, increased $28.8 million, or 10.8%, to $295.6 million for the year ended December 31, 2000 from $266.8 million for the same period in 1999. The increase was a result of the growth in the average balance of loans outstanding, primarily due to management's previous emphasis on the origination of one-to four-family loans. Beginning in the third quarter of 2000, and concurrent with the divestiture of RNMC, management has de-emphasized the origination of one-to four-family loans in favor of commercial and construction lending. The increase in interest income on real estate loans, net, for the year ended December 31, 2000, as compared to the same period in 1999, was also influenced by a 12 basis point increase in the average yield on real estate loans, net, from 7.42% for the year ended December 31, 1999 to 7.54% for the same period in 2000. The increase in the yield was principally due to the rising interest rate environment during 2000.

Interest income on debt and equity securities, net, increased $17.6 million, or 34.2%, to $69.2 million for the year ended December 31, 2000 from $51.6 million for the same period in 1999. The increase was principally the result of an increase in the average balance of debt and equity securities, net, and an 85 basis point increase in the average yield on debt and equity securities, net, from 6.79% for the year ended December 31, 1999 to 7.64% for the same period in 2000.

Interest income on consumer and other loans, net, which includes student loans, increased $774,000, or 9.5%, to $8.9 million for the year ended December 31, 2000 from $8.2 million for the same period in 1999. The increase was a result of the growth in the average balance of consumer and other loans, net, outstanding and an increase of 66 basis points in the average yield on consumer and other loans, net, from 7.61% for the year ended December 31, 1999 to 8.27% for the same period in 2000.

Interest Expense

Interest expense for the year ended December 31, 2000 was $342.1 million, compared to $315.2 million for the year ended December 31, 1999, an increase of $26.9 million, or 8.5%. The average balance of interest-bearing liabilities remained flat during 2000, as compared to 1999, at $6.65 billion. The composition of interest-bearing liabilities in 2000 as compared to 1999 reflected a $210.0 million, or 8.2%, increase in the average balance of borrowed funds and a $208.3 million, or 5.1%, decrease in the average balance of interest-bearing deposits.

The average balance of borrowed funds increased $210.0 million, from $2.55 billion for the year ended December 31, 1999 to $2.76 billion for the year ended December 31, 2000. This increase, combined with a 50 basis point increase in the average cost of borrowings, resulted in a $25.4 million, or 17.9%, increase in interest expense on borrowed funds, from $141.7 million for the year ended December 31, 1999 to $167.1 million for the year ended December 31, 2000. The proceeds from the increase in average borrowed funds were primarily used to fund loan growth and to repurchase common stock.

The decrease in the average balance of interest-bearing deposits of $208.3 million, or 5.1%, was primarily due to a $67.1 million decrease in savings accounts and a $227.5 million decrease in certificates of deposit accounts, offset in part by increases in the average balance of money market accounts of $67.8 million and Super NOW and NOW accounts of $18.5 million. The increase in money market and Super NOW and NOW accounts was achieved by introducing new deposit products. The effect of the lower average interest-bearing deposits balance was partially offset by a 27 basis point increase in the average cost of deposits from 4.23% for the year ended December 31, 1999 to 4.50% for the corresponding 2000 period. This resulted in an increase of $1.6 million, or 0.9%, in interest expense on deposits for the year ended December 31, 2000 as compared to the same period in 1999.

Net Interest Income

Net interest income before provision for loan losses was $197.7 million for the year ended December 31, 2000, a decrease of $14.9 million, or 7.0%, from $212.6 million for the year ended December 31, 1999. The decrease in net interest income was attributable to decreases in the net interest rate spread and margin of 7 and 13 basis points, respectively, for the year ended December 31, 2000 as compared to the year ended December 31, 1999. The decrease in net interest income reflects the impact of a higher interest rate environment and management's strategy of controlling balance sheet growth during economic cycles which offer narrow profit margins. The interest rate spread and margin for the year ended December 31, 2000 was 2.20% and 2.69%, respectively, and 2.27% and 2.82%, respectively, for the same period in 1999.

Included in non-interest-earning assets for the year ending December 31, 2000 is the Company's investment in BOLI with an average balance of $65.5 million, an average pre-tax yield of 7.18% and generating $4.7 million of income reported as non-interest income. The effect of reclassifying BOLI to an interest-earning asset and the related income to interest income for the year ended December 31, 2000 would result in a net interest rate spread of 2.20%, a net interest margin of 2.73% and a ratio of interest-earning assets to interest-bearing liabilities of 111.51%. Inclusion of BOLI as an interest-earning asset for the year ended December 31, 2000 would have resulted in an increase of 4 basis points in the net interest margin.

Provision for Loan Losses

The Company had a $1.0 million provision for loan losses for the year ended December 31, 2000, as compared to no provision for loan losses for the year ended December 31, 1999. The $1.0 million provision for loan losses for the year ended December 31, 2000 represents a provision relating to $11.2 million of loans transferred from RNMC as part of the divestiture process. Exclusive of the above mentioned $1.0 million provision, the lack of a provision for loan losses for December 31, 2000 and December 31, 1999 reflects management's qualitative and quantitative assessment of the loan portfolio, net charge-offs and collection of delinquent loans. At December 31, 2000 and 1999, the allowance for loan losses amounted to $40.5 million and $40.2 million, respectively, and the ratio of such allowance to total non-performing loans was 414.36% and 211.75%, respectively. Included in non-performing loans at December 31, 2000 and 1999, were $3.0 million and $10.5 million, respectively, of Federal Housing Administration (FHA) and Veterans Administration (VA) government guaranteed loans, which are backed by the FHA and VA. Excluding these loans, non-performing loans totaled $6.8 million and $8.5 million at December 31, 2000 and 1999, respectively, resulting in non-performing loan coverage ratios of 599.73% and 473.86%, respectively. Management assesses the level and adequacy of the allowance for loan losses based on an evaluation of known and inherent risks in the loan portfolio and upon continuing analysis of the factors underlying the quality of the loan portfolio.

Non-Interest Income

Non-interest income decreased $19.4 million, or 75.7%, to $6.2 million for the year ended December 31, 2000 as compared to $25.6 million for the prior year. The decrease was primarily the result of a $21.3 million decrease in net gains on sales of securities and a $7.1 million decrease in mortgage banking operations. These decreases were partially offset by a $7.2 million increase in other non-interest income and a $1.7 million increase in fees and service charges for the year ended December 31, 2000, as compared to the 1999 comparable period. The decrease in net gains on securities was due to the previously mentioned management strategy of securities repositioning. The decrease in mortgage banking operations income was due to the divestiture of RNMC. The $7.2 million increase in other non-interest income was principally due to the recognition of $4.7 million in income relating to the increase in the cash surrender value of the Bank's BOLI asset and a $3.6 million gain on the sale of the former T R Financial Corp. headquarters in Garden City, New York. Included in other non-interest income for the year ending December 31, 1999 was a $1.6 million gain on the sale of certain Bank properties. The increase in retail banking fees resulted from the Bank's recent free checking campaign and an increase in income from the sales of alternative investment products.

Non-Interest Expense

Non-interest expense totaled $81.6 million for the year ended December 31, 2000, as compared to $170.7 million for the year ended December 31, 1999, a decrease of $89.1 million, or 52.2%. The decrease in non-interest expense was primarily attributable to merger related costs associated with the acquisition of T R Financial Corp. totaling $89.2 million and a restructuring charge in connection with an early retirement program for employees totaling $5.9 million incurred during the first quarter of 1999. The aforementioned merger related costs were partially offset by the $12.0 million third quarter 2000 restructuring charge relating to the divestiture of RNMC. This charge was comprised of $2.4 million in employment contracts and termination pay expenses, $1.2 million in legal, professional and other transaction fees, $1.7 million in goodwill write-offs and $6.7 million in write-downs of fixed assets and other assets. As of December 31, 2000, the Company has recorded $10.9 million in cash payments or write-downs. The remaining $1.1 million in unpaid expenses is comprised of unpaid employment contracts and other miscellaneous fees.

General and administrative expenses for the year ended December 31, 2000 decreased $6.0 million, or 8.0%, to $69.2 million from $75.2 million for the year ended December 31, 2000. The decrease in general and administrative expenses was due to the reduction in compensation and employee benefit costs of $8.5 million, offset by increases in occupancy and equipment expenses of $162,000, deposit insurance premiums of $304,000, advertising and promotion expenses of $683,000 and other non-interest expenses of $1.3 million.

The decrease in compensation and employee benefit expenses was due to the recognition of an employee benefit plan settlement gain of $3.5 million, decreased salary and commissions relating to the RNMC divestiture and, to a lesser extent, a full year of post merger cost reductions relating to the Merger. The slight increase in occupancy and equipment expense relates to the additional expenses associated with the operation of several new banking locations, coupled with the loss of rental income from Bank owned properties that were sold during the fourth quarter of 1999. These increases were partially offset by reductions in occupancy costs resulting from the RNMC divestiture in the third quarter of 2000. The increase in advertising and promotion expense was due to the recent promotion of the Bank's free checking campaign. Other non-interest expenses increased due, in part, to higher data processing charges and $1.0 million in charges relating to certain other assets of the Company.

Income Taxes

Total income tax expense decreased $12.3 millionfrom $43.7 million recorded during the year ended December 31, 1999 to $31.4 million during the year ended December 31, 2000. The decrease is attributable to the tax effect of the merger related costs and restructuring charges incurred during the years ended December 31, 1999 and 2000, which were deemed to be partially non-deductible, and a decrease after excluding merger costs and restructuring charges from both years in income before income taxes during the year ended December 31, 2000 as compared to the same period in 1999. The decrease was also attributable to the tax effect of the Bank's investment in BOLI and the effect of a $3.9 million tax benefit relating to the Merger.

Comparison of Operating Results for the Years Ended December 31, 1999 and December 31, 1998

General

The Company reported net income of $19.6 million for the year ended December 31, 1999, or basic and diluted earnings per share of $0.27, as compared to net income of $95.5 million, or basic and diluted earnings per share of $1.32 and $1.29, respectively, for the year ended December 31, 1998. The year ended December 31, 1999 includes $79.2 million, net of tax, of merger related costs associated with the acquisition of T R Financial Corp. and $3.4 million, net of tax, of restructuring charges relating to the January 1999 early retirement program.

Additionally, an extraordinary item of $4.2 million, net of tax, was incurred during the year ended December 31, 1999, related to prepayment penalties incurred in recasting the Company's borrowed fund position. The Company incurred these penalties in order to take advantage of favorable market conditions, while increasing spreads and reducing its exposure to interest rate risk, and thus restructure its securities and borrowed funds positions.

Interest Income

Interest income decreased to $527.8 million for the year ended December 31, 1999, a decrease of $18.9 million, or 3.5%, from $546.7 million for the prior year. The decrease was attributable to a decrease in average interest-earning assets to $7.53 billion for the year ended December 31, 1999 from $7.62 billion for the prior year. The decrease in average interest-earning assets was primarily attributable to a decrease of $223.3 million in the average balance of mortgage-backed and mortgage related securities, net, and a $143.1 million decline in the average balance of debt and equity securities, net. These decreases were partially offset by a $240.8 million increase in the average balance of real estate loans, net.

Interest income on mortgage-backed and mortgage related securities, net, decreased $25.4 million, or 11.3%, to $199.6 million for the year ended December 31, 1999 from $225.0 million for the same period in 1998. The decrease was a result of a $223.3 million reduction in the average balance of mortgage-backed and mortgage related securities, net, from $3.26 billion for the year ended December 31, 1998 to $3.03 billion for the year ended December 31, 1999, due to management's strategy of repositioning the balance sheet to assist in the Company's financial liability restructuring. The decrease was also due to a 33 basis point decline in the average yield on mortgage-backed and mortgage related securities, net, from 6.91% for the year ended December 31, 1998 to 6.58% for the same period in 1999. Interest income on debt and equity securities, net, decreased $5.0 million, or 8.9%, to $51.6 million for the year ended December 31, 1999 from $56.6 million for the same period in 1998. The decrease was the result of a decline in the average balance of debt and equity securities, net, offset by a 52 basis point increase in the average yield on debt and equity securities, net, from 6.27% for the year ended December 31, 1998 to 6.79% for the same period in 1999.

Interest income on real estate loans, net, increased $9.3 million, or 3.6%, to $266.8 million for the year ended December 31, 1999 from $257.5 million for the same period in 1998. The increase was a result of the growth in the average balance of loans outstanding, primarily due to management's emphasis on the origination of one-to four-family loans. The increase in interest income on real estate loans, net, for the year ended December 31, 1999, as compared to the same period in 1998, was offset by a 26 basis point decrease in the average yield on real estate loans, net, from 7.68% for the year ended December 31, 1998 to 7.42% for the same period in 1999. The decline in the yield was principally due to the concentration of lower yielding one-to four-family real estate and home equity loans within the loan portfolio mix.

Interest income on consumer and other loans, net, which includes student loans, increased $2.4 million, or 40.0%, to $8.2 million for the year ended December 31, 1999 from $5.8 million for the same period in 1998. The increase was a result of the growth in the average balance of consumer and other loans, net, outstanding and an increase of 8 basis points in the average yield on consumer and other loans, net, from 7.53% for the year ended December 31, 1998 to 7.61% for the same period in 1999.

Interest Expense

Interest expense for the year ended December 31, 1999 was $315.2 million, compared to $343.8 million for the year ended December 31, 1998, a decrease of $28.6 million, or 8.3%. The decrease was related to a $86.4 million, or 1.3%, decrease in the average balance of interest-bearing liabilities from $6.73 billion in 1998 to $6.65 billion in 1999. This decrease reflects a $77.3 million decrease in the average balance of borrowed funds and a $9.0 million decrease in the average balance of total interest-bearing deposits for the year ended December 31, 1999 as compared to the prior year.

The decrease in interest-bearing deposits was primarily due to a decrease in savings and Super NOW and NOW accounts, offset by an increase in the average balance of higher yielding money market accounts. The increase in money market accounts was achieved by introducing new deposit products and the growth in deposits from de novo branches. The effect of the lower average deposit balance was coupled with a 42 basis point decrease in the average cost of deposits from 4.65% for the year ended December 31, 1998to 4.23% for the corresponding 1999 period, resulting in a decrease of $17.6 million in interest expense on deposits for the year ended December 31, 1999 as compared to the same period in 1998.

The average balance of borrowed funds decreased $77.3 million from $2.63 billion for the year ended December 31, 1998 to $2.55 billion for the year ended December 31, 1999. This decrease, combined with a 26 basis point decrease in the average cost of borrowings, resulted in a $11.0 million decrease in interest expense on borrowed funds from $152.7 million for the year ended December 31, 1998 to $141.7 million for the year ended December 31, 1999. The decrease in borrowings was part of the Company's wholesale leveraging strategy.

Net Interest Income

Net interest income before the provision for loan losses was $212.6 million for the year ended December 31, 1999, an increase of $9.7 million, or 4.7%, from $202.9 million for the year ended December 31, 1998. The increase in net interest income was attributable to increases in the net interest rate spread and margin of 20 and 16 basis points, respectively, for the year ended December 31, 1999 as compared to the year ended December 31, 1998. The increase in net interest income was accomplished despite a decrease in average interest-earning assets of $94.7 million for the year ended December 31, 1999 as compared to the corresponding 1998 period. The interest rate spread and margin for the year ended December 31, 1999 was 2.27% and 2.82%, respectively, and 2.07% and 2.66%, respectively, for the same period in 1998. The increase in these ratios is primarily reflective of the Company's balance sheet repositioning and a decline in deposit costs as certificates renewed at lower rates during most of 1999, coupled with an overall increase in lower cost core deposit accounts.

Provision for Loan Losses

The Company had no provision for loan losses for the year ended December 31, 1999 as compared to $1.5 million for the year ended December 31, 1998. The lack of a provision for loan losses for the year ended December 31, 1999, reflects management's qualitative and quantitative assessment of the loan portfolio, net charge-offs and collection of delinquent loans. At December 31, 1999 and 1998 the allowance for loan losses amounted to $40.2 million, and the ratio of such allowance to total non-performing loans at December 31, 1999 was 211.75% and 182.15%, respectively. Included in non-performing loans at December 31, 1999 were $10.5 million of Federal Housing Administration (FHA) and Veterans Administration (VA) government guaranteed loans, which are backed by the FHA and VA. Excluding these loans, non-performing assets totaled $8.5 million at December 31, 1999, resulting in a non-performing loan coverage ratio of 473.86%. Management assesses the level and adequacy of the allowance for loan losses based on an evaluation of known and inherent risks in the loan portfolio and upon continuing analysis of the factors underlying the quality of the loan portfolio.

Non-Interest Income

Non-interest income decreased $9.3 million, or 26.6%, to $25.6 million for the year ended December 31, 1999 as compared to $34.9 million for the prior year. The decrease was primarily the result of a $15.4 million decrease in net gains on sales of securities and a $1.9 million decrease in fees and service charges. These decreases were partially offset by a $6.9 million increase in mortgage banking operations for the year ended December 31, 1999 as compared to the 1998 comparable period. The decrease in net gains on securities was due to management's investment strategy of periodically recognizing profits from its available-for-sale securities portfolio during favorable market conditions. The increase in mortgage banking operations income, which includes gains from the sale of loans, was primarily due to an increased level of loan production, the then favorable market conditions in the secondary market and the loan securitization program. Included in other non-interest income for the year ended December 31, 1999 is a $1.6 million gain from the sales of an excess operating facility, a previously consolidated branch building, and an excess parcel of Bank property. These gains further allowed management to continue its ability to restructure its mortgage-backed securities portfolio without compromising net income.

Non-Interest Expense

Non-interest expense totaled $170.7 million for the year ended December 31, 1999, as compared to $89.4 million for the year ended December 31, 1998, an increase of $81.3 million, or 90.9%. The increase in non-interest expense was primarily attributable to merger related costs associated with the acquisition of T R Financial Corp. totaling $89.2 million and a restructuring charge in connection with an early retirement program for employees totaling $5.9 million during the first quarter of 1999. The aforementioned merger related costs were comprised of $16.9 million of transaction costs, $39.9 million of severance and other compensation costs, $24.6 million of ESOP amortization costs and $7.8 million of costs associated with combining operations.

General and administrative expenses totaled $75.2 million for the year ended December 31, 1999, as compared to $89.7 million for the comparable period in 1998, a decrease of $14.5 million, or 16.2%. The decrease primarily reflects cost savings achieved in connection with the acquisition of T R Financial Corp., principally relating to reductions in compensation and certain employee benefit plan expenses and the elimination of other redundant charges. The decrease in general and administrative expenses also reflects a decrease in advertising and promotion expense for the year ended December 31, 1999 of $695,000 due to the consolidation of advertising campaigns between the former T R Financial Corp. and Roslyn Bancorp, Inc. Partially offsetting these decreases is an increase of $659,000 in deposit insurance premiums and an increase of $2.6 million in other non-interest expenses.

Income Taxes

Total income tax expense decreased $7.7 million, or 15.1%, from $51.4 million recorded during the year ended December 31, 1998 to $43.7 million during the year ended December 31, 1999. As a percentage of income before provision for income taxes, the provision for income taxes increased from 34.98% in 1998 to 64.66% in 1999. The effective tax rate for the year ended December 31, 1999 has been negatively impacted by the merger related costs, which were deemed to be non-taxable.

Liquidity and Capital Resources

The Company's primary sources of funds are deposits, reverse-repurchase agreements, FHLB borrowings and proceeds from the principal and interest payments on loans and securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, prepayment of mortgage loans and mortgage-backed securities are greatly influenced by general interest rates, economic conditions and competition.

The primary investing activities of the Company are the origination of mortgage and construction loans and the purchase of mortgage-backed, mortgage related, debt and equity securities. During the years ended December 31, 2000 and 1999, the Bank originated $804.2 million and $1.44 billion, respectively, of one- to four-family mortgage loans. The decrease from 1999 to 2000 was partially attributable to management's decision to de-emphasize residential lending through the divestiture of RNMC. This decrease was also partially attributable to the rising interest rate environment experienced during 2000, which resulted in a decrease in mortgage refinancing activity. During 2000, the Bank also originated $221.9 million of commercial and construction loans, as compared to $193.3 million in 1999. Purchases of mortgage-backed, mortgage related, debt and equity securities available-for-sale totaled $627.6 million and $2.08 billion during the years ended December 31, 2000 and 1999, respectively. In addition to the aforementioned investing activities, the Company, during the second quarter of 2000, made a $100.0 million investment in BOLI and during the third quarter of 2000 invested $25.0 million in a joint venture for the development of a residential community.

Following the divestiture of RNMC, the Bank entered into a private label program for origination of one- to four-family loans through its existing branch network under a mortgage origination assistance agreement with Cendant Mortgage Corporation, doing business as PHH Mortgage Services (Cendant). Under this program, the Bank will utilize Cendant's mortgage loan origination platforms (including, among others, telephone and internet platforms) to originate loans that will close in the Bank's name, utilizing the Bank's licensing. The Bank will fund such loans directly, and, under a separate loan and servicing rights purchase and sale agreement with Cendant, the Bank will have an option to retain the loans in its portfolio, sell the loans to third party investors or put the loans back to Cendant at agreed upon pricing.

The Company closely monitors its liquidity position on a daily basis. Excess short-term liquidity is invested in overnight federal funds sold. In the event that the Company should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of reverse-repurchase agreements and FHLB borrowings. At December 31, 2000, the Company had $2.86 billion in reverse-repurchase agreements and FHLB borrowings outstanding, as compared to $2.84 billion at December 31, 1999.

At December 31, 2000, the Company had outstanding loan commitments to advance $245.5 million of mortgage loans, which primarily consisted of commercial real estate and construction loans. Management of the Company anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit that are scheduled to mature in one year or less from December 31, 2000 totaled $2.25 billion. Based upon prior experience, and the Company's current pricing strategy, management believes that a significant portion of such deposits will remain with the Company.

The Company's most liquid assets are cash and cash equivalents, short-term securities and securities available-for-sale. The levels of these assets are dependent on the Company's operating, financing, lending, and investment activities during any given period. At December 31, 2000 and 1999, the Company had $82.9 million and $78.8 million, respectively, in cash and cash equivalents. The Company had no short-term repurchase agreements outstanding at December 31, 2000 and 1999.

Tangible stockholders' equity (stockholders' equity less the excess of cost over fair value of net assets acquired (goodwill)) totaled $579.6 million at December 31, 2000, as compared to $634.4 million at December 31, 1999. This decrease reflects the change in the Company's stockholders' equity noted in the Comparison of Financial Condition section of Management's Discussion and Analysis of Financial Condition and Results of Operations. Tangible equity is a critical measure of a company's ability to repurchase stock, pay dividends and support greater asset and franchise growth. The Company is subject to various capital requirements which affect its classification for regulatory purposes, as well as for deposit insurance purposes. These requirements utilize tangible equity as a base component, not equity, as defined by accounting principles generally accepted in the

United States of America (GAAP). Although reported earnings and return on equity are traditional measures of a company's performance, management believes that the growth in tangible equity, or "cash earnings," is also a significant measure of a company's performance. Cash earnings represent the amount by which tangible equity changes each period due to operating results. Cash earnings include reported earnings plus the non-cash charges related to the amortization for the allocation of Employee Stock Ownership Plan (ESOP) and Stock-Based Incentive Plan (SBIP) stock, as well as the amortization of goodwill. These items have either been previously charged to equity, as in the case of ESOP and SBIP charges through contra-equity accounts, or do not affect tangible equity, such as the market appreciation of allocated ESOP shares, for which the operating charge is offset by a credit to additional paid-in-capital, and goodwill amortization for which the related intangible asset has already been deducted in the calculation of tangible equity.

Management believes that cash earnings and cash returns on average stockholders' equity reflects the Company's ability to generate tangible capital that can be leveraged for future growth. For the year ended December 31, 2000, cash earnings, excluding restructuring charges, totaled $105.1 million, or $15.2 million higher than reported earnings, and would generate a cash return on average stockholders' equity of 18.45%. Management also believes that since cash earnings represent the Company's tangible capital growth, various other performance measures should also be analyzed utilizing cash earnings. Additionally, the cash operating expenses to average assets and cash efficiency ratios decreased to 0.83% and 28.24%, respectively, for the year ended December 31, 2000, from 0.87% and 28.48%, respectively, for the year ended December 31, 1999.

Impact of Inflation and Changing Prices

The Company's consolidated financial statements have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards

For discussion regarding the impact of new accounting standards, refer to Note 1 of Notes to Consolidated Financial Statements.

                              ROSLYN BANCORP, INC.
                 Consolidated Statements of Financial Condition
                      (In thousands, except share amounts)

                                                                                               December 31, 2000   December 31, 1999
                                                                                               -----------------   -----------------
                                                         ASSETS
Cash and cash equivalents:
     Cash and cash items                                                                          $     9,868         $     8,937
     Due from banks                                                                                    53,281              39,112
     Money market investments                                                                          19,800              30,800
                                                                                                  -----------         -----------
         Total cash and cash equivalents                                                               82,949              78,849

Debt and equity securities available-for-sale, net
     (securities pledged of $322,325 and $242,284
     at December 31, 2000 and 1999, respectively)                                                   1,086,711             729,201
Mortgage-backed and mortgage related securities
     available-for-sale, net (securities pledged of
     $1,642,655 and $2,238,545 at December 31, 2000
     and 1999, respectively)                                                                        2,089,983           2,801,284
                                                                                                  -----------         -----------
         Total securities available-for-sale, net                                                   3,176,694           3,530,485

Federal Home Loan Bank of New York stock, at cost                                                      75,246              28,029
Loans held-for-sale, net                                                                                  822              62,852
Loans receivable held for investment, net:
     Real estate loans, net                                                                         3,983,056           3,746,711
     Consumer and other loans, net                                                                    103,800             101,751
                                                                                                  -----------         -----------
         Total loans receivable held for investment, net                                            4,086,856           3,848,462
              Allowance for loan losses                                                               (40,524)            (40,155)
                                                                                                  -----------         -----------
              Total loans receivable held for investment, net of allowance for loan losses          4,046,332           3,808,307
Banking house and equipment, net                                                                       29,419              30,790
Accrued interest receivable                                                                            48,941              42,763
Deferred tax asset, net                                                                                47,627              97,156
Other assets                                                                                          156,239              45,952
                                                                                                  -----------         -----------
         Total assets                                                                             $ 7,664,269         $ 7,725,183
                                                                                                  ===========         ===========
                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Deposits:
         Savings accounts                                                                         $   832,036         $   915,369
         Certificates of deposit                                                                    2,647,867           2,605,454
         Money market accounts                                                                        250,668             228,760
         Demand deposit accounts                                                                      346,210             296,029
                                                                                                  -----------         -----------
              Total deposits                                                                        4,076,781           4,045,612
     Official checks outstanding                                                                       24,577              25,758
     Borrowed funds:
         Reverse-repurchase agreements                                                              2,072,614           2,449,345
         Other borrowings                                                                             782,411             395,196
                                                                                                  -----------         -----------
              Total borrowed funds                                                                  2,855,025           2,844,541
     Accrued interest and dividends                                                                    33,967              28,924
     Mortgagors' escrow and security deposits                                                          33,633              59,465
     Accrued taxes payable                                                                             16,560              15,905
     Accrued expenses and other liabilities                                                            43,012              67,319
                                                                                                  -----------         -----------
         Total liabilities                                                                          7,083,555           7,087,524
                                                                                                  -----------         -----------
Commitments and contingencies
Stockholders' equity:
     Preferred stock, $0.01 par value, 10,000,000 shares authorized; none issued                           --                  --
     Common stock, $0.01 par value, 200,000,000 shares authorized; 79,212,903 shares issued; 61,541,133 and 71,551,008 shares outstanding at
       December 31, 2000 and 1999, respectively                                                           792                 792
     Additional paid-in-capital                                                                       506,275             492,311
     Retained earnings - partially restricted                                                         525,784             478,891
     Accumulated other comprehensive loss:

         Net unrealized loss on securities available-for-sale, net of tax                             (44,414)           (109,557)
     Unallocated common stock held by Employee Stock Ownership Plan ( ESOP )                          (46,631)            (48,425)
     Unearned common stock held by Stock-Based Incentive Plan ( SBIP )                                (15,708)            (20,894)
     Common stock held by Supplemental Executive Retirement Plan and Trust ( SERP ), at cost
         (368,720 and 347,895 shares at December 31, 2000 and 1999, respectively)                      (4,535)             (4,191)
     Treasury stock, at cost (17,303,050 and 7,314,000 shares at December 31, 2000 and 1999,
       respectively)                                                                                 (340,849)           (151,268)
                                                                                                  -----------         -----------
         Total stockholders' equity                                                                   580,714             637,659
                                                                                                  -----------         -----------
         Total liabilities and stockholders' equity                                               $ 7,664,269         $ 7,725,183
                                                                                                  ===========         ===========

See accompanying notes to consolidated financial statements.

                              ROSLYN BANCORP, INC.
                        Consolidated Statements of Income
                  Years Ended December 31, 2000, 1999 and 1998
                    (In thousands, except per share amounts)

                                                                                            2000            1999            1998
                                                                                          ---------       ---------       ---------
Interest income:
         Federal funds sold and short-term deposits                                       $   1,214       $   1,647       $   1,733
         Debt and equity securities                                                          69,204          51,577          56,611
         Mortgage-backed and mortgage related securities                                    164,839         199,553         225,029
         Real estate loans                                                                  295,620         266,818         257,535
         Consumer and other loans                                                             8,945           8,171           5,836
                                                                                          ---------       ---------       ---------
                  Total interest income                                                     539,822         527,766         546,744
                                                                                          ---------       ---------       ---------
Interest expense:
         Deposits                                                                           175,012         173,448         191,069
         Borrowed funds                                                                     167,119         141,746         152,735
                                                                                          ---------       ---------       ---------
                  Total interest expense                                                    342,131         315,194         343,804
                                                                                          ---------       ---------       ---------

Net interest income before provision for loan losses                                        197,691         212,572         202,940
Provision for loan losses                                                                     1,000              --           1,500
                                                                                          ---------       ---------       ---------
Net interest income after provision for loan losses                                         196,691         212,572         201,440
                                                                                          ---------       ---------       ---------
Non-interest income:
         Fees and service charges                                                             7,101           5,356           7,304
         Mortgage banking operations                                                          8,595          15,668           8,752
         Net (losses)/gains on securities                                                   (18,557)          2,738          18,105
         Other non-interest income                                                            9,079           1,856           1,751
                                                                                          ---------       ---------       ---------
                  Total non-interest income                                                   6,218          25,618          34,912
                                                                                          ---------       ---------       ---------
Non-interest expense:
         General and administrative expenses:
                  Compensation and employee benefits                                         35,442          43,911          61,910
                  Occupancy and equipment                                                    10,313          10,151           9,254
                  Deposit insurance premiums                                                    952             648             (11)
                  Advertising and promotion                                                   4,091           3,408           4,103
                  Other non-interest expenses                                                18,361          17,078          14,464
                                                                                          ---------       ---------       ---------
                           Total general and administrative expenses                         69,159          75,196          89,720
         Amortization of excess of cost over fair value of net assets acquired                  361             493             471
         Real estate operations, net                                                            129            (168)           (784)
         Merger related costs                                                                    --          89,247              --
         Restructuring charges                                                               11,973           5,903              --
                                                                                          ---------       ---------       ---------
                  Total non-interest expense                                                 81,622         170,671          89,407
                                                                                          ---------       ---------       ---------
Income before provision for income taxes and extraordinary item                             121,287          67,519         146,945
Provision for income taxes                                                                   31,388          43,657          51,402
                                                                                          ---------       ---------       ---------
Income before extraordinary item                                                             89,899          23,862          95,543
Extraordinary item, net of tax - prepayment penalty on debt extinguishment                       --          (4,236)             --
                                                                                          ---------       ---------       ---------
Net income                                                                                $  89,899       $  19,626       $  95,543
                                                                                          =========       =========       =========

Basic earnings per share:
         Income before extraordinary item                                                 $    1.44       $    0.33       $    1.32
         Extraordinary item, net of tax                                                          --           (0.06)             --
                                                                                          ---------       ---------       ---------
         Net income per share                                                             $    1.44       $    0.27       $    1.32
                                                                                          =========       =========       =========

Diluted earnings per share:
         Income before extraordinary item                                                 $    1.42       $    0.33       $    1.29
         Extraordinary item, net of tax                                                          --           (0.06)             --
                                                                                          ---------       ---------       ---------
         Net income per share                                                             $    1.42       $    0.27       $    1.29
                                                                                          =========       =========       =========

See accompanying notes to consolidated financial statements.

                              ROSLYN BANCORP, INC.
           Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended December 31, 2000, 1999 and 1998
                                 (In thousands)

                                                                                                   Retained      Accumulated
                                                                                   Additional      earnings-        other
                                                                     Common         paid-in-       partially     comprehensive
                                                                     stock          capital        restricted    income (loss)
                                                                   ---------       ----------      ----------    -------------
Balance at December 31, 1997                                       $     660       $ 523,286       $ 444,185       $  36,140
                                                                   ---------       ---------       ---------       ---------

Comprehensive income:
     Net income                                                           --              --          95,543              --
     Other comprehensive loss, net of tax:
         Net unrealized loss on securities, net of
              reclassification adjustment (1) (2)                         --              --              --         (21,862)

     Comprehensive income

Adjustments to stockholders' equity to effect the
     merger with T R Financial Corp.                                     232          (5,079)             --            (533)
Exercise of stock options and related tax benefit                         --              44            (307)             --
Allocation of ESOP stock                                                  --           9,724              --              --
Amortization of SBIP stock awards                                         --             104             (67)             --
Cash dividends declared on common stock                                   --              --         (27,170)             --
Common stock acquired, at cost                                            --             933              --              --
                                                                   ---------       ---------       ---------       ---------
Balance at December 31, 1998                                             892         529,012         512,184          13,745
                                                                   ---------       ---------       ---------       ---------

Comprehensive loss:
     Net income                                                           --              --          19,626              --
     Other comprehensive loss, net of tax:
         Net unrealized loss on securities, net of
              reclassification adjustment (1) (2)                         --              --              --        (124,794)

     Comprehensive loss
Adjustments to stockholders' equity to effect the merger
     with T R Financial Corp.                                           (100)        (47,768)             --           1,492
Exercise of stock options and related tax benefit                         --              62         (15,012)             --
Allocation of ESOP stock                                                  --          11,001              --              --
Amortization of SBIP stock awards                                         --               4            (666)             --
Cash dividends declared on common stock                                   --              --         (37,241)             --
Common stock acquired, at cost                                            --              --              --              --
                                                                   ---------       ---------       ---------       ---------
Balance at December 31, 1999                                             792         492,311         478,891        (109,557)
                                                                   ---------       ---------       ---------       ---------

                                                                                            Common
                                                           Unallocated       Unearned     stock held      Treasury
                                                           common stock    common stock     by SERP,       stock,
                                                           held by ESOP    held by SBIP     at cost        at cost          Total
                                                           ------------    ------------   ----------      ---------       ---------
Balance at December 31, 1997                                 $ (56,616)     $ (37,614)     $  (1,225)     $ (54,271)      $ 854,545
                                                             ---------      ---------      ---------      ---------       ---------

Comprehensive income:
     Net income                                                     --             --             --             --          95,543
     Other comprehensive loss, net of tax:
         Net unrealized loss on securities, net of
              reclassification adjustment (1) (2)                   --             --             --             --         (21,862)
                                                                                                                          ---------
     Comprehensive income                                                                                                    73,681
                                                                                                                          ---------
Adjustments to stockholders' equity to effect the
      merger with T R Financial Corp.                               --             --             --            642          (4,738)
Exercise of stock options and related tax benefit                   --             --             --          1,375           1,112
Allocation of ESOP stock                                         2,785             --             --             --          12,509
Amortization of SBIP stock awards                                   --          6,796             --             --           6,833
Cash dividends declared on common stock                             --             --             --             --         (27,170)
Common stock acquired, at cost                                      --             --           (933)       (63,406)        (63,406)
                                                             ---------      ---------      ---------      ---------       ---------
Balance at December 31, 1998                                   (53,831)       (30,818)        (2,158)      (115,660)        853,366
                                                             ---------      ---------      ---------      ---------       ---------

Comprehensive loss:
     Net income                                                     --             --             --             --          19,626
     Other comprehensive loss, net of tax:
         Net unrealized loss on securities, net of
              reclassification adjustment (1) (2)                   --             --             --             --        (124,794)
                                                                                                                          ---------
     Comprehensive loss                                                                                                    (105,168)
Adjustments to stockholders' equity to effect the merger
     with T R Financial Corp.                                    3,613             52          2,158         56,268          15,715
Exercise of stock options and related tax benefit                   --             --             --             --         (14,950)
Allocation of ESOP stock                                         1,793             --             --             --          12,794
Amortization of SBIP stock awards                                   --          9,872             --             --           9,210
Cash dividends declared on common stock                             --             --             --             --         (37,241)
Common stock acquired, at cost                                      --             --         (4,191)       (91,876)        (96,067)

                                                             ---------      ---------      ---------      ---------       ---------
Balance at December 31, 1999                                   (48,425)       (20,894)        (4,191)      (151,268)        637,659
                                                             ---------      ---------      ---------      ---------       ---------

                              ROSLYN BANCORP, INC.
           Consolidated Statements of Changes in Stockholders' Equity
              Years Ended December 31, 2000, 1999 and 1998 (con't)
                                 (In thousands)


                                                                                      Retained        Accumulated
                                                                       Additional     earnings-          other       Unallocated
                                                          Common        paid-in-      partially      comprehensive   common stock
                                                          stock         capital       restricted         loss        held by ESOP
                                                        ---------      ----------     ----------     -------------   ------------
Comprehensive income:
     Net income                                                --             --         89,899              --              --
     Other comprehensive income, net of tax:
         Net unrealized gain on securities, net of
              reclassification adjustment (1) (2)              --             --             --          65,143              --

     Comprehensive income

Distribution of ESOP and SERP stock                            --         13,583             (4)             --              --
Exercise of stock options and related tax benefit              --             --         (4,850)             --              --
Allocation of ESOP stock                                       --            381             --              --           1,794
Amortization of SBIP stock awards                              --             --           (103)             --              --
Cash dividends declared on common stock                        --             --        (38,049)             --              --
Common stock acquired, at cost                                 --             --             --              --              --
                                                        ---------      ---------      ---------       ---------       ---------
Balance at December 31, 2000                            $     792      $ 506,275      $ 525,784       $ (44,414)      $ (46,631)
                                                        =========      =========      =========       =========       =========

                                                                          Common
                                                                        stock held
                                                         Unearned        by Bank's       Treasury
                                                        common stock       SERP,          stock,
                                                        held by SBIP      at cost         at cost          Total
                                                        ------------    -----------      ---------       ---------
Comprehensive income:
     Net income                                                 --              --              --          89,899
     Other comprehensive income, net of tax:
         Net unrealized gain on securities, net of
              reclassification adjustment (1) (2)               --              --              --          65,143
                                                                                                         ---------
     Comprehensive income                                                                                  155,042
                                                                                                         ---------

Distribution of ESOP and SERP stock                             --             237              --          13,816
Exercise of stock options and related tax benefit               --              --              --          (4,850)
Allocation of ESOP stock                                        --              --              --           2,175
Amortization of SBIP stock awards                            5,186              --              --           5,083
Cash dividends declared on common stock                         --              --              --         (38,049)
Common stock acquired, at cost                                  --            (581)       (189,581)       (190,162)
                                                         ---------       ---------       ---------       ---------
Balance at December 31, 2000                             $ (15,708)      $  (4,535)      $(340,849)      $ 580,714
                                                         =========       =========       =========       =========

(1)   Disclosure of reclassification amount, net of tax, for the years ended:

                                                                                            2000            1999            1998
                                                                                          ---------       ---------       ---------
Net unrealized appreciation (depreciation) arising during the year, net of tax            $  54,390       $(123,209)      $ (11,332)
Less: Reclassification adjustment for net (losses) gains included in net income,
      net of tax                                                                            (10,753)          1,585          10,530
                                                                                          ---------       ---------       ---------
Net unrealized gain (loss) on securities, net of tax                                      $  65,143       $(124,794)      $ (21,862)
                                                                                          =========       =========       =========

(2) The tax (expense) benefit relating to the net unrealized gain (loss) on securities arising during the years ended December 31, 2000, 1999 and 1998 was $(47.3) million, $90.7 million and $15.7 million, respectively.

See accompanying notes to consolidated financial statements.

                              ROSLYN BANCORP, INC.
                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 2000, 1999 and 1998
                                 (In thousands)

                                                                                             2000           1999           1998
                                                                                          -----------    -----------    -----------
Cash flows from operating activities:
Net income                                                                                $    89,899    $    19,626    $    95,543
Adjustments to reconcile net income to net cash provided by operating activities:
         Provision for loan losses                                                              1,000             --          1,500
         Provision for (recovery of) other real estate owned losses                                18           (300)          (830)
         Amortization of excess of cost over fair value of net assets acquired                    361            493            471
         Depreciation and amortization                                                          3,181          3,452          3,793
         Amortization of premiums  (less than) in excess of accretion of discounts            (18,564)         5,277         (5,478)
         ESOP and SBIP expense, net                                                             7,258         21,457         16,118
         Originations and purchases of loans held-for-sale, net of sales
            and securitizations                                                                69,930         35,861        (56,631)
         Gains on sales of loans                                                               (8,225)       (17,309)        (4,680)
         Net losses (gains) on securities                                                      18,557         (2,738)       (18,105)
         Net gain on sale of fixed assets                                                      (3,266)            --             --
         Net gains on sales of real estate owned                                                  (33)            (2)          (337)
         Restructuring charges and merger related costs                                         7,110         41,000             --
         Income taxes deferred and tax benefits attributable to stock plans                     4,721          6,473         15,594
         Changes in assets and liabilities:
                       (Increase) decrease in accrued interest receivable                      (6,178)         4,340         (1,540)
                       Decrease (increase) in other assets                                     11,187          3,064        (22,158)
                       (Decrease) increase in official checks outstanding                      (1,181)         3,286         (6,716)
                       Increase in accrued interest and dividends                               5,043            116          5,347
                       Increase (decrease) in accrued taxes payable                               655        (18,107)         8,914
                       Decrease in accrued expenses and other liabilities                     (10,396)       (17,324)        (1,290)
                       Net decrease in unearned income                                         (7,208)        (3,948)        (1,640)
                       Increase in other, net                                                      --            547            641
                                                                                          -----------    -----------    -----------
                  Net cash provided by operating activities                                   163,869         85,264         28,516
                                                                                          -----------    -----------    -----------
Cash flows from investing activities:
         Proceeds from calls and repayments of debt and mortgage-backed and mortgage
            related securities held-to-maturity and redemption of FHLB capital stock               --         21,125        578,794
         Proceeds from sales and repayments of securities available-for-sale                1,094,167      2,197,502      2,356,754
         Purchases of FHLB capital stock and securities held-to-maturity                      (47,217)        (9,125)      (465,461)
         Purchases of securities available-for sale                                          (627,624)    (2,077,462)    (2,131,541)
         Investment in real estate joint venture                                              (25,000)            --             --
         Purchase of Bank Owned Life Insurance                                               (100,000)            --             --
         Loan originations and purchases net of principal repayments                         (241,782)      (220,596)      (670,283)
         Proceeds from sales of loans held for investment                                       9,868             --         82,096
         Purchases of banking house and equipment, net                                         (2,140)        (2,072)        (5,289)
         Proceeds from sales of other real estate owned                                           144          1,762          2,397
         Excess of cost over fair value of net assets acquired                                     --         (1,259)           (15)
                                                                                          -----------    -----------    -----------
                  Net cash provided by (used in) investing activities                          60,416        (90,125)      (252,548)
                                                                                          -----------    -----------    -----------
Cash flows from financing activities:
         (Decrease) increase in demand deposit, money market and savings accounts             (11,244)        56,754        (16,206)
         Increase (decrease) in certificates of deposit                                        42,413       (230,124)        90,590
         Increase in short-term borrowed funds                                                330,733         44,337         36,795
         (Decrease) increase in long-term borrowed funds                                     (320,249)       272,357        226,023
         (Decrease) increase in mortgagors' escrow and security deposits                      (25,832)       (12,579)        29,809
         Net cash (used in) proceeds from exercise of stock options                            (7,795)       (19,756)         1,112
         Cash dividends paid on common stock                                                  (38,049)       (37,241)       (27,170)
         Cost to repurchase treasury stock                                                   (189,581)       (91,876)       (63,406)
         Cost to repurchase common stock for SERP                                                (581)            --             --
         Proceeds from re-issuance of treasury stock                                               --          7,650             --
                                                                                          -----------    -----------    -----------
                  Net cash (used in) provided by financing activities                        (220,185)       (10,478)       277,547
                                                                                          -----------    -----------    -----------
         Net increase (decrease) in cash and cash equivalents                                   4,110        (15,339)        53,515
         Cash and cash equivalents at beginning of year                                        78,849         94,188         40,673
                                                                                          -----------    -----------    -----------
         Cash and cash equivalents at end of year                                         $    82,949    $    78,849    $    94,188
                                                                                          ===========    ===========    ===========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
         Interest on deposits and borrowed funds                                          $   337,088    $   315,078    $   265,001
                                                                                          ===========    ===========    ===========
         Income taxes                                                                     $    26,566    $    56,078    $    12,740
                                                                                          ===========    ===========    ===========
Non-cash investing activities:
         Additions to real estate owned, net                                              $       422    $       141    $     1,209
                                                                                          ===========    ===========    ===========
         Transfer of securities from held-to-maturity to available-for-sale,
            at amortized cost                                                             $        --    $ 1,269,280    $        --
                                                                                          ===========    ===========    ===========

See accompanying notes to consolidated financial statements.

                              ROSLYN BANCORP, INC.

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

(1)   Summary of Significant Accounting Policies and Related Matters
      --------------------------------------------------------------

Roslyn Bancorp, Inc. was organized under Delaware law as the savings and loan holding company for The Roslyn Savings Bank and its subsidiaries (collectively, the Bank) in connection with the Bank's conversion from a New York State chartered mutual savings bank to a New York State chartered stock savings bank on January 10, 1997. The following is a summary of significant accounting policies of Roslyn Bancorp, Inc. and its wholly-owned subsidiaries (collectively, the Company).

On August 28, 2000, the Company announced strategic initiatives and plans to discontinue the residential mortgage banking business through the divestiture of its subsidiary, Roslyn National Mortgage Corporation (RNMC). In connection with this strategy, the Bank sold off a substantial part of the residential origination capabilities of RNMC to a third party mortgage company during the fourth quarter of 2000. Substantially all of RNMC's remaining residential loan production and servicing operations were divested during the fourth quarter of 2000. The Company recorded a pre-tax restructuring charge of $12.0 million in the third quarter of 2000 related to the divestituredivestiture of RNMC. See
Note 3 for further discussion.

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

The Company's business consists primarily of the business activities of the Bank, which activities include attracting deposits from the general public and originating real property loans (residential mortgage, construction, commercial and multi-family property loans) and consumer loans. Deposits at the Bank are insured up to applicable limits by the Bank Insurance Fund (BIF) of the Federal Deposit Insurance Corporation (FDIC). The Bank is subject to comprehensive regulation, examination and supervision by the New York State Banking Department (NYSBD) and the FDIC.

      (a)   Principles of Consolidation and Basis of Financial Statement
            ------------------------------------------------------------
            Presentation
            ------------

      The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. When necessary, certain reclassifications have been made to prior year amounts to conform to the current year presentation.

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

      (c)   Debt, Equity, Mortgage-Backed and Mortgage Related Securities
            -------------------------------------------------------------

      In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company is required to report debt, readily-marketable equity, mortgage-backed and mortgage related securities in one of the following categories: (1) "held-to-maturity" (management has a positive intent and ability to hold to maturity) which are to be reported at amortized cost adjusted, in the case of debt securities, for the amortization of premiums and accretion of discounts; (2) "trading" (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and (3) "available-for-sale" (all other debt, equity, mortgage-backed and mortgage related securities) which are to be reported at fair value, with unrealized gains and losses reported net of tax as accumulated other comprehensive income or loss, a separate component of stockholders' equity. The Company determines the appropriate classification of each security, as either "trading," "held-to-maturity" or "available-for-sale" at the time of purchase.

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

      The Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," effective January 1, 1997. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial component approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. A mortgage banking enterprise must recognize as separate assets the rights to service mortgage loans for others, however acquired. For mortgage servicing rights (MSRs) that are created through the origination of mortgage loans, and where the loans are subsequently sold or securitized with servicing rights retained, the statement requires that the total cost of the mortgage loans should be allocated to the mortgage servicing rights and the loans based on their relative fair values. The statement also requires the assessment of capitalized mortgage servicing rights for impairment to be based on the current fair value of those rights and recognized through a valuation allowance.

      Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. MSRs are amortized as a reduction to loan servicing fee income using the interest method over the estimated remaining life of the underlying mortgage loans. MSRs are carried at the lower of allocated cost or fair value. The Company estimates the fair value of its MSRs internally, based on a proprietary valuation model and third party valuations. The value of MSRs is based upon the Company's stratification of the mortgage servicing portfolio, considering the predominant risk characteristics of the underlying loans, including estimates of the cost of servicing per loan, discount rate, float rate, inflation rate, ancillary income per loan, prepayment speeds and default rates. Each strata is then discounted to reflect the present value of the expected future cash flows utilizing current market assumptions. Impairment, if any, is recognized through a valuation allowance.

      Income from mortgage banking operations is comprised of the gains or losses generated from the sale of mortgage loans into the secondary market, including all fees and mortgage servicing rights related thereto, and servicing fee income and the amortization of servicing rights relating to servicing loans for others. It should be noted that, in conjunction with the 2000 divestiture of the Bank's mortgage banking subsidiary, RNMC, the Company's mortgage banking operations were significantly restructured.

      A substantial portion of the Company's loans are secured by real estate in the New York Metropolitan area. Accordingly, the ultimate collectibility of such a loan portfolio is susceptible to changes in market conditions in the New York Metropolitan area.

      The Company defers certain loan origination and commitment fees, net of certain origination costs, and amortizes them as an adjustment of the loan's yield over the term of the related loan using the interest method. When a loan is sold or repays, the remaining net unamortized fee is taken into income.

      (e)   Allowance for Loan Losses
            -------------------------

      The allowance for loan losses is based on a periodic analysis of the loan portfolio and reflects an amount that, in management's judgment, is adequate to provide for loan losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors such as the Company's loan growth, prior loss experience, present and potential risks of the loan portfolio and current economic conditions. Provisions for loan losses are charged to operations. Loans, including impaired loans, are charged-off against the allowance for loan losses when the collectibility of loan principal is unlikely. Recoveries of loans previously charged-off are credited to the allowance.

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

      It is the Bank's general policy to discontinue accruing interest on all loans which are more than 90 days past due, or when in the opinion of management, such suspension is warranted. When a loan is placed on non-accrual status, the Bank ceases the accrual of interest owed and previously accrued interest is charged against interest income. Loans are generally returned to accrual status when the loan delinquency status is less than 90 days past due and the Bank has reasonable assurance that the loan will be fully collectible.

      In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and the amendment thereof, SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," the Company considers a loan impaired when, based upon current information and events, it is probable that it will be unable to collect all amounts due for both principal and interest, according to the contractual terms of the loan agreement. Loans individually reviewed for impairment by the Company within the scope of SFAS No. 114 are limited to loans modified in a troubled debt restructuring (TDR) and commercial and multi-family first mortgage loans. SFAS No. 114 generally does not apply to those smaller-balance homogeneous loans that are collectively evaluated for impairment, which for the Company, include one- to four-family first mortgage loans, student loans and consumer loans, other than those modified in a TDR. The measurement value of the Company's impaired loans is based on the fair value of the underlying collateral. The Company identifies and measures impaired loans in conjunction with its review of the adequacy of its allowance for loan losses. Specific factors utilized in the identification of impaired loans include, but are not limited to, delinquency status, loan-to-value ratio, the condition of the underlying collateral, credit history and debt coverage.

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

      (f)   Banking House and Equipment
            ---------------------------

      Land is carried at cost and banking houses are carried at cost, less an allowance for depreciation computed on the straight-line method over a twenty-five- to fifty-year period. Leasehold improvements are stated at cost, less accumulated amortization. Amortization is computed on the straight-line method over the terms of the respective lease or the life of the improvement, whichever is shorter. Furniture, fixtures and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method on the estimated service lives over a three- to ten-year period.

      (g)   Real Estate Owned
            -----------------

      Real estate acquired through foreclosure or deed-in-lieu of foreclosure are reported at the lower of cost or fair value at the acquisition date, and subsequently at the lower of its new cost or fair value less estimated selling costs. Cost represents the unpaid loan balance at the acquisition date plus expenses, when appropriate, incurred to bring the property to a salable condition. The Company maintains an allowance for subsequent declines in a property's carrying value. Certain costs relating to holding the properties, and gains or losses resulting from the disposition of properties are recognized in current period operations. At December 31, 2000, the Company had $293,000 of real estate owned. The Company had no real estate owned at December 31, 1999.

      (h)   Income Taxes
            ------------

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

      (i)   Summary of Retirement Benefits
            ------------------------------

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

      (j)   Stock-Based Compensation
            ------------------------

      In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company adheres to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", in accounting for its stock-based compensation plans and discloses in the footnotes to the financial statements pro-forma net income and earnings per share (EPS) information as if the fair value based method had been adopted.

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

      (k)   Earnings Per Share
            ------------------

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

      (l)   Treasury Stock
            --------------

      Common stock shares repurchased are recorded as treasury stock at cost.

      (m)   Operating Segments
            ------------------

      The Financial Accounting Standards Board (FASB) issued in June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which established standards for the way public business enterprises are to report information about operating segments in interim reporting. This statement also established standards for related disclosures about products, services, geographic areas and major customers. In adopting SFAS No. 131, the Company determined that, using the definitions contained in the statement, all of its activities constitute only one reportable operating segment.

      (n)   New Accounting Pronouncements
            -----------------------------

      In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement replaces SFAS No. 125 . SFAS No. 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company does not believe that there will be a material impact on its financial condition or results of operations upon the adoption of SFAS No. 140.

      In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133." This statement amends and supersedes certain paragraphs of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities ." The effective date for SFAS No. 138 is for fiscal years beginning after June 15, 2000. SFAS No s. 138 and 133 apply to quarterly and annual financial statements. There will not be a material impact on the Company's financial condition or results of operations upon the adoption of SFAS No s. 138 and 133.

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

Pursuant to the merger agreement, each share of T R Financial Corp. common stock was converted into shares of the Company's common stock at a fixed exchange ratio of 2.05 shares of Roslyn Bancorp, Inc. common stock for each share of T R Financial Corp. held. As a result, 17,347,768 shares of T R Financial Corp. common stock were exchanged for 35,528,785 shares of the Company's common stock, and a total of 1,746,880 T R Financial Corp. stock options were converted into options to purchase a maximum of 3,581,103 shares of the Company's common stock at exercise prices ranging from $2.20 to $17.32 per share depending on the exercise price of the underlying T R Financial Corp. stock option.

Merger related costs associated with the acquisition of T R Financial Corp. were comprised of $16.9 million of transaction costs, $39.9 million of severance and other compensation costs, $24.6 million of ESOP amortization costs and $6.5 million of costs associated with combining operations. At December 31, 2000, $1.7 million of such costs remains in the other liabilities on the accompanying consolidated statements of financial condition, which consists primarily of unpaid employment benefits.

(3)   Restructuring Charge
      --------------------

On August 28, 2000, the Company announced strategic initiatives and plans to discontinue the residential mortgage banking business through the divestiture of its subsidiary, RNMC. In connection with this strategy, the Bank entered into a letter of intent for the sale of part of the residential origination capabilities of RNMC.

The divestiture of RNMC included, among other things, the termination of employees, disposal of the net assets of the Company and the cancellation of contracts. The Company recognized as liabilities only those items that qualify for recognition under the consensus reached in Issue No. 94-3 by the Emerging Issues Task Force, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit An Activity (including Certain Costs Incurred in a Restructuring)."

The Company has recorded all direct costs related to the RNMC divestiture as liabilities and the total pre-tax charge of $12.0 million has been classified as a restructuring charge in the Company's consolidated statement of income for the year ended December 31, 2000. Such costs relate to restructuring plans and/or exit plans formally adopted by the Company.

The following table sets forth the components of the Company's restructuring charge (in thousands):

Employment contracts and termination payments                            $ 2,434

Legal, professional and other transaction fees                             1,225

Goodwill impairment                                                        1,743

Write-down of fixed assets and other assets                                6,571
                                                                         -------
Total provision charged to income                                        $11,973
                                                                         =======

The Company has a remaining unpaid accrued restructuring charge balance at December 31, 2000 of $1.1 million that is comprised primarily of unpaid employment contracts and other miscellaneous fees. It is anticipated that these amounts will be disbursed during the first half of 2001.

(4)   Securities, net
      ---------------

Securities, net at December 31, 2000 and 1999 are summarized as follows:

                                                                                               At December 31, 2000
                                                                               -----------------------------------------------------
                                                                                                Gross        Gross         Estimated
                                                                               Amortized     Unrealized    Unrealized        Fair
                                                                                 Cost           Gain          Loss           Value
                                                                               ----------    ----------    ----------     ----------
Available-for-sale:                                                                               (In thousands)
     Debt securities:
         United States Government - direct and
           guaranteed, net                                                     $   41,055    $      273    $       --     $   41,328
         United States Government agencies, net                                   666,285         3,435        (4,169)       665,551
         State, county and municipal, net                                           4,463           402            --          4,865
                                                                               ----------    ----------    ----------     ----------
     Total debt securities available-for-sale, net                                711,803         4,110        (4,169)       711,744
                                                                               ----------    ----------    ----------     ----------

     Equity securities:
         Preferred and common stock                                               201,721         4,312       (22,989)       183,044
         Trust preferreds, net                                                    218,951            --       (36,566)       182,385
         Other                                                                      9,040           821          (323)         9,538
                                                                               ----------    ----------    ----------     ----------
     Total equity securities available-for-sale, net                              429,712         5,133       (59,878)       374,967
                                                                               ----------    ----------    ----------     ----------
     Total debt and equity securities available-for-sale, net                   1,141,515         9,243       (64,047)     1,086,711
                                                                               ----------    ----------    ----------     ----------

     Mortgage-backed and mortgage related securities:
       GNMA pass-through securities, net                                          543,227         5,804        (3,503)       545,528
       FNMA pass-through securities, net                                          140,561           788           (48)       141,301
       FHLMC pass-through securities, net                                         140,187         3,700           (36)       143,851
       GNMA adjustable-rate mortgage pass-through
              securities, net                                                     175,253         2,028            --        177,281
       Whole loan private collateralized mortgage obligations, net                227,450           382          (725)       227,107
       Agency collateralized mortgage obligations, net                            885,145           809       (31,039)       854,915
                                                                               ----------    ----------    ----------     ----------
         Total mortgage-backed and mortgage related
           securities available-for-sale, net                                   2,111,823        13,511       (35,351)     2,089,983
                                                                               ----------    ----------    ----------     ----------
     Total securities available-for-sale, net                                  $3,253,338    $   22,754    $  (99,398)    $3,176,694
                                                                               ==========    ==========    ==========     ==========

                                                                                               At December 31, 1999
                                                                          ----------------------------------------------------------
                                                                                           Gross           Gross          Estimated
                                                                           Amortized     Unrealized      Unrealized         Fair
                                                                              Cost          Gain            Loss            Value
                                                                          -----------    -----------     -----------     -----------
Available-for-sale:                                                                             (In thousands)
     Debt securities:
         United States Government - direct and
              guaranteed, net                                             $    67,192    $       688     $        --     $    67,880
         United States Government agencies, net                               287,642             55         (19,755)        267,942
         State, county and municipal, net                                       4,762             71              --           4,833
                                                                          -----------    -----------     -----------     -----------
     Total debt securities available-for-sale, net                            359,596            814         (19,755)        340,655
                                                                          -----------    -----------     -----------     -----------

     Equity securities:
         Preferred and common stock                                           227,854          8,685         (33,786)        202,753
         Trust preferreds, net                                                194,604             --         (25,564)        169,040
         Other                                                                 16,541          1,070            (858)         16,753
                                                                          -----------    -----------     -----------     -----------
     Total equity securities available-for-sale, net                          438,999          9,755         (60,208)        388,546
                                                                          -----------    -----------     -----------     -----------
     Total debt and equity securities available-for-sale, net                 798,595         10,569         (79,963)        729,201
                                                                          -----------    -----------     -----------     -----------

     Mortgage-backed and mortgage related securities:
       GNMA pass-through securities, net                                      638,855          1,227         (18,877)        621,205
       FNMA pass-through securities, net                                      177,003              7          (4,341)        172,669
       FHLMC pass-through securities, net                                     171,591          2,271            (281)        173,581
       GNMA adjustable-rate mortgage pass-through
            securities, net                                                   174,480          1,517              --         175,997
       FNMA adjustable-rate mortgage pass- through
            securities, net                                                    63,148             --              --          63,148
       Whole loan private collateralized mortgage
            obligations, net                                                  536,320             15         (22,395)        513,940
       Agency collateralized mortgage obligations, net                      1,159,882             57         (79,195)      1,080,744
                                                                          -----------    -----------     -----------     -----------
       Total mortgage-backed and mortgage related
            securities available-for-sale, net
                                                                            2,921,279          5,094        (125,089)      2,801,284
                                                                          -----------    -----------     -----------     -----------
     Total securities available-for-sale, net                             $ 3,719,874    $    15,663     $  (205,052)    $ 3,530,485
                                                                          ===========    ===========     ===========     ===========

Sales of securities are summarized as follows:

                                                                             Years Ended December 31,
                                                                   --------------------------------------------
                                                                     2000              1999              1998
                                                                   --------          --------          --------
Proceeds from sales:                                                               (In thousands)
         Equity securities                                         $ 56,227          $ 71,091          $232,574
         Debt securities                                             29,165           213,693           366,480
         Mortgage-backed and mortgage related securities            515,292           479,198           645,370

Gross gains:
         Equity securities                                         $  6,811          $ 15,036          $ 15,688
         Debt securities                                                 48               839             2,039
         Mortgage-backed and mortgage related securities                  4               936               731

Gross losses:
         Equity securities                                         $  2,787          $  1,534          $    312
         Debt securities                                              1,273               351                41
         Mortgage-backed and mortgage related securities             21,360            12,188                --

During the years ended December 31, 2000, 1999 and 1998, sales of debt, equity, mortgage-backed and mortgage related securities were from the "available-for-sale" portfolios, except during the year ended December 31, 1998 when sales of investments in debt securities were from both the "held-to-maturity" and "available-for-sale" portfolios. Investments in debt securities referred to as being "sold" from the "held-to-maturity" portfolio were either called or sold within 90 days of the maturity date. Included in the Company's "available-for-sale" securities portfolio are mortgage-backed and mortgage related securities which, except for collateralized mortgage obligations (CMOs), represent participating interests in pools of first mortgage loans.

Interest income on debt and equity securities also includes the amortized premiums relating to the Company's investments in certain callable preferred stocks in the amounts of $25,000, $23,000 and $559,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

The contractual maturities of mortgage-backed, mortgage related and debt securities available-for-sale, net at December 31, 2000 and 1999 are as follows:

                                      At December 31, 2000            At December 31, 1999
                                    --------------------------      --------------------------
                                    Amortized       Estimated       Amortized       Estimated
                                       Cost         Fair Value         Cost         Fair Value
                                    ----------      ----------      ----------      ----------
                                                          (In thousands)
Within 1 year                       $   40,053      $   40,313      $   27,270      $   27,303
After 1 year through 5 years             2,008           2,036          45,670          46,401
After 5 years through 10 years          42,324          42,437          87,642          86,154
Over 10 years                        2,739,241       2,716,941       3,120,293       2,982,081
                                    ----------      ----------      ----------      ----------
                                    $2,823,626      $2,801,727      $3,280,875      $3,141,939
                                    ==========      ==========      ==========      ==========

Contractual maturities may differ from expected maturities since borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed and mortgage related securities is based on their weighted average maturities.

(5)   Loans Held-for-Sale, net and Loans Receivable Held for Investment, net

Loans held-for-sale, net at December 31, 2000 and 1999 are summarized as follows:

                                                         2000             1999
                                                        -------          -------
                                                             (In thousands)

One- to four-family loans, net                          $    --          $61,064
Student loans                                               822            1,788
                                                        -------          -------
    Total loans held-for-sale, net                      $   822          $62,852
                                                        =======          =======

Previously, the Company originated most fixed-rate and adjustable-rate one- to four-family loans for immediate sale to the Federal National Mortgage Association (FNMA) or other investors. Concurrent with the divestiture of RNMC, the Company's origination of loans for sale to third parties has been de-emphasized. Student loans are sold to the Student Loan Marketing Association generally during the grace period of the loan, before principal repayment begins. During the years ended December 31, 2000, 1999 and 1998, the Company recorded aggregate net gains of $63,000, $49,000 and $90,000, respectively, on sales of student loans.

Loans receivable held for investment, net at December 31, 2000 and 1999 are summarized as follows:

                                                                 2000           1999
                                                              -----------    -----------
                                                                     (In thousands)
Real estate loans:
         One- to four-family                                  $ 3,046,228    $ 2,903,771
         Multi-family                                             102,824         89,161
         Home equity and second mortgage                          153,239        139,191
         Commercial real estate                                   523,028        489,504
         Construction and development                             138,205        107,781
                                                              -----------    -----------
                  Total real estate loans                       3,963,524      3,729,408

         Net unamortized discount and deferred income              (2,364)        (3,496)
         Net deferred loan origination costs                       21,896         20,799
                                                              -----------    -----------
                  Total real estate loans, net                  3,983,056      3,746,711

Consumer and other loans, net:
         Consumer and other                                        38,173         21,947
         Automobile leases, net                                    65,627         79,804
                                                              -----------    -----------
                  Total consumer and other loans, net             103,800        101,751
Allowance for loan losses                                         (40,524)       (40,155)
                                                              -----------    -----------
                  Loans receivable held for investment, net   $ 4,046,332    $ 3,808,307
                                                              ===========    ===========

The principal balance of non-accrual loans was $9.8 million, $19.0 million and $18.7 million at December 31, 2000, 1999 and 1998, respectively. Interest income that would have been recorded if the loans had been performing in accordance with their original terms aggregated $596,000, $2.5 million and $1.5 million during the years ended December 31, 2000, 1999 and 1998, respectively.

The principal balance of restructured loans that have not complied with the terms of their restructuring agreement for a satisfactory period of time was $1.2 million and $909,000 at December 31, 1999 and 1998, respectively. No such loans were outstanding at December 31, 2000. Interest income that would have been recorded if the loans had been performing in accordance with their original terms aggregated $107,000 and $76,000 during the years ended December 31, 1999 and 1998, respectively. Interest income recorded for restructured loans amounted to $558,000, $671,000 and $433,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Additionally, restructured loans totaling $4.4 million, $7.6 million and $4.1 million have complied with the terms of the restructuring agreement for a satisfactory period and were returned to the performing loan portfolio during the years ended December 31, 2000, 1999 and 1998, respectively.

Loans in arrears three months or more was as follows at:

                                           Amount   Percent of Loans
                                           ------   ----------------
                                         (Dollars in thousands)

                 December 31, 2000        $ 9,780        0.24%
                                          =======        ====
                 December 31, 1999        $18,963        0.49%
                                          =======        ====
                 December 31, 1998        $20,649        0.57%
                                          =======        ====

The Company has entered into various agreements to service loans for others. At December 31, 2000 and 1999, 1,258 loans and 15,209 loans, respectively, with total balances of $187.0 million and $1.31 billion, respectively, were being serviced for others. The Company has not retained a participation in these loans. The right to service loans for others is generally obtained by either the sale of loans with servicing retained or through the open market purchase of MSRs.

During the years ended December 31, 2000, 1999 and 1998, the Company sold without recourse $387.2 million, $815.9 million and $351.9 million, respectively, of whole loans with servicing retained. Service fee income of $3.6 million, $4.3 million and $3.4 million is included, net, in mortgage banking operations in the accompanying consolidated statements of income for the years ended December 31, 2000, 1999 and 1998, respectively. Additionally, the Company capitalized MSRs in the amount of $4.4 million, $6.7 million and $6.8 million during the years ended December 31, 2000, 1999 and 1998, respectively.

Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. MSRs are amortized as a reduction to service fee income on the interest method over the estimated remaining life of the underlying mortgage loans. For the year ended December 31, 2000, there was no valuation allowance for impairment of MRSs. For the years ended December 31, 1999 and 1998 such allowance totaled $117,000.

MSR activity for the years ended December 31, 2000, 1999 and 1998 is summarized as follows:

                                                 2000        1999        1998
                                               --------    --------    --------
                                                        (In thousands)

Balance at beginning of year                   $ 18,070    $ 13,896    $  9,312
Originated mortgage servicing rights              4,374       6,681       6,751
Less:
        Mortgage servicing rights sold          (19,115)         --          --
        Amortization                             (1,649)     (2,507)     (2,167)
                                               --------    --------    --------
                                                  1,680      18,070      13,896
Valuation allowance for impairment                   --        (117)       (117)
                                               --------    --------    --------
Balance at end of year                         $  1,680    $ 17,953    $ 13,779
                                               ========    ========    ========

During 2000, the Company sold the rights to service $1.23 billion of loans resulting in a gain of $3.3 million, which is included in the consolidated statement of income in mortgage banking operations income. No such transactions occurred during the years ended December 31, 1999 or 1998.

(6)   Allowance for Loan Losses
      -------------------------

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

The Company's recorded investment in impaired loans at December 31, 2000 and 1999 was $3.1 million and $4.5 million, respectively. The Company did not maintain a related allowance for these loans. The Company's average recorded investment in impaired loans for the years ended December 31, 2000, 1999 and 1998 was $3.5 million, $4.5 million and $5.3 million, respectively. Interest income recognized on impaired loans, which was not materially different from cash-basis interest income, amounted to $54,000, $36,000 and $325,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

The following is a summary of the activity in the allowance for loan losses account:

                                                 Years Ended December 31,
                                         --------------------------------------
                                           2000           1999           1998
                                         --------       --------       --------
                                                     (In thousands)

Balance at beginning of year             $ 40,155       $ 40,207       $ 38,946
Provisions for loan losses                  1,000             --          1,500
Charge-offs                                  (893)          (195)          (702)
Recoveries                                    262            143            463
                                         --------       --------       --------
Balance at end of year                   $ 40,524       $ 40,155       $ 40,207
                                         ========       ========       ========

(7)   Banking House and Equipment, net
      --------------------------------

A summary of banking house and equipment, at cost, net of accumulated depreciation and amortization, and land, at cost, at December 31, 2000 and 1999 is as follows:

                                                          2000           1999
                                                        --------       --------
                                                             (In thousands)

Land                                                    $  3,327       $  2,727
Banking house                                             29,690         29,712
Furniture, fixtures and equipment                         14,531         17,814
                                                        --------       --------
                                                          47,548         50,253
Accumulated depreciation and amortization                (18,129)       (19,463)
                                                        --------       --------
                                                        $ 29,419       $ 30,790
                                                        ========       ========

Depreciation and amortization of banking house and equipment of $3.2 million, $3.5 million and $3.8 million was included in occupancy and equipment expense for the years ended December 31, 2000, 1999 and 1998, respectively.

(8)   Accrued Interest Receivable
      ---------------------------

Accrued interest receivable at December 31, 2000 and 1999 is summarized as follows:

                                                              2000        1999
                                                             -------     -------
                                                                (In thousands)

Loans                                                        $25,275     $19,027
Mortgage-backed and mortgage related securities               12,604      16,612
Debt and equity securities                                    11,062       7,124
                                                             -------     -------
                                                             $48,941     $42,763
                                                             =======     =======

(9)   Deposits
      --------

Savings and time deposit account balances (excluding demand deposit accounts) are summarized as follows:

                                         At December 31, 2000               At December 31, 1999
                                     ---------------------------        ---------------------------
                                       Weighted                          Weighted
                                     Average Rate       Amount          Average Rate       Amount
                                     ------------     ----------        ------------     ----------
                                                         (Dollars in thousands)
Type of account:
         Savings accounts                1.87%        $  832,036            2.02%        $  915,369
         Certificates of deposit         5.96          2,647,867            5.31          2,605,454
         Money market accounts           4.59            250,668            4.08            228,760
                                                      ----------                         ----------
                                                      $3,730,571                         $3,749,583
                                                      ==========                         ==========

Scheduled maturities of certificates of deposit are as follows:

                                                     At December 31, 2000                            At December 31, 1999
                                            ----------------------------------------       ----------------------------------------
                                            Weighted                                       Weighted
                                             Average                                        Average
                                              Rate          Amount           Percent         Rate            Amount         Percent
                                            --------      ----------         -------       --------        ----------       -------
                                                                              (Dollars in thousands)
1 year or less                                5.96%       $2,253,983          85.13%          5.12%       $1,879,132         72.12%
Greater than 1 year through 2 years           5.97           251,058           9.48           5.82           453,453         17.40
Greater than 2 years through 3 years          5.88            51,144           1.93           6.03           153,703          5.90
Greater than 3 years through 4 years          5.91            62,233           2.35           5.78            43,177          1.66
Greater than 4 years through 5 years          6.14            12,172           0.46           5.85            55,008          2.11
Over 5 years                                  5.99            17,277           0.65           5.96            20,981          0.81
                                                          ----------         ------                       ----------       -------
                                                          $2,647,867         100.00%                      $2,605,454        100.00%
                                                          ==========         ======                       ==========       =======

Certificates of deposit in excess of $100,000 were $523.7 million and $490.9 million at December 31, 2000 and 1999, respectively. Additionally, included in certificates of deposit at December 31, 2000 and 1999 were brokered deposits totaling $54.7 million and $94.6 million, respectively.

Demand deposits are summarized as follows:

                            At December 31, 2000         At December 31, 1999
                           ----------------------      ------------------------
                             Weighted                    Weighted
                           Average Rate    Amount      Average Rate      Amount
                           ------------    ------      ------------      ------
                                        (Dollars in thousands)
Type of account:
   Personal                     --        $149,943            --        $151,395
   Super NOW and NOW          1.78%        196,267          1.94%        144,634
                                          --------                      --------
                                          $346,210                      $296,029
                                          ========                      ========

The FDIC insures deposits of account holders up to $100,000 per insured depositor. To provide for this insurance, the Company must pay a risk-based annual assessment, which considers the financial soundness of the institution and its capitalization level (see Note 18). At December 31, 2000 and 1999, the Company was assessed at the FDIC's lowest assessment level, as a well capitalized institution. For the years ended December 31, 2000 and 1999, the Company paid $952,000 and $648,000, respectively, in FDIC insurance premiums.

Interest expense on deposit balances for the years ended December 31, 2000, 1999 and 1998 is summarized as follows:

                                              2000          1999          1998
                                            --------      --------      --------
                                                       (In thousands)
Savings accounts                            $ 17,571      $ 21,791      $ 28,498
Certificates of deposit                      143,799       141,882       155,466
Money market accounts                         10,512         6,567         2,537
Super NOW and NOW accounts                     3,130         3,208         4,568
                                            --------      --------      --------
                                            $175,012      $173,448      $191,069
                                            ========      ========      ========

(10)  Borrowed Funds
      --------------

Borrowed funds at December 31, 2000 and 1999 are summarized as follows:

                                                2000                          1999
                                       ------------------------      -------------------------
                                                     Weighted                       Weighted
                                       Balance     Average Rate      Balance      Average Rate
                                       -------     ------------      -------      ------------
                                                     (Dollars in thousands)
Reverse-repurchase agreements        $2,072,614        5.98%        $2,449,345        5.66%
Other borrowings                        782,411        6.02            395,196        5.19
                                     ----------                     ----------
                                     $2,885,025                     $2,844,541
                                     ==========                     ==========

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

At December 31, 2000 and 1999, all outstanding reverse-repurchase agreements had original contractual maturities ranging from four days to ten years. The securities underlying the reverse-repurchase agreements were secured by available-for-sale Government agency notes, mortgage-backed securities and trust preferreds, except for $225.0 million of reverse-repurchase agreements with the Federal Home Loan Bank (FHLB), which are secured by one-to four-family loans. The following is a summary of information relating to these reverse-repurchase agreements:

                                                                   At or For the Years Ended December 31,
                                                                   --------------------------------------
                                                                      2000          1999          1998
                                                                   ----------    ----------    ----------
                                                                          (Dollars in thousands)
Book value of collateral (including accrued interest):
       U.S. Treasury notes                                         $       --    $   55,725    $   51,946
       Government agency notes                                        235,824       202,800       102,710
       Trust preferreds                                               108,814            --            --
       Mortgage-backed securities:
              Available-for-sale                                    1,675,954     2,355,193       984,669
              Held-to-maturity                                             --            --     1,059,125

Estimated fair value of collateral
       (including accrued interest):
       U.S. Treasury notes                                                 --        56,216        52,609
       Government agency notes                                        236,388       186,679       102,957
       Trust preferreds                                                87,539            --            --
       Mortgage-backed securities:
              Available-for-sale                                    1,652,497     2,251,720       983,197
              Held-to-maturity                                             --            --     1,027,703
---------------------------------------------------------------------------------------------------------
Average balance of outstanding
     agreements during the year                                    $2,078,967    $2,305,473    $2,100,206
                                                                   ==========    ==========    ==========
Maximum balance of outstanding agreements
     at any month end during the year                              $2,226,662    $2,594,268    $2,341,847
                                                                   ==========    ==========    ==========
Average interest rate for the year                                       5.95%         5.70%         5.81%
                                                                   ==========    ==========    ==========

The contractual maturities of the outstanding reverse-repurchase agreements at December 31, 2000 were as follows:

                                      Balance
                                   --------------
                                   (In thousands)

             2001                   $  565,211
             2002                      522,403
             2004                      100,000
             2005                       25,000
             2007                      225,000
             2008                      110,000
             2010                      525,000
                                    ----------
                                    $2,072,614
                                    ==========

Included in the 2001 maturity category above is $116.3 million and $105.3 million of reverse-repurchase agreements with contractual maturities of up to 30 days and 30 to 90 days, respectively, which are collateralized by available-for-sale mortgage-backed securities and trust preferreds with a book value (including accrued interest) of $162.7 million and $113.1 million, respectively, and an estimated fair value (including accrued interest) of $140.7 million and $111.0 million, respectively. All remaining reverse-repurchase agreements have contractual maturities in excess of 90 days, which are collateralized by available-for-sale government agency notes and mortgage-backed securities with book values (including accrued interest) of $235.8 million and $1.56 billion, respectively, and estimated fair values (including accrued interest) of $236.4 million and $1.54 billion, respectively.

The Bank maintains a $100.0 million overnight line of credit with the FHLB. Included in other borrowed funds at December 31, 2000 is $10.0 million of borrowings drawn under this line at an interest rate of 6.60%. At December 31, 1999, such borrowings under this line of credit were $100.0 million at an interest rate of 4.60%. In addition, the Bank may access funds through a $100.0 million one month facility from the FHLB. At December 31, 2000 there were no borrowings outstanding under this facility as compared to $85.0 million at an interest rate of 4.10% at December 31, 1999. Additionally, included in borrowings at December 31, 2000, were FHLB advances of $75.0 million, which have fixed interest rates between 5.52% and 5.73%, for five years and which may become convertible by the FHLB in 2002, and quarterly thereafter. FHLB advances and FHLB overnight line of credit borrowings are secured under an assignment arrangement of eligible collateral, primarily mortgage loans, in an amount equal to 110% of outstanding advances.

Subsequent to the Merger in 1999, the Company restructured $427.1 million of reverse-repurchase agreements and $118.1 million of FHLB borrowings. These borrowed funds had maturities between less than one year and four years and a weighted average rate of 5.98%. The borrowings were then replaced with new funds with a weighted average rate of 4.98% and maturities between less than one year and four years. As a result, for the year ended December 31, 1999, the Company incurred a prepayment penalty of $7.2 million ($4.2 million, net of tax). The prepayment penalty is reflected as an extraordinary item in the Company's December 31, 1999 consolidated statement of income.

Interest expense on borrowings for the years ended December 31, 2000, 1999 and 1998 is summarized as follows:

                                              2000          1999          1998
                                            --------      --------      --------
                                                       (In thousands)

Reverse-repurchase agreements               $123,781      $131,467      $122,094
Other borrowings                              43,338        10,279        30,641
                                            --------      --------      --------
                                            $167,119      $141,746      $152,735
                                            ========      ========      ========

(11)  Stockholders' Equity
      --------------------

The Bank established a liquidation account, as of the date of Conversion, in the amount of $222.2 million, equal to its retained earnings as of the date of the latest consolidated statement of financial condition appearing in the final prospectus. The liquidation account is maintained for the benefit of eligible pre-Conversion account holders who continue to maintain their accounts at the Bank after the date of Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. As of December 31, 2000, the balance in the liquidation account was $38.4 million, which includes the eligible account holder's interest from T R Financial Corp.'s initial public offering on June 29, 1993. In the event of a complete liquidation, each eligible account holder will be entitled, under New York State Law, to receive a distribution from the liquidation account in an amount equal to their current adjusted account balances for all such depositors then holding qualifying deposits in the Bank.

Subsequent to the Conversion, the Bank (including T R Financial Corp's conversion on June 29, 1993) may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements or would reduce the Bank's capital level below the then aggregate balance required for the liquidation account. The Company, unlike the Bank, is not subject to the same restrictions regarding the declaration or payment of dividends to its shareholders, although the source of the Company's dividends may depend upon the Bank's ability to pay dividends. The Company is subject to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of its net assets over its stated capital or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

In 2000, the Company adopted a stockholder rights plan and declared a dividend of one preferred share purchase right (Right) for each outstanding share of common stock of the Company. Each Right will entitle stockholders to buy a one one-thousandth interest in a share of a new series of preferred stock of the Company at an exercise price of $75.00 per share if the Company determines that certain events have occurred. The Rights are designed to ensure that all of the stockholders of Roslyn Bancorp, Inc. receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs and other abusive tactics to gain control of the Company without paying all stockholders a fair price.

The Rights dividend distribution was payable to stockholders of record on October 10, 2000. The Rights will expire ten years after the distribution date on October 10, 2010. The distribution of the Rights is not taxable to stockholders.

(12)  Income Taxes
      ------------

Total provision for income taxes differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to income before provision for income taxes as a result of the following:

                                                               Years Ended December 31,
                                                            --------------------------------
                                                              2000        1999        1998
                                                            --------    --------    --------
                                                                     (In thousands)
Expected income tax expense at statutory Federal tax rate   $ 42,451    $ 23,632    $ 51,431
State and local taxes, net of Federal income tax benefit       2,380       3,302       4,112
Merger related (benefit) costs                                (3,961)     22,893          --
Dividend received deduction                                   (3,161)     (3,278)     (4,156)
Bank owned life insurance                                     (1,659)         --          --
Charitable contribution                                       (2,224)         --          --
ESOP expense                                                      --          --       2,288
Change in valuation allowance                                     --      (1,600)         --
Other, net                                                    (2,438)     (1,292)     (2,273)
                                                            --------    --------    --------
                                                            $ 31,388    $ 43,657    $ 51,402
                                                            ========    ========    ========

Provisions for income taxes are comprised of the following amounts:

                                                Years Ended December 31,
                                       -----------------------------------------
                                         2000             1999            1998
                                       --------         --------        --------
                                                     (In thousands)
Current:
  Federal                              $ 29,418         $ 32,402        $ 35,106
  State and local                         3,852            4,027           3,775
                                       --------         --------        --------
                                         33,270           36,429          38,881
                                       --------         --------        --------
Deferred:
  Federal                                (1,691)           6,172          10,156
  State and local                          (191)           1,056           2,365
                                       --------         --------        --------
                                         (1,882)           7,228          12,521
                                       --------         --------        --------
                                       $ 31,388         $ 43,657        $ 51,402
                                       ========         ========        ========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are presented below:

                                                                  2000          1999
                                                                ---------    ---------
                                                                     (In thousands)
Deferred tax assets:
       Allowance for loan losses                                $  16,743    $  19,756
       Post-retirement benefits                                     4,157        6,884
       Non-qualified deferred compensation                          4,234        4,664
       Qualified retirement plans                                   4,220        5,970
       Amortization of intangibles                                  1,070        1,288
       Depreciation and amortization of fixed assets                1,107        1,588
       Mark to market adjustment                                       --          863
       Merger related expenses                                        656          780
       Net unrealized loss on available-for-sale securities        32,230       79,832
       Other                                                        1,616          944
                                                                ---------    ---------
                  Total gross deferred tax assets                  66,033      122,569
                                                                ---------    ---------

Deferred tax liabilities:
       Originated mortgage servicing rights                          (650)      (6,893)
       Real estate investment trust dividends                      (5,698)      (6,127)
       Net deferred origination costs                             (11,709)     (12,241)
       Other                                                         (349)        (152)
                                                                ---------    ---------
                  Total gross deferred tax liabilities            (18,406)     (25,413)
                                                                ---------    ---------
                           Net deferred tax assets              $  47,627    $  97,156
                                                                =========    =========

At December 31, 2000, management believed that it is more likely than not that the consolidated results of future operations of the Company will generate sufficient taxable income to realize the deferred tax assets of the Company. Therefore, a valuation allowance against the gross deferred tax assets is not considered necessary.

The Bank's retained earnings include $17.8 million at December 31, 2000 and 1999 which has been segregated for Federal income tax purposes as a bad debt reserve ("pre-1998") and which were deducted for federal income tax purposes. Federal tax law changes were enacted in August 1996 (Small Business Job Protection Act of 1996) to eliminate the reserve method of calculating bad debt deductions for tax years after 1995 and to impose a requirement to recapture into taxable income (over a six year period) all bad debt reserves accumulated after 1987. Since the Bank had previously recorded a deferred tax liability with respect to these post-1987 reserves, its total income tax expense for financial reporting purposes is not affected by the recapture requirement. The tax law changes also provide that taxes associated with the recapture of pre-1988 bad debt reserves would be payable under more limited circumstances than under prior law. Under the tax laws, as amended, events that would result in recapture of the pre-1988 bad debt reserves include stock and cash distributions to Roslyn Bancorp, Inc. (on a stand alone basis, the Holding Company) from the Bank in excess of specified amounts. The Bank does not expect such reserves to be recaptured into taxable income.

The New York State tax law was amended during 1996 to avoid recapture of the Bank's state bad debt reserve and to permit the continued use of the reserve method for calculating bad debt deduction for purposes of determining the Bank's New York State tax liability, in either case, so long as the Bank continues to satisfy certain New York State definitional tests related to its assets and the nature of its business, which are similar to the former federal tax tests. The Bank can compute its New York State bad debt deduction using either the experience method (based on actual loss experience) or the percentage of taxable income method (32% of New York State taxable income computed without regard to this deduction and with additional modifications and subject to an overall limitation). The Bank expects to continue to meet the definitional tests in the future. Similar amendments were made to the New York City tax law in March 1997.

(13)  Employee Benefit Plans
      ----------------------

Pension Plan - The Bank's noncontributory pension plan with the RSI Retirement Trust covers substantially all full-time employees. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132, standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures no longer deemed useful. The disclosures which follow have been prepared in accordance with SFAS No. 132. The following table depicts the components of the net pension expense for the years ended December 31, 2000, 1999 and 1998:

                                                       2000       1999       1998
                                                      -------    -------    -------
                                                              (In thousands)
Service cost                                          $ 1,434    $ 2,025    $ 1,797
Interest cost                                           2,659      2,683      2,405
Actual return on assets                                (3,628)    (3,548)    (3,281)
Amortization of unrecognized loss                          --        128         --
Amortization of unrecognized past service liability        (3)        (7)        (8)
Curtailment credit                                       (476)    (1,477)        --
Settlement credit                                          --        (19)        --
Special termination benefits charge                        --      1,639         --
                                                      -------    -------    -------
     Total pension (credit) expense                   $   (14)   $ 1,424    $   913
                                                      =======    =======    =======

The assumptions used by the Company relating to the plan for the years ended December 31, 2000, 1999 and 1998 were as follows:

                                                   2000    1999         1998
                                                   ----    ----   --------------
                                                                  Roslyn   T R
                                                                  ------   -----
Assumed rate of return on assets                   9.50%   9.50%   8.50%   9.00%
                                                   ====    ====    ====    ====

Assumed rate of compensation increase              5.50%   4.50%   4.50%   4.50%
                                                   ====    ====    ====    ====

Assumed discount rate                              8.00%   7.75%   6.50%   6.50%
                                                   ====    ====    ====    ====

The following table provides details of the changes in the actuarial present value of the benefit obligation and fair value of plan assets for the above plan for each of the years shown and a reconciliation, at the end of each year shown, of the funded status of the plan with the net amount recognized in the consolidated statement of financial condition.

                                                                       2000        1999
                                                                     --------    --------
                                                                        (In thousands)
Change in benefit obligation during the year:
         Benefit obligation at beginning of the year                 $ 36,938    $ 39,796
         Service cost                                                   1,434       2,025
         Interest cost                                                  2,659       2,683
         Actuarial gain                                                  (990)     (1,421)
         Annuity payments                                              (2,141)     (1,804)
         Settlements                                                     (205)     (2,884)
         Curtailments                                                    (476)     (1,457)
                                                                     --------    --------
                  Benefit obligation at end of year                    37,219      36,938
                                                                     --------    --------

Change in fair value of plan assets during the year:
         Fair value of plan assets at beginning of the year            39,262      36,407
         Actual return on plan assets                                   6,463       6,212
         Employer contributions                                           413       1,331
         Annuity payments                                              (2,141)     (1,804)
         Settlements                                                     (205)     (2,884)
                                                                     --------    --------
                  Fair value of plan assets at the end of the year     43,792      39,262
                                                                     --------    --------
Funded status at the end of the year                                    6,573       2,324
                                                                     --------    --------
Unrecognized actuarial gain                                            (4,143)       (319)
Contribution                                                               --         413
Unrecognized past service liability                                        (7)         (9)
                                                                     --------    --------
Net prepaid pension expense at the end of the year                   $  2,423    $  2,409
                                                                     ========    ========

Supplemental Plan - A former chief executive officer is covered by a supplemental executive retirement plan (SERP) with the RSI Retirement Trust. The actuarial present value of the accumulated benefit obligation at December 31, 2000 and 1999 was $539,000 and $567,000, respectively. Included in the employee benefit expense for the years ended December 31, 2000, 1999 and 1998 was $40,000, $43,000 and $42,000, respectively, related to this obligation.

Pursuant to the Merger in 1999, the Company assumed a non-qualified SERP for certain former executives of T R Financial Corp. The actuarial present value of the accumulated benefit obligation at December 31, 2000 and 1999 was $1.9 million and $1.7 million, respectively. At December 31, 2000 and 1999, the non-qualified SERP maintains $1.8 million and $1.7 million, respectively, of trust held assets. Trust held assets at December 31, 2000 and 1999 include $4.5 million and $4.2 million, respectively, of the Company's common stock, at cost. This represents 368,720 and 347,895 shares of common stock at December 31, 2000 and 1999, respectively, the cost of which is reflected as contra-equity and additional paid-in-capital in the accompanying consolidated statements of financial condition. Included in the employee benefit expense for the years ended December 31, 2000, 1999 and 1998 was $243,000, $2.4 million and $1.4 million, respectively, related to this obligation.

Benefit Restoration Plan - The benefit restoration plan provides benefits for any highly compensated employee whose benefits are restricted under the Bank's defined benefit and defined contribution plans. The actuarial present value of the accumulated benefit obligation at December 31, 2000 and 1999 was $2.0 million and $1.7 million, respectively. Included in employee benefit expense for the years ended December 31, 2000, 1999 and 1998 was $324,000, $169,000 and
$280,000, respectively, related to this obligation.

401(k) Plan - The Bank has a defined contribution and thrift savings plan under
Section 401(k) of the Internal Revenue Code. All regular, full-time employees are eligible for voluntary participation after one or more years of continuous service. The plan is effectuated through a trust established by the Bank. The Bank made matching contributions of up to 6% of certain participant's eligible compensation in the form of cash. Commencing on

January 10, 1997, eligible participants in the ESOP were no longer eligible for the 401(k) matching cash contribution. The Bank made cash contributions of $108,000, $98,000 and $478,000 for the years ended December 31, 2000, 1999 and
1998, respectively. Concurrent with the divestiture of RNMC, the Company no longer makes matching cash contributions.

Pursuant to the Merger, on October 1, 1999, the Roosevelt Savings Bank Salary Reduction Plan in RSI Retirement Trust (Roosevelt 401(k) Plan) merged with The Roslyn Savings Bank 401(k) Plan in RSI Retirement Trust. Effective October 1, 1999, contribution amounts and percentages under the Roosevelt 401(k) Plan were terminated and/or modified to conform with those of the Company.

Employee Stock Ownership Plan - In connection with the Conversion, the Bank established an ESOP. The ESOP is a tax qualified retirement plan designed to invest primarily in the Company's common stock. All full-time employees of the Company who have completed one year of service with the Bank are eligible to participate in the ESOP. The ESOP utilized funds borrowed from the Company totaling $53.8 million, and a $1.0 million contribution from the Bank made in 1996, to purchase approximately 8%, or 3,491,397 shares, of the Company's common stock issued in the Conversion. The loan to the ESOP will be primarily repaid with contributions from the Company to the ESOP over a period not to exceed 30 years. Under the terms of the ESOP, the Company makes contributions to the ESOP sufficient to cover all payments of principal and interest as they become due. For the years ended December 31, 2000, 1999 and 1998, the Company made contributions of $3.0 million, $3.0 million and $3.8 million, respectively, to the ESOP. The ESOP utilized the contributions, along with the dividends received on the unallocated ESOP shares, which totaled $1.4 million, $1.6 million and $1.2 million, to repay $552,000, $578,000 and $470,000 of principal and $4.4 million, $4.1 million and $4.5 million of interest on the loan in 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999, the loan had an outstanding balance of $51.8 million and $52.3 million, respectively, and an interest rate of 9.50% and 8.50%, respectively.

The remaining unallocated shares purchased with the loan proceeds are held in a suspense account by the trustee of the plan for future allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation as described in the plan. The number of shares released to participants is determined based upon the percentage of principal and interest payments made during the year divided by the total remaining principal and interest payments including the current year's payment. Participants will vest in the shares allocated to their respective accounts over a period not to exceed five years. Any forfeited shares are allocated to the then remaining participants in the same proportion as contributions. As of December 31, 2000, 1999 and 1998, 520,731 shares, 406,474 shares and 292,218 shares, respectively, have been allocated to participants and 2,970,666 shares, 3,084,922 shares and 3,199,179 shares remained unallocated, respectively. Included in the shares allocated to participants during the years ended December 31, 2000, 1999 and 1998, were approximately 37,000 shares, 26,000 shares and 21,000 shares, respectively, allocated utilizing the matching contribution formula under the 401(k) plan. The Company recognizes compensation expense attributable to the ESOP ratably over the year based upon the estimated number of ESOP shares to be allocated each December 31st. For the years ended December 31, 2000, 1999, and 1998, the Company recognized $2.2 million, $1.9 million and $2.2 million, respectively, as compensation expense. At December 31, 2000, the fair value of the unallocated ESOP shares totaled $81.1 million.

Pursuant to the Merger in 1999, T R Financial Corp.'s ESOP was terminated. T R Financial Corp.'s ESOP loan of $4.5 million was paid off on March 30, 1999, through the sale of 244,000 shares of the Company's common stock at $17.57 per share and $189,000 of dividends on unallocated shares. The remaining 1,401,658 shares held by the T R Financial Corp. ESOP trustee were released for allocation to the former T R Financial Corp. employees. As of December 31, 2000, 47,498 of such shares remains to be distributed to the former T R Financial Corp. employees. A non-cash charge to equity of $24.6 million was recorded by the Company for the year ended 1999, which represents the allocation of the shares to the former employees of T R Financial Corp. at the sale price associated with the sold shares. T R Financial Corp. recognized expense relating to the T R Financial Corp. ESOP on the basis of the shares allocated to participant accounts multiplied by the average fair value of the T R Financial Corp. common stock during the period. Accordingly, compensation and employee benefits in the accompanying consolidated statements of income for the year ended December 31, 1998 include $7.5 million, of expense relating to the benefits provided under the T R Financial Corp. ESOP. At December 31, 2000, $299,000 of such costs remains in other liabilities in the accompanying consolidated statements of financial condition.

Management Supplemental Executive Retirement Plan - The management supplemental executive retirement plan (MSERP) provides benefits to certain officers and highly compensated employees whose benefits are limited under the ESOP allocation procedure if they retire prior to the complete repayment of the ESOP loan. Benefits under the MSERP vest in 20% annual increments over a five year period commencing as of the date of a participant's participation in the MSERP. The actuarial present value of the accumulated benefit obligation at December 31, 2000 and 1999 was $680,000 and $749,000, respectively. The Company recorded an expense of $66,000, $234,000 and $148,000 relating to the MSERP for the years ended December 31, 2000, 1999 and 1998, respectively.

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

The Company contributed $41.4 million, during the third quarter of 1997, to the Incentive Plan to enable the Incentive Plan to purchase 1,744,198 shares of the Company's common stock to be awarded. This contribution represents deferred compensation which is initially recorded as a reduction to stockholders' equity and ratably charged to compensation expense over the vesting period of the awards. The Committee established September 2, 1997 as the Incentive Plan's initial effective grant date and 1,512,507 shares were awarded at a price of $22.50 per share to outside directors, officers and certain employees of the Bank. During the year ended December 31, 2000, the Company granted additional stock awards of 25,400 shares, with prices ranging from $16.81 to $17.75 per share, and 94,350 shares were forfeited. During the year ended December 31, 2000, plan participants vested in 244,894 shares. The total outstanding unvested stock awards amounted to 548,071 shares at December 31, 2000. Upon the achievement of certain defined performance targets, 16,659 of the aforementioned shares will vest. For the years ended December 31, 2000, 1999 and 1998, compensation expense attributable to stock awards under the Incentive Plan was $5.1 million, $6.5 million and $6.4 million, respectively.

Pursuant to the Merger, T R Financial Corp.'s Recognition and Retention Plan
(RRP) was terminated. The remaining 23,739 unallocated T R Financial Corp. shares were retired as of the merger date. Included in the compensation and employee benefits expense for the year ended December 31, 1998 was $51,000 attributable to the RRP.

The T R Financial Corp. 1993 Incentive Stock Option Plan (ISO) initially reserved 2,184,998 shares of T R Financial Corp. common stock for officers and employees and outside directors of Roosevelt Savings Bank. The ISO was subsequently amended and additional 2,576,550 shares of T R Financial common stock were reserved for issuance. The 1,746,880 T R Financial Corp. stock options outstanding as of the date of the Merger were converted into 3,581,103 options to purchase the Company's common stock at exercise prices ranging from $2.20 to $17.32 per share.

Options granted under both the Incentive Plan and ISO are either non-statutory or incentive stock options. Each option entitles the holder to purchase one share of the Company's common stock at an exercise price equal to the fair market value on the date of grant. There was no compensation expense attributable to these options as the Company used the intrinsic value based method of accounting as the exercise price equaled the common stock price at the grant date. All options expire no later than ten years following the date of grant. Option transactions for the years ended December 31, 2000, 1999 and 1998 are shown below:

                                                                    Weighted
                                                   Number            Average
                                                  of Shares       Exercise Price
                                                 ----------       --------------

Options outstanding at December 31, 1997          7,371,863          $13.35
                                                 ----------
Granted                                           1,031,952           18.14
Exercised                                          (437,898)           2.59
Forfeited                                          (191,163)          22.33
                                                 ----------
Options outstanding at December 31, 1998          7,774,754           14.37
                                                 ----------
Granted                                             103,000           18.35
Exercised                                        (1,451,499)           4.08
Forfeited                                          (206,432)          22.38
                                                 ----------
Options outstanding at December 31, 1999          6,219,823           16.57
                                                 ----------
Granted                                             158,500           17.38
Exercised                                          (671,978)           7.07
Forfeited                                          (325,465)          19.83
                                                 ----------
Options outstanding at December 31, 2000          5,380,880           17.58
                                                 ==========

The following table summarizes information about stock options outstanding at December 31, 2000:

                               Options Outstanding
--------------------------------------------------------------------------------
                       Weighted                         Weighted
   Range of        Average Exercise     Number of        Average       Options
Exercise Prices         Price            Shares           Life       Exercisable
--------------------------------------------------------------------------------
 $ 2.20 -  2.20        $      2.20      1,043,716         2.49        1,043,716
   8.23 -  8.41               8.26        212,245         6.10          212,245
  14.39 - 15.25              14.41        187,163         7.08          184,763
  16.13 - 18.00              17.49        119,960         8.15           50,480
  19.94 - 22.00              21.97        303,700         7.14          121,380
  22.50 - 22.50              22.50      3,506,296         6.59        2,121,458
  22.56 - 23.63              23.23          7,800         8.09            1,720
                                        ---------                     ---------
                                        5,380,880                     3,735,762
                                        =========                     =========

In accordance with SFAS No. 123, the Company used the Black-Scholes option pricing model with the following weighted average assumptions to value the options granted as follows:

                           2000           1999                   1998
                         ---------      --------      --------------------------
                                                          Roslyn         T R
                                                      -------------  -----------
Dividend yield            2.25%          2.50%           2.10%         2.10%

Expected volatility      40.00%         28.89%          22.50%        29.10%

Risk-free interest rate   6.11%          5.08%           4.54%         4.54%

Expected option lives     3.03 yrs.      2.67 yrs.       3.60 yrs.     0.97 yrs.

On a pro forma basis, had compensation expense for the Company's stock-based compensation plan been determined based on the fair value at the grant date for awards made under the plan, consistent with SFAS No. 123, the Company's net income and earnings per share for the years ended December 31, 2000, 1999 and 1998 would have been reduced as follows:

                                              2000         1999         1998
                                           ----------   ----------   ----------
                                           (In thousands, except per share data)
Net income:

   As reported                             $   89,899   $   19,626   $   95,543
   Pro forma                                   87,392       15,430       89,110

Basic earnings per share:
   As reported                             $     1.44   $     0.27   $     1.32
   Pro forma                                     1.40         0.21         1.23

Diluted earnings per share:
   As reported                             $     1.42   $     0.27   $     1.29
   Pro forma                                     1.38         0.21         1.20

The per share weighted average fair value of stock options granted during the years ended December 31, 2000, 1999 and 1998, was $6.61, $5.93 and $8.41,
respectively.

The effects of applying SFAS No. 123, for either recognizing or disclosing compensation cost under such pronouncement, may not be representative of the effect on reported net income for future periods.

14)  Post-retirement Health Care and Life Insurance Benefits
     -------------------------------------------------------

The Bank currently provides health care and life insurance benefits for retirees and their eligible dependents. The coverage provided depends upon the date they retired. The cost of the Bank's post-retirement health care and life insurance benefits is recognized in the consolidated financial statements during the employee's active working career. The disclosures which follow have been prepared in accordance with SFAS No. 132. Net periodic post-retirement benefit cost included in compensation and employee benefits in the accompanying consolidated statements of income for the years ended December 31, 2000, 1999 and 1998 is comprised of the following components:

                                                                       2000       1999       1998
                                                                      -------    -------    -------
                                                                              (In thousands)
Service cost-benefits earned during the year                          $   197    $   369    $   326
Interest cost on accumulated post-retirement benefit
  obligation                                                              648        885        868
Amortization of unrecognized (gain) loss                                  (48)        11         59
       Amortization of unrecognized past service liability (credit)        31       (115)      (160)
                                                                      -------    -------    -------
                                                                      $   828    $ 1,150    $ 1,093
                                                                      =======    =======    =======

The assumptions used by the Company relating to the plan for the years ended December 31, 2000, 1999 and 1998 were as follows:

                                              2000              1999                    1998
                                              ----       -----------------       -----------------
                                                         Roslyn       T R        Roslyn       T R
                                                         ------       ----       ------       ----
Assumed ultimate medical trend                5.00%       5.00%       5.00%       5.00%       5.00%
                                              ====        ====        ====        ====        ====
Assumed current medical trend                 6.50%       6.50%       6.50%       6.50%       7.00%
                                              ====        ====        ====        ====        ====
Assumed salary scale for life insurance       5.50%       4.50%       5.50%       4.50%       4.00%
                                              ====        ====        ====        ====        ====
Assumed discount rate                         8.00%       7.75%       8.00%       6.50%       6.75%
                                              ====        ====        ====        ====        ====

For measurement purposes, the annual rate of increase in the per capita cost of covered benefits (health care cost trend rates) will have a significant effect on the estimate of the accumulated post-retirement benefit obligation and the aggregate service and interest cost components of the net periodic post-retirement benefit cost. Increasing the annual health care trend rates by 1.0% in each year would increase both the accumulated post-retirement benefit obligation by $515,000 and the aggregated related service and interest cost by $63,000 at December 31, 2000. A 1.0% decrease in the assumed health care trend rates would decrease both the accumulated post-retirement benefit obligation by $501,000 and the aggregate related service and interest cost by $80,000 at December 31, 2000.

The following table provides details of the changes in the benefit obligation and fair value of plan assets for the above plans for each of the years shown and a reconciliation, at the end of each year shown, of the funded status of the plans with the net amount recognized in the consolidated statement of financial condition:

                                                                       2000        1999
                                                                     --------    --------
                                                                        (In thousands)
Change in benefit obligation during the year:
         Benefit obligation at beginning of the year                 $ 11,553    $ 13,799
         Service cost                                                     197         369
         Interest cost                                                    648         885
         Actuarial loss (gain)                                          1,234      (1,985)
         Premiums/claims paid                                            (479)       (429)
         Settlements                                                   (3,519)         --
         Plan amendments                                                  397          --
         Curtailments                                                      --      (1,086)
                                                                     --------    --------
                  Benefit obligation at end of year                    10,031      11,553
                                                                     --------    --------
Change in fair value of plan assets during the year:
         Fair value of plan assets at beginning of the year                --          --
         Employer contributions                                           479         429
         Premiums/claims paid                                            (479)       (429)
                                                                     --------    --------
                  Fair value of plan assets at the end of the year         --          --
                                                                     --------    --------
Funded status at the end of the year                                  (10,031)    (11,553)
Unrecognized actuarial gain                                              (403)     (1,684)
Unrecognized past service liability (credit)                              273         (94)
                                                                     --------    --------
Accrued post-retirement benefit cost at the end of the year          $(10,161)   $(13,331)
                                                                     ========    ========

(15)  Disclosures About Fair Value of Financial Instruments
      -----------------------------------------------------

The Company, under SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," is required to disclose the fair value of its on- and off-balance sheet financial instruments. A financial instrument is defined as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver or receive cash or another financial instrument from a second entity on potentially favorable or unfavorable terms. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The following table represents the carrying amounts and fair values of the Company's financial instruments:

                                                           December 31, 2000                December 31, 1999
                                                       --------------------------      --------------------------
                                                        Carrying       Estimated        Carrying       Estimated
                                                         Amount        Fair Value        Amount        Fair Value
                                                       ----------      ----------      ----------      ----------
                                                                             (In thousands)
Financial assets:
       Cash and cash equivalents                       $   82,949      $   82,949      $   78,849      $   78,849
       Debt and equity securities available-
              for-sale, net                             1,086,711       1,086,711         729,201         729,201
       Mortgage-backed and mortgage
              related securities, available-for-
              sale, net                                 2,089,983       2,089,983       2,801,284       2,801,284
       Federal Home Loan Bank of New
              York stock                                   75,246          75,246          28,029          28,029
       Loans held-for-sale, net                               822             822          62,852          62,852
       Loans receivable held for
              investment, net                           4,046,332       4,023,946       3,808,307       3,794,404
       Accrued interest receivable                         48,941          48,941          42,763          42,763
       Mortgage servicing rights, net                       1,680           1,680          17,953          22,450
       Bank owned life insurance                          104,741         104,741              --              --

Financial liabilities:
       Deposit liabilities:
              Certificates of deposit                   2,647,867       2,656,996       2,605,454       2,600,985
              Deposits, excluding certificates of
                deposit                                 1,428,914       1,428,914       1,440,158       1,440,158
       Borrowed funds                                   2,855,025       2,835,093       2,844,541       2,804,272
       Accrued interest and dividends                      33,967          33,967          28,924          28,924

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

Securities - The fair values of debt, equity, mortgage-backed and mortgage
----------
related securities are estimated based on bid quotations received from security dealers or from prices obtained from firms specializing in providing security pricing services.

Loans held-for-sale, net - Fair value is estimated based on current prices
------------------------
established in the secondary market or, for those loans committed to be sold, based upon the price established in the commitment.

Loans receivable held for investment, net - Fair values are estimated for
-----------------------------------------
portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial real estate and residential mortgage. Each loan category is further segmented into fixed- and adjustable- rate interest terms and by performing and non-performing categories. For performing residential mortgage loans, fair values are estimated by discounting contractual cash flows through the estimated maturity using discount rates and prepayment estimates based on secondary market sources adjusted to reflect differences in servicing and credit costs. The estimated fair value of remaining performing loans is calculated by discounting scheduled cash flows using estimated market discount rates that reflect the credit and interest rate risks inherent in the loan. Fair values for non-performing real estate loans are based on recent appraisals.

Accrued interest receivable - The fair value of the accrued interest receivable
---------------------------
is estimated to be the book value since it is currently due.

Bank owned life insurance - The fair value of the bank owned life insurance is
-------------------------
estimated to be the book value since it is recorded at the cash surrender value.

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

Accrued interest and dividends - The fair values of the accrued interest and
------------------------------
dividends on deposit balances are estimated to be their book value since they are currently payable.

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

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has conducted mortgage servicing activity that contributed fee income annually. The mortgage servicing activity is not considered a financial instrument and as such its value has not been incorporated into the fair value estimates. Other significant assets of the Company that are not considered financial assets include banking house and equipment and deferred tax assets. In addition, the tax ramifications related to the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered.

Commitments - The fair value of commitments is estimated using the fees
-----------
currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments and commitments to sell loans at specified prices, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments did not result in an unrealized gain or loss at December 31, 2000 and 1999.

(16)  Earnings Per Share Reconciliation
      ---------------------------------

The following table is the reconciliation of basic and diluted EPS as required under SFAS No. 128 for the years ended December 31, 2000, 1999 and 1998:

                                                                    2000
                                                    --------------------------------------
                                                      Income          Shares      Per Share
                                                    (Numerator)    (Denominator)   Amounts
                                                    -----------    -------------   -------
                                             (In thousands, except share and per share amounts)
Net income                                          $   89,899
                                                    ==========
Basic EPS:
       Income available to common stockholders      $   89,899      62,497,857      $1.44
Effect of dilutive securities:
       Options                                              --         698,077      (0.02)
                                                    ----------      ----------      -----
Diluted EPS:
       Income available to common stockholders      $   89,899      63,195,934      $1.42
                                                    ==========      ==========      =====

                                                                      1999
                                                    ----------------------------------------
                                                      Income          Shares       Per Share
                                                    (Numerator)    (Denominator)    Amounts
                                                    -----------    -------------    -------
                                             (In thousands, except share and per share amounts)
Net income                                          $   19,626
                                                    ==========
Basic EPS:
       Income available to common stockholders      $   19,626      72,052,030      $   0.27
Effect of dilutive securities:
       Options                                              --         859,951            --
                                                    ----------      ----------      --------
Diluted EPS:
       Income available to common stockholders      $   19,626      72,911,981      $   0.27
                                                    ==========      ==========      ========

                                                                      1998
                                                    ---------------------------------------
                                                      Income          Shares      Per Share
                                                    (Numerator)    (Denominator)   Amounts
                                                    -----------    -------------   -------
                                             (In thousands, except share and per share amounts)
Net income                                          $   95,543
                                                    ==========
Basic EPS:
       Income available to common stockholders      $   95,543      72,601,103      $1.32
Effect of dilutive securities:
       Options                                              --       1,641,180      (0.03)
                                                    ----------      ----------      -----
Diluted EPS:
       Income available to common stockholders      $   95,543      74,242,283      $1.29
                                                    ==========      ==========      =====

(17)  Commitments and Contingencies
      -----------------------------

In the normal course of the Company's business, there are outstanding various commitments and contingent liabilities that have not been reflected in the consolidated statements of financial condition. In the opinion of management, the financial condition of the Company will not be affected materially as a result of such commitments and contingent liabilities.

In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the financial condition, results of operations and liquidity of the Company will not be affected materially by the outcome of such legal proceedings.

On February 17, 1998, the Company announced a settlement with the NYSBD regarding certain practices relating to origination and loan fees (overage fees) paid by certain borrowers of its mortgage banking subsidiary. Under terms of the settlement agreement, the Company established a $3.0 million fund to provide compensation to certain borrowers who allegedly paid an overage fee for their mortgage loans obtained from its mortgage banking subsidiary. The remaining unused portion of the fund was utilized by the Company to further community development initiatives. The charge for the settlement, and the costs related thereto, was fully accrued at December 31, 1997 by the Company and totaled $4.7 million.

At December 31, 2000 and 1999, there were outstanding loan commitments by the Company to advance $245.5 million and $438.1 million, respectively, for mortgage loans, primarily all of which were commercial real estate loans in 2000 and commercial and residential real estate loans in 1999.

At December 31, 2000 and 1999, the Company had no available lines of credit with banks or any other institutions, except as noted in Note 10.

The Company's future minimum rental payments required under non-cancelable operating leases for office space and equipment as of December 31, 2000 are as follows:

Years Ending December 31,              Amounts
-------------------------           --------------
                                    (In thousands)

          2001                        $ 3,608
          2002                          2,503
          2003                          2,426
          2004                          2,398
          2005                          2,576
          Thereafter                   21,233
                                      -------
                                      $34,744
                                      =======

Total rent expense for the years ended December 31, 2000, 1999 and 1998 was $4.1 million, $2.5 million and $1.2 million, respectively.

(18)  Regulatory Capital
      ------------------

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

Quantitative measures established by regulation to ensure capital adequacy require the institution to maintain minimum amounts and ratios (set forth in the table) of total and Tier I (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, at December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for PCA. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios of 10%, 6% and 5%, respectively. There are no conditions or events since that notification that management believes have changed the Bank's category.

The actual capital amounts and ratios are presented for the Bank in the following table for the years ended:

                                                                      December 31,
                                                    ------------------------------------------------
                                                             2000                     1999
                                                    ----------------------    ----------------------
                                                                Percent of                Percent of
                                                     Amount       Assets       Amount       Assets
                                                    --------    ----------    --------    ----------
                                                                  (Dollars in thousands)
GAAP capital (to total assets)                      $481,210       6.44%      $457,950       6.06%
                                                    ========      =====       ========      =====
Leverage capital (to adjusted average assets):
     Actual level                                   $492,609       6.66%      $533,941       6.93%
                                                    ========      =====       ========      =====
     Capital adequacy requirement                   $221,935       3.00%      $231,185       3.00%
                                                    ========      =====       ========      =====
     Requirement to be well capitalized under
         PCA provisions                             $369,892       5.00%      $385,308       5.00%
                                                    ========      =====       ========      =====

Tier I capital (to risk-weighted assets):
     Actual level                                   $492,609      13.71%      $533,941      15.27%
                                                    ========      =====       ========      =====
     Capital adequacy requirement                   $143,705       4.00%      $139,866       4.00%
                                                    ========      =====       ========      =====
     Requirement to be well capitalized under
         PCA provisions                             $215,557       6.00%      $209,800       6.00%
                                                    ========      =====       ========      =====

Total capital (to risk-weighted assets):
     Actual level                                   $533,133      14.84%      $574,096      16.42%
                                                    ========      =====       ========      =====
     Capital adequacy requirement                   $287,409       8.00%      $279,733       8.00%
                                                    ========      =====       ========      =====
     Requirement to be well capitalized under
         PCA provision                              $359,262      10.00%      $349,666      10.00%
                                                    ========      =====       ========      =====

(19)  Parent-Only Financial Information
      ---------------------------------

The earnings of the subsidiaries, primarily the Bank, are recognized by the Holding Company using the equity method of accounting. Accordingly, the earnings of the subsidiaries are recorded as increases in the Holding Company's investment in subsidiaries. The following are the condensed statements of financial condition of the Holding Company as of December 31, 2000 and 1999, and the related condensed statements of income and cash flows for the years ended December 31, 2000, 1999 and 1998:

Condensed Statements of Financial Condition

                                                             2000         1999
                                                           --------     --------
Assets:                                                       (In thousands)

Cash and cash equivalents                                  $  4,328     $    355
Securities available-for-sale, net:
   Mortgage-backed and mortgage related
    securities, net                                             343          409
   Equity securities, net (securities pledged of
     $ 86,781 and  $ 0 at December 31, 2000 and
     1999, respectively)                                    172,223      187,232
                                                           --------     --------
     Total securities available-for-sale                    172,566      187,641
                                                           --------     --------
Investment in subsidiaries                                  508,076      458,249
ESOP loan receivable                                         51,751       52,303
Deferred tax asset, net                                      25,802       22,124
Accrued interest receivable                                   5,001        3,279
Income taxes receivable                                          --        1,487
Other assets                                                  4,364        4,453
                                                           --------     --------
     Total assets                                          $771,888     $729,891
                                                           ========     ========

Liabilities and Stockholders' Equity:

Reverse-repurchase agreements                              $ 66,330     $     --
Accrued interest payable                                      4,099          387
Payable to subsidiary                                        42,175       50,501
Accrued taxes payable                                         1,936           --
Other liabilities                                            76,634       41,344
Total stockholders' equity                                  580,714      637,659
                                                           --------     --------
     Total liabilities and stockholders' equity            $771,888     $729,891
                                                           ========     ========

Condensed Statements of Income

The condensed statements of income for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                                                2000            1999            1998
                                                              ---------       ---------       ---------
                                                                           (In thousands)
Dividends received from subsidiary                            $ 186,518       $ 213,288       $  27,916
Interest income                                                  20,314          27,020          22,457
Net (loss) gain on sale of securities                            (2,024)            756           3,136
Other income                                                        443              --              29
                                                              ---------       ---------       ---------
                                                                205,251         241,064          53,538
                                                              ---------       ---------       ---------
Interest expense                                                 (5,310)        (21,407)        (15,230)
Employee benefit plan settlement gain                             3,518              --              --
Other operating expenses                                         (1,154)           (964)         (1,309)
Merger related costs                                                 --         (39,637)             --
                                                              ---------       ---------       ---------
Income before income taxes and equity in
  (overdistributed) undistributed earnings of subsidiaries      202,305         179,056          36,999
Income tax (expense) benefit                                     (1,020)            607          (1,388)
                                                              ---------       ---------       ---------
Income before equity in (overdistributed)
  undistributed earnings of subsidiaries                        201,285         179,663          35,611
Equity in (overdistributed) undistributed
  earnings of subsidiaries                                     (111,386)       (160,037)         59,932
                                                              ---------       ---------       ---------
Net income                                                    $  89,899       $  19,626       $  95,543
                                                              =========       =========       =========

Condensed Statements of Cash Flows
----------------------------------

The condensed statements of cash flows for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                                                 2000         1999         1998
                                                               ---------    ---------    ---------
Operating activities:                                                     (In thousands)
   Net income                                                  $  89,899    $  19,626    $  95,543
   Adjustments to reconcile net income to net cash
     provided by operating activities:
      Equity in overdistributed (undistributed)
        earnings of subsidiaries                                 111,386      160,037      (59,932)
      Amortization of premiums and discounts, net                    776          276         (704)
      Decrease (increase) in receivable from subsidiaries             --           29       (3,425)
      Deferred taxes                                              (2,222)       8,360        3,177
      Decrease (increase) in other assets                          1,576       (3,393)      (2,391)
      Increase in accrued interest receivable                     (1,722)      (1,028)      (2,201)
      Net losses (gains) on sales of securities                    2,024         (756)      (3,136)
      Increase (decrease) in accrued interest payable              3,712       (3,376)       3,763
      Increase (decrease) in accrued taxes payable                 1,936      (24,092)      17,949
      (Decrease) increase in other liabilities                   (12,822)      36,917         (139)
                                                               ---------    ---------    ---------
         Net cash provided by operating activities               194,543      192,600       48,504
                                                               ---------    ---------    ---------

Investing activities:
   Purchases of securities of securities
     available-for-sale                                          (25,332)     (37,663)    (367,821)
   Proceeds from sales and repayments of
     securities available-for-sale                                38,035      184,464      156,954
   Investment in subsidiaries                                    (25,823)        (309)          --
   Principal payment on ESOP loan receivable                         552          579          470
                                                               ---------    ---------    ---------
         Net cash (used in) provided by investing
         activities                                              (12,568)     147,071     (210,397)
                                                               ---------    ---------    ---------

Financing activities:
   Cost to repurchase treasury and SERP stock                   (190,162)     (91,876)     (63,406)
   Increase in borrowed funds                                     66,330           --           --
   (Decrease) increase in payable to subsidiary                   (8,326)    (200,955)     251,456
   Net cash (used in) proceeds from exercise of
     stock options                                                (7,795)     (19,756)       1,112
   Proceeds from re-issuance of treasury stock                        --        7,650           --
   Cash dividends paid on common stock                           (38,049)     (37,241)     (27,170)
                                                               ---------    ---------    ---------
         Net cash (used in) provided by financing activities    (178,002)    (342,178)     161,992
                                                               ---------    ---------    ---------
   Net increase (decrease) in cash and cash equivalents            3,973       (2,507)          99
   Cash and cash equivalents at beginning of year                    355        2,862        2,763
                                                               ---------    ---------    ---------
   Cash and cash equivalents at end of year                    $   4,328    $     355    $   2,862
                                                               =========    =========    =========

Selected Quarterly Financial Data (Unaudited)

The following table is a summary of operations by quarter for the years ended December 31, 2000 and 1999:

                                          12/31/00      9/30/00      6/30/00      3/31/00      12/31/99     9/30/99     6/30/99
                                          ---------    ---------    ---------    ---------    ---------    ---------   ---------
                                                                                (In thousands, except per share data)
Interest income                           $ 138,208    $ 133,548    $ 132,592    $ 135,474    $ 136,640    $ 133,414   $ 128,130
Interest expense                             90,322       87,024       82,327       82,458       81,438       79,238      76,526
                                          ---------    ---------    ---------    ---------    ---------    ---------   ---------
Net interest income before
   provision for loan losses                 47,886       46,524       50,265       53,016       55,202       54,176      51,604
Provision for loan losses                        --        1,000           --           --           --           --          --
                                          ---------    ---------    ---------    ---------    ---------    ---------   ---------
Net interest income after
   provision for loan losses                 47,886       45,524       50,265       53,016       55,202       54,176      51,604
                                          ---------    ---------    ---------    ---------    ---------    ---------   ---------

Non-interest income:
   Fees and service charges                   1,942        1,611        2,000        1,548        1,540        1,306       1,439
   Mortgage banking operations                  (95)       2,735        3,451        2,504        3,306        5,635       3,510
   Net (losses)/gains on securities          (1,508)      (5,999)      (3,266)      (7,784)        (703)          42       1,214
   Other non-interest income                  2,580        1,885        4,367          247          760           31         947
                                          ---------    ---------    ---------    ---------    ---------    ---------   ---------
        Total non-interest income (loss)      2,919          232        6,552       (3,485)       4,903        7,014       7,110
                                          ---------    ---------    ---------    ---------    ---------    ---------   ---------

Non-interest expense:
   General and administrative expenses       17,275       14,228       19,457       18,199       19,025       18,756      18,843
   Amortization of excess of
    cost over fair value of
    net assets acquired                          32           61          118          150          139          118         118
   Real estate operations, net                   32          (32)         117           12           17           60          45
   Merger related costs                          --           --           --           --           --           --       1,260
   Restructuring charges                         --       11,973           --           --           --           --          --
                                          ---------    ---------    ---------    ---------    ---------    ---------   ---------
        Total non-interest expense           17,339       26,230       19,692       18,361       19,181       18,934      20,266
                                          ---------    ---------    ---------    ---------    ---------    ---------   ---------


Income/(loss) before provision for
   income taxes and extraordinary item       33,466       19,526       37,125       31,170       40,924       42,256      38,448
Provision for income taxes                    9,368        2,251       12,093        7,676       14,465       14,665      12,870
                                          ---------    ---------    ---------    ---------    ---------    ---------   ---------
Income/(loss) before extraordinary item      24,098       17,275       25,032       23,494       26,459       27,591      25,578
Extraordinary item, net of tax-
   prepayment penalty on debt
   extinguishment                                --           --           --           --           --           --      (1,320)
                                          ---------    ---------    ---------    ---------    ---------    ---------   ---------
Net income/(loss)                         $  24,098    $  17,275    $  25,032    $  23,494    $  26,459    $  27,591   $  24,258
                                          =========    =========    =========    =========    =========    =========   =========

Basic earnings/(loss) per share:
   Income/(loss) before
    extraordinary item                    $    0.41    $    0.28    $    0.39    $    0.35    $    0.38    $    0.38   $    0.35
   Extraordinary item, net of tax                --           --           --           --           --           --       (0.02)
                                          ---------    ---------    ---------    ---------    ---------    ---------   ---------
   Net income/(loss) per share            $    0.41    $    0.28    $    0.39    $    0.35    $    0.38    $    0.38   $    0.33
                                          =========    =========    =========    =========    =========    =========   =========

Diluted earnings/(loss) per share:
   Income/(loss) before
    extraordinary item                    $    0.41    $    0.28    $    0.39    $    0.35    $    0.38    $    0.37   $    0.34

   Extraordinary item, net of tax                --           --           --           --           --           --       (0.02)
                                          ---------    ---------    ---------    ---------    ---------    ---------   ---------
   Net income/(loss) per share            $    0.41    $    0.28    $    0.39    $    0.35    $    0.38    $    0.37   $    0.32
                                          =========    =========    =========    =========    =========    =========   =========

                                           3/31/99
                                          ---------

Interest income                           $ 129,582
Interest expense                             77,992
                                          ---------
Net interest income before
   provision for loan losses                 51,590
Provision for loan losses                        --
                                          ---------
Net interest income after
   provision for loan losses                 51,590
                                          ---------

Non-interest income:
   Fees and service charges                   1,071
   Mortgage banking operations                3,217
   Net (losses)/gains on securities           2,185
   Other non-interest income                    118
                                          ---------
        Total non-interest income (loss)      6,591
                                          ---------

Non-interest expense:
   General and administrative expenses       18,572
   Amortization of excess of
    cost over fair value of
    net assets acquired                         118
   Real estate operations, net                 (290)
   Merger related costs                      87,987
   Restructuring charges                      5,903
                                          ---------
        Total non-interest expense          112,290
                                          ---------

Income/(loss) before provision for
   income taxes and extraordinary item      (54,109)
Provision for income taxes                    1,657
                                          ---------
Income/(loss) before extraordinary item     (55,766)
Extraordinary item, net of tax-
   prepayment penalty on debt
   extinguishment                            (2,916)
                                          ---------
Net income/(loss)                         $ (58,682)
                                          =========

Basic earnings/(loss) per share:
   Income/(loss) before
    extraordinary item                    $   (0.78)
   Extraordinary item, net of tax             (0.04)
                                          ---------
   Net income/(loss) per share            $   (0.82)
                                          =========

Diluted earnings/(loss) per share:
   Income/(loss) before
    extraordinary item                    $   (0.78)

   Extraordinary item, net of tax             (0.04)
                                          ---------
   Net income/(loss) per share            $   (0.82)
                                          =========

Independent Auditors' Report

To the Board of Directors and Stockholders of Roslyn Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Roslyn Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Roslyn Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Melville, New York
January 18, 2001

Market Price of Common Stock

Roslyn Bancorp, Inc. common stock is traded on the NASDAQ national market under the symbol "RSLN." The following table shows the reported high, low and closing sales price of the Company's common stock during the periods indicated in 2000 and 1999:

                              2000                             1999
                 ------------------------------   ------------------------------
                   High       Low      Closing      High       Low      Closing
                 --------   --------   --------   --------   --------   --------
1st Quarter      $18.0625   $15.3750   $17.8125   $22.0625   $16.2500   $16.8750
2nd Quarter       18.8125    15.6250    16.6094    19.0625    16.6250    17.1875
3rd Quarter       22.8125    18.3125    22.3750    18.0000    16.1250    17.8750
4th Quarter       27.8125    19.1250    27.3125    20.0000    16.9688    18.5000

As of March 5, 2001, the Company had 7,838 shareholders of record, not including the number of persons or entities holding stock in nominee or street name through various brokers and banks. There were 61,541,133 shares of common stock outstanding at December 31, 2000.

The following schedule summarizes the cash dividends paid per common share for 2000 and 1999:

   Record                    Dividend               Dividend Paid
    Date                   Payment Date               Per Share
-----------------       ---------------------    -------------------

March 2, 1999           March 12, 1999                 $ 0.115
June 2, 1999            June 12, 1999                    0.125
September 1, 1999       September 13, 1999               0.135
December 3, 1999        December 10, 1999                0.140

March 2, 2000           March 14, 2000                   0.145
June 2, 2000            June 13, 2000                    0.150
September 1, 2000       September 12, 2000               0.155
December 1, 2000        December 12, 2000                0.160

See Note 11 to Notes to Consolidated Financial Statements for a discussion of the restrictions that apply to the Company's ability to pay dividends.

Offices of The Roslyn Savings Bank:

Administrative Office:

Jericho
One Jericho Plaza
Jericho, NY  11753

Roslyn-Main Office

1400 Old Northern Boulevard
Roslyn, NY  11576

Bayshore

130 East Main Street
Bayshore, NY  11706

Bayside

224-04 Union Turnpike
Bayside, NY  11364

Bellerose

247-53 Jamaica Avenue
Bellerose, NY  11426

Bellmore

2641 Merrick Road
Bellmore, NY  11710

2267 Bellmore Avenue
Bellmore, NY  11710

Brooklyn

1024 Gates Avenue
Brooklyn, NY  11221

2925 Avenue U.
Brooklyn, NY  11229

East Meadow

1900 Hempstead Turnpike
East Meadow, NY  11554

East Northport

580 Larkfield Road
East Northport, NY  11731

Farmingdale

14 Conklin Street
Farmingdale, NY  11735

Forest Hills

107-40 Queens Boulevard
Forest Hills, NY 11375

Garden City

108-110 Seventh Street
Garden City, NY  11530

Hewlett

1280 Broadway
Hewlett, NY  11557

Howard Beach

156-02 Cross Bay Boulevard
Howard Beach, NY  11414

Huntington Station

693 East Jericho Turnpike
Huntington Station, NY  11746

Lawrence

333 Central Avenue
Lawrence, NY  11559

Little Neck

254-09 Horace Harding Expressway
Little Neck, NY  11362

Massapequa

6199 Sunrise Highway
Massapequa, NY  11758

Massapequa Park

4848 Merrick Road
Massapequa Park, NY  11762

Merrick

2111 Merrick Avenue
Merrick, NY 11566

New Hyde Park

1114 Jericho Turnpike
New Hyde Park, NY  11040

North Babylon

1501 Deer Park Avenue
North Babylon, NY  11703

Oceanside

3140 Long Beach Road
Oceanside, NY  11572

Smithtown

719 Smithtown Bypass
Smithtown, NY  11787

West Hempstead

50 Hempstead Turnpike
West Hempstead, NY  11552

Woodbury

8081 Jericho Turnpike
Woodbury, NY  11797

Corporate Information

Roslyn Bancorp, Inc.
Executive Offices
One Jericho Plaza
Jericho, NY  11753

Directors

Victor C. McCuaig
James E. Swiggett
Robert G. Freese
Joseph L. Mancino
Thomas J. Calabrese, Jr.
Dr. Edwin W. Martin, Jr.
Richard C. Webel
John R. Bransfield, Jr.
Thomas A. Doherty
John M. Tsimbinos
A. Gordon Nutt
Maureen E. Clancy
Leonard Genovese
Spiros J. Voutsinas

Directors Emeritus

Floyd N. York
John P. Nicholson

Officers of Roslyn Bancorp, Inc.

John M. Tsimbinos
Chairman

Joseph L. Mancino
Vice Chairman, President and
Chief Executive Officer

John R. Bransfield, Jr.
Vice Chairman

Michael P. Puorro
Treasurer and
Chief Financial Officer

R. Patrick Quinn
Corporate Secretary

Officers of The Roslyn Savings Bank

Joseph L. Mancino
Chairman and
Chief Executive Officer

John M. Tsimbinos
Vice Chairman

John R. Bransfield, Jr.
President and Chief Operating Officer

John L. Klag
Executive Vice President and
Investment Officer

Nancy C. MacKenzie
Executive Vice President and
Chief Information Officer

Mary Ellen McKinley
Executive Vice President and
Human Resources Officer

Daniel L. Murphy
Executive Vice President and
Retail Banking Officer

Michael P. Puorro
Executive Vice President and
Chief Financial Officer

R. Patrick Quinn
Executive Vice President, General Counsel and Corporate Secretary

Ralph E. Caccipuoti
Senior Vice President and
Retail Operations Officer

Henry F. Chichester, Jr.
Senior Vice President and Sales Development Officer

John F. Coffey
Senior Vice President and
Senior Commercial Lending Officer

Kevin T. Dunne
Senior Vice President and
Senior Consumer Lending Officer

Walter G. Mullins
Senior Vice President and
Marketing Officer

Russell S. Safirstein
Senior Vice President and Auditor

Gerard L. Treglia
Senior Vice President and
Retail Systems Officer

William A. Walter
Senior Vice President and
Assistant Chief Financial Officer

Annual Meeting

The Annual Meeting of shareholders will be held May 23, 2001 at 9:30 A.M. at the Huntington Town House located at 124 East Jericho Turnpike, Huntington Station, New York 11746. Notice of the meeting, a proxy statement, and proxy form is included with this mailing to shareholders' of record as of April 2, 2001.

Independent Auditor

KPMG LLP
1305 Walt Whitman Road
Suite 200
Melville, New York  11747

Shareholder Services

Shareholder inquiries regarding stock transfer, Roslyn's Dividend Reinvestment Plan, dividends, address changes, name changes, etc. should be addressed to:

Registrar and Transfer Company
Investor Relations
10 Commerce Drive
Cranford, New Jersey  07016
1-800-368-5948

General transfer instructions, dividend reinvestment information, and frequently asked questions and answers may be accessed via the Internet at www.rtco.com.

Investor Information

Shareholders, analysts and others interested in additional information, including the annual report on Form 10-K, may contact:

Mary M. Feder
Vice President and Investor Relations Director
Roslyn Bancorp, Inc.
One Jericho Plaza
Jericho, New York  11753
(516) 942-6150

Securities Counsel

Muldoon  Murphy & Faucette LLP
5101 Wisconsin Avenue, N.W.
Washington, D.C.  20016

World Wide Web Site

Visit our web site at www.roslyn.com for stock quotes, press releases, frequently asked questions, or recent SEC filings.