Form 10-K, Exhibit 13
period 2001-12-31
ROSLYN BANCORP INC
filed 2002-03-14
CIK 1020828

                                                                Exhibit 13.0


Selected Consolidated Financial and Other Data of the Company

The selected consolidated financial and other data of Roslyn Bancorp, Inc. and subsidiaries (collectively, the Company) set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

--------------------------------------------------------------------------------------------------------------
At December 31,                                    2001         2000         1999         1998         1997
--------------------------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands)
Selected Financial Condition Data:

Total assets                                    $8,736,780   $7,664,269   $7,725,183   $7,799,719   $7,429,374
Money market investments                            27,200       19,800       30,800       38,079           75
Debt securities, net (1):
     Held-to-maturity                                   --           --           --       26,965       44,022
     Available-for-sale                            355,695      711,744      340,655      349,778      487,711
Equity securities:
     Available-for-sale                            649,033      374,967      388,546      445,584      298,968
Mortgage-backed and mortgage related
   securities, net (1):
     Held-to-maturity                                   --           --           --    1,250,266    1,377,401
     Available-for-sale                          3,560,854    2,089,983    2,801,284    1,795,833    2,024,729
Loans receivable held for investment, net (2)    3,656,526    4,046,332    3,808,307    3,583,742    3,000,539
Deposits                                         4,486,767    4,076,781    4,045,612    4,218,982    4,144,598
Borrowed funds                                   3,520,295    2,855,025    2,844,541    2,527,847    2,265,029
Stockholders' equity                               568,968      580,714      637,659      853,366      854,545

-----------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                   2001         2000         1999        1998        1997
-----------------------------------------------------------------------------------------------------------
                                                       (Dollars in thousands, except per share amounts)
Selected Operating Data:

Interest income                                  $ 561,915    $539,822    $ 527,766    $546,744    $480,376
Interest expense                                   341,690     342,131      315,194     343,804     289,679
-----------------------------------------------------------------------------------------------------------
Net interest income before provision for
   loan losses                                     220,225     197,691      212,572     202,940     190,697
Provision for loan losses                              850       1,000           --       1,500       1,400
-----------------------------------------------------------------------------------------------------------
Net interest income after provision for
   loan losses                                     219,375     196,691      212,572     201,440     189,297
Non-interest income                                 32,160       6,218       25,618      34,912      21,353
Non-interest expense (3)                            79,794      81,622      170,671      89,407     103,219
-----------------------------------------------------------------------------------------------------------
Income before provision for income taxes and
   extraordinary item                              171,741     121,287       67,519     146,945     107,431
Provision for income taxes                          55,466      31,388       43,657      51,402      39,313
-----------------------------------------------------------------------------------------------------------
Income before extraordinary item                   116,275      89,899       23,862      95,543      68,118
Extraordinary item, net of tax - prepayment
   penalty on debt extinguishment                   (5,032)         --       (4,236)         --          --
-----------------------------------------------------------------------------------------------------------
Net income                                       $ 111,243    $ 89,899    $  19,626    $ 95,543    $ 68,118
===========================================================================================================
Basic earnings per share (4)                     $    1.30    $   0.96    $    0.18    $   0.88    $   0.61
===========================================================================================================
Diluted earnings per share (4)                   $    1.28    $   0.95    $    0.18    $   0.86    $   0.59
===========================================================================================================

                                                        (Continued on next page)

          Selected Consolidated Financial and Other Data of the Company
                                   (Continued)

----------------------------------------------------------------------------------------------------------------
At or For the Years Ended December 31,                             2001      2000      1999      1998      1997
----------------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
Selected Financial Ratios and Other Data (5):
   Performance Ratios Excluding Extraordinary,
      Restructuring and Merger Related Charges (6) (7):
      Return on average assets                                      1.42%     1.30%     1.39%     1.22%     1.12%
      Return on average stockholders' equity                       19.11     17.11     13.89     11.20      9.13(14)
      Average stockholders' equity to average assets                7.42      7.61      9.97     10.90     12.31
      Stockholders' equity to total assets                          6.51      7.58      8.25     10.94     11.50
      Net interest rate spread (8)                                  2.42      2.20      2.27      2.07      2.27
      Net interest margin (9)                                       2.78      2.69      2.82      2.66      2.92
      Average interest-earning assets to average
        interest-bearing liabilities                              108.28    110.53    113.23    113.18    114.77
      Operating expenses to average assets                          0.97      0.92      0.98      1.15      1.34
      Net interest income to operating expenses                   276.46    285.85    282.69    226.19    211.79
      Efficiency ratio (10)                                        32.07     31.56     32.14     40.79     44.17
      Dividend payout ratio                                        35.94     42.96    190.74     58.91     51.12

  Cash Basis Performance Ratios Excluding Extraordinary,
     Restructuring and Merger Related Charges (6) (7) (11):
      Return on average assets                                      1.53%     1.40%     1.50%     1.43%     1.45%
      Return on average stockholders' equity                       20.67     18.45     15.07     13.15     11.76(15)
      Operating expenses to average assets                          0.86      0.83      0.87      0.94      1.10
      Net interest income to operating expenses                   313.30    319.38    319.01    276.01    257.43
      Efficiency ratio (10)                                        28.30     28.24     28.48     33.43     36.34

   Asset Quality Data and Ratios:
     Total non-performing loans (12)                             $45,506   $ 9,780   $18,963   $22,074   $20,225
     Real estate owned, net                                          478       293        --     1,176     1,197
                                                                 -------   -------   -------   -------   -------
     Total non-performing assets                                 $45,984   $10,073   $18,963   $23,250   $21,422
                                                                 =======   =======   =======   =======   =======

     Non-performing loans as a percent of loans (12)                1.23%     0.24%     0.49%     0.61%     0.67%
     Non-performing assets as a percent of total assets             0.53      0.13      0.25      0.30      0.29
     Allowance for loan losses as a percent of loans (2)            1.10      0.99      1.04      1.11      1.28
     Allowance for loan losses as a percent
        of total non-performing loans (2) (12)                     89.29    414.36    211.75    182.15    192.56

   Other Data:
     Number of customer service facilities (13)                       32        27        25        25        23

(footnotes on next page)

     (1) Includes securities having an amortized cost of $1.27 billion that were transferred from held-to-maturity to available-for-sale in 1999.
     (2) Loans receivable held for investment are presented net of the allowance for loan losses, which, at December 31, 2001, 2000, 1999, 1998, and 1997 were $40.6 million, $40.5 million, $40.2 million, $40.2 million and $38.9 million, respectively.
     (3) Included in 2000 is a $12.0 million restructuring charge relating to the divestiture of Roslyn National Mortgage Corporation (RNMC). Included in 1999 is $89.2 million of merger related costs associated with the acquisition of T R Financial Corp and a $5.9 million restructuring charge in connection with an early retirement program for certain Bank employees. Included in 1997 is a $12.7 million charitable contribution to The Roslyn Savings Foundation and a $4.6 million pre-tax charge for a settlement agreement, including professional fees related thereto, with the New York State Banking Department regarding certain loan and origination fee practices by RNMC.
     (4) Prior period data has been retroactively adjusted to reflect the 3-for-2 split distributed in the form of a stock dividend on August 22, 2001.
     (5) Selected financial ratios are end of year ratios, with the exception of all ratios that are based on average balances during the indicated year. Performance and cash performance ratios are measures that the Company believes are useful to investors in order to gain an understanding of the trends and the results of operations for the Company's core business. However, such ratios are not calculated in accordance with accounting principles generally accepted in the United States of America (GAAP).
     (6) All performance ratios for the year ended December 31, 1997 exclude the $7.4 million after-tax effect of the shares contributed to The Roslyn Savings Foundation.
     (7) Excludes, net of tax, the 2001 and 1999 extraordinary charges related to financial liability repositioning, the 2000 restructuring charge related to the divestiture of RNMC, 1999 merger related costs associated with the acquisition of T R Financial Corp. and a 1999 restructuring charge in connection with an early retirement program for certain Bank employees.
     (8) The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. The weighted average cost also includes the effect of the Bank's payment of a special interest payment which ranged from 5% to 25% of the interest paid on savings and NOW accounts for the years ended December 31, 1999 and prior. Additionally, such special interest payment was not paid on T R Financial Corp. accounts. No such special interest payment was paid in 2001 or 2000.
     (9) The net interest margin represents net interest income as a percent of average interest-earning assets. Net interest income also includes the effect of the Bank's payment of a special interest payment which ranged from 5% to 25% of the interest paid on savings and NOW accounts for the years ended December 31, 1999 and prior. Additionally, such special interest payment was not paid on T R Financial Corp. accounts. No such special interest payment was paid in 2001 or 2000.
     (10) The efficiency ratio represents the ratio of general and administrative expenses, divided by the sum of net interest income and non-interest income, adjusted for securities gains or losses, gains on sales of fixed assets and servicing impairment provisions.
     (11) Excludes non-cash charges related to goodwill amortization, amortization relating to certain employee stock benefit plans and the 1997 charge relating to the establishment of The Roslyn Savings Foundation.
     (12) Non-performing loans consist of all non-accrual loans and loans 90 days or more past due and still accruing. It is the Bank's policy generally to cease accruing interest on all loans 90 days or more past due.
     (13) The number shown for 2001 includes customer service facilities opened during the first quarter of 2002.
     (14) The ratio shown assumes that the conversion was completed on January 1, 1997. The actual return on average stockholders' equity based on the January 10, 1997 conversion date was 9.30%.
     (15) The ratio shown assumes that the conversion was completed on January 1, 1997. The actual cash basis return on average stockholders' equity based on the January 10, 1997 conversion date was 11.98%.

Management's Discussion and Analysis of Financial Condition and Results of
--------------------------------------------------------------------------
Operations
----------

Private Securities Litigation Reform Act Safe Harbor Statement

This report, as well as other written communications made from time to time by Roslyn Bancorp, Inc. and its subsidiaries (the Company) and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including with respect to earnings growth (on both a GAAP and cash basis); revenue growth in retail banking, lending and other areas; origination volume in the Company's consumer, commercial and other lending businesses; asset quality and levels of non-performing assets; results of operations from real estate joint ventures; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic conditions; changes in interest rates, loan demand, real estate values and competition, which can materially affect, among other things, retail banking revenues, revenues from sales of non-deposit investment products, origination levels in the Company's mortgage lending businesses and real estate joint venture activities; the level of defaults, losses and prepayments on loans made by the Company, whether held in portfolio or sold in the secondary markets; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or other legal issues; risks and uncertainties related to acquisitions and related integration and restructuring activities; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

General

All capital accounts, share and per share data included in the consolidated financial statements and the notes thereto have been retroactively adjusted to reflect the 3-for-2 stock split distributed in the form of a stock dividend on August 22, 2001.

Roslyn Bancorp, Inc., (on a stand alone basis, the Holding Company) incorporated on July 26, 1996, is the holding company for The Roslyn Savings Bank and its subsidiaries (collectively, the Bank). The Board of Trustees of the Bank adopted, in 1996, a Plan of Conversion to convert the Bank from a New York State chartered mutual savings bank to a New York State chartered stock savings bank with the concurrent formation of a holding company (the Conversion). The Conversion was completed on January 10, 1997, with the issuance by Roslyn Bancorp, Inc. of 63,557,039 shares of its common stock in a public offering, which resulted in $410.7 million of net proceeds, of which $205.3 million was utilized to acquire all of the outstanding stock of the Bank.

Concurrent with the close of the stock offering, an additional 1,906,650 shares of authorized but unissued shares of common stock were donated by Roslyn to The Roslyn Savings Foundation (the Foundation), a private foundation dedicated to charitable purposes within the Bank's local communities. Roslyn Bancorp, Inc.

recognized a one-time charge of $12.7 million, the full amount of the contribution made to the Foundation, in the first quarter of 1997. The contribution to the Foundation was fully tax deductible, subject to an annual limitation based upon the Company's annual taxable income.

Additionally, in connection with the Conversion, the Bank established an Employee Stock Ownership Plan (the ESOP). The ESOP purchased, primarily through a $53.8 million loan from Roslyn Bancorp, Inc. and an initial $1.0 million contribution from the Bank, approximately 8% of the outstanding shares of the Company's common stock, or 5,237,096 shares, on the open market.

During 2000, Roslyn Bancorp, Inc. announced its strategic initiatives and plans to discontinue its residential mortgage banking business through the divestiture of its mortgage banking subsidiary, Roslyn National Mortgage Corporation (RNMC). The Company recorded a pre-tax restructuring charge of $12.0 million in the third quarter of 2000 related to the divestiture of RNMC. See Note 3 of Notes to Consolidated Financial Statements.

After the close of business on February 16, 1999, T R Financial Corp., a Delaware company, merged with and into the Company and T R Financial Corp.'s subsidiary, Roosevelt Savings Bank, a New York State chartered stock savings bank, merged with and into the Bank (the Merger). All subsidiaries of Roosevelt Savings Bank became subsidiaries of the Bank. The acquisition was accounted for as a pooling-of-interests, and, accordingly, all historical financial information for the Company has been restated to include T R Financial Corp.'s historical information for the earliest period presented. Previously reported balances of T R Financial Corp. have been reclassified to conform to the Company's presentation and restated to give effect to the Merger. See Note 2 of Notes to Consolidated Financial Statements.

The Company conducts business primarily through its ownership of the Bank. Currently, the Bank operates 32 banking locations in Kings, Queens, Bronx, Nassau, and Suffolk counties in New York. Subsequent to the 2000 divestiture of RNMC, the Bank discontinued its operations through mortgage origination offices.

The Company's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and security portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by, among other things, the Company's provision for loan losses, security sale activities, levels of non-performing assets, sales of alternative investments and real estate joint venture activities and, to a lesser extent, loan sale and servicing activities. The Company's non-interest expense principally consists of compensation and employee benefits, occupancy and equipment expense, federal deposit insurance premiums and other operating expenses. Results of operations are also affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

When necessary, certain reclassifications have been made to prior period amounts to conform to the current period presentation.

Management Strategy

The Company's general operating strategy focuses on the origination of mortgage, construction and consumer loans and the efficient use of personnel and technological resources. During the last half of 2000 the Company reduced its previous emphasis on investing in one- to four-family loans through the divestiture of its mortgage banking subsidiary, in favor of investing in higher margin business lines, including commercial, construction and multi-family real estate loans, as well as consumer and business loans. The Company's current operating strategy consists primarily of: (1) the origination of commercial, construction and multi-family real estate loans to selected real estate developers operating in the Bank's primary market area and the origination of consumer and business loans; (2) investing funds, not utilized for loan originations, in the purchase of United States Government Agency securities, mortgage-backed and mortgage related securities, preferred stock of corporate issuers and to repurchase the Company's common stock; (3) expanding the branch network by opening de novo branches; (4) generating fee income by attracting and retaining high transaction core deposit accounts and through the sale of alternative investment products; and (5) maintaining a low expense ratio by efficiently utilizing personnel, branch facilities and alternative delivery channels (telephone banking, internet and ATMs) to service its customers.

Management of Interest Rate Risk

The principal objectives of the Company's interest rate risk management are to evaluate the interest rate risk inherent in certain balance sheet accounts, to maintain an appropriate level of risk given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and to manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company's Board of Directors reviews the Company's interest rate risk position on a monthly basis. Additionally, an Asset/Liability Committee comprised of the Bank's senior management reviews the Company's interest rate risk position on a weekly basis. Senior management is also responsible for reviewing, with the Board of Directors, its activities and strategies, the effect of those strategies on the Company's net interest margin, the market value of the Company's portfolio of investments and loans and the effect that changes in interest rates may have on the Company's portfolio and exposure limits.

The Company has utilized the following strategies to manage interest rate risk:
(1) increasing low-cost core deposits through an expanded branch network and product offerings; (2) focusing on higher margin business lines by expanding construction, commercial real estate, multi-family and consumer lending; and (3) effectively utilizing borrowed funds and deposits to fund and sustain asset growth while maintaining market spreads. In reaction to the lower interest rate environment experienced during 2001, the Company has lengthened the maturities of its interest-bearing liabilities as borrowings matured. Borrowed funds that mature in one year or less at December 31, 2001 totaled $779.5 million, or 10.0% of total interest-bearing liabilities. Management believes that reducing its exposure to interest rate fluctuations in this manner will enhance long-term profitability.

Gap Analysis

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's "interest rate sensitivity gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At December 31, 2001, the Company's one-year gap position was positive 15.33%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, an institution with a positive gap position would be in a better position to invest in higher yielding assets, which, consequently, may result in the yield of its interest-earning assets increasing at a rate faster than its cost of interest-bearing liabilities, as opposed to if the institution had a negative gap. Accordingly, during a period of falling interest rates, an institution with a positive gap would tend to have its interest-earning assets repricing downward at a faster rate than its interest-bearing liabilities as compared to an institution with a negative gap which, consequently, may tend to negatively affect the growth of its net interest income. The Company's December 31, 2001 cumulative one-year gap position reflects the classification of available-for-sale securities within repricing periods based on their contractual maturities adjusted for estimated callable features and prepayments, if any. If available-for-sale securities at December 31, 2001 were classified within the one-year maturity or repricing category, net interest-earning assets would have exceeded interest-bearing liabilities maturing or repricing within the same period by $3.06 billion, representing a positive cumulative one-year gap position of 34.98%. Available-for-sale securities may or may not be sold, subject to management's discretion. Given the Company's existing liquidity position and its ability to sell securities from its available-for-sale portfolio, management of the Company believes that its current gap position will have no material adverse effect on its liquidity position.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2001, that are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the Gap Table). Except as stated, the amount of assets and liabilities shown which reprice or mature during a particular period was determined in accordance with the earlier of the term to reprice or the contractual maturity of the asset or liability. The Gap Table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 2001 on the basis of contractual maturities, anticipated prepayments, callable features and scheduled rate adjustments within a one year period and subsequent annual time intervals. Prepayment assumptions ranging from 6% to 40% per year were applied to the real estate loan portfolio, dependent upon the loan type and coupon. Mortgage-backed and mortgage related securities were assumed to prepay at rates between 18% and 80% annually, dependent upon the security type and pass-through rate. Money market accounts were assumed to decay at 11%, 8%, 6%, 5%, 4% and 66%, savings accounts were assumed to decay at 3%, 3%, 3%, 3%, 3% and 85%, and Super NOW and NOW accounts were assumed to decay at 3%, 3%, 3%, 3%, 3% and 85%, for the categories of up to one year, one to two years, two to three years, three to four years, four to five years, and over five years, respectively. Prepayment and deposit decay rates (estimated deposit withdrawal activity) can have a significant impact on the Company's estimated gap. While the Company believes such assumptions are reasonable, there can be no assurance that assumed prepayment and decay rates will approximate actual future real estate loan and mortgage-backed and mortgage related securities prepayments and deposit withdrawal activity.

In addition to the foregoing, callable features of certain assets and liabilities may cause actual experience to vary from that indicated. Included in the Gap Table are $588.7 million of callable securities at their estimated fair value and classified primarily based upon their respective interest rates and call features. Of such securities, $253.2 million have been classified, according to their first call date, in the "Up to One Year" category and $335.5 million have been classified, according to their contractual maturity date, in the "Over Five Years" category. Also included in the Gap Table are $2.37 billion of callable borrowings, classified according to their maturity date, except for $750.0 million of such borrowings which have been classified according to their first call date, of which $150.0 million have been classified in the "One to Two Years" category and $600.0 million have been classified in the "Two to Three Years" category. If all callable borrowings at December 31, 2001 were classified according to their first call date, the Company's one-year gap position would have been positive 3.60%.

The Company's positive gap position at December 31, 2001 of 15.33% and negative 16.45% at December 31, 2000 primarily reflects the effect of increased prepayment activity during 2001 in the mortgage-backed securities and real estate loan portfolios, investment in shorter-term multi-family/construction loans, as well as management's strategy of extending the maturities of the Company's borrowings. The decision to extend the maturities of the Company's borrowings was primarily based upon the current interest rate environment.

                                                                        At December 31, 2001
                                   -----------------------------------------------------------------------------------------------
                                                   One          Two          Three          Four           Over
                                     Up to        to Two      to Three      to Four        to Five         Five
                                    One Year      Years        Years         Years          Years          Years          Total
                                   ----------   ----------   -----------   ----------    ------------   -----------    -----------
                                                                    (Dollars in thousands)
Interest-earning assets (1):
  Federal funds sold               $   27,200   $       --   $       --    $       --    $        --    $        --    $    27,200
  Debt and equity
    securities, net (2)               300,404       24,742       22,788       349,725         19,533        397,406      1,114,598
  Mortgage-backed and
    mortgage related
    securities, net (2)             2,658,191      477,677      176,972        89,878         54,269        103,867      3,560,854
  Real estate loans,
    net (3) (4)                     1,207,890      593,781      426,395       311,317        303,749        538,125      3,381,257
  Consumer and other loans,
    net (3) (4)                       202,629       29,145        8,053         7,951          7,211         30,637        285,626
                                   ----------   ----------   ----------    ----------    -----------    -----------    -----------
      Total
interest-earning assets             4,396,314    1,125,345      634,208       758,871        384,762      1,070,035      8,369,535
                                   ----------   ----------   ----------    ----------    -----------    -----------    -----------

Interest-bearing liabilities:
  Money market accounts                41,014       30,088       22,636        17,535         14,022        245,712        371,007
  Savings accounts                     27,615       26,787       25,983        25,204         24,448        790,470        920,507
  Super NOW and NOW
     accounts                           7,684        7,454        7,230         7,013          6,803        219,961        256,145
  Certificates of deposit           2,201,406      309,781      130,673        20,284         73,120         21,473      2,756,737
  Borrowed funds                      779,489      380,000      700,000        25,000        300,000      1,335,806      3,520,295
                                   ----------   ----------   ----------    ----------    -----------    -----------    -----------
      Total interest-bearing
          liabilities               3,057,208      754,110      886,522        95,036        418,393      2,613,422      7,824,691
                                   ----------   ----------   ----------    ----------    -----------    -----------    -----------
  Interest sensitivity gap (5)     $1,339,106   $  371,235   $ (252,314)   $  663,835    $   (33,631)   $(1,543,387)   $   544,844
                                   ==========   ==========   ==========    ==========    ===========    ===========    ===========
  Cumulative interest
    sensitivity gap                $1,339,106   $1,710,341   $1,458,027    $2,121,862    $ 2,088,231    $   544,844
                                   ==========   ==========   ==========    ==========    ===========    ===========
  Cumulative interest
    sensitivity gap as a
    percentage of total assets          15.33%       19.58%       16.69%        24.29%         23.90%          6.24%
  Cumulative net interest-
    earning assets as a
    percentage of cumulative
    interest-bearing liabilities       143.80%      144.88%      131.04%       144.27%        140.07%        106.96%

     (1) Interest-earning assets are included in the period in which the balances are expected to be re-deployed and/or reprice as a result of anticipated prepayments and call dates, scheduled rate adjustments and contractual maturities.

     (2) Debt, equity, mortgage-backed and mortgage related securities, net, are shown at their respective carrying values. Included in debt and equity securities, net, is $109.9 million of Federal Home Loan Bank stock.

     (3) For the purpose of the gap analysis, the allowance for loan losses and non-accrual loans have been excluded.

     (4)  Loans held-for-sale are included in the "Up to One Year" category.

     (5) The interest sensitivity gap represents the difference between total interest-earning assets and total interest-bearing liabilities.

Certain shortcomings are inherent in the method of analysis presented in the preceding table. For example, although certain assets and liabilities may have similar maturities or repricing periods, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage (ARM) loans, have features which limit adjustments to interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. Finally, the ability of borrowers to service their ARM loans may decrease in the event of an interest rate increase. The Gap Table reflects the estimates of management as to periods to repricing at particular points in time. Among the factors considered, management monitors both its current trends and historical repricing experience with respect to particular or similar products. For example, the Bank has a number of deposit accounts, including passbook savings, Super NOW and NOW and money market accounts which, subject to certain regulatory exceptions, may be withdrawn at any time. The Bank, based upon its historical experience, assumes that while all customers in these account categories could withdraw their funds on any given day, not all will do so even if market interest rates were to change. As a result, different assumptions may be used at different points in time.

The Company's interest rate sensitivity is also monitored by management through the use of a model, which generates estimates of the change in net portfolio value (NPV) over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. For purposes of the NPV table, prepayment assumptions similar to those used in the Gap Table were used, reinvestment rates were those in effect for similar products currently being offered and rates on core deposits were modified to reflect recent trends. The following table sets forth the Company's NPV as of December 31, 2001:

  Change in
Interest Rates                                                    NPV as a Percentage of Portfolio
  in Basis                     Net Portfolio Value                      Value of Assets
   points        ----------------------------------------------   --------------------------------
(Rate Shock)       Amount            $ Change           %Change    NPV Ratio          % Change (1)
--------------   ----------   ----------------------   --------   -----------        -------------
                              (Dollars in thousands)
    200          $ 712,416         $  51,680              7.82%       9.45%             16.26%
    100            776,672           115,936             17.55        9.97              22.63
   Static          660,736                --                --        8.13                 --
   (100)           462,741          (197,995)           (29.97)       5.50             (32.39)
   (200)           351,057          (309,679)           (46.87)       4.07             (49.87)

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

The following table sets forth certain information regarding the Company's consolidated average statements of financial condition and the Company's average yields on interest-earning assets and average costs of interest-bearing liabilities for the years indicated. Such yields or costs are derived by dividing income or expense, by the average balance of interest-earning assets or interest-bearing liabilities, respectively. Average balances are derived from average daily balances and include non-performing loans. The yields and costs include fees that are considered adjustments to such yields and costs.

                                                                            For the Years Ended December 31,
                                                   --------------------------------------------------------------------------
                                                                 2001                                  2000
                                                   ----------------------------------    -----------------------------------
                                                    Average                  Average      Average                  Average
                                                    Balance     Interest   Yield/Cost     Balance      Interest   Yield/Cost
                                                   ----------   --------   ----------    ----------   ---------   ----------
                                                                                (Dollars in thousands)

Assets:
  Interest-earning assets (1):
     Federal funds sold and short-term
       deposits                                    $   43,788   $  1,579       3.61%     $   19,580   $  1,214      6.20%
     Debt and equity securities, net (2)              951,383     75,786       7.97         905,930     69,204      7.64
     Mortgage-backed and mortgage related
       securities, net (2)                          3,024,973    193,890       6.41       2,393,562    164,839      6.89
     Real estate loans, net (3) (4)                 3,610,942    268,956       7.45       3,774,654    283,279      7.50
     Consumer and other loans, net (3) (4)            298,990     21,704       7.26         256,560     21,286      8.30
                                                   ----------   --------                 ----------   --------
         Total interest-earning assets              7,930,076    561,915       7.09       7,350,286    539,822      7.34
  Non-interest-earning assets (5)                     265,423   --------                    135,460   --------
                                                   ----------                            ----------
         Total assets                              $8,195,499                            $7,485,746
                                                   ==========                            ==========
Liabilities and Stockholders' Equity:
  Interest-bearing liabilities:
     Interest-bearing deposits:
       Money market accounts                       $  321,728     10,046       3.12      $  239,525     10,512      4.39
       Savings accounts (6) (7)                       897,122     14,604       1.63         925,293     17,571      1.90
       Super NOW and NOW accounts (7)                 218,055      2,916       1.34         168,708      3,130      1.86
       Certificates of deposit                      2,732,065    142,169       5.20       2,554,147    143,799      5.63
                                                   ----------   --------                 ----------   --------
         Total interest-bearing deposits            4,168,970    169,735       4.07       3,887,673    175,012      4.50
     Borrowed funds                                 3,154,877    171,955       5.45       2,762,551    167,119      6.05
                                                   ----------   --------                 ----------   --------
         Total interest-bearing liabilities         7,323,847    341,690       4.67       6,650,224    342,131      5.14
  Non-interest-bearing liabilities                    263,300   --------                    265,750   --------
                                                   ----------                            ----------
         Total liabilities                          7,587,147                             6,915,974
  Stockholders' equity                                608,352                               569,772
                                                   ----------                            ----------
         Total liabilities and
            stockholders' equity                   $8,195,499                            $7,485,746
                                                   ==========                            ==========
 Net interest income/interest rate spread (8) (9)               $220,225       2.42%                  $197,691      2.20%
                                                                ========     ======                   ========    ======
                                                                               2.78%                                2.69%
 Net interest margin (9) (10)                                                ======                               ======

 Ratio of interest-earning assets to                                         108.28%                              110.53%
    interest-bearing liabilities                                             ======




                                                     For the Years Ended December 31,
                                                   ------------------------------------
                                                                  1999
                                                   ------------------------------------
                                                    Average                   Average
                                                    Balance      Interest    Yield/Cost
                                                   ----------   ----------   ----------
                                                          (Dollars in thousands)
Assets:
  Interest-earning assets (1):
     Federal funds sold and short-term
       deposits                                    $   33,522   $    1,647      4.91%
     Debt and equity securities, net (2)              759,118       51,577      6.79
     Mortgage-backed and mortgage related
       securities, net (2)                          3,034,138      199,553      6.58
     Real estate loans, net (3) (4)                 3,473,078      257,757      7.42
     Consumer and other loans, net (3) (4)            228,003       17,232      7.56
                                                   ----------   ----------
         Total interest-earning assets              7,527,859      527,766      7.01
  Non-interest-earning assets (5)                     157,523   ----------
                                                   ----------
         Total assets                              $7,685,382
                                                   ==========

Liabilities and Stockholders' Equity:
  Interest-bearing liabilities:
     Interest-bearing deposits:
       Money market accounts                       $  171,720        6,567      3.82
       Savings accounts (6) (7)                       992,385       21,791      2.20
       Super NOW and NOW accounts (7)                 150,247        3,208      2.14
       Certificates of deposit                      2,781,650      141,882      5.10
                                                   ----------   ----------
         Total interest-bearing deposits            4,096,002      173,448      4.23
     Borrowed funds                                 2,552,557      141,746      5.55
                                                   ----------   ----------
         Total interest-bearing liabilities         6,648,559      315,194      4.74
                                                                ----------
  Non-interest-bearing liabilities                    270,456
         Total liabilities                         ----------
  Stockholders' equity                              6,919,015
                                                      766,367
         Total liabilities and                     ----------
            stockholders' equity                   $7,685,382
                                                   ==========
 Net interest income/interest rate spread (8) (9)               $  212,572      2.27%
                                                                ==========    ======
 Net interest margin (9) (10)                                                   2.82%
                                                                              ======
 Ratio of interest-earning assets to
    interest-bearing liabilities                                              113.23%
                                                                              ======


(1) Includes related assets available-for-sale and unamortized discounts and premiums.

(2) Includes at amortized cost, securities available-for-sale, net, and in the case of debt and equity securities, net, Federal Home Loan Bank stock.

(3) Amount is net of deferred loan fees, deferred mortgage interest, unamortized discounts and allowance for loan losses and includes loans held-for-sale, net and, non-performing loans.

(4) Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(5) Included in non-interest-earning assets for the years ended December 31, 2001 and 2000 is Bank Owned Life Insurance (BOLI) with an average balance of $108.3 million and $65.5 million, respectively, and income of $7.7 million and $4.7 million, respectively. The reclassification of the BOLI asset into interest-earning assets and the associated income from other income to interest income for the years ended December 31, 2001 and 2000 would change the net interest rate spread, net interest margin and the ratio of interest-earning assets to interest-bearing liabilities to 2.42%, 2.84% and 109.76%, respectively, and 2.20%, 2.73% and 111.51%, respectively.

(6)  Savings accounts include mortgagors' escrow deposits.

(7) The average costs of savings and Super NOW and NOW accounts reflect a special interest payment of approximately 5% for the year ended December 31, 1999 of interest paid on savings and Super NOW and NOW accounts. Such payment resulted in additional cost on savings accounts of 4 basis points for the year ended December 31, 1999 and additional cost on Super NOW and NOW accounts of 2 basis points for the year ended December 31, 1999. Such payments were not paid on T R Financial Corp. accounts and no such special payments were paid in 2001 or 2000.

(8) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(9) On a tax equivalent basis, including BOLI, the net interest rate spread and net interest margin for the years ended December 31, 2001, 2000 and 1999 were 2.64% and 3.06%, respectively, 2.34% and 2.87%, respectively, and 2.38% and 2.93%, respectively.

(10) Net interest margin represents net interest income divided by average interest-earning assets.

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

                                                Year Ended December 31, 2001            Year Ended December 31, 2000
                                                        Compared to                              Compared to
                                                Year Ended December 31, 2000            Year Ended December 31, 1999
                                            -------------------------------------   -------------------------------------
                                            Increase (Decrease) Due to              Increase (Decrease) Due to
                                            --------------------------              --------------------------
                                                Volume      Rate           Net           Volume      Rate          Net
                                               --------   --------       --------       --------   -------       --------
                                                                              (In thousands)
Interest-earning assets (1):
    Federal funds sold and short-term
       deposits                                $    552   $   (187)      $    365       $ (1,176)  $   743       $   (433)
    Debt and equity securities, net               3,558      3,024          6,582         10,701     6,926         17,627
    Mortgage-backed and mortgage
       related securities, net                   39,487    (10,436)        29,051        (44,686)    9,972        (34,714)
    Real estate loans, net (2)                  (12,361)    (1,962)       (14,323)        22,703     2,819         25,522
    Consumer and other loans, net (2)             1,729     (1,311)           418          2,276     1,778          4,054
                                               --------   --------       --------       --------   -------       --------
       Total interest-earning assets             32,965    (10,872)        22,093        (10,182)   22,238         12,056
                                               --------   --------       --------       --------   -------       --------

Interest-bearing liabilities:
    Money market accounts                        (2,937)     2,471           (466)         2,863     1,082          3,945
    Savings accounts (3)                           (520)    (2,447)        (2,967)        (1,399)   (2,821)        (4,220)
    Super NOW and NOW accounts                   (5,459)     5,245           (214)         1,202    (1,280)           (78)
    Certificates of deposit                      18,745    (20,375)        (1,630)        (7,083)    9,000          1,917
    Borrowed funds                               16,003    (11,167)         4,836         12,111    13,262         25,373
                                               --------   --------       --------       --------   -------       --------
       Total interest-bearing liabilities        25,832    (26,273)          (441)         7,694    19,243         26,937
                                               --------   --------       --------       --------   -------       --------
Net change in net interest income              $  7,133   $ 15,401       $ 22,534       $(17,876)  $ 2,995       $(14,881)
                                               ========   ========       ========       ========   =======       ========

(1)  Includes assets available-for-sale.
(2) Certain reclassifications have been made to prior period amounts to conform to the current period presentation.
(3)  Includes mortgagors' escrow deposits.

Comparison of Financial Condition For the Years Ended December 31, 2001 and December 31, 2000

General

Total assets at December 31, 2001 were $8.74 billion, an increase of $1.08 billion, or 14.0%, from $7.66 billion at December 31, 2000. The increase in total assets was primarily due to increases in securities available-for-sale, net, of $1.39 billon and, to a lesser extent, Federal Home Loan Bank (FHLB) stock of $34.6 million and other assets of $13.0 million. These increases were offset by decreases in loans receivable held for investment, net, of $389.7 million and deferred tax asset, net, of $7.4 million.

Total securities available-for-sale, net, increased by $1.39 billion, or 43.7%, from $3.18 billion at December 31, 2000 to $4.57 billion at December 31, 2001. Securities available-for-sale increased principally as a result of an increase in mortgage-backed and mortgage related securities of $1.47 billion, or 70.4%. The increase in mortgage-backed and mortgage related securities was primarily from investing the cash flows from increased deposits, borrowings and principal repayments on loans into mortgage-backed and mortgage related securities. Partially offsetting this increase was a decrease in debt and equity securities, net, of $82.0 million, or 7.5%, from $1.09 billion at December 31, 2000 to $1.00 billion at December 31, 2001.

Loans receivable held for investment, net, at December 31, 2001 were $3.70 billion, a decrease of $389.7 million, or 9.5%, from $4.09 billion at December 31, 2000, reflecting a decrease in loan originations of $374.2 million for the year 2001 as compared to 2000. The decrease in loan originations was primarily due to a decrease in one- to four-family loan originations volume of $719.2 million. The one- to four-family loan origination decrease relates to the Company's decision to de-emphasize one- to four-family lending concurrent with the August 2000 divestiture of RNMC. Partially offsetting the decrease in residential loan originations during 2001 were increases in commercial, multi-family and construction loan originations of $305.5 million and an increase in home equity and consumer loan originations of $39.5 million. The increases in commercial, multi-family and construction loan originations reflects management's recent strategy of investing in higher margin business lines. Also contributing to the decrease in loans receivable held for investment, net, was an increase in principal repayments for 2001 as compared to 2000 due, in part, to increased refinancing activity as a result of the lower interest rate environment that prevailed during 2001.

Total liabilities at December 31, 2001 were $8.17 billion, an increase of $1.09 billion, or 15.3%, from $7.08 billion at December 31, 2000. The overall increase in total liabilities principally reflects an increase in total deposits and borrowed funds.

Total deposits increased $410.0 million, or 10.1%, from $4.08 billion at December 31, 2000 to $4.49 billion at December 31, 2001. The increase in total deposits stemmed from the Bank's continued emphasis on obtaining deposits through its de novo branching strategy and through new product offerings. Core deposits increased $301.1 million, or 21.1%, from $1.43 billion at December 31, 2000 to $1.73 billion at December 31, 2001. This increase in core deposits resulted in an increase in the Bank's core deposit percentage from 35.1% at December 31, 2000 to 38.6% at December 31, 2001. Certificates of deposit also increased $108.9 million, or 4.1%, from $2.65 billion at December 31, 2000 to $2.76 billion at December 31, 2001. Demand deposits increased $92.3 million, or 26.7%, from $346.2 million to $438.5 million. The increase in demand deposits primarily resulted from the Bank's checking campaign, which began in March 2000, coupled with the addition of three de novo branches in December of 2000. In addition, money market and savings accounts also increased $208.8 million, or 19.3%, to $1.29 billion at December 31, 2001 from $1.08 billion at December 31, 2000.

Borrowed funds increased $665.3 million, or 23.3%, from $2.86 billion at December 31, 2000 to $3.52 billion at December 31, 2001. The Company utilizes borrowings, primarily in the form of FHLB advances and reverse-repurchase agreements, to fund and sustain asset growth. Also contributing to the increase in borrowed funds was the Company's issuance of $75.0 million in unsecured senior bank notes during the fourth quarter of 2001.

Total stockholders' equity decreased $11.7 million, or 2.0%, to $569.0 million at December 31, 2001 from $580.7 million at December 31, 2000. The decrease was due to the Company's purchase of $106.8 million of treasury and Stock-Based Incentive Plan (SBIP) stock during the year ended December 31, 2001, dividends paid of $39.8 million and the effect of $3.9 million of stock options exercised during the year ended December 31, 2001. Items that offset these decreases were net income for the year ended December 31, 2001 of $111.2 million, the effect of the distribution of ESOP stock of $299,000, amortization of unallocated and unearned shares of common stock held by the Company's stock-related benefit plans of $9.4 million and a decrease of $17.9 million in the net unrealized loss on securities available-for-sale.

Comparison of Operating Results for the Years Ended December 31, 2001 and December 31, 2000

General

The Company reported net income of $111.2 million for the year ended December 31, 2001, or basic and diluted earnings per share of $1.30 and $1.28, respectively, as compared to net income of $89.9 million, or basic and diluted earnings per share of $0.96 and $0.95, respectively, for the year ended December 31, 2000. The year ended December 31, 2001 includes a $5.0 million, after tax, extraordinary item relating to prepayment penalties paid on debt extinguishments. The year ended December 31, 2000 includes a $7.6 million, after tax, restructuring charge relating to the divestiture of RNMC.

Interest Income

Interest income increased to $561.9 million for the year ended December 31, 2001, an increase of $22.1 million, or 4.1%, from $539.8 million for the prior year. This increase was primarily attributable to an increase in average interest-earning assets of $579.8 million, or 7.9%, to $7.93 billion for the year ended December 31, 2001 from $7.35 billion for the prior year. This increase was partially offset by a decrease in the average yield on interest-earning assets of 25 basis points from 7.34% for the year ending December 31, 2000 to 7.09% for the year ended December 31, 2001. The increase in average interest-earning assets was primarily attributable to an increase of $631.4 million in the average balance of mortgage-backed and mortgage related securities, net, a $45.5 million increase in the average balance of debt and equity securities, net, and a $42.4 million increase in the average balance of consumer and other loans, net. These increases were partially offset by a $163.7 million decrease in the average balance of real estate loans, net.

Interest income on mortgage-backed and mortgage related securities, net, increased $29.1 million, or 17.6%, to $193.9 million for the year ended December 31, 2001 from $164.8 million for the same period in 2000. The increase was a result of a $631.4 million, or 26.3%, increase in the average balance of mortgage-backed and mortgage related securities, net, from $2.39 billion for the year ended December 31, 2000 to $3.02 billion for the year ended December 31, 2001. The increase in average balance was due to the utilization of part of the proceeds received from increased borrowings and deposit liabilities, coupled with the re-deployment of principal repayments of real estate loans, to purchase mortgage-backed and mortgage related securities. The increase was partially offset by a 48 basis point decline in the average yield on mortgage-backed and mortgage related securities from 6.89% for the year ended December 31, 2000 to 6.41% for the same period in 2001.

Interest income on debt and equity securities, net, increased $6.6 million, or 9.5%, to $75.8 million for the year ended December 31, 2001 from $69.2 million for the same period in 2000. The increase was principally the result of a 33 basis point increase in the average yield on debt and equity securities, net, from 7.64% for the year ended December 31, 2000 to 7.97% for the same period in 2001. The increase in interest income on debt and equity securities, net, was also due to a $45.5 million, or 5.0%, increase in the average balance of debt and equity securities, net, from $905.9 million for the year ended December 31, 2000 to $951.4 million for the year ended December 31, 2001.

Interest income on consumer and other loans, net, increased $418,000, or 2.0%, to $21.7 million for the year ended December 31, 2001 from $21.3 million for the same period in 2000. The increase was a result of the $42.4 million, or 16.5%, increase in the average balance of consumer and other loans, net, from $256.6 million for the year ended December 31, 2000 to $299.0 million for the year ended December 31, 2001. Offsetting the increase was a decrease of 104 basis points in the average yield on consumer and other loans, net, from 8.30% for the year ended December 31, 2000 to 7.26%, for the same period in 2001. The increase in the average balance of consumer and other loans, net, reflects an increase in home equity and consumer loan volume in 2001 as compared to 2000. The decrease in average yield was principally due to downward repricing of consumer loan products during the declining interest rate environment which prevailed during 2001.

Interest income on real estate loans, net, decreased $14.3 million, or 5.1%, to $269.0 million for the year ended December 31, 2001 from $283.3 million for the same period in 2000. The decrease was a result of the decrease of $163.7 million, or 4.3%, in the average balance of real estate loans, net, outstanding from $3.77 billion for the year ended December 31, 2000 to $3.61 billion for the year ended December 31, 2001, coupled with a five basis point decrease in the average yield on real estate loans from 7.50% for the year ended December 31, 2000 to 7.45% for the same period in 2001. The decrease in the average balance was the result of the increased principal repayments occurring in the one -to four-family loan portfolio in 2001 compared to 2000, combined with management's decision to de-emphasize its reliance on one -to four-family lending. The decrease in yield was principally due to the declining interest rate environment during 2001, which resulted in increased principal repayments as consumers refinanced their loans at lower rates, primarily with third parties.

Interest Expense

Interest expense for the year ended December 31, 2001 was $341.7 million, compared to $342.1 million for the year ended December 31, 2000, a decrease of $441,000, or 0.1%. This decrease was the result of a decline in the average rate paid on interest-bearing liabilities of 47 basis points from 5.14% for the year ended December 31, 2000 to 4.67% for the same 2001 period. This decline in average rate paid was offset by an increase in the average balance of interest-bearing liabilities from $6.65 billion in 2000 to $7.32 billion in 2001. The increase in the average balance of interest-bearing liabilities in 2001 as compared to 2000 was due to increases in the average balances of borrowed funds and interest-bearing deposits.

The average balance of borrowed funds increased $392.3 million, or 14.2%, from $2.76 billion for the year ended December 31, 2000 to $3.15 billion for the year ended December 31, 2001. This increase, offset by a 60 basis point decrease in the average cost of borrowings, resulted in a $4.9 million, or 2.9%, increase in interest expense on borrowed funds, from $167.1 million for the year ended December 31, 2000 to $172.0 million for the year ended December 31, 2001. The proceeds from the increase in average borrowed funds were primarily used to fund asset growth and repurchase the Company's common stock. The decrease in the average cost of borrowings was due to the declining interest rate environment experienced during 2001.

The average balance of interest-bearing deposits increased $281.3 million, or 7.2%, from $3.89 billion for the year ended December 31, 2000 to $4.17 billion for the year ended December 31, 2001. The increase was primarily due to an increase in the average balance of certificates of deposit of $177.9 million, or 7.0%, an increase in the average balance of money market accounts of $82.2 million, or 34.3%, and an increase in the average balance of Super NOW and NOW accounts of $49.3 million, or 29.2%, offset in part by a $28.2 million, or 3.0%, decrease in the average balance of savings accounts. The increase in average interest-bearing deposits was achieved by expansion of the Bank's branch network during late 2000 as well as the introduction of new deposit products and continuation of competitive deposit pricing.

Net Interest Income

Net interest income before provision for loan losses was $220.2 million for the year ended December 31, 2001, an increase of $22.5 million, or 11.4%, from $197.7 million for the year ended December 31, 2000. The increase in net interest income was attributable to increases in the net interest rate spread and margin of 22 and 9 basis points, respectively, for the year ended December 31, 2001 as compared to the year ended December 31, 2000. The increase in the net interest rate spread and margin for 2001 resulted from the Company's interest-bearing liabilities re-pricing downward at a faster rate than its interest-earning assets during the declining interest rate environment of 2001.

Provision for Loan Losses

The Company had a $850,000 provision for loan losses for the year ended December 31, 2001, as compared to a $1.0 million provision for loan losses for the year ended December 31, 2000. The provision for loan losses for the year ended December 31, 2001 reflects management's qualitative and quantitative assessment of the loan portfolio, net charge-offs and prospects for collection of delinquent loans. The $1.0 million provision for loan losses for the year ended December 31, 2000 related to, after management's qualitative and quantitative assessment of the loan portfolio and net charge-offs and prospects for collection of delinquent loans, $11.2 million of loans transferred from RNMC as part of the divestiture process. At December 31, 2001 and 2000, the allowance for loan losses amounted to $40.6 million and $40.5 million, respectively, and the ratio of such allowance to total non-performing loans was 89.29% and 414.36%, respectively. The ratio of the allowance for loan losses to total non-performing loans principally declined due to two commercial credit relationships, totaling $32.3 million at December 31, 2001, which were placed on non-accrual status during the fourth quarter of 2001. Management believes that it is unlikely that the Company will incur any material loss of principal on either credit relationship based upon their respective appraised values. Included in non-performing loans at December 31, 2001 and 2000 were $5.9 million and $3.0 million, respectively, of Federal Housing Administration (FHA) and Veterans Administration (VA) government guaranteed loans. Excluding these loans, non-performing loans totaled $39.6 million and $6.8 million at December 31, 2001 and 2000, respectively, resulting in non-performing loan coverage ratios of 102.50% and 599.73%, respectively. Management assesses the level and adequacy of the allowance for loan losses based on an evaluation of known and inherent risks in the loan portfolio and upon continuing analysis of the factors underlying the quality of the loan portfolio. Management believes the Company's reported allowance for loan losses at December 31, 2001 is both appropriate in the circumstances and adequate to provide for estimated probable losses inherent in the loan portfolio.

Non-Interest Income

Non-interest income increased $26.0 million, or 417.2%, from $6.2 million for the year ended December 31, 2000 to $32.2 million for the same period in 2001. The increase principally reflects the increase in the net gain on securities of $22.3 million from the corresponding prior year period loss of $18.6 million to a net gain on securities of $3.7 million in the current year period. In addition to the increase in the net gain on securities, fees and service charges increased $5.0 million, or 70.2%, from $7.1 million for the year ended December 31, 2000 to $12.1 million for the year ended December 31, 2001. The increase in fees and service charges was attributable to a rise in fee income and service charges resulting from the continued success of the Bank's checking campaign, as well as increased fee income associated with the sale of alternative investment products.

Income on BOLI increased $3.0 million, or 62.7%, during the current year twelve-month period, reflecting a full twelve months of BOLI income, or $7.7 million, as compared to the partial year, or $4.7 million, of BOLI income recorded during the twelve months ended December 31, 2000. Also included in non-interest income for the year ended December 31, 2001 was $6.3 million in income related to the delivery of 81 residential units, during the third and forth quarters of 2001, in connection with the Company's joint venture for the development of a residential community in Oyster Bay, New York. Partially offsetting the above increases was a decrease of $8.6 million in mortgage banking operations income due to the divestiture of RNMC in 2000 and a $2.0 million, or 45.3%, decrease in other non-interest income. Other non-interest income in 2000 included a $3.3 million gain on the sale of the former T R Financial Corp. headquarters in Garden City, New York.

Non-Interest Expense

Total non-interest expense was $79.8 million for the year ended December 31, 2001, as compared to $81.6 million for the year ended December 31, 2000, a decrease of $1.8 million, or 2.2%. Included in total non-interest expense for the year ended December 31, 2000 was a $12.0 million restructuring charge associated with the divestiture of RNMC.

General and administrative expenses for the year ended December 31, 2001 increased $10.5 million, or 15.2%, to $79.7 million from $69.2 million for the year ended December 31, 2000. The increase in general and administrative expenses was primarily due to an increase in compensation and employee benefit costs of $13.4 million and an increase in occupancy and equipment expense of $951,000. These increases were partially offset by decreases in advertising and promotion expenses of $489,000 and other non-interest expenses of $3.2 million.

The increase in compensation and employee benefits of $13.4 million, or 37.7%, primarily was due to an increase in employee stock and performance-based benefit plans expenses and commissions paid in connection with increases in sales of alternative investment products. The increase in compensation and employee benefits for 2001 also reflects a $3.5 million credit for an employee benefit plan settlement gain recognized in 2000. The increase in occupancy and equipment expense of $951,000, or 9.2%, relates to additional costs associated with the operation of several new banking locations which opened in late 2000, coupled with the operation of the Company's headquarters in Jericho, New York, for a full year in 2001. The decrease in advertising and promotion expense of $489,000, or 12.0%, was due to higher promotion expenses recorded in 2000 for the Bank's checking campaign. The $3.2 million, or 17.5%, decrease in other non-interest expenses was primarily due to decreased operational and loan processing expenses related to the discontinuation of residential mortgage lending operations conducted by RNMC, as well as a decrease in other operational and professional expenses.

Income Taxes

Provision for income taxes increased $24.1 million, or 76.7%, from $31.4 million recorded during the year ended December 31, 2000 to $55.5 million during the year ended December 31, 2001. This increase was principally due to a $50.5 million, or 41.6%, increase in income before provision for income taxes and extraordinary item from $121.2 million for the year ended December 31, 2000 to $171.7 million for the year ended December 31, 2001.

Comparison of Operating Results for the Years Ended December 31, 2000 and December 31, 1999

General

The Company reported net income of $89.9 million for the year ended December 31, 2000, or basic and diluted earnings per share of $0.96 and $0.95, respectively, as compared to net income of $19.6 million, or basic and diluted earnings per share of $0.18 for the year ended December 31, 1999. The year ended December 31, 2000 included a $7.6 million, after tax, restructuring charge relating to the divestiture of the Bank's wholly-owned mortgage banking subsidiary, RNMC. The year ended December 31, 1999 included $79.2 million, net of tax, of merger related costs associated with the T R Financial Corp. acquisition and $3.4 million, net of tax, of restructuring charges relating to the January 1999 early retirement program for certain Bank employees. Additionally, an extraordinary item of $4.2 million, net of tax, incurred during the year ended December 31, 1999 related to prepayment penalties incurred in recasting the Company's borrowed funds position.

Interest Income

Interest income increased to $539.8 million for the year ended December 31, 2000, an increase of $12.0 million, or 2.3%, from $527.8 million for the prior year. This increase was primarily attributable to an increase in average yield on interest-earning assets of 33 basis points from 7.01% for the year ending December 31, 1999 to 7.34% for the year ended December 31, 2000. Average interest-earning assets decreased $177.6 million, or 2.4%, to

$7.35 billion for the year ended December 31, 2000 from $7.53 billion for the prior year. The decrease in average interest-earning assets was primarily attributable to a decrease of $640.6 million in the average balance of mortgage-backed and mortgage related securities, net. This decrease was partially offset by a $301.6 million increase in average real estate loans, net, a $146.8 million increase in average debt and equity securities, net, and a $28.6 million increase in average consumer and other loans, net.

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

Interest income on real estate loans, net, increased $25.5 million, or 9.9%, to $283.3 million for the year ended December 31, 2000 from $257.8 million for the same period in 1999. The increase was a result of the growth in the average balance of loans outstanding, primarily due to management's emphasis during 2000 and in prior years on the origination of one-to four-family loans. Beginning in the third quarter of 2000, and concurrent with the divestiture of RNMC, management de-emphasized the origination of one-to four-family loans in favor of commercial and construction lending. The increase in interest income on real estate loans, net, for the year ended December 31, 2000, as compared to the same period in 1999, was also influenced by a 8 basis point increase in the average yield on real estate loans, net, from 7.42% for the year ended December 31, 1999 to 7.50% for the same period in 2000. The increase in the yield was principally due to the rising interest rate environment during 2000.

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

Interest income on consumer and other loans, net, which includes student loans, increased $4.1 million, or 23.5%, to $21.3 million for the year ended December 31, 2000 from $17.2 million for the same period in 1999. The increase was a result of the growth in the average balance of consumer and other loans, net, outstanding and an increase of 74 basis points in the average yield on consumer and other loans, net, from 7.56% for the year ended December 31, 1999 to 8.30% for the same period in 2000.

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

The average balance of borrowed funds increased $210.0 million, from $2.55 billion for the year ended December 31, 1999 to $2.76 billion for the year ended December 31, 2000. This increase, combined with a 50 basis point increase in the average cost of borrowings, resulted in a $25.4 million, or 17.9%, increase in interest expense on borrowed funds, from $141.7 million for the year ended December 31, 1999 to $167.1 million for the year ended December 31, 2000. The proceeds from the increase in average borrowed funds were primarily used to fund loan growth and repurchase the Company's common stock.

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

Included in non-interest-earning assets for the year ending December 31, 2000 is BOLI with an average balance of $65.5 million, an average pre-tax yield of 7.18% and generating $4.7 million of income reported as non-interest income during 2000. If the Company were to reclassifying BOLI to an interest-earning asset and the related income from non-interest income to interest income for the year ended December 31, 2000, the Company's net interest rate spread, net interest margin and ratio of interest-earning assets to interest-bearing liabilities would be 2.20%, 2.73% and 111.51%, respectively.

Provision for Loan Losses

The Company had a $1.0 million provision for loan losses for the year ended December 31, 2000, as compared to no provision for loan losses for the year ended December 31, 1999. The $1.0 million provision for loan losses for the year ended December 31, 2000 represents a provision relating to $11.2 million of loans transferred from RNMC as part of its divestiture. Exclusive of the above mentioned $1.0 million provision, the lack of a provision for loan losses for December 31, 2000 and December 31, 1999 reflects management's qualitative and quantitative assessment of the loan portfolio, net charge-offs and collection of delinquent loans. At December 31, 2000 and 1999, the allowance for loan losses amounted to $40.5 million and $40.2 million, respectively, and the ratio of such allowance to total non-performing loans was 414.36% and 211.75%, respectively. Included in non-performing loans at December 31, 2000 and 1999, were $3.0 million and $10.5 million, respectively, of FHA and VA government guaranteed loans, which are backed by the FHA and VA. Excluding these loans, non-performing loans totaled $6.8 million and $8.5 million at December 31, 2000 and 1999, respectively, resulting in non-performing loan coverage ratios of 599.73% and 473.86%, respectively. Management assesses the level and adequacy of the allowance for loan losses based on an evaluation of known and inherent risks in the loan portfolio and upon continuing analysis of the factors underlying the quality of the loan portfolio from time to time.

Non-Interest Income

Non-interest income decreased $19.4 million, or 75.7%, to $6.2 million for the year ended December 31, 2000 as compared to $25.6 million for the prior year. The decrease was primarily the result of a $21.3 million decrease in net gains on sales of securities and a $7.1 million decrease in mortgage banking operations. These decreases were partially offset by a $2.5 million increase in other non-interest income, a $4.7 million increase in BOLI and a $1.7 million increase in fees and service charges for the year ended December 31, 2000, as compared to the 1999 comparable period. The decrease in net gains on securities was due to the previously mentioned management strategy of securities repositioning. The decrease in mortgage banking operations income was due to the divestiture of RNMC in the Fall of 2000. The $2.5 million increase in other non-interest income was principally due to the recognition of a $3.3 million gain on the sale of the former T R Financial Corp. headquarters in Garden City, New York. Included in other non-interest income for the year ending December 31, 1999 was a $1.6 million gain on the sale of certain Bank properties. The increase in retail banking fees resulted from the Bank's year 2000 checking campaign and an increase in income from the sales of alternative investment products.

Non-Interest Expense

Non-interest expense totaled $81.6 million for the year ended December 31, 2000, as compared to $170.7 million for the year ended December 31, 1999, a decrease of $89.1 million, or 52.2%. The decrease in non-interest expense was primarily attributable to merger related costs associated with the acquisition of T R Financial Corp. totaling $89.2 million and a restructuring charge in connection with an early retirement program for employees totaling $5.9 million incurred during the first quarter of 1999. The aforementioned merger related costs were partially offset by the $12.0 million third quarter 2000 restructuring charge relating to the divestiture of RNMC. This charge was comprised of $2.4 million in employment contracts and termination pay expenses, $1.2 million in legal, professional and other transaction fees, $1.7 million in goodwill write-offs and $6.7 million in write-downs of fixed assets and other assets. As of December 31, 2000, the Company had recorded $10.9 million in cash payments or write-downs related to the restructuring charge. The remaining $1.1 million in unpaid expenses is comprised of unpaid employment contracts and other miscellaneous fees.

General and administrative expenses for the year ended December 31, 2000 decreased $6.0 million, or 8.0%, to $69.2 million from $75.2 million for the year ended December 31, 1999. The decrease in general and administrative expenses was due to the reduction in compensation and employee benefit costs of $8.5 million, offset by increases in occupancy and equipment expenses of $162,000, deposit insurance premiums of $304,000, advertising and promotion expenses of $683,000 and other non-interest expenses of $1.3 million.

The decrease in compensation and employee benefit expenses was due to the recognition of an employee benefit plan settlement gain of $3.5 million, decreased salary and commissions relating to the RNMC divestiture and, to a lesser extent, a full year of post merger cost reductions relating to the Merger. The slight increase in occupancy and equipment expense related to the additional expenses associated with the operation of several new banking locations, coupled with the loss of rental income from Bank owned properties that were sold during the fourth quarter of 1999. These increases were partially offset by reductions in occupancy costs resulting from the RNMC divestiture in the third quarter of 2000. The increase in advertising and promotion expense was related to the promotion of the Bank's checking campaign. Other non-interest expenses increased due, in part, to higher data processing charges and $1.0 million in charges relating to certain other assets of the Company.

Income Taxes

Total income tax expense decreased $12.3 million from $43.7 million recorded during the year ended December 31, 1999 to $31.4 million during the year ended December 31, 2000. The decrease is attributable to the tax effect of the merger related costs and restructuring charges incurred during the years ended December 31, 1999 and 2000, which were deemed to be partially non-deductible, and a decrease after excluding merger costs and restructuring charges from both years in income before income taxes during the year ended December 31, 2000 as compared to the same period in 1999. The decrease was also attributable to the tax effect of the Bank's BOLI policy and the effect of a $3.9 million tax benefit relating to the Merger.

Liquidity and Capital Resources

The Company's primary sources of funds are deposits, borrowings and proceeds from the principal and interest payments on loans and securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, prepayment of mortgage loans and mortgage-backed securities are greatly influenced by general interest rates, economic conditions and competition.

Another source of funding for the Holding Company is dividend payments from the Bank. Dividend payments by the Bank have primarily been used to fund common stock repurchases and pay dividends on Company's common stock. The Bank's ability to pay dividends to the Holding Company is generally limited by New York State banking law and regulations and the regulations of the Federal Deposit Insurance Corporation. During 2001, the Bank received a waiver from the New York State Superintendent of Banks and paid $141.0 million of dividends to the Holding Company. To the extent the Bank were to apply in the future to pay dividends to the Holding Company in excess of the regulatory permitted dividend amounts, no assurances can be made such application of waiver would be approved by the regulatory authorities.

The Company has debt ratings from three recognized credit rating firms. These ratings allow the Company to access the wholesale debt markets thereby providing the Company with additional means for meeting its funding requirements. As of December 31, 2001, the Company has issued $75.0 million in unsecured senior bank notes at a rate of 7.50% and a maturity date of December 1, 2008. In addition, the Company has the ability to issue an additional $125.0 million in debt and other types of securities, with rates and terms to be determined, pursuant to the Company's $200.0 million shelf registration filed with the Securities and Exchange Commission during 2001.

The primary investing activities of the Company are the origination of mortgage and construction loans and the purchase of mortgage-backed, mortgage related, debt and equity securities. During the years ended December 31, 2001 and 2000, the Bank originated $85.0 million and $804.2 million, respectively, of one- to four-family mortgage loans. This decrease was primarily attributable to management's decision to de-emphasize residential lending through the divestiture of RNMC. During the year ended December 31, 2001 the Bank originated $527.4 million of construction, multi-family and commercial real estate loans, as compared to $221.9 million in the comparable 2000 period. This increase reflects management's decision to de-emphasize its reliance on one- to four-family lending and capitalize on its higher margin lending operations. Purchases of securities available-for-sale totaled $4.87 billion and $627.6 million during the years ended December 31, 2001 and 2000, respectively. In addition to the aforementioned investing activities, the Company, during the second quarter of 2000, purchased a $100.0 million BOLI policy and during the third quarter of 2000 invested $25.0 million in a joint venture for the development of a residential community in the Town of Oyster Bay, New York.

In early 2001, the Bank entered into a private label program for the origination of one- to four-family loans through its existing branch network under a mortgage origination assistance agreement with a third party mortgage originator. Under this program, the Bank will utilize the third party's mortgage loan origination platforms (including, among others, telephone and internet platforms) to originate loans, based on defined underwriting criteria and in accordance with Federal National Mortgage Association (FNMA) guidelines, that close in the Bank's name and utilize the Bank's licensing. The Bank will fund such loans directly, and, under a separate loan and servicing rights purchase and sale agreement with the same third party, has the option to retain the loans in its portfolio, sell the loans to third party investors or deliver the loans back to the same third party at agreed upon pricing.

The Company closely monitors its liquidity position on a daily basis. Excess short-term liquidity is invested in overnight federal funds sold. In the event that the Company should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of reverse-repurchase agreements, FHLB advances and other borrowing facilities. At December 31, 2001, the Company had $3.52 billion in borrowed funds outstanding, as compared to $2.86 billion at December 31, 2000.

At December 31, 2001, the Company had outstanding loan commitments to advance $428.1 million of loans, which primarily consisted of commercial real estate and construction loans. Management of the Company anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit that are scheduled to mature in one year or less at December 31, 2001 totaled $2.20 billion. Based upon prior experience, and the Company's current pricing strategy, management believes that a significant portion of such deposits will remain with the Company.

The Company's most liquid assets are cash and cash equivalents, short-term securities and securities available-for-sale. The levels of these assets are dependent on the Company's operating, financing, lending and investment activities during any given period. At December 31, 2001 and 2000, the Company had $102.8 million and $82.9 million, respectively, in cash and cash equivalents. The Company had no short-term repurchase agreements outstanding at December 31, 2001 and 2000.

Tangible stockholders' equity (stockholders' equity less certain intangible assets) totaled $568.0 million at December 31, 2001, as compared to $579.6 million at December 31, 2000. This decrease reflects the change in the Company's stockholders' equity noted in the Comparison of Financial Condition section of Management's Discussion and Analysis of Financial Condition and Results of Operations. Tangible equity is a critical measure of a company's ability to repurchase stock, pay dividends and support greater asset and franchise growth. The Company is subject to various capital requirements, which affect its classification for regulatory purposes, as well as for deposit insurance purposes. These requirements utilize tangible equity as a base component, not equity, as defined by accounting principles generally accepted in the United States of America (GAAP). Although reported earnings and return on equity are traditional measures of a company's performance, management believes that the growth in tangible equity, or "cash earnings," is also a significant measure of a company's performance. Cash earnings represent the amount by which tangible equity changes each period due to operating results. Cash earnings include reported earnings plus the non-cash charges related to the amortization for the allocation of Employee Stock Ownership Plan (ESOP) and SBIP stock, as well as the amortization of goodwill. These items have either been previously charged to equity, as in the case of ESOP and SBIP charges through contra-equity accounts, or do not affect tangible equity, such as the market appreciation of allocated ESOP shares, for which the operating charge is offset by a credit to additional paid-in-capital, and goodwill amortization for which the related intangible asset has already been deducted in the calculation of tangible equity.

Management believes that cash earnings and cash returns on average stockholders' equity and average assets reflect the Company's ability to generate tangible capital that can be leveraged for future growth. Cash earnings and cash returns on average stockholders' equity and average assets are non-GAAP measures, which the Company believes are useful to investors in order to gain an understanding of the trends and the results of operations for the Company's core business. These non-GAAP measures should be viewed in addition to the Company's GAAP results and not in lieu of such GAAP results. For the year ended December 31, 2001, cash earnings, excluding extraordinary charges, totaled $125.8 million, or $9.5 million higher than reported earnings, excluding extraordinary charges, and generated a cash return on average stockholders' equity of 20.67% and a cash return on average assets of 1.53%.

Impact of Inflation and Changing Prices

The Company's consolidated financial statements have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates generally have a greater impact on the Company's performance than do the effects of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards

For discussion regarding the impact of new accounting pronouncements, refer to
Note 1 of Notes to Consolidated Financial Statements.

                              ROSLYN BANCORP, INC.
                 Consolidated Statements of Financial Condition
                      (In thousands, except share amounts)

                                                                                  December 31, 2001   December 31, 2000
                                                                                  -----------------   -----------------
                                     ASSETS
                                     ------
Cash and cash equivalents:
  Cash and cash items                                                                $   10,815          $    9,868
  Due from banks                                                                         64,810              53,281
  Money market investments                                                               27,200              19,800
                                                                                     ----------          ----------
     Total cash and cash equivalents                                                    102,825              82,949

Debt and equity securities available-for-sale, net (securities pledged of
  $114,426 and $322,325 at December 31, 2001 and 2000, respectively)                  1,004,728           1,086,711
Mortgage-backed and mortgage related securities available-for-sale, net
  (securities pledged of $1,754,733 and $1,642,655 at December 31, 2001 and
   2000, respectively)                                                                3,560,854           2,089,983
                                                                                     ----------          ----------
     Total securities available-for-sale, net                                         4,565,582           3,176,694

Federal Home Loan Bank of New York stock, at cost                                       109,870              75,246
Loans held-for-sale                                                                       9,364                 822
Loans receivable held for investment, net:
  Real estate loans, net                                                              3,412,148           3,828,212
  Consumer and other loans, net                                                         285,012             258,644
                                                                                     ----------          ----------
     Total loans receivable held for investment, net                                  3,697,160           4,086,856
       Allowance for loan losses                                                        (40,634)            (40,524)
                                                                                     ----------          ----------
         Total loans receivable held for investment, net of allowance for loan
          losses                                                                      3,656,526           4,046,332
Banking house and equipment, net                                                         32,589              29,419
Accrued interest receivable                                                              50,550              48,941
Deferred tax asset, net                                                                  40,213              47,627
Other assets                                                                            169,261             156,239
                                                                                     ----------          ----------
     Total assets                                                                    $8,736,780          $7,664,269
                                                                                     ==========          ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
Liabilities:
  Deposits:
     Savings accounts                                                                $  920,507          $  832,036
     Certificates of deposit                                                          2,756,737           2,647,867
     Money market accounts                                                              371,007             250,668
     Interest-bearing demand deposit accounts                                           256,145             196,267
     Demand deposit accounts                                                            182,371             149,943
                                                                                     ----------          ----------
       Total deposits                                                                 4,486,767           4,076,781
  Official checks outstanding                                                            40,349              24,577
  Borrowed funds:
     Reverse-repurchase agreements                                                    1,757,489           2,072,614
     Senior bank notes                                                                   75,000                  --
     Other borrowings                                                                 1,687,806             782,411
                                                                                     ----------          ----------
       Total borrowed funds                                                           3,520,295           2,855,025
  Accrued interest and dividends                                                         27,475              33,967
  Mortgagors' escrow and security deposits                                               30,615              33,633
  Accrued taxes payable                                                                  21,837              16,560
  Accrued expenses and other liabilities                                                 40,474              43,012
                                                                                     ----------          ----------
     Total liabilities                                                                8,167,812           7,083,555
                                                                                     ----------          ----------
Stockholders' equity:
  Preferred stock, $0.01 par value, 10,000,000 shares authorized; none issued                --                  --
  Common stock, $0.01 par value, 200,000,000 shares authorized; 118,811,472 and
   118,819,355  shares issued at December 31, 2001 and 2000, respectively;
   87,116,397 and 92,864,780 shares outstanding at December 31, 2001 and
    2000, respectively                                                                    1,188               1,188
  Additional paid-in-capital                                                            507,413             505,879
  Retained earnings - partially restricted                                              592,865             525,784
  Accumulated other comprehensive loss:
    Net unrealized loss on securities available-for-sale, net of tax                    (26,573)            (44,414)
  Unallocated common stock held by Employee Stock Ownership Plan (ESOP)                 (44,838)            (46,631)
  Unearned common stock held by Stock-Based Incentive Plan (SBIP)                        (9,132)            (15,708)
  Common stock held by Supplemental Executive Retirement Plan and Trust (SERP),
   at cost (553,080 shares at December 31, 2001 and 2000)                                (4,535)             (4,535)
  Treasury stock, at cost (31,695,075 and 25,954,575 shares at December 31,
    2001 and 2000,respectively)                                                        (447,420)           (340,849)
                                                                                     ----------          ----------
  Total stockholders' equity                                                            568,968             580,714
                                                                                     ----------          ----------
     Total liabilities and stockholders' equity                                      $8,736,780          $7,664,269
                                                                                     ==========          ==========

See accompanying notes to consolidated financial statements.

                              ROSLYN BANCORP, INC.
                        Consolidated Statements of Income
                  Years Ended December 31, 2001, 2000 and 1999
                    (In thousands, except per share amounts)

                                                                      2001        2000        1999
                                                                    ---------   ---------   ---------
Interest income:
     Federal funds sold and short-term deposits                     $   1,579   $   1,214   $   1,647
     Debt and equity securities                                        75,786      69,204      51,577
     Mortgage-backed and mortgage related securities                  193,890     164,839     199,553
     Real estate loans                                                268,956     283,279     257,757
     Consumer and other loans                                          21,704      21,286      17,232
                                                                    ---------   ---------   ---------
         Total interest income                                        561,915     539,822     527,766
                                                                    ---------   ---------   ---------
Interest expense:
     Deposits                                                         169,735     175,012     173,448
     Borrowed funds                                                   171,955     167,119     141,746
                                                                    ---------   ---------   ---------
         Total interest expense                                       341,690     342,131     315,194
                                                                    ---------   ---------   ---------

Net interest income before provision for loan losses                  220,225     197,691     212,572
Provision for loan losses                                                 850       1,000          --
                                                                    ---------   ---------   ---------
Net interest income after provision for loan losses                   219,375     196,691     212,572
                                                                    ---------   ---------   ---------
Non-interest income:
     Fees and service charges                                          12,089       7,101       5,356
     Net gains (losses) on securities                                   3,727     (18,557)      2,738
     Income from bank owned life insurance                              7,713       4,741          --
     Joint venture income                                               6,258          --          --
     Mortgage banking operations                                           --       8,595      15,668
     Other non-interest income                                          2,373       4,338       1,856
                                                                    ---------   ---------   ---------
         Total non-interest income                                     32,160       6,218      25,618
                                                                    ---------   ---------   ---------
Non-interest expense:
     General and administrative expenses:
         Compensation and employee benefits                            48,807      35,442      43,911
         Occupancy and equipment                                       11,264      10,313      10,151
         Deposit insurance premiums                                       840         952         648
         Advertising and promotion                                      3,602       4,091       3,408
         Other non-interest expenses                                   15,146      18,361      17,078
                                                                    ---------   ---------   ---------
             Total general and administrative expenses                 79,659      69,159      75,196
     Amortization of excess of cost over fair value of net assets
      acquired                                                            126         361         493
     Real estate operations, net                                            9         129        (168)
     Merger related costs                                                  --          --      89,247
     Restructuring charges                                                 --      11,973       5,903
                                                                    ---------   ---------   ---------
         Total non-interest expense                                    79,794      81,622     170,671
                                                                    ---------   ---------   ---------
Income before provision for income taxes and extraordinary item       171,741     121,287      67,519
Provision for income taxes                                             55,466      31,388      43,657
                                                                    ---------   ---------   ---------
Income before extraordinary item                                      116,275      89,899      23,862
Extraordinary item, net of tax - prepayment penalty on debt
 extinguishment                                                        (5,032)         --      (4,236)
                                                                    ---------   ---------   ---------
Net income                                                          $ 111,243   $  89,899   $  19,626
                                                                    =========   =========   =========

Basic earnings per share:
     Income before extraordinary item                               $    1.36   $    0.96   $    0.22
     Extraordinary item, net of tax                                     (0.06)         --       (0.04)
                                                                    ---------   ---------   ---------
     Net income per share                                           $    1.30   $    0.96   $    0.18
                                                                    =========   =========   =========

Diluted earnings per share:
     Income before extraordinary item                               $    1.34   $    0.95   $    0.22
     Extraordinary item, net of tax                                     (0.06)         --       (0.04)
                                                                    ---------   ---------   ---------
     Net income per share                                           $    1.28   $    0.95   $    0.18
                                                                    =========   =========   =========

See accompanying notes to consolidated financial statements.

                              ROSLYN BANCORP, INC.
           Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended December 31, 2001, 2000 and 1999
                                 (In thousands)

                                                                                          Accumulated
                                                                              Retained       other
                                                                Additional   earnings-    comprehensive
                                                     Common      paid-in-    partially       income
                                                     stock       capital     restricted      (loss)
                                                    ---------   ----------   ----------   -------------
Balance at December 31, 1998                        $   1,288   $ 528,616    $ 512,184      $  13,745
                                                    ---------   ---------    ---------      ---------
Comprehensive loss:
  Net income                                               --          --       19,626             --
  Other comprehensive loss, net of tax:
     Net unrealized loss on securities, net of
        reclassification adjustment (1) (2)                --          --           --       (124,794)
  Comprehensive loss
Adjustments to stockholders' equity to effect
   the merger with T R Financial Corp.                   (100)    (47,768)          --          1,492
Exercise of stock options and related tax benefit          --          62      (15,012)            --
Allocation of ESOP stock                                   --      11,001           --             --
Amortization of SBIP stock awards                          --           4         (666)            --
Cash dividends declared on common stock                    --          --      (37,241)            --
Common stock acquired, at cost                             --          --           --             --
                                                    ---------   ---------    ---------      ---------
Balance at December 31, 1999                            1,188     491,915      478,891       (109,557)
                                                    ---------   ---------    ---------      ---------
Comprehensive income:
  Net income                                               --          --       89,899             --
  Other comprehensive income, net of tax:
     Net unrealized gain on securities, net of
        reclassification adjustment (1) (2)                --          --           --         65,143
  Comprehensive income
Distribution of ESOP and SERP stock                        --      13,583           (4)            --
Exercise of stock options and related tax benefit          --          --       (4,850)            --
Allocation of ESOP stock                                   --         381           --             --
Amortization of SBIP stock awards                          --          --         (103)            --
Cash dividends declared on common stock                    --          --      (38,049)            --
Common stock acquired, at cost                             --          --           --             --
                                                    ---------   ---------    ---------      ---------
Balance at December 31, 2000                            1,188     505,879      525,784        (44,414)
                                                    ---------   ---------    ---------      ---------

                                                    Unallocated   Unearned    Common
                                                      common      common      stock
                                                       stock      stock       held      Treasury
                                                      held by     held by    by SERP,    stock,
                                                       ESOP         SBIP     at cost    at cost       Total
                                                    -----------   --------   --------   ---------   ---------
Balance at December 31, 1998                         $(53,831)    $(30,818)  $ (2,158)  $(115,660)  $ 853,366
                                                     --------     --------   --------   ---------   ---------
Comprehensive loss:
  Net income                                               --           --         --          --      19,626
  Other comprehensive loss, net of tax:
     Net unrealized loss on securities, net of
        reclassification adjustment (1) (2)                --           --         --          --    (124,794)
                                                                                                    ---------
  Comprehensive loss                                                                                 (105,168)
                                                                                                    ---------
Adjustments to stockholders' equity to effect
   the merger with T R Financial Corp.                  3,613           52      2,158      56,268      15,715
Exercise of stock options and related tax benefit          --           --         --          --     (14,950)
Allocation of ESOP stock                                1,793           --         --          --      12,794
Amortization of SBIP stock awards                          --        9,872         --          --       9,210
Cash dividends declared on common stock                    --           --         --          --     (37,241)
Common stock acquired, at cost                             --           --     (4,191)    (91,876)    (96,067)
                                                     --------     --------   --------   ---------   ---------
Balance at December 31, 1999                          (48,425)     (20,894)    (4,191)   (151,268)    637,659
                                                     --------     --------   --------   ---------   ---------
Comprehensive income:
  Net income                                               --           --         --          --      89,899
  Other comprehensive income, net of tax:
     Net unrealized gain on securities, net of
        reclassification adjustment (1) (2)                --           --         --          --      65,143
                                                                                                    ---------
  Comprehensive income                                                                                155,042
                                                                                                    ---------
Distribution of ESOP and SERP stock                        --           --        237          --      13,816
Exercise of stock options and related tax benefit          --           --         --          --      (4,850)
Allocation of ESOP stock                                1,794           --         --          --       2,175
Amortization of SBIP stock awards                          --        5,186         --          --       5,083
Cash dividends declared on common stock                    --           --         --          --     (38,049)
Common stock acquired, at cost                             --           --       (581)   (189,581)   (190,162)
                                                     --------     --------   --------   ---------   ---------
Balance at December 31, 2000                          (46,631)     (15,708)    (4,535)   (340,849)    580,714
                                                     --------     --------   --------   ---------   ---------

                              ROSLYN BANCORP, INC.
           Consolidated Statements of Changes in Stockholders' Equity
              Years Ended December 31, 2001, 2000 and 1999 (con't)
                                 (In thousands)

                                                                              Retained    Accumulated
                                                                Additional   earnings-       other
                                                     Common      paid-in-     partially   comprehensive
                                                      stock      capital     restricted       loss
                                                    ---------   ----------   ----------   -------------
Comprehensive income:
  Net income                                              --          --       111,243            --
  Other comprehensive income, net of tax:
     Net unrealized gain on securities, net of
       reclassification adjustment (1) (2)                --          --            --        17,841

  Comprehensive income

Distribution of ESOP stock                                --         299            --            --
Exercise of stock options and related tax benefit         --          --        (3,874)           --
Allocation of ESOP stock                                  --       1,235            --            --
Amortization of SBIP stock awards                         --          --          (503)           --
Cash dividends declared on common stock                   --          --       (39,785)           --
Common stock acquired, at cost                            --          --            --            --
                                                    --------    --------     ---------      --------
Balance at December 31, 2001                        $  1,188    $507,413     $ 592,865      $(26,573)
                                                    ========    ========     =========      ========

                                                                              Common
                                                    Unallocated   Unearned     stock
                                                      common      common       held
                                                       stock      stock      by Bank's   Treasury
                                                      held by     held by      SERP,      stock,
                                                       ESOP         SBIP      at cost     at cost      Total
                                                    -----------   --------   ---------   ---------   ---------
Comprehensive income:
  Net income                                              --           --         --            --     111,243
  Other comprehensive income, net of tax:
     Net unrealized gain on securities, net of
       reclassification adjustment (1) (2)                --           --         --            --      17,841
                                                                                                     ---------
  Comprehensive income                                                                                 129,084
                                                                                                     ---------
Distribution of ESOP stock                                --           --         --            --         299
Exercise of stock options and related tax benefit         --           --         --            --      (3,874)
Allocation of ESOP stock                               1,793           --         --            --       3,028
Amortization of SBIP stock awards                         --        6,841         --            --       6,338
Cash dividends declared on common stock                   --           --         --            --     (39,785)
Common stock acquired, at cost                            --         (265)        --      (106,571)   (106,836)
                                                    --------      -------    -------     ---------   ---------
Balance at December 31, 2001                        $(44,838)     $(9,132)   $(4,535)    $(447,420)  $ 568,968
                                                    ========      =======    =======     =========   =========

(1)   Disclosure of reclassification amount, net of tax, for the years ended:

                                                                                           2001       2000          1999
                                                                                         -------    --------     ---------
     Net unrealized appreciation (depreciation) arising during the year, net of tax      $20,047    $ 54,390     $(123,209)
     Less: Reclassification adjustment for net gains (losses) included in net income,
        net of tax                                                                         2,206     (10,753)        1,585
                                                                                         -------    --------     ---------
        Net unrealized gain (loss) on securities, net of tax                             $17,841    $ 65,143     $(124,794)
                                                                                         =======    ========     =========

(2) The tax (expense) benefit relating to the net unrealized gain (loss) on securities during the years ended December 31, 2001, 2000 and 1999 was $(12.7) million, $(47.3) million and $90.7 million, respectively.

See accompanying notes to consolidated financial statements.

                              ROSLYN BANCORP, INC.
                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 2001, 2000 and 1999
                                 (In thousands)

                                                                                    2001           2000           1999
                                                                                 -----------    -----------    -----------
Cash flows from operating activities:
Net income                                                                       $   111,243    $    89,899    $    19,626
Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                                           850          1,000             --
     Provision for (recovery of) other real estate owned losses                           --             18           (300)
     Amortization of excess of cost over fair value of net assets acquired               126            361            493
     Depreciation and amortization                                                     3,291          3,181          3,452
     Accretion of discounts (in excess of) less than amortization of premiums        (18,114)       (18,564)         5,277
     ESOP and SBIP expense, net                                                        9,366          7,258         21,457
     Originations of loans held-for-sale, net of sales and securitizations            (7,629)        69,930         35,861
     Net gains on sales of loans                                                        (913)        (8,225)       (17,309)
     Net (gains) losses on securities                                                 (3,727)        18,557         (2,738)
     Gains on sales of fixed assets                                                     (235)        (3,266)            --
     Net gains on sales of real estate owned                                             (40)           (33)            (2)
     Income from bank owned life insurance                                            (6,258)        (4,741)            --
     Restructuring charges and merger related costs                                       --          7,110         41,000
     Income taxes deferred and tax benefits attributable to stock plans               (3,624)         4,721          6,473
     Changes in assets and liabilities:
           (Increase) decrease in accrued interest receivable                         (1,609)        (6,178)         4,340
           (Increase) decrease in other assets                                        (5,580)        15,928          3,064
           Increase (decrease) in official checks outstanding                         15,772         (1,181)         3,286
           (Decrease) increase in accrued interest and dividends                      (6,492)         5,043            116
           Increase (decrease) in accrued taxes payable                                5,277            655        (18,107)
           Decrease in accrued expenses and other liabilities                         (2,239)       (10,396)       (17,324)
           Net increase in deferred costs and fees                                      (780)        (7,208)        (3,948)
           Increase in other, net                                                         --             --            547
                                                                                 -----------    -----------    -----------
         Net cash provided by operating activities                                    88,685        163,869         85,264
                                                                                 -----------    -----------    -----------
Cash flows from investing activities:
     Proceeds from sales and repayments of securities available-for-sale           3,535,422      1,094,167      2,197,502
     Net (purchase) redemption of Federal Home Loan Bank stock                       (34,624)       (47,217)        12,000
     Purchases of securities available-for sale                                   (4,871,373)      (627,624)    (2,077,462)
     Investment in real estate joint venture                                              --        (25,000)            --
     Purchase of bank owned life insurance                                                --       (100,000)            --
     Loan originations and purchases, net                                            389,138       (231,914)      (220,596)
     Purchases of banking house and equipment, net                                    (6,226)        (2,140)        (2,072)
     Proceeds from sales of other real estate owned                                      453            144          1,762
     Excess of cost over fair value of net assets acquired                                --             --         (1,259)
                                                                                 -----------    -----------    -----------
         Net cash (used in) provided by investing activities                        (987,210)        60,416        (90,125)
                                                                                 -----------    -----------    -----------
Cash flows from financing activities:
     Increase (decrease) in demand deposit, money market and savings accounts        301,116        (11,244)        56,754
     Increase (decrease) in certificates of deposit                                  108,870         42,413       (230,124)
     Increase in short-term reverse-repurchase agreements and other borrowings       332,606        330,733         44,337
     Increase (decrease) in long-term reverse-repurchase agreements and
       other borrowings                                                              257,664       (320,249)       272,357
     Net proceeds from the issuance of senior bank notes                              73,875             --             --
     Decrease in mortgagors' escrow and security deposits                             (3,018)       (25,832)       (12,579)
     Net cash used in exercise of stock options                                       (6,091)        (7,795)       (19,756)
     Cash dividends paid on common stock                                             (39,785)       (38,049)       (37,241)
     Cost to repurchase treasury stock                                              (106,571)      (189,581)       (91,876)
     Cost to repurchase common stock for SBIP and SERP                                  (265)          (581)            --
     Proceeds from re-issuance of treasury stock                                          --             --          7,650
                                                                                 -----------    -----------    -----------
         Net cash provided by (used in) financing activities                         918,401       (220,185)       (10,478)
                                                                                 -----------    -----------    -----------
     Net increase (decrease) in cash and cash equivalents                             19,876          4,100        (15,339)
     Cash and cash equivalents at beginning of year                                   82,949         78,849         94,188
                                                                                 -----------    -----------    -----------
     Cash and cash equivalents at end of year                                    $   102,825    $    82,949    $    78,849
                                                                                 ===========    ===========    ===========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
     Interest on deposits and borrowed funds                                     $   348,182    $   337,088    $   315,078
                                                                                 ===========    ===========    ===========
     Income taxes                                                                $    43,769    $    26,566    $    56,078
                                                                                 ===========    ===========    ===========
Non-cash investing activities:
     Additions to real estate owned, net                                         $       598    $       422    $       141
                                                                                 ===========    ===========    ===========
     Transfer of securities from held-to-maturity to available-for-sale, at
        amortized cost                                                           $        --    $        --    $ 1,269,280
                                                                                 ===========    ===========    ===========

See accompanying notes to consolidated financial statements.

                              ROSLYN BANCORP, INC.

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000 and 1999

(1)  Summary of Significant Accounting Policies and Related Matters
     --------------------------------------------------------------

Roslyn Bancorp, Inc. was organized under Delaware law as the savings and loan holding company for The Roslyn Savings Bank and its subsidiaries (collectively, the Bank) in connection with the Bank's conversion from a New York State chartered mutual savings bank to a New York State chartered stock savings bank on January 10, 1997. The following is a summary of significant accounting policies of Roslyn Bancorp, Inc. and its wholly-owned subsidiaries (collectively, the Company). The Company's business consists primarily of the business activities of the Bank, which activities include attracting deposits from the general public, originating real property loans (residential mortgage, construction, commercial and multi-family property loans) and consumer loans and selling various financial products. Deposits at the Bank are insured up to applicable limits by the Bank Insurance Fund (BIF) of the Federal Deposit Insurance Corporation (FDIC). The Bank is subject to comprehensive regulation, examination and supervision by the New York State Banking Department (NYSBD) and the FDIC.

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

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and disclosure of contingent assets and liabilities and results of operations for the periods then ended. Actual results could differ from those estimates and assumptions. Material estimates that are particularly susceptible to change in the near term relate to the determination of the allowance for loan losses.

     All capital accounts, share and per share data included in the consolidated financial statements and the notes thereto have been retroactively adjusted to reflect the 3-for-2 stock split distributed in the form of a stock dividend on August 22, 2001.

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

     (c)  Debt, Equity, Mortgage-Backed and Mortgage Related Securities
          -------------------------------------------------------------

     The Company classifies debt, readily-marketable equity, mortgage-backed and mortgage related securities in one of the following categories: (1) "held-to-maturity" (management has a positive intent and ability to hold to maturity) which are to be reported at amortized cost; (2) "trading" (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and (3) "available-for-sale" (all other debt, equity, mortgage-backed and mortgage related securities) which are to be reported at fair value, with unrealized gains and losses reported, net of tax, as accumulated other comprehensive income or loss, a separate component of stockholders' equity. The Company determines the appropriate classification of each security at the time of purchase.

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

     Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. Mortgage servicing rights (MSRs) are amortized as a reduction to loan servicing fee income using the interest method over the estimated remaining life of the underlying mortgage loans. MSRs are carried at the lower of allocated cost or fair value. The Company estimates the fair value of its MSRs internally, based on a proprietary valuation model and third party valuations. Impairment, if any, would be recognized through a valuation allowance.

     Income from mortgage banking operations during the years ended December 31, 2000 and 1999 was comprised of the gains or losses generated from the sale of mortgage loans into the secondary market, including all fees and mortgage servicing rights related thereto. Due to the divestiture of the Company's mortgage banking subsidiary, Roslyn National Mortgage Corporation
     (RNMC), in 2000, no income from mortgage banking operations was recorded during the year ended December 31, 2001.

     A substantial portion of the Company's loans are secured by real estate in the New York Metropolitan area. Accordingly, the ultimate collectibility of such a loan portfolio is susceptible to changes in market conditions in the New York Metropolitan area.

     (e)  Allowance for Loan Losses
          -------------------------

     The allowance for loan losses is based on a periodic analysis of the loan portfolio and reflects an amount that, in management's judgment, is adequate to provide for loan losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors such as the Company's loan growth, prior loss experience, present and potential risks of the loan portfolio, risk ratings assigned by lending personnel, ratings assigned by the independent loan review function, present financial condition of borrower, current economic conditions and other portfolio risk characteristics. Provisions for loan losses are charged to operations. Loans, including impaired loans, are charged-off against the allowance for loan losses when the collectibility of loan principal is unlikely. Recoveries of loans previously charged-off are credited to the allowance.

     Management believes that the allowance for loan losses at December 31, 2001 is adequate. In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties. While management uses available information to determine losses on loans, future additions to the allowance may be necessary based on unanticipated changes in economic conditions, particularly in the New York Metropolitan area. In addition, the NYSBD and the FDIC, as an integral part of their examination processes, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. It is the Bank's policy generally to discontinue accruing interest on all loans which are more than 90 days past due, or when, in the opinion of management, such suspension is warranted.

     The Company considers a loan impaired when, based upon current information and events, it is probable that it will be unable to collect all amounts due for both principal and interest, according to the contractual terms of the loan agreement. Loans individually reviewed for impairment by the Company are limited to loans modified in a troubled debt restructuring
     (TDR) and commercial and multi-family first mortgage loans. The smaller-balance homogeneous loans that are collectively evaluated for impairment by the Company include one- to four-family first mortgage loans, student loans and consumer loans, other than those modified in a TDR. The measurement value of the Company's impaired loans is based on the fair value of the underlying collateral. The Company identifies and measures impaired loans in conjunction with its review of the adequacy of its allowance for loan losses. Specific factors utilized in the identification of impaired loans include, but are not limited to, delinquency status, loan-to-value ratio, the condition of the underlying collateral, credit history and debt coverage.

     When a loan is placed on non-accrual status, the Bank ceases the accrual of interest owed and previously accrued interest is charged against interest income. Loans generally are returned to accrual status when the loan delinquency status is less than 90 days past due and the Bank has reasonable assurance that the loan will be fully collectible.

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

     (f)  Banking House and Equipment
          ---------------------------

     Land is carried at cost and banking houses are carried at cost, less an allowance for depreciation computed on the straight-line method over a twenty-five- to fifty-year period. Leasehold improvements are stated at cost, less accumulated amortization. Amortization is computed on the straight-line method over the terms of the respective lease or the life of the improvement, whichever is shorter. Furniture, fixtures and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method on the estimated service lives generally over a three- to ten-year period.

     (g)  Real Estate Owned
          -----------------

     Real estate acquired through foreclosure or deed-in-lieu of foreclosure are reported at the lower of cost or fair value at the acquisition date, and subsequently at the lower of its new cost or fair value less estimated selling costs. Cost represents the unpaid loan balance at the acquisition date plus expenses, when appropriate, incurred to bring the property to a salable condition. The Company will maintain an allowance, when necessary, for subsequent declines in a property's carrying value. Certain costs relating to holding such properties, and gains or losses resulting from the disposition of such properties, are recognized in current period operations. At December 31, 2001 and 2000, the Company had $478,000 and $293,000 of real estate owned, respectively.

     (h)  Income Taxes
          ------------

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

     (i)  Summary of Retirement Benefits
          ------------------------------

     The Company's retirement plan is non-contributory and covers substantially all eligible employees. The plan conforms to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). The Company's policy is to accrue for all pension costs and to fund the maximum amount allowable for tax purposes. Actuarial gains and losses that arise from changes in assumptions concerning future events used in estimating pension costs are amortized over a period that reflects the long-range nature of pension expense. The Company accounts for post-retirement benefits whereby the cost of providing those benefits to an employee, and the employee's beneficiaries and covered dependents, are accrued during the years that the employee renders the necessary service.

     (j)  Stock-Based Compensation
          ------------------------

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," the Company adheres to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", in accounting for its stock-based compensation plans and discloses in the footnotes to the consolidated financial statements pro-forma net income and earnings per share information as if the fair value based method had been adopted.

     Deferred compensation for the Stock-Based Incentive Plans (SBIP) awards are recorded as a reduction of stockholders' equity and are calculated as the cost of the shares purchased by the Company and contributed to the plan. Compensation expense is recognized over the vesting period of actual stock awards based upon the fair value of the shares at the award date. The difference between the cost of the shares as compared to their fair value at the award date is treated as an adjustment to stockholders' equity.

     Compensation expense for the Employee Stock Ownership Plan (ESOP) is recorded at an amount equal to the shares allocated by the ESOP during each year multiplied by the average fair market value of the shares during such year. The Company recognizes compensation expense ratably over the year for the ESOP shares to be allocated each December 31st, based upon the Company's current estimate of the number of shares expected to be allocated by the ESOP during each calendar year. The difference between the average fair market value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in-capital.

     (k)  Earnings Per Share
          ------------------

     Earnings per share (EPS) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shares in the earnings of the Company.

     (l)  Treasury Stock
          --------------

     Common stock shares repurchased are recorded as treasury stock at cost.

     (m)  Segment Reporting
          -----------------

     In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," the Company determined that all of its activities constitute only one reportable operating segment.

     (n)  New Accounting Pronouncements
          -----------------------------

     In October 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaced SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 established a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. SFAS No. 144 also resolved significant implementation issues related to SFAS No. 121. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The Company does not believe that there will be a material impact on the its financial condition or results of operations upon adoption of SFAS No. 144.

     In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provision of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values. The amortizing intangible assets are required to be reviewed for impairment at least annually. SFAS No. 142 is applicable to fiscal years beginning after December 15, 2001 and is required to be applied at the beginning of the entities fiscal year. As a result of the adoption of SFAS No. 142 on January 1, 2002, the Company will classify its current core deposit intangible balance of $986,000 as an "intangible asset" in the consolidated statement of financial condition and will continue to amortize such balance over the remaining estimated useful life. There will be no impact on the Company's financial condition or results of operations upon adoption of SFAS No. 142.

     Also in July 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. There was no impact on the Company's financial condition or results of operations upon adoption of SFAS No. 141 on July 1, 2001.

     In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement replaces SFAS No. 125. SFAS No. 140 was effective for transfers occurring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000, which disclosures have been incorporated into our consolidated financial statements. There was no material impact on the Company's financial condition or results of operations upon adoption of SFAS No. 140. The implementation of the remaining provisions subsequent to December 31, 2001, are not expected to have a material impact on the Company's financial condition or results of operations.

     In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" - an amendment of FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement amends and supersedes certain paragraphs of SFAS No. 133. There was no material impact on the Company's financial condition or results of operations as a result of adopting of SFAS Nos. 138 and 133 on January 1, 2001.

     (2)  Acquisition of T R Financial Corp.
          ----------------------------------

     On February 16, 1999, a merger between T R Financial Corp., a Delaware company, and the Company was completed with the Company as the surviving corporation (the Merger). The transaction was treated as a tax-free reorganization and accounted for using the pooling-of-interests method of accounting, and accordingly, all historical financial information for the Company has been restated to include T R Financial Corp.'s historical information for the earliest period presented.

     A pre-tax charge of $89.2 million of merger related costs associated with the acquisition of T R Financial Corp. was recorded during the year ended December 31, 1999. At December 31, 2001, $65,000 of such costs, which relate to certain employment benefits, remains in other liabilities in the accompanying consolidated statements of financial condition.

     (3)  Restructuring Charge
          --------------------

     On August 28, 2000, the Company announced strategic initiatives and plans to discontinue the residential mortgage banking business through the divestiture of its mortgage banking subsidiary RNMC. In connection with this strategy, the Bank sold a substantial part of the residential origination capabilities of RNMC to a third party mortgage company during the fourth quarter of 2000. Substantially all of RNMC's remaining residential loan production operations were divested during the fourth quarter of 2000.

     The divestiture of RNMC included, among other things, the termination of employees, disposal of the net assets of the Company and the cancellation of various contracts. The Company recognized as liabilities only those items that qualify for recognition under the consensus reached in Issue No. 94-3 by the Emerging Issues Task Force, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit An Activity (including Certain Costs Incurred in a Restructuring)."

     The Company recorded all direct costs related to the RNMC divestiture as liabilities and the total pre-tax charge of $12.0 million was classified as a restructuring charge in the Company's consolidated statement of income for the year ended December 31, 2000. As of December 31, 2001 the Company had no remaining unpaid accrued restructuring charge balance related to the RNMC divestiture. As of December 31, 2000, such balance was $1.1 million and was comprised primarily of unpaid employment contracts and other miscellaneous fees.

     (4)  Securities, net
          ---------------

Securities, net, at December 31, 2001 and 2000 are summarized as follows:

                                                                               At December 31, 2001
                                                                 -------------------------------------------------
                                                                                Gross        Gross      Estimated
                                                                  Amortized   Unrealized   Unrealized     Fair
                                                                    Cost        Gains        Losses       Value
                                                                 ----------   ----------   ----------   ----------
                                                                                 (In thousands)
Available-for-sale:
 Debt securities:
   United States Government - direct and guaranteed, net         $    1,000    $    20      $     --    $    1,020
   United States Government agencies, net                           355,255        235        (5,765)      349,725
   State, county and municipal                                        4,470        480            --         4,950
                                                                 ----------    -------      --------    ----------
 Total debt securities available-for-sale, net                      360,725        735        (5,765)      355,695
                                                                 ----------    -------      --------    ----------

 Equity securities:
   Preferred and common stock                                       135,998      2,574       (18,419)      120,153
   Trust preferreds, net                                            533,823         --       (19,010)      514,813
   Other                                                             14,556        391          (880)       14,067
                                                                 ----------    -------      --------    ----------
 Total equity securities available-for-sale, net                    684,377      2,965       (38,309)      649,033
                                                                 ----------    -------      --------    ----------
 Total debt and equity securities available-for-sale, net         1,045,102      3,700       (44,074)    1,004,728
                                                                 ----------    -------      --------    ----------

 Mortgage-backed and mortgage related securities:
   GNMA pass-through securities, net                                368,449      7,846            --       376,295
   FNMA pass-through securities, net                                 57,274      1,681            (7)       58,948
   FHLMC pass-through securities, net                               353,911      5,311           (10)      359,212
   GNMA adjustable-rate mortgage pass-through
      securities, net                                               126,703      1,477            --       128,180
   Whole loan private collateralized mortgage obligations, net    1,065,924      6,430        (5,351)    1,067,003
   Agency collateralized mortgage obligations, net                1,593,767        311       (22,862)    1,571,216
                                                                 ----------    -------      --------    ----------
 Total mortgage-backed and mortgage related
  securities available-for-sale, net                              3,566,028     23,056       (28,230)    3,560,854
                                                                 ----------    -------      --------    ----------
 Total securities available-for-sale, net                        $4,611,130    $26,756      $(72,304)   $4,565,582
                                                                 ==========    =======      ========    ==========

                                                                              At December 31, 2000
                                                                  ------------------------------------------------
                                                                                Gross        Gross      Estimated
                                                                  Amortized   Unrealized  Unrealized      Fair
                                                                     Cost       Gains        Losses       Value
                                                                  ----------   --------    ---------    ----------
                                                                                  (In thousands)
Available-for-sale:
  Debt securities:
     United States Government - direct and
       guaranteed, net                                            $   41,055   $    273    $      --    $   41,328
     United States Government agencies, net                          666,285      3,435       (4,169)      665,551
     State, county and municipal                                       4,463        402           --         4,865
                                                                  ----------   --------    ---------    ----------
  Total debt securities available-for-sale, net                      711,803      4,110       (4,169)      711,744
                                                                  ----------   --------    ---------    ----------

  Equity securities:
     Preferred and common stock                                      201,721      4,312      (22,989)      183,044
     Trust preferreds, net                                           218,951         --      (36,566)      182,385
     Other                                                             9,040        821         (323)        9,538
                                                                  ----------   --------    ---------    ----------
  Total equity securities available-for-sale, net                    429,712      5,133      (59,878)      374,967
                                                                  ----------   --------    ---------    ----------
  Total debt and equity securities available-for-sale, net         1,141,515      9,243      (64,047)    1,086,711
                                                                  ----------   --------    ---------    ----------

   Mortgage-backed and mortgage related securities:
    GNMA pass-through securities, net                                543,227      5,804       (3,503)      545,528
    FNMA pass-through securities, net                                140,561        788          (48)      141,301
    FHLMC pass-through securities, net                               140,187      3,700          (36)      143,851
    GNMA adjustable-rate mortgage pass-through
       securities, net                                               175,253      2,028           --       177,281
    Whole loan private collateralized mortgage obligations, net      227,450        382         (725)      227,107
    Agency collateralized mortgage obligations, net                  885,145        809      (31,039)      854,915
                                                                  ----------   --------    ---------    ----------
  Total mortgage-backed and mortgage related
    securities available-for-sale, net                             2,111,823     13,511      (35,351)    2,089,983
                                                                  ----------   --------    ---------    ----------
  Total securities available-for-sale, net                        $3,253,338   $ 22,754    $ (99,398)   $3,176,694
                                                                  ==========   ========    =========    ==========

Sales of securities are summarized as follows:

                                                                     Years Ended December 31,
                                                                  ------------------------------
                                                                    2001       2000      1999
                                                                  --------   --------   --------
                                                                          (In thousands)
Proceeds from sales:
      Equity securities                                           $ 48,879   $ 56,227   $ 71,091
      Debt securities                                                   --     29,165    213,693
      Mortgage-backed and mortgage related securities              455,369    515,292    479,198

  Gross gains:
      Equity securities                                           $  1,748   $  6,811   $ 15,036
      Debt securities                                                   --         48        839
      Mortgage-backed and mortgage related securities                2,175          4        936

  Gross losses:
      Equity securities                                           $    185   $  2,787   $  1,534
      Debt securities                                                   --      1,273        351
      Mortgage-backed and mortgage related securities                   11     21,360     12,188

During the years ended December 31, 2001, 2000 and 1999, sales of debt, equity, mortgage-backed and mortgage related securities were from the "available-for-sale" portfolios. Included in the Company's "available-for-sale" securities portfolio are mortgage-backed and mortgage related securities which, except for collateralized mortgage obligations (CMOs), represent participating interests in pools of first mortgage loans.

The contractual maturities of mortgage-backed, mortgage related and debt securities available-for-sale, net, at December 31, 2001 and 2000 are as follows:

                                   At December 31, 2001      At December 31, 2000
                                 -----------------------    -----------------------
                                  Amortized   Estimated     Amortized    Estimated
                                    Cost      Fair Value      Cost       Fair Value
                                 ----------   ----------    ----------   ----------
                                                  (In thousands)
Within 1 year                    $    1,000   $    1,020    $   40,053   $   40,313
After 1 year through 5 years            846          892         2,008        2,036
After 5 years through 10 years        6,392        6,728        42,324       42,437
Over 10 years                     3,918,515    3,907,909     2,739,241    2,716,941
                                 ----------   ----------    ----------   ----------
                                 $3,926,753   $3,916,549    $2,823,626   $2,801,727
                                 ==========   ==========    ==========   ==========

Contractual maturities may differ from expected maturities since borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed and mortgage related securities is based on their weighted average maturities.

(5) Loans Held-for-Sale and Loans Receivable Held for Investment, net
    -----------------------------------------------------------------

Loans held-for-sale at December 31, 2001 and 2000 are summarized as follows:

                                                              2001    2000
                                                             ------   ----
                                                             (In thousands)

One- to four-family loans                                    $8,590   $ --
Student loans                                                   774    822
                                                             ------   ----
         Total loans held-for-sale                           $9,364   $822
                                                             ======   ====

Student loans generally are sold to the Student Loan Marketing Association during the grace period of the loan, before principal repayment begins. During the years ended December 31, 2001, 2000 and 1999, the Company recorded aggregate net gains of $42,000, $63,000 and $49,000, respectively, on sales of student loans. The Company originates most fixed-rate and adjustable-rate one- to four-family loans through a third party for immediate sale back to the same third party.

Loans receivable held for investment, net, at December 31, 2001 and 2000 are summarized as follows:

                                                        2001           2000
                                                     -----------    ------------
                                                           (In thousands)
Real estate loans:
     One- to four-family                             $ 2,281,477    $ 3,046,228
     Multi-family                                        173,780        102,824
     Commercial real estate                              629,663        523,028
     Construction and development                        312,630        138,205
                                                     -----------    -----------
         Total real estate loans                       3,397,550      3,810,285
     Net unamortized discount and deferred income         (1,081)        (2,364)
     Net deferred loan origination costs                  15,679         20,291
                                                     -----------    -----------
         Total real estate loans, net                  3,412,148      3,828,212
                                                     -----------    -----------

Consumer and other loans, net:
     Consumer and other                                   67,587         38,173
     Home equity and second mortgage                     175,192        153,239
     Automobile leases                                    40,481         65,627
                                                     -----------    -----------
         Total consumer and other loans                  283,260        257,039
     Net deferred loan origination costs                   1,752          1,605
                                                     -----------    -----------
         Total consumer and other loans, net             285,012        258,644
                                                     -----------    -----------
Allowance for loan losses                                (40,634)       (40,524)
                                                     -----------    -----------
         Loans receivable held for investment, net   $ 3,656,526    $ 4,046,332
                                                     ===========    ===========

The outstanding principal balance of non-accrual loans was $39.6 million, $9.8 million and $19.0 million at December 31, 2001, 2000 and 1999, respectively. Interest income on non-accrual loans that would have been recorded if the loans had been performing in accordance with their original terms aggregated $1.6 million, $596,000 and $2.5 million during the years ended December 31, 2001, 2000 and 1999, respectively. Included in non-performing loans at December 31, 2001 and 2000 was $5.9 million and $3.0 million, respectively, of Federal Housing Administration (FHA) and Veterans Administration (VA) government guaranteed loans.

The principal balance of restructured loans that have not complied with the terms of their restructuring agreement for a satisfactory period of time was $4.5 million at December 31, 2001. No such loans were outstanding at December 31, 2000. Interest income that would have been recorded if such loans had been performing in accordance with their original terms aggregated $30,000 and $107,000 during the years ended December 31, 2001 and 1999, respectively. Interest income recorded for restructured loans amounted to $345,000, $558,000 and $671,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Additionally, restructured loans totaling $4.2 million, $4.4 million and $7.6 million have complied with the terms of their applicable restructuring agreements for a satisfactory period and were returned to the performing loan portfolio during the years ended December 31, 2001, 2000 and 1999, respectively.

The Company has entered into various agreements to service loans for others. At December 31, 2001 and 2000, the Company serviced for others 925 loans and 1,258 loans, respectively, with total balances of $104.1 million and $187.0 million, respectively. The Company has not retained a participation in these loans. The right to service loans for others is generally obtained by either the sale of loans with servicing retained or through the open market purchase of MSRs.

During the year ended December 31, 2001 the Company sold, without recourse, $70.5 million of loans with servicing released. During the years ended December 31, 2000 and 1999 the Company sold, without recourse, $387.2 million and $815.9 million, respectively, of loans principally with servicing retained. Servicing fee income of $1.2 million, $3.6 million and $4.3 million is included in other non-interest income in the accompanying consolidated statements of income for the years ended December 31, 2001, 2000 and 1999, respectively. Additionally, the Company capitalized

MSRs in the amount of $4.4 million and $6.7 million during the years ended December 31, 2000 and 1999, respectively. The Company did not capitalize any MSRs during the year ended December 31, 2001.

Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. MSRs are amortized as a reduction to service fee income over the estimated remaining life of the underlying mortgage loans. For the year ended December 31, 2001 and 2000, there was no valuation allowance for impairment of MRSs. For the year ended December 31, 1999 such allowance totaled $117,000.

MSR activity for the years ended December 31, 2001, 2000 and 1999 is summarized as follows:

                                                  2001         2000           1999
                                                -------      --------       --------
                                                          (In thousands)
Balance at beginning of year                    $ 1,680      $ 18,070       $ 13,896
Originated mortgage servicing rights                 --         4,374          6,681
Less:
         Mortgage servicing rights sold              --       (19,115)            --
         Amortization                              (258)       (1,649)        (2,507)
                                                -------      --------       --------
                                                  1,422         1,680         18,070
Valuation allowance for impairment                   --            --           (117)
                                                -------      --------       --------
Balance at end of year                          $ 1,422      $  1,680       $ 17,953
                                                =======      ========       ========

During 2000, the Company sold the rights to service $1.23 billion of loans, resulting in a gain of $3.3 million. No such transactions occurred during the years ended December 31, 2001 or 1999.

(6) Allowance for Loan Losses
    -------------------------

Impaired loans and related allowances for loan losses have been identified and calculated in accordance with the provisions of SFAS No. 114. The remainder of the allowance for loan losses has been determined in accordance with the provisions of SFAS No. 5. As such, the Company has provided amounts for anticipated losses that exceed the immediately identified losses associated with loans that have been deemed impaired. Provisions have been made and established accordingly, based upon experience and expectations, for losses associated with the general population of loans, specific industry and loan types, including residential and consumer loans which are not generally subject to the provisions of SFAS No. 114.

The Company's recorded investment in impaired loans at December 31, 2001 and 2000 was $32.9 million and $3.1 million, respectively. The Company did not maintain a related allowance for these loans. The Company's average recorded investment in impaired loans for the years ended December 31, 2001, 2000 and 1999 was $6.4 million, $3.5 million and $4.5 million, respectively. Interest income recognized on impaired loans, which was not materially different from cash-basis interest income for such loans, amounted to $200,000, $54,000 and $36,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

The following is a summary of the activity in the allowance for loan losses account:
                                                Years Ended December 31,
                                         -------------------------------------
                                           2001          2000           1999
                                         --------   --------------   ---------
                                                    (In thousands)

Balance at beginning of year             $ 40,524      $ 40,155      $ 40,207
Provisions for loan losses                    850         1,000            --
Charge-offs                                  (821)         (893)         (195)
Recoveries                                     81           262           143
                                         --------      --------      --------
Balance at end of year                   $ 40,634      $ 40,524      $ 40,155
                                         ========      ========      ========

(7) Banking House and Equipment, net
    --------------------------------

A summary of banking house and equipment, at cost, net of accumulated depreciation and amortization, and land, at cost, at December 31, 2001 and 2000 is as follows:

                                                           2001          2000
                                                        ----------    ----------
                                                             (In thousands)

Land                                                    $  3,227       $  3,327
Banking house                                             32,644         29,690
Furniture, fixtures and equipment                         18,183         14,531
                                                        --------       --------
                                                          54,054         47,548
Accumulated depreciation and amortization                (21,465)       (18,129)
                                                        --------       --------
                                                        $ 32,589       $ 29,419
                                                        ========       ========

Depreciation and amortization of banking house and equipment of $3.3 million, $3.2 million and $3.5 million was included in occupancy and equipment expense for the years ended December 31, 2001, 2000 and 1999, respectively.

(8) Accrued Interest Receivable
    ---------------------------

Accrued interest receivable at December 31, 2001 and 2000 is summarized as follows:

                                                              2001       2000
                                                             -------    -------
                                                               (In thousands)

Loans                                                        $22,596    $25,275
Mortgage-backed and mortgage related securities               18,355     12,604
Debt and equity securities                                     9,599     11,062
                                                             -------    -------
                                                             $50,550    $48,941
                                                             =======    =======

(9) Deposits
    --------

Savings and time deposit account balances (excluding demand deposit accounts) are summarized as follows:

                                       At December 31, 2001       At December 31, 2000
                                     -----------------------    -------------------------
                                     Weighted                   Weighted
                                     Average                    Average
                                      Rate         Amount         Rate        Amount
                                     --------   ------------    --------   --------------
                                                       (Dollars in thousands)
Type of account:
     Savings accounts                 1.24%     $    920,507      1.87 %   $      832,036
     Certificates of deposit          3.88         2,756,737      5.96          2,647,867
     Money market accounts            1.45           371,007      4.59            250,668
                                                ------------               --------------
                                                $  4,048,251               $    3,730,571
                                                ============               ==============

Scheduled maturities of certificates of deposit are as follows:

                                                  At December 31, 2001                     At December 31, 2000
                                           ------------------------------------     ----------------------------------
                                           Weighted                                  Weighted
                                            Average                                  Average
                                             Rate        Amount        Percent        Rate         Amount      Percent
                                           --------   ------------   ----------     ---------   ------------   -------
                                                                     (Dollars in thousands)

1 year or less                               3.69%    $  2,201,406     79.85%         5.96%     $  2,253,983    85.13%
Greater than 1 year through 2 years          4.16          309,781     11.24          5.97           251,058     9.48
Greater than 2 years through 3 years         5.20          130,673      4.74          5.88            51,144     1.93
Greater than 3 years through 4 years         5.40           20,284      0.74          5.91            62,233     2.35
Greater than 4 years through 5 years         4.93           73,120      2.65          6.14            12,172     0.46
Over 5 years                                 5.55           21,473      0.78          5.99            17,277     0.65
                                                      ------------    ------                    ------------   ------
                                                      $  2,756,737    100.00%                   $  2,647,867   100.00%
                                                      ===========     ======                    ============   ======

Certificates of deposit in excess of $100,000 were $595.9 million and $523.7 million at December 31, 2001 and 2000, respectively. Additionally, included in certificates of deposit at December 31, 2001 and 2000 were brokered deposits totaling $59.1 million and $54.7 million, respectively.

Demand deposits are summarized as follows:

                                       At December 31, 2001                At December 31, 2000
                                 -------------------------------    ----------------------------------
                                   Weighted                            Weighted
                                 Average Rate        Amount           Average Rate         Amount
                                 ------------   ----------------    ---------------   -----------------
                                                        (Dollars in thousands)
Type of account:
     Demand deposits                   --         $    182,371              --           $     149,943
     Super NOW and NOW               0.64%             256,145            1.78%                196,267
                                                   -----------                            ------------
                                                  $    438,516                           $     346,210
                                                   ===========                            ============

The FDIC insures deposits of account holders up to $100,000 per insured depositor. To provide for this insurance, the Company must pay a risk-based annual assessment, which considers the financial soundness of the institution and its capitalization level (see Note 18). At December 31, 2001, 2000 and 1999, the Company was assessed at the FDIC's lowest assessment level, as a "well capitalized" institution. For the years ended December 31, 2001, 2000 and 1999, the Company paid $840,000, $952,000 and $648,000, respectively, in FDIC insurance premiums.

Interest expense on deposit balances for the years ended December 31, 2001, 2000 and 1999 is summarized as follows:

                                                       2001              2000                  1999
                                                     ------------    ------------          ------------
                                                                      (In thousands)
Savings accounts                                    $     14,604    $     17,571          $     21,791
Certificates of deposit                                  142,169         143,799               141,882
Money market accounts                                     10,046          10,512                 6,567
Super NOW and NOW accounts                                 2,916           3,130                 3,208
                                                       ---------    ------------          ------------
                                                    $    169,735    $    175,012          $    173,448
                                                       =========    ============          ============

(10) Borrowed Funds
-------------------

Borrowed funds at December 31, 2001 and 2000 are summarized as follows:

                                          2001                    2000
                                ----------------------   ---------------------
                                              Weighted                Weighted
                                               Average                Average
                                  Balance       Rate      Balance      Rate
                                -----------   --------   ----------   --------
                                              (Dollars in thousands)

Reverse-repurchase agreements   $1,757,489      4.60%    $2,072,614    5.98%
Senior bank notes                   75,000      7.50             --      --
Other borrowings                 1,687,806      4.94        782,411    6.02
                                ----------               ----------
                                $3,520,295               $2,885,025
                                ==========               ==========

From time to time, the Company enters into sales of securities under agreements to repurchase (reverse-repurchase agreements). Fixed-coupon reverse-repurchase agreements are treated as financing transactions and the obligations to repurchase are reflected as a liability in the consolidated statements of financial condition. The dollar amount of securities underlying the agreements remains in the asset account. The securities underlying the agreements are delivered to the dealer with whom each transaction is executed. The dealers, who may sell, loan or otherwise dispose of such securities to other parties in the normal course of their business, agree to resell to the Company the same securities at the maturities of the agreements. The Company retains the right to substitute alternate collateral throughout the terms of the agreements.

At December 31, 2001 and 2000, all outstanding reverse-repurchase agreements had original contractual maturities ranging from seven days to 15 years and from four days to 10 years, respectively. The securities underlying the reverse-repurchase agreements were secured by available-for-sale government agency securities, mortgage-backed securities and trust preferreds. The following is a summary of information relating to these reverse-repurchase agreements:

                                           At or For the Years Ended December 31,
                                           --------------------------------------
                                              2001          2000         1999
                                            ----------   ----------   -----------
                                                  (Dollars in thousands)
Book value of collateral (including
 accrued interest):
    U.S. Treasury securities                $       --   $       --   $   55,725
    U.S. Government agency securities          102,022      235,824      202,800
    Trust preferreds                            14,511      108,814            -
    Mortgage-backed securities               1,715,037    1,675,954    2,355,193

Estimated fair value of collateral
 (including accrued interest):
    U.S. Treasury securities                        --           --       56,216
    U.S. Government agency securities          100,721      236,388      186,679
    Trust preferreds                            13,549       87,539            -
    Mortgage-backed securities               1,715,338    1,652,497    2,251,720
--------------------------------------------------------------------------------

Average balance of outstanding
   agreements during the year               $1,580,050   $2,078,967   $2,305,473
                                            ==========   ==========   ==========
Maximum balance of outstanding agree-
   ments at any month end during the year   $1,856,284   $2,226,662   $2,594,268
                                            ==========   ==========   ==========
Average interest rate for the year                5.74%        5.95%        5.70%
                                            ==========   ==========   ==========

The contractual maturities of the outstanding reverse-repurchase agreements at December 31, 2001 were as follows:


                 Year                    Amount
                 ----                --------------
                                     (In thousands)

                 2002                $     697,489
                 2003                       50,000
                 2004                       50,000
                 2005                       25,000
                 2007                      200,000
                 2008                       60,000
                 2010                      200,000
                 2011                      250,000
                 2016                      225,000
                                     -------------
                                     $   1,757,489
                                     =============

Included in the 2002 maturity category above is $416.6 million of reverse-repurchase agreements with contractual maturities of up to 30 days, which are collateralized by available-for-sale mortgage-backed securities and trust preferreds with a book value (including accrued interest) of $419.9 million and $14.5 million, respectively, and an estimated fair value (including accrued interest) of $410.1 million and $13.5 million, respectively. In addition, included in the 2002 maturity category above is $50.0 million of reverse-repurchase agreements with contractual maturities from 30 to 90 days, which are collateralized by available-for-sale mortgage-backed securities with a book value (including accrued interest) of $52.1 million and an estimated fair value (including accrued interest) of $52.1 million. All remaining reverse-repurchase agreements have contractual maturities in excess of 90 days, which are collateralized by available-for-sale U.S. Government agency securities and mortgage-backed securities with book values (including accrued interest) of $102.0 million and $1.24 billion, respectively, and estimated fair values (including accrued interest) of $100.7 million and $1.25 billion, respectively.

At December 31, 2001, of the $1.76 billion of reverse-repurchase agreements held, $685.0 million are callable in 2002 and $110.0 million are callable in 2003. Accrued interest payable on reverse-repurchase agreements at December 31, 2001 was $11.0 million.

During 2001 the Company prepaid $258.9 million of reverse-repurchase agreements with a weighted average rate of 6.44%. As a result, for the year ended December 31, 2001, the Company incurred a prepayment penalty of $8.3 million ($5.0 million, net of tax). The prepayment penalty is reflected as an extraordinary item in the Company's December 31, 2001 consolidated statement of income. In addition, subsequent to the Merger in 1999, the Company had prepaid $427.1 million of reverse-repurchase agreements and $118.1 million of Federal Home Loan Bank of New York (FHLB) borrowings. These borrowed funds had maturities ranging between less than one year and four years and a weighted average rate of 5.98%. The borrowings were then replaced with new funds with a weighted average rate of 4.98% and maturities between less than one year and four years. For the year ended December 31, 1999, the Company incurred a prepayment penalty of $7.2 million ($4.2 million, net of tax). The prepayment penalty is reflected as an extraordinary item in the Company's December 31, 1999 consolidated statement of income.

On November 21, 2001, the Company issued $75.0 million of 7.50% unsecured senior bank notes with a maturity date of December 1, 2008. Interest on such notes is paid semi-annually on June 1 and December 1 of each year, beginning June 1, 2002. The Company used the net proceeds from the senior bank notes for general corporate purposes, including the repurchase of outstanding common stock and repaying or reducing indebtedness. In connection with this $75.0 million offering the Company capitalized $1.5 million of associated costs, which were comprised primarily of underwriting, legal and accounting fees, to be amortized generally over the life of the borrowing. For the year ended December 31, 2001, $33,000 of such costs had been amortized and is reflected as interest expense on borrowings in the accompanying consolidated statement of income.

Other borrowings are comprised of FHLB advances and also at December 31, 2000, an outstanding balance under the FHLB overnight line of credit. At December 31, 2001 and 2000, all outstanding FHLB advances had original contractual maturities ranging from seven days to 30 years and from overnight to 30 years, respectively. The Bank maintains a $100.0 million overnight line of credit with the FHLB. At December 31, 2001 there were no borrowings drawn under this line. At December 31, 2000, such borrowings under this line of credit were $10.0 million at an interest rate of 6.60%. In addition, the Bank may access funds through a $50.0 million one-month facility from the FHLB. At December 31, 2001 and 2000 there were no borrowings outstanding under this facility. FHLB advances and FHLB overnight line of credit borrowings are secured by a pledge of certain eligible collateral, principally one- to four-family mortgage loans, in an amount equal to 110% of outstanding advances.

Interest expense on borrowings for the years ended December 31, 2001, 2000 and 1999 is summarized as follows:

                                              2001          2000         1999
                                            --------      --------      --------
                                                       (In thousands)

Reverse-repurchase agreements               $ 90,624      $123,781      $131,467
Senior bank notes                                658            --            --
Other borrowings                              80,673        43,338        10,279
                                            --------      --------      --------
                                            $171,955      $167,119      $141,746
                                            ========      ========      ========

(11) Stockholders' Equity
     --------------------

The Bank established a liquidation account, as of the date of Conversion, in the amount of $222.2 million, equal to its retained earnings as of the date of the latest consolidated statement of financial condition appearing in the final prospectus. The liquidation account is maintained for the benefit of eligible pre-Conversion account holders who continue to maintain their accounts at the Bank after the date of Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases in account balances will not restore an eligible account holder's interest in the liquidation account. As of December 31, 2001, the balance in the liquidation account was $29.8 million, which includes the eligible account holders' interest from T R Financial Corp.'s initial public offering on June 29, 1993. In the event of a complete liquidation, each eligible account holder will be entitled, under New York State Law, to receive a distribution from the liquidation account in an amount equal to their current adjusted account balances relative to such balances for all such depositors then holding qualifying deposits in the Bank.

Subsequent to the Conversion, the Bank (including T R Financial Corp's conversion on June 29, 1993) may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements or would reduce the Bank's capital level below the then aggregate balance required for the liquidation account. The Company, unlike the Bank, is not subject to the same restrictions regarding the declaration or payment of dividends to its shareholders, although the source of the Company's dividends may depend upon the Bank's ability to pay dividends. The Company, however is subject to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of its net assets over its stated capital or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

On July 26, 2001, the Company declared a three-for-two stock split in the form of a stock dividend payable on August 22, 2001. Stockholders received one additional share for every two shares held at the record date of August 6, 2001. A total of 39,598,569 shares of common stock were issued in connection with the stock split. As a result of the stock split, $396,000 was reclassified from additional paid-in-capital to common stock. Share and per share data contained in the consolidated financial statements have been adjusted to give effect to the stock split.

In 2000, the Company adopted a stockholder rights plan and declared a dividend of one preferred share purchase right (Right) for each outstanding share of common stock of the Company. Each Right will entitle a stockholder to buy a one one-thousandth interest in a share of a new series of preferred stock of the Company at an exercise price of $75.00 per share if the Company determines that certain events have occurred. The Rights are designed to ensure that all of the stockholders of the Company receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs and other abusive tactics to gain control of the Company without paying all stockholders a fair price. The dividend distribution of Rights was payable to stockholders of record on October 10, 2000. The Rights will expire ten years after the distribution date on October 10, 2010. The distribution of the Rights is not taxable to stockholders.

(12) Income Taxes
     ------------

Total provision for income taxes differed from the amounts computed by applying the U.S. federal income tax rate of 35% to income before provision for income taxes and extraordinary item as a result of the following:

                                                                Years Ended December 31,
                                                            --------------------------------
                                                              2001        2000        1999
                                                            --------    --------    --------
                                                                    (In thousands)
Expected income tax expense at statutory federal tax rate   $ 60,109    $ 42,451    $ 23,632
State and local taxes, net of federal income tax benefit       3,737       2,380       3,302
Merger related (benefit) costs                                    --      (3,961)     22,893
Dividends received deduction                                  (2,628)     (3,161)     (3,278)
Bank owned life insurance                                     (2,700)     (1,659)         --
Charitable contribution                                           --      (2,224)         --
Change in valuation allowance                                     --          --      (1,600)
Other, net                                                    (3,052)     (2,438)     (1,292)
                                                            --------    --------    --------
                                                            $ 55,466    $ 31,388    $ 43,657
                                                            ========    ========    ========

Provisions for income taxes are comprised of the following amounts:


                                             Years Ended December 31,
                                      -------------------------------------
                                        2001           2000          1999
                                      --------       --------       -------
                                                 (In thousands)
        Current:
                 Federal              $ 53,250       $ 29,418       $32,402
                 State and local         6,556          3,852         4,027
                                      --------       --------       -------
                                        59,806         33,270        36,429
                                      --------       --------       -------
        Deferred:
                 Federal                (3,533)        (1,691)        6,172
                 State and local          (807)          (191)        1,056
                                      --------       --------       -------
                                        (4,340)        (1,882)        7,228
                                      --------       --------       -------
                                      $ 55,466       $ 31,388       $43,657
                                      ========       ========       =======

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are presented below:

                                                              2001       2000
                                                            --------   --------
                                                              (In thousands)
Deferred tax assets:
    Allowance for loan losses                               $ 16,824   $ 16,743
    Post-retirement benefits                                   4,097      4,157
    Non-qualified deferred compensation                        4,606      4,234
    Qualified retirement plans                                 4,628      4,220
    Amortization of intangibles                                1,085      1,070
    Depreciation and amortization of fixed assets              1,539      1,107
    Merger related expenses                                       --        656
    Net unrealized loss on available-for-sale securities      18,975     32,230
    Other                                                        870      1,616
                                                            --------   --------
         Total gross deferred tax assets                      52,624     66,033
                                                            --------   --------

Deferred tax liabilities:
    Originated mortgage servicing rights                        (543)      (650)
    Real estate investment trust dividends                    (5,514)    (5,698)
    Net deferred origination costs                            (5,290)   (11,709)
    Other                                                     (1,064)      (349)
                                                            --------   --------
         Total gross deferred tax liabilities                (12,411)   (18,406)
                                                            --------   --------
             Deferred tax assets, net                       $ 40,213   $ 47,627
                                                            ========   ========

At December 31, 2001, management believed that it is more likely than not that the consolidated results of future operations of the Company will generate sufficient taxable income to realize the deferred tax assets of the Company. Therefore, a valuation allowance against the gross deferred tax assets is not considered necessary.

The Bank's retained earnings include $17.8 million at December 31, 2001 and 2000 which has been segregated for federal income tax purposes as a bad debt reserve (pre-1998) and which were deducted for federal income tax purposes. Federal tax law changes were enacted in August 1996 (Small Business Job Protection Act of
1996) to eliminate the reserve method of calculating bad debt deductions for tax years after 1995 and to impose a requirement to recapture into taxable income (over a six year period) all bad debt reserves accumulated after 1987. Since the Bank had previously recorded a deferred tax liability with respect to these post-1987 reserves, its total income tax expense for financial reporting purposes is not affected by the recapture requirement. The tax law changes also provide that taxes associated with the recapture of pre-1988 bad debt reserves would be payable under more limited circumstances than under prior law. Under the tax laws, as amended, events that would result in recapture of the pre-1988 bad debt reserves include stock and cash distributions to Roslyn Bancorp, Inc. (on a stand alone basis, the Holding Company) from the Bank in excess of specified amounts. The Bank does not expect such reserves to be recaptured into taxable income.

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

(13) Employee Benefit Plans

Pension Plan - The Bank's noncontributory pension plan with the RSI Retirement Trust covers substantially all full-time employees. The following disclosures have been prepared in accordance with SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The following table depicts the components of the net pension expense for the years ended December 31, 2001, 2000 and 1999:

                                                         2001         2000         1999
                                                        -------      -------      -------
                                                               (In thousands)
Service cost                                            $ 1,327      $ 1,434      $ 2,025
Interest cost                                             2,969        2,659        2,683
Actual return on assets                                  (4,057)      (3,628)      (3,548)
Amortization of unrecognized loss                            --           --          128
Amortization of unrecognized past service liability          (3)          (3)          (7)
Curtailment credit                                           --         (476)      (1,477)
Settlement credit                                            --           --          (19)
Special termination benefits charge                          --           --        1,639
                                                        -------      -------      -------
         Total pension expense (credit)                 $   236      $   (14)     $ 1,424
                                                        =======      =======      =======

The assumptions used by the Company relating to the plan for the years ended December 31, 2001, 2000 and 1999 were as follows:

                                                          2001     2000    1999
                                                         -----    -----    ----
Assumed rate of return on assets                         10.25%    9.50%   9.50%
                                                         =====    =====    ====

Assumed rate of compensation increase                     4.00%    5.50%   4.50%
                                                         =====    =====    ====

Assumed discount rate                                     7.50%    8.00%   7.75%
                                                         =====    =====    ====

The following table provides details of the changes in the actuarial present value of the benefit obligation and fair value of plan assets for the plan for each of the years shown and a reconciliation, at the end of each year shown, of the funded status of the plan with the net amount recognized in the consolidated statement of financial condition.

                                                                2001          2000
                                                              --------      --------
                                                                 (In thousands)
Change in benefit obligation during the year:
     Benefit obligation at beginning of the year              $ 37,219      $ 36,938
     Service cost                                                1,327         1,434
     Interest cost                                               2,969         2,659
     Actuarial loss (gain)                                       1,906          (990)
     Annuity payments                                           (2,186)       (2,141)
     Settlements                                                  (295)         (205)
     Curtailments                                                   --          (476)
                                                              --------      --------
         Benefit obligation at end of year                      40,940        37,219
                                                              --------      --------

Change in fair value of plan assets during the year:
     Fair value of plan assets at beginning of the year         43,792        39,262
     Actual (loss) return on plan assets                        (5,439)        6,463
     Employer contributions                                         --           413
     Annuity payments                                           (2,186)       (2,141)
     Settlements                                                  (295)         (205)
                                                              --------      --------
         Fair value of plan assets at the end of the year       35,872        43,792
                                                              --------      --------
Funded status at the end of the year                            (5,068)        6,573
                                                              --------      --------
Amount contributed                                               1,008            --
Unrecognized actuarial loss (gain)                               7,259        (4,143)
Unrecognized past service liability                                 (4)           (7)
                                                              --------      --------
Net prepaid pension expense at the end of the year            $  3,195      $  2,423
                                                              ========      ========

Supplemental Plan - A former chief executive officer is covered by a supplemental executive retirement plan (SERP) with the RSI Retirement Trust. The actuarial present value of the accumulated benefit obligation at December 31, 2001 and 2000 was $529,000 and $539,000, respectively. Included in the employee benefit expense for the years ended December 31, 2001, 2000 and 1999 was $39,000, $40,000 and $43,000, respectively, related to this obligation.

Pursuant to the Merger in 1999, the Company assumed a non-qualified SERP for certain former executives of T R Financial Corp. The actuarial present value of the accumulated benefit obligation at December 31, 2001 and 2000 was $2.0 million and $1.9 million, respectively. At December 31, 2001 and 2000, the non-qualified SERP maintains $1.7 million and $1.8 million, respectively, of trust held assets. In addition, trust held assets at December 31, 2001 and 2000 include $4.5 million of the Company's common stock, at cost. This represents 553,080 shares of common stock at December 31, 2001 and 2000, the cost of which is reflected as contra-equity in the accompanying consolidated statements of financial condition. Included in the employee benefit expense for the years ended December 31, 2001, 2000 and 1999 was $219,000, $243,000 and $2.4 million, respectively, related to this obligation.

Benefit Restoration Plan - The benefit restoration plan provides benefits for any highly compensated employee whose benefits are restricted under the Bank's defined benefit and defined contribution plans. The actuarial present value of the accumulated benefit obligation under such plan at December 31, 2001 and 2000 was $2.3 million and $2.0 million, respectively. Included in employee benefit expense for the years ended December 31, 2001, 2000 and 1999 was $421,000, $324,000 and $169,000, respectively, related to this obligation.

401(k) Plan - The Bank has a defined contribution and thrift savings plan under
Section 401(k) of the Internal Revenue Code. All regular, full-time employees are eligible for voluntary participation after one or more years of continuous service. The plan is effectuated through a trust established by the Bank. The Bank has made matching contributions
                                                                              48
under this plan of up to 6% of certain participants' eligible compensation in the form of cash. Commencing on January 10, 1997, eligible participants in the ESOP were no longer eligible for the 401(k) matching cash contribution. The Bank made cash contributions of $108,000 for the year ended December 31, 2000. Concurrent with the 2000 divestiture of RNMC, the Company no longer makes matching cash contributions.

Employee Stock Ownership Plan - In connection with the Conversion, the Bank established an ESOP. The ESOP is a tax qualified retirement plan designed to invest primarily in the Company's common stock. All full-time employees of the Company who have completed one year of service with the Bank are eligible to participate in the ESOP. The ESOP utilized funds borrowed from the Company totaling $53.8 million, and a $1.0 million contribution from the Bank made in 1996, to purchase approximately 8%, or 5,237,096 shares, of the Company's common stock issued in the Conversion. The loan to the ESOP is being repaid with contributions from the Company to the ESOP over a period not to exceed 30 years. Under the terms of the ESOP, the Company makes contributions to the ESOP sufficient to cover all payments of principal and interest as they become due. For the years ended December 31, 2001, 2000 and 1999, the Company made contributions of $3.3 million, $3.0 million and $3.0 million, respectively, to the ESOP. The ESOP utilized the contributions, along with the dividends received on the unallocated ESOP shares, which totaled $2.1 million, $1.4 million and $1.6 million, to repay $513,000, $552,000 and $578,000 of principal and $4.9 million, $4.4 million and $4.1 million of interest on the loan in 2001, 2000 and 1999, respectively. At December 31, 2001 and 2000, the loan had an outstanding balance of $51.2 million and $51.8 million, respectively. The interest rate on the loan for the years ended December 31, 2001 and 2000 was 9.50% and 8.50%, respectively.

The remaining unallocated shares purchased with the ESOP loan proceeds are held in a suspense account by the trustee of the plan for future allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation as described in the plan. The number of shares released to participants is determined based upon the percentage of principal and interest payments made during the year divided by the total remaining principal and interest payments including the current year's payment. Participants will vest in the shares allocated to their respective accounts over a period not to exceed five years. Any forfeited shares are allocated to the then remaining participants in the same proportion as contributions. As of December 31, 2001, 2000 and 1999, 952,481 shares, 781,096 shares and 609,712 shares, respectively, have been allocated to participants and 4,284,614 shares, 4,455,999 shares and 4,627,383 shares remained unallocated, respectively. Included in the shares allocated to participants during the years ended December 31, 2001, 2000 and 1999, were approximately 45,000 shares, 55,500 shares and 39,000 shares, respectively, allocated utilizing the matching contribution formula under the 401(k) plan. The Company recognizes compensation expense attributable to the ESOP ratably over the year based upon the estimated number of ESOP shares to be allocated each December 31st. For the years ended December 31, 2001, 2000, and 1999, the Company recognized $3.0 million, $2.2 million and $1.9 million, respectively, as compensation expense. At December 31, 2001, the fair value of the unallocated ESOP shares totaled $75.0 million.

Pursuant to the Merger in 1999, an ESOP maintained by T R Financial Corp. was terminated. The remaining 2,102,487 shares held by the T R Financial Corp. ESOP trustee were released for allocation to the former T R Financial Corp. employees. As of December 31, 2001, all of such shares were distributed to the former T R Financial Corp. employees. At December 31, 2000, 71,247 of such shares remained to be distributed to the former T R Financial Corp. employees. A non-cash charge to equity of $24.6 million was recorded by the Company for the year ended 1999, which represented the allocation of the T R Financial Corp. ESOP shares to the former employees of T R Financial Corp. at the sale price associated with the sold shares.

Management Supplemental Executive Retirement Plan - The management supplemental executive retirement plan (MSERP) provides benefits to certain officers and highly compensated employees whose benefits are limited under the ESOP allocation procedure if they retire prior to the complete repayment of the ESOP loan. Benefits under the MSERP vest in 20% annual increments over a five-year period commencing as of the date of a participant's participation in the MSERP. The actuarial present value of the accumulated benefit obligation under such plan at December 31, 2001 and 2000 was $686,000 and $680,000, respectively. The Company recorded an expense of

$120,000, $66,000 and $234,000 relating to the MSERP for the years ended December 31, 2001, 2000 and 1999, respectively.

Stock-Based Incentive Plans - At the Company's annual shareholder meeting on May 23, 2001 the shareholders approved The Roslyn Bancorp, Inc. 2001 Stock-Based Incentive Plan (the 2001 Incentive Plan). The 2001 Incentive Plan authorizes the granting of options to purchase the Company's common stock, option-related awards and awards of the Company's common stock (collectively, Awards). Subject to certain adjustments to prevent dilution of Awards to participants, the maximum number of shares reserved for Awards denominated in common stock under the 2001 Incentive Plan is 3,750,000 shares. The maximum number of the shares reserved for the award of shares of the Company's common stock is 750,000 shares. The Company contributed $265,000 to the 2001 Incentive Plan to enable the plan to purchase 15,000 shares of the Company's common stock to be awarded. As of December 31, 2001, the Company has granted 15,000 awards of the Company's common stock, all of which have vested at a per share price of $17.50. The maximum number of shares reserved for purchase pursuant to the exercise of options and option-related awards which may be granted under the 2001 Incentive Plan is 3,000,000 shares, plus any or all of the remaining 750,000 shares which are not used for awards of the Company's common stock. The initial number of options and option related awards granted under the 2001 Incentive Plan totaled 2,550,737 shares for the year ended December 31, 2001 and which will primarily vest over a four-year period. These Awards must be exercised no more than ten years from the date of grant. All officers, other employees and outside directors of the Company and its affiliates, including the Bank and its subsidiaries, are eligible to receive Awards under the 2001 Incentive Plan. For the year ended December 31, 2001, compensation expense attributable to stock awards under the 2001 Incentive Plan was $265,000.

At the Company's annual shareholder meeting on July 22, 1997 the shareholders approved The Roslyn Bancorp, Inc. 1997 Stock-Based Incentive Plan (the 1997 Incentive Plan). The 1997 Incentive Plan authorized the granting of Awards. Subject to certain adjustments to prevent dilution of Awards to participants, the maximum number of shares reserved for Awards denominated in common stock under the 1997 Incentive Plan is 9,162,666 shares. The maximum number of shares reserved for purchase pursuant to the exercise of options and option-related awards which may be granted under the 1997 Incentive Plan is 6,546,369 shares, and will primarily vest over a five year period and which must be exercised no more than ten years from the date of grant. The maximum number of the shares reserved for the award of shares of the Company's common stock is 2,616,297 shares, and will primarily vest over a five-year period. All officers, other employees and outside directors of the Company and its affiliates, including the Bank and its subsidiaries, are eligible to receive Awards under the 1997 Incentive Plan.

The Company contributed $41.4 million, during the third quarter of 1997, to the 1997 Incentive Plan to enable the Plan to purchase 2,616,297 shares of the Company's common stock to be awarded. This contribution represents deferred compensation which is initially recorded as a reduction to stockholders' equity and ratably charged to compensation expense over the vesting period of the awards. A committee of non-employee directors of the Company (the Committee) established September 2, 1997 as the 1997 Incentive Plan's initial effective grant date and 2,268,761 shares were awarded at a price of $15.00 per share to outside directors, officers and certain employees of the Bank. During the year ended December 31, 2001, the Company granted, under the 1997 Incentive Plan, additional stock awards of 328,330 shares of the Company's common stock, with prices ranging from $16.71 to $18.23 per share. Also during the year ended December 31, 2001, plan participants vested in 335,580 shares and 13,809 shares were forfeited. The total outstanding unvested stock awards under the 1997 Incentive Plan amounted to 440,784 shares at December 31, 2001. Upon the achievement of certain defined performance targets, 19,992 of the aforementioned shares will vest. For the years ended December 31, 2001, 2000 and 1999, compensation expense attributable to stock awards under the 1997 Incentive Plan was $6.0 million, $5.1 million and $6.5 million, respectively.

The 2001 and 1997 Incentive Plans are administered by the Committee. Authorized but unissued shares, or shares previously issued and reacquired by the Company, may be used to satisfy the Awards under either the 2001 or 1997 Incentive Plan. Each option may become fully exercisable and each award may become fully vested upon the occurrence of a change in control of the Company, or upon death, disability or retirement of the optionee.

Options granted under both the 2001 and 1997 Incentive Plan are either non-statutory or incentive stock options. Each option entitles the holder to purchase one share of the Company's common stock at an exercise price equal to the fair market value on the date of grant. There was no compensation expense attributable to these options as the Company used the intrinsic value based method of accounting, as the exercise price equaled the common stock price at the grant date. All options expire no later than ten years following the date of grant. Option transactions for the years ended December 31, 2001, 2000 and 1999 are shown below:

                                                                  Weighted
                                                    Number        Average
                                                  of Shares    Exercise Price
                                                  ----------   --------------

Options outstanding at December 31, 1998          11,662,131     $    9.58
                                                  ----------
  Granted                                            154,500         12.23
  Exercised                                       (2,177,249)         2.72
  Forfeited                                         (309,648)        14.92
                                                  ----------
Options outstanding at December 31, 1999           9,329,734         11.05
                                                  ----------
  Granted                                            237,750         11.59
  Exercised                                       (1,007,967)         4.71
  Forfeited                                         (488,198)        13.22
                                                  ----------
Options outstanding at December 31, 2000           8,071,319         11.72
                                                  ----------
  Granted                                          3,253,525         18.38
  Exercised                                         (632,382)         9.20
  Forfeited                                          (60,573)        15.66
                                                  ----------
Options outstanding at December 31, 2001          10,631,889         13.89
                                                  ==========

The following table summarizes information about stock options outstanding under the 2001 and 1997 Incentive Plans at December 31, 2001:

                               Options Outstanding
-------------------------------------------------------------------------
                                                  Weighted
                     Weighted                     Average
   Range of       Average Exercise   Number of     Life         Options
Exercise Prices       Price           Shares     (In years)   Exercisable
---------------   ----------------   ---------   ----------   -----------
$ 1.47 --  1.47        $ 1.47        1,323,135      1.49       1,323,135

  5.50 --  5.61          5.51          288,233      5.09         288,233

  9.60 -- 10.17          9.61          274,754      6.06         274,754

 10.75 -- 12.00         11.66          159,780      7.20          80,280

 13.29 -- 14.67         14.65          453,000      6.15         270,750

 15.00 -- 15.00         15.00        4,890,017      5.67       3,783,842

 15.04 -- 15.75         15.49           22,500      9.04           1,500

 17.17 -- 17.58         17.43           20,000      9.90              --

 18.40 -- 18.40         18.40        3,200,470      9.49           1,500
                                    ----------                -----------
                                    10,631,889                  6,023,994
                                    ==========                ===========

In accordance with SFAS No. 123, the Company used the Black-Scholes option pricing model with the following weighted average assumptions to value the options granted as follows:

                               2001         2000       1999
                              -------     -------     -------
Dividend yield                 2.65%      2.25%      2.50%

Expected volatility           37.00%     40.00%     28.89%

Risk-free interest rate        3.53%      6.11%      5.08%

Expected option lives          3.19yrs.   3.03yrs.   2.67yrs.

On a pro forma basis, had compensation expense for the Company's stock-based compensation plans been determined based on the fair value at the grant date for awards made under such plan, consistent with SFAS No. 123, the Company's net income and earnings per share for the years ended December 31, 2001, 2000 and 1999 would have been reduced as follows:

                                          2001            2000           1999
                                      -------------   -------------   ----------
                                        (In thousands, except per share data)
Net income:
         As reported                    $  111,243      $  89,899      $ 19,626
         Pro forma                         106,836         87,392        15,430
Basic earnings per share:
         As reported                    $     1.30      $    0.96      $   0.18
         Pro forma                            1.25           0.93          0.14
Diluted earnings per share:
         As reported                    $     1.28      $    0.95      $   0.18
         Pro forma                            1.22           0.92          0.14

The per share weighted average fair value of stock options granted during the years ended December 31, 2001, 2000 and 1999, was $6.29, $4.41 and $3.95,
respectively. The effects of applying SFAS No. 123, for either recognizing or disclosing compensation cost under such pronouncement, may not be representative of the effect on reported net income for future periods.

(14) Post-retirement Health Care and Life Insurance Benefits
     -------------------------------------------------------

The Bank currently provides health care and life insurance benefits for retirees and their eligible dependents. The coverage provided depends upon an eligible individuals date of retirement. The cost of the Bank's post-retirement health care and life insurance benefits is recognized in the consolidated financial statements during the employee's active working career. The disclosures which follow have been prepared in accordance with SFAS No. 132. Net periodic post-retirement benefit cost included in compensation and employee benefits in the accompanying consolidated statements of income for the years ended December 31, 2001, 2000 and 1999 is comprised of the following components:

                                                                                2001     2000    1999
                                                                               ------   -----   -------
                                                                                   (In thousands)
Service cost-benefits earned during the year                                   $   26   $ 197   $   369
Interest cost on accumulated post-retirement benefit
   obligation                                                                     669     648       885
Amortization of unrecognized (gain) loss                                           --     (48)       11
Amortization of unrecognized past service (credit) liability                     (488)     31      (115)
                                                                               ------   -----   -------
Net periodic benefit cost                                                      $  207   $ 828   $ 1,150
                                                                               ======   =====   =======

The assumptions used by the Company relating to the plan for the years ended December 31, 2001, 2000 and 1999 were as follows:

                                                  2001        2000              1999
                                                ---------   ---------   --------------------
                                                                        Roslyn        T R
                                                                        -------     --------
Assumed ultimate medical trend                    4.50%       5.00%       5.00%      5.00%
                                                  ====        ====        ====       ====
Assumed current medical trend                     9.00%       6.00%       6.50%      6.50%
                                                  ====        ====        ====       ====
Assumed salary scale for life insurance           4.00%       5.50%       4.50%      5.50%
                                                  ====        ====        ====       ====
Assumed discount rate                             7.50%       8.00%       7.75%      8.00%
                                                  ====        ====        ====       ====

                                                                              52

For measurement purposes, the annual rate of increase in the per capita cost of covered benefits (health care cost trend rates) will have a significant effect on the estimate of the accumulated post-retirement benefit obligation and the aggregate service and interest cost components of the net periodic post-retirement benefit cost. Increasing the annual health care trend rates by 1.0% in each year would increase both the accumulated post-retirement benefit obligation by $365,000 and the aggregated related service and interest cost by $41,000 at December 31, 2001. A 1.0% decrease in the assumed health care trend rates would decrease both the accumulated post-retirement benefit obligation by $681,000 and the aggregate related service and interest cost by $39,000 at December 31, 2001.

The following table provides details of the changes in the benefit obligation and fair value of plan assets for the above plans for each of the years shown and a reconciliation, at the end of each year shown, of the funded status of the plans with the net amount recognized in the consolidated statement of financial condition:

                                                                2001        2000
                                                              --------    --------
                                                                 (In thousands)
Change in benefit obligation during the year:
     Benefit obligation at beginning of the year              $ 10,031    $ 11,553
     Service cost                                                   26         197
     Interest cost                                                 669         648
     Actuarial (gain) loss                                         (27)      1,234
     Premiums/claims paid                                         (490)       (479)
     Settlements                                                    --      (3,519)
     Plan amendments                                            (1,372)        397
     Curtailments                                                  (43)         --
                                                              --------    --------
         Benefit obligation at end of year                       8,794      10,031
                                                              --------    --------
Change in fair value of plan assets during the year:
     Fair value of plan assets at beginning of the year             --          --
     Employer contributions                                        490         479
     Premiums/claims paid                                         (490)       (479)
                                                              --------    --------
         Fair value of plan assets at the end of the year           --          --
                                                              --------    --------
Funded status at the end of the year                            (8,794)    (10,031)
Unrecognized actuarial gain                                       (430)       (403)
Unrecognized past service (credit) liability                      (611)        273
                                                              --------    --------
Accrued post-retirement benefit cost at the end of the year   $ (9,835)   $(10,161)
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

    The following table represents the carrying amounts and fair values of the Company's financial instruments:

                                                       December 31, 2001         December 31, 2000
                                                    -----------------------   -----------------------
                                                     Carrying    Estimated     Carrying     Estimated
                                                      Amount     Fair Value     Amount     Fair Value
                                                    ----------   ----------   ----------   ----------
                                                                    (In thousands)
Financial assets:
    Cash and cash equivalents                       $  102,825   $  102,825   $   82,949   $   82,949
    Debt and equity securities available-
       for-sale, net                                 1,004,728    1,004,728    1,086,711    1,086,711
    Mortgage-backed and mortgage
       related securities, available-for-
       sale, net                                     3,560,854    3,560,854    2,089,983    2,089,983
    Federal Home Loan Bank of New
       York stock                                      109,870      109,870       75,246       75,246
    Loans held-for-sale                                  9,364        9,405          822          822
    Loans receivable held for
       investment, net                               3,656,526    3,762,135    4,046,332    4,023,946
    Accrued interest receivable                         50,550       50,550       48,941       48,941
    Bank owned life insurance                          112,454      112,454      104,741      104,741

Financial liabilities:
    Deposit liabilities:
       Certificates of deposit                       2,756,737    2,781,312    2,647,867    2,656,996
       Deposits, excluding certificates of
       deposit                                       1,730,030    1,730,030    1,428,914    1,428,914
    Borrowed funds                                   3,520,295    3,458,039    2,855,025    2,835,093
    Accrued interest and dividends                      27,475       27,475       33,967       33,967

The carrying amounts in the table are included in the consolidated statements of condition under the indicated captions. The following summarizes the major methods and assumptions used in estimating the fair values of the financial instruments:

Cash and cash equivalents - The carrying amounts for cash and cash equivalents
--------------------------
approximate fair value as they mature in 30 days or less and do not present unanticipated credit concerns.

Securities - The fair values of debt, equity, mortgage-backed and mortgage
-----------
related securities are estimated based on bid quotations received from security dealers or from prices obtained from firms specializing in providing security pricing services.

Federal Home Loan Bank of New York stock - The fair value of Federal Home Loan
------------------------------------------
Bank of New York stock approximates the carrying amount, which is at cost.

Loans held-for-sale - Fair value is estimated based on current prices
---------------------
established for those loans committed to be sold based upon the prices established in the applicable commitments.

Loans receivable held for investment, net - Fair values are estimated for
-------------------------------------------
portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial real estate and residential mortgage. Each loan category is further segmented into fixed- and adjustable- rate interest terms and by performing and non-performing categories. For performing residential mortgage loans, fair values are estimated by discounting contractual cash flows through the estimated maturity using discount rates and prepayment estimates based on secondary market sources adjusted to reflect differences in servicing and credit costs. The estimated fair value of remaining performing loans is calculated by discounting scheduled cash flows using estimated market discount rates that reflect the credit and interest rate risks inherent in the loan. Fair values for non-performing real estate loans are based on recent appraisals.

Accrued interest receivable - The fair value of the accrued interest receivable
---------------------------
is estimated to be the book value since it is currently due.

Bank owned life insurance - The fair value of the bank owned life insurance is
-------------------------
estimated to be the book value since it is recorded at the cash surrender value.

Deposit liabilities - All deposits, except certificates of deposit, are subject
-------------------
to rate changes at any time, and, therefore, are considered to be carried at estimated fair value. The fair value of certificates of deposit is estimated by computing the present value of contractual future cash flows for each certificate. The present value rate utilized is the rate offered by the Company at each date presented on certificates with an initial maturity equal to the remaining term to maturity of the existing certificates.

Borrowed funds - The estimated fair value of borrowed funds is based on the
--------------
discounted value of contractual cash flows using interest rates currently in effect for borrowings with similar maturities and collateral requirements.

Accrued interest and dividends - The fair value of the accrued interest and
------------------------------
dividends on deposit balances are estimated to be their book value since they are currently payable.

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

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company conducts mortgage servicing activities that contributed fee income annually. Mortgage servicing activities are not considered financial instruments and as such their value has not been incorporated into the fair value estimates. Other significant assets of the Company that are not considered financial assets include banking house and equipment and deferred tax assets. In addition, the tax ramifications related to the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered.

Commitments - The fair value of commitments is estimated using the fees
-----------
currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments and commitments to sell loans at specified prices, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments did not result in an unrealized gain or loss at December 31, 2001 and 2000.

(16) Earnings Per Share Reconciliation
     ---------------------------------

The following table is the reconciliation of basic and diluted EPS for the years ended December 31, 2001, 2000 and 1999:

                                                                                2001
                                                           -------------------------------------------------
                                                              Basic EPS                        Diluted EPS
                                                             -----------                       -----------
                                                           (In thousands, except share and per share amounts)
Income before extraordinary item                             $   116,275                       $   116,275
Extraordinary item, net of tax                                    (5,032)                           (5,032)
                                                             -----------                       -----------
Income available to common stockholders                      $   111,243                       $   111,243
                                                             ===========                       ===========

Total weighted average basic common shares outstanding        85,703,714                        85,703,714
Effect of dilutive securities:
     Options                                                           -                         1,531,250
                                                             -----------                       -----------
Total weighted average diluted common shares outstanding      85,703,714                        87,234,964
                                                             ===========                       ===========

Income before extraordinary item                             $      1.36                       $      1.34
Extraordinary item, net of tax                                     (0.06)                            (0.06)
                                                             -----------                       -----------
Net income per common share                                  $      1.30                       $      1.28
                                                             ===========                       ===========

                                                                                2000
                                                           -------------------------------------------------
                                                              Basic EPS                        Diluted EPS
                                                             -----------                       -----------
                                                           (In thousands, except share and per share amounts)
Income available to common stockholders                      $    89,899                       $    89,899
                                                             ===========                       ===========

Total weighted average basic common shares outstanding        93,746,786                        93,746,786
Effect of dilutive securities:
     Options                                                          --                         1,047,115
                                                             -----------                       -----------
Total weighted average diluted common shares outstanding      93,746,786                        94,793,901
                                                             ===========                       ===========
Income available to common stockholders                      $      0.96                       $      0.95
                                                             ===========                       ===========

                                                                                1999
                                                           --------------------------------------------------
                                                               Basic EPS                        Diluted EPS
                                                             -----------                       ------------
                                                           (In thousands, except share and per share amounts)
Income before extraordinary item                             $     23,862                      $     23,862
Extraordinary item, net of tax                                     (4,236)                           (4,236)
                                                             ------------                      ------------
Income available to common stockholders                      $     19,626                      $     19,626
                                                             ============                      ============

Total weighted average basic common shares outstanding        108,078,045                       108,078,045
Effect of dilutive securities:
     Options                                                           --                        1,289,927
                                                             ------------                      ------------
Total weighted average diluted common shares outstanding      108,078,045                       109,367,972
                                                             ============                      ============

Income before extraordinary item                             $       0.22                      $       0.22
Extraordinary item, net of tax                                      (0.04)                            (0.04)
                                                             ------------                      ------------
Net income per common share                                  $       0.18                      $       0.18
                                                             ============                      ============

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

At December 31, 2001 and 2000, there were outstanding loan commitments, including standby letters of credit, by the Company to advance $428.1 million and $245.5 million, respectively, which were primarily commitments to fund commercial real estate and construction loans.

In the normal course of business, the Company enters into commitments to purchase securities. As of December 31, 2001, the Company had $80.0 million in commitments to purchase government agency securities and $510.0 million in commitments to purchase mortgage-backed securities.

At December 31, 2001 and 2000, the Company had no available lines of credit with banks or any other institutions, except as disclosed in Note 10.

The Company's future minimum rental payments required under non-cancelable operating leases for office space and equipment as of December 31, 2001 are as follows:

                Years Ending December 31,       Amounts
                ------------------------     -------------
                                             (In thousands)

                     2002                      $ 4,561
                     2003                        5,180
                     2004                        5,222
                     2005                        5,342
                     2006                        5,416
                     Thereafter                 39,425
                                               -------
                                               $65,146
                                               =======

Total rent expense for the years ended December 31, 2001, 2000 and 1999 was $4.2 million, $4.1 million and $2.5 million, respectively.

(18) Regulatory Capital
     ------------------

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the institutions' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action (PCA), the institution must meet specific capital guidelines that involve quantitative measures of the institution's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The institution's capital amount and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the institution to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, at December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for PCA. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios of 10.0%, 6.0% and 5.0%, respectively. There are no conditions or events since that notification that management believes have changed the Bank's category.

The actual capital amounts and ratios are presented for the Bank in the following table for the years ended:

                                                                   December 31,
                                                 ---------------------------------------------
                                                          2001                    2000
                                                 ---------------------   ---------------------
                                                            Percent of              Percent of
                                                  Amount      Assets      Amount      Assets
                                                 --------   ----------   --------   ----------
                                                            (Dollars in thousands)
GAAP capital (to total assets)                   $444,635      5.23%     $481,210      6.44%
                                                 ========     =====      ========     ======
Leverage capital (to adjusted average assets):
  Actual level                                   $449,371      5.46%     $492,609      6.66%
                                                 ========     =====      ========     ======

  Capital adequacy requirement                   $246,896      3.00%     $221,935      3.00%
                                                 ========     =====      ========     ======

  Requirement to be well capitalized under
     PCA provisions                              $411,493      5.00%     $369,892      5.00%
                                                 ========     =====      ========     ======

Tier I capital (to risk-weighted assets):
  Actual level                                   $449,371     10.25%     $492,609     13.71%
                                                 ========     =====      ========     ======

  Capital adequacy requirement                   $175,373      4.00%     $143,705      4.00%
                                                 ========     =====      ========     ======

  Requirement to be well capitalized under
     PCA provisions                              $263,060      6.00%     $215,557      6.00%
                                                 ========     =====      ========     ======

Total capital (to risk-weighted assets):
  Actual level                                   $490,005     11.18%     $533,133     14.84%
                                                 ========     =====      ========     ======

  Capital adequacy requirement                   $350,746      8.00%     $287,409      8.00%
                                                 ========     =====      ========     ======

  Requirement to be well capitalized under
     PCA provision                               $438,433     10.00%     $359,262     10.00%
                                                 ========     =====      ========     ======

(19) Parent-Only Financial Information
     ---------------------------------

The earnings of the subsidiaries, primarily the Bank, are recognized by the Holding Company using the equity method of accounting. Accordingly, the earnings of the subsidiaries are recorded as increases in the Holding Company's investment in subsidiaries. The following are the condensed statements of financial condition of the Holding Company as of December 31, 2001 and 2000, and the related condensed statements of income and cash flows for the years ended December 31, 2001, 2000 and 1999:

Condensed Statements of Financial Condition
-------------------------------------------

                                                                          2001       2000
                                                                        --------    -------
                                                                           (In thousands)
Assets:
-------
Cash and cash equivalents                                               $  1,973   $  4,328
Securities available-for-sale, net:
    Mortgage-backed and mortgage related securities, net                     235        343
    Equity securities, net (securities pledged of $13,450 and $86,781
      at December 31, 2001 and 2000, respectively)                       201,989    172,223
                                                                        --------   --------
       Total securities available-for-sale                               202,224    172,566
                                                                        --------   --------
Investment in subsidiaries                                               476,578    508,076
ESOP loan receivable                                                      51,238     51,751
Deferred tax asset, net                                                   15,633     25,802
Accrued interest receivable                                                6,645      5,001
Income taxes receivable                                                    3,364         --
Other assets                                                               6,244      4,364
                                                                        --------   --------
       Total assets                                                     $763,899   $771,888
                                                                        ========   ========

Liabilities and Stockholders' Equity:
------------------------------------

Reverse-repurchase agreements                                           $  8,936   $ 66,330
Senior bank notes                                                         75,000         --
Accrued interest payable                                                     673      4,099
Payable to subsidiary                                                     37,233     42,175
Accrued taxes payable                                                         --      1,936
Other liabilities                                                         73,089     76,634
Total stockholders' equity                                               568,968    580,714
                                                                        --------   --------
       Total liabilities and stockholders' equity                       $763,899   $771,888
                                                                        ========   ========

Condensed Statements of Income
------------------------------

The condensed statements of income for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                                             2001        2000       1999
                                                           --------   ---------   ---------
                                                                     (In thousands)
Dividends received from subsidiary                         $140,965   $ 186,518   $ 213,288
Interest income                                              22,693      20,314      27,020
Net (loss) gain on sale of securities                        (2,909)     (2,024)        756
Other income                                                     37         443          --
                                                           --------   ---------   ---------
                                                            160,786     205,251     241,064
                                                           --------   ---------   ---------
Interest expense                                             (2,393)     (5,310)    (21,407)
Employee benefit plan settlement gain                            --       3,518          --
Other operating expenses                                     (3,237)     (1,154)       (964)
Merger related costs                                             --          --     (39,637)
                                                           --------   ---------   ---------
Income before income taxes and equity in overdistributed
    earnings of subsidiaries                                155,156     202,305     179,056
Income tax (expense) benefit                                 (5,956)     (1,020)        607
                                                           --------   ---------   ---------

Income before equity in overdistributed earnings of
 subsidiaries                                               149,200     201,285     179,663
Equity in overdistributed earnings of subsidiaries          (37,957)   (111,386)   (160,037)
                                                           --------   ---------   ---------
Net income                                                 $111,243   $  89,899   $  19,626
                                                           ========   =========   =========

Condensed Statements of Cash Flows
----------------------------------

The condensed statements of cash flows for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                                                     2001         2000         1999
                                                                   ---------    ---------    ---------
                                                                             (In thousands)
Operating activities:
     Net income                                                    $ 111,243    $  89,899    $  19,626
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Equity in overdistributed earnings of subsidiaries           37,957      111,386      160,037
         Amortization of premiums and discounts, net                     339          776          276
         Decrease in receivable from subsidiaries                         --           --           29
         Decrease (increase) in deferred taxes                         3,088       (2,222)       8,360
         (Increase) decrease in other assets                          (5,193)       1,576       (3,393)
         Increase in accrued interest receivable                      (1,644)      (1,722)      (1,028)
         Net losses (gains) on sales of securities                     2,909        2,024         (756)
         (Decrease) increase in accrued interest payable              (3,426)       3,712       (3,376)
         (Decrease) increase in accrued taxes payable                 (1,936)       1,936      (24,092)
         (Decrease) increase in other liabilities                     (3,246)     (12,822)      36,917
                                                                   ---------    ---------    ---------
             Net cash provided by operating activities               140,091      194,543      192,600
                                                                   ---------    ---------    ---------

Investing activities:
     Purchases of securities of securities available-for-sale        (41,863)     (25,332)     (37,663)
     Proceeds from sales and repayments of securities available-
        for-sale                                                      30,772       38,035      184,464
     Investment in subsidiaries                                          (61)     (25,823)        (309)
     Principal payment on ESOP loan receivable                           513          552          579
                                                                   ---------    ---------    ---------
             Net cash (used in) provided by investing activities     (10,639)     (12,568)     147,071
                                                                   ---------    ---------    ---------

Financing activities:
     Cost to repurchase treasury and SERP stock                     (106,571)    (190,162)     (91,876)
     (Decrease) increase in reverse-repurchase agreements            (57,394)      66,330           --
     Net proceeds from issuance of senior bank notes                  73,875           --           --
     Payable to subsidiary                                             4,159       (8,326)    (200,955)
     Net cash used in exercise of stock options                       (6,091)      (7,795)     (19,756)
     Proceeds from re-issuance of treasury stock                          --           --        7,650
     Cash dividends paid on common stock                             (39,785)     (38,049)     (37,241)
                                                                   ---------    ---------    ---------
             Net cash used in financing activities                  (131,807)    (178,002)    (342,178)
                                                                   ---------    ---------    ---------
     Net (decrease) increase in cash and cash equivalents             (2,355)       3,973       (2,507)
     Cash and cash equivalents at beginning of year                    4,328          355        2,862
                                                                   ---------    ---------    ---------
     Cash and cash equivalents at end of year                      $   1,973    $   4,328    $     355
                                                                   =========    =========    =========

     Quarterly Results of Operations (Unaudited)

                                             Year Ended December 31,2001
                                    --------------------------------------------
                                     12/31/01     9/30/01    6/30/01     3/31/01
                                    ---------   ---------   ---------   --------
                                        (In thousands, except per share data)
Interest income                     $ 135,361   $ 143,465   $ 143,624   $139,465
Interest expense                       77,042      86,622      89,747     88,279
                                    ---------   ---------   ---------   --------
Net interest income before
   provision for loan losses           58,319      56,843      53,877     51,186
Provision for loan losses                 500         250         100         --
                                    ---------   ---------   ---------   --------
Net interest income after
  provision for loan losses            57,819      56,593      53,777     51,186
                                    ---------   ---------   ---------   --------

Non-interest income:
  Fees and service charges              3,609       2,928       3,453      2,099
  Net on securities                       (11)      2,051       1,687         --
  Income from bank owned life
   insurance                            1,974       1,971       1,916      1,852
  Joint venture income                  4,984       1,274          --         --
  Other non-interest income               807         553         497        516
                                    ---------   ---------   ---------   --------
       Total non-interest income       11,363       8,777       7,553      4,467
                                    ---------   ---------   ---------   --------

Non-interest expense:
  General and administrative
   expenses                            22,363      20,052      19,226     18,018
  Amortization of excess of cost
   overfair value of net assets
   acquired                                32          31          32         31
  Real estate operations, net              25           3         (28)         9
                                    ---------   ---------   ---------   --------
       Total non-interest expense      22,420      20,086      19,230     18,058
                                    ---------   ---------   ---------   --------

Income before provision for
   income taxes and
   extraordinary item                  46,762      45,284      42,100     37,595
Provision for income taxes             15,604      14,898      12,696     12,268
                                    ---------   ---------   ---------   --------
Income before extraordinary item       31,158      30,386      29,404     25,327
Extraordinary item, net of tax-
   prepayment penalty on debt
   extinguishment                        (721)     (1,892)     (2,419)        --
                                    ---------   ---------   ---------   --------
Net income                          $  30,437   $  28,494   $  26,985   $ 25,327
                                    =========   =========   =========   ========

Basic earnings per share (1):
  Income before extraordinary
   item                             $    0.38   $    0.35   $    0.34   $   0.29
  Extraordinary item, net of tax        (0.01)      (0.02)     (0.03)         --
                                    ---------   ---------   ---------   --------
  Net income per share              $    0.37   $    0.33   $    0.31   $   0.29
                                    =========   =========   =========   ========

Diluted earnings per share (1):
  Income before extraordinary
   item                             $    0.37   $    0.35   $    0.34   $   0.28
  Extraordinary item, net of tax        (0.01)      (0.02)      (0.03)        --
                                    ---------   ---------   ---------   --------
  Net income per share              $    0.36   $    0.33   $    0.31   $   0.28
                                    =========   =========   =========   ========






                                            Year Ended December 31, 2000
                                    ---------------------------------------------
                                     12/31/00    9/30/00     6/30/00     3/31/00
                                    ---------   ---------   ---------   ---------
                                       (In thousands, except per share data)
Interest income                     $ 138,208   $ 133,548   $ 132,592   $ 135,474
Interest expense                       90,322      87,024      82,327      82,458
                                    ---------   ---------   ---------   ---------
Net interest income before
   provision for loan losses           47,886      46,524      50,265      53,016
Provision for loan losses                  --       1,000          --          --
                                    ---------   ---------   ---------   ---------
Net interest income after
  provision for loan losses            47,886      45,524      50,265      53,016
                                     --------   ---------   ---------   ---------

Non-interest income:
  Fees and service charges              1,942       1,611       2,000       1,548
  Net losses on securities             (1,508)     (5,999)     (3,266)     (7,784)
  Income from bank owned life
  insurance                             1,853       1,884       1,004          --
  Mortgage banking operations             (95)      2,735       3,451       2,504
  Other non-interest income               727           1       3,363         247
                                     --------   ---------   ---------   ---------
       Total non-interest income
          (loss)                        2,919         232       6,552      (3,485)
                                     --------   ---------   ---------   ---------

Non-interest expense:
  General and administrative
   expenses                            17,275      14,228      19,457      18,199
  Amortization of excess of cost
   over fair value of net assets
   acquired                                32          61         118         150
  Real estate operations, net              32         (32)        117          12
  Restructuring charge                     --      11,973          --          --
                                     --------   ---------   ---------   ---------
       Total non-interest expense      17,339      26,230      19,692      18,361
                                     --------   ---------   ---------   ---------

Income before provision for
   income taxes                        33,466      19,526      37,125      31,170
Provision for income taxes              9,368       2,251      12,093       7,676
                                     --------   ---------   ---------   ---------
Net income                           $ 24,098   $  17,275   $  25,032   $  23,494
                                     ========   =========   =========   =========

Basic earnings per share (1):
   Net income per share              $   0.28   $    0.19   $    0.26   $    0.23
                                     ========   =========   =========   =========

Diluted earnings per share (1):
  Net income per share               $   0.27   $    0.19   $    0.26   $    0.23
                                     ========   =========   =========   =========

(1) Prior period data has been retroactively adjusted to reflect the 3-for-2 split distributed in the form of a stock dividend on August 22, 2001.

Independent Auditors' Report

To the Board of Directors and Stockholders of Roslyn Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Roslyn Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Roslyn Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

Melville, New York
January 17, 2002

Market Price of Common Stock

Roslyn Bancorp, Inc. common stock is traded on the NASDAQ national market under the symbol "RSLN." The following table shows the reported high, low and closing sales price of the Company's common stock during the periods indicated in 2001 and 2000:

                      2001 (1)                    2000 (1)
              -------------------------   -------------------------
               High      Low    Closing    High      Low    Closing
              -----    ------   -------   ------   ------   -------

1st Quarter   $17.67   $14.67    $15.00   $12.04   $10.25    $11.88
2nd Quarter    18.61    14.50     17.53    12.54    10.42     11.07
3rd Quarter    22.38    15.92     18.51    15.21    12.21     14.92
4th Quarter    19.88    16.50     17.50    18.54    12.75     18.21

As of March 1, 2002, the Company had 7,424 shareholders of record, not including the number of persons or entities holding stock in nominee or street name through various brokers and banks. There were 87,116,397 shares of common stock outstanding at December 31, 2001.

The following schedule summarizes the cash dividends paid per common share for 2001 and 2000:

             Record              Dividend        Dividend Paid
              Date             Payment Date      Per Share (1)
        -----------------   ------------------   -------------

        March 5, 2001       March 13, 2001          $0.1100
        June 4, 2001        June 15, 2001            0.1133
        August 31, 2001     September 12, 2001       0.1167
        December 7, 2001    December 18, 2001        0.1200

        March 2, 2000       March 14, 2000           0.0967
        June 2, 2000        June 13, 2000            0.1000
        September 1, 2000   September 12, 2000       0.1033
        December 1, 2000    December 12, 2000        0.1067

See Note 11 to Notes to Consolidated Financial Statements for a discussion of the restrictions that apply to the Company's ability to pay dividends.

(1) Prior period data has been retroactively adjusted to reflect the 3-for-2 split distributed in the form of a stock dividend on August 22, 2001.

Offices of The Roslyn Savings Bank:

Administrative Office:                  East Meadow                           Massapequa Park
Jericho                                 1900 Hempstead Turnpike               4848 Merrick Road
One Jericho Plaza                       East Meadow, NY  11554                Massapequa Park, NY  11762
Jericho, NY  11753
                                        East Northport                        Merrick
Roslyn-Main Office                      580 Larkfield Road                    2111 Merrick Avenue
1400 Old Northern Boulevard             East Northport, NY  11731             Merrick, NY 11566
Roslyn, NY  11576
                                        Farmingdale                           New Hyde Park
Astoria                                 14 Conklin Street                     1114 Jericho Turnpike
30-75 Steinway Street                   Farmingdale, NY  11735                New Hyde Park, NY  11040
Astoria, NY  11103
                                        Forest Hills                          North Babylon
Bayshore                                107-40 Queens Boulevard               1501 Deer Park Avenue
130 East Main Street                    Forest Hills, NY 11375                North Babylon, NY  11703
Bayshore, NY  11706
                                        Freeport                              Oceanside
Bayside                                 160 South Main Street                 3140 Long Beach Road
224-04 Union Turnpike                   Freeport, NY  11520                   Oceanside, NY  11572
Bayside, NY  11364
                                        Garden City                           Smithtown
Bellerose                               108 Seventh Street                    719 Smithtown Bypass
247-53 Jamaica Avenue                   Garden City, NY  11530                Smithtown, NY  11787
Bellerose, NY  11426
                                        Hewlett                               Syosset
Bellmore                                1280 Broadway                         2 Muttontown Road
2641 Merrick Road                       Hewlett, NY  11557                    Syosset, NY  11791
Bellmore, NY  11710
                                        Howard Beach                          West Hempstead
2267 Bellmore Avenue                    156-02 Cross Bay Boulevard            50 Hempstead Turnpike
Bellmore, NY  11710                     Howard Beach, NY  11414               West Hempstead, NY  11552

Brooklyn                                Huntington Station                    Woodbury
1024 Gates Avenue                       693 East Jericho Turnpike             8081 Jericho Turnpike
Brooklyn, NY  11221                     Huntington Station, NY  11746         Woodbury, NY  11797

2925 Avenue U.                          Lawrence
Brooklyn, NY  11229                     333 Central Avenue
                                        Lawrence, NY  11559
8110-8112 Fifth Avenue
Brooklyn, NY  11209                     Little Neck
                                        254-09 Horace Harding Expressway
Bronx                                   Little Neck, NY  11362
3681-83 East Tremont Avenue
Bronx, NY  10465                        Massapequa
                                        6199 Sunrise Highway
                                        Massapequa, NY  11758

Corporate Information                   John L. Klag                          Gerald L. Treglia
Roslyn Bancorp, Inc.                    Executive Vice President and          Senior Vice President and
Executive Offices                       Investment Officer                    Retail Systems Officer
One Jericho Plaza
Jericho, NY  11753                      Nancy C. MacKenzie                    William A. Walter
                                        Executive Vice President and          Senior Vice President and
Directors                               Chief Information Officer             Assistant Chief Financial Officer
Victor C. McCuaig
James E. Swiggett                       Mary Ellen McKinley
Robert G. Freese                        Executive Vice President and
Joseph L. Mancino                       Human Resources Officer
Thomas J. Calabrese, Jr.
Dr. Edwin W. Martin, Jr.                Daniel L. Murphy
Richard C. Webel                        Executive Vice President and
John R. Bransfield, Jr.                 Retail Banking Officer
Thomas A. Doherty
John M. Tsimbinos                       Michael P. Puorro
Maureen E. Clancy                       Executive Vice President and
Leonard Genovese                        Chief Financial Officer
Spiros J. Voutsinas
                                        R. Patrick Quinn
Directors Emeritus                      Executive Vice President, General
Floyd N. York                           Counsel and Corporate Secretary
John P. Nicholson
                                        Ralph E. Caccipuoti
Officers of Roslyn Bancorp, Inc.        Senior Vice President and
John M. Tsimbinos                       Retail Operations Officer
Chairman
                                        Henry F. Chichester, Jr.
Joseph L. Mancino                       Senior Vice President and
Vice Chairman, President and            Sales Development Officer
Chief Executive Officer
                                        John F. Coffey
John R. Bransfield, Jr.                 Senior Vice President and
Vice Chairman                           Senior Commercial Lending Officer

Michael P. Puorro                       Kevin T. Dunne
Treasurer and Chief Financial Officer   Senior Vice President and
                                        Senior Consumer Lending Officer
R. Patrick Quinn
Corporate Secretary                     Walter G. Mullins
                                        Senior Vice President and
Richard F. Schneider                    Marketing Officer
Assistant Secretary
                                        Russell S. Safirstein
Officers of The Roslyn Savings Bank     Senior Vice President and Auditor
Joseph L. Mancino
Chairman and Chief Executive Officer    Richard F. Schneider
                                        Senior Vice President and
John M. Tsimbinos                       Corporate Tax Officer
Vice Chairman

John R. Bransfield, Jr.
President and Chief Operating Officer

Annual Meeting
The Annual Meeting of shareholders will be held May 21, 2002 at 9:00 a.m. at the Huntington Town House located at 124 East Jericho Turnpike, Huntington Station, New York 11746. Notice of the meeting, a proxy statement and proxy form is included with this mailing to shareholders of record as of April 1, 2002.

Independent Auditor
KPMG LLP
1305 Walt Whitman Road
Suite 200
Melville, NY  11747

Shareholder Services
Shareholder inquiries regarding stock transfer, the Company's Dividend Reinvestment Plan, dividends, address changes, name changes, etc. should be addressed to:

Registrar and Transfer Company
Investor Relations
10 Commerce Drive
Cranford, NJ  07016
1-800-368-5948

General transfer instructions, dividend reinvestment information, and frequently asked questions and answers may be accessed via the Internet at www.rtco.com.

Investor Information
Shareholders, analysts and others interested in additional information, including the annual report on Form 10-K, may contact:

Mary M. Feder
Vice President and Investor Relations Director
Roslyn Bancorp, Inc.
One Jericho Plaza
Jericho, NY  11753
516-942-6150

Securities Counsel
Muldoon Murphy & Faucette LLP
5101 Wisconsin Avenue, N.W.
Washington, D.C.  20016

World Wide Web Site
Visit our web site at www.roslyn.com for stock quotes, press releases, frequently asked questions, or recent SEC filings.